UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	File No.333-151990

Pre-Effective Amendment No. 1	☑

Post-Effective Amendment No.	☐

and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	File No. 811-3330

Amendment No. 253	☑

(Check appropriate box or boxes.)

NATIONWIDE VARIABLE ACCOUNT – II
(Exact Name of Registrant)

NATIONWIDE LIFE INSURANCE COMPANY
(Name of Depositor)

One Nationwide Plaza, Columbus, Ohio 43215
(Address of Depositor's Principal Executive Offices) (Zip Code)

Depositor's Telephone Number, including Area Code	(614) 249-7111

Robert W. Horner, III, Vice President and Secretary, One Nationwide Plaza, Columbus, Ohio 43215
(Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering	As soon as possible after effective date (December 29, 2008 requested).

Title of Securities Being Registered	Individual Flexible Premium Deferred Variable Annuity Contract

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Nationwide Destination SM L
Nationwide Life Insurance Company
Individual Flexible Premium Deferred Variable Annuity Contracts
Issued by Nationwide Life Insurance Company through its Nationwide Variable Account-II
The date of this prospectus is December 29, 2008.

This prospectus contains basic information you should understand about the contracts before investing.  Please read this prospectus carefully and keep it for future reference.

Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs.  There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products.  With help from financial consultants and advisers, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates.  Nationwide offers a wide array of such products, many with different charges, benefit features and underlying investment options.  This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs.

The Statement of Additional Information (dated December 29, 2008), which contains additional information about the contracts and the variable account, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference.  The table of contents for the Statement of Additional Information is on page 49.

To obtain free copies of the Statement of Additional Information and other information about the variable account that has been filed with the SEC, call 1-800-848-6331 (TDD 1-800-238-3035) or write:

Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522

Information about this and other Nationwide products can be found at: www.nationwide.com.

Information about Nationwide and the variable annuity contract described in this prospectus (including the Statement of Additional Information) may also be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549-0102.  Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090.  The SEC also maintains a web site (www.sec.gov) that contains the prospectus, the Statement of Additional Information, material incorporated by reference, and other information.

Before investing, understand that annuities and/or life insurance products are not insured by the FDIC or any other Federal government agency, and are not deposits or obligations of, guaranteed by, or insured by the depository institution where offered or any of its affiliates.  Annuities that involve investment risk may lose value.  These securities have not been approved or disapproved by the SEC, nor has the SEC passed upon the accuracy or adequacy of the prospectus.  Any representation to the contrary is a criminal offense.

This contract contains features that apply credits to the contract value.  The benefit of the credits may be more than offset by the additional fees that the contract owner will pay in connection with the credits.  A contract without credits may cost less.

The following is a list of the underlying mutual funds available under the contract.

AIM Variable Insurance Funds
•	AIM V.I. Capital Development Fund: Series II Shares
AllianceBernstein Variable Products Series Fund, Inc.
•	AllianceBernstein Small/Mid Cap Value Portfolio: Class B
American Century Variable Portfolios, Inc.
•	American Century VP Mid Cap Value Fund: Class II
•	American Century VP Value Fund: Class II*
American Century Variable Portfolios II, Inc.
•	American Century VP Inflation Protection Fund: Class II
Dreyfus
•	Dreyfus Investment Portfolios – Small Cap Stock Index Portfolio: Service Shares
•	Dreyfus Stock Index Fund, Inc.: Service Shares
•	Dreyfus Variable Investment Fund – Appreciation Portfolio: Service Shares
Fidelity Variable Insurance Products Fund
•	VIP Energy Portfolio: Service Class 2 †
•	VIP Equity-Income Portfolio: Service Class 2*
•	VIP Freedom 2010 Portfolio: Service Class 2
•	VIP Freedom 2020 Portfolio: Service Class 2
•	VIP Freedom 2030 Portfolio: Service Class 2
•	VIP Growth Portfolio: Service Class 2
•	VIP Investment Grade Bond Portfolio: Service Class 2*
•	VIP Mid Cap Portfolio: Service Class 2
•	VIP Overseas Portfolio: Service Class 2R †

1

Franklin Templeton Variable Insurance Products Trust
•	Franklin Income Securities Fund: Class 2
•	Franklin Small Cap Value Securities Fund: Class 2
•	Franklin Templeton VIP Founding Funds Allocation Fund: Class 2ù
•	Templeton Foreign Securities Fund: Class 3 †
•	Templeton Global Income Securities Fund: Class 3 †
Janus Aspen Series
•	Forty Portfolio: Service Shares
•	International Growth Portfolio: Service II Shares †
MFS® Variable Insurance Trust
•	MFS Value Series: Service Class
Nationwide Variable Insurance Trust ("NVIT")
•	American Funds NVIT Asset Allocation Fund: Class II ù
•	American Funds NVIT Bond Fund: Class II ù
•	American Funds NVIT Global Growth Fund: Class II ù
•	American Funds NVIT Growth Fund: Class II ù
•	American Funds NVIT Growth-Income Fund: Class II ù
•	Federated NVIT High Income Bond Fund: Class III †*
•	Gartmore NVIT Emerging Markets Fund: Class VI †
•	Gartmore NVIT International Equity Fund: Class VI
•	Lehman Brothers NVIT Core Plus Bond Fund: Class II
•	Neuberger Berman NVIT Multi Cap Opportunities Fund: Class II
•	Neuberger Berman NVIT Socially Responsible Fund: Class II
•	NVIT Cardinal Aggressive Fund: Class II ù
•	NVIT Cardinal Balanced Fund: Class II ù
•	NVIT Cardinal Capital Appreciation Fund: Class II ù
•	NVIT Cardinal Conservative Fund: Class II ù
•	NVIT Cardinal Moderate Fund: Class II ù
•	NVIT Cardinal Moderately Aggressive Fund: Class II ù
•	NVIT Cardinal Moderately Conservative Fund: Class II ù
•	NVIT Core Bond Fund: Class II
•	NVIT Government Bond Fund: Class I
•	NVIT Health Sciences Fund: Class VI †
•	NVIT International Index Fund: Class VIII †
•	NVIT Investor Destinations Funds: Class II
➢	NVIT Investor Destinations Conservative Fund: Class II ù
➢	NVIT Investor Destinations Moderately Conservative Fund: Class II ù
➢	NVIT Investor Destinations Moderate Fund: Class II ù
➢	NVIT Investor Destinations Moderately Aggressive Fund: Class II ù
➢	NVIT Investor Destinations Aggressive Fund: Class II ù
•	NVIT Mid Cap Growth Fund: Class II
•	NVIT Mid Cap Index Fund: Class I
•	NVIT Money Market Fund: Class I
•	NVIT Multi-Manager International Growth Fund: Class VI †
•	NVIT Multi-Manager International Value Fund: Class VI †
•	NVIT Multi-Manager Large Cap Growth Fund: Class II
•	NVIT Multi-Manager Large Cap Value Fund: Class II
•	NVIT Multi-Manager Mid Cap Growth Fund: Class II
•	NVIT Multi-Manager Mid Cap Value Fund: Class II
•	NVIT Multi-Manager Small Cap Growth Fund: Class II
•	NVIT Multi-Manager Small Cap Value Fund: Class II
•	NVIT Multi-Manager Small Company Fund: Class II
•	NVIT Nationwide® Fund: Class II
•	NVIT Short-Term Bond Fund: Class II
•	NVIT Technology and Communications Fund: Class VI †
•	NVIT U.S. Growth Leaders Fund: Class II
•	Van Kampen NVIT Comstock Value Fund: Class II*
•	Van Kampen NVIT Multi Sector Bond Fund: Class I*
•	Van Kampen NVIT Real Estate Fund: Class II
Neuberger Berman Advisers Management Trust
•	Neuberger Berman Short Duration Bond Portfolio: I Class
Oppenheimer Variable Account Funds
•	Oppenheimer Capital Appreciation Fund/VA: Service Shares
•	Oppenheimer Global Securities Fund/VA: Class 4 †
•	Oppenheimer High Income Fund/VA: Class 4 †
•	Oppenheimer Main Street Fund®/VA: Service Shares
•	Oppenheimer Main Street Small Cap Fund®/VA: Service Shares
T. Rowe Price Equity Series, Inc.
•	T. Rowe Price Blue Chip Growth Portfolio: Class II
•	T. Rowe Price Equity Income Portfolio: Class II
Van Kampen
The Universal Institutional Funds, Inc.
•	Core Plus Fixed Income Portfolio: Class II*

*These underlying mutual funds may invest in lower quality debt securities commonly referred to as junk bonds.

†These underlying mutual funds assess a short-term trading fee.

ùThese underlying mutual funds invest in other underlying mutual funds.  Therefore, a proportionate share of the fees and expenses of the acquired underlying mutual funds is indirectly borne by investors.

Purchase payments not invested in the underlying mutual funds of the Nationwide Variable Account-II ("variable account") may be allocated to the fixed account.

2

Glossary of Special Terms

Accumulation unit- An accounting unit of measure used to calculate the contract value allocated to the variable account before the annuitization date.

Annuitization date- The date on which annuity payments begin.

Annuity commencement date- The date on which annuity payments are scheduled to begin.

Annuity unit- An accounting unit of measure used to calculate the value of variable annuity payments.

Contract owner- the person(s) who owns all rights under the contract.  All references in this prospectus to “you” shall also mean the contract owner.

Contract value- The sum of the value of all the variable sub-account accumulation units attributable to a contract plus the value of the fixed account attributable to a contract.

Contract anniversary- Each recurring one-year anniversary of the date the contract was issued.

Contract year- Each year the contract is in force beginning with the date the contract is issued.

Current Income Benefit Base- For purposes of the 10% Lifetime Income Option, the amount that is multiplied by the lifetime withdrawal percentage to arrive at the benefit amount for any given year.

Daily net assets- A figure that is calculated at the end of each valuation date and represents the sum of all the contract owners’ interests in the variable sub-accounts after the deduction of contract and underlying mutual fund expenses.

FDIC- Federal Deposit Insurance Corporation.

Fixed account- An investment option that is funded by Nationwide's general account.

General account- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.

Individual Retirement Account- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

Individual Retirement Annuity or IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

Investment-Only Contract- A contract purchased by a qualified pension, profit-sharing or stock bonus plan as defined by Section 401(a) of the Internal Revenue Code.

Monthly contract anniversary- Each recurring one-month anniversary of the date the contract was issued.

Nationwide- Nationwide Life Insurance Company.  All references in this prospectus to “we” or “us” shall also mean Nationwide.

Net asset value- The value of one share of an underlying mutual fund at the close of the New York Stock Exchange.

Non-Qualified Contract- A contract which does not qualify for favorable tax treatment as a Qualified Plan, IRA, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.

Original Income Benefit Base- For purposes of the10% Lifetime Income Option, the initial benefit base calculated on the date the contract is issued, which is equal to the contract value.

Qualified Plan- A retirement plan that receives favorable tax treatment under Section 401 of the Internal Revenue Code, including Investment-Only Contracts.  In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.

Roth IRA- An annuity contract that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEC- Securities and Exchange Commission.

SEP IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

Simple IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

Sub-accounts- Divisions of the variable account for which accumulation units and annuity units are separately maintained – each sub-account corresponds to a single underlying mutual fund.

Tax Sheltered Annuity- An annuity that qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code.  Contracts issued pursuant to this prospectus cannot be issued as Tax Sheltered Annuities.

Valuation date- Each day the New York Stock Exchange is open for business, or any other day during which there is a sufficient degree of trading of underlying mutual fund shares such that the current net asset value of accumulation units or annuity units might be materially affected.  Values of the variable account are determined as of the close of the New York Stock Exchange which generally closes at 4:00 p.m. Eastern Time.

Valuation period- The period of time commencing at the close of a valuation date and ending at the close of the New York Stock Exchange for the next succeeding valuation date.

Variable account- Nationwide Variable Account-II, a separate account of Nationwide that contains variable account allocations.  The variable account is divided into sub-accounts, each of which invests in shares of a separate underlying mutual fund.

3

Table of Contents	Page
Glossary of Special Terms	3
Contract Expenses	6
Underlying Mutual Fund Annual Expenses	7
Example	7
Synopsis of the Contracts	8
Minimum Initial and Subsequent Purchase Payments
Dollar Limit Restrictions
Credits on Purchase Payments
Charges and Expenses
Annuity Payments
Taxation
Death Benefit
Ten Day Free Look
Condensed Financial Information	11
Financial Statements	11
Nationwide Life Insurance Company	11
Nationwide Investment Services Corporation	11
Investing in the Contract	11
The Variable Account and Underlying Mutual Funds
The Fixed Account
The Contract in General	13
Distribution, Promotional and Sales Expenses
Underlying Mutual Fund Payments
Profitability
Contract Modification
Standard Charges and Deductions	14
Mortality and Expense Risk Charge
Administrative Charge
Contract Maintenance Charge
Contingent Deferred Sales Charge
Premium Taxes
Short-Term Trading Fees
Optional Contract Benefits, Charges and Deductions	17
Death Benefit Options
Beneficiary Protector II Option
Capital Preservation Plus Lifetime Income Option
Lifetime Income Option – Generally
10% Lifetime Income Option
Spousal Continuation Benefit
Income Benefit Investment Options
Removal of Variable Account Charges	30
Ownership and Interests in the Contract	30
Contract Owner
Joint Owner
Contingent Owner
Annuitant
Contingent Annuitant
Co-Annuitant
Joint Annuitant
Beneficiary and Contingent Beneficiary
Changes to the Parties to the Contract
Operation of the Contract	31
Purchase Payment Credits
Pricing
Application and Allocation of Purchase Payments
Determining the Contract Value
Transfer Requests

4

Table of Contents (continued)	Page
Transfer Restrictions
Transfers Prior to Annuitization
Transfers After Annuitization
Right to Examine and Cancel	35
Surrender (Redemption) Prior to Annuitization	36
Partial Surrenders (Partial Redemptions)
Full Surrenders (Full Redemptions)
Surrender (Redemption) After Annuitization	36
Assignment	37
Contract Owner Services	37
Asset Rebalancing
Dollar Cost Averaging
Enhanced Fixed Account Dollar Cost Averaging
Dollar Cost Averaging for Living Benefits
Fixed Account Interest Out Dollar Cost Averaging
Systematic Withdrawals
Custom Portfolio Asset Rebalancing Service
Death Benefits	40
Death of Contract Owner
Death of Annuitant
Death of Contract Owner/Annuitant
Death Benefit Payment
Death Benefit Calculations
Spousal Protection Feature
Annuity Commencement Date	44
Annuitizing the Contract	44
Annuitization Date
Annuitization
Fixed Annuity Payments
Variable Annuity Payments
Frequency and Amount of Annuity Payments
Annuity Payment Options	45
Annuity Payment Options for Contracts with Total Purchase Payments Less Than or Equal to $2,000,000
Annuity Payment Options for Contracts with Total Purchase Payments Greater Than $2,000,000
Annuitization of Amounts Greater than $5,000,000
Statements and Reports	46
Legal Proceedings	47
Table of Contents of Statement of Additional Information	49
Appendix A: Underlying Mutual Funds	51
Appendix B: Condensed Financial Information	59
Appendix C: Contract Types and Tax Information	60
Appendix D: State Variations	68

5

Contract Expenses

The following tables describe the fees and expenses that a contract owner will pay when buying, owning, or surrendering the contract.

The first table describes the fees and expenses a contract owner will pay at the time the contract is purchased, surrendered, or when cash value is transferred between investment options.

Contract Owner Transaction Expenses
Maximum Contingent Deferred Sales Charge ("CDSC") (as a percentage of purchase payments surrendered)						7%
Range of CDSC over time:
Number of Completed Years from Date of Purchase Payment	0	1	2	3	4
CDSC Percentage	7%	7%	6%	5%	0%
Maximum Premium Tax Charge (as a percentage of purchase payments)						5%[1]
Maximum Short-Term Trading Fee (as a percentage of transaction amount2)						1%

The next table describes the fees and expenses that a contract owner will pay periodically during the life of the contract (not including underlying mutual fund fees and expenses).

Recurring Contract Expenses
Maximum Annual Contract Maintenance Charge	$30[3]
Variable Account Annual Expenses (annualized rate of total variable account charges as a percentage of the daily net assets)
Mortality and Expense Risk Charge Administrative Charge	1.55% 0.20%
Optional Riders with charges assessed as an annualized rate of total variable account charges as a percentage of the daily net assets:
Death Benefit Options (eligible applicants may purchase one)
One-Year Enhanced Death Benefit Option Total Variable Account Charges (including this option only)	0.20% 1.95%
One-Month Enhanced Death Benefit Option Total Variable Account Charges (including this option only)	0.35% 2.10%
Combination Enhanced Death Benefit Option Total Variable Account Charges (including this option only)	0.45% 2.20%
Capital Preservation Plus Lifetime Income Option Total Variable Account Charges (including this option only)	1.00%[4] 2.75%
Beneficiary Protector II Option Total Variable Account Charges (including this option only)	0.35%[5] 2.10%
Optional Riders with charges assessed annually as a percentage of the Current Income Benefit Base:[6]
10% Lifetime Income Option	1.20%[7]
Spousal Continuation Benefit	0.30%[8]

6

The next table shows the fees and expenses that a contract owner would pay if he/she elected all of the optional benefits available under the contract (and the most expensive of mutually exclusive optional benefits).

Summary of Maximum Contract Expenses[9] (annualized rate, as a percentage of the daily net assets)
Mortality and Expense Risk Charge (applicable to all contracts)	1.55%
Administrative Charge (applicable to all contracts)	0.20%
Combination Enhanced Death Benefit Option	0.45%
Beneficiary Protector II Option	0.35%
10% Lifetime Income Option	1.20%[10]
Spousal Continuation Benefit	0.30%[10]
Maximum Possible Total Variable Account Charges	4.05%[11]

Underlying Mutual Fund Annual Expenses

The next table shows the minimum and maximum total operating expenses as of December 31, 2007, charged by the underlying mutual funds that you may pay periodically during the life of the contract.  More detail concerning each underlying mutual fund's fees and expenses is contained in the prospectus for each underlying mutual fund.

Total Annual Underlying Mutual Fund Operating Expenses	Minimum	Maximum

(expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses, as a percentage of average underlying mutual fund assets)	0.46%	1.47%

The minimum and maximum underlying mutual fund operating expenses indicated above do not reflect voluntary or contractual reimbursements and/or waivers applied to some underlying mutual funds.  Therefore, actual expenses could be lower.  Refer to the underlying mutual und prospectuses for specific expense information.
____________________________

1 Nationwide will charge between 0% and 5% of purchase payments for premium taxes levied by state or other government entities.

2 See “Short-Term Trading Fees” later in this prospectus for a description of transactions which are assessed this fee.

3On each contract’s contract anniversary, Nationwide deducts the Contract Maintenance Charge if the contract value is $50,000 or less on such contract anniversary.  This charge is permanently waived for any contracts valued at $50,000 or more on any contract anniversary.

4 Currently, the variable account charge associated with the Capital Preservation Plus Lifetime Income Option is equal to an annualized rate of 0.75% of the daily net assets of the variable account.

5 In addition to the 0.35% charge assessed to variable account allocations, allocations made to the fixed account will be assessed a fee of 0.35% by decreasing the interest we credit to amounts allocated to the fixed account.

6 For information about how the Current Income Benefit Base is calculated, please see "Determination of the Income Benefit Base Prior to the First Surrender" later in this prospectus.

7 Currently, the charge associated with the 10% Lifetime Income Option is equal to 0.75% of the Current Income Benefit Base.

8 The Spousal Continuation Benefit is only available for election if the 10% Lifetime Income Option is elected.  Currently, the charge for the Spousal Continuation Benefit is 0.20% of the Current Income Benefit Base.

9 The Capital Preservation Plus Lifetime Income Option is not listed in this summary since it cannot be elected with the 10% Lifetime Income Option.

10 This charge is a percentage of the Current Income Benefit Base.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the daily net assets.

11 The Maximum Possible Total Variable Account Charges associated with a particular contract may be higher or lower than 4.05% depending on whether the Current Income Benefit Base is higher or lower than the daily net assets.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the daily net assets.

Example

This Example is intended to help contract owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts.  These costs include contract owner transaction expenses, contract fees, variable account annual expenses, and underlying mutual fund fees and expenses.  The Example does not reflect premium taxes or Short-Term Trading Fees which, if reflected, would result in higher expenses.

7

The following Example assumes:
•	a $10,000 investment in the contract for the time periods indicated;
•	a 5% return each year;
•	the maximum and the minimum fees and expenses of any of the underlying mutual funds;
•	the maximum Contingent Deferred Sales Charge;
•	a $30 Contract Maintenance Charge expressed as a percentage of the average contract account size; and
•	the total variable account charges associated with the most expensive allowable combination of optional benefits (4.05%).[1]

For those contracts that do not elect the most expensive combination of optional benefits, the expenses would be lower.

	If you surrender your contract at the end of the applicable time period		If you annuitize your contract at the end of the applicable time period		If you do not Surrender your contract
	1 Yr.	3 Yrs.	1 Yr.	3 Yrs.	1 Yr.	3 Yrs.
Maximum Total Underlying Mutual Fund Operating Expenses (1.47%)	$1,241	$2,263	*	$1,813	$611	$1,813
Minimum Total Underlying Mutual Fund Operating Expenses (0.46%)	$1,135	$1,964	*	$1,514	$505	$1,514

*The contracts sold under this prospectus do not permit annuitization during the first two contract years.

1 The total variable account charges associated with the most expensive allowable combination of optional benefits may be higher or lower than 4.05% depending on whether the Current Income Benefit Base is higher or lower than the daily net assets.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the daily net assets.

Synopsis of the Contracts

The annuity described in this prospectus is intended to provide benefits to a single or joint owner and his/her beneficiaries.  The contracts described in this prospectus are individual flexible purchase payment contracts.

The contracts can be categorized as:

•	Charitable Remainder Trusts;
•	Individual Retirement Annuities ("IRAs");
•	Investment-Only Contracts (Qualified Plans);
•	Non-Qualified Contracts;
•	Roth IRAs;
•	Simplified Employee Pension IRAs ("SEP IRAs"); and
•	Simple IRAs.

For more detailed information with regard to the differences in contract types, please see “Appendix C: Contract Types and Tax Information” later in this prospectus.

Minimum Initial and Subsequent Purchase Payments

Contract Type	Minimum Initial Purchase Payment*	Minimum Subsequent Payments**
Charitable Remainder Trust	$10,000	$500
IRA	$10,000	$500
Investment-Only	$10,000	$500
Non-Qualified	$10,000	$500
Roth IRA	$10,000	$500
SEP IRA	$10,000	$500
Simple IRA	$10,000	$500

*A contract owner will meet the minimum initial purchase payment requirement by making purchase payments equal to the required minimum over the course of the first contract year.

**For subsequent purchase payments sent via electronic deposit, the minimum subsequent purchase payment is $50.

Subsequent purchase payments may not be permitted in all states.

Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide on the life of any one annuitant to exceed $1,000,000.   Its decision as to whether or not to accept a purchase payment in excess of that amount will be based on one or more factors, including, but not limited to: age, spouse age (if applicable), annuitant age, state of issue, total purchase payments, optional benefits elected, current market conditions, and current hedging costs.  All such decisions will be based on internally established actuarial guidelines and will be applied in a non-discriminatory manner.  In the event that we do not accept a purchase payment under these guidelines, we will immediately return the purchase payment in its entirety in the same manner as it was received.  If we accept the purchase payment, it will be applied to the contract immediately and will receive the next calculated accumulation unit value.  See “Pricing” later in this prospectus.  Any references in this prospectus to purchase payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide.

Dollar Limit Restrictions

In addition to the potential purchase payment restriction listed above, certain features of the contract have additional purchase payment and/or contract value limitations associated with them:

Annuitization.  Your annuity payment options will be limited if you submit total purchase payments in excess of $2,000,000.  Furthermore, if the amount to be annuitized is greater than $5,000,000, we may limit both the amount that can be annuitized on a single life and the annuity payment options.  See the “Annuity Payment Options” section for additional information.

8

Death benefit calculations.  Purchase payments up to $3,000,000 will result in a higher death benefit payment than purchase payments in excess of $3,000,000.  See the “Death Benefit Calculations” section for additional information.

10% Lifetime Income Option.  If you elect the 10% Lifetime Income Option, your subsequent purchase payments may be limited to an aggregate total of $50,000 per calendar year.

Credits on Purchase Payments

Purchase Payment Credits ("PPCs") are additional credits that Nationwide will apply to a contract when cumulative purchase payments reach certain aggregate levels.

Each time a contract owner submits a purchase payment, Nationwide will perform a calculation to determine if and how many PPCs are payable as a result of that particular deposit.

PPCs are considered earnings, not purchase payments, and they will be allocated in the same proportion that purchase payments are allocated on the date the PPCs are applied.  If the contract owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture all PPCs applied to the contract.  In those states that require the return of purchase payments for IRAs that are surrendered pursuant to the contractual free-look, Nationwide will recapture all PPCs, but under no circumstances will the amount returned to the contract owner be less than the purchase payments made to the contract.  In those states that allow a return of contract value, the contract owner will retain any earnings attributable to the PPCs, but all losses attributable to the PPCs will be incurred by Nationwide.

All PPCs are fully vested after the end of the contractual free-look period.

For further information on PPCs, please see the "Purchase Payment Credits" section later in this prospectus.

Charges and Expenses

Mortality and Expense Risk Charge

Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized rate of 1.55% of the daily net assets of the variable account.

The Mortality and Expense Risk Charge compensates Nationwide for providing the insurance benefits under the contract, including the contract’s standard death benefit that provides a guaranteed death benefit to the beneficiary(ies) even if the market declines.  It also compensates Nationwide for assuming the risk that annuitants will live longer than assumed.  Finally, the Mortality and Expense Risk Charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Administrative Charge

Nationwide deducts an Administrative Charge equal to an annualized rate of 0.20% of the daily net assets of the variable account.

The Administrative Charge reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Contract Maintenance Charge

A $30 Contract Maintenance Charge is assessed on each contract anniversary and upon full surrender of the contract.  If, on any contract anniversary (or on the date of a full surrender) the contract value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point forward.

Contingent Deferred Sales Charge

Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract.  However, Nationwide may deduct a Contingent Deferred Sales Charge ("CDSC") if any amount is withdrawn from the contract.  This CDSC reimburses Nationwide for sales expenses.  The amount of the CDSC will not exceed 7% of purchase payments surrendered.

Death Benefit Options

The contract contains a standard death benefit at no additional charge.  In lieu of the standard death benefit, an applicant may elect one of the following death benefit options at the time of application:

Death Benefit Options	Charge*
One-Year Enhanced Death Benefit Option[1]	0.20%
One-Month Enhanced Death Benefit Option[2]	0.35%
Combination Enhanced Death Benefit Option[2]	0.45%

*The charges shown are the annualized rates charged as a percentage of the daily net assets of the variable account.

1The One-Year Enhanced Death Benefit is only available for contracts with annuitants age 80 or younger at the time of application.

2The Combination Enhanced Death Benefit Option and the One-Month Enhanced Death Benefit Option are only available for contracts with annuitants age 75 or younger at the time of application.

For more information about the standard and optional death benefits, please see the "Death Benefit Calculations" provision.

Capital Preservation Plus Lifetime Income Option

The Capital Preservation Plus Lifetime Income Option is available under the contract at the time of application.  The contract owner (or the annuitant in the case of a non-natural contract owner) must be age 35 or older at the time of application.  The Capital Preservation Plus Lifetime Income Option may not be elected if the 10% Lifetime Income Option is elected.

If the contract owner elects the Capital Preservation Plus Lifetime Income Option, Nationwide will deduct an additional charge equal to an annualized rate not to exceed 1.00% of the daily net assets of the variable account.   The current charge associated with the Capital Preservation Plus Lifetime Income

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Option  is equal to an annualized rate of 0.75% of the daily net assets of the variable account.

Beneficiary Protector II Option

A Beneficiary Protector II Option is available under the contract at the time of application.  This option is only available for contracts with annuitants age 75 or younger at the time of application.  If the contract owner of an eligible contract elects the Beneficiary Protector II Option, Nationwide will deduct an additional charge at an annualized rate of 0.35% of the daily net assets of the variable account.  Additionally, allocations made to the fixed account will be assessed a fee of 0.35%.

10% Lifetime Income Option

The10% Lifetime Income Option is available under the contract at the time of application.  The contract owner (or the annuitant in the case of a non-natural contract owner) must be between age 45 and 85 at the time of application.  The 10% Lifetime Income Option may not be elected if the Capital Preservation Plus Lifetime Income Option is elected.

If the contract owner elects the 10% Lifetime Income Option, Nationwide will deduct an additional charge not to exceed 1.20% of the Current Income Benefit Base, which is the amount upon which the annual benefit is based.  The current charge for the 10% Lifetime Income Option is 0.75% of the Current Income Benefit Base.  The charge is deducted on each contract anniversary and is taken from the sub-accounts proportionally based on contract allocations at the time the charge is deducted.

Spousal Continuation Benefit

The Spousal Continuation Benefit is available under the contract at the time of application for those contracts that have also elected the 10% Lifetime Income Option.  The contract owner’s spouse (or the annuitant’s spouse in the case of a non-natural contract owner) must be between age 45 and 85 at the time of application.

If the contract owner elects the Spousal Continuation Benefit, Nationwide will deduct an additional charge not to exceed 0.30% of the Current Income Benefit Base, which is the amount upon which the annual benefit is based.  Currently, the charge for the Spousal Continuation Benefit is 0.20% of the Current Income Benefit Base.  The charge is deducted at the same time and in the same manner as the 10% Lifetime Income Option charge.

Charges for Optional Benefits

The charges associated with optional benefits are assessed prior to annuitization.

Underlying Mutual Fund Annual Expenses

The underlying mutual funds charge fees and expenses that are deducted from underlying mutual fund assets.  These fees and expenses are in addition to the fees and expenses assessed by the contract.  The prospectus for each underlying mutual fund provides information regarding the fees and expense applicable to the fund (see “The Variable Account and Underlying Mutual Funds” for information on how to obtain an underlying mutual fund prospectus).

Short-Term Trading Fees

Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a sub-account that occur within 60 days after the date of allocation to the sub-account.  Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading.

Annuity Payments

Annuity payments begin on the annuitization date and will be based on the annuity payment option chosen prior to annuitization.  Annuity payments will generally be received within 7 to 10 days after each annuity payment date.

Taxation

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority.  Premium tax rates currently range from 0% to 5% (see "Federal Tax Considerations" in “Appendix C: Contract Types and Tax Information” and "Premium Taxes").

Death Benefit

An applicant may elect the standard death benefit (at no additional cost) or may elect the One-Year Enhanced Death Benefit Option for an additional charge of 0.20% of the daily net assets of the variable account, the One-Month Enhanced Death Benefit Option for an additional charge of 0.35% of the daily net assets of the variable account, or the Combination Enhanced Death Benefit Option for an additional charge of  0.45% of the daily net assets of the variable account.

For more information about the standard and optional death benefits, please see the "Death Benefits" section later in the prospectus.

Ten Day Free Look

Under state insurance laws, contract owners have the right, during a limited period of time, to examine their contract and decide if they want to keep it or cancel it.  This right is referred to as a “free look” right.  The length of this time period depends on state law and may vary depending on whether your purchase is replacing another annuity contract you own.

If the contract owner elects to cancel the contract pursuant to the free look provision, where required by law, Nationwide will return the greater of the contract value or the amount of purchase payment(s) applied during the free look period, less any  Purchase Payment Credits, and applicable federal and state income tax withholding.  Otherwise, Nationwide will return the contract value, less any Purchase Payment Credits, applicable federal and state income tax withholding.

 See “Right to Examine and Cancel” and “Purchase Payment Credits” later in this prospectus for more information.

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Condensed Financial Information

The value of an accumulation unit is determined on the basis of changes in the per share value of the underlying mutual funds and the assessment of variable account charges which may vary from contract to contract (for more information on the calculation of accumulation unit values, see "Determining Variable Account Value – Valuing an Accumulation Unit").  Since this annuity contract was not available as of December 31, 2007, there are no accumulation unit values available.

Financial Statements

Financial statements for the variable account and consolidated financial statements for Nationwide are located in the Statement of Additional Information.  A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page 1 of this prospectus.

Nationwide Life Insurance Company

Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide is a provider of life insurance, annuities and retirement products.  It is admitted to do business in all states, the District of Columbia and Puerto Rico.

Nationwide is a member of the Nationwide group of companies.  Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies.  The Companies were organized under Ohio law in December 1925 and 1933 respectively.  The Companies engage in a general insurance and reinsurance business, except life insurance.

Nationwide Investment Services Corporation

The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215.  NISC is a wholly owned subsidiary of Nationwide.

Investing in the Contract

The Variable Account and Underlying Mutual Funds

Nationwide Variable Account-II is a variable account that invests in the underlying mutual funds listed in Appendix A.  Nationwide established the variable account on October 7, 1981 pursuant to Ohio law.  Although the variable account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.

Income, gains, and losses credited to, or charged against, the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets.  The variable account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide.  Nationwide is obligated to pay all amounts promised to contract owners under the contracts.

The variable account is divided into sub-accounts, each corresponding to a single underlying mutual fund.  Nationwide uses the assets of each sub-account to buy shares of the underlying mutual funds based on contract owner instructions.

Contract owners receive underlying mutual fund prospectuses when they make their initial sub-account allocations and any time they change those allocations.  Contract owners can obtain prospectuses for underlying funds at any other time by contacting Nationwide's home office at the telephone number listed on page 1 of this prospectus.  Contract owners should read these prospectuses carefully before investing.

Underlying mutual funds in the variable account are NOT publicly traded mutual funds.  They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives.  However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund.  Contract owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the variable account.  The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

The particular underlying mutual funds available under the contract may change from time to time.  Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment.  New underlying mutual funds or new share classes of currently available underlying mutual funds may be added. Contract owners will receive notice of any such changes that affect their contract.

In the future, additional underlying mutual funds managed by certain financial institutions, brokerage firms or their affiliates may be added to the variable account.  These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm, or through other exclusive distribution arrangements.

Voting Rights

Contract owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights.  Nationwide will vote contract owner shares at special shareholder meetings based on contract owner instructions.  However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting.  Notification will contain proxy materials and a form with which to give Nationwide voting instructions.  Nationwide will vote shares for which no instructions are received in the

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same proportion as those that are received.  What this means to you is that when only a small number of contract owners vote, each vote has a greater impact on, and may control, the outcome.

The number of shares which a contract owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of that underlying mutual fund.  Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide.  Nationwide does not anticipate any disadvantages to this.  However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies.  If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

(1)	shares of a current underlying mutual fund are no longer available for investment; or

(2)	further investment in an underlying mutual fund is inappropriate.

No substitution of shares may take place without the prior approval of the SEC.  All affected contract owners will be notified in the event there is a substitution, elimination or combination of shares.

Deregistration of the Variable Account

Nationwide may deregister the variable account under the 1940 Act in the event the variable account meets an exemption from registration under the 1940 Act, if there are no shareholders in the separate account, or for any other purpose approved by the SEC.

No deregistration may take place without the prior approval of the SEC.  All affected contract owners will be notified in the event Nationwide deregisters the variable account.

The Fixed Account

The fixed account is an investment option that is funded by assets of Nationwide's general account.  The general account contains all of Nationwide's assets other than those in this and other Nationwide separate accounts and is used to support Nationwide's annuity and insurance obligations.  The general account is not subject to the same laws as the variable account and the SEC has not reviewed material in this prospectus relating to the fixed account.

Purchase payments will be allocated to the fixed account by election of the contract owner.  Nationwide reserves the right to limit or refuse purchase payments allocated to the fixed account at its sole discretion. Generally, Nationwide will invoke this right when interest rates are low by historical standards.

The investment income earned by the fixed account will be allocated to the contracts at varying guaranteed interest rate(s) depending on the following categories of fixed account allocations:

•
New Money Rate– The rate credited on the fixed account allocation when the contract is purchased or when subsequent purchase payments are made.  Subsequent purchase payments may receive different New Money Rates than the rate when the contract was issued, since the New Money Rate is subject to change based on market conditions.

•
Variable Account to Fixed Rate– Allocations transferred from any of the underlying investment options in the variable account to the fixed account may receive a different rate.  The rate may be lower than the New Money Rate.  There may be limits on the amount and frequency of movements from the variable account to the fixed account.

•
Renewal Rate– The rate available for maturing fixed account allocations which are entering a new guarantee period.  The contract owner will be notified of this rate in a letter issued with the quarterly statements when any of the money in the contract owner's fixed account matures.  At that time, the contract owner will have an opportunity to leave the money in the fixed account and receive the Renewal Rate or the contract owner can move the money to any of the other underlying mutual fund options.

•
Dollar Cost Averaging Rate– From time to time, Nationwide may offer a more favorable rate for an initial purchase payment into a new contract when used in conjunction with a dollar cost averaging program.

All of these rates are subject to change on a daily basis; however, once applied to the fixed account, the interest rates are guaranteed until the end of the calendar quarter during which the 12 month anniversary of the fixed account allocation occurs.

Credited interest rates are annualized rates – the effective yield of interest over a one-year period.  Interest is credited to each contract on a daily basis.  As a result, the credited interest rate is compounded daily to achieve the stated effective yield.

The guaranteed rate for any purchase payment will be effective for not less than twelve months.  Nationwide guarantees that the rate will not be less than the minimum interest rate required by applicable state law.

Any interest in excess of the minimum interest rate required by applicable state law will be credited to fixed account allocations at Nationwide's sole discretion.  The contract

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owner assumes the risk that interest credited to fixed account allocations may not exceed the minimum interest rate required by applicable state law for any given year.

Nationwide guarantees that the fixed account value will not be less than the amount of the purchase payments allocated to the fixed account, plus interest credited as described above, less any surrenders and any applicable charges including CDSC.  Additionally, Nationwide guarantees that interest credited to fixed account allocations will not be less than the minimum interest required by applicable state law.

Fixed Account Interest Rate Guarantee Period

The fixed account interest rate guarantee period is the period of time that the fixed account interest rate is guaranteed to remain the same.  During a fixed account interest rate guarantee period, transfers cannot be made from the fixed account, and amounts transferred to the fixed account must remain on deposit.

For new purchase payments allocated to the fixed account and transfers to the fixed account, the fixed account interest rate guarantee period begins on the date of deposit or transfer and ends on the one year anniversary of the deposit or transfer.  The guaranteed interest rate period may last for up to 3 months beyond the 1 year anniversary because guaranteed terms end on the last day of a calendar quarter.

The Contract in General

Not all benefits, programs, features and investment options described in this prospectus are available or approved for use in every state.  For more detailed information regarding provisions that vary by state, please see “Appendix D: State Variations” later in this prospectus.

In order to comply with the USA Patriot Act and rules promulgated thereunder, Nationwide has implemented procedures designed to prevent contracts described in this prospectus from being used to facilitate money laundering or the financing of terrorist activities.

If this contract is purchased to replace another variable annuity, be aware that the mortality tables used to determine the amount of annuity payments may be less favorable than those in the contract being replaced.

These contracts are offered to customers of various financial institutions and brokerage firms.  No financial institution or brokerage firm is responsible for any of the contractual insurance benefits and features guaranteed under the contracts.  These guarantees are the sole responsibility of Nationwide.

In general, deferred variable annuities are long-term investments; they are not intended as short-term investments.  Accordingly, Nationwide has designed the contract to offer features, pricing, and investment options that encourage long-term ownership.  It is very important that contract owners and prospective contract owners understand all the costs associated with owning a contract, and if and how those costs change during the lifetime of the contract.  Contract and optional charges may not be the same in later contract years as they are in early contract years.  The various contract and optional benefit charges are assessed in order to compensate Nationwide for administrative services, distribution and operational expenses, and assumed actuarial risks associated with the contract.

Following is a discussion of some relevant factors that may be of particular interest to prospective investors.

Distribution, Promotional and Sales Expenses

Nationwide pays commissions to the firms that sell the contracts.  The maximum gross commission that Nationwide will pay on the sale of the contracts is 7.00% of purchase payments.  Note that the individual registered representatives typically receive only a portion of this amount; the remainder is retained by the firm.  Nationwide may also, instead of a premium-based commission, pay an asset-based commission (sometimes referred to as "trails" or "residuals"), or a combination of the two.

In addition to or partially in lieu of commission, Nationwide may also pay the selling firms a marketing allowance, which is based on the firm’s ability and demonstrated willingness to promote and market Nationwide's products.  How any marketing allowance is spent is determined by the firm, but generally will be used to finance firm activities that may contribute to the promotion and marketing of Nationwide's products.  For more information on the exact compensation arrangement associated with this contract, please consult your registered representative.

Underlying Mutual Fund Payments

Nationwide’s Relationship with the Underlying Mutual Funds

The underlying mutual funds incur expenses each time they sell, administer, or redeem their shares.  The variable account aggregates contract owner purchase, redemption, and transfer requests and submits net or aggregated purchase/redemption requests to each underlying mutual fund daily.  The variable account (not the contract owners) is the underlying mutual fund shareholder.  When the variable account aggregates transactions, the underlying mutual fund does not incur the expense of processing individual transactions it would normally incur if it sold its shares directly to the public.  Nationwide incurs these expenses instead.

Nationwide also incurs the distribution costs of selling the contract (as discussed above), which benefit the underlying mutual funds by providing contract owners with sub-account options that correspond to the underlying mutual funds.

An investment adviser or subadviser of an underlying mutual fund or its affiliates may provide Nationwide or its affiliates with wholesaling services that assist in the distribution of the contract and may pay Nationwide or its affiliates to participate in educational and/or marketing activities.  These activities may provide the adviser or subadviser (or their affiliates) with increased exposure to persons involved in the distribution of the contract.

Types of Payments Nationwide Receives

In light of the above, the underlying mutual funds and their affiliates make certain payments to Nationwide or its affiliates (the “payments”).  The amount of these payments is typically based on a percentage of assets invested in the underlying mutual funds attributable to the contracts and other variable contracts Nationwide and its affiliates issue, but in some cases

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may involve a flat fee.  These payments may be used by us for any corporate purpose, which include reducing the prices of the contracts, paying expenses that Nationwide or its affiliates incur in promoting, marketing, and administering the contracts and the underlying mutual funds, and achieving a profit.

Nationwide or its affiliates receive the following types of payments:

•	Underlying mutual fund 12b-1 fees, which are deducted from underlying mutual fund assets;

•	Sub-transfer agent fees or fees pursuant to administrative service plans adopted by the underlying mutual fund, which may be deducted from underlying mutual fund assets; and

•
Payments by an underlying mutual fund’s adviser or subadviser (or its affiliates).  Such payments may be derived, in whole or in part, from the advisory fee, which is deducted from underlying mutual fund assets and is reflected in mutual fund charges.

Furthermore, Nationwide benefits from assets invested in Nationwide’s affiliated underlying mutual funds (i.e., Nationwide Variable Insurance Trust) because its affiliates also receive compensation from the underlying mutual funds for investment advisory, administrative, transfer agency, distribution, and/or other services.  Thus, Nationwide may receive more revenue with respect to affiliated underlying mutual funds than unaffiliated underlying mutual funds.

Nationwide took into consideration the anticipated payments from the underlying mutual funds when we determined the charges imposed under the contracts (apart from fees and expenses imposed by the underlying mutual funds).  Without these payments, Nationwide would have imposed higher charges under the contract.

Amount of Payments Nationwide Receives

Most underlying mutual funds or their affiliates have agreed to make payments to Nationwide or its affiliates, although the applicable percentages may vary from underlying mutual fund to underlying mutual fund and some may not make any payments at all.  Because the amount of the actual payments Nationwide and its affiliates receive depends on the assets of the underlying mutual funds attributable to the contract, Nationwide and its affiliates may receive higher payments from underlying mutual funds with lower percentages (but greater assets) than from underlying mutual funds that have higher percentages (but fewer assets).

For additional information related to amount of payments Nationwide receives, go to www.nationwide.com.

Identification of Underlying Mutual Funds

Nationwide may consider several criteria when identifying the underlying mutual funds, including some or all of the following:  investment objectives, investment process, investment performance, risk characteristics, investment capabilities, experience and resources, investment consistency, and fund expenses.  Another factor Nationwide considers during the identification process is whether the underlying mutual fund’s adviser or subadviser is one of our affiliates or whether the underlying mutual fund, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates.

There may be underlying mutual funds with lower fees, as well as other variable contracts that offer underlying mutual funds with lower fees.  You should consider all of the fees and charges of the contract in relation to its features and benefits when making your decision to invest.  Please note that higher contract and underlying mutual fund fees and charges have a direct effect on your investment performance.

Profitability

Nationwide does consider profitability when determining the charges in the contract.  In early contract years, Nationwide does not anticipate earning a profit, since that is a time when administrative and distribution expenses are typically higher.  Nationwide does, however, anticipate earning a profit in later contract years.  In general, Nationwide's profit will be greater the higher the investment return and the longer the contract is held.

Contract Modification

Nationwide may modify the contract, but no modification will affect the amount or term of any contract unless a modification is required to conform the contract to applicable federal or state law.  No modification will affect the method by which contract values are determined.

Standard Charges and Deductions

Mortality and Expense Risk Charge

Nationwide deducts a Mortality and Expense Risk Charge from the variable account.  This amount is computed on a daily basis and is equal to an annualized rate of 1.55% of the daily net assets of the variable account.  This fee compensates Nationwide for providing the insurance benefits under the contract, including the contract’s standard death benefit.  It also compensates Nationwide for assuming the risk that annuitants will live longer than assumed.  Finally, the Mortality and Expense Risk Charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Administrative Charge

Nationwide deducts an Administrative Charge from the variable account.  This amount is computed on a daily basis and is equal to an annualized rate of 0.20% of the daily net assets of the variable account.  This fee reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees, as well as various related expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Contract Maintenance Charge

Nationwide deducts a Contract Maintenance Charge of $30 on each contract anniversary that occurs before annuitization and upon full surrender of the contract.  This charge reimburses

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Nationwide for administrative expenses involved in issuing and maintaining the contract.

If, on any contract anniversary (or on the date of a full surrender), the contract value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point forward.

The deduction of the Contract Maintenance Charge will be taken proportionately from each sub-account and the fixed account based on the value in each option as compared to the total contract value.

Nationwide will not increase the Contract Maintenance Charge.  Nationwide will not reduce or eliminate the Contract Maintenance Charge where it would be discriminatory or unlawful.

Contingent Deferred Sales Charge

No sales charge deduction is made from purchase payments upon deposit into the contracts.  However, if any part of the contract is surrendered, Nationwide may deduct a CDSC.  The CDSC will not exceed 7% of purchase payments surrendered.

The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount of purchase payments surrendered.

For purposes of calculating the CDSC, surrenders are considered to come first from the oldest purchase payment made to the contract, then the next oldest purchase payment, and so forth.  Earnings are not subject to the CDSC, but may not be distributed prior to the distribution of all purchase payments.  (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)

The CDSC applies as follows:

Number of Completed Years from Date of Purchase Payment	CDSC Percentage
0	7%
1	7%
2	6%
3	5%
4	0%

The CDSC is used to cover sales expenses, including commissions, production of sales material, and other promotional expenses.  If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general assets, which may indirectly include portions of the variable account charges, since Nationwide may generate a profit from these charges.

All or a portion of any withdrawal may be subject to federal income taxes.  Contract owners taking withdrawals before age 59½ may be subject to a 10% penalty tax.

Waiver of Contingent Deferred Sales Charge

The maximum amount that can be withdrawn annually without a CDSC is the greater of:

(1)	10% of (purchase payments that are subject to CDSC minus purchase payments previously withdrawn that were already subject to the CDSC); or

(2)	an amount withdrawn to meet minimum distribution requirements for this contract under the Internal Revenue Code.

This CDSC-free withdrawal privilege is non-cumulative.  Free amounts not taken during any given contract year cannot be taken as free amounts in a subsequent contract year.

Purchase payments surrendered under the CDSC-free withdrawal privilege are not, for purposes of calculating the maximum amount that can be withdrawn annually without a CDSC in subsection (1) above and for determining the waiver of CDSC for partial surrenders discussed later in this section, considered a surrender of purchase payments. In addition, no CDSC will be deducted:

(1)	upon the annuitization of contracts which have been in force for at least 2 years;

(2)
upon payment of a death benefit.  However, additional purchase payments made to the contract after receiving the benefit of an increased contract value (under the Spousal Protection Feature) are subject to the CDSC provisions of the contract; or

(3)	from any values which have been held under a contract for at least 4 years.

No CDSC applies to transfers among sub-accounts or between or among the fixed account, or the variable account.

A contract held by a Charitable Remainder Trust (within the meaning of Internal Revenue Code Section 664) may withdraw CDSC-free the greater of the amount that would otherwise be available for withdrawal without a CDSC; and the difference between:

(a)	the contract value at the close of the day prior to the date of the withdrawal; and

(b)	the total purchase payments made to the contract (less an adjustment for amounts surrendered).

This contract is not designed for and does not support active trading strategies.  In order to protect investors in this contract that do not utilize such strategies, Nationwide may initiate certain exchange offers intended to provide contract owners that meet certain criteria with an alternate variable annuity designed to accommodate active trading.  If this contract is exchanged as part of an exchange offer, the exchange will be made on the basis of the relative net asset values of the exchanged contract.  Furthermore, no CDSC will be assessed on the exchanged assets and Nationwide will "tack" the contract’s CDSC schedule onto the new contract.  This means that the CDSC schedule will not start anew on the exchanged assets in the new contract; rather, the CDSC schedule from the exchanged contract will be applied to the exchanged assets both in terms of percentages and the number of completed contract years.  This enables the contract owner to exchange into the new contract without having to start a new CDSC schedule on exchanged assets.  However, if subsequent purchase payments are made to the new contract, they will be subject to any applicable CDSC schedule that is part of the new contract.

The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.

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The waiver of CDSC only applies to partial surrenders.  If the contract owner elects to surrender the contract in full, where permitted by state law, Nationwide will assess a CDSC on the entire amount surrendered.  For purposes of the CDSC free withdrawal privilege, a full surrender is:

•	multiple surrenders taken within a one-year period that deplete the entire contract value; or

•	any single surrender of 90% or more of the contract value.

Long-Term Care/Nursing Home and Terminal Illness Waiver

The contract includes a Long-Term Care/Nursing Home and Terminal Illness Waiver at no additional charge.

Under this provision, no CDSC will be charged if:

(1)	the third contract anniversary has passed; and

(2)	the contract owner has been confined to a long-term care facility or hospital for a continuous 90-day period that began after the contract issue date; or

(3)	the contract owner has been diagnosed by a physician, at any time after contract issuance, to have a terminal illness; and

(4)	Nationwide receives and records such a letter from that physician indicating such diagnosis.

Written notice and proof of terminal illness or confinement for 90 days in a hospital or long term care facility must be received in a form satisfactory to Nationwide and recorded at Nationwide's home office prior to waiver of the CDSC.

In the case of joint ownership, the waivers will apply if either joint owner meets the qualifications listed above.

For those contracts that have a non-natural person as contract owner as an agent for a natural person, the annuitant may exercise the right of the contract owner for purposes described in this provision.  If the non-natural contract owner does not own the contract as an agent for a natural person (e.g., the contract owner is a corporation or a trust for the benefit of an entity), the annuitant may not exercise the rights described in this provision.

Premium Taxes

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity.  Premium tax rates currently range from 0% to 5%.  This range is subject to change.  Nationwide will assess premium taxes to the contract at the time Nationwide is assessed the premium taxes by the state.  Premium tax requirements vary from state to state.

Premium taxes may be deducted from death benefit proceeds.

Short-Term Trading Fees

Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a sub-account that occur within 60 days after the date of allocation to the sub-account.

Short-term trading fees are intended to compensate the underlying mutual fund (and contract owners with interests allocated in the underlying mutual fund) for the negative impact on fund performance that may result from frequent, short-term trading strategies.  Short-term trading fees are not intended to affect the large majority of contract owners not engaged in such strategies.

Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading.  Short-term trading fees will only apply to those sub-accounts corresponding to underlying mutual funds that charge such fees (see the underlying mutual fund prospectus).  Any short-term trading fees paid are retained by the underlying mutual fund, not by Nationwide, and are part of the underlying mutual fund’s assets.  Contract owners are responsible for monitoring the length of time allocations are held in any particular underlying mutual fund.  Nationwide will not provide advance notice of the assessment of any applicable short-term trading fee.

To determine whether a particular underlying mutual fund assesses (or reserves the right to assess) a short-term trading fee, please see “Appendix A: Underlying Mutual Funds” later in this prospectus.

If a short-term trading fee is assessed, the underlying mutual fund will charge the variable account 1% of the amount determined to be engaged in short-term trading.  The variable account will then pass the short-term trading fee on to the specific contract owner that engaged in short-term trading by deducting an amount equal to the short-term trading fee from that contract owner’s sub-account value.  All such fees will be remitted to the underlying mutual fund; none of the fee proceeds will be retained by Nationwide or the variable account.

When multiple purchase payments (or exchanges) are made to a sub-account that is subject to short-term trading fees, transfers will be considered to be made on a first in/first out (FIFO) basis for purposes of determining short-term trading fees.  In other words, units held the longest time will be treated as being transferred first, and units held for the shortest time will be treated as being transferred last.

Some transactions are not subject to the short-term trading fees.  Transactions that are not subject to short-term trading fees include:

•	scheduled and systematic transfers, such as Dollar Cost Averaging, Asset Rebalancing, and Systematic Withdrawals;

•	surrenders, including CDSC-free withdrawals;

•	surrenders of annuity units to make annuity payments;

•	surrenders of accumulation units to pay the annual Contract Maintenance Charge;

•	surrenders of accumulation units to pay a death benefit; or

•	transfers made upon annuitization of the contract.

New share classes of certain currently available underlying mutual funds may be added as investment options under the contracts.  These new share classes may require the assessment of short-term trading or redemption fees.  When these new share classes are added, new purchase payment

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allocations and exchange reallocations to the underlying mutual funds in question may be limited to the new share class.

Optional Contract Benefits, Charges and Deductions

For an additional charge, the following optional benefits are available to contract owners.  Not all optional benefits are available in every state.  Unless otherwise indicated:

(1)	optional benefits must be elected at the time of application;

(2)	optional benefits, once elected, may not be terminated; and

(3)	the charges associated with the optional benefits will be assessed until annuitization.

Death Benefit Options

For an additional charge, the contract owner may elect one of the following death benefit options in lieu of the standard death benefit.

One-Year Enhanced Death Benefit Option

Applicants with annuitants age 80 or younger at the time of application can elect the One-Year Enhanced Death Benefit Option for an additional charge equal to an annualized rate of 0.20% of the daily net assets of the variable account.   Nationwide may realize a profit from the charge assessed for this option.

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

(1)	the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrenders.

Note: For contract owners who have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be adjusted as described in the "Death Benefit Calculations" provision on page 40.

The One-Year Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.  Please see “Spousal Protection Feature” later in this prospectus.

One-Month Enhanced Death Benefit Option

Applicants with annuitants age 75 or younger at the time of application can elect the One-Month Enhanced Death Benefit Option for an additional charge equal to an annualized rate of 0.35% of the daily net assets of the variable account.  Nationwide may realize a profit from the charge assessed for this option.

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

(1)	the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest contract value on any monthly contract anniversary prior to the annuitant’s 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that monthly contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrenders.

Note: For contract owners who that have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be adjusted as described in the “Death Benefit Calculations” provision on page 40.

The One-Month Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

Combination Enhanced Death Benefit Option

Applicantswith annuitants age 75 or younger at the time of application can elect the Combination Enhanced Death Benefit Option for an additional charge equal to an annualized rate of 0.45% of the daily net assets of the variable account.  Nationwide may realize a profit from the charge assessed for this option.

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

(1)	the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered;

(3)
the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

(4)	the 5% interest anniversary value (as described in the “Death Benefit Calculations” provision on page 40).

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrenders.

Note: For contract owners who have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be adjusted as

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described in the "Death Benefit Calculations" provision on page 40.

The Combination Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.  Please see “Spousal Protection Feature” later in this prospectus.

Beneficiary Protector II Option

For an additional charge equal to an annualized rate of 0.35% of the daily net assets of the variable account, the contract owner may purchase the Beneficiary Protector II Option.  In addition, allocations to the fixed account will be assessed a fee of 0.35% by decreasing the interest Nationwide credits to amounts allocated to the fixed account.  Nationwide may realize a profit from the charge assessed for this option.  The Beneficiary Protector II Option is only available for contracts with annuitants age 75 or younger at the time of application.

The Beneficiary Protector II Option provides that upon the death of the annuitant (and potentially, the co-annuitant, if one is named), and in addition to any death benefit payable, Nationwide will credit an additional amount to the contract (the “benefit”).  The amount of the benefit depends on the annuitant’s age at the time of application and, if applicable, the co-annuitant’s age at the time of the first annuitant’s death.

After the death of the last surviving annuitant or after all applicable benefits have been credited to the contract, the charge associated with the Beneficiary Protector II Option will be removed and the beneficiary may:

(a)	take distribution of the contract in the form of the death benefit or required distributions as applicable; or

(b)	if the beneficiary is the deceased annuitant’s surviving spouse, continue the contract as the new beneficial contract owner and subject to any mandatory distribution rules.

Calculation of the First Benefit

The formula for determining the first benefit, which is paid upon the first annuitant’s death, is as follows:

Earnings Percentage x Adjusted Earnings.

If the annuitant is age 70 or younger at the time of application, the Earnings Percentage will be 40%.  If the annuitant is age 71 through age 75 at the time of application, the Earnings Percentage will be 25%.

Adjusted Earnings = (a) – (b); where:

a =	the contract value on the date the death benefit is calculated and prior to any death benefit calculation; and

b =	purchase payments, proportionally adjusted for surrenders.

The adjustment for amounts surrendered will reduce purchase payments in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

There is a limit on the amount of Adjusted Earnings used in the first benefit calculation.

Maximum Adjusted Earnings = 200% of the total of all purchase payments that were applied to the contract more than 12 months before the date of the annuitant’s death, proportionally adjusted for surrenders.

The benefit will either be paid in addition to the death benefit, or will be credited to the contract if there is a co-annuitant named to the contract.

If there is no co-annuitant named to the contract, the charge associated with the Beneficiary Protector II Option will be removed after the benefit is paid.

Calculation of the Second Benefit

If a co-annuitant is named under the contract, a second benefit will be paid upon the death of the co-annuitant if the co-annuitant is age 75 or younger at the date of the first annuitant’s death.  If the co-annuitant is older than age 75 at the date of the first annuitant’s death, no second benefit will be paid and the charge associated with the Beneficiary Protector II Option will be removed.

The calculation of the second benefit will be based on earnings to the contract after the first benefit was calculated.  The formula for calculating the second benefit is as follows:

Earnings Percentage x Adjusted Earnings from the Date of the First Benefit.

If the co-annuitant is age 70 or younger at the time of the first annuitant’s death, the Earnings Percentage will be 40%.  If the co-annuitant is age 71 through age 75 at the time of the first annuitant’s death, the Earnings Percentage will be 25%.

Adjusted Earnings from the Date of the First Benefit =

(a) – (b) – (c), where:

a =	contract value on the date the second death benefit is calculated (before the second death benefit is calculated);

b =
the contract value on the date the first benefit and the first death benefit were calculated (after the first benefit and the first death benefit were applied), proportionately adjusted for surrenders; and

c =	purchase payments made after the first benefit was applied, proportionately adjusted for surrenders.

The adjustment for amounts surrendered will reduce the beginning contract value and purchase payments in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

There is a limit on the amount of Adjusted Earnings from the Date of the First Benefit used in the second benefit calculation.

Maximum Adjusted Earnings from the Date of the First Benefit = 200% of the total of all purchase payments that were applied to the contract more than 12 months before the date of the co-annuitant’s death (regardless of the date of the annuitant’s death), proportionally adjusted for surrenders.

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After the second benefit is applied, the charge associated with the Beneficiary Protector II Option will be removed.

How the Benefit is Allocated

Any amounts credited to the contract pursuant to the Beneficiary Protector II Option will be allocated among the sub-accounts and the fixed account in the same proportion as each purchase payment is allocated to the contract on the date the benefit is applied.

Capital Preservation Plus Lifetime Income Option

The Capital Preservation Plus Lifetime Income Option (“CPPLI Option”) is an optional benefit that provides both principal protection and the possibility of a lifetime income stream.

The CPPLI Option is a two-phase benefit comprised of a Preservation Phase and an optional Withdrawal Phase.  The CPPLI Option provides three distinct forms of benefit:

During the Preservation phase:

(1)	a return of principal guarantee based on election of a Capital Preservation Plus Program (a “CPP Program”) for a specific time period of 5, 7, or 10 years (the “CPP Program Period”);

(2)
an immediate withdrawal benefit option that enables the contract owner to begin taking guaranteed withdrawals prior to the end of the designated CPP Program Period (and terminating the principal guarantee); and

During the Optional Withdrawal Phase:

(3)	a lifetime withdrawal benefit that enables the contract owner to take guaranteed lifetime withdrawals at the end of a CPP Program Period.

When the CPPLI Option is elected, Nationwide imposes limits on available investment options, transfers, surrenders and other contract features and benefits as detailed below.  Election of the CPPLI Option does not restrict the contract owner's right to annuitize the contract.

Taxation of Surrenders under the CPPLI Option

While the tax treatment for surrenders for benefits such as CPPLI Option are not clear under federal tax law, Nationwide currently treats these surrenders as taxable to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the surrender.  Please consult a qualified tax advisor.

Availability

The CPPLI Option may only be elected at the time of application.  The age of the person upon whose life the benefit depends (the “determining life”) must be 35 or older at the time of application.  For most contracts, the determining life is that of the contract owner.  For those contracts where the contract owner is a non-natural person, for purposes of this option, the determining life is the annuitant and all references in this option to “contract owner” shall mean annuitant.  The CPPLI Option is not available if the 10% Lifetime Income Option is elected.

The CPPLI Option may not be revoked or terminated except as described herein.

Charges

The CPPLI Option is provided in exchange for an additional charge equal to an annualized rate not to exceed 1.00% of the daily net assets of the variable account. The current charge associated with the CPPLI Option is 0.75% of the daily net assets of the variable account.  Nationwide may realize a profit from the charge assessed for this option.  All charges associated with the CPPLI Option will be assessed until annuitization and the charge will remain the same (unless the contract owner elects a new CPP Program or invokes the lifetime withdrawal benefit reset opportunity, both discussed herein).

Preservation Phase

The Preservation Phase of the CPPLI Option is the period of time during which any CPP Program is in effect.  During the Preservation Phase, the CPPLI Option provides a “return of principal” guarantee at the end of each CPP Program Period: contract value at the end of the CPP Program Period will be no less than contract value at the beginning of the CPP Program Period, regardless of market performance.  Note, however, that surrenders and Contract Maintenance Charges that are deducted from the contract during the CPP Program Period will proportionally reduce the value of the guarantee for that CPP Program.

Investments During the CPP Program Period.  The CPP Program return of principal guarantee is conditioned upon the allocation of contract value for the duration of the CPP Program Period among:

(1)	the fixed account; and/or

(2)	(a)	one of the models available through the Custom Portfolio Asset Rebalancing Service (see “Contract Owner Services”); or

(b)	any combination of the underlying mutual funds listed under the section “Income Benefit Investment Options” found later in this prospectus.

Nationwide reserves the right to modify the list of available underlying mutual funds upon written notice to contract owners.  If an underlying mutual fund is deleted from the list of available underlying mutual funds, such deletion will not affect the CPP Program already in effect.

Conditions Imposed During the CPP Program Period. During each CPP Program Period, the following conditions apply:

•	If surrenders or Contract Maintenance Charges are deducted from the contract, the value of the guarantee for that CPP Program will be reduced proportionally.

•	Only one CPP Program may be in effect at any given time.

•	No new purchase payments may be applied to the contract.

•	The contract owner may elect either Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits (see “Contract Owner Services” later in this prospectus).

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•
If, while a CPP Program is in effect, the annuitant dies and the annuitant's spouse elects to continue the contract, the guarantees of the CPP Program will remain in effect and will continue until the end of the original CPP Program Period.

•	For purposes of the CPPLI Option, Nationwide will consider a change in contract owner as a death of contract owner.

After the end of a CPP Program Period (and if no other CPP Program is elected) or after termination of the CPPLI option, the conditions described in this section will no longer apply.

Annuitization During the CPP Program Period.  If the contract is annuitized prior to the end of the CPP Program Period, all guarantees are terminated.

Surrenders During the CPP Program Period. If, during a CPP Program Period, the contract owner takes a partial surrender from the contract, Nationwide will surrender accumulation units from the sub-accounts and an amount from the fixed account.  The amount surrendered from each investment option will be in proportion to the value in each investment option at the time of the surrender request, unless Nationwide is instructed otherwise.  In conjunction with the surrender, the guarantee for that CPP Program will be adjusted proportionally and the surrender will be subject to the CDSC provisions of the contract.

Transfers During the CPP Program Period. Transfers between the fixed account and the variable account and among sub-accounts are subject to the terms and conditions in the “Transfers Prior to Annuitization” provision.  Transfers to underlying mutual funds that are not included in the CPPLI Option program are not permitted.

Fulfilling the Return of Principal Guarantee. At the end of a CPP Program Period, if the contract value is less than the guaranteed amount, Nationwide will credit an amount to the contract so that the contract value equals the guaranteed amount.  Amounts credited under the CPPLI Option are considered, for the purposes of other benefits under this contract, earnings, not purchase payments.  If the contract owner does not elect to begin a new CPP Program, any amounts credited under the guarantee will be allocated to the money market sub-account.

Options at the End of a CPP Program Period. Approximately 90 days before the end of a CPP Program Period, Nationwide will send a communication to the contract owner.  The communication will inform the contract owner of his/her options relating to the CPPLI Option and will instruct him/her to elect how the contract should continue.  The contract owner must elect to: remain in the Preservation Phase of the option by electing a new CPP Program; move into the Withdrawal Phase of the option; or terminate the CPPLI Option.  The contract owner's election is irrevocable.  Each of the options is discussed more thoroughly below.

(1)
Remaining in the Preservation Phase of the CPPLI Option.  After Nationwide applies any credit that may be due on the maturing CPP Program, the contract owner may elect to remain in the Preservation Phase of the CPPLI Option by beginning a new CPP Program.  If the contract owner elects this option, the new CPP Program will be subject to the rates and conditions that are in effect at that time, and the guaranteed amount corresponding to the new CPP Program will be the contract value as of the beginning of that CPP Program Period.  The charge, from that point forward, will be the then current charge for the CPPLI Option.

(2)
Moving into the Withdrawal Phase of the CPPLI Option.  After Nationwide applies any credit that may be due on the maturing CPP Program, the contract owner may elect to begin the Withdrawal Phase of the CPPLI Option (see “Withdrawal Phase” below).  During the Withdrawal Phase, Nationwide will continue to assess the same charge that was assessed during the previous CPP Program.

(3)
Terminating the CPPLI Option.  After Nationwide applies any credit that may be due on the maturing CPP Program, the contract owner may elect to terminate the CPPLI Option.  Upon such an election, Nationwide will no longer assess the charge associated with the option, all benefits associated the option will terminate, and all conditions associated with the option are removed.  The contract's variable investment allocations will remain the same as they were prior to the termination (unless Nationwide is instructed otherwise) and any amounts credited under the principal guarantee will be allocated to the money market sub-account.

If Nationwide does not receive the contract owner's instructions as to how the option/contract should continue prior to the end of the CPP Program Period, upon such CPP Program Period end, Nationwide will assume that the contract owner intends to terminate the CPPLI Option.

Immediate Withdrawal Benefit Option

During any CPP Program, the contract owner can invoke the immediate withdrawal benefit and begin taking withdrawals of up to 6% of the immediate withdrawal base annually until the remaining immediate withdrawal base is exhausted. Note:  The CPPLI Option is designed to provide maximum benefit when utilized as a long-term investment contract feature without accessing income from the contract prior to the expiration of the applicable CPP Program Period.  However, when immediate access to income from the contract is required prior to the end of the designated CPP Program Period, the CPPLI Option provides the contract owner the flexibility to invoke the immediate withdrawal benefit option.  A contract owner with no need for immediate access to income would maximize the benefit from the CPPLI Option by postponing access to income from the contract until the Withdrawal Phase of the CPPLI Option.

Invoking the immediate withdrawal benefit option changes the nature and operation of the CPPLI Option as follows:

•	By invoking the immediate withdrawal benefit option, the contract owner forfeits any return of principal guarantee associated with the current CPP Program.

•	The contract owner will not be permitted to enter into the Withdrawal Phase of the CPPLI Option and consequently, will not be entitled to lifetime withdrawals.

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•
The maximum amount available to be withdrawn under the immediate withdrawal benefit option is limited to the immediate withdrawal base as of the date the immediate withdrawal benefit option is elected.

•
The amount available for withdrawal under the immediate withdrawal benefit option will be reduced if the contract owner takes excess withdrawals (withdrawals in excess of 6% of the immediate withdrawal base).

Except as otherwise provided herein, the conditions described in the “Conditions Imposed During the CPP Program Period” subsection remain in effect after the immediate withdrawal benefit option is invoked.

A contract owner wishing to invoke the immediate withdrawal benefit option must affirmatively elect to do so using a form approved by Nationwide.  Note: A surrender request alone will not initiate the immediate withdrawal benefit option.

The contract value allocations will remain subject to the allocation terms and conditions of the current CPP Program until such CPP Program would have matured.  On such CPP Program’s maturity date, the contract owner will be required to reallocate the contract value into and among a specified list of investment options. If the contract owner does not provide the required reallocation instructions by the date on which the CPP Program would have matured, Nationwide will assume that the contract owner intends to terminate the CPPLI Option. Accordingly, Nationwide will no longer assess the charge associated with the option, all benefits associated the option will terminate, and all conditions associated with the option are removed.  The contract's variable investment allocations will remain the same as they were prior to the termination (unless Nationwide is instructed otherwise).

Immediate withdrawals are subject to the CDSC provisions of the contract.  Application of the CDSC could cause the gross surrender (the surrender amount plus the CDSC) to exceed the 6% benefit amount.  To avoid this, contract owners can request to receive the surrender net of the CDSC amount.  The gross amount of the surrender (including the CDSC) is the amount used to determine whether the surrender exceeds the 6% benefit amount.

Nationwide may discontinue offering the immediate withdrawal benefit option.  If the benefit is discontinued, contract owners who have elected the CPPLI Option prior to its discontinuation will be permitted to invoke the benefit (subject to the conditions herein).

Immediate withdrawals taken to satisfy minimum distribution requirements under the Internal Revenue Code could result in surrenders that exceed the 6% benefit amount, resulting in a decrease to the immediate withdrawal base.

Determining the Immediate Withdrawal Base.  On the date Nationwide records the contract owner’s affirmative election to invoke the immediate withdrawal benefit option, Nationwide determines the immediate withdrawal base, which is the dollar amount used to determine how much the contract owner can withdraw each year under the benefit.  The immediate withdrawal base will equal the amount that was guaranteed at the end of the current CPP Program Period, proportionally reduced by any withdrawals from the contract that were taken during the current CPP Program Period.  The immediate withdrawal base will not change unless the contract owner takes aggregate withdrawals in excess of 6% of the immediate withdrawal base in any contract year.

Requesting Withdrawals Under the Immediate Withdrawal Benefit Option. In order to take a withdrawal under the immediate withdrawal benefit option, the contract owner must submit a surrender request to Nationwide.  Upon receipt of the request, Nationwide will surrender accumulation units from the sub-accounts and an amount from the fixed account in proportion to the value in each investment option at the time of the surrender request.

Impact of Taking Withdrawals Under the Immediate Withdrawal Benefit Option. Once the immediate withdrawal benefit option is invoked, on each contract anniversary, the contract owner is entitled to surrender an amount equal to 6% of the immediate withdrawal base, without reducing the immediate withdrawal base, until the “remaining immediate withdrawal base” is depleted.  The initial remaining immediate withdrawal base is equal to the immediate withdrawal base on the date of the first surrender.  The “remaining immediate withdrawal base” is the initial immediate withdrawal base reduced by any amounts previously surrendered, and becomes the new remaining immediate withdrawal base.

For example:

Initial immediate withdrawal base:	$100,000
Less, year 1 surrender (6% of $100,000):	-$6,000
Remaining immediate withdrawal base at the end of year 1:	$94,000
Less, year 2 surrender (6% of $100,000):	-$6,000
Remaining immediate withdrawal base at the end of year 2:	$88,000

Each surrender taken under the immediate withdrawal benefit option that is not an excess surrender (as discussed herein) reduces the remaining immediate withdrawal base on a dollar for dollar basis, which reduces the amount that may be subsequently withdrawn under the immediate withdrawal benefit option.  Additionally, all surrenders taken under the immediate withdrawal benefit option reduce the contract value (and therefore the amount available for annuitization) and the death benefit.  Any portion of the immediate withdrawal benefit that is not taken in a given contract year is forfeited and may not be claimed in a subsequent contract year.

The contract owner may take surrenders in excess of 6% of the immediate withdrawal base if the contract value is greater than zero.  Any such “excess surrender” will reduce the immediate withdrawal base and, consequently, the amount that may be withdrawn each year thereafter.  If the contract owner takes an excess surrender, the immediate withdrawal base will be reduced by the greater of:

(1)	the dollar amount of the surrender in excess of the 6% benefit amount; or

(2)
a proportion based on the ratio of the dollar amount of the surrender in excess of the 6% benefit amount to the contract value (after the surrender of the 6% benefit amount), multiplied by the immediate withdrawal base.

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The proportion in (2) can also be described as follows:

(A ÷ B) x C

where:

A = is the amount surrendered that exceeds the 6% benefit amount;

B = the contract value (after the surrender of the 6% benefit amount); and

C = the immediate withdrawal base.

For example:
Immediate withdrawal base:	$100,000
Contract value on date of withdrawal:	$92,000
Actual withdrawal amount:	$9,000
“Allowable” withdrawal amount (6% of $100,000):	$6,000
Contract value (after “allowable” withdrawal) ($92,000 - $6,000):	$86,000
Proportional reduction amount ($3,000 ÷ $86,000) x $100,000:	$3,488

When a surrender occurs at a time when the market is doing well enough that the contract value exceeds the immediate withdrawal base, excess surrenders will result in a dollar for dollar reduction in the immediate withdrawal base.  When a surrender occurs at a time when the market has declined so that the contract value is less than the immediate withdrawal base, excess surrenders will result in a proportional reduction to the immediate withdrawal base.  Furthermore, the more the market has declined (i.e., the greater the difference between the contract value and the immediate withdrawal base), the greater impact that the proportional reduction will have on the remaining immediate withdrawal base, which will result in a larger decrease to the overall immediate withdrawal benefit.

Once the remaining immediate withdrawal base reaches zero, the benefit is exhausted and the contract owner is no longer entitled to take surrenders under the immediate withdrawal benefit option.

Note, however, that even if the remaining immediate withdrawal base equals zero, there may still be contract value in the contract due to positive market performance.  If so, the contract owner may take surrenders outside of the CPPLI Option (according to the terms of the contract).

In contrast, if the contract value reaches zero before the remaining immediate withdrawal base is depleted, Nationwide will automatically pay the contract owner 6% of the immediate withdrawal base each contract year until the remaining immediate withdrawal base is zero.  Note: once the contract value reaches zero, there is no death benefit and nothing to annuitize.  No additional purchase payments will be accepted and no surrenders in excess of 6% of the immediate withdrawal base will be permitted.  Once the remaining immediate withdrawal base reaches zero (and the contract value is zero), the contract will automatically terminate.

Withdrawal Phase

The lifetime withdrawal benefit of the CPPLI Option permits the contract owner to take lifetime withdrawals, up to a certain amount each year, even after the contract value is zero.  In other words, there is no maximum amount that can be withdrawn under the option.  Over time, the contract owner could receive more than the contract value.  Note, however, that this lifetime income stream is distinct from the annuitization phase of the contract.

Except as otherwise provided herein, the conditions described in the “Conditions Imposed During the CPP Program Period” subsection remain in effect during the Withdrawal Phase of the CPPLI Option.

Upon electing to begin the Withdrawal Phase, the contract owner must instruct Nationwide how to allocate their contract value among a select group of investment options (these investment options will be listed in the election notice that is sent to contract owners approximately 90 days before the end of each CPP Program Period).  The contract owner may reallocate only among that select group of investment options, as modified from time to time, for the remainder of the Withdrawal Phase.

During the Withdrawal Phase of the CPPLI Option, Nationwide will not permit any additional purchase payments to the contract and Nationwide will not permit a change in contract owner (unless the change would result in using the same determining life).

All surrenders taken from the contract during the Withdrawal Phase will be taken from each investment option in proportion to the value in each investment option at the time of the surrender request.

Determining the Lifetime Withdrawal Base. At the beginning of the Withdrawal Phase of the CPPLI Option, Nationwide determines the contract’s lifetime withdrawal base, which is the dollar amount used to determine how much the contract owner can withdraw each year under the benefit.  The lifetime withdrawal base will equal the contract value as of the end of the CPP Program Period (including any amounts credited under the principal guarantee).  The lifetime withdrawal base will not change unless the contract owner takes withdrawals in excess of their lifetime withdrawal amount or elects to invoke a reset opportunity (both discussed herein).

Taking Lifetime Withdrawals. At any point after beginning the Withdrawal Phase of the CPPLI Option, the contract owner may (but is not required to) take surrenders from the contract equal to a certain percentage of their lifetime withdrawal base for the remainder of his/her life, regardless of the actual contract value.  This essentially provides the contract owner with an available lifetime stream of income.

In order to take a withdrawal, the contract owner must submit a surrender request to Nationwide.  Upon receipt of the request, Nationwide will surrender accumulation units from the sub-accounts and an amount from the fixed account in proportion to the value in each investment option at the time of the surrender request.

At the time the first surrender is requested during the Withdrawal Phase, Nationwide will determine the benefit amount under this option, referred to as the “lifetime withdrawal amount.”  The lifetime withdrawal amount is determined by multiplying the lifetime withdrawal base by the corresponding lifetime withdrawal percentage in the chart that follows.

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Age of Determining Life:	Lifetime Withdrawal Percentage:
35 up to age 59½	4%
59½ through 66	5%
67 through 71	6%
72 or older	7%

The lifetime withdrawal percentage is based on the age of the determining life as of the date of the first surrender during the Withdrawal Phase and will not change, except as described in the “Lifetime Withdrawal Base Reset Opportunity.”  Note: surrenders taken before the contract owner is age 59½ may be subject to additional tax penalties.

Thereafter, on each anniversary of the beginning of the Withdrawal Phase, the contract owner is entitled to surrender an amount equal to the lifetime withdrawal amount without reducing the lifetime withdrawal base.  The contract owner may continue to take annual surrenders that do not exceed the lifetime withdrawal amount until the earlier of the contract owner's death or annuitization, regardless of the actual value of the contract.  Contract owners may submit requests for surrenders systematically (see “Systematic Withdrawals” later in this prospectus) or on an ad hoc basis.  Lifetime withdrawal amounts not surrendered in a given year are forfeited and may not be claimed in subsequent years.

Contract owners are permitted to take surrenders in excess of the lifetime withdrawal amount if the contract value is greater than zero.  However, to the extent that a surrender exceeds that year's lifetime withdrawal amount, Nationwide will proportionally reduce the lifetime withdrawal base, which will result in lower lifetime withdrawal amounts in subsequent years.  The proportionate reduction will be equal to the amount withdrawn in excess of the lifetime withdrawal amount, divided by the contract value (after it is reduced by the lifetime withdrawal amount).  Once the contract value falls to zero, the contract owner is no longer permitted to take surrenders in excess of the lifetime withdrawal amount.

Although surrenders of the lifetime withdrawal amount do not reduce the lifetime withdrawal base, they do reduce the contract value and death benefit.

Lifetime withdrawals are subject to the CDSC provisions of the contract.  Application of the CDSC could cause the gross surrender (the surrender amount plus the CDSC) to exceed the lifetime withdrawal amount.  To avoid this, contract owners can request to receive the surrender net of the CDSC amount.  The gross amount of the surrender (including the CDSC) is the amount used to determine whether the surrender exceeds the lifetime withdrawal amount.

Required Minimum Distribution Privilege.  Surrenders that exceed the lifetime withdrawal amount that are taken for the sole purpose of satisfying Internal Revenue Code minimum distribution requirements for this contract will not reduce the lifetime withdrawal base (see “Appendix C:Contract Types and Tax Information” for a more detailed explanation of minimum distribution requirements).

Lifetime Withdrawal Base Reset Opportunity. On each 5-year anniversary of the beginning of the Withdrawal Phase, if the contract value exceeds the lifetime withdrawal base, the contract owner will have the opportunity to instruct Nationwide to reset the lifetime withdrawal base to equal the current contract value.

Nationwide will provide the contract owner with advance notice of any reset opportunity and will provide the contract value information necessary for the contract owner to decide whether or not to invoke the reset opportunity.  If the contract owner chooses to reset the lifetime withdrawal base, it will be at the then current terms and conditions of the CPPLI Option.  If Nationwide does not receive and record a contract owner's election to reset the lifetime withdrawal base by the date stipulated in the notice, Nationwide will assume that the contract owner does not wish to reset the lifetime withdrawal base.  Nationwide reserves the right to limit the number of reset opportunities to one.

Succession of Rights

Death of Determining Life in the Preservation Phase.  If the immediate withdrawal benefit option has not been invoked, and the contract owner’s death results in the contract being continued (i.e. does not result in payment of the death benefit proceeds), the CPP Program will continue until completed.  At the end of the CPP Program, the new contract owner will have the option to elect a new CPP Program, to move into the Withdrawal Phase or to terminate the CPPLI Option.

If the immediate withdrawal benefit option was invoked prior to the contract owner’s death, and the contract owner’s death results in the contract being continued (i.e. does not result in payment of the death benefit proceeds), the CPPLI Option will continue in force with the immediate withdrawal benefit option invoked.  The values of the immediate withdrawal base and the remaining immediate withdrawal base remain the same as they were prior to the contract owner’s death.  In other words, the new owner may request withdrawals until the remaining immediate withdrawal base is zero at which point the contract terminates.

Death of Determining Life in the Withdrawal Phase.  If the contract owner’s death results in the contract being continued (i.e. does not result in payment of the death benefit proceeds), the new owner continues the contract without the CPPLI Option.  All charges, conditions, guarantees, and payments associated with the CPPLI Option terminate.  The new owner continues the contract at the actual contract value.  If to the contract value is zero, the contract will terminate.

Termination of the CPPLI Option

The following events will trigger an automatic termination of the CPPLI Option:

•	a full surrender of the contract;

•	payment of the death benefit proceeds; or

•	an election to annuitize the contract.

Upon termination of the CPPLI Option, all charges, conditions, restrictions, and guarantees associated with the CPPLI Option will no longer be applicable.

Lifetime Income Option – Generally

Unlike the CPPLI Option, the Lifetime Income Option is designed exclusively for contract withdrawal benefits, with no

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principal protection period.  Nationwide determines a benefit base that it uses to calculate how much the contract owner can withdraw each year.  Additionally, if the contract owner delays taking withdrawals for 10 years, Nationwide will guarantee growth of the contract value at a rate of 10% of the benefit base for each of those 10 years.

While the tax treatment for surrenders under withdrawal benefits such as the 10% Lifetime Income Option is not clear under federal tax law, Nationwide currently treats these surrenders as taxable to the extent that the cash value of the contract exceeds the contract owner’s investment at the time of the surrender.  Please consult a qualified tax advisor.

10% Lifetime Income Option

The 10% Lifetime Income Option provides for lifetime withdrawals, up to a certain amount each year, even after the contract value is zero.  The age of the person upon which the benefit depends (the “determining life”) must be between 45 and 85 years old at the time of application.  For most contracts, the determining life is that of the contract owner.  For those contracts where the contract owner is a non-natural person, for purposes of this option, the determining life is that of the annuitant, and all references in this option to “contract owner” shall mean annuitant.  If in addition to the annuitant, a co-annuitant or joint annuitant has been elected, the determining life will be that of the younger annuitant.  The determining life may not be changed.

The 10% Lifetime Income may only be elected at the time of application.  The 10% Lifetime Income Option may not be elected if the Capital Preservation Plus Lifetime Income Option is elected.

In exchange for this lifetime withdrawal benefit, Nationwide will assess an annual charge not to exceed 1.20% of the Current Income Benefit Base.  The current charge for the 10% Lifetime Income Option is 0.75% of the Current Income Benefit Base.  The charge associated with the 10% Lifetime Income Option will not change, except, possibly, upon the contract owner’s election to reset the benefit base, as discussed herein.  The charge will be assessed on each contract anniversary (the “10% L.Inc Anniversary”) and will be deducted via redemption of accumulation units.  A prorated charge will also be deducted upon full surrender of the contract.  Accumulation units will be redeemed proportionally from each sub-account in which the contract owner is invested at the time the charge is taken.  Amounts redeemed as the 10% Lifetime Income Option charge will not reduce the current value of other benefits elected or available under the contract, will not be subject to a CDSC, and will not reduce amounts available under the CDSC-free withdrawal privilege.  (See below for an explanation of what happens if application of the CDSC causes the gross surrender (the surrender amount plus the CDSC) to exceed the Lifetime Withdrawal Percentage limit.)

Election of the 10% Lifetime Income Option requires that the contract owner, until annuitization, allocate the entire contract value to one of the models available under the Custom Portfolio Asset Rebalancing Service (see “Contract Owner Services”) or to a limited set of investment options currently available in the contract.  For the list of investment options available under this option, please see "Income Benefit Investment Options” later in this prospectus.  Allocations to investment options other than those listed in the “Income Benefit Investment Options” chart will not be honored; they will be treated as though no allocation request was submitted.  Allocation to the fixed account is not permitted.  The contract owner may reallocate the contract value among the limited set of investment options in accordance with the “Transfers Prior to Annuitization” provision.  Additionally, the contract owner may elect Dollar Cost Averaging for Living Benefits described in this prospectus.

Currently, subsequent purchase payments are permitted under the 10% Lifetime Income Option as long as the contract value is greater than zero.  There may be instances where a subsequent purchase payment creates a financial risk that Nationwide is unwilling to bear.  If this occurs, Nationwide may exercise its right to refuse subsequent purchase payments which total in aggregate $50,000 or more in any calendar year.  If Nationwide exercises this right to refuse a purchase payment, the entire purchase payment that causes the aggregate amount to exceed $50,000 will be immediately returned to the contract owner in the same form in which it is received.

Determination of the Income Benefit Base Prior to the First Surrender

Upon contract issuance the Original Income Benefit Base is equal to the contract value.  Each time the benefit base is recalculated, as described below, the resulting benefit base is the Current Income Benefit Base.  For the first 10 years after the 10% Lifetime Income Option is elected (provided no surrenders are taken from the contract), the Current Income Benefit Base will equal the greater of:

(1)	the highest contract value on any 10% L.Inc Anniversary plus purchase payments submitted after that 10% L.Inc anniversary; or

(2)	the sum of the following calculations:

(a)
 Original Income Benefit Base with Roll-up: the Original Income Benefit Base, plus 10% of the Original Income Benefit Base for each 10% L.Inc Anniversary up to and including the 10th 10% L.Inc Anniversary; plus

(b)
 Purchase Payments with Roll-up: any purchase payments submitted after contract issuance and before to the 10th 10% L.Inc Anniversary, increased by a simple interest rate of 10% through the 10th 10% L.Inc Anniversary; plus

(c)	Purchase Payments with No Roll-up: any purchase payments submitted after the 10th 10% L.Inc Anniversary.

When a purchase payment is made on a date other than a 10% L.Inc Anniversary, simple interest is calculated using a prorated method based upon the number of days from the date of the purchase payment to the next 10% L.Inc Anniversary.

However, if at any time prior to the first surrender the contract value equals zero, no further income benefit base calculations will be made.  The Current Income Benefit Base will be set equal to the income benefit base calculated on the most recent

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10% L.Inc Anniversary, and the annual benefit amount will be based on that Current Income Benefit Base.

Lifetime Income Surrenders

At any time after the 10% Lifetime Income Option is elected, the contract owner may begin taking the lifetime income benefit by taking a surrender from the contract.  Nationwide will surrender accumulation units proportionally from the sub-accounts as of the date of the surrender request.  As with any surrender, lifetime income surrenders reduce the contract value and consequently, the amount available for annuitization.

At the time of the first surrender, the Current Income Benefit Base is locked in and will not change unless the contract owner takes excess surrenders, elects a reset opportunity (both discussed later in this provision), or submits additional purchase payments.  Additional purchase payments submitted after the first surrender from the contract will increase the Current Income Benefit Base by the amount of the purchase payment.

Simultaneously, the lifetime withdrawal percentage is determined based on the age of the contract owner as indicated in the following table:

Contract Owner’s Age (at time of first surrender)	Lifetime Withdrawal Percentage
45 up to 59½	4%
59½ through 66	5%
67 through 71	5.5%
72 through 80	6%
81 and older	7%

A contract owner will receive the 10% lifetime withdrawal percentage only if he or she does not take a surrender from the contract prior to age 81.  Note: The Internal Revenue Code requires that IRAs, SEP IRAs, and Simple IRAs begin distributions no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½.  Thus, if the contract is subject to these minimum distribution rules and distributions are taken at the latest date possible under the tax rules, the maximum lifetime withdrawal percentage available to that contract is 5.5%.  Contract owners may be eligible to take the minimum required distributions from other IRA, SEP IRA, or Simple IRA contracts or accounts, and thus may be able to receive a lifetime withdrawal percentage greater than 5.5%.  Consult a qualified tax advisor.

At the time of the first surrender and on each 10% L.Inc Anniversary thereafter, the lifetime withdrawal percentage is multiplied by the Current Income Benefit Base to determine the benefit amount for that year.  The benefit amount is the maximum amount that can be surrendered from the contract before the next 10% L.Inc Anniversary without reducing the Current Income Benefit Base.  The ability to surrender the current benefit amount will continue until the earlier of the contract owner’s death or annuitization.

Although surrenders up to the benefit amount do not reduce the lifetime benefit base, they do reduce the contract value and the death benefit.

If a CDSC does apply, application of the CDSC could cause the gross surrender (the surrender amount plus the CDSC) to exceed the lifetime withdrawal percentage limit.  To avoid this, contract owners can request to receive the surrender net of the CDSC amount.  The gross amount of the surrender (including the CDSC) is the amount used to determine whether the surrender exceeds the lifetime withdrawal percentage limit.

Impact of Withdrawals in Excess of the Lifetime Withdrawal Percentage Limit

The contract owner is permitted to surrender contract value in excess of that year’s benefit amount provided that the contract value is greater than zero.  Surrenders in excess of the benefit amount will reduce the Current Income Benefit Base, and consequently, the benefit amount calculated for subsequent years.  In the event of excess surrenders, the Current Income Benefit Base will be reduced by the greater of:

(1)	the dollar amount of the surrender in excess of the benefit amount; or

(2)	the ratio of the dollar amount of the excess surrender to the contract value (which has been reduced by the amount of the benefit amount surrendered), multiplied by the Current Income Benefit Base.

In situations where the contract value exceeds the existing Current Income Benefit Base, excess surrenders will typically result in a dollar amount reduction to the new Current Income Benefit Base.  In situations where the contract value is less than the existing Current Income Benefit Base, excess surrenders will typically result in a proportional reduction to the new Current Income Benefit Base.

Currently, Nationwide allows for an “RMD privilege” whereby Nationwide permits a contract owner to surrender contract value in excess of the benefit amount without reducing the Current Income Benefit Base if such excess surrender is for the sole purpose of meeting Internal Revenue Code required minimum distributions for this contract.  This RMD privilege does not apply to beneficially owned contracts.  In order to qualify for the RMD privilege, the contract owner must:

(1)	be at least 70 ½ years old as of the date of the request;

(2)	own the contract as an IRA, SEP IRA, Simple IRA, or Investment-Only Contract; and

(3)	submit a completed administrative form to Nationwide’s home office.

Nationwide reserves the right to modify or eliminate the RMD privilege if there is any change to the Internal Revenue Code or IRS rules relating to required minimum distributions, including the issuance of relevant IRS guidance.  If Nationwide exercises this right any surrender in excess of the benefit amount will reduce the remaining Current Income Benefit Base.

Once the contract value falls to zero, the contract owner is no longer permitted to submit additional purchase payments or take surrenders in excess of the benefit amount. Additionally, there is no contract value to annuitize, making the payment of

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the benefit associated with this option the only income stream producing benefit remaining in the contract.

Reset Opportunities

Nationwide offers an automatic reset of the income benefit base.  If, on any 10% L.Inc anniversary, the contract value exceeds the existing Current Income Benefit Base, Nationwide will automatically reset the Current Income Benefit Base to equal that contract value.  This higher amount will be the new Current Income Benefit Base.  This automatic reset will continue until any terms and conditions associated with the 10% Lifetime Income Option change.

In the event one or more terms and conditions of the 10% Lifetime Income Option change, the reset opportunities still exist, but are no longer automatic.  An election to reset the Current Income Benefit Base must be made by the contract owner to Nationwide.  On or about each 10% L.Inc anniversary, Nationwide will provide the contract owner with information necessary to make this determination.  Specifically, Nationwide will provide: the contract value; the Current Income Benefit Base; the current terms and conditions associated with the 10% Lifetime Income Option; and instructions on how to communicate an election to reset the benefit base.

If the contract owner elects to reset the Current Income Benefit Base, it will be at the then current terms and conditions of the option as described in the most current prospectus.  This could result in higher fees.  If Nationwide does not receive a contract owner’s election to reset the Current Income Benefit Base within 60 days after the 10% L.Inc anniversary, Nationwide will assume that the contract owner does not wish to reset the Current Income Benefit Base.  If the Current Income Benefit Base is not reset, it will remain the same and the terms and conditions of the 10% Lifetime Income Option will not change (as applicable to that particular contract).

Contract owners may cancel the automatic reset feature of the 10% Lifetime Income Option by notifying Nationwide as to such election.  Nationwide reserves the right to modify or terminate the automatic reset feature at any time upon written notice to contract owners.

Settlement Options

If, after beginning lifetime income surrenders, a contract owner’s contract value falls to zero and there is still a positive Current Income Benefit Base, Nationwide will provide the contract owner with one or more settlement options (in addition to the option of continuing to take or receive annual benefit payments).  Specifically, Nationwide will provide a notification to the contract owner describing the following three options, along with instructions on how to submit the election to Nationwide:

(1)	The contract owner can continue to take annual surrenders of no more than the annual benefit amount until the death of the contract owner;

(2)	The contract owner can elect the Age Based Lump Sum Settlement Option, as described below; or

(3)	If the contract owner qualifies after a medical examination, the contract owner can elect the Underwritten Lump Sum Settlement Option, as described below.

The options listed above each result in a different amount ultimately received under the 10% Lifetime Income Option.  The Underwritten Lump Sum Settlement Option will generally pay a larger amount than the Age Based Lump Sum Settlement Option when a contract owner is healthier than the normal population.  Regardless of age or health, the Underwritten Lump Sum Settlement Option amount will never be less than the Age Based Lump Sum Settlement Option amount.  Election of the Age Based Lump Sum Settlement Option enables the contract owner to receive payment without a medical exam, which could potentially delay payment.  Before selecting a settlement option, consult with a qualified financial advisor to determine which option is best for you based on your individual financial situation and needs.

The contract owner will have 60 days from the date of Nationwide’s notification letter to make an election.  Once the contract owner makes an election, the election is irrevocable.  If the contract owner does not make an election within 60 days of the date of the notification letter, Nationwide will assume that the contract owner intends to continue to take surrenders of the annual benefit amount.

Age Based Lump Sum Settlement Option.  Under the Age Based Lump Sum Settlement Option, in lieu of taking surrenders of the annual benefit amount, Nationwide will pay the contract owner a lump sum equal to the contract owner’s most recently calculated annual benefit amount multiplied by the Annual Benefit Multiplier listed in the following table:

Contract Owner’s Age (as of the date the Age Based Lump Sum Option is elected)	Annual Benefit Multiplier
Up to Age 70	5.5
71-75	4.5
76-80	3.5
81-85	2.5
86-90	2.0
91-95	1.5
96+	1.0

For contracts that have elected the Spousal Continuation Benefit, if both spouses are living on the date the Age Based Lump Sum Settlement Option is elected, Nationwide will use the age of the younger contract owner minus three years to determine the Annual Benefit Multiplier.  If only one spouse is living on the date the Age Based Lump Sum Settlement Option is elected, Nationwide will use the age of the living spouse to determine the Annual Benefit Multiplier.

Underwritten Lump Sum Settlement Option.  Under the Underwritten Lump Sum Settlement Option, in lieu of taking surrenders of the annual benefit amount, for those who qualify based on a medical exam, Nationwide will pay the contract owner a lump sum based upon the current age, sex, and health of the contract owner and joint owner, if applicable.  Such information must be submitted by the contract owner to Nationwide on a Nationwide form that is attested to by a certified physician chosen by the contract owner.

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Annuitization

If the contract owner elects to annuitize the contract, this option will terminate.  Specifically, the charge associated with the option will no longer be assessed and all benefits associated with the 10% Lifetime Income Option will terminate.

Death of Determining Life

For contracts with no Spousal Continuation Benefit, upon the death of the determining life, the benefits associated with the option terminate.  If the contract owner is also the annuitant, the death benefit will be paid in accordance with the “Death Benefits” provision.  If the contract owner is not the annuitant, the contract value will be distributed in accordance with the “Required Distributions” section of “Appendix C: Contract Types and Tax Information.”

For contracts with the Spousal Continuation Benefit, upon the death of the determining life, the surviving spouse continues to receive the benefit associated with the 10% Lifetime Income Option for the remainder of his or her lifetime.  The contract value will reflect the death benefit and Spousal Protection Feature.

Spousal Continuation Benefit

At the time the 10% Lifetime Income Option is elected (at time of application), the contract owner may elect the Spousal Continuation Benefit (not available for contracts issued as Charitable Remainder Trusts).  The charge for the Spousal Continuation Benefit will not exceed 0.30% of the Current Income Benefit Base.  Currently, the charge for the Spousal Continuation Benefit is 0.20% of the Current Income Benefit Base.

The Spousal Continuation Benefit allows a surviving spouse to continue to receive, for the duration of his/her lifetime, the benefit associated with the 10% Lifetime Income Option, provided that the following conditions are satisfied:

(1)	Both spouses must be between 45 and 85 years old at the time of application.

(2)
Both spouses must be age 45 before either spouse is eligible to begin withdrawals. Note: the Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59½ unless certain exceptions are met.  See "Federal Tax Considerations" in “Appendix C: Contract Types and Tax Information” for additional information.

(3)	Once the Spousal Continuation Benefit is elected, it may not be removed from the contract, except as provided below.

(4)	The lifetime withdrawal percentage will be based on the age of the younger spouse as of the date of the first surrender from the contract.

(5)
One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the contract owner.  For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the contract owner.

(6)	Both spouses must be named as beneficiaries. For contracts with non-natural owners, both spouses must be named as co-annuitants.

(7)	No person other than the spouse may be named as contract owner, annuitant or beneficiary.

(8)
If both spouses are alive upon annuitization, the contract owner must specify which spouse is the annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the contract owner).

Note: The Spousal Continuation Benefit is distinct from the Spousal Protection Feature associated with the death benefits. The Spousal Continuation Benefit allows a surviving spouse to continue receiving the lifetime income payments associated with the 10% Lifetime Income Option. In contrast, the Spousal Protection Feature is a death benefit bump-up feature associated with the death benefits.

Marriage Termination

If, prior to taking any surrenders from the contract, the marriage terminates due to divorce, dissolution, or annulment, the contract owner may remove the Spousal Continuation Benefit from the contract. Nationwide will remove the benefit and the associated charge upon the contract owner’s written request and evidence of the marriage termination satisfactory to Nationwide. Once the Spousal Continuation Benefit is removed from the contract, the benefit may not be re-elected or added to cover a subsequent spouse.

If, after taking any surrender from the contract, the marriage terminates due to divorce, dissolution, or annulment, the contract owner may not remove the Spousal Continuation Benefit from the contract.

Risks Associated with Electing the Spousal Continuation Benefit

There are situations where a contract owner who elects the Spousal Continuation Benefit will not receive the benefits associated with the option.  This will occur if:

(1)	your spouse (contingent annuitant) dies before you;

(2)	the contract is annuitized; or

(3)	withdrawals are taken after the Withdrawal Start Date and the marriage terminates due to divorce, dissolution, or annulment.

Additionally, in the situations described in (1) and (3) above, not only will the contract owner not receive the benefits associated with the Spousal Continuation Benefit, but he/she must continue to pay for the option until annuitization.

.

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Income Benefit Investment Options

Investment Option:	Available in:
	Capital Preservation Plus Lifetime Income Option	10% Lifetime Income Option
AIM Variable Insurance Funds
AIM V.I. Capital Development Fund: Series II Shares
AllianceBernstein Variable Products Series Fund, Inc.
AllianceBernstein Small/Mid Cap Value Portfolio: Class B
American Century Variable Portfolios, Inc.
American Century VP Mid Cap Value Fund: Class II
American Century VP Value Fund: Class II
American Century Variable Portfolios II, Inc.
American Century VP Inflation Protection Fund: Class II
Dreyfus
Dreyfus Stock Index Fund, Inc.: Service Shares
Dreyfus Variable Investment Fund – Appreciation Portfolio: Service Shares
Fidelity Variable Insurance Products Fund
VIP Equity-Income Portfolio: Service Class 2
VIP Freedom 2010 Portfolio: Service Class 2	X	X
VIP Freedom 2020 Portfolio: Service Class 2	X	X
VIP Freedom 2030 Portfolio: Service Class 2	X
VIP Growth Portfolio: Service Class 2
VIP Investment Grade Bond Portfolio: Service Class 2
VIP Mid Cap Portfolio: Service Class 2
Franklin Templeton Variable Insurance Products Trust
Franklin Income Securities Fund: Class 2
Janus Aspen Series
Forty Portfolio: Service Shares
MFS® Variable Insurance Trust
MFS Value Series: Service Class
Nationwide Variable Insurance Trust
American Funds NVIT Asset Allocation Fund: Class II	X	X
American Funds NVIT Bond Fund: Class II
American Funds NVIT Growth Fund: Class II
American Funds NVIT Growth-Income Fund: Class II
Lehman Brothers NVIT Core Plus Bond Fund: Class II
Neuberger Berman NVIT Multi Cap Opportunities Fund: Class II
Neuberger Berman NVIT Socially Responsible Fund: Class II
NVIT Cardinal Aggressive Fund: Class II
NVIT Cardinal Balanced Fund: Class II	X	X
NVIT Cardinal Capital Appreciation Fund: Class II	X	X
NVIT Cardinal Conservative Fund: Class II	X	X
NVIT Cardinal Moderate Fund: Class II	X	X
NVIT Cardinal Moderately Aggressive Fund: Class II	X	X
NVIT Cardinal Moderately Conservative Fund: Class II	X	X
NVIT Core Bond Fund: Class II
NVIT Government Bond Fund: Class I
NVIT Investor Destinations Conservative Fund: Class II	X	X
NVIT Investor Destinations Moderately Conservative Fund: Class II	X	X
NVIT Investor Destinations Moderate Fund: Class II	X	X
NVIT Investor Destinations Moderately Aggressive Fund: Class II	X	X
NVIT Investor Destinations Aggressive Fund: Class II	X
NVIT Mid Cap Growth Fund: Class II

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Income Benefit Investment Options (continued)

Investment Option:	Available in:
	Capital Preservation Plus Lifetime Income Option	10% Lifetime Income Option
NVIT Mid Cap Index Fund: Class I
NVIT Money Market Fund: Class I
NVIT Multi-Manager Large Cap Growth Fund: Class II
NVIT Multi-Manager Large Cap Value Fund: Class II
NVIT Multi-Manager Mid Cap Growth Fund: Class II
NVIT Multi-Manager Mid Cap Value Fund: Class II
NVIT Nationwide Fund: Class II
NVIT Short-Term Bond Fund: Class II
NVIT U.S. Growth Leaders Fund: Class II
Van Kampen NVIT Comstock Value Fund: Class II
Neuberger Berman Advisers Management Trust
Neuberger Berman Short Duration Bond Portfolio: Class I
Oppenheimer Variable Account Funds
Oppenheimer Capital Appreciation Fund/VA: Service Shares
Oppenheimer Main Street Fund® /VA: Service Shares
T. Rowe Price Equity Series, Inc.
T. Rowe Price Blue Chip Growth Portfolio: Class II
T. Rowe Price Equity Income Portfolio: Class II
Van Kampen
The Universal Institutional Funds, Inc. – Core Plus Fixed Income Portfolio: Class II
Static Asset Allocation Models
American Funds Option (33% American Funds NVIT Asset Allocation Fund, 33% American Funds NVIT Bond Fund and 34% American Funds NVIT Growth-Income Fund)	X	X
Balanced Option (50% Nationwide NVIT Investor Dest. Moderate Fund and 50% Nationwide NVIT Investor Dest. Moderately Conservative Fund)	X	X
Capital Appreciation Option (50% Nationwide NVIT Investor Dest. Moderate Fund and 50% Nationwide NVIT Investor Dest. Moderately Aggressive Fund)	X	X

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Static Asset Allocation Models

A Static Asset Allocation Model is an allocation strategy comprised of two or more underlying mutual funds that together provide a unique allocation mix not available as a single underlying mutual fund. Contract owners that elect a Static Asset Allocation Model directly own sub-account units of the underlying mutual funds that comprise the particular model. In other words, a Static Asset Allocation Model is not a portfolio of underlying mutual funds with one accumulation/annuity unit value, but rather, direct investment in a certain allocation of sub-accounts. There is no additional charge associated with investing in a Static Asset Allocation Model.

Each of the Static Asset Allocation Models is just that: static. The allocations or “split” between one or more sub-accounts is not monitored and adjusted to reflect changing market conditions. However, a contract owner’s investment in a Static Asset Allocation Model is rebalanced quarterly to ensure that the assets are allocated to the percentages in the same proportion that they were allocated at the time of election.

Only one Static Asset Allocation Model may be elected at any given time. Additionally, the entire contract value must be allocated to the elected model.

With respect to transferring into and out of a Static Asset Allocation Model, the models are treated like an underlying mutual fund and are subject to the “Transfers Prior to Annuitization” provision. You may request to transfer from one model to another, or transfer from a model to a permitted underlying mutual fund. Each transfer into or out of a Static Asset Allocation Model is considered one transfer event.

For additional information about the underlying mutual funds that comprise each Static Asset Allocation Model, see “Appendix A: Underlying Mutual Funds.”

Removal of Variable Account Charges

For certain optional benefits, a charge is assessed only for a specified period of time.  To remove a variable account charge at the end of the specified charge period, Nationwide systematically re-rates the contract.  This re-rating results in lower contract charges, but no change in contract value or any other contractual benefit.

Re-rating involves two steps: the adjustment of contract expenses and the adjustment of the number of units in the contract.

The first step, the adjustment of contract expenses, involves removing the charge from the unit value calculation.  For example, on a contract where the only optional benefit elected is the CPPLI Option, the variable account value will be calculated using unit values with variable account charges of 2.50%.  If the contract owner elects to terminate the CPPLI Option per the termination provisions of the contract, at the end of that CPP Program, the contract will be re-rated, and the 0.75% charge associated with the CPPLI Option will be removed.  From that point on, the variable account value will be calculated using the unit values with variable account charges at 1.75%.  Thus, the CPPLI Option charge is no longer included in the daily sub-account valuation for the contract.

The second step of the re-rating process, the adjustment of the number of units in the contract, is necessary in order to keep the re-rating process from altering the contract value.  Generally, for any given sub-account, the higher the variable account charges, the lower the unit value, and vice versa.  For example, sub-account X with charges of 2.50% will have a lower unit value than sub-account X with charges of 1.75% (higher expenses result in lower unit values).  When, upon re-rating, the unit values used in calculating variable account value are dropped from the higher expense level to the lower expense level, the higher unit values will cause an incidental increase in the contract value.  In order to avoid this incidental increase, Nationwide adjusts the number of units in the contract down so that the contract value after the re-rating is the same as the contract value before the re-rating.

Ownership and Interests in the Contract

Contract Owner

Prior to the annuitization date, the contract owner has all rights under the contract, unless a joint owner is named.  If a joint owner is named, each joint owner has all rights under the contract.  Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

On the annuitization date, the annuitant becomes the contract owner, unless the contract owner is a Charitable Remainder Trust.  If the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust continues to be the contract owner after annuitization.

Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the annuitization date.  Any change of contract owner automatically revokes any prior contract owner designation.  Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.

Joint Owner

Joint owners each own an undivided interest in the contract.

Non-Qualified contract owners can name a joint owner at any time before annuitization.  However, joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners.

Generally, the exercise of any ownership rights under the contract must be in writing and signed by both joint owners.  However, if a written election, signed by both contract owners, authorizing Nationwide to allow the exercise of ownership rights independently by either joint owner is submitted, Nationwide will permit joint owners to act independently.  If such an authorization is submitted, Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.

If either joint owner dies before the annuitization date, the contract continues with the surviving joint owner as the remaining contract owner.

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Contingent Owner

The contingent owner succeeds to the rights of a contract owner if a contract owner who is not the annuitant dies before the annuitization date, and there is no surviving joint owner.

If a contract owner who is the annuitant dies before the annuitization date, the contingent owner will not have any rights under the contract, unless such contingent owner is also the beneficiary.

The contract owner may name a contingent owner at any time before the annuitization date.

Annuitant

The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends.  This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age.

Only Non-Qualified Contract owners may name someone other than himself/herself as the annuitant.

The contract owner may not name a new annuitant without Nationwide's consent.

Contingent Annuitant

If the annuitant dies before the annuitization date, the contingent annuitant becomes the annuitant.  The contingent annuitant must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a contingent annuitant of greater age.

If a contingent annuitant is named, all provisions of the contract that are based on the annuitant's death prior to the annuitization date will be based on the death of the last survivor of the annuitant and contingent annuitant.

Co-Annuitant

A co-annuitant, if named, must be the annuitant's spouse.  The co-annuitant may be named at any time prior to annuitization and will receive the benefit of the Spousal Protection Feature.

If either co-annuitant dies before the annuitization date, the surviving co-annuitant may continue the contract and will receive the benefit of the Spousal Protection Feature.

Joint Annuitant

The joint annuitant is designated as a second person (in addition to the annuitant) upon whose continuation of life any annuity payment involving life contingencies depend.  This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a joint annuitant of greater age.

The contract owner may name a joint annuitant at any time before the annuitization date.

Beneficiary and Contingent Beneficiary

The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the annuitization date and there is no joint owner.  The contract owner can name more than one beneficiary.  Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

A contingent beneficiary will succeed to the rights of the beneficiary if no beneficiary is alive when a death benefit is paid.  The contract owner can name more than one contingent beneficiary.  Multiple contingent beneficiaries will share the death benefit equally, unless otherwise specified.

Changes to the Parties to the Contract

Prior to the annuitization date (and subject to any existing assignments), the contract owner may request to change the following:

•	contract owner (Non-Qualified Contracts only);

•	joint owner (must be the contract owner's spouse);

•	contingent owner;

•	annuitant (subject to Nationwide's underwriting and approval);

•	contingent annuitant (subject to Nationwide's underwriting and approval);

•	co-annuitant (must be the annuitant's spouse);

•	joint annuitant (subject to Nationwide's underwriting and approval);

•	beneficiary; or

•	contingent beneficiary.

The contract owner must submit the request to Nationwide in writing and Nationwide must receive the request at its home office before the annuitization date.  Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed, whether or not the contract owner or annuitant is living at the time it was recorded.  The change will not affect any action taken by Nationwide before the change was recorded.

In addition to the above requirements, any request to change the contract owner must be signed by the existing contract owner and the person designated as the new contract owner.  Nationwide may require a signature guarantee.

If the contract owner is not a natural person and there is a change of the annuitant, distributions will be made as if the contract owner died at the time of the change, regardless of whether the contract owner named a contingent annuitant.

Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the contract.

Operation of the Contract

Purchase Payment Credits

Purchase Payment Credits ("PPCs") are additional credits that Nationwide will apply to a contract when cumulative purchase payments reach certain aggregate levels.

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When determining PPCs Nationwide will include the purchase payments in this contract, as well as the purchase payments of any other Nationwide annuity contract issued to an immediate family member made within the 12 months before the purchase of this contract.  Immediate family members include spouses, children, or other family members living within the contract owner’s household.  In order to be considered for PPCs, the contract owner must notify Nationwide in writing of all Nationwide annuity contracts owned by the contract owner or immediate family members.

Each time a contract owner submits a purchase payment, Nationwide will perform a calculation to determine if and how many PPCs are payable as a result of that particular deposit.

The formula used to determine the amount of the PPC is as follows:

(Cumulative Purchase Payments x PPC%)
–	PPCs Paid to Date
=	PPCs Payable

Cumulative Purchase Payments = the total of all purchase payments applied to the contract, including the current deposit, minus any surrenders.

PPC% = either 0.0%, 0.5%, or 1.0%, depending on the level of Cumulative Purchase Payments as follows:

If Cumulative Purchase Payments are . . .	Then the PPC% is . . .
$0 - $499,999	0.0% (no PPC is payable)
$500,000 - $999,999	0.5%
$1,000,000 or more	1.0%

PPCs Paid to Date = the total PPCs that Nationwide has already applied to the contract.

PPCs Payable = the PPCs that Nationwide will apply to the contract as a result of the current deposit.

For example, on March 1, Ms. Z makes an initial deposit of $200,000 to her contract.  She does not receive a PPC since her Cumulative Purchase Payments are less than $500,000.

On April 1, Ms. Z applies additional purchase payments of $350,000.  Cumulative Purchase Payments now equal $550,000.  Nationwide will apply PPCs to Ms. Z’s contract equal to $2,750, which is (0.5% x $550,000) - $0.

On May 1, Ms. Z takes a surrender of $150,000.  Cumulative Purchase Payments now equal $400,000.

On June 1, Ms. Z applies additional purchase payments of $500,000.  Cumulative Purchase Payments now equal $900,000.  Nationwide will apply PPCs to Ms. Z’s contract equal to $1,750, which is ($900,000 x 0.5%) - $2,750.  At this point in time, a total of $4,500 in PPCs have been applied to Ms. Z’s contract.

On July 1, Ms. Z applies additional purchase payments of $300,000.  Cumulative Purchase Payments now equal $1,200,000.  Nationwide will apply PPCs to Ms. Z’s contract equal to $7,500, which is ($1,200,000 x 1.0%) - $4,500.  At this point in time, a total of $12,000 in PPCs have been applied to Ms. Z’s contract.

PPCs are considered earnings, not purchase payments, and they will be allocated in the same proportion that purchase payments are allocated on the date the PPCs are applied.

For purposes of all benefits and taxes under these contracts, PPCs are considered earnings, not purchase payments, and they will be allocated in the same proportion that purchase payments are allocated on the date the PCCs are applied.

If the contract owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture all PPCs applied to the contract.  In those states that require the return of purchase payments for IRAs that are surrendered pursuant to the contractual free-look, Nationwide will recapture all PPCs, but under no circumstances will the amount returned to the contract owner be less than the purchase payments made to the contract.  In those states that allow a return of contract value, the contract owner will retain any earnings attributable to the PPCs, but all losses attributable to the PPCs will be incurred by Nationwide.
All PPCs are fully vested after the end of the contractual free-look period and are not subject to recapture.

Pricing

Generally, Nationwide prices accumulation unit values of the sub-accounts on each day that the New York Stock Exchange is open.  (Pricing is the calculation of a new accumulation unit value that reflects that day's investment experience.)

Accumulation units are not priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

• New Year's Day	• Independence Day
• Martin Luther King, Jr. Day	• Labor Day
• Presidents' Day	• Thanksgiving
• Good Friday	• Christmas
• Memorial Day

Nationwide also will not price purchase payments, surrenders or transfers if:

(1)	trading on the New York Stock Exchange is restricted;

(2)	an emergency exists making disposal or valuation of securities held in the variable account impracticable; or

(3)	the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist.  If Nationwide is closed on days when the New York Stock Exchange is open, contract value may change and contract owners will not have access to their accounts.

Application and Allocation of Purchase Payments

Initial Purchase Payments

Initial purchase payments wills be priced at the accumulation unit value next determined no later than 2 business days after receipt of an order to purchase if the application and all

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necessary information are complete and are received at Nationwide's home office before the close of the New York Stock Exchange, which generally occurs at 4:00 p.m. Eastern Time.  If the order is received after the close of the New York Stock Exchange, the initial purchase payment will be priced within 2 business days after the next business day.

If an incomplete application is not completed within 5 business days of receipt at Nationwide's home office, the prospective purchaser will be informed of the reason for the delay.  The purchase payment will be returned to the prospective purchaser unless he or she specifically consents to allow Nationwide to hold the purchase payment until the application is completed.

In some states, Nationwide will allocate initial purchase payments to the money market sub-account during the free look period.  After the free look period, Nationwide will reallocate the contract value among the investment options based on the instructions contained on the application.  In other states, Nationwide will immediately allocate initial purchase payments to the investment options based on the instructions contained on the application.

Subsequent Purchase Payments

Any subsequent purchase payment received at Nationwide's home office (along with all necessary information) before the close of the New York Stock Exchange will be priced at the accumulation unit value next determined after receipt of the purchase payment.  If a subsequent purchase payment is received at Nationwide's home office (along with all necessary information) after the close of the New York Stock Exchange, it will be priced at the accumulation unit value determined on the following valuation day.

Allocation of Purchase Payments

Nationwide allocates purchase payments to sub-accounts as instructed by the contract owner.  Shares of the underlying mutual funds allocated to the sub-accounts are purchased at net asset value, then converted into accumulation units.

Contract owners can change allocations or make exchanges among the sub-accounts.  However, no change may be made that would result in an amount less than 1% of the purchase payments being allocated to any sub-account.  In the event that Nationwide receives such a request, Nationwide will inform the contract owner that the allocation instructions are invalid and that the contract's allocations among the sub-accounts prior to the request will remain in effect.  Certain transactions may be subject to conditions imposed by the underlying mutual funds.

Determining the Contract Value

The contract value is the sum of:

(1)	the value of amounts allocated to the sub-accounts of the variable account; and

(2)	amounts allocated to the fixed account.

If charges are assessed against the whole contract value, Nationwide will deduct a proportionate amount from each sub-account and the fixed account based on current cash values.

Determining Variable Account Value – Valuing an Accumulation Unit

Sub-account allocations are accounted for in accumulation units.  Accumulation unit values (for each sub-account) are determined by calculating the net investment factor for the underlying mutual funds for the current valuation period and multiplying that result with the accumulation unit values determined on the previous valuation period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from valuation period to valuation period.  For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.

The net investment factor for any particular sub-account is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a)	is the sum of:

(1)	the net asset value of the underlying mutual fund as of the end of the current valuation period; and

(2)	the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current valuation period).

(b)	is the net asset value of the underlying mutual fund determined as of the end of the preceding valuation period.

(c)
is a factor representing the daily total variable account charges, which may include charges for optional benefits elected by the contract owner.  The factor is equal to an annualized rate ranging from 1.75% to 3.30% of the daily net assets of the variable account, depending on which optional benefits the contract owner elects.

Based on the change in the net investment factor, the value of an accumulation unit may increase or decrease.  Changes in the net investment factor may not be directly proportional to changes in the net asset value of the underlying mutual fund shares because of the deduction of variable account charges.

Though the number of accumulation units will not change as a result of investment experience, the value of an accumulation unit may increase or decrease from valuation period to valuation period.

Determining Fixed Account Value

Nationwide determines the value of the fixed account by:

(1)	adding all amounts allocated to the fixed account, minus amounts previously transferred or surrendered;

(2)	adding any interest earned on the amounts allocated to the fixed account; and

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(3)	subtracting charges deducted in accordance with the contract.

Transfer Requests

Contract owners may submit transfer requests in writing, over the telephone, or via the internet.  Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine.  Nationwide may restrict or withdraw the telephone and/or internet transfer privilege at any time.

Generally, sub-account transfers will receive the accumulation unit value next computed after the transfer request is received.  However, if a contract that is limited to submitting transfer requests via U.S. mail submits a transfer request via the internet or telephone pursuant to Nationwide's one-day delay policy, the transfer will be executed on the next business day after the exchange request is received by Nationwide (see "Managers of Multiple Contracts").

Transfer Restrictions

Neither the contracts described in this prospectus nor the underlying mutual funds are designed to support active trading strategies that require frequent movement between or among sub-accounts (sometimes referred to as "market-timing" or "short-term trading").  A contract owner who intends to use an active trading strategy should consult his/her registered representative and request information on other Nationwide variable annuity contracts that offer underlying mutual funds that are designed specifically to support active trading strategies.

Nationwide discourages (and will take action to deter) short-term trading in this contract because the frequent movement between or among sub-accounts may negatively impact other investors in the contract.  Short-term trading can result in:

•	the dilution of the value of the investors’ interests in the underlying mutual fund;

•
underlying mutual fund managers taking actions that negatively impact performance (keeping a larger portion of the underlying mutual fund assets in cash or liquidating investments prematurely in order to support redemption requests); and/or

•	increased administrative costs due to frequent purchases and redemptions.

To protect investors in this contract from the negative impact of these practices, Nationwide has implemented, or reserves the right to implement, several processes and/or restrictions aimed at eliminating the negative impact of active trading strategies. Nationwide makes no assurances that all risks associated with short-term trading will be completely eliminated by these process and/or restrictions.

Nationwide cannot guarantee that its attempts to deter active trading strategies will be successful.  If we are unable to deter active trading strategies, the performance of the sub-accounts that are actively trade may be adversely impacted.

Redemption Fees

Some underlying mutual funds assess a short-term trading fee in connection with transfers from a sub-account that occur within 60 days after the date of the allocation to the sub-account.  The fee is assessed against the amount transferred and is paid to the underlying mutual fund.  Redemption fees compensate the underlying mutual fund for any negative impact on fund performance resulting from short-term trading.  For more information on short-term trading fees, please see the "Short-Term Trading Fees" provision.

U.S. Mail Restrictions

Nationwide monitors transfer activity in order to identify those who may be engaged in harmful trading practices.  Transaction reports are produced and examined.  Generally, a contract may appear on these reports if the contract owner (or a third party acting on their behalf) engages in a certain number of "transfer events" in a given period.  A "transfer event" is any transfer, or combination of transfers, occurring on a given trading day (valuation period).  For example, if a contract owner executes multiple transfers involving 10 underlying mutual funds in one day, this counts as one transfer event.  A single transfer occurring on a given trading day and involving only 2 underlying mutual funds (or one underlying mutual fund if the transfer is made to or from the fixed account) will also count as one transfer event.

As a result of this monitoring process, Nationwide may restrict the method of communication by which transfer orders will be accepted.  In general, Nationwide will adhere to the following guidelines:

Trading Behavior	Nationwide's Response
6 or more transfer events in one calendar quarter
Nationwide will mail a letter to the contract owner notifying them that:

(1)  they have been identified as engaging in harmful trading practices; and

(2)  if their transfer events exceed 11 in 2 consecutive calendar quarters or 20 in one calendar year, the contract owner will be limited to submitting transfer requests via U.S. mail.

More than 11 transfer events in 2 consecutive calendar quarters OR More than 20 transfer events in one calendar year	Nationwide will automatically limit the contract owner to submitting transfer requests via U.S. mail.

Each January 1st, Nationwide will start the monitoring anew, so that each contract starts with 0 transfer events each January 1.  See, however, the "Other Restrictions" provision below.

Managers of Multiple Contracts

Some investment advisers/representatives manage the assets of multiple Nationwide contracts pursuant to trading authority granted or conveyed by multiple contract owners.  These

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multi-contract advisers will generally be required by Nationwide to submit all transfer requests via U.S. mail.

Nationwide may, as an administrative practice, implement a "one-day delay" program for these multi-contract advisers, which they can use in addition to or in lieu of submitting transfer requests via U.S. mail.  The one-day delay option permits multi-contract advisers to continue to submit transfer requests via the internet or telephone.  However, transfer requests submitted by multi-contract advisers via the internet or telephone will not receive the next available accumulation unit value.  Rather, they will receive the accumulation unit value that is calculated on the following business day.  Transfer requests submitted under the one-day delay program are irrevocable.  Multi-contract advisers will receive advance notice of being subject to the one-day delay program.

Other Restrictions

Nationwide reserves the right to refuse or limit transfer requests, or take any other action it deems necessary, in order to protect contract owners, annuitants, and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices employed by some contract owners (or third parties acting on their behalf).  In particular, trading strategies designed to avoid or take advantage of Nationwide's monitoring procedures (and other measures aimed at curbing harmful trading practices) that are nevertheless determined by Nationwide to constitute harmful trading practices, may be restricted.

Any restrictions that Nationwide implements will be applied consistently and uniformly.

Underlying Mutual Fund Restrictions and Prohibitions

Pursuant to regulations adopted by the SEC, Nationwide is required to enter into written agreements with the underlying mutual funds which allow the underlying mutual funds to:

(1)	request the taxpayer identification number, international taxpayer identification number, or other government issued identifier of any Nationwide contract owner;

(2)	request the amounts and dates of any purchase, redemption, transfer or exchange request (“transaction information”); and

(3)
instruct Nationwide to restrict or prohibit further purchases or exchanges by contract owners that violate policies established by the underlying mutual fund (whose policies may be more restrictive than Nationwide’s policies).

Nationwide is required to provide such transaction information to the underlying mutual funds upon their request.  In addition, Nationwide is required to restrict or prohibit further purchases or requests to exchange into an underlying mutual fund upon instruction from the underlying mutual fund.  Nationwide and any affected contract owner may not have advance notice of such instructions from an underlying mutual fund to restrict or prohibit further purchases or requests to exchange into an underlying mutual fund.  If an underlying mutual fund refuses to accept a purchase or request to exchange into the underlying mutual fund submitted by Nationwide, Nationwide will keep any affected contract owner in their current underlying mutual fund allocation.

Transfers Prior to Annuitization

Transfers from the Fixed Account

A contract owner may request to transfer allocations from the fixed account to the sub-accounts only upon reaching the end of a fixed account interest rate guarantee period.  Fixed account transfers must be made within 45 days after the end of the interest rate guarantee period.  The fixed account interest rate guarantee period is the period of time that the fixed account interest rate is guaranteed to remain the same.

Normally, Nationwide will permit 100% of the maturing fixed account allocations to be transferred.  However, Nationwide may limit the amount that can be transferred from the fixed account.  Nationwide will determine the amount that may be transferred and will declare this amount at the end of the fixed account interest rate guarantee period.  The maximum transferable amount will never be less than 10% of the fixed account allocation reaching the end of a fixed account interest rate guarantee period.

Contract owners who use Dollar Cost Averaging may transfer from the fixed account under the terms of that program.

Nationwide is required by state law to reserve the right to postpone the transfer of assets from the fixed account for a period of up to 6 months from the date of the transfer request.

Transfers from the Sub-Accounts

A contract owner may request to transfer allocations from the sub-accounts to the fixed account.

Nationwide reserves the right to limit or refuse transfers to the fixed account.

Transfers Among the Sub-Accounts

A contract owner may request to transfer allocations among the sub-accounts at any time.

Transfers After Annuitization

After annuitization, the portion of the contract value allocated to fixed annuity payments and the portion of the contract value allocated to variable annuity payments may not be changed.

After annuitization, transfers among sub-accounts may only be made on the anniversary of the annuitization date.

Right to Examine and Cancel

If the contract owner elects to cancel the contract, he/she may return it to Nationwide’s home office within a certain period of time known as the “free look” period.  Depending on the state in which the contract was purchased (and, in some states, if the contract is purchased as a replacement for another annuity contract), the free look period may be 10 days or longer.  For ease of administration, Nationwide will honor any free look cancellation that is received at Nationwide’s home office or postmarked within 30 days after the contract issue

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date.  The contract issue date is the next business day after the initial purchase payment is applied to the contract.

If the contract owner elects to cancel the contract pursuant to the free look provision, where required by law, Nationwide will return the greater of the contract value or the amount of purchase payment(s) applied during the free look period, less any Purchase Payment Credits and applicable federal and state income tax withholding.  Otherwise, Nationwide will return the contract value, less any applicable federal and state income tax withholding.

In some states, Nationwide will allocate initial purchase payments to the money market subaccount during the free look period.  After the free look period, Nationwide will reallocate the contract value among the sub-accounts based on the instructions contained on the application.

Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation.  Any additional amounts refunded to the contract owner will be paid by Nationwide.

Surrender (Redemption) Prior to Annuitization

Prior to annuitization and before the annuitant's death, contract owners may generally surrender some or all of their contract value.  Surrenders from the contract may be subject to federal income tax and/or a tax penalty.  See "Federal Income Taxes" in Appendix C: Contract Types and Tax Information.  Surrender requests must be in writing and Nationwide may require additional information.  When taking a full surrender, the contract must accompany the written request.  Nationwide may require a signature guarantee.

Nationwide will pay any amounts surrendered from the sub-accounts within 7 days (See “Pricing”).  However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer.

Nationwide is required by state law to reserve the right to postpone payment of assets in the fixed account for a period of up to 6 months from the date of the surrender request.

Partial Surrenders (Partial Redemptions)

If a contract owner requests a partial surrender, Nationwide will surrender accumulation units from the sub-accounts and an amount from the fixed account.  The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the surrender request.

Partial surrenders are subject to the CDSC provisions of the contract.  If a CDSC is assessed, the contract owner may elect to have the CDSC deducted from either:

(a)	the amount requested; or

(b)	the contract value remaining after the contract owner has received the amount requested.

If the contract owner does not make a specific election, any applicable CDSC will be deducted from the amount requested by the contract owner.

The CDSC deducted is a percentage of the amount requested by the contract owner.  Amounts deducted for CDSC are not subject to subsequent CDSC.

Partial Surrenders to Pay Investment Advisory Fees

Some contract owners utilize an investment advisor(s) to manage their assets, for which the investment advisor assesses a fee.  Investment advisors are not endorsed or affiliated with Nationwide and Nationwide makes no representation as to their qualifications.  The fees for these investment advisory services are specified in the respective account agreements and are separate from and in addition to the contract fees and expenses described in this prospectus.  Some contract owners authorize their investment advisor to take a partial surrender(s) from the contract in order to collect investment advisory fees.  Surrenders taken from this contract to pay advisory or investment management fees are subject to the CDSC provisions of the contract and may be subject to income tax and/or tax penalties.

Full Surrenders (Full Redemptions)

Upon full surrender, the contract value may be more or less than the total of all purchase payments made to the contract.  The contract value will reflect:

•	variable account charges;

•	underlying mutual fund charges;

•
a $30 Contract Maintenance Charge (this charge will be waived upon full surrender if the contract value is equal to or greater than $50,000 at the time of the full surrender or on any contract anniversary prior to the full surrender);

•	the investment performance of the underlying mutual funds;

•	amounts allocated to the fixed account and any interest credited; and

•	Purchase Payment Credits (if applicable).

Full surrenders are subject to the CDSC provisions of the contract, where permitted by state law.  The CDSC-free withdrawal privilege does not apply to full surrenders of the contract.  For purposes of the CDSC free withdrawal privilege, a full surrender is:

•	multiple surrenders taken within a contract year that deplete the entire ; or

•	any single net surrender of 90% or more of the contract value.

Surrender (Redemption) After Annuitization

After the annuitization date, surrenders other than regularly scheduled annuity payments are not permitted.

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Assignment

Contract rights are personal to the contract owner and may not be assigned without Nationwide's written consent.  Nationwide reserves the right to refuse to recognize assignments that alter the nature of the risks that Nationwide assumed when it originally issued the contract.

A Non-Qualified Contract owner may assign some or all rights under the contract.  An assignment must occur before annuitization while the annuitant is alive.  Once proper notice of assignment is recorded by Nationwide's home office, the assignment will become effective.

Investment-Only Contracts, IRAs, Roth IRAs, SEP IRAs, and Simple IRAs may not be assigned, pledged or otherwise transferred except where allowed by law.

Nationwide is not responsible for the validity or tax consequences of any assignment.  Nationwide is not liable for any payment or settlement made before the assignment is recorded.  Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned.  Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire contract value may cause the portion of the contract value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

Contract Owner Services

Asset Rebalancing

Asset Rebalancing is the automatic reallocation of contract values to the sub-accounts on a predetermined percentage basis.  Asset Rebalancing is not available for assets held in the fixed account.  Requests for Asset Rebalancing must be on a Nationwide form.  Once Asset Rebalancing is elected, it will only be terminated upon specific instruction from the contract owner; manual transfers will not automatically terminate the program.

Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide.  If the last day of the three-month period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, Asset Rebalancing will occur on the next business day.  Each Asset Rebalancing reallocation is considered a transfer event.

Contract owners should consult a financial adviser to discuss the use of Asset Rebalancing.

Nationwide reserves the right to stop establishing new Asset Rebalancing programs.

Dollar Cost Averaging

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time.  It involves the automatic transfer of a specified amount from the fixed account and/or certain sub-accounts into other sub-accounts.  Nationwide does not guarantee that this program will result in profit or protect contract owners from loss.

Contract owners direct Nationwide to automatically transfer specified amounts from the fixed account and the:

Fidelity Variable Insurance Products Fund
•	VIP Investment Grade Bond Portfolio: Service Class 2
Neuberger Berman Advisers Management Trust
•	Neuberger Berman Short Duration Bond Portfolio: I Class
Nationwide Variable Insurance Trust
•	NVIT Government Bond Fund: Class I
•	NVIT Investor Destinations Funds: Class II
➢	NVIT Investor Destinations Conservative Fund: Class II
•	NVIT Money Market Fund: Class I

to any other underlying mutual fund(s).  Dollar Cost Averaging transfers may not be directed to the fixed account.

Transfers occur monthly or on another frequency if permitted by Nationwide.  Dollar Cost Averaging transfers are not considered transfer events.  Nationwide will process transfers until either the value in the originating investment option is exhausted, or the contract owner instructs Nationwide in writing to stop the transfers.

Transfers from the fixed account must be equal to or less than 1/30th of the fixed account value at the time the program is requested.  Contract owners that wish to utilize Dollar Cost Averaging from the fixed account should first inquire whether any Enhanced Fixed Account Dollar Cost Averaging programs are available.

Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the fixed account for a period of up to 6 months from the date of the transfer request.

Enhanced Fixed Account Dollar Cost Averaging

Nationwide may, periodically, offer Enhanced Fixed Account Dollar Cost Averaging programs.  Only new purchase payments to the contract are eligible for Enhanced Fixed Account Dollar Cost Averaging.

Enhanced Fixed Account Dollar Cost Averaging involves the automatic transfer of a specific amount from the enhanced fixed account into other sub-accounts.  Enhanced Fixed Account Dollar Cost Averaging transfers may not be directed to the fixed account.  Amounts allocated to the enhanced fixed account earn a higher rate of interest than assets allocated in the standard fixed account.  Each enhanced interest rate is guaranteed for as long as the corresponding program is in effect.

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Transfers occur monthly or on another frequency if permitted by Nationwide.  Enhanced Fixed Account Dollar Cost Averaging transfers are not considered transfer events.  Nationwide will process transfers until either amounts allocated to the enhanced fixed account are exhausted or the contract owner instructs Nationwide in writing to stop the transfers.  For Enhanced Fixed Account Dollar Cost Averaging, when a contract owner instructs Nationwide to stop the transfers, Nationwide will automatically transfer any amount remaining in the enhanced fixed account to the money market sub-account.

Nationwide reserves the right to stop establishing new Enhanced Fixed Account Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the fixed account, including an enhanced fixed account, for a period of up to 6 months from the date of the transfer request.

Dollar Cost Averaging for Living Benefits

Nationwide may periodically offer Dollar Cost Averaging programs with the Capital Preservation Plus Lifetime Income Option and the 10% Lifetime Income Option referred to as “Dollar Cost Averaging for Living Benefits.”  Only new purchase payments to the contract are eligible for Dollar Cost Averaging for Living Benefits.  Nationwide reserves the right to require a minimum balance to establish this program.

Dollar Cost Averaging for Living Benefits involves the automatic transfer of a specific amount from the standard or enhanced fixed account into other sub-accounts.  With this service, the contract owner benefits from the ability to invest in the sub-accounts over a period of time, thereby smoothing out the effects of market volatility.  The investment options available for the Capital Preservation  Plus Lifetime Income Option and the 10% Lifetime Income Option are the only investment options available for use in the Dollar Cost Averaging for Living Benefits.  Dollar Cost Averaging for Living Benefits transfers may not be directed to the fixed account, or to any investment option that is unavailable with the respective living benefit option.  Please refer to “Income Benefits Investment Options” earlier in this prospectus for the investment options available for these living benefits.

Dollar Cost Averaging for Living Benefits transfers are not considered transfer events.  Nationwide will process transfers until the amount allocated to the standard or enhanced fixed account are exhausted.  Once the contract owner enters into the Dollar Cost Averaging for Living Benefits program, the contract owner may not terminate the program.  Nationwide reserves the right to stop establishing new Dollar Cost Averaging for Living Benefits programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the fixed account, including an enhanced fixed account, for a period of up to 6 months from the date of the transfer request.

Fixed Account Interest Out Dollar Cost Averaging

Nationwide may, periodically, offer Fixed Account Interest Out Dollar Cost Averaging programs.  Fixed Account Interest Out Dollar Cost Averaging involves the automatic transfer of the interest earned on fixed account allocations into any other sub-accounts.  Fixed Account Interest Out Dollar Cost Averaging transfers may not be directed to the fixed account.

Transfers occur monthly or on another frequency if permitted by Nationwide.  Fixed Account Interest Out Dollar Cost Averaging transfers are not considered transfer events.  Nationwide will continue to process transfers until the contract owner instructs Nationwide in writing to stop the transfers.

Nationwide reserves the right to stop establishing new Fixed Account Interest Out Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the fixed account for a period of up to 6 months from the date of the transfer request.

Systematic Withdrawals

Systematic Withdrawals allow contract owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis.  Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be in writing.

The withdrawals will be taken from the sub-accounts and the fixed account proportionately unless Nationwide is instructed otherwise.

Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the contract owner.  The Internal Revenue Service may impose a 10% penalty tax if the contract owner is under age 59½ unless the contract owner has made an irrevocable election of distributions of substantially equal payments.

A CDSC may apply to amounts taken through systematic withdrawals.  If the contract owner takes Systematic Withdrawals, the maximum amount that can be withdrawn annually without a CDSC is the greatest of:

(1)	10% of the net difference of purchase payments that are subject to CDSC minus purchase payments surrendered that were subject to CDSC;

(2)	an amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code; or

(3)	a percentage of the contract value based on the contract owner's age, as shown in the table below:

Contract Owner's Age	Percentage of Contract Value
Under age 59½	5%
59½ through age 61	7%
62 through age 64	8%
65 through age 74	10%
75 and over	13%

The contract owner's age is determined as of the date the request for Systematic Withdrawals is recorded by Nationwide's home office.  For joint owners, the older joint owner's age will be used.

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If total amounts withdrawn in any contract year exceed the CDSC-free amount described above, those amounts will only be eligible for the CDSC-free withdrawal privilege described in the CDSC provision.  The total amount of CDSC for that contract year will be determined in accordance with that provision.

The CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative.  Free amounts not taken during any contract year cannot be taken as free amounts in a subsequent contract year.

Nationwide reserves the right to stop establishing new Systematic Withdrawal programs.  Systematic Withdrawals are not available before the end of the ten-day free-look period.

Custom Portfolio Asset Rebalancing Service

For contract owners that have elected the CPPLI Option or the 10% Lifetime Income Option, Nationwide makes available the Custom Portfolio Asset Rebalancing Service (“Custom Portfolio”) at no extra charge.  Custom Portfolio is an asset allocation program that contract owners can use to build their own customized portfolio of investments, subject to certain limitations.  Asset allocation is the process of investing in different asset classes (such as equity funds, fixed income funds, and money market funds) and may reduce the risk and volatility of investing. There are no guarantees that Custom Portfolio will result a profit or protect against loss in a declining market.

Custom Portfolio offers seven asset allocation models.  Each model is comprised of different percentages of standardized asset categories designed to meet different investment goals, risk tolerances, and investment time horizons. The contract owner selects their model, then selects the specific underlying mutual funds (also classified according to standardized asset categories) and investment percentages within the model’s parameters, enabling the contract owner to create their own unique “Custom Portfolio.”  Only one “Custom Portfolio” may be created and in effect at a time and the entire variable account contract value must participate in the model.

Note: Contract owners should consult with a qualified investment advisor regarding the use of Custom Portfolio and to determine which model is appropriate for them.

Once the contract owner creates their “Custom Portfolio,” that contract owner’s model is static.  This means that that the percentage allocated to each underlying mutual fund will not change over time, except for quarterly rebalancing, as described below.  Note: allocation percentages within a particular model may subsequently change, but any such changes will not apply to existing model participants; the changes will only apply to participants that elect the model after the change implementation date.

To participate in Custom Portfolio, eligible contract owners must submit the proper administrative form to Nationwide’s home office.  While Custom Portfolio is elected, contract owners cannot participate in Asset Rebalancing.

Asset Allocation Models available with Custom Portfolio

The following models are available with Custom Portfolio:
Conservative:	Designed for contract owners that are willing to accept very little risk but still want to see a small amount of growth.
Moderately Conservative:	Designed for contract owners that are willing to accept some market volatility in exchange for greater potential income and growth.
Balanced:	Designed for contract owners that are willing to accept some market volatility in exchange for potential long-term returns.
Moderate:	Designed for contract owners that are willing to accept some short-term price fluctuations in exchange for potential long-term returns.
Capital Appreciation:	Designed for contract owners that are willing to accept more short-term price fluctuations in exchange for potential long-term returns.
Moderately Aggressive:	Designed for contract owners willing to accept sharp, short-term price fluctuations in exchange for potential long-term returns.
Aggressive:
Designed for contract owners that are willing to accept sharper, short-term price fluctuations in exchange for potential higher long-term returns. This model is only available for contracts that elected CPPLI Option.

The specific underlying mutual funds available to comprise the equity and fixed income components of the models are contained in the election form, which is provided to contract owners at the time Custom Portfolio is elected.  At that time, contract owners elect their model and the specific underlying mutual funds and percentages that will comprise their “Custom Portfolio.”

Quarterly Rebalancing

At the end of each calendar quarter, Nationwide will reallocate the variable account contract value so that the percentages allocated to each underlying mutual fund match the most recently provided percentages provided by the contract owner. If the end of a calendar quarter is a Saturday, Sunday, recognized holiday, or any other day that the New York Stock Exchange is closed, the quarterly rebalancing will occur on the next business day.  Rebalancing will be priced using the unit value determined on the last valuation date of the calendar quarter.  Each quarterly rebalancing is considered a transfer event.  However, quarterly rebalancing transfers within your Custom Portfolio are not subject to Short-Term Trading Fees.

Changing Models or Underlying Mutual Fund Allocations

Contract owners who have elected the 10% Lifetime Income Option may change the underlying mutual fund allocations within their elected model, percentages within their elected model and/or may change models and create a new “Custom Portfolio” within that new model. Contract owners who have elected the CPPLI Option are not permitted to change models but can change the underlying mutual fund allocations or percentages within their elected model.  To implement one of

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these changes, contract owners must submit new allocation instructions to Nationwide’s home office in writing on Nationwide’s administrative form.  Any model and percentage changes will be subject to Short-Term Trading Fees and will count as a transfer event, as described in the “Transfer Restrictions” provision.

Nationwide reserves the right to limit the number of model changes a contract owner can make each year.

Terminating Participation in Custom Portfolio

Contract owners can terminate participation in Custom Portfolio by submitting a written request to Nationwide’s home office.  In order for the termination to be effective, the termination request must contain valid reallocation instructions that are in accordance with the terms and conditions of the CPPLI Option or the 10% Lifetime Income Option, as applicable.  Termination is effective on the date the termination request is received at Nationwide’s home office in good order.

Death Benefits

Death of Contract Owner

If a contract owner (including a joint owner) who is not the annuitant dies before the annuitization date, no death benefit is payable and the surviving joint owner becomes the contract owner.

If no joint owner is named, the contingent owner becomes the contract owner.

If no contingent owner is named, the beneficiary becomes the contract owner.

If no beneficiary survives the contract owner, the last surviving contract owner's estate becomes the contract owner.

Distributions will be made pursuant to the "Required Distributions for Non-Qualified Contracts" in Appendix C: Contract Types and Tax Information.

Death of Annuitant

If the annuitant who is not a contract owner dies before the annuitization date, the contingent annuitant becomes the annuitant and no death benefit is payable.  If no contingent annuitant is named, a death benefit is payable to the beneficiary.  Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the annuitant, the contingent beneficiary receives the death benefit.  Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries or contingent beneficiaries survive the annuitant, the contract owner or the last surviving contract owner’s estate will receive the death benefit.

If the contract owner is a Charitable Remainder Trust and the annuitant dies before the annuitization date, the death benefit will accrue to the Charitable Remainder Trust.  Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

If the annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death of Contract Owner/Annuitant

If a contract owner (including a joint owner) who is also the annuitant dies before the annuitization date, a death benefit is payable to the surviving joint owner.

If there is no surviving joint owner, the death benefit is payable to the beneficiary.  Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the contract owner/annuitant, the contingent beneficiary receives the death benefit.  Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no contingent beneficiaries survive the contract owner/annuitant, the last surviving contract owner's estate will receive the death benefit.

If the contract owner/annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death Benefit Payment

The recipient of the death benefit may elect to receive the death benefit:

(1)	in a lump sum;

(2)	as an annuity (please see the “Annuity Payment Options” section for additional information); or

(3)	in any other manner permitted by law and approved by Nationwide.

Nationwide will pay (or will begin to pay) the death benefit upon receiving proof of death and the instructions as to the payment of the death benefit.  If the recipient of the death benefit does not elect the form in which to receive the death benefit payment, Nationwide will pay the death benefit in a lump sum.  Contract value will continue to be allocated according to the most recent allocation instructions until the death benefit is paid.

If the contract has multiple beneficiaries entitled to receive a portion of the death benefit, the contract value will continue to be allocated according to the most recent allocation instructions until the first beneficiary is paid.  After the first beneficiary is paid, remaining contract value will be allocated to the available money market sub-account until instructions are received from the remaining beneficiary(ies).

Death Benefit Calculations

An applicant may elect either the standard death benefit or an available death benefit option that is offered under the contract for an additional charge.  If no election is made at the time of application, the death benefit will be the standard death benefit.

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The value of each component of the applicable death benefit calculation will be determined as of the date of the annuitant's death, except for the contract value component, which will be determined as of the date Nationwide receives:

(1)	proper proof of the annuitant’s death;

(2)	an election specifying the distribution method; and

(3)	any state required form(s).

Nationwide reserves the right to refuse purchase payments in excess of $1,000,000 (see “Synopsis of the Contracts”). If you do not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply to your contract.

Standard Death Benefit

If the annuitant dies before the annuitization date, the standard death benefit will be the greater of:

(1)	the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit; or

(2)	the total of all purchase payments, less an adjustment for amounts surrendered.

The adjustment for amounts surrendered will reduce item (2) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

The standard death benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse

One-Year Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.20% of the daily net assets of the variable account, an applicant can elect the One-Year Enhanced Death Benefit Option at the time of application.  The One-Year Enhanced Death Benefit Option is only available for contracts with annuitants age 80 or younger at the time of application.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)	the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant's death, the death benefit will be the greater of (1) or (2) above.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

A = the greatest of:

(1)	the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant's death, the calculation for A above will be the greater of (1) or (2) above.

B = the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit; and

F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The practical effect of this formula is that the beneficiary recovers a lesser percentage of purchase payments in excess of $3,000,000 than for purchase payments up to $3,000,000.  In no event will the beneficiary receive less than the contract value.

The One-Year Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

One-Month Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.35% of the daily net assets of the variable account, an applicant can elect the One-Month Enhanced Death Benefit Option at the time of application.  The One-Month Enhanced Death Benefit Option is only available for contracts with annuitants age 75 or younger at the time of application.

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If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)	the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest contract value on any monthly contract anniversary prior to the annuitant’s 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that monthly contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant’s death, the death benefit will be the greater of (1) or (2) above.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

A = the greatest of:

(1)	the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest contract value on any monthly contract anniversary prior to the annuitant’s 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that monthly contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant’s death, the calculation for A above will be the greater of (1) or (2) above.

B = the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit; and

F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The practical effect of this formula is that the beneficiary recovers a lesser percentage of purchase payments in excess of $3,000,000 than for purchase payments up to $3,000,000.  In no event will the beneficiary receive less than the contract value.

The One-Month Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

Combination Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.45% of the daily net assets of the variable account, an applicant can elect the Combination Enhanced Death Benefit Option at the time of application.  The Combination Enhanced Death Benefit Option is only available for contracts with annuitants age 75 or younger at the time of application.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)	the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered;

(3)
the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

(4)	the 5% interest anniversary value.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant's death, the death benefit will be the greater of (1) or (2) above.

The 5% interest anniversary value is equal to purchase payments, accumulated at 5% annual compound interest until the last contract anniversary prior to the annuitant's 81st birthday, proportionately adjusted for amounts surrendered.  The adjustment for amounts surrendered will reduce the accumulated value as of the most recent contract anniversary prior to each partial surrender in the same proportion that the contract value was reduced on the date of the partial surrender.  Such total accumulated amount, after the surrender adjustment, shall not exceed 200% of purchase payments adjusted for amounts surrendered.

For example, assume Joe purchases a contract in 2008 for $100,000.  In the year 2021, his contract stands as follows:

Total purchase payments:	$100,000
Contract value:	$120,000
Highest anniversary contract value:	$125,000
5% interest anniversary value:	$197,933

If Joe dies in 2021, his death benefit would be $197,933.

However if he dies the next year, his death benefit would be $200,000 instead of $207,829 (calculation: 105% X $197,933)

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since the 5% interest anniversary value is limited to 200% of his initial purchase payment of $100,000.

Following is an example of how a surrender would impact the death benefit calculation.  In the year 2015, his contract stands as follows:

Total purchase payments:	$100,000
Contract value:	$120,000
Highest anniversary contract value:	$120,000
5% interest anniversary value:	$155,133

In 2016, Joe takes a partial surrender of $60,000.  After his surrender, the highest contract anniversary value is $60,000 (calculation: $120,000 -– $60,000) and the 5% interest anniversary value is $77,566 (calculation: ($60,000/$120,000) x $155,133).  After the date of the withdrawal, the 5% interest anniversary value is limited to $80,000 (calculation: 200% ($100,000 - $60,000).

If, after the first contract anniversary, the fixed account allocation becomes greater than 30% of the contract value solely due to the application of additional purchase payments, additional surrenders, or transfers among investment options, then for purposes of calculating the 5% interest anniversary value, 0% will accrue for that year.  If, however, the 30% threshold is reached due to a combination of market performance and contract owner actions, and would not have been reached but for the market performance, interest will continue to accrue at 5%.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

A = the greatest of:

(1)	the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered;

(3)
the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

(4)	the 5% interest anniversary value.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant's death, the calculation for A above will be the greater of (1) or (2) above.

B = the contract value as of the date that Nationwide receives all the information necessary to pay the death benefit; and

F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The practical effect of this formula is that the beneficiary recovers a lesser percentage of purchase payments in excess of $3,000,000 that for purchase payments up to $3,000,000.  In no event will the beneficiary receive less than the contract value.

The Combination Enhanced Death Benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

Spousal Protection Feature

The standard death benefit and all of the death benefit options include a Spousal Protection Feature at no additional charge.  The Spousal Protection Feature is not available for contracts issued as Charitable Remainder Trusts.  The Spousal Protection Feature allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse, provided the conditions described below are satisfied:

(1)
One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the contract owner.  For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the contract owner;

(2)	The spouses must be co-annuitants;

(3)	(a) Both spouses must be age 85 or younger at the time the contract is issued for the standarddeath benefit;

(b) Both spouses must be age 80 or younger at the time the contract is issued for the One-Year Enhanced Death Benefit Option;

(c) Both spouses must be age 75 or younger at the time the contract is issued for the Combination Enhanced Death Benefit Option or the One-Month Enhanced Death Benefit Option;

(4)	Both spouses must be named as beneficiaries;

(5)	No person other than the spouse may be named as contract owner, annuitant or primary beneficiary;

(6)
If both spouses are alive upon annuitization, the contract owner must specify which spouse is the annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the contract owner); and

(7)
If the contract owner requests to add a co-annuitant after contract issuance, the date of marriage must be after the contract issue date and Nationwide will require the contract owner to provide a copy of the marriage certificate.  The new co-annuitant must meet the age

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requirement of the respective death benefit option on the date the co-annuitant is added.

If a co-annuitant dies before the annuitization date, the surviving spouse may continue the contract as its sole contract owner.  Additionally, if the death benefit value is higher than the contract value at the time of the first co-annuitant’s death, Nationwide will adjust the contract value to equal the death benefit value.  The surviving co-annuitant may then name a new beneficiary but may not name another co-annuitant.

Additional purchase payments made to the contract after receiving the benefit of the Spousal Protection Feature are subject to the CDSC provisions of the contract.

Annuity Commencement Date

The annuity commencement date is the date on which annuity payments are scheduled to begin.  Generally, the contract owner designates the annuity commencement date at the time of application.  If no annuity commencement date is designated at the time of application, Nationwide will establish the annuity commencement date as the date the annuitant reaches age 90 for Non-Qualified Contracts and the date the contract owner reaches age 70½ for all other contract types.

The contract owner may change the annuity commencement date before annuitization.  This change must be in writing and approved by Nationwide.  The annuity commencement date may not be later than the first day of the first calendar month after the annuitant's 90th birthday (or the 90th birthday of the oldest annuitant if there are joint annuitants) unless approved by Nationwide.

Annuity Commencement Date and Lifetime Income Options

If the contract owner elected a 10% Lifetime Income Option, Nationwide will, approximately three months before the annuity commencement date, notify the contract owner of the impending annuity commencement date and give the contract owner the opportunity to defer the annuity commencement date in order to preserve the benefit associated with the 10% Lifetime Income Option.  Deferring the annuity commencement date may have negative tax consequences.  See “Required Distributions for IRAs, SEP IRAs, Simple IRAs and Roth IRAs” in Appendix C, and the “10% Lifetime Income Option,” provisions in this prospectus.  Consult a qualified tax advisor.

Annuitizing the Contract

Annuitization Date

The annuitization date is the date that annuity payments begin.  Annuity payments will not begin until the contract owner affirmatively elects to begin annuity payments.  If the contract owner has elected the 10% Lifetime Income Option, an election to begin annuity payments will terminate all benefits, conditions, guarantees, and charges associated with the 10% Lifetime Income Option.

The annuitization date will be the first day of a calendar month unless otherwise agreed.  The annuitization date must be at least 2 years after the contract is issued, but may not be later than either:

•	the age (or date) specified in your contract; or

•	the age (or date) specified by state law, where applicable.

On the annuitization date, the annuitant becomes the contract owner unless the contract owner is a Charitable Remainder Trust.

The Internal Revenue Code may require that distributions be made prior to the annuitization dates specified above see "Required Distributions" in Appendix C: Contract Types and Tax Information.

Annuitization

Annuitization is the period during which annuity payments are received.  It is irrevocable once payments have begun.  Upon arrival of the annuitization date, the annuitant must choose:

(1)	an annuity payment option; and

(2)	either a fixed payment annuity, variable payment annuity, or an available combination.

Any allocations in the fixed account that are to be annuitized as a variable payment annuity must be moved to the variable account prior to the annuitization date.  There are no restrictions on fixed account transfers made in anticipation of annuitization.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization.  Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the contract owner.

Fixed Annuity Payments

Fixed annuity payments provide for level annuity payments.  Premium taxes are deducted prior to determining fixed annuity payments.  The fixed annuity payments will remain level unless the annuity payment option provides otherwise.

VariableAnnuity Payments

Variable annuity payments will vary depending on the performance of the underlying mutual funds selected.

First Variable Annuity Payment

The following factors determine the amount of the first variable annuity payment:

•	the portion of purchase payments allocated to provide variable annuity payments;

•	the variable account value on the annuitization date;

•	the adjusted age and sex of the annuitant (and joint annuitant, if any) in accordance with the contract;

•	the annuity payment option elected;

•	the frequency of annuity payments;

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•	the annuitization date;

•	the assumed investment return (the net investment return required to maintain level variable annuity payments);

•	the deduction of applicable premium taxes; and

•	the date the contract was issued.

Subsequent Variable Annuity Payments

Variable annuity payments after the first will vary with the performance of the underlying mutual funds chosen by the contract owner after the investment performance is adjusted by the assumed investment return factor.

The dollar amount of each subsequent variable annuity payment is determined by taking the portion of the first annuity payment funded by a particular sub-account divided by the annuity unit value for that sub-account as of the annuitization date.  This establishes the number of annuity units provided by each sub-account for each variable annuity payment after the first.

The number of annuity units for each sub-account will remain constant, unless the contract owner transfers value from one underlying mutual fund to another.  After annuitization, transfers among sub-accounts may only be made on the anniversary of the annuitization date.

The number of annuity units for each sub-account is multiplied by the annuity unit value for that sub-account for the valuation period for which the payment is due.  The sum of these results for all the sub-accounts in which the contract owner invests establishes the dollar amount of the variable annuity payment.

Subsequent variable annuity payments may be more or less than the previous variable annuity payment, depending on whether the net investment performance of the elected underlying mutual funds is greater or lesser than the assumed investment return.

Assumed Investment Return

An assumed investment return is the net investment return required to maintain level variable annuity payments.  Nationwide uses a 3.5% assumed investment return factor.  Therefore, if the net investment performance of each sub-account in which the contract owner invests exactly equals 3.5% for every payment period, then each payment will be the same amount.  To the extent that investment performance is not equal to 3.5% for given payment periods, the amount of the payments in those periods will not be the same.  Payments will increase from one payment date to the next if the annualized net rate of return is greater than 3.5% during that time.  Conversely, payments will decrease from one payment to the next if the annualized net rate of return is less than 3.5% during that time.

Nationwide uses the assumed investment rate of return to determine the amount of the first variable annuity payment.

Value of an Annuity Unit

Annuity unit values for sub-accounts are determined by:

(1)
multiplying the annuity unit value for each sub-account for the immediately preceding valuation period by the net investment factor for the sub-account for the subsequent valuation period (see "Determining the Contract Value – Determining Variable Account Value – Valuing an Accumulation Unit"); and then

(2)	multiplying the result from (1) by a factor to neutralize the assumed investment return factor.

Frequency and Amount of Annuity Payments

Annuity payments are based on the annuity payment option elected.

If the net amount to be annuitized is less than $2,000, Nationwide reserves the right to pay this amount in a lump sum instead of periodic annuity payments.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $25.  The payment frequency will be changed to an interval that will result in payments of at least $25.

Annuity payments will generally be received within 7 to 10 days after each annuity payment date.

Annuity Payment Options

The annuitant must elect an annuity payment option before the annuitization date.  If the annuitant does not elect an annuity payment option, a variable payment life annuity with a guarantee period of 240 months will be assumed as the automatic form of payment upon annuitization.  Once elected or assumed, the annuity payment option may not be changed.

Not all of the annuity payment options may be available in all states.  Additionally, the annuity payment options available may be limited based on the annuitant's age (and the joint annuitant's age, if applicable) or requirements under the Internal Revenue Code.

Nationwide reserves the right to refuse purchase payments in excess of $1,000,000 (see “Synopsis of the Contracts”). If you do not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply to your contract.  If you are permitted to submit purchase payments in excess of $1,000,000, additional restrictions apply, as follows.

Annuity Payment Options for Contracts with Total Purchase Payments Less Than or Equal to $2,000,000

If, at the annuitization date, the total of all purchase payments made to the contract is less than or equal to $2,000,000, the annuity payment options available are:

•	Single Life;

•	Standard Joint and Survivor; and

•	Single Life with a 10 or 20 Year Term Certain.

Each of the annuity payment options is discussed more thoroughly below.

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Single Life

The Single Life annuity payment option provides for annuity payments to be paid during the lifetime of the annuitant.

Payments will cease with the last payment before the annuitant's death.  For example, if the annuitant dies before the second annuity payment date, the annuitant will receive only one payment.  The annuitant will only receive two annuity payments if he or she dies before the third payment date, and so on.  No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Standard Joint and Survivor

The Standard Joint and Survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the annuitant and joint annuitant.  After the death of either the annuitant or joint annuitant, payments will continue for the life of the survivor.

Payments will cease with the last payment due prior to the death of the last survivor of the annuitant and joint annuitant.  As is the case of the Single Life annuity payment option, there is no guaranteed number of payments.  Therefore, it is possible that if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment.  No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Single Life with a 10 or 20 Year Term Certain

The Single Life with a 10 or 20 Year Term Certain annuity payment option provides that monthly annuity payments will be paid during the annuitant's lifetime or for the term selected, whichever is longer.  The term may be either 10 or 20 years.

If the annuitant dies before the end of the 10 or 20 year term, payments will be paid to the beneficiary for the remainder of the term.

No withdrawals other than the scheduled annuity payments are permitted.

Any Other Option

Annuity payment options not set forth in this provision may be available.  Any annuity payment option not set forth in this provision must be approved by Nationwide.

Annuity Payment Options for Contracts with Total Purchase Payments Greater Than $2,000,000

If, at the annuitization date, the total of all purchase payments made to the contract is greater than $2,000,000, Nationwide may limit the annuity payment option to the longer of:

(1)	a Fixed Life Annuity with a 20 Year Term Certain; or

(2)	a Fixed Life Annuity with a Term Certain to Age 95.

Annuitization of Amounts Greater than $5,000,000

Additionally, we may limit the amount that may be annuitized on a single life to $5,000,000.  If the total amount to be annuitized is greater than $5,000,000, the contract owner must:

(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial surrender from the contract;

(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the contract value in excess of $5,000,000 to another annuity contract; or

(3)	annuitize the portion of the contract value in excess of $5,000,000 under an annuity payment option with a term certain, if available.

Statements and Reports

Nationwide will mail contract owners statements and reports.  Therefore, contract owners should promptly notify Nationwide of any address change.

These mailings will contain:

•	statements showing the contract's quarterly activity;

•
confirmation statements showing transactions that affect the contract's value.  Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs).  Instead, confirmation of recurring transactions will appear in the contract's quarterly statements; and

•	semi-annual and annual reports of allocated underlying mutual funds.

Contract owners can receive information from Nationwide faster and reduce the amount of mail they receive by signing up for Nationwide’s eDelivery program.  Nationwide will notify contract owners by email when important documents (statements, prospectuses and other documents) are ready for a contract owner to view, print, or download from Nationwide’s secure server.  To choose this option, go to:

www.nationwide.com/login.

Contract owners should review statements and confirmations carefully.  All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract.  Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

When multiple copies of the same disclosure document(s), such as prospectuses, supplements, proxy statements and semi-annual and annual reports are required to be mailed to multiple contract owners in the same household, Nationwide will mail only one copy of each document, unless notified otherwise by the contract owner(s).  Household delivery will continue for the life of the contracts.  Please call 1-866-223-0303 to resume regular delivery.  Please allow 30 days for regular delivery to resume.

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Legal Proceedings

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business. It is often not possible to determine the ultimate outcome of the pending investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and Nationwide does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. Nationwide does not believe, based on information currently known by management, that the outcomes of such pending investigations and legal proceedings are likely to have a material adverse effect on Nationwide’s consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on Nationwide’s consolidated financial position or results of operations in a particular period.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements against life insurers other than Nationwide.

The financial services industry, including mutual fund, variable annuity, retirement plan, life insurance and distribution companies, has also been the subject of increasing scrutiny by regulators, legislators and the media over the past few years. Numerous regulatory agencies, including the SEC, the Financial Industry Regulatory Authority and the New York State Attorney General, have commenced industry-wide investigations regarding late trading and market timing in connection with mutual funds and variable insurance contracts, and have commenced enforcement actions against some mutual fund and life insurance companies on those issues. Nationwide has been contacted by or received subpoenas from the SEC and the New York State Attorney General, who are investigating market timing in certain mutual funds offered in insurance products sponsored by Nationwide. Nationwide has cooperated with these investigations. Information requests from the New York State Attorney General and the SEC with respect to investigations into late trading and market timing were last responded to by Nationwide and its affiliates in December 2003 and June 2005, respectively, and no further information requests have been received with respect to these matters.

In addition, state and federal regulators and other governmental bodies have commenced investigations, proceedings or inquiries relating to compensation and bidding arrangements and possible anti-competitive activities between insurance producers and brokers and issuers of insurance products, and unsuitable sales and replacements by producers on behalf of the issuer. Also under investigation are compensation and revenue sharing arrangements between the issuers of variable insurance contracts and mutual funds or their affiliates, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, funding agreements issued to back medium-term note (MTN) programs, recordkeeping and retention compliance by broker/dealers, and supervision of former registered representatives. Related investigations, proceedings or inquiries may be commenced in the future. Nationwide and/or its affiliates have been contacted by or received subpoenas from state and federal regulatory agencies and other governmental bodies, state securities law regulators and state attorneys general for information relating to certain of these investigations, including those relating to compensation, revenue sharing and bidding arrangements, anti-competitive activities, unsuitable sales or replacement practices, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, and funding agreements backing the Nationwide MTN program. Nationwide is cooperating with regulators in connection with these inquiries and will cooperate with Nationwide Mutual Insurance Company in responding to these inquiries to the extent that any inquiries encompass Nationwide Mutual Insurance Company’s operations.

These proceedings are expected to continue in the future and could result in legal precedents and new industry-wide legislation, rules and regulations that could significantly affect the financial services industry, including mutual fund, retirement plan, life insurance and annuity companies. These proceedings also could affect the outcome of one or more of Nationwide’s litigation matters. There can be no assurance that any litigation or regulatory actions will not have a material adverse effect on Nationwide’s consolidated financial position or results of operations in the future.

On November 20, 2007, Nationwide and Nationwide Retirement Solutions, Inc. (NRS) were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, NRS, Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. The plaintiffs purport to represent a class of all participants in the Alabama State Employees Association (ASEA) plan, excluding members of the Board of Control during the Class Period and excluding ASEA’s directors, officers and board members during the class period. The class period is the date from which Nationwide and/or NRS first made a payment to ASEA or PEBCO arising out of the funding agreement dated March 24, 2004 to the date class notice is provided. The plaintiffs allege that the defendants breached their fiduciary duties, converted plan participants’ properties, and breached their contract when payments were made and the plan was administered under the funding agreement. The complaint seeks a declaratory judgment, an injunction, disgorgement of

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amounts paid, compensatory and punitive damages, interest, attorneys’ fees and costs, and such other equitable and legal relief to which the plaintiffs and class members may be entitled. On January 9, 2008, Nationwide and NRS filed a Notice of Removal to the United States District Court Northern District of Alabama, Southern Division. On January 16, 2008, Nationwide and NRS filed a motion to dismiss. On January 24, 2008, the plaintiffs filed a motion to remand. On April 15, 2008, the Court remanded this case back to state court in Jefferson County, Alabama. On May 12, 2008, Nationwide filed a motion to dismiss. On September 18, 2008, the Court denied the defendants’ motions to dismiss. Nationwide and NRS continue to defend this lawsuit vigorously.

On July 11, 2007, Nationwide was named in a lawsuit filed in the United States District Court for the Western District of Washington at Tacoma entitled Jerre Daniels-Hall and David Hamblen, Individually and on behalf of All Others Similarly Situated v. National Education Association, NEA Member Benefits Corporation, Nationwide Life Insurance Company, Security Benefit Life Insurance Company, Security Benefit Group, Inc., Security Distributors, Inc., et. al. The plaintiff seeks to represent a class of all current or former National Education Association (NEA) members who participated in the NEA Valuebuilder 403(b) program at any time between January 1, 1991 and the present (and their heirs and/or beneficiaries). The plaintiffs allege that the defendants violated the Employee Retirement Income Security Act of 1974, as amended (ERISA) by failing to prudently and loyally manage plan assets, by failing to provide complete and accurate information, by engaging in prohibited transactions, and by breaching their fiduciary duties when they failed to prevent other fiduciaries from breaching their fiduciary duties. The complaint seeks to have the defendants restore all losses to the plan, restoration of plan assets and profits to participants, disgorgement of endorsement fees, disgorgement of service fee payments, disgorgement of excessive fees charged to plan participants, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. On May 23, 2008, the Court granted the defendants’ motion to dismiss. On June 19, 2008, the plaintiffs filed a notice of appeal. On October 17, 2008, the plaintiffs filed their opening brief. Nationwide continues to defend this lawsuit vigorously.

On November 15, 2006, Nationwide Financial Services, Inc. (NFS), Nationwide and NRS were named in a lawsuit filed in the United States District Court for the Southern District of Ohio entitled Kevin Beary, Sheriff of Orange County, Florida, In His Official Capacity, Individually and On Behalf of All Others Similarly Situated v. Nationwide Life Insurance Co., Nationwide Retirement Solutions, Inc. and Nationwide Financial Services, Inc. The plaintiff seeks to represent a class of all sponsors of 457(b) deferred compensation plans in the United States that had variable annuity contracts with the defendants at any time during the class period, or in the alternative, all sponsors of 457(b) deferred compensation plans in Florida that had variable annuity contracts with the defendants during the class period. The class period is from January 1, 1996 until the class notice is provided. The plaintiff alleges that the defendants breached their fiduciary duties by arranging for and retaining service payments from certain mutual funds. The complaint seeks an accounting, a declaratory judgment, a permanent injunction and disgorgement or restitution of the service fee payments allegedly received by the defendants, including interest. On January 25, 2007, NFS, Nationwide and NRS filed a motion to dismiss. On September 17, 2007, the Court granted the motion to dismiss. On October 1, 2007, the plaintiff filed a motion to vacate judgment and for leave to file an amended complaint. On September 15, 2008, the Court denied the plaintiffs’ motion to vacate judgment and for leave to file an amended complaint. On October 15, 2008, the plaintiffs filed a notice of appeal. NFS, Nationwide and NRS continue to defend this lawsuit vigorously.

On February 11, 2005, Nationwide was named in a class action lawsuit filed in Common Pleas Court, Franklin County, Ohio entitled Michael Carr v. Nationwide Life Insurance Company. The plaintiff claims that the total of modal payments that policyholders paid per year exceeded the guaranteed maximum premium provided for in the policy. The complaint seeks recovery for breach of contract, fraud by omission, violation of the Ohio Deceptive Trade Practices Act and unjust enrichment. The complaint also seeks unspecified compensatory damages, disgorgement of all amounts in excess of the guaranteed maximum premium and attorneys’ fees. On February 2, 2006, the court granted the plaintiff’s motion for class certification on the breach of contract and unjust enrichment claims. The court certified a class consisting of all residents of the United States and the Virgin Islands who, during the class period, paid premiums on a modal basis to Nationwide for term life insurance policies issued by Nationwide during the class period that provide for guaranteed maximum premiums, excluding certain specified products. Excluded from the class are Nationwide; any parent, subsidiary or affiliate of Nationwide; all employees, officers and directors of Nationwide; and any justice, judge or magistrate judge of the State of Ohio who may hear the case. The class period is from February 10, 1990 through February 2, 2006, the date the class was certified. On January 26, 2007, the plaintiff filed a motion for summary judgment. On April 30, 2007, Nationwide filed a motion for summary judgment. On February 4, 2008, the Court entered its ruling on the parties’ pending motions for summary judgment. The Court granted Nationwide’s motion for summary judgment for some of the plaintiffs’ causes of action, including breach of contract claims on all decreasing term policies, plaintiff Carr’s individual claims for fraud by omission, violation of the Ohio Deceptive Trade Practices Act and all unjust enrichment claims. However, several claims against Nationwide remain, including plaintiff Carr’s individual claim for breach of contract and the plaintiff Class’ claims for breach of contract for the term life policies in 43 of 51 jurisdictions. On May 16, 2008, the parties filed their briefs on Nationwide’s motion for summary judgment on the voluntary payment doctrine or, in the alternative, decertification. Additional briefs were filed on June 20, 2008. Nationwide continues to defend this lawsuit vigorously.

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On April 13, 2004, Nationwide was named in a class action lawsuit filed in Circuit Court, Third Judicial Circuit, Madison County, Illinois, entitled Woodbury v. Nationwide Life Insurance Company. Nationwide removed this case to the United States District Court for the Southern District of Illinois on June 1, 2004. On December 27, 2004, the case was transferred to the United States District Court for the District of Maryland and included in the multi-district proceeding entitled In Re Mutual Funds Investment Litigation. In response, on May 13, 2005, the plaintiff filed the first amended complaint purporting to represent, with certain exceptions, a class of all persons who held (through their ownership of an Nationwide annuity or insurance product) units of any Nationwide sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing or stale price trading activity. The first amended complaint purports to disclaim, with respect to market timing or stale price trading in Nationwide’s annuities sub-accounts, any allegation based on Nationwide’s untrue statement, failure to disclose any material fact, or usage of any manipulative or deceptive device or contrivance in connection with any class member’s purchases or sales of Nationwide annuities or units in annuities sub-accounts. The plaintiff claims, in the alternative, that if Nationwide is found with respect to market timing or stale price trading in its annuities sub-accounts, to have made any untrue statement, to have failed to disclose any material fact or to have used or employed any manipulative or deceptive device or contrivance, then the plaintiff purports to represent a class, with certain exceptions, of all persons who, prior to Nationwide’s untrue statement, omission of material fact, use or employment of any manipulative or deceptive device or contrivance, held (through their ownership of an Nationwide annuity or insurance product) units of any Nationwide sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing activity. The first amended complaint alleges common law negligence and seeks to recover damages not to exceed $75,000 per plaintiff or class member, including all compensatory damages and costs. On June 1, 2006, the District Court granted Nationwide’s motion to dismiss the plaintiff’s complaint. The plaintiff appealed the District Court’s decision, and the issues have been fully briefed. On October 31, 2008, the Court heard oral argument. Nationwide continues to defend this lawsuit vigorously.

On August 15, 2001, NFS and Nationwide were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. Currently, the plaintiffs’ fifth amended complaint, filed March 21, 2006, purports to represent a class of qualified retirement plans under ERISA that purchased variable annuities from Nationwide. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that Nationwide and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and Nationwide, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. To date, the District Court has rejected the plaintiffs’ request for certification of the alleged class. On September 25, 2007, NFS’ and Nationwide’s motion to dismiss the plaintiffs’ fifth amended complaint was denied. On October 12, 2007, NFS and Nationwide filed their answer to the plaintiffs’ fifth amended complaint and amended counterclaims. On November 1, 2007, the plaintiffs filed a motion to dismiss NFS’ and Nationwide’s amended counterclaims. On November 15, 2007, the plaintiffs filed a motion for class certification. On February 8, 2008, the Court denied the plaintiffs’ motion to dismiss the amended counterclaim, with the exception that it was tentatively granting the plaintiffs’ motion to dismiss with respect to NFS’ and Nationwide’s claim that it could recover any “disgorgement remedy” from plan sponsors. On April 25, 2008, NFS and Nationwide filed their opposition to the plaintiffs’ motion for class certification. On September 29, 2008, the plaintiffs filed their reply to NFS’ and Nationwide’s opposition to class certification. NFS and Nationwide continue to defend this lawsuit vigorously.

The general distributor, NISC, is not engaged in any litigation of any material nature.

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To learn more about this product, you should read the Statement of Additional Information (the "SAI") dated the same date as this prospectus.  For a free copy of the SAI and to request other information about this product please call our Service Center at 1-800-848-6331 (TDD 1-800-238-3035) or write to us at Nationwide Life Insurance Company, 5100 Rings Road, RR1-04-F4, Dublin, Ohio 43017-1522.

The SAI has been filed with the SEC and is incorporated by reference into this prospectus.  The SEC maintains an Internet website (http://www.sec.gov) that contains the SAI and other information about us and the product.  Information about us and the product (including the SAI) may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549-0102.  Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090.

Investment Company Act of 1940 Registration File No. 811-3330
Securities Act of 1933 Registration File No.  333-151990

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Appendix A: Underlying Mutual Funds

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.  There is no guarantee that the investment objectives will be met.

Please refer to the prospectus for each underlying mutual fund for more detailed information.

AIM Variable Insurance Funds - AIM V.I. Capital Development Fund: Series II Shares
Investment Adviser:	Invesco Aim Advisors, Inc.
Sub-adviser:
Invesco Trimark Investment Management, Inc.; Invesco Global Asset Management (N.A.), Inc.; Invesco Institutional (N.A.), Inc.; Invesco Senior Secured Management, Inc.; Invesco Hong Kong Limited; Invesco Asset Management Limited; Invesco Asset Management (Japan) Limited; Invesco Asset Management Deutschland, GmbH; and Invesco Australia Limited

Investment Objective:	Long-term capital growth.

AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein Small/Mid Cap Value Portfolio: Class B
Investment Adviser:	AllianceBernstein L.P.
Investment Objective:	Long-term growth of capital.

American Century Variable Portfolios, Inc. - American Century VP Mid Cap Value Fund: Class II
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth with income as a secondary objective.

American Century Variable Portfolios, Inc. - American Century VP Value Fund: Class II
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth with income as a secondary objective.

American Century Variable Portfolios II, Inc. - American Century VP Inflation Protection Fund: Class II
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Long-term total return using a strategy that seeks to protect against U.S. inflation.

Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio: Service Shares
Investment Adviser:	The Dreyfus Corporation
Sub-adviser:	Mellon Capital Management
Investment Objective:	To match performance of the S&P SmallCap 600 Index®.

Dreyfus Stock Index Fund, Inc.: Service Shares
Investment Adviser:	The Dreyfus Corporation
Sub-adviser:	Mellon Capital Management
Investment Objective:	To match performance of the S&P 500.

Dreyfus Variable Investment Fund - Appreciation Portfolio: Service Shares
Investment Adviser:	The Dreyfus Corporation
Sub-adviser:	Fayez Sarofim
Investment Objective:	Long-term capital growth consistent with the preservation of capital.

Fidelity Variable Insurance Products Fund - VIP Energy Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company
Sub-adviser:	FMR Co., Inc.
Investment Objective:	Capital appreciation.

This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Fidelity Variable Insurance Products Fund - VIP Equity-Income Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company
Sub-adviser:	FMR Co., Inc.
Investment Objective:	Reasonable income.

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Fidelity Variable Insurance Products Fund - VIP Freedom 2010 Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
The assets of each VIP Freedom Fund are invested in a combination of other Fidelity VIP funds: domestic and international equity funds, investment-grade and high yield fixed-income funds, and money market/short-term funds (underlying Fidelity funds).  Each VIP Freedom Fund, as a shareholder in an underlying Fidelity fund, will indirectly bear its pro rata share of the fees and expenses incurred by the underlying Fidelity fund.  Please refer to the prospectus for the VIP Freedom Funds for more information.

Fidelity Variable Insurance Products Fund - VIP Freedom 2020 Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
The assets of each VIP Freedom Fund are invested in a combination of other Fidelity VIP funds: domestic and international equity funds, investment-grade and high yield fixed-income funds, and money market/short-term funds (underlying Fidelity funds).  Each VIP Freedom Fund, as a shareholder in an underlying Fidelity fund, will indirectly bear its pro rata share of the fees and expenses incurred by the underlying Fidelity fund.  Please refer to the prospectus for the VIP Freedom Funds for more information.

Fidelity Variable Insurance Products Fund - VIP Freedom 2030 Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
The assets of each VIP Freedom Fund are invested in a combination of other Fidelity VIP funds: domestic and international equity funds, investment-grade and high yield fixed-income funds, and money market/short-term funds (underlying Fidelity funds).  Each VIP Freedom Fund, as a shareholder in an underlying Fidelity fund, will indirectly bear its pro rata share of the fees and expenses incurred by the underlying Fidelity fund.  Please refer to the prospectus for the VIP Freedom Funds for more information.

Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company
Sub-adviser:	FMR Co., Inc.
Investment Objective:	Capital appreciation.

Fidelity Variable Insurance Products Fund - VIP Investment Grade Bond Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company
Sub-adviser:	Fidelity Investments Money Management, Inc.
Investment Objective:	High level of current income.

Fidelity Variable Insurance Products Fund - VIP Mid Cap Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company
Sub-adviser:	Fidelity Research & Analysis Company
Investment Objective:	Long-term growth of capital.

Fidelity Variable Insurance Products Fund - VIP Overseas Portfolio: Service Class 2R
Investment Adviser:	Fidelity Management & Research Company
Sub-adviser:	Fidelity Research & Analysis Company
Investment Objective:	Long-term capital growth.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Franklin Templeton Variable Insurance Products Trust - Franklin Income Securities Fund: Class 2
Investment Adviser:	Franklin Advisors, Inc.
Investment Objective:	Maximum income while maintaining prospects for capital appreciation.

Franklin Templeton Variable Insurance Products Trust - Franklin Small Cap Value Securities Fund: Class 2
Investment Adviser:	Franklin Advisory Services, LLC
Investment Objective:	Long-term total return.

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Franklin Templeton Variable Insurance Products Trust - Franklin Templeton VIP Founding Funds Allocation Fund: Class 2
Investment Adviser:	Franklin Templeton Services, LLC
Investment Objective:	Capital appreciation with income as a secondary goal.

Franklin Templeton Variable Insurance Products Trust - Templeton Foreign Securities Fund: Class 3
Investment Adviser:	Templeton Investment Counsel, LLC
Investment Objective:	Long-term capital growth.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Franklin Templeton Variable Insurance Products Trust - Templeton Global Income Securities Fund: Class 3
Investment Adviser:	Franklin Advisors, Inc.
Investment Objective:	High current income consistent with preservation of capital, with capital appreciation as a secondary consideration.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Janus Aspen Series - Forty Portfolio: Service Shares
Investment Adviser:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.

Janus Aspen Series - International Growth Portfolio: Service II Shares
Investment Adviser:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

MFS® Variable Insurance Trust - MFS Value Series: Service Class
Investment Adviser:	Massachusetts Financial Services Company
Investment Objective:	Capital appreciation.

Nationwide Variable Insurance Trust - American Funds NVIT Asset Allocation Fund: Class II
Investment Adviser:	Capital Research and Management Company
Investment Objective:	Seeks to provide high total return (including income and capital gains) consistent with the preservation of capital.

Nationwide Variable Insurance Trust - American Funds NVIT Bond Fund: Class II
Investment Adviser:	Capital Research and Management Company
Investment Objective:	Income and more price stability than stocks, and capital preservation over the long term. Seeks to maximize an investor’s level of current income and preserve the investor’s capital.

Nationwide Variable Insurance Trust - American Funds NVIT Global Growth Fund: Class II
Investment Adviser:	Capital Research and Management Company
Investment Objective:	Capital appreciation through stocks.

Nationwide Variable Insurance Trust - American Funds NVIT Growth Fund: Class II
Investment Adviser:	Capital Research and Management Company
Investment Objective:	Capital appreciation principally through investment in stocks.

Nationwide Variable Insurance Trust - American Funds NVIT Growth- Income Fund: Class II
Investment Adviser:	Capital Research and Management Company
Investment Objective:	Seeks returns from both capital gains as well as income generated by dividends paid by stock issuers.

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Nationwide Variable Insurance Trust - Federated NVIT High Income Bond Fund: Class III
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Federated Investment Management Company
Investment Objective:	High current income.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Nationwide Variable Insurance Trust - Gartmore NVIT Emerging Markets Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Gartmore Global Partners
Investment Objective:	Long-term capital growth by investing primarily in equity securities of companies located in emerging market countries.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Nationwide Variable Insurance Trust - Gartmore NVIT International Equity Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Gartmore Global Partners
Investment Objective:	The Fund seeks long-term capital growth by investing primarily in equity securities of companies in Europe, Australasia, the Far East and other regions, including developing countries.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Nationwide Variable Insurance Trust - Lehman Brothers NVIT Core Plus Bond Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Lehman Brothers Asset Management LLC
Investment Objective:	The Fund seeks long-term total return.

Nationwide Variable Insurance Trust - Neuberger Berman NVIT Multi Cap Opportunities Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Neuberger Berman Management Inc.
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - Neuberger Berman NVIT Socially Responsible Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Neuberger Berman Management Inc.
Investment Objective:	The Fund seeks long-term total return.

Nationwide Variable Insurance Trust - NVIT Cardinal Aggressive Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks maximum growth of capital consistent with a more aggressive level of risk as compared to other Cardinal Funds.

Nationwide Variable Insurance Trust - NVIT Cardinal Balanced Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks a high level of total return through investment in both equity and fixed income securities.

Nationwide Variable Insurance Trust - NVIT Cardinal Capital Appreciation Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks growth of capital, but also seeks income consistent with a less aggressive level of risk as compared to other Cardinal Funds.

Nationwide Variable Insurance Trust - NVIT Cardinal Conservative Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks a high level of total return consistent with a conservative level of risk as compared to other Cardinal Funds.

Nationwide Variable Insurance Trust - NVIT Cardinal Moderate Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks a high level of total return consistent with a moderate level of risk as compared to other Cardinal Funds

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Nationwide Variable Insurance Trust - NVIT Cardinal Moderately Aggressive Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks growth of capital, but also seeks income consistent with a moderately aggressive level of risk as compared to other Cardinal Funds.

Nationwide Variable Insurance Trust - NVIT Cardinal Moderately Conservative Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks a high level of total return consistent with a moderately conservative level of risk.

Nationwide Variable Insurance Trust - NVIT Core Bond Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Nationwide Asset Management, LLC
Investment Objective:	The Fund seeks a high level of current income consistent with preserving capital.

Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Nationwide Asset Management, LLC
Investment Objective:	To provide a high level of income as is consistent with the preservation of capital.

Nationwide Variable Insurance Trust - NVIT Health Sciences Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.
Investment Objective:	Long-term capital appreciation.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Nationwide Variable Insurance Trust - NVIT International Index Fund: Class VIII
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	BlackRock Investment Management, LLC
Investment Objective:	To match the performance of the Morgan Stanley Capital International Europe, Australasia and Far East Index ("MSCI EAFE® Index") as closely as possible before the deduction of Fund expenses.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Nationwide Variable Insurance Trust - NVIT Investor Destinations Aggressive Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	To maximize growth of capital consistent with a more aggressive level of risk as compared to the other Investor Destinations Funds.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide
NVIT Investor Destinations Funds for more information.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	High level of return consistent with a conservative level of risk compared to the other Investor Destinations Funds.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide
NVIT Investor Destinations Funds for more information.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderate Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	High level of total return consistent with a moderate level of risk as compared to other Investor Destinations Funds.

The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide
NVIT Investor Destinations Funds for more information.

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Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Aggressive Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Growth of capital, but also seeks income consistent with a moderately aggressive level of risk as compared to the other Investor Destinations Funds.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide
NVIT Investor Destinations Funds for more information.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	High level of total return consistent with a moderately conservative level of risk.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide
NVIT Investor Destinations Funds for more information.

Nationwide Variable Insurance Trust - NVIT Mid Cap Growth Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	NorthPointe Capital, LLC
Investment Objective:	Long-term capital appreciation.

Nationwide Variable Insurance Trust - NVIT Mid Cap Index Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	BlackRock Investment Management, LLC
Investment Objective:	Capital appreciation.

Nationwide Variable Insurance Trust - NVIT Money Market Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Nationwide Asset Management, LLC
Investment Objective:	High level of current income as is consistent with the preservation of capital and maintenance of liquidity.

Nationwide Variable Insurance Trust - NVIT Multi-Manager International Growth Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	American Century Investment Management; AIM Capital Management, Inc.
Investment Objective:	The fund seeks long-term capital growth.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Nationwide Variable Insurance Trust - NVIT Multi-Manager International Value Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	AllianceBernstein Management; JP Morgan Investment Management, Inc.
Investment Objective:	Long-term capital appreciation.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Growth Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Goldman Sachs Asset Management; Neuberger Berman Management Inc. and Wells Fargo Investment Management
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Value Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Goldman Sachs Asset Management, L.P., Wellington Management Company, LLP, and Deutsche Investment Management Americas Inc., doing business as Deutsche Asset Management
Investment Objective:	The fund seeks long-term capital growth.

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Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Neuberger Berman Management Inc. and American Century Investment Management Inc.
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Value Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	American Century Investment Management; RiverSource Investment Management; Thompson, Siegel & Walmsley, Inc.
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Oberweis Asset Management, Inc.; Waddell & Reed Investment Management Company; OppenheimerFunds, Inc.
Investment Objective:	Capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.; Epoch Investment Partners, Inc.; J.P. Morgan Investment Management Inc.
Investment Objective:	Capital appreciation.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:
Aberdeen Asset Management, Inc.: American Century Investment Management Inc.; Gartmore Global Partners; Morgan Stanley Investment Management; Neuberger Berman Management, Inc.; Putnam Investment Management, LLC; Waddell & Reed Investment Management Company

Investment Objective:	Long-term growth of capital.

Nationwide Variable Insurance Trust - NVIT Nationwide® Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.
Investment Objective:	Total return through a flexible combination of capital appreciation and current income.

Nationwide Variable Insurance Trust - NVIT Short Term Bond Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Nationwide Asset Management, LLC
Investment Objective:	Seeks to provide a high level of current income.

Nationwide Variable Insurance Trust - NVIT Technology and Communications Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.
Investment Objective:	Long-term capital appreciation.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Nationwide Variable Insurance Trust - NVIT U.S. Growth Leaders Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.
Investment Objective:	Long-term growth of capital.

Nationwide Variable Insurance Trust - Van Kampen NVIT Comstock Value Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Van Kampen Asset Management
Investment Objective:	Seeks capital growth and income through investments in equity securities, including common stocks and securities convertibles into common stocks.

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Nationwide Variable Insurance Trust - Van Kampen NVIT Multi Sector Bond Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Van Kampen Asset Management
Investment Objective:	Above average total return over a market cycle of three to five years.

Nationwide Variable Insurance Trust - Van Kampen NVIT Real Estate Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Van Kampen Asset Management
Investment Objective:	The Fund seeks current income and long-term capital appreciation.

Neuberger Berman Advisers Management Trust - AMT Short Duration Bond Portfolio: I Class
Investment Adviser:	Neuberger Berman Management Inc
Sub-adviser:	Neuberger Berman, LLC
Investment Objective:	Highest available current income consistent with liquidity and low risk to principal and, secondarily, total return.

Oppenheimer Variable Account Funds - Oppenheimer Capital Appreciation Fund/VA: Service Shares
Investment Adviser:	OppenheimerFunds, Inc.
Investment Objective:	Capital appreciation by investing in securities of well-known established companies.

Oppenheimer Variable Account Funds - Oppenheimer Global Securities Fund/VA: Class 4
Investment Adviser:	OppenheimerFunds, Inc.
Investment Objective:
Long-term capital appreciation by investing a substantial portion of its assets in securities of foreign issuers, "growth-type" companies, cyclical industries and special situations that are considered to have appreciation possibilities.

This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Oppenheimer Variable Account Funds - Oppenheimer High Income Fund/VA: Class 4
Investment Adviser:	OppenheimerFunds, Inc.
Investment Objective:	High level of current income.
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Oppenheimer Variable Account Funds - Oppenheimer Main Street Fund®/VA: Service Shares
Investment Adviser:	OppenheimerFunds, Inc.
Investment Objective:	High total return which includes growth in the value of its shares as well as current income from equity and debt securities.

Oppenheimer Variable Account Funds - Oppenheimer Main Street Small Cap Fund®/VA: Service Shares
Investment Adviser:	OppenheimerFunds, Inc.
Investment Objective:	Capital appreciation.

T. Rowe Price Equity Series, Inc. - T. Rowe Price Blue Chip Growth Portfolio: Class II
Investment Adviser:	T. Rowe Price Investment Services
Investment Objective:	Long-term capital growth and, secondarily, income.

T. Rowe Price Equity Series, Inc. - T. Rowe Price Equity Income Portfolio: Class II
Investment Adviser:	T. Rowe Price Investment Services
Investment Objective:	Substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.

The Universal Institutional Funds, Inc. - Core Plus Fixed Income Portfolio: Class II
Investment Adviser:	Morgan Stanley Investment Management Inc.
Investment Objective:	Above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of fixed income securities.

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Appendix B: Condensed Financial Information

This annuity contract was not available for sale as of December 31, 2007.  Therefore, no Condensed Financial Information is available.  The Statement of Additional Information is available FREE OF CHARGE by:

calling:                 1-800-848-6331, TDD 1-800-238-3035
writing:                 Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522
checking
on-line at:             www.nationwide.com

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Appendix C: Contract Types and Tax Information

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code.  Following is a general description of the various contract types.  Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on contract type.

Charitable Remainder Trusts

Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Internal Revenue Code.  Non-Qualified Contracts that are issued to Charitable Remainder Trusts will differ from other Non-Qualified Contracts in three respects:

(1)	Waiver of CDSC. In addition to the CDSC-free withdrawal privilege available to all contracts, Charitable Remainder Trusts may also withdraw the difference between:

(a)	the contract value on the day before the withdrawal; and

(b)	the total amount of purchase payments made to the contract (less an adjustment for amounts surrendered).

(2)
Contract ownership at annuitization.  On the annuitization date, if the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the contract owner and the annuitant will NOT become the contract owner.

(3)
Recipient of death benefit proceeds.  With respect to the death benefit proceeds, if the contract owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust.  Any designation in conflict with the Charitable Remainder Trust’s right to the death benefit will be void.

While these provisions are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex.  A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial adviser prior to purchasing the contract.  An annuity that has a Charitable Remainder Trust endorsement is not a charitable remainder trust; the endorsement is merely to facilitate ownership of the contract by a Charitable Remainder Trust.

Investment Only (Qualified Plans)

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan.  The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.

Individual Retirement Annuities (IRAs)

IRAs are contracts that satisfy the provisions of Section 408(b) of the Internal Revenue Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the premiums are not fixed;

•
if the contract owner is younger than age 50, the annual premium cannot exceed $5,000; if the contract owner is age 50 or older, the annual premium cannot exceed $6,000 (although rollovers of greater amounts from qualified plans and other IRAs can be received);

•	certain minimum distribution requirements must be satisfied after the owner attains the age of 70½;

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from other Individual Retirement Accounts, other Individual Retirement Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).

When the owner of an IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made.  In addition, upon the death of the owner of an IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire contract value within the required statutory period.  Due to recent changes in Treasury Regulations, the amount used to compute the mandatory distributions may exceed the contract value.

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.

Non-Qualified Contracts

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, or a Simple IRA. Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required period.

Non-Qualified contracts that are owned by natural persons allow the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.

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Non-Qualified contracts that are owned by non natural persons, such as trusts, corporations and partnerships are generally subject to current income tax on the gain earned inside the contract, unless the non-natural person owns the contract as an “agent” of a natural person.

Roth IRAs

Roth IRA contracts are contracts that satisfy the provisions of Section 408A of the Internal Revenue Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the premiums are not fixed;

•
if the contract owner is younger than age 50, the annual premium cannot exceed $5,000; if the contract owner is age 50 or older, the annual premium cannot exceed $6,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA; however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA.

For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.

Simplified Employee Pension IRAs (SEP IRA)

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA subject to the same restrictions and limitations as an IRA.  In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan must satisfy:

•	minimum participation rules;

•	top-heavy contribution rules;

•	nondiscriminatory allocation rules; and

•	requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

When the owner of SEP IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made.  Due to recent changes in Treasury Regulations, the amount used to compute the minimum distributions may exceed the contract value. In addition, upon the death of the owner of a SEP IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire contract value within the required statutory period.

Simple IRAs

A Simple IRA is an individual retirement annuity that is funded exclusively by a qualified salary reduction arrangement and satisfies:

•	vesting requirements;

•	participation requirements; and

•	administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs.

A Simple IRA cannot receive rollover distributions except from another Simple IRA.

When the owner of Simple IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made.  Due to recent changes in Treasury Regulations, the amount used to compute the minimum distributions may exceed the contract value.

In addition, upon the death of the owner of a Simple IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire contract value within the required statutory period.

Federal Tax Considerations

Federal Income Taxes

The tax consequences of purchasing a contract described in this prospectus will depend on:

•	the type of contract purchased;

•	the purposes for which the contract is purchased; and

•	the personal circumstances of individual investors having interests in the contracts.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation.  Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

Representatives of the Internal Revenue Service have informally suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment.  In 2003, the Internal Revenue Service issued formal guidance, in Revenue Ruling 2003-91, that indicates that if the number of underlying mutual funds available in a variable insurance product does not exceed 20, the number of underlying mutual funds alone would not cause the contract to not qualify for the desired tax treatment.  The

61

Internal Revenue Service has also indicated that exceeding 20 investment options may be considered a factor, along with other factors including the number of transfer opportunities available under the contract, when determining whether the contract qualifies for the desired tax treatment.  The revenue ruling did not indicate the actual number of underlying mutual funds that would cause the contract to not provide the desired tax treatment.  Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the contract would no longer qualify for tax deferred treatment under Section 72 of the Internal Revenue Code, Nationwide will take whatever steps are available to remain in compliance.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans and Individual Retirement Accounts as described in Sections 401 and 408(a) of the Internal Revenue Code), tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract.  Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts.  In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes.  The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Nothing in this prospectus should be considered to be tax advice.  Contract owners and prospective contract owners should consult a financial consultant, tax adviser or legal counsel to discuss the taxation and use of the contracts.

IRAs, SEP IRAs and Simple IRAs

Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed as ordinary income when received.  If any of the amount contributed to the Individual Retirement Annuity was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10% is generally applicable.  (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2-year period beginning on the date that the individual first participated in the Simple IRA.)  The 10% penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

•	used for qualified higher education expenses; or

•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for tax purposes.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or nontaxable depending upon whether they are "qualified distributions" or "non-qualified distributions."  A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

•	it is made on or after the date on which the contract owner attains age 59½;

•	it is made to a beneficiary (or the contract owner’s estate) on or after the death of the contract owner;

•	it is attributable to the contract owner’s disability; or

•	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five-year rule generally is satisfied if the distribution is not made within the five year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not included in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA.  Any non-qualified distribution in excess of total contributions is includable in the contract owner’s gross income as ordinary income in the year that it is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%.  The penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

•	for qualified higher education expenses; or

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•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for tax purposes.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Annuity Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner’s investment in the contract at the time of the distribution.  In general, the investment in the contract is equal to the purchase payment made with after-tax dollars.  Distributions, for this purpose, include full and partial surrenders, any portion of the contract that is assigned or pledged, amounts borrowed from the contract, or any portion of the contract that is transferred by gift.  For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income.  The amount excludable is based on the ratio between the contract owner’s investment in the contract and the expected return on the contract.  Once the entire investment in the contract is recovered, all distributions are fully includable in income.  The maximum amount excludable from income is the investment in the contract.  If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982.  For those contracts, distributions that are made prior to the annuitization date are treated first as a recovery of the investment in the contract as of that date.  A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59½.  The amount of the penalty is 10% of the portion of any distribution that is includable in gross income.  The penalty tax does not apply if the distribution is:

•	the result of a contract owner’s death;

•	the result of a contract owner’s disability, (as defined in the Internal Revenue Code);

•
one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or

•	is allocable to an investment in the contract before August 14, 1982.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for tax purposes.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals.  Different rules (the so-called "non-natural persons" rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code.  Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned.  Taxation is not deferred, even if the income is not distributed out of the contract.  The income is taxable as ordinary income, not capital gain.

The non-natural persons rules do not apply to all entity-owned contracts.  For purposes of the rule that annuity contracts that are owned by non-natural persons are not treated as annuity contracts for tax purposes, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual.  This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral.  However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural persons rules also do not apply to contracts that are:

•	acquired by the estate of a decedent by reason of the death of the decedent;

•	issued in connection with certain qualified retirement plans and individual retirement plans;

•	purchased by an employer upon the termination of certain qualified retirement plans; or

•	immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

If the annuitant dies before the contract is completely distributed, the balance may be included in the annuitant’s gross estate for tax purposes, depending on the obligations that the non-natural owner may have owed to the annuitant.

Tax Treatment of a Partial 1035 Exchange With Subsequent Withdrawal

In March 2008, the IRS issued Rev. Proc. 2008-24, which addresses the income tax consequences of the direct transfer of a portion of the cash value of an annuity contract in exchange for the issuance of a second annuity contract. A direct transfer

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that satisfies the revenue procedure will be treated as a tax-free exchange under section 1035 of the Internal Revenue Code if, for a period of at least 12 months from the date of the direct transfer, there are no distributions or surrenders from either annuity contract involved in the exchange. In addition, the tax-free status of the exchange may still be preserved despite a distribution or surrender from either contract if the contract owner can show that between the date of the direct transfer and the distribution or surrender, one of the conditions described under section 72(q)(2) of the Internal Revenue Code that would exempt the distribution from the 10% early distribution penalty (such as turning age 59½, or becoming disabled; but not a series of substantially equal periodic payments or an immediate annuity) or “other similar life event” such as divorce or loss of employment occurred. Absent a showing of such an occurrence, Rev. Proc. 2008-24 concludes that the direct transfer would fail to qualify as a tax-free 1035 exchange, and the full amount transferred from the original contract would be treated as a taxable distribution, followed by the purchase of a new annuity contract. Rev. Proc. 2008-24 applies to direct transfers completed on or after June30, 2008. Please discuss any tax consequences concerning any contemplated or completed transactions with a professional tax advisor.

Taxation of Lifetime Surrenders Under the CPPLI Option or the 10%  Lifetime Income Option

While the tax treatment for surrenders for benefits such as the CPPLI Option and the 10% Lifetime Income Option is not clear under federal tax law, Nationwide intends to treat surrenders under these options as taxable to the extent that the cash value of the contract exceeds the contract owner’s investment at the time of the surrender.  Specifically, we intend to treat the following amount of each surrender as a taxable distribution:

The greater of:

(1)	A – C; or

(2)	B – C,

Where

A = the contract value immediately before the surrender;

B = the guaranteed annual benefit amount immediately before the surrender; and

C = the remaining investment in the contract.

In certain circumstances, this treatment could result in your contract value being less than your investment in the contract after such a surrender.  If you subsequently surrender your contract under such circumstances, you would have a loss that may be deductible.  If you purchase one of these options in an IRA, surrenders in excess of the annual benefit amount may be required to satisfy the minimum distribution requirements under the Internal Revenue Code.  Please consult a qualified tax advisor.

Withholding

Pre-death distributions from the contracts are subject to federal income tax.  Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise.  Under some circumstances, the Internal Revenue Code will not permit contract owners to waive withholding.  Such circumstances include:

•	if the payee does not provide Nationwide with a taxpayer identification number; or

•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding.  The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

Non-Resident Aliens

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed.  Nationwide is required to withhold this amount and send it to the Internal Revenue Service.  Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies.  In order to obtain the benefits of such a treaty, the non-resident alien must:

(1)	provide Nationwide with a properly completed withholding certificate claiming the treaty benefit of a lower tax rate or exemption from tax; and

(2)	provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another exemption from the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

(1)	the distribution is connected to the non-resident alien’s conduct of business in the United States;

(2)	the distribution is includable in the non-resident alien’s gross income for United States federal income tax purposes; and

(3)	provide Nationwide with a properly completed withholding certificate claiming the exemption.

Note that these distributions would be subject to the same withholding rules that are applicable to payments to United States persons, including back-up withholding, which is currently at a rate of 28%, if a correct taxpayer identification number is not provided.

Federal Estate, Gift and Generation Skipping Transfer Taxes

The following transfers may be considered a gift for federal gift tax purposes:

•	a transfer of the contract from one contract owner to another; or

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•	a distribution to someone other than a contract owner.

Upon the contract owner’s death, the value of the contract may be subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any.  A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

(1)	an individual who is two or more generations younger than the contract owner; or

(2)	certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose only, "contract owner" refers to any person:

•	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

•	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

Charge for Tax

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts.  If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

Diversification

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts.  A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

•	the failure to diversify was accidental;

•	the failure is corrected; and

•	a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.

If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract.  Nationwide believes that the investments underlying this contract meet these diversification requirements.

Tax Changes

The foregoing tax information is based on Nationwide’s understanding of federal tax laws.  It is NOT intended as tax advice.  All information is subject to change without notice.  You should consult with your personal tax and/or financial adviser for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted.  EGTRRA made numerous changes to the Internal Revenue Code, including the following:

•	generally lowering federal income tax rates;

•	increasing the amounts that may be contributed to various retirement plans, such as IRAs and Qualified Plans;

•	increasing the portability of various retirement plans by permitting IRAs, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;

•	eliminating and/or reducing the highest federal estate tax rates;

•	increasing the estate tax credit; and

•	for persons dying after 2009, repealing the estate tax.

In 2006, the Pension Protection Act of 2006 made permanent the EGTRRA provisions noted above that increase the amounts that may be contributed to various retirement plans and that increase the portability of various retirement plans. However, all of the other changes resulting from EGTRRA are scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation.  If changes resulting from EGTRRA are not extended, beginning January 1, 2011, the Internal Revenue Code will be restored to its pre-EGTRRA form.

This creates uncertainty as to future tax requirements and implications.  Please consult a qualified tax or financial adviser for further information relating to EGTRRA and other tax issues.

Required Distributions

Any distribution paid that is NOT due to payment of the death benefit may be subject to a CDSC.

The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus.  Following is an overview of the required distribution rules applicable to each type of contract.  Please consult a qualified tax or financial adviser for more specific required distribution information.

If you purchase the CPPLI Option or the 10% Lifetime Income Option, surrenders in excess of the annual benefit amount may be required to satisfy the minimum distribution requirements under the Internal Revenue Code.  Please consult a qualified tax advisor.

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Required Distributions – General Information

In general, a beneficiary is an individual or other entity that the contract owner designates to receive death proceeds upon the contract owner’s death.  The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Simple IRAs, and Roth IRAs after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner.  A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract.  Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner.  How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries.  For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner’s death.  For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until December 31 of the year following the contract owner’s death.  If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period.  Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

Required Distributions for Non-Qualified Contracts

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies.  The following distributions will be made in accordance with the following requirements:

(1)
If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

(2)
If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner’s death, provided however:

(a)
any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary.  Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

(b)
if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit.  Any distributions required under these distribution rules will be made upon that spouse’s death.

In the event that the contract owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

(a)	the death of the annuitant will be treated as the death of a contract owner;

(b)	any change of annuitant will be treated as the death of a contract owner; and

(c)	in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

Required Distributions for IRAs, SEP IRAs, Simple IRAs and Roth IRAs

Distributions from an IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½.  Distributions may be paid in a lump sum or in substantially equal payments over:

(a)	the life of the contract owner or the joint lives of the contract owner and the contract owner’s designated beneficiary; or

(b)
a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-9, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner.  If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner’s spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-9.

For IRAs, SEP IRAs and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA or Simple IRA of the contract owner.

If the contract owner’s entire interest in an IRA, SEP IRA or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date.  The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½.  The rules for Roth IRAs do not require distributions to begin during the contract owner’s lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

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Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the contract value.

If the contract owner dies before the required beginning date (in the case of an IRA, SEP IRA or Simple IRA) or before the entire contract value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

a)
if the designated beneficiary is the contract owner’s spouse, the applicable distribution period is the surviving spouse’s remaining life expectancy using the surviving spouse’s birthday for each distribution calendar year after the calendar year of the contract owner’s death.  For calendar years after the death of the contract owner’s surviving spouse, the applicable distribution period is the spouse’s remaining life expectancy using the spouse’s age in the calendar year of the spouse’s death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse’s death;

b)
if the designated beneficiary is not the contract owner’s surviving spouse, the applicable distribution period is the designated beneficiary’s remaining life expectancy using the designated beneficiary’s birthday in the calendar year immediately following the calendar year of the contract owner’s death, reduced by one for each calendar year that elapsed thereafter; and

c)	if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner’s death.

If the contract owner dies on or after the required beginning date, the interest in the IRA, SEP IRA or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a)
if the designated beneficiary is the contract owner’s spouse, the applicable distribution period is the surviving spouse’s remaining life expectancy using the surviving spouse’s birthday for each distribution calendar year after the calendar year of the contract owner’s death.  For calendar years after the death of the contract owner’s surviving spouse, the applicable distribution period is the spouse’s remaining life expectancy using the spouse’s age in the calendar year of the spouse’s death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse’s death;

(b)
if the designated beneficiary is not the contract owner’s surviving spouse, the applicable distribution period is the designated beneficiary’s remaining life expectancy using the designated beneficiary’s birthday in the calendar year immediately following the calendar year of the contract

(c)	owner’s death, reduced by one for each calendar year that elapsed thereafter; and

(d)
if there is no designated beneficiary, the applicable distribution period is the contract owner’s remaining life expectancy using the contract owner’s birthday in the calendar year of the contract owner’s death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For IRAs, SEP IRAs and Simple IRAs, all or a portion of each distribution will be included in the recipient’s gross income and taxed at ordinary income tax rates.  The portion of a distribution that is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution.  The owner of an IRA, SEP IRA or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs or Simple IRAs.
Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions."

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Appendix D: State Variations

Described below are the variations to certain prospectus disclosure resulting from state law or the instruction provided by state insurance authorities as of the date of this prospectus.  Information regarding a state’s requirements does not mean that Nationwide currently offers contracts within that jurisdiction.  These variations are subject to change without notice and additional variations may be imposed as required by specific states.

Connecticut – Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract."

Hawaii – Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract."

Indiana – Purchase payments, if any, after the initial purchase payment must be at least $500 and may only be made until the later of the contract owner reaching 66 years of age or the sixth contract anniversary.  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

Maryland – Transfers during the CPP Program Period are not permitted.  See “Capital Preservation Plus Lifetime Income Option” subsection “Preservation Phase” subsubsection “Conditions Imposed During the CPP Program Period” earlier in this prospectus for more information.

Massachusetts– The Long-Term Care/Nursing Home Waiver is not available.  See “Contingent Deferred Sales Charge” subsection “Long-Term Care/Nursing Home and Terminal Illness Waiver” earlier in this prospectus for more information.

Purchase payments, if any, after the initial purchase payment may only be made until the later of the contract owner reaching 66 years of age or the sixth contract anniversary.  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

New Hampshire – Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract."

New Jersey – Charitable Remainder Trust contract type is not available.  See “Synopsis of the Contracts” earlier in this prospectus for more information.

The Beneficiary Protector II Option is not available. See “Optional Contract Benefits, Charges and Deductions” subsection “Beneficiary Protector II Option” for more information.

The Long-Term Care/Nursing Home and Terminal Illness Waiver is not available. See “Contingent Deferred Sales Charge” subsection “Long-Term Care/Nursing Home and Terminal Illness Waiver” earlier in this prospectus for more information.

For CDSC-free partial surrenders, the amount required to meet IRC minimum distribution requirements is not included in the calculation to determine the amount that may be surrendered without CDSC.  See “Contingent Deferred Sales Charge” subsection “Waiver of Contingent Deferred Sales Charge” earlier in this prospectus for more information.

The age based component of the calculation to determine the withdrawal amount that may be surrendered without CDSC under the Systematic Withdrawals program is not available.  See “Contract Owner Services."

Total purchase payments may not exceed $2,000,000 or ($1,000,000 if an optional rider is elected).  See “Systematic Withdrawals” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

A contract owner cannot meet the minimum initial purchase payment requirement by making purchase payments equal to the required minimum over the course of the first contract year.  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

The calculations used to determine the amount of the One-Year Enhanced Death Benefit, One-Month Enhanced Death Benefit and Combination Enhanced Death Benefit if the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000 are not applicable.  See “Death Benefit Calculations” subsections “One-Year Enhanced Death Benefit Option”, “One-Month Enhanced Death Benefit Option” and “Combination Enhanced Death Benefit Option” earlier in this prospectus for more information.

New York - The Long-Term Care/Nursing Home and Terminal Illness Waiver is not available.  See “Contingent Deferred Sales Charge” subsection “Long-Term Care/Nursing Home and Terminal Illness Waiver” earlier in this prospectus for more information.

The Beneficiary Protector II Option is not available.  See “Optional Contract Benefits, Charges and Deductions” subsection “Beneficiary Protector II Option” for more information.

Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract."

If no purchase payment is received three (3) years prior to the Annuitization date and, if the net amount to be applied to any annuity payment option at the annuitization date is less than $2,000, Nationwide has the right to pay this amount in one lump sum instead of periodic annuity payments.  See “Annuitizing the Contract” subsection “Frequency and Amount of Annuity Payments” earlier in this prospectus for more information.

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The Combination Enhanced Death Benefit Option is not available.  See “Death Benefit Options” subsection “Combination Enhanced Death Benefit Option” earlier in this prospectus for more information.

The Spousal Continuation Benefit is not available.  See “Optional Contract Benefits, Charges and Deductions” subsection “Spousal Continuation Benefit” earlier in the prospectus for more information.

North Dakota - The Beneficiary Protector II Option is not available.  See “Optional Contract Benefits, Charges and Deductions” subsection “Beneficiary Protector II Option” earlier in the prospectus for more information.

Oregon - Purchase payments, if any, after the initial purchase payment may only be made until the later of the contract owner reaching 66 years of age or the sixth contract anniversary.  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract."

The maximum transferable amount from the fixed account will never be less than 25% of the allocation reaching the end of an interest rate guarantee period.  See “Transfers Prior to Annuitization” subsection “Transfers from the Fixed Account” earlier in this prospectus for more information.

The Enhanced Fixed Account Dollar Cost Averaging program offers a rate of interest of at least 0.05% over the standard declared rate for the fixed account.  See “Contract Owner Services."

Pennsylvania - The Long-Term Care/Nursing Home and Terminal Illness Waiver is not available.  See “Contingent Deferred Sales Charge” subsection “Long-Term Care/Nursing Home and Terminal Illness Waiver” earlier in this prospectus for more information.

Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract."

Texas - CDSC will not apply if the contract owner (or annuitant if the contract has a non-natural owner) is confined to a long-term care facility or hospital for a continuous 90 day period after the first contract anniversary.  Written proof of confinement is a bill or a statement from the physician or from the long-term care facility or hospital, as defined in the contract that demonstrates the continuous 90-day confinement of the contract owner at the time of withdrawal or surrender occurring after the first contract anniversary.  The request for waiver must be received by Nationwide during the period of confinement or no later than 91 days after the confinement period ends.  If the request for waiver is received later than 91 days after the confinement period ends, the CDSC, if applicable, will be assessed.  See “Contingent Deferred Sales Charge” subsection “Long-Term Care/Nursing Home and Terminal Illness Waiver” earlier in this prospectus for more information.

CDSC will not be charged if the contract owner (or a joint owner) is diagnosed by a physician (who is not a party to the contract or an immediate family member of a party to the contract) to have a terminal illness at any time after the contract has been issued.  Written notice requesting a terminal illness waiver of CDSC and proof of terminal illness must be provided by the physician to Nationwide and recorded at Nationwide prior to the waiver of surrender charges.  See “Contingent Deferred Sales Charge” subsection “Long-Term Care/Nursing Home and Terminal Illness Waiver” earlier in this prospectus for more information.

Vermont - Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract

Washington - The Beneficiary Protector II Option is not available.  See “Optional Contract Benefits, Charges and Deductions” subsection “Beneficiary Protector II Option” for more information.

The CDSC-free withdrawal privilege is available on surrenders (full and partial) of the contract equal to 10% of the net difference of purchase payments still subject to CDSC.  See “Contingent Deferred Sales Charge” subsection “Waiver of Contingent Deferred Sales Charge” earlier in this prospectus for more information.

Purchase payments, if any, after the initial purchase payment may only be made until the later of the contract owner reaching 66 years of age or the sixth contract anniversary.  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more

The Combination Enhanced Death Benefit Option is not available.  See “Death Benefit Options” subsection “Combination Enhanced Death Benefit Option” earlier in this prospectus for more information.

The age based component of the calculation to determine the withdrawal amount that may be surrendered without CDSC under the Systematic Withdrawals program is not available.  See “Contract Owner Services."

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STATEMENT OF ADDITIONAL INFORMATION

December 29, 2008

Individual Flexible Premium Deferred Variable Annuity Contracts

Issued by Nationwide Life Insurance Company
through its Nationwide Variable Account-II

This Statement of Additional Information is not a prospectus.  It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated December 29, 2008.  The prospectus may be obtained from Nationwide Life Insurance Company by writing 5100 Rings Road, RR1-04-F4, Dublin, Ohio 43017-1522, or calling 1-800-848-6331, TDD 1-800-238-3035.

General Information and History

The Nationwide Variable Account-II is a separate investment account of Nationwide Life Insurance Company ("Nationwide").  Nationwide is a member of the Nationwide group of companies.  All of Nationwide's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company.  NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS.  Nationwide Corporation is a holding company, as well.  All of its common stock is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), the ultimate controlling persons of the Nationwide group of companies.  The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $160 billion as of December 31, 2007.

Services

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each contract owner and the number and type of contract issued to each contract owner and records with respect to the contract value.

The custodian of the assets of the variable account is Nationwide.  Nationwide will maintain a record of all purchases and redemptions of shares of the underlying mutual funds.  Nationwide, or its affiliates, may have entered into agreements with the underlying mutual funds and/or their affiliates.  The agreements relate to services furnished by Nationwide or an affiliate of Nationwide.  Some of the services provided include distribution of underlying fund prospectuses, semi-annual and annual fund reports, proxy materials and fund communications, as well as maintaining the websites and voice response systems necessary for contract owners to execute trades in the funds.  Nationwide also acts as a limited agent for the fund for purposes of accepting the trades.  See “Underlying Mutual Fund Payments” located in the prospectus.

Distribution, Promotional, and Sales Expenses

In addition to or partially in lieu of commission, Nationwide may pay the selling firms a marketing allowance, which is based on the firm’s ability and demonstrated willingness to promote and market Nationwide's products.  How any marketing allowance is spent is determined by the firm, but generally will be used to finance firm activities, such as training and education, that may contribute to the promotion and marketing of Nationwide's products.  Nationwide makes certain assumptions about the amount of marketing allowance it will pay and takes these assumptions into consideration when it determines the charges that will be assessed under the contracts.  For the contracts described in the prospectus, Nationwide assumed 0.50% (of the purchase payment amount) for marketing allowance when determining the charges for the contracts.  The actual amount of the marketing allowance may be higher or lower than this assumption.  If the actual amount of marketing allowance paid is more than what was assumed, Nationwide will fund the difference.  Nationwide generally does not profit from any excess marketing allowance if the amount assumed was higher than what is actually paid.  Any excess would be spent on additional marketing for the contracts.  For more information about marketing allowance or how a particular selling firm uses marketing allowances, please consult with your registered representative.

Independent Registered Public Accounting Firm

The financial statements of Nationwide Variable Account-II and the consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report of KPMG LLP covering the December 31, 2007 consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries contains an explanatory paragraph that states that Nationwide Life Insurance Company and subsidiaries adopted the American Institute of Certified Public Accountants' Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, in 2007.  KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

Purchase of Securities Being Offered

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the Financial Industry Regulatory Authority (FINRA).

Underwriters

The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide.  For contracts issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation.  During the fiscal years ended December 31, 2007, 2006 and 2005, no underwriting commissions were paid by Nationwide to NISC.

Advertising

Money Market Yields

Nationwide may advertise the "yield" and "effective yield" for the money market sub-account.  Yield and effective yield are annualized, which means that it is assumed that the underlying mutual fund generates the same level of net income throughout a year.

Yield is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the underlying mutual fund’s units.  The effective yield is calculated similarly, but reflects assumed compounding, calculated under rules prescribed by the SEC.  Thus, effective yield will be slightly higher than yield, due to the compounding.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the sub-accounts in accordance with SEC prescribed calculations.  Performance information is annualized.  However, if a sub-account has been available in the variable account for less than one year, the performance information for that sub-account is not annualized.

Performance information is based on historical earnings and is not intended to predict or project future results.

Standardized performance will reflect the maximum variable account charges possible under the contract, the Contract Maintenance Charge, and the CDSC schedule.  Non-standardized performance, which will be accompanied by standardized performance, will reflect other expense structures contemplated under the contract.  The expense assumptions will be stated in the advertisement.

Additional Materials

Nationwide may provide information on various topics to contract owners and prospective contract owners in advertising, sales literature or other materials.

Performance Comparisons

Each sub-account may, from time to time, include in advertisements the ranking of its performance figures compared with performance figures of other annuity contracts' sub-accounts with the same investment objectives which are created by Lipper Analytical Services, Morningstar, Inc. or other recognized ranking services.

Annuity Payments

See "Frequency and Amount of Annuity Payments" located in the prospectus.

Condensed Financial Information

The contracts were not available for sale as of December 31, 2007.  Therefore, no Condensed Financial Information is available.

2

Report of Independent Registered Public Accounting Firm

The Board of Directors of Nationwide Life Insurance Company and

    Contract Owners of Nationwide Variable Account-II:

We have audited the accompanying statement of assets, liabilities and contract owners’ equity of Nationwide Variable Account-II (comprised of the sub-accounts listed in note 1(b) (collectively, “the Accounts”)) as of December 31, 2007, and the related statements of operations and changes in contract owners’ equity, and the financial highlights for each of the periods indicated herein. These financial statements and financial highlights are the responsibility of the Accounts’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2007, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Accounts as of December 31, 2007, and the results of their operations, changes in contract owners’ equity, and financial highlights for each of the periods indicated herein, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Columbus, Ohio
March 18, 2008

122

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2007

Assets:
Investments at fair value:
AIM VIF – Basic Value Fund – Series II (AIMBValue2) 4,013,670 shares (cost $47,839,083)	$50,652,515
AIM VIF – Capital Appreciation Fund – Series II (AIMCapAp2) 609,311 shares (cost $14,944,066)	17,639,545
AIM VIF – Capital Development Fund – Series II (AIMCapDev2) 1,457,256 shares (cost $27,403,551)	27,002,955
Alger American Balanced Portfolio – Class S Shares (AlgerBal) 20,521 shares (cost $303,398)	317,251
Alger American Mid Cap Growth Portfolio – Class S Shares (AlgMidCapGr) 41,292 shares (cost $874,055)	958,386
AllianceBernstein VPS – Growth and Income Portfolio – Class B (AlVGrIncB) 743,258 shares (cost $17,074,093)	19,733,495
AllianceBernstein VPS – Small/Mid Cap Value Portfolio – Class B (AlVSmMdCpB) 458,966 shares (cost $7,652,680)	7,816,187
American Century VP – Balanced Fund – Class I (ACVPBal) 9,383,283 shares (cost $61,312,042)	68,779,465
American Century VP – Capital Appreciation Fund – Class I (ACVPCapAp) 10,022,509 shares (cost $86,760,126)	160,159,699
American Century VP – Income & Growth Fund – Class I (ACVPIncGr) 3,791,433 shares (cost $25,372,808)	32,075,525
American Century VP – Income & Growth Fund – Class II (ACVPIncGr2) 1,447,428 shares (cost $10,288,905)	12,216,296
American Century VP – Inflation Protection Fund – Class II (ACVPInflPro2) 7,549,314 shares (cost $78,365,556)	79,645,259
American Century VP – International Fund – Class I (ACVPInt) 5,077,401 shares (cost $32,665,323)	60,217,972
American Century VP – International Fund – Class II (ACVPInt2) 299,944 shares (cost $2,022,177)	3,551,338
American Century VP – International Fund – Class III (ACVPInt3) 2,874,490 shares (cost $19,846,184)	34,091,456
American Century VP – International Fund – Class IV (ACVPInt4) 1,629,185 shares (cost $15,240,639)	19,305,837
American Century VP – Mid Cap Value Fund – Class I (ACVPMdCpV) 449,438 shares (cost $6,282,024)	5,815,727
American Century VP – Mid Cap Value Fund – Class II (ACVPMdCpV2) 2,149,108 shares (cost $29,370,271)	27,830,945
American Century VP – Ultra® Fund – Class I (ACVPUltra) 377,054 shares (cost $3,953,039)	4,581,202
American Century VP – Ultra® Fund – Class II (ACVPUltra2) 1,414,358 shares (cost $13,859,950)	17,057,153
American Century VP – Value Fund – Class I (ACVPVal) 15,079,566 shares (cost $115,028,536)	112,644,355
American Century VP – Value Fund – Class II (ACVPVal2) 13,402,692 shares (cost $107,628,811)	99,984,082
American Century VP – VistaSM Fund – Class I (ACVPVista1) 569,071 shares (cost $11,525,265)	12,519,559
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

American Century VP – VistaSM Fund – Class II (ACVPVista2) 1,730,732 shares (cost $34,658,299)	$37,937,645
American Funds IS – Growth Fund – Class 1 (AFGrowth) 261,614 shares (cost $13,458,681)	17,585,683
American Funds IS – High-Income Bond Fund – Class 1 (AFHiInc) 125,016 shares (cost $1,538,377)	1,456,440
American Funds IS – U.S. Government/AAA-Rated Securities Fund – Class 1 (AFUSGvt) 124,052 shares (cost $1,495,900)	1,455,134
Charles Schwab Money Market Portfolio (ChScMM) 22,226,872 shares (cost $22,226,872)	22,226,872
Credit Suisse Trust – Global Small Cap Portfolio (CSTGlobSmCp) 226,328 shares (cost $2,108,827)	3,186,696
Credit Suisse Trust – International Focus Portfolio (CSTIntFoc) 2,421,114 shares (cost $21,180,546)	38,374,655
Credit Suisse Trust – Small Cap Core I Portfolio (CSTSmCapGr) 4,069,233 shares (cost $45,188,646)	62,951,034
Dreyfus IP – Small Cap Stock Index Portfolio – Service Shares (DryIPSmCap) 2,796,804 shares (cost $45,998,673)	49,335,617
Dreyfus Stock Index Fund, Inc. – Initial Shares (DryStkIx) 12,441,495 shares (cost $325,249,508)	465,311,916
Dreyfus Stock Index Fund, Inc. – Service Shares (DryStklxS) 3,339,462 shares (cost $104,193,924)	124,929,291
Dreyfus VIF – Appreciation Portfolio – Initial Shares (DryVApp) 958,036 shares (cost $31,869,572)	42,977,498
Dreyfus VIF – Appreciation Portfolio – Service Shares (DryVAppS) 497,650 shares (cost $18,434,387)	22,190,193
Dreyfus VIF – Developing Leaders Portfolio – Service Shares (DryVDevLdS) 81,877 shares (cost $3,211,996)	2,615,140
Dreyfus VIF – Growth and Income Portfolio – Initial Shares (DryVGroInc) 1,153,066 shares (cost $21,045,761)	29,322,461
Federated IS – American Leaders Fund II – Service Shares (FedAmLeadS) 105,479 shares (cost $2,017,772)	1,796,309
Federated IS – Capital Appreciation Fund II – Service Shares (FedCapApS) 429,393 shares (cost $2,449,659)	3,164,624
Federated IS – Market Opportunity Fund II – Service Shares (FedMrkOp) 287,318 shares (cost $2,951,713)	2,945,006
Federated IS – Quality Bond Fund II – Primary Shares (FedQualBd) 1,414,148 shares (cost $15,751,551)	16,036,438
Federated IS – Quality Bond Fund II – Service Shares (FedQualBdS) 5,018,913 shares (cost $56,227,775)	56,663,529
Fidelity® VIP – Equity-Income Portfolio – Initial Class (FidVIPEI) 33,045,002 shares (cost $766,914,978)	790,105,987
Fidelity® VIP – Equity-Income Portfolio – Service Class 2 (FidVIPEIS2) 7,474,611 shares (cost $181,383,913)	176,176,586
Fidelity® VIP – Growth Portfolio – Initial Class (FidVIPGr) 16,560,043 shares (cost $613,033,414)	747,189,141
Fidelity® VIP – Growth Portfolio – Service Class 2 (FidVIPGrS2) 2,000,876 shares (cost $71,350,193)	89,339,117
Fidelity® VIP – High Income Portfolio – Initial Class (FidVIPHI) 16,739,657 shares (cost $106,545,705)	100,103,147
Fidelity® VIP – High Income Portfolio – Initial Class R (FidVIPHIR) 2,045,740 shares (cost $13,120,347)	12,192,612
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Fidelity® VIP – Overseas Portfolio – Initial Class (FidVIPOv) 5,949,132 shares (cost $89,475,656)	$150,632,012
Fidelity® VIP – Overseas Portfolio – Initial Class R (FidVIPOvR) 2,989,387 shares (cost $53,423,438)	75,541,803
Fidelity® VIP – Overseas Portfolio – Service Class 2 (FidVIPOvS2) 346,398 shares (cost $5,870,575)	8,701,524
Fidelity® VIP – Overseas Portfolio – Service Class 2 R (FidVIPOvS2R) 2,867,007 shares (cost $59,919,129)	71,531,815
Fidelity® VIP II – Asset Manager Portfolio – Initial Class (FidVIPAM) 16,480,162 shares (cost $246,374,573)	273,076,277
Fidelity® VIP II – Contrafund® Portfolio – Initial Class (FidVIPCon) 25,354,081 shares (cost $620,963,070)	707,378,859
Fidelity® VIP II – Contrafund® Portfolio – Service Class 2 (FidVIPConS2) 14,715,887 shares (cost $423,648,918)	404,098,260
Fidelity® VIP II – Investment Grade Bond Portfolio – Service Class (FidVIPIGBdS) 1,605,193 shares (cost $19,970,811)	20,337,793
Fidelity® VIP II – Investment Grade Bond Portfolio – Service Class 2 (FidVIPIGBdS2) 35,121,237 shares (cost $433,123,613)	440,420,315
Fidelity® VIP III – Growth Opportunities Portfolio – Initial Class (FidVIPGrOp) 1,428,969 shares (cost $19,433,296)	31,966,034
Fidelity® VIP III – Mid Cap Portfolio – Service Class (FidVIPMCapS) 587,696 shares (cost $19,863,239)	21,145,297
Fidelity® VIP III – Mid Cap Portfolio – Service Class 2 (FidVIPMCapS2) 6,420,463 shares (cost $207,522,637)	228,761,107
Fidelity® VIP III – Value Strategies Portfolio – Service Class (FidVIPVaIS) 1,058,077 shares (cost $13,643,463)	13,268,285
Fidelity® VIP III – Value Strategies Portfolio – Service Class 2 (FidVIPVaIS2) 1,814,626 shares (cost $23,096,664)	22,900,579
Fidelity® VIP IV – Energy Portfolio – Service Class 2 (FidVIPEnergyS2) 4,482,119 shares (cost $101,093,229)	118,507,229
Fidelity® VIP IV – Freedom Fund 2010 Portfolio – Service Class (FidVIPFree10S) 432,061 shares (cost $5,255,681)	5,163,134
Fidelity® VIP IV – Freedom Fund 2010 Portfolio – Service Class 2 (FidVIPFree10S2) 3,830,254 shares (cost $43,919,117)	45,656,631
Fidelity® VIP IV – Freedom Fund 2020 Portfolio – Service Class (FidVIPFree20S) 473,135 shares (cost $5,967,276)	5,970,964
Fidelity® VIP IV – Freedom Fund 2020 Portfolio – Service Class 2 (FidVIPFree20S2) 5,627,170 shares (cost $67,907,348)	70,902,347
Fidelity® VIP IV – Freedom Fund 2030 Portfolio – Service Class (FidVIPFree30S) 273,963 shares (cost $3,553,966)	3,564,253
Fidelity® VIP IV – Freedom Fund 2030 Portfolio – Service Class 2 (FidVIPFree30S2) 1,454,179 shares (cost $17,769,035)	18,889,791
Franklin Templeton VIP – Developing Markets Securities Fund – Class 3 (FrVIPDevMrk3) 3,630,337 shares (cost $49,449,455)	57,940,181
Franklin Templeton VIP – Foreign Securities Fund – Class 2 (FrVIPForSec2) 539,967 shares (cost $7,179,995)	10,934,330
Franklin Templeton VIP – Foreign Securities Fund – Class 3 (FrVIPForSec3) 13,792,535 shares (cost $245,967,464)	278,333,349
Franklin Templeton VIP – Global Income Securities Fund – Class 3 (FrVIPGlInc3) 2,962,612 shares (cost $46,258,514)	49,505,240
Franklin Templeton VIP – Income Securities Fund – Class 2 (FrVIPIncSec2) 6,954,334 shares (cost $120,540,546)	120,379,528
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Franklin Templeton VIP – Rising Dividends Securities Fund – Class 2 (FrVIPRisDiv2) 5,998,153 shares (cost $103,717,239)	$115,584,405
Franklin Templeton VIP – Small Cap Value Securities Fund – Class 2 (FrVIPSCapV2) 4,017,560 shares (cost $69,773,155)	68,700,269
Janus Aspen Series – Balanced Portfolio – Service Shares (JAspBal) 443,522 shares (cost $11,650,016)	13,784,658
Janus Aspen Series – Forty Portfolio – Service Shares (JAspForty) 1,733,660 shares (cost $50,386,669)	70,733,337
Janus Aspen Series – Global Technology Portfolio – Service II Shares (JAspGlTechS2) 1,076,608 shares (cost $4,252,271)	5,684,490
Janus Aspen Series – Global Technology Portfolio – Service Shares (JAspGlTechS) 695,145 shares (cost $2,472,480)	3,600,852
Janus Aspen Series – INTECH Risk-Managed Core Portfolio – Service Shares (JAspRMgCore) 415,462 shares (cost $5,453,100)	5,521,487
Janus Aspen Series – International Growth Portfolio – Service II Shares (JAspIntGroS2) 3,288,420 shares (cost $164,932,877)	213,023,876
Janus Aspen Series – International Growth Portfolio – Service Shares (JAspIntGroS) 259,376 shares (cost $6,548,324)	16,732,339
JPMorgan Series Trust II – Mid Cap Value Portfolio (JPM2MdCap) 435,447 shares (cost $12,136,989)	13,355,173
Lehman Brothers AMT – Short Duration Bond Portfolio – I Class (LBTShrtDBd) 32,714,647 shares (cost $425,805,194)	425,290,417
MFS VIT – Investors Growth Stock Series – Service Class (MFSInvGrStS) 1,954,271 shares (cost $17,570,934)	22,610,914
MFS VIT – Value Series – Service Class (MFSValueS) 5,812,378 shares (cost $81,990,048)	87,883,156
MTB Large-Cap Growth Fund II (MTBLgCapGr) 102,016 shares (cost $1,019,890)	1,130,342
MTB Large-Cap Value Fund II (MTBLgCapV) 139,313 shares (cost $1,544,359)	1,613,239
MTB Managed Allocation Fund – Aggressive Growth II (MTBAggGr) 35,889 shares (cost $415,695)	429,232
MTB Managed Allocation Fund – Conservative Growth II (MTBConGr) 8,821 shares (cost $90,744)	92,002
MTB Managed Allocation Fund – Moderate Growth II (MTBModGr) 775,551 shares (cost $8,267,899)	8,383,705
Nationwide VIT – American Funds Asset Allocation Fund – Class II (NVITAstAll2) 23,813,323 shares (cost $458,062,562)	460,787,805
Nationwide VIT – American Funds Bond Fund – Class II (NVITBnd2) 11,669,974 shares (cost $135,158,844)	130,937,108
Nationwide VIT – American Funds Global Growth Fund – Class II (NVITGlobGr2) 2,486,729 shares (cost $60,342,766)	64,853,899
Nationwide VIT – American Funds Growth – Income Fund – Class II (NVITGroInc2) 1,833,615 shares (cost $82,815,539)	79,872,277
Nationwide VIT – American Funds Growth Fund – Class II (NVITGrowth2) 1,763,795 shares (cost $121,488,565)	127,275,441
Nationwide VIT – Federated High Income Bond Fund – Class I (NVITFHiInc) 2,076,690 shares (cost $16,784,468)	15,865,909
Nationwide VIT – Federated High Income Bond Fund – Class III (NVITFHiInc3) 5,358,514 shares (cost $42,377,519)	40,885,462
Nationwide VIT – Gartmore Emerging Markets Fund – Class I (NVITEmMrkts) 62,131 shares (cost $701,316)	1,404,776
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Nationwide VIT – Gartmore Emerging Markets Fund – Class II (NVITEmMrkts2) 296,138 shares (cost $3,565,660)	$6,651,262
Nationwide VIT – Gartmore Emerging Markets Fund – Class III (NVITEmMrkts3) 4,256,017 shares (cost $68,038,684)	96,143,425
Nationwide VIT – Gartmore Emerging Markets Fund – Class VI (NVITEmMrkts6) 4,856,714 shares (cost $84,753,887)	109,664,598
Nationwide VIT – Gartmore Global Utilities Fund – Class II (NVITGlUtl2) 77,365 shares (cost $819,969)	952,360
Nationwide VIT – Gartmore Global Utilities Fund – Class III (NVITGlUtl3) 1,026,536 shares (cost $12,926,806)	12,626,390
Nationwide VIT – Gartmore International Growth Fund – Class I (NVITIntGro) 8,751 shares (cost $58,991)	123,039
Nationwide VIT – Gartmore International Growth Fund – Class III (NVITIntGro3) 2,691,483 shares (cost $28,736,289)	37,869,162
Nationwide VIT – Gartmore Worldwide Leaders Fund – Class III (NVITWLead3) 397,801 shares (cost $6,545,172)	7,550,259
Nationwide VIT – Global Financial Services Fund – Class II (NVITGlFin2) 128,158 shares (cost $1,555,830)	1,389,233
Nationwide VIT – Global Financial Services Fund – Class III (NVITGlFin3) 281,778 shares (cost $3,745,701)	3,068,561
Nationwide VIT – Global Health Sciences Fund – Class II (NVITGlHlth2) 187,149 shares (cost $1,961,038)	2,178,416
Nationwide VIT – Global Health Sciences Fund – Class III (NVITGlHlth3) 581,507 shares (cost $6,319,465)	6,861,778
Nationwide VIT – Global Health Sciences Fund – Class VI (NVITGlHlth6) 1,295,208 shares (cost $14,126,291)	15,179,832
Nationwide VIT – Global Technology and Communications Fund – Class I (NVITGlTech) 67,365 shares (cost $227,711)	346,256
Nationwide VIT – Global Technology and Communications Fund – Class II (NVITGlTech2) 301,157 shares (cost $1,184,833)	1,535,900
Nationwide VIT – Global Technology and Communications Fund – Class III (NVITGlTech3) 1,195,731 shares (cost $5,277,414)	6,193,888
Nationwide VIT – Global Technology and Communications Fund – Class VI (NVITGlTech6) 3,117,885 shares (cost $14,412,986)	15,963,572
Nationwide VIT – Government Bond Fund – Class I (NVITGvtBd) 49,849,748 shares (cost $584,202,064)	579,752,572
Nationwide VIT – Growth Fund – Class I (NVITGrowth) 4,266,722 shares (cost $39,350,496)	61,867,471
Nationwide VIT – International Index Fund – Class VIII (NVITIntIdx8) 1,000,345 shares (cost $11,447,406)	11,614,006
Nationwide VIT – International Value Fund – Class II (NVITIntVal2) 142,421 shares (cost $2,069,444)	2,483,822
Nationwide VIT – International Value Fund – Class III (NVITIntVal3) 1,486,580 shares (cost $24,486,293)	25,911,089
Nationwide VIT – International Value Fund – Class VI (NVITIntVal6) 15,777,427 shares (cost $280,472,212)	274,211,674
Nationwide VIT – Investor Destinations Aggressive Fund – Class II (NVITIDAgg2) 43,777,482 shares (cost $508,102,714)	595,373,759
Nationwide VIT – Investor Destinations Conservative Fund – Class II (NVITIDCon2) 14,937,827 shares (cost $155,065,604)	155,353,401
Nationwide VIT – Investor Destinations Moderate Fund – Class II (NVITIDMod2) 177,903,424 shares (cost $2,053,311,655)	2,213,118,596
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Nationwide VIT – Investor Destinations Moderately Aggressive Fund – Class II (NVITIDModAg2) 131,509,820 shares (cost $1,573,110,087)	$1,754,340,995
Nationwide VIT – Investor Destinations Moderately Conservative Fund – Class II (NVITIDModCon2) 44,512,015 shares (cost $491,311,792)	505,211,369
Nationwide VIT – J.P. Morgan Balanced Fund – Class I (NVITJPBal) 300,395 shares (cost $3,203,906)	3,289,324
Nationwide VIT – Mid Cap Growth Fund – Class I (NVITMdCpGr) 426,280 shares (cost $12,259,591)	13,866,876
Nationwide VIT – Mid Cap Growth Fund – Class II (NVITMdCpGr2) 8,920,844 shares (cost $269,544,381)	287,786,412
Nationwide VIT – Mid Cap Index Fund – Class I (NVITMidCap) 6,352,315 shares (cost $109,084,606)	121,837,403
Nationwide VIT – Money Market Fund – Class I (NVITMyMkt) 641,214,026 shares (cost $641,214,026)	641,214,026
Nationwide VIT – Multi-Manager Small Cap Growth Fund – Class I (NVITSmCapGr) 603,385 shares (cost $9,715,055)	10,866,955
Nationwide VIT – Multi-Manager Small Cap Growth Fund – Class II (NVITSmCapGr2) 1,520,973 shares (cost $25,719,223)	26,997,277
Nationwide VIT – Multi-Manager Small Cap Value Fund – Class I (NVITSmCapVal) 7,303,990 shares (cost $85,013,782)	72,163,419
Nationwide VIT – Multi-Manager Small Cap Value Fund – Class II (NVITSmCapVal2) 2,984,127 shares (cost $35,995,113)	29,125,080
Nationwide VIT – Multi-Manager Small Company Fund – Class I (NVITSmComp) 7,035,150 shares (cost $145,073,583)	156,250,692
Nationwide VIT – Multi-Manager Small Company Fund – Class II (NVITSmComp2) 4,558,464 shares (cost $107,501,050)	99,556,864
Nationwide VIT – Nationwide Fund – Class I (NVITNWFund) 21,593,266 shares (cost $240,002,254)	293,452,491
Nationwide VIT – Nationwide Fund – Class II (NVITNWFund2) 29,908,417 shares (cost $391,715,890)	404,959,967
Nationwide VIT – Nationwide Leaders Fund – Class III (NVITNWLead3) 509,674 shares (cost $7,037,084)	6,661,441
Nationwide VIT – U.S. Growth Leaders Fund – Class II (NVITUSGro2) 1,813,607 shares (cost $20,245,036)	23,232,311
Nationwide VIT – U.S. Growth Leaders Fund – Class III (NVITUSGro3) 454,412 shares (cost $5,132,609)	5,902,811
Nationwide VIT – Van Kampen Comstock Value Fund – Class II (NVITVKVal2) 27,577,919 shares (cost $339,599,685)	315,767,171
Nationwide VIT – Van Kampen Multi Sector Bond Fund – Class I (NVITMltSec) 6,657,518 shares (cost $65,703,931)	65,643,123
Neuberger Berman AMT – Fasciano Portfolio – S Class Shares (NBTAFasc) 416,048 shares (cost $5,887,518)	6,032,696
Neuberger Berman AMT – Growth Portfolio – Class I (NBTAGro) 7,426,750 shares (cost $70,313,126)	143,336,281
Neuberger Berman AMT – Guardian Portfolio – I Class Shares (NBTAGuard) 730,498 shares (cost $11,139,774)	15,420,819
Neuberger Berman AMT – International Portfolio – Class S (NBTAInt) 21,577,606 shares (cost $303,952,393)	293,671,215
Neuberger Berman AMT – Mid-Cap Growth Portfolio – Class S (NBTAMCGrS) 389,594 shares (cost $7,952,075)	10,959,277
Neuberger Berman AMT – Partners Portfolio – Class I (NBTAPart) 8,766,698 shares (cost $138,365,807)	182,084,311
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Neuberger Berman AMT – Regency Portfolio – Class S (NBTARegS) 963,606 shares (cost $17,225,997)	$16,737,835
Neuberger Berman AMT – Socially Responsive Portfolio Class I (NBTSocRes) 27,945,419 shares (cost $465,933,710)	500,502,463
Oppenheimer VAF – Balanced Fund – Non-Service Shares (OppBal) 7,260,608 shares (cost $112,474,467)	119,146,574
Oppenheimer VAF – Capital Appreciation Fund – Service Class (OppCapApS) 1,482,782 shares (cost $54,040,038)	69,364,525
Oppenheimer VAF – Capital Appreciation Fund – Non-Service Shares (OppCapAp) 1,894,428 shares (cost $65,007,881)	89,379,132
Oppenheimer VAF – Core Bond Fund – Non-Service Shares (OppBdFd) 9,241,777 shares (cost $101,096,343)	102,214,059
Oppenheimer VAF – Global Securities Fund – Class 3 (OppGlSec3) 3,064,295 shares (cost $85,220,128)	112,827,331
Oppenheimer VAF – Global Securities Fund – Class 4 (OppGlSec4) 2,875,725 shares (cost $91,053,299)	104,331,294
Oppenheimer VAF – Global Securities Fund – Non-Service Shares (OppGlSec) 6,787,088 shares (cost $138,923,226)	248,407,407
Oppenheimer VAF – Global Securities Fund – Service Class (OppGlSecS) 567,563 shares (cost $15,273,914)	20,585,497
Oppenheimer VAF – High Income Fund – Class 3 (OppHighInc3) 58,700 shares (cost $474,226)	468,427
Oppenheimer VAF – High Income Fund – Class 4 (OppHighInc4) 1,188,538 shares (cost $9,610,720)	9,472,651
Oppenheimer VAF – High Income Fund – Non-Service Shares (OppHighInc) 64,220 shares (cost $524,381)	510,548
Oppenheimer VAF – High Income Fund – Service Class (OppHighIncS) 3,257,482 shares (cost $26,502,146)	25,701,532
Oppenheimer VAF – Main Street Small Cap Fund® – Non-Service Shares (OppMStSCap) 224,834 shares (cost $4,354,111)	4,091,979
Oppenheimer VAF – Main Street Small Cap Fund® – Service Class (OppMStSCapS) 6,968,895 shares (cost $128,261,977)	125,649,184
Oppenheimer VAF – Main Street® – Non-Service Shares (OppMSt) 1,025,575 shares (cost $20,262,677)	26,264,973
Oppenheimer VAF – Main Street® – Service Class (OppMStS) 15,870,992 shares (cost $381,595,121)	402,805,768
Oppenheimer VAF – Mid Cap Fund – Non-Service Shares (OppMidCap) 309,236 shares (cost $14,219,040)	16,720,407
Pioneer VCT – Pioneer Small Cap Value Portfolio – Class I Shares (PioVSmCapV) 90,485 shares (cost $1,490,623)	1,173,589
Putnam VT – Growth and Income Fund – IB Shares (PVTGroInc) 297,418 shares (cost $7,352,466)	6,876,314
Putnam VT – International Equity Fund – IB Shares (PVTIntlEq) 80,433 shares (cost $1,127,398)	1,525,012
Putnam VT – Voyager Fund – IB Shares (PVTVoygr) 71,581 shares (cost $1,970,185)	2,271,252
T. Rowe Price Blue Chip Growth Portfolio – II (TRoeBlChip2) 11,417,862 shares (cost $122,649,355)	133,588,990
T. Rowe Price Equity Income Portfolio – II (TRowEqInc2) 3,228,930 shares (cost $78,075,754)	76,364,203
T. Rowe Price Limited Term Bond Portfolio – Class II (TRowLtdTBd2) 6,380,681 shares (cost $31,306,262)	31,584,373
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

The Dreyfus Socially Responsible Growth Fund, Inc. – Initial Shares (DrySRGro) 2,371,543 shares (cost $65,022,352)	$72,332,073
Van Eck Worldwide Insurance Trust – Bond Fund – Class R1 (VEWrldBdR1) 735,802 shares (cost $8,501,039)	8,910,560
Van Eck Worldwide Insurance Trust – Bond Fund – Initial Class (VEWrldBd) 1,577,748 shares (cost $19,142,007)	19,122,306
Van Eck Worldwide Insurance Trust – Emerging Markets Fund – Class R1 (VEWrldEMktR1) 1,279,564 shares (cost $28,410,361)	35,418,334
Van Eck Worldwide Insurance Trust – Emerging Markets Fund – Initial Class (VEWrldEMkt) 1,600,046 shares (cost $24,838,989)	44,353,288
Van Eck Worldwide Insurance Trust – Hard Assets Fund – Class R1 (VEWrldHAsR1) 1,118,757 shares (cost $34,540,549)	46,070,413
Van Eck Worldwide Insurance Trust – Hard Assets Fund – Initial Class (VEWrldHAs) 1,417,900 shares (cost $24,979,802)	58,403,291
Van Kampen UIF – Core Plus Fixed Income Portfolio – Class I (VKUCorPlus) 307,257 shares (cost $3,513,560)	3,558,037
Van Kampen UIF – Core Plus Fixed Income Portfolio – Class II (VKUCorPlus2) 24,936,700 shares (cost $282,273,877)	286,273,312
Van Kampen UIF – Emerging Markets Debt Portfolio – Class I (VKUEmMkt) 818,373 shares (cost $6,801,388)	6,980,718
Van Kampen UIF – Emerging Markets Debt Portfolio – Class II (VKUEmMkt2) 231,508 shares (cost $1,960,649)	1,965,505
Van Kampen UIF – U.S. Real Estate Portfolio – Class I (VKUUSRE) 5,514,179 shares (cost $108,003,191)	121,587,649
Van Kampen UIF – U.S. Real Estate Portfolio – Class II (VKUUSRE2) 3,754,719 shares (cost $92,241,144)	81,927,965
Victory VIF – Diversified Stock Fund Class A Shares (VicDivrStk) 80,598 shares (cost $911,270)	1,063,087
Wells Fargo AVT – Discovery FundSM (WFVDisc) 3,471,771 shares (cost $38,410,793)	69,817,324
Wells Fargo AVT – Large Company Growth Fund (WFVLgCoGro) 13,214 shares (cost $114,621)	136,369
Wells Fargo AVT – Money Market Fund (WFVMMrkt) 17,571 shares (cost $17,571)	17,571
Wells Fargo AVT – Opportunity FundSM (WFVOpp) 13,225,615 shares (cost $252,904,151)	291,360,291
Wells Fargo AVT – Small-Mid Cap Value Fund (WFVSmMdCV) 33 shares (cost $362)	371
Wells Fargo AVT – Total Return Bond Fund (WFTotRetBd) 2,321 shares (cost $22,738)	23,070

Total investments	22,175,210,262
Accounts receivable	50,685

Total assets	22,175,260,947
Accounts payable	–

Contract owners’ equity (note 4)	$22,175,260,947

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS

Year Ended December 31, 2007

Investment activity:	Total	AIMBValue2	AIMCapAp2	AIMCapDev2	AlgerBal	AlgMidCapGr	AlVGrIncB	AlVSmMdCpB
Reinvested dividends	$398,287,712	179,983	–	–	–	–	260,111	65,964
Mortality and expense risk charges (note 2)	(320,874,514)	(873,020)	(270,276)	(429,544)	(2,614)	(7,633)	(339,289)	(143,869)

Net investment income (loss)	77,413,198	(693,037)	(270,276)	(429,544)	(2,614)	(7,633)	(79,178)	(77,905)

Proceeds from mutual fund shares sold	2,826,655,902	7,627,260	2,666,254	14,778,481	316,770	497,801	4,891,627	2,341,203
Cost of mutual fund shares sold	(2,341,260,773)	(6,136,438)	(2,155,498)	(9,995,785)	(295,456)	(508,916)	(3,694,208)	(1,865,347)

Realized gain (loss) on investments	485,395,129	1,490,822	510,756	4,782,696	21,314	(11,115)	1,197,419	475,856
Change in unrealized gain (loss) on investments	(217,917,170)	(3,913,690)	1,229,188	(4,096,869)	6,981	113,309	(1,435,206)	(954,005)

Net gain (loss) on investments	267,477,959	(2,422,868)	1,739,944	685,827	28,295	102,194	(237,787)	(478,149)

Reinvested capital gains	884,447,637	3,025,887	–	1,987,004	8,320	84,212	1,069,949	616,957

Net increase (decrease) in contract owners’ equity resulting from operations	$1,229,338,794	(90,018)	1,469,668	2,243,287	34,001	178,773	752,984	60,903

Investment activity:	ACVPBal	ACVPCapAp	ACVPIncGr	ACVPIncGr2	ACVPInflPro2	ACVPInt	ACVPInt2	ACVPInt3
Reinvested dividends	$1,636,751	–	714,385	231,276	3,325,458	452,389	19,289	233,554
Mortality and expense risk charges (note 2)	(1,018,202)	(1,909,097)	(501,571)	(211,538)	(1,142,770)	(854,343)	(51,365)	(452,198)

Net investment income (loss)	618,549	(1,909,097)	212,814	19,738	2,182,688	(401,954)	(32,076)	(218,644)

Proceeds from mutual fund shares sold	16,938,773	21,834,811	8,994,012	3,318,216	16,217,036	15,811,847	377,135	6,543,273
Cost of mutual fund shares sold	(17,080,958)	(14,743,279)	(5,930,531)	(2,548,607)	(16,358,131)	(9,202,621)	(228,225)	(3,041,795)

Realized gain (loss) on investments	(142,185)	7,091,532	3,063,481	769,609	(141,095)	6,609,226	148,910	3,501,478
Change in unrealized gain (loss) on investments	(1,703,985)	46,411,032	(3,535,813)	(980,678)	3,465,401	3,452,959	398,558	1,851,629

Net gain (loss) on investments	(1,846,170)	53,502,564	(472,332)	(211,069)	3,324,306	10,062,185	547,468	5,353,107

Reinvested capital gains	3,985,043	–	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$2,757,422	51,593,467	(259,518)	(191,331)	5,506,994	9,660,231	515,392	5,134,463

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	ACVPInt4	ACVPMdCpV	ACVPMdCpV2	ACVPUltra	ACVPUltra2	ACVPVal	ACVPVal2	ACVPVista1
Reinvested dividends	$65,151	43,316	146,849	–	–	2,364,868	1,539,333	–
Mortality and expense risk charges (note 2)	(210,663)	(89,086)	(471,833)	(55,577)	(266,453)	(1,895,343)	(1,715,710)	(75,605)

Net investment income (loss)	(145,512)	(45,770)	(324,984)	(55,577)	(266,453)	469,525	(176,377)	(75,605)

Proceeds from mutual fund shares sold	2,413,086	2,781,091	7,635,657	1,534,944	2,807,569	38,167,808	14,654,722	3,807,630
Cost of mutual fund shares sold	(1,461,873)	(2,597,162)	(6,470,351)	(1,411,431)	(2,477,470)	(28,569,373)	(14,293,798)	(3,330,576)

Realized gain (loss) on investments	951,213	183,929	1,165,306	123,513	330,099	9,598,435	360,924	477,054
Change in unrealized gain (loss) on investments	1,026,391	(576,330)	(2,761,280)	665,830	2,660,033	(29,809,947)	(16,245,949)	987,151

Net gain (loss) on investments	1,977,604	(392,401)	(1,595,974)	789,343	2,990,132	(20,211,512)	(15,885,025)	1,464,205

Reinvested capital gains	–	58,875	233,279	–	–	12,263,481	8,796,015	–

Net increase (decrease) in contract owners’ equity resulting from operations	$1,832,092	(379,296)	(1,687,679)	733,766	2,723,679	(7,478,506)	(7,265,387)	1,388,600

Investment activity:	ACVPVista2	AFGrowth	AFHiInc	AFUSGvt	ChScMM	CSTGlobSmCp	CSTIntFoc	CSTSmCapGr
Reinvested dividends	$–	179,077	156,676	114,880	894,668	–	416,369	–
Mortality and expense risk charges (note 2)	(275,300)	(245,552)	(18,781)	(21,089)	(196,993)	(52,984)	(551,534)	(991,391)

Net investment income (loss)	(275,300)	(66,475)	137,895	93,791	697,675	(52,984)	(135,165)	(991,391)

Proceeds from mutual fund shares sold	4,851,773	3,522,710	2,286,017	462,162	15,625,495	1,095,064	9,196,694	18,176,817
Cost of mutual fund shares sold	(3,918,504)	(3,622,757)	(2,251,307)	(472,158)	(15,625,495)	(658,990)	(5,251,701)	(12,389,780)

Realized gain (loss) on investments	933,269	(100,047)	34,710	(9,996)	–	436,074	3,944,993	5,787,037
Change in unrealized gain (loss) on investments	3,233,694	902,392	(139,329)	(1,552)	–	(529,304)	1,913,594	(5,736,186)

Net gain (loss) on investments	4,166,963	802,345	(104,619)	(11,548)	–	(93,230)	5,858,587	50,851

Reinvested capital gains	–	1,271,561	–	–	–	–	–	–

Net increase (decrease) in contract owners’equity resulting from operations	$3,891,663	2,007,431	33,276	82,243	697,675	(146,214)	5,723,422	(940,540)

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	DryIPSmCap	DryStkIx	DryStklxS	DryVApp	DryVAppS	DryVDevLdS	DryVGroInc	FedAmLeadS
Reinvested dividends	$203,896	8,666,964	1,850,870	739,591	332,794	18,460	237,845	27,107
Mortality and expense risk charges (note 2)	(772,046)	(6,964,444)	(1,916,329)	(620,971)	(366,481)	(53,579)	(428,170)	(34,884)

Net investment income (loss)	(568,150)	1,702,520	(65,459)	118,620	(33,687)	(35,119)	(190,325)	(7,777)

Proceeds from mutual fund shares sold	9,273,223	112,587,860	11,376,719	10,427,476	6,034,458	1,550,753	8,051,916	500,860
Cost of mutual fund shares sold	(6,818,057)	(87,803,257)	(8,783,558)	(7,184,076)	(4,804,399)	(1,673,617)	(6,833,427)	(511,158)

Realized gain (loss) on investments	2,455,166	24,784,603	2,593,161	3,243,400	1,230,059	(122,864)	1,218,489	(10,298)
Change in unrealized gain (loss) on investments	(5,013,759)	(5,280,793)	1,445,442	(764,379)	(25,241)	(767,321)	(350,037)	(463,936)

Net gain (loss) on investments	(2,558,593)	19,503,810	4,038,603	2,479,021	1,204,818	(890,185)	868,452	(474,234)

Reinvested capital gains	2,189,792	–	–	–	–	510,033	1,493,814	242,233

Net increase (decrease) in contract owners’ equity resulting from operations	$(936,951)	21,206,330	3,973,144	2,597,641	1,171,131	(415,271)	2,171,941	(239,778)

Investment activity:	FedCapApS	FedMrkOp	FedQualBd	FedQualBdS	FidVIPEI	FidVIPEIS2	FidVIPGr	FidVIPGrS2
Reinvested dividends	$17,718	43,109	720,967	2,337,774	15,096,153	2,962,566	6,157,067	222,165
Mortality and expense risk charges (note 2)	(51,656)	(64,950)	(216,020)	(849,882)	(12,100,999)	(2,869,642)	(9,728,950)	(1,119,282)

Net investment income (loss)	(33,938)	(21,841)	504,947	1,487,892	2,995,154	92,924	(3,571,883)	(897,117)

Proceeds from mutual fund shares sold	627,737	3,791,552	6,235,780	5,981,978	172,226,364	14,137,896	151,176,269	11,548,516
Cost of mutual fund shares sold	(458,625)	(3,854,462)	(6,605,847)	(6,316,994)	(147,800,837)	(11,050,835)	(194,133,657)	(8,812,471)

Realized gain (loss) on investments	169,112	(62,910)	(370,067)	(335,016)	24,425,527	3,087,061	(42,957,388)	2,736,045
Change in unrealized gain (loss) on investments	115,435	(80,754)	469,113	675,015	(86,433,660)	(19,046,126)	209,381,825	11,949,939

Net gain (loss) on investments	284,547	(143,664)	99,046	339,999	(62,008,133)	(15,959,065)	166,424,437	14,685,984

Reinvested capital gains	–	–	–	–	66,552,673	14,939,748	613,327	57,287

Net increase (decrease) in contract owners’ equity resulting from operations	$250,609	(165,505)	603,993	1,827,891	7,539,694	(926,393)	163,465,881	13,846,154

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	FidVIPHI	FidVIPHIR	FidVIPOv	FidVIPOvR	FidVIPOvS2	FidVIPOvS2R	FidVIPAM	FidVIPCon
Reinvested dividends	$8,428,095	1,022,553	5,129,563	2,481,062	256,437	1,820,495	16,941,391	6,397,289
Mortality and expense risk charges (note 2)	(1,696,207)	(102,941)	(2,092,600)	(999,946)	(126,540)	(928,265)	(3,730,226)	(9,611,300)

Net investment income (loss)	6,731,888	919,612	3,036,963	1,481,116	129,897	892,230	13,211,165	(3,214,011)

Proceeds from mutual fund shares sold	62,703,102	13,788,014	32,695,599	12,653,074	1,438,401	8,212,765	54,265,038	132,288,799
Cost of mutual fund shares sold	(63,717,289)	(13,951,751)	(17,482,677)	(5,801,263)	(955,632)	(5,105,094)	(56,714,682)	(100,480,419)

Realized gain (loss) on investments	(1,014,187)	(163,737)	15,212,922	6,851,811	482,769	3,107,671	(2,449,644)	31,808,380
Change in unrealized gain (loss) on investments	(3,213,240)	(927,735)	(5,920,382)	(2,461,123)	34,575	425,517	17,639,565	(93,687,021)

Net gain (loss) on investments	(4,227,427)	(1,091,472)	9,292,540	4,390,688	517,344	3,533,188	15,189,921	(61,878,641)

Reinvested capital gains	–	–	10,719,798	4,937,611	605,213	3,454,152	8,056,729	171,059,909

Net increase (decrease) in contract owners’ equity resulting from operations	$2,504,461	(171,860)	23,049,301	10,809,415	1,252,454	7,879,570	36,457,815	105,967,257

Investment activity:	FidVIPConS2	FidVIPIGBdS	FidVIPIGBdS2	FidVIPGrOp	FidVIPMCapS	FidVIPMCapS2	FidVIPVaIS	FidVIPVaIS2
Reinvested dividends	$2,861,980	752,536	8,538,389	–	121,356	1,039,153	128,930	150,331
Mortality and expense risk charges (note 2)	(5,879,876)	(259,306)	(5,457,510)	(413,842)	(231,564)	(3,431,501)	(213,516)	(430,332)

Net investment income (loss)	(3,017,896)	493,230	3,080,879	(413,842)	(110,208)	(2,392,348)	(84,586)	(280,001)

Proceeds from mutual fund shares sold	30,258,502	3,492,881	16,041	6,226,717	2,590,197	28,852,216	6,607,832	7,019,359
Cost of mutual fund shares sold	(21,431,584)	(3,692,979)	(17,699)	(3,853,295)	(2,370,065)	(21,070,000)	(6,414,661)	(6,827,932)

Realized gain (loss) on investments	8,826,918	(200,098)	(1,658)	2,373,422	220,132	7,782,216	193,171	191,427
Change in unrealized gain (loss) on investments	(51,712,817)	236,054	5,288,689	3,988,330	736,988	1,323,816	(1,040,611)	(1,569,302)

Net gain (loss) on investments	(42,885,899)	35,956	5,287,031	6,361,752	957,120	9,106,032	(847,440)	(1,377,875)

Reinvested capital gains	97,774,253	–	–	–	1,197,867	17,794,132	1,660,822	2,754,390

Net increase (decrease) in contract owners’ equity resulting from operations	$51,870,458	529,186	8,367,910	5,947,910	2,044,779	24,507,816	728,796	1,096,514

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	FidVIPEnergyS2	FidVIPFree10S	FidVIPFree10S2	FidVIPFree20S	FidVIPFree20S2	FidVIPFree30S	FidVIPFree30S2	FrVIPDevMrk3
Reinvested dividends	$102,749	118,448	1,008,341	120,055	1,338,402	72,262	352,309	769,195
Mortality and expense risk charges (note 2)	(1,188,261)	(48,004)	(800,273)	(55,289)	(976,846)	(29,845)	(298,541)	(626,893)

Net investment income (loss)	(1,085,512)	70,444	208,068	64,766	361,556	42,417	53,768	142,302

Proceeds from mutual fund shares sold	8,111,761	2,237,145	6,195,033	659,820	5,522,807	223,419	2,104,639	6,783,404
Cost of mutual fund shares sold	(7,434,508)	(2,092,331)	(5,386,342)	(589,119)	(4,591,708)	(194,247)	(1,720,192)	(4,926,463)

Realized gain (loss) on investments	677,253	144,814	808,691	70,701	931,099	29,172	384,447	1,856,941
Change in unrealized gain (loss) on investments	22,153,876	(146,708)	220,289	(29,909)	226,850	(11,503)	131,830	4,448,163

Net gain (loss) on investments	22,831,129	(1,894)	1,028,980	40,792	1,157,949	17,669	516,277	6,305,104

Reinvested capital gains	4,665,935	102,779	1,113,763	152,908	1,988,265	114,826	707,001	2,542,511

Net increase (decrease) in contract owners’ equity resulting from operations	$26,411,552	171,329	2,350,811	258,466	3,507,770	174,912	1,277,046	8,989,917

Investment activity:	FrVIPForSec2	FrVIPForSec3	FrVIPGlInc3	FrVIPIncSec2	FrVIPRisDiv2	FrVIPSCapV2	JAspBal	JAspForty
Reinvested dividends	$217,947	4,046,057	927,045	3,248,158	3,116,819	492,750	315,375	96,446
Mortality and expense risk charges (note 2)	(167,316)	(3,454,271)	(512,291)	(1,492,281)	(2,207,842)	(1,133,672)	(203,095)	(653,470)

Net investment income (loss)	50,631	591,786	414,754	1,755,877	908,977	(640,922)	112,280	(557,024)

Proceeds from mutual fund shares sold	1,666,273	5,790,151	2,315,380	8,662,507	26,332,728	10,442,719	2,964,144	8,006,559
Cost of mutual fund shares sold	(1,082,681)	(3,801,318)	(2,067,494)	(7,737,355)	(20,961,290)	(7,720,033)	(2,296,298)	(4,241,951)

Realized gain (loss) on investments	583,592	1,988,833	247,886	925,152	5,371,438	2,722,686	667,846	3,764,608
Change in unrealized gain (loss) on investments	267,413	13,541,621	2,350,963	(2,969,736)	(13,232,060)	(10,194,969)	338,043	10,754,973

Net gain (loss) on investments	851,005	15,530,454	2,598,849	(2,044,584)	(7,860,622)	(7,472,283)	1,005,889	14,519,581

Reinvested capital gains	497,111	8,774,230	–	602,382	1,911,675	5,066,896	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$1,398,747	24,896,470	3,013,603	313,675	(5,039,970)	(3,046,309)	1,118,169	13,962,557

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	JAspGlTechS2	JAspGlTechS	JAspRMgCore	JAspIntGroS2	JAspIntGroS	JPM2MdCap	LBTShrtDBd	MFSInvGrStS
Reinvested dividends	$17,567	11,479	23,732	770,405	71,766	149,061	10,504,801	19,984
Mortality and expense risk charges (note 2)	(69,406)	(50,177)	(58,681)	(2,394,729)	(228,474)	(222,970)	(5,534,555)	(391,665)

Net investment income (loss)	(51,839)	(38,698)	(34,949)	(1,624,324)	(156,708)	(73,909)	4,970,246	(371,681)

Proceeds from mutual fund shares sold	1,479,542	1,046,294	1,000,245	41,493,829	3,551,713	6,035,424	3,570,670	4,123,105
Cost of mutual fund shares sold	(1,139,873)	(854,439)	(998,954)	(24,077,991)	(1,494,707)	(4,851,742)	(3,622,163)	(3,249,897)

Realized gain (loss) on investments	339,669	191,855	1,291	17,415,838	2,057,006	1,183,682	(51,493)	873,208
Change in unrealized gain (loss) on investments	662,657	529,683	158,956	20,757,709	1,953,928	(1,501,526)	4,373,193	1,587,059

Net gain (loss) on investments	1,002,326	721,538	160,247	38,173,547	4,010,934	(317,844)	4,321,700	2,460,267

Reinvested capital gains	–	–	36,765	–	–	751,956	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$950,487	682,840	162,063	36,549,223	3,854,226	360,203	9,291,946	2,088,586

Investment activity:	MFSValueS	MTBLgCapGr	MTBLgCapV	MTBAggGr	MTBConGr	MTBModGr	NVITAstAll2	NVITBnd2
Reinvested dividends	$553,149	4,159	16,572	5,238	2,395	173,567	8,101,799	6,039,000
Mortality and expense risk charges (note 2)	(1,239,218)	(15,636)	(22,864)	(5,772)	(1,152)	(126,549)	(4,434,286)	(851,183)

Net investment income (loss)	(686,069)	(11,477)	(6,292)	(534)	1,243	47,018	3,667,513	5,187,817

Proceeds from mutual fund shares sold	20,131,045	79,978	92,539	50,437	1,695	1,184,221	1,289,581	2,375,337
Cost of mutual fund shares sold	(16,187,619)	(69,455)	(77,119)	(43,138)	(1,625)	(1,121,916)	(1,208,042)	(2,317,371)

Realized gain (loss) on investments	3,943,426	10,523	15,420	7,299	70	62,305	81,539	57,966
Change in unrealized gain (loss) on investments	(741,302)	2,807	(71,080)	(5,275)	264	63,901	(962,937)	(4,637,429)

Net gain (loss) on investments	3,202,124	13,330	(55,660)	2,024	334	126,206	(881,398)	(4,579,463)

Reinvested capital gains	1,109,528	78,019	57,469	18,885	1,824	259,167	144,817	–

Net increase (decrease) in contract owners’ equity resulting from operations	$3,625,583	79,872	(4,483)	20,375	3,401	432,391	2,930,932	608,354

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	NVITGlobGr2	NVITGroInc2	NVITGrowth2	NVITFHiInc	NVITFHiInc3	NVITEmMrkts	NVITEmMrkts2	NVITEmMrkts3
Reinvested dividends	$1,228,618	910,178	619,647	1,283,044	2,893,782	8,810	26,530	533,296
Mortality and expense risk charges (note 2)	(604,561)	(361,677)	(1,335,621)	(272,461)	(558,066)	(17,386)	(93,467)	(1,006,467)

Net investment income (loss)	624,057	548,501	(715,974)	1,010,583	2,335,716	(8,576)	(66,937)	(473,171)

Proceeds from mutual fund shares sold	3,724,401	23,824,401	24,515,916	4,196,676	11,026,377	379,411	1,541,585	15,143,880
Cost of mutual fund shares sold	(3,232,278)	(24,452,420)	(20,485,172)	(4,360,232)	(11,081,776)	(149,393)	(881,789)	(8,852,856)

Realized gain (loss) on investments	492,123	(628,019)	4,030,744	(163,556)	(55,399)	230,018	659,796	6,291,024
Change in unrealized gain (loss) on investments	2,859,178	(2,943,263)	3,605,787	(549,973)	(1,864,058)	109,023	943,399	12,912,275

Net gain (loss) on investments	3,351,301	(3,571,282)	7,636,531	(713,529)	(1,919,457)	339,041	1,603,195	19,203,299

Reinvested capital gains	–	–	25,869	–	–	136,510	668,182	7,732,403

Net increase (decrease) in contract owners’ equity resulting from operations	$3,975,358	(3,022,781)	6,946,426	297,054	416,259	466,975	2,204,440	26,462,531

Investment activity:	NVITEmMrkts6	NVITGlUtl2	NVITGlUtl3	NVITIntGro	NVITIntGro3	NVITWLead3	NVITGlFin2	NVITGlFin3
Reinvested dividends	$498,355	21,048	316,269	492	142,432	34,592	46,195	113,668
Mortality and expense risk charges (note 2)	(1,239,295)	(15,549)	(178,380)	(1,614)	(453,973)	(109,434)	(25,288)	(52,411)

Net investment income (loss)	(740,940)	5,499	137,889	(1,122)	(311,541)	(74,842)	20,907	61,257

Proceeds from mutual fund shares sold	17,760,306	285,546	6,717,745	39,166	5,262,884	4,633,243	462,087	1,949,195
Cost of mutual fund shares sold	(11,551,995)	(187,261)	(5,479,421)	(18,519)	(3,296,244)	(3,276,792)	(429,663)	(1,945,186)

Realized gain (loss) on investments	6,208,311	98,285	1,238,324	20,647	1,966,640	1,356,451	32,424	4,009
Change in unrealized gain (loss) on investments	13,723,638	(113,730)	(1,592,250)	(2,047)	3,044,701	57,833	(302,621)	(596,623)

Net gain (loss) on investments	19,931,949	(15,445)	(353,926)	18,600	5,011,341	1,414,284	(270,197)	(592,614)

Reinvested capital gains	7,529,370	178,906	2,383,457	10,021	2,755,597	–	212,457	474,162

Net increase (decrease) in contract owners’ equity resulting from operations	$26,720,379	168,960	2,167,420	27,499	7,455,397	1,339,442	(36,833)	(57,195)

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	NVITGlHlth2	NVITGlHlth3	NVITGlHlth6	NVITGlTech	NVITGlTech2	NVITGlTech3	NVITGlTech6	NVITGvtBd
Reinvested dividends	$246	4,685	7,692	–	–	–	–	21,617,350
Mortality and expense risk charges (note 2)	(33,312)	(89,382)	(216,171)	(5,002)	(22,191)	(77,920)	(167,062)	(7,526,477)

Net investment income (loss)	(33,066)	(84,697)	(208,479)	(5,002)	(22,191)	(77,920)	(167,062)	14,090,873

Proceeds from mutual fund shares sold	389,633	2,099,066	2,971,424	158,868	175,188	3,092,561	3,211,021	15,024,207
Cost of mutual fund shares sold	(365,812)	(1,958,843)	(2,794,433)	(120,980)	(156,673)	(2,367,681)	(2,782,771)	(15,883,685)

Realized gain (loss) on investments	23,821	140,223	176,991	37,888	18,515	724,880	428,250	(859,478)
Change in unrealized gain (loss) on investments	204,176	533,110	1,234,473	30,123	250,553	277,144	1,111,471	13,514,655

Net gain (loss) on investments	227,997	673,333	1,411,464	68,011	269,068	1,002,024	1,539,721	12,655,177

Reinvested capital gains	43,771	130,535	276,420	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$238,702	719,171	1,479,405	63,009	246,877	924,104	1,372,659	26,746,050

Investment activity:	NVITGrowth	NVITIntIdx8	NVITIntVal2	NVITIntVal3	NVITIntVal6	NVITIDAgg2	NVITIDCon2	NVITIDMod2
Reinvested dividends	$106,189	104,202	45,777	621,755	4,319,968	11,651,683	5,200,854	55,528,173
Mortality and expense risk charges (note 2)	(826,658)	(108,584)	(42,082)	(403,941)	(3,720,879)	(11,951,933)	(2,432,390)	(37,764,517)

Net investment income (loss)	(720,469)	(4,382)	3,695	217,814	599,089	(300,250)	2,768,464	17,763,656

Proceeds from mutual fund shares sold	11,748,135	1,597,036	567,099	7,823,340	5,030,637	39,541,654	24,032,873	12,017,169
Cost of mutual fund shares sold	(8,534,181)	(1,352,556)	(426,419)	(6,001,616)	(4,240,084)	(30,127,975)	(23,741,944)	(8,544,062)

Realized gain (loss) on investments	3,213,954	244,480	140,680	1,821,724	790,553	9,413,679	290,929	3,473,107
Change in unrealized gain (loss) on investments	7,713,002	(115,393)	(292,064)	(3,464,042)	(17,532,969)	(5,955,926)	(1,139,808)	14,706,275

Net gain (loss) on investments	10,926,956	129,087	(151,384)	(1,642,318)	(16,742,416)	3,457,753	(848,879)	18,179,382

Reinvested capital gains	–	14,888	189,645	2,051,680	14,181,881	19,109,348	3,373,408	31,622,176

Net increase (decrease) in contract owners’ equity resulting from operations	$10,206,487	139,593	41,956	627,176	(1,961,446)	22,266,851	5,292,993	67,565,214

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	NVITIDModAg2	NVITIDModCon2	NVITJPBal	NVITMdCpGr	NVITMdCpGr2	NVITMidCap	NVITMyMkt	NVITSmCapGr
Reinvested dividends	$37,742,181	13,719,081	77,142	–	–	1,825,534	25,671,027	–
Mortality and expense risk charges (note 2)	(29,430,100)	(7,431,441)	(47,136)	(205,390)	(3,820,149)	(1,945,614)	(8,231,947)	(149,026)

Net investment income (loss)	8,312,081	6,287,640	30,006	(205,390)	(3,820,149)	(120,080)	17,439,080	(149,026)

Proceeds from mutual fund shares sold	13,865,223	19,103,364	1,427,166	5,926,626	8,822,811	37,376,539	224,126,887	3,715,467
Cost of mutual fund shares sold	(8,750,789)	(17,046,058)	(1,268,160)	(4,318,829)	(6,120,075)	(26,789,566)	(224,126,887)	(3,001,294)

Realized gain (loss) on investments	5,114,434	2,057,306	159,006	1,607,797	2,702,736	10,586,973	–	714,173
Change in unrealized gain (loss) on investments	16,619,247	(4,024,461)	(178,937)	(208,038)	10,592,206	(6,362,000)	–	259,737

Net gain (loss) on investments	21,733,681	(1,967,155)	(19,931)	1,399,759	13,294,942	4,224,973	–	973,910

Reinvested capital gains	31,508,133	11,304,928	100,860	–	–	3,813,927	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$61,553,895	15,625,413	110,935	1,194,369	9,474,793	7,918,820	17,439,080	824,884

Investment activity:	NVITSmCapGr2	NVITSmCapVal	NVITSmCapVal2	NVITSmComp	NVITSmComp2	NVITNWFund	NVITNWFund2	NVITNWLead3
Reinvested dividends	$–	997,516	325,728	150,275	–	3,288,765	2,759,031	75,073
Mortality and expense risk charges (note 2)	(275,339)	(1,246,975)	(553,865)	(2,407,481)	(1,510,106)	(4,251,996)	(5,388,990)	(94,682)

Net investment income (loss)	(275,339)	(249,459)	(228,137)	(2,257,206)	(1,510,106)	(963,231)	(2,629,959)	(19,609)

Proceeds from mutual fund shares sold	2,651,050	29,281,895	14,427,834	38,998,758	24,385,413	63,658,746	6,134,184	2,662,951
Cost of mutual fund shares sold	(2,135,593)	(23,070,379)	(14,028,979)	(27,640,890)	(23,163,212)	(54,115,853)	(4,519,090)	(2,635,444)

Realized gain (loss) on investments	515,457	6,211,516	398,855	11,357,868	1,222,201	9,542,893	1,615,094	27,507
Change in unrealized gain (loss) on investments	383,434	(23,099,324)	(7,289,825)	(29,995,311)	(13,256,004)	(2,088,130)	(885,898)	(374,270)

Net gain (loss) on investments	898,891	(16,887,808)	(6,890,970)	(18,637,443)	(12,033,803)	7,454,763	729,196	(346,763)

Reinvested capital gains	–	10,842,772	4,369,559	23,765,705	12,722,927	15,101,664	13,993,209	1,026,221

Net increase (decrease) in contract owners’ equity resulting from operations	$623,552	(6,294,495)	(2,749,548)	2,871,056	(820,982)	21,593,196	12,092,446	659,849

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS,

Continued Year Ended December 31, 2007

Investment activity:	NVITUSGro2	NVITUSGro3	NVITVKVal2	NVITMltSec	NBTAFasc	NBTAGro	NBTAGuard	NBTAInt
Reinvested dividends	$–	–	4,057,600	2,419,761	–	–	44,509	4,798,116
Mortality and expense risk charges (note 2)	(349,562)	(82,972)	(4,790,568)	(866,846)	(99,651)	(1,952,495)	(232,939)	(3,904,768)

Net investment income (loss)	(349,562)	(82,972)	(732,968)	1,552,915	(99,651)	(1,952,495)	(188,430)	893,348

Proceeds from mutual fund shares sold	4,324,229	3,335,445	36,958,546	7,893,545	2,081,050	28,741,727	5,340,433	20,829,906
Cost of mutual fund shares sold	(3,904,514)	(3,099,649)	(31,216,217)	(7,801,006)	(1,775,295)	(17,536,592)	(3,111,883)	(17,183,102)

Realized gain (loss) on investments	419,715	235,796	5,742,329	92,539	305,755	11,205,135	2,228,550	3,646,804
Change in unrealized gain (loss) on investments	3,756,289	1,033,629	(35,248,122)	121,056	(345,149)	18,662,353	(992,676)	(25,301,310)

Net gain (loss) on investments	4,176,004	1,269,425	(29,505,793)	213,595	(39,394)	29,867,488	1,235,874	(21,654,506)

Reinvested capital gains	–	–	14,670,431	2,979	47,921	–	–	16,952,840

Net increase (decrease) in contract owners’ equity resulting from operations	$3,826,442	1,186,453	(15,568,330)	1,769,489	(91,124)	27,914,993	1,047,444	(3,808,318)

Investment activity:	NBTAMCGrS	NBTAPart	NBTARegS	NBTSocRes	OppBal	OppCapApS	OppCapAp	OppBdFd
Reinvested dividends	$–	1,185,567	65,975	382,678	3,444,847	6,365	223,821	5,738,622
Mortality and expense risk charges (note 2)	(155,544)	(2,635,639)	(262,064)	(6,616,872)	(1,763,344)	(1,070,031)	(1,275,654)	(1,468,112)

Net investment income (loss)	(155,544)	(1,450,072)	(196,089)	(6,234,194)	1,681,503	(1,063,666)	(1,051,833)	4,270,510

Proceeds from mutual fund shares sold	2,387,979	41,491,768	8,629,261	13,627,923	24,531,197	8,364,909	23,407,697	20,193,414
Cost of mutual fund shares sold	(1,396,889)	(28,496,567)	(8,219,439)	(9,758,876)	(24,220,719)	(6,619,590)	(15,412,973)	(19,035,107)

Realized gain (loss) on investments	991,090	12,995,201	409,822	3,869,047	310,478	1,745,319	7,994,724	1,158,307
Change in unrealized gain (loss) on investments	884,746	(15,107,994)	(654,737)	14,801,627	(9,279,705)	6,879,777	4,577,013	(2,274,931)

Net gain (loss) on investments	1,875,836	(2,112,793)	(244,915)	18,670,674	(8,969,227)	8,625,096	12,571,737	(1,116,624)

Reinvested capital gains	–	18,552,371	427,951	1,439,364	10,773,436	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$1,720,292	14,989,506	(13,053)	13,875,844	3,485,712	7,561,430	11,519,904	3,153,886

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	OppGlSec3	OppGlSec4	OppGlSec	OppGlSecS	OppHighInc3	OppHighInc4	OppHighInc	OppHighIncS
Reinvested dividends	$1,626,523	1,112,648	3,836,961	259,961	–	–	57,320	2,828,993
Mortality and expense risk charges (note 2)	(1,612,510)	(1,522,156)	(3,729,460)	(324,058)	(3,811)	(73,737)	(10,934)	(558,894)

Net investment income (loss)	14,013	(409,508)	107,501	(64,097)	(3,811)	(73,737)	46,386	2,270,099

Proceeds from mutual fund shares sold	18,834,335	7,255,096	64,014,581	2,882,749	699,545	6,335,296	1,359,427	26,151,165
Cost of mutual fund shares sold	(10,218,573)	(4,975,637)	(30,827,446)	(2,038,853)	(714,960)	(6,528,579)	(1,344,225)	(26,264,190)

Realized gain (loss) on investments	8,615,762	2,279,459	33,187,135	843,896	(15,415)	(193,283)	15,202	(113,025)
Change in unrealized gain (loss) on investments	(8,487,804)	(2,392,817)	(32,914,580)	(858,575)	(5,799)	(138,069)	(53,334)	(2,341,567)

Net gain (loss) on investments	127,958	(113,358)	272,555	(14,679)	(21,214)	(331,352)	(38,132)	(2,454,592)

Reinvested capital gains	5,921,773	4,840,272	13,947,556	1,087,160	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$6,063,744	4,317,406	14,327,612	1,008,384	(25,025)	(405,089)	8,254	(184,493)

Investment activity:	OppMStSCap	OppMStSCapS	OppMSt	OppMStS	OppMidCap	PioVSmCapV	PVTGroInc	PVTIntlEq
Reinvested dividends	$9,395	131,183	285,853	2,019,397	–	9,136	106,163	48,640
Mortality and expense risk charges (note 2)	(49,056)	(1,801,160)	(380,328)	(5,577,498)	(240,177)	(13,356)	(129,852)	(25,404)

Net investment income (loss)	(39,661)	(1,669,977)	(94,475)	(3,558,101)	(240,177)	(4,220)	(23,689)	23,236

Proceeds from mutual fund shares sold	991,705	7,914,261	6,510,421	33,852,416	4,384,551	152,148	1,558,117	376,219
Cost of mutual fund shares sold	(875,792)	(5,591,499)	(4,319,552)	(25,562,790)	(3,211,996)	(164,119)	(1,361,825)	(251,056)

Realized gain (loss) on investments	115,913	2,322,762	2,190,869	8,289,626	1,172,555	(11,971)	196,292	125,163
Change in unrealized gain (loss) on investments	(399,329)	(9,482,308)	(1,174,857)	(3,241,859)	7,421	(385,889)	(1,946,049)	(244,489)

Net gain (loss) on investments	(283,416)	(7,159,546)	1,016,012	5,047,767	1,179,976	(397,860)	(1,749,757)	(119,326)

Reinvested capital gains	100,187	2,837,156	–	–	–	299,112	1,219,908	210,562

Net increase (decrease) in contract owners’ equity resulting from operations	$(222,890)	(5,992,367)	921,537	1,489,666	939,799	(102,968)	(553,538)	114,472

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	PVTVoygr	TRoeBlChip2	TRowEqInc2	TRowLtdTBd2	DrySRGro	VEWrldBdR1	VEWrldBd	VEWrldEMktR1
Reinvested dividends	$–	112,717	1,084,430	634,589	425,983	464,606	1,329,446	119,514
Mortality and expense risk charges (note 2)	(42,282)	(1,681,735)	(1,108,196)	(256,202)	(1,044,100)	(110,706)	(271,144)	(414,653)

Net investment income (loss)	(42,282)	(1,569,018)	(23,766)	378,387	(618,117)	353,900	1,058,302	(295,139)

Proceeds from mutual fund shares sold	950,174	4,715,077	8,746,208	1,521,806	16,200,502	2,415,388	4,693,351	12,182,108
Cost of mutual fund shares sold	(777,345)	(3,661,497)	(7,697,479)	(1,520,951)	(21,135,423)	(2,611,071)	(5,150,352)	(8,823,753)

Realized gain (loss) on investments	172,829	1,053,580	1,048,729	855	(4,934,921)	(195,683)	(457,001)	3,358,355
Change in unrealized gain (loss) on investments	(42,275)	9,175,145	(5,255,297)	241,676	10,518,224	502,780	957,901	1,029,821

Net gain (loss) on investments	130,554	10,228,725	(4,206,568)	242,531	5,583,303	307,097	500,900	4,388,176

Reinvested capital gains	–	–	4,427,360	–	–	–	–	4,720,791

Net increase (decrease) in contract owners’ equity resulting from operations	$88,272	8,659,707	197,026	620,918	4,965,186	660,997	1,559,202	8,813,828

Investment activity:	VEWrldEMkt	VEWrldHAsR1	VEWrldHAs	VKUCorPlus	VKUCorPlus2	VKUEmMkt	VKUEmMkt2	VKUUSRE
Reinvested dividends	$199,109	43,827	65,608	99,667	7,194,191	601,069	160,978	2,002,276
Mortality and expense risk charges (note 2)	(585,420)	(524,201)	(704,291)	(34,651)	(3,591,255)	(110,456)	(32,681)	(2,480,286)

Net investment income (loss)	(386,311)	(480,374)	(638,683)	65,016	3,602,936	490,613	128,297	(478,010)

Proceeds from mutual fund shares sold	11,896,732	12,549,276	10,016,352	838,181	902,376	2,941,743	566,251	72,774,266
Cost of mutual fund shares sold	(5,593,772)	(8,613,606)	(3,829,605)	(820,802)	(944,472)	(3,051,957)	(605,635)	(33,838,215)

Realized gain (loss) on investments	6,302,960	3,935,670	6,186,747	17,379	(42,096)	(110,214)	(39,384)	38,936,051
Change in unrealized gain (loss) on investments	(536,696)	5,938,356	7,046,890	24,449	3,634,710	(238,725)	(55,822)	(83,713,845)

Net gain (loss) on investments	5,766,264	9,874,026	13,233,637	41,828	3,592,614	(348,939)	(95,206)	(44,777,794)

Reinvested capital gains	7,864,824	4,275,584	6,400,431	–	–	256,821	69,222	15,636,180

Net increase (decrease) in contract owners’ equity resulting from operations	$13,244,777	13,669,236	18,995,385	106,844	7,195,550	398,495	102,313	(29,619,624)

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2007

Investment activity:	VKUUSRE2	VicDivrStk	WFVDisc	WFVLgCoGro	WFVMMrkt	WFVOpp	WFVSmMdCV	WFTotRetBd
Reinvested dividends	$1,034,007	6,672	–	–	796	1,938,298	–	1,027
Mortality and expense risk charges (note 2)	(1,693,524)	(14,540)	(955,911)	(2,929)	(261)	(4,330,503)	(1)	(259)

Net investment income (loss)	(659,517)	(7,868)	(955,911)	(2,929)	535	(2,392,205)	(1)	768

Proceeds from mutual fund shares sold	32,835,996	29,654	13,564,238	10,870	880,757	66,169,840	11	264
Cost of mutual fund shares sold	(20,338,549)	(22,827)	(7,989,948)	(9,724)	(880,757)	(58,411,237)	(10)	(265)

Realized gain (loss) on investments	12,497,447	6,827	5,574,290	1,146	–	7,758,603	1	(1)
Change in unrealized gain (loss) on investments	(41,769,776)	189	8,715,338	8,869	–	(32,879,682)	9	325

Net gain (loss) on investments	(29,272,329)	7,016	14,289,628	10,015	–	(25,121,079)	10	324

Reinvested capital gains	9,597,092	82,411	–	–	–	45,422,273	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$(20,334,754)	81,559	13,333,717	7,086	535	17,908,989	9	1,092

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2007 and 2006

	Total		AIMBValue2		AIMCapAp2		AIMCapDev2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$77,413,198	54,164,827	(693,037)	(746,485)	(270,276)	(215,687)	(429,544)	(311,518)
Realized gain (loss) on investments	485,395,129	246,773,710	1,490,822	1,399,133	510,756	209,943	4,782,696	1,017,441
Change in unrealized gain (loss) on investments	(217,917,170)	953,363,338	(3,913,690)	2,478,940	1,229,188	556,447	(4,096,869)	1,347,726
Reinvested capital gains	884,447,637	491,388,560	3,025,887	2,207,948	–	–	1,987,004	363,534

Net increase (decrease) in contract owners’ equity resulting from operations	1,229,338,794	1,745,690,435	(90,018)	5,339,536	1,469,668	550,703	2,243,287	2,417,183

Equity transactions:
Purchase payments received from contract owners (note 3)	5,383,787,102	4,413,387,374	5,491,976	6,289,141	1,949,580	2,473,729	5,068,365	3,496,551
Transfers between funds	–	–	(4,067,516)	(4,893,399)	976,741	555,533	1,128,624	498,823
Redemptions (note 3)	(2,290,276,483)	(2,209,952,262)	(3,384,442)	(3,079,310)	(1,139,095)	(745,118)	(2,375,924)	(1,288,377)
Annuity benefits	(2,273,176)	(1,824,897)	(9)	–	(500)	(212)	–	–
Annual contract maintenance charges (note 2)	(10,969,296)	(4,915,442)	(6,533)	(6,764)	(2,182)	(2,005)	(3,316)	(2,569)
Contingent deferred sales charges (note 2)	(14,863,496)	(11,554,857)	(59,115)	(51,190)	(19,187)	(9,627)	(50,013)	(24,805)
Adjustments to maintain reserves	(199,934)	(274,883)	(1,230)	(3,443)	(375)	(1,218)	(1,071)	1,419

Net equity transactions	3,065,204,717	2,184,865,033	(2,026,869)	(1,744,965)	1,764,982	2,271,082	3,766,665	2,681,042

Net change in contract owners’ equity	4,294,543,511	3,930,555,468	(2,116,887)	3,594,571	3,234,650	2,821,785	6,009,952	5,098,225
Contract owners’ equity beginning of period	17,880,717,436	13,950,161,968	52,769,013	49,174,442	14,404,864	11,583,079	20,992,339	15,894,114

Contract owners’ equity end of period	$22,175,260,947	17,880,717,436	50,652,126	52,769,013	17,639,514	14,404,864	27,002,291	20,992,339

CHANGES IN UNITS:
Beginning units	932,018,159	717,359,381	3,021,464	3,126,816	936,992	783,186	1,088,041	938,234

Units purchased	753,989,495	657,395,428	531,430	701,873	340,425	381,805	1,170,724	557,111
Units redeemed	(469,063,950)	(442,736,650)	(649,993)	(807,225)	(232,679)	(227,999)	(969,863)	(407,304)

Ending units	1,216,943,704	932,018,159	2,902,901	3,021,464	1,044,738	936,992	1,288,902	1,088,041

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	AlgerBal		AlgMidCapGr		AlVGrIncB		AlVSmMdCpB
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(2,614)	(495)	(7,633)	(5,470)	(79,178)	(88,491)	(77,905)	(116,193)
Realized gain (loss) on investments	21,314	20,853	(11,115)	(3,123)	1,197,419	739,343	475,856	396,628
Change in unrealized gain (loss) on investments	6,981	(26,228)	113,309	(39,360)	(1,435,206)	1,302,616	(954,005)	113,486
Reinvested capital gains	8,320	11,605	84,212	75,353	1,069,949	1,157,952	616,957	588,034

Net increase (decrease) in contract owners’ equity resulting from operations	34,001	5,735	178,773	27,400	752,984	3,111,420	60,903	981,955

Equity transactions:
Purchase payments received from contract owners (note 3)	39,613	24,272	99,026	37,967	253,983	195,594	108,605	151,561
Transfers between funds	8,464	(233,241)	75,806	161,711	(2,649,285)	(1,087,624)	(361,374)	(368,477)
Redemptions (note 3)	(370)	(368)	(3,270)	(32,028)	(1,640,339)	(1,346,415)	(724,985)	(423,626)
Annuity benefits	–	–	–	–	–	–	(1,551)	(1,354)
Annual contract maintenance charges (note 2)	(5)	–	(7)	–	(1,614)	(1,916)	(456)	(527)
Contingent deferred sales charges (note 2)	–	–	–	–	(23,593)	(24,716)	(13,376)	(7,613)
Adjustments to maintain reserves	33	(24)	(34)	(2)	(2,679)	(1,171)	388	(224)

Net equity transactions	47,735	(209,361)	171,521	167,648	(4,063,527)	(2,266,248)	(992,749)	(650,260)

Net change in contract owners’ equity	81,736	(203,626)	350,294	195,048	(3,310,543)	845,172	(931,846)	331,695
Contract owners’ equity beginning of period	235,534	439,160	608,077	413,029	23,041,761	22,196,589	8,748,646	8,416,951

Contract owners’ equity end of period	$317,270	235,534	958,371	608,077	19,731,218	23,041,761	7,816,800	8,748,646

CHANGES IN UNITS:
Beginning units	19,445	37,454	42,969	31,739	1,318,088	1,458,592	436,802	472,597

Units purchased	27,487	4,020	43,504	32,400	50,237	106,981	100,417	64,831
Units redeemed	(23,789)	(22,029)	(34,313)	(21,170)	(272,855)	(247,485)	(142,244)	(100,626)

Ending units	23,143	19,445	52,160	42,969	1,095,470	1,318,088	394,975	436,802

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	ACVPBal		ACVPCapAp		ACVPIncGr		ACVPIncGr2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$618,549	597,048	(1,909,097)	(1,710,155)	212,814	232,743	19,738	13,647
Realized gain (loss) on investments	(142,185)	23,782	7,091,532	2,947,097	3,063,481	3,166,582	769,609	591,691
Change in unrealized gain (loss) on investments	(1,703,985)	111,956	46,411,032	17,019,309	(3,535,813)	2,361,536	(980,678)	1,397,687
Reinvested capital gains	3,985,043	5,880,493	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	2,757,422	6,613,279	51,593,467	18,256,251	(259,518)	5,760,861	(191,331)	2,003,025

Equity transactions:
Purchase payments received from contract owners (note 3)	2,152,150	2,522,058	2,646,596	3,248,814	1,956,626	2,199,780	205,377	326,194
Transfers between funds	(2,940,683)	(3,000,910)	4,758,532	(4,603,628)	(1,863,837)	(2,375,957)	(1,574,342)	(833,369)
Redemptions (note 3)	(14,550,008)	(19,096,414)	(23,520,062)	(21,227,180)	(7,643,389)	(8,605,238)	(995,324)	(1,286,325)
Annuity benefits	(5,950)	(7,328)	(31,162)	(25,367)	(12,628)	(9,600)	–	–
Annual contract maintenance charges (note 2)	(35,461)	(42,906)	(79,717)	(85,270)	(18,907)	(22,498)	(1,439)	(1,605)
Contingent deferred sales charges (note 2)	(23,998)	(39,214)	(44,600)	(47,747)	(25,724)	(30,863)	(10,420)	(19,683)
Adjustments to maintain reserves	(3,911)	(439)	275	(4,498)	(519)	(8,800)	(383)	(768)

Net equity transactions	(15,407,861)	(19,665,153)	(16,270,138)	(22,744,876)	(7,608,378)	(8,853,176)	(2,376,531)	(1,815,556)

Net change in contract owners’ equity	(12,650,439)	(13,051,874)	35,323,329	(4,488,625)	(7,867,896)	(3,092,315)	(2,567,862)	187,469
Contract owners’ equity beginning of period	81,427,899	94,479,773	124,838,316	129,326,941	39,943,063	43,035,378	14,784,058	14,596,589

Contract owners’ equity end of period	$68,777,460	81,427,899	160,161,645	124,838,316	32,075,167	39,943,063	12,216,196	14,784,058

CHANGES IN UNITS:
Beginning units	3,544,356	4,467,709	3,982,752	4,837,975	2,937,946	3,657,933	861,606	974,803

Units purchased	164,132	213,446	518,243	494,523	294,916	433,404	70,272	107,353
Units redeemed	(823,407)	(1,136,799)	(970,156)	(1,349,746)	(841,440)	(1,153,391)	(204,204)	(220,550)

Ending units	2,885,081	3,544,356	3,530,839	3,982,752	2,391,422	2,937,946	727,674	861,606

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	ACVPInflPro2		ACVPInt		ACVPInt2		ACVPInt3
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$2,182,688	1,423,798	(401,954)	227,656	(32,076)	451	(218,644)	90,873
Realized gain (loss) on investments	(141,095)	(573,199)	6,609,226	5,136,203	148,910	105,516	3,501,478	2,327,257
Change in unrealized gain (loss) on investments	3,465,401	(841,927)	3,452,959	8,412,645	398,558	549,318	1,851,629	4,009,260
Reinvested capital gains	–	–	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	5,506,994	8,672	9,660,231	13,776,504	515,392	655,285	5,134,463	6,427,390

Equity transactions:
Purchase payments received from contract owners (note 3)	7,128,502	10,189,052	624	8,853	72	–	2,506,015	3,046,342
Transfers between funds	244,494	(7,261,227)	(3,568,605)	(3,141,047)	(131,906)	(144,615)	(19,795)	16,826
Redemptions (note 3)	(7,731,076)	(7,599,225)	(11,335,017)	(12,029,665)	(191,148)	(203,184)	(6,281,026)	(5,560,399)
Annuity benefits	(3,423)	(2,944)	(18,494)	(17,676)	–	–	(4,649)	(3,926)
Annual contract maintenance charges (note 2)	(9,157)	(9,686)	(25,454)	(28,749)	(440)	(489)	(11,550)	(12,020)
Contingent deferred sales charges (note 2)	(57,153)	(76,630)	(12,760)	(16,433)	(2,132)	(4,475)	(28,407)	(25,360)
Adjustments to maintain reserves	(2,868)	7,433	1,448	971	(46)	(304)	(128)	(24)

Net equity transactions	(430,681)	(4,753,227)	(14,958,258)	(15,223,746)	(325,600)	(353,067)	(3,839,540)	(2,538,561)

Net change in contract owners’ equity	5,076,313	(4,744,555)	(5,298,027)	(1,447,242)	189,792	302,218	1,294,923	3,888,829
Contract owners’ equity beginning of period	74,566,537	79,311,092	65,516,699	66,963,941	3,361,447	3,059,229	32,796,420	28,907,591

Contract owners’ equity end of period	$79,642,850	74,566,537	60,218,672	65,516,699	3,551,239	3,361,447	34,091,343	32,796,420

CHANGES IN UNITS:
Beginning units	6,878,406	7,317,685	2,905,577	3,664,642	167,745	187,627	2,121,586	2,307,236

Units purchased	2,483,250	2,292,295	–	183	4	–	391,938	501,282
Units redeemed	(2,541,014)	(2,731,574)	(612,790)	(759,248)	(15,198)	(19,882)	(620,411)	(686,932)

Ending units	6,820,642	6,878,406	2,292,787	2,905,577	152,551	167,745	1,893,113	2,121,586

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	ACVPInt4		ACVPMdCpV		ACVPMdCpV2		ACVPUltra
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(145,512)	(5,055)	(45,770)	8,545	(324,984)	(72,071)	(55,577)	(73,258)
Realized gain (loss) on investments	951,213	634,376	183,929	2,943	1,165,306	117,467	123,513	239,854
Change in unrealized gain (loss) on investments	1,026,391	1,506,142	(576,330)	110,033	(2,761,280)	1,200,817	665,830	(474,553)
Reinvested capital gains	–	–	58,875	82,755	233,279	474,403	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	1,832,092	2,135,463	(379,296)	204,276	(1,687,679)	1,720,616	733,766	(307,957)

Equity transactions:
Purchase payments received from contract owners (note 3)	2,747,769	227,401	571,041	157,220	10,184,886	5,168,009	268,221	388,617
Transfers between funds	4,306,639	(6,932)	2,990,853	3,069,196	4,254,320	4,746,349	145,297	(2,056,448)
Redemptions (note 3)	(992,288)	(576,656)	(673,127)	(119,273)	(1,491,203)	(436,420)	(927,937)	(1,258,550)
Annuity benefits	–	–	(413)	–	(14)	–	–	–
Annual contract maintenance charges (note 2)	(1,279)	(1,289)	(1,988)	(247)	(2,369)	(606)	(2,191)	(2,721)
Contingent deferred sales charges (note 2)	(8,646)	(10,055)	(1,871)	(504)	(20,016)	(7,963)	(5,782)	(3,391)
Adjustments to maintain reserves	(312)	(431)	(890)	(7)	(726)	(781)	(84)	(102)

Net equity transactions	6,051,883	(367,962)	2,883,605	3,106,385	12,924,878	9,468,588	(522,476)	(2,932,595)

Net change in contract owners’ equity	7,883,975	1,767,501	2,504,309	3,310,661	11,237,199	11,189,204	211,290	(3,240,552)
Contract owners’ equity beginning of period	11,421,722	9,654,221	3,310,661	–	16,593,330	5,404,126	4,369,846	7,610,398

Contract owners’ equity end of period	$19,305,697	11,421,722	5,814,970	3,310,661	27,830,529	16,593,330	4,581,136	4,369,846

CHANGES IN UNITS:
Beginning units	741,894	771,337	299,448	–	1,253,439	483,218	423,522	704,273

Units purchased	573,628	151,973	635,105	403,874	2,001,407	1,011,427	108,285	181,986
Units redeemed	(234,270)	(181,416)	(389,985)	(104,426)	(1,063,840)	(241,206)	(159,985)	(462,737)

Ending units	1,081,252	741,894	544,568	299,448	2,191,006	1,253,439	371,822	423,522

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	ACVPUltra2		ACVPVal		ACVPVal2		ACVPVista1
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(266,453)	(257,769)	469,525	116,819	(176,377)	(359,987)	(75,605)	(688)
Realized gain (loss) on investments	330,099	69,554	9,598,435	3,712,320	360,924	440,920	477,054	(3,480)
Change in unrealized gain (loss) on investments	2,660,033	(616,341)	(29,809,947)	6,275,683	(16,245,949)	6,575,521	987,151	7,144
Reinvested capital gains	–	–	12,263,481	13,065,386	8,796,015	6,618,448	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	2,723,679	(804,556)	(7,478,506)	23,170,208	(7,265,387)	13,274,902	1,388,600	2,976

Equity transactions:
Purchase payments received from contract owners (note 3)	592,859	1,880,321	6,043,313	6,535,511	19,940,784	15,603,993	285,619	2,630
Transfers between funds	(313,951)	(759,604)	(13,596,891)	(444,700)	(10,105,311)	6,033,429	11,726,422	145,053
Redemptions (note 3)	(991,683)	(812,729)	(25,715,312)	(29,918,655)	(6,503,115)	(3,773,312)	(1,027,911)	(219)
Annuity benefits	–	–	(42,121)	(43,045)	(7,593)	(393)	–	–
Annual contract maintenance charges (note 2)	(2,156)	(2,376)	(51,366)	(58,031)	(12,631)	(11,347)	(1,326)	(26)
Contingent deferred sales charges (note 2)	(20,329)	(15,586)	(62,941)	(87,376)	(121,106)	(82,100)	(2,245)	–
Adjustments to maintain reserves	(763)	(1,612)	8,322	(2,151)	(1,741)	(4,508)	(66)	(11)

Net equity transactions	(736,023)	288,414	(33,416,996)	(24,018,447)	3,189,287	17,765,762	10,980,493	147,427

Net change in contract owners’ equity	1,987,656	(516,142)	(40,895,502)	(848,239)	(4,076,100)	31,040,664	12,369,093	150,403
Contract owners’ equity beginning of period	15,069,024	15,585,166	153,548,576	154,396,815	104,059,520	73,018,856	150,403	–

Contract owners’ equity end of period	$17,056,680	15,069,024	112,653,074	153,548,576	99,983,420	104,059,520	12,519,496	150,403

CHANGES IN UNITS:
Beginning units	1,132,582	1,111,532	6,165,160	7,260,905	5,699,037	4,664,738	15,762	–

Units purchased	180,174	269,885	693,676	1,090,565	1,890,605	2,241,828	1,521,816	19,799
Units redeemed	(233,129)	(248,835)	(2,027,356)	(2,186,310)	(1,708,066)	(1,207,529)	(586,217)	(4,037)

Ending units	1,079,627	1,132,582	4,831,480	6,165,160	5,881,576	5,699,037	951,361	15,762

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	ACVPVista2		AFGrowth		AFHiInc		AFUSGvt
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(275,300)	(43,427)	(66,475)	(74,756)	137,895	58,808	93,791	50,733
Realized gain (loss) on investments	933,269	54,990	(100,047)	(210,329)	34,710	17,543	(9,996)	(25,336)
Change in unrealized gain (loss) on investments	3,233,694	4,637	902,392	1,806,605	(139,329)	65,471	(1,552)	17,159
Reinvested capital gains	–	6,260	1,271,561	115,257	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	3,891,663	22,460	2,007,431	1,636,777	33,276	141,822	82,243	42,556

Equity transactions:
Purchase payments received from contract owners (note 3)	6,978,160	1,235,762	116,923	490,672	13,231	13,027	2,744	15,196
Transfers between funds	26,192,187	554,056	(638,499)	(703,803)	117,519	(218,208)	(38,480)	(84,848)
Redemptions (note 3)	(1,996,213)	(78,736)	(2,726,132)	(4,205,848)	(155,659)	(394,355)	(347,846)	(636,902)
Annuity benefits	–	–	(786)	(717)	(8,268)	(7,885)	(5,171)	(5,147)
Annual contract maintenance charges (note 2)	(628)	(131)	(5,928)	(6,602)	(644)	(829)	(1,016)	(1,329)
Contingent deferred sales charges (note 2)	(64,323)	(1,839)	(5,694)	(691)	(144)	(128)	(36)	(279)
Adjustments to maintain reserves	(326)	(424)	402	578	647	572	50	159

Net equity transactions	31,108,857	1,708,688	(3,259,714)	(4,426,411)	(33,318)	(607,806)	(389,755)	(713,150)

Net change in contract owners’ equity	35,000,520	1,731,148	(1,252,283)	(2,789,634)	(42)	(465,984)	(307,512)	(670,594)
Contract owners’ equity beginning of period	2,936,912	1,205,764	18,838,516	21,628,150	1,457,146	1,923,130	1,762,757	2,433,351

Contract owners’ equity end of period	$37,937,432	2,936,912	17,586,233	18,838,516	1,457,104	1,457,146	1,455,245	1,762,757

CHANGES IN UNITS:
Beginning units	242,388	106,490	243,531	304,890	35,506	51,290	62,699	88,729

Units purchased	2,821,443	279,170	1,475	9,630	54,582	26,006	1,843	611
Units redeemed	(772,363)	(143,272)	(40,507)	(70,989)	(54,502)	(41,790)	(15,327)	(26,641)

Ending units	2,291,468	242,388	204,499	243,531	35,586	35,506	49,215	62,699

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	ChScMM		CSTGlobSmCp		CSTIntFoc		CSTSmCapGr
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$697,675	464,733	(52,984)	(63,791)	(135,165)	(154,614)	(991,391)	(1,219,347)
Realized gain (loss) on investments	–	–	436,074	417,379	3,944,993	3,209,549	5,787,037	2,633,003
Change in unrealized gain (loss) on investments	–	–	(529,304)	161,847	1,913,594	3,651,076	(5,736,186)	1,806,461
Reinvested capital gains	–	–	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	697,675	464,733	(146,214)	515,435	5,723,422	6,706,011	(940,540)	3,220,117

Equity transactions:
Purchase payments received from contract owners (note 3)	16,682,708	21,665,779	(14)	42	(223)	6,316	2,238,058	3,044,696
Transfers between funds	(11,848,998)	(12,799,203)	(316,739)	(314,543)	(1,511,923)	(1,655,063)	(5,447,253)	(5,318,207)
Redemptions (note 3)	(750,909)	(3,158,562)	(720,027)	(991,334)	(7,100,252)	(7,549,991)	(13,676,975)	(18,430,628)
Annuity benefits	(31,426)	(10,451)	(1,477)	(4,650)	(11,624)	(11,221)	(5,787)	(8,930)
Annual contract maintenance charges (note 2)	(869)	(951)	(2,496)	(3,114)	(15,210)	(17,472)	(36,099)	(46,960)
Contingent deferred sales charges (note 2)	–	–	(1,117)	(1,508)	(7,133)	(9,691)	(33,382)	(49,641)
Adjustments to maintain reserves	424	16,408	22	(329)	327	464	(474)	(1,346)

Net equity transactions	4,050,930	5,713,020	(1,041,848)	(1,315,436)	(8,646,038)	(9,236,658)	(16,961,912)	(20,811,016)

Net change in contract owners’ equity	4,748,605	6,177,753	(1,188,062)	(800,001)	(2,922,616)	(2,530,647)	(17,902,452)	(17,590,899)
Contract owners’ equity beginning of period	17,478,864	11,301,111	4,374,746	5,174,747	41,297,047	43,827,694	80,853,231	98,444,130

Contract owners’ equity end of period	$22,227,469	17,478,864	3,186,684	4,374,746	38,374,431	41,297,047	62,950,779	80,853,231

CHANGES IN UNITS:
Beginning units	1,650,023	1,114,003	285,608	377,164	2,629,775	3,268,498	4,550,318	5,728,799

Units purchased	2,170,101	2,558,854	2	–	–	423	193,707	458,167
Units redeemed	(1,790,031)	(2,022,834)	(65,997)	(91,556)	(506,207)	(639,146)	(1,124,156)	(1,636,648)

Ending units	2,030,093	1,650,023	219,613	285,608	2,123,568	2,629,775	3,619,869	4,550,318

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	DryIPSmCap		DryStkIx		DryStklxS		DryVApp
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(568,150)	(549,194)	1,702,520	1,606,830	(65,459)	(74,127)	118,620	136,093
Realized gain (loss) on investments	2,455,166	3,827,246	24,784,603	20,092,935	2,593,161	1,451,341	3,243,400	2,936,910
Change in unrealized gain (loss) on investments	(5,013,759)	1,685,485	(5,280,793)	50,562,262	1,445,442	11,911,645	(764,379)	3,854,109
Reinvested capital gains	2,189,792	1,276,198	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	(936,951)	6,239,735	21,206,330	72,262,027	3,973,144	13,288,859	2,597,641	6,927,112

Equity transactions:
Purchase payments received from contract owners (note 3)	7,624,894	8,272,138	16,656,824	19,372,702	16,504,464	16,755,473	1,712,433	2,360,452
Transfers between funds	(4,262,537)	(6,199,085)	(25,968,939)	(23,877,325)	(4,769,132)	2,287,580	(2,887,234)	(2,804,650)
Redemptions (note 3)	(6,166,157)	(7,890,338)	(94,651,744)	(109,927,277)	(8,194,832)	(7,797,438)	(7,576,992)	(10,657,509)
Annuity benefits	(6,099)	(3,560)	(185,413)	(174,537)	(9,717)	(4,397)	(5,312)	(4,875)
Annual contract maintenance charges (note 2)	(12,508)	(14,363)	(254,516)	(300,249)	(16,579)	(16,191)	(22,507)	(26,913)
Contingent deferred sales charges (note 2)	(53,959)	(52,443)	(194,471)	(292,232)	(142,539)	(133,553)	(22,983)	(23,100)
Adjustments to maintain reserves	(696)	(2,113)	(6,384)	10,551	(874)	(4,949)	813	939

Net equity transactions	(2,877,062)	(5,889,764)	(104,604,643)	(115,188,367)	3,370,791	11,086,525	(8,801,782)	(11,155,656)

Net change in contract owners’ equity	(3,814,013)	349,971	(83,398,313)	(42,926,340)	7,343,935	24,375,384	(6,204,141)	(4,228,544)
Contract owners’ equity beginning of period	53,149,444	52,799,473	548,696,155	591,622,495	117,585,766	93,210,382	49,181,175	53,409,719

Contract owners’ equity end of period	$49,335,431	53,149,444	465,297,842	548,696,155	124,929,701	117,585,766	42,977,034	49,181,175

CHANGES IN UNITS:
Beginning units	3,003,653	3,454,461	17,471,027	21,479,216	7,034,417	6,341,787	3,227,567	4,029,605

Units purchased	686,685	1,539,527	993,906	1,287,052	1,528,406	2,041,599	235,278	618,394
Units redeemed	(900,586)	(1,990,335)	(4,204,067)	(5,295,241)	(1,330,151)	(1,348,969)	(794,983)	(1,420,432)

Ending units	2,789,752	3,003,653	14,260,866	17,471,027	7,232,672	7,034,417	2,667,862	3,227,567

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	DryVAppS		DryVDevLdS		DryVGroInc		FedAmLeadS
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(33,687)	(41,861)	(35,119)	(63,522)	(190,325)	(189,296)	(7,777)	(7,154)
Realized gain (loss) on investments	1,230,059	869,026	(122,864)	93,233	1,218,489	444,848	(10,298)	61,742
Change in unrealized gain (loss) on investments	(25,241)	2,442,930	(767,321)	(374,221)	(350,037)	3,860,938	(463,936)	(34,090)
Reinvested capital gains	–	–	510,033	426,364	1,493,814	–	242,233	296,530

Net increase (decrease) in contract owners’ equity resulting from operations	1,171,131	3,270,095	(415,271)	81,854	2,171,941	4,116,490	(239,778)	317,028

Equity transactions:
Purchase payments received from contract owners (note 3)	1,670,025	1,768,997	51,666	95,792	1,253,719	1,474,060	55,265	53,333
Transfers between funds	(4,240,799)	(2,814,042)	(882,557)	(620,905)	(2,223,188)	(383,763)	(292,059)	(328,521)
Redemptions (note 3)	(1,336,835)	(1,349,934)	(505,113)	(419,188)	(6,123,237)	(7,083,559)	(135,357)	(162,074)
Annuity benefits	(12,231)	(11,248)	(147)	(169)	(253)	(230)	–	–
Annual contract maintenance charges (note 2)	(2,476)	(2,538)	(535)	(658)	(17,894)	(21,477)	(407)	(444)
Contingent deferred sales charges (note 2)	(30,536)	(24,467)	(9,329)	(3,995)	(11,539)	(26,474)	(2,799)	(4,226)
Adjustments to maintain reserves	(670)	(1,472)	(308)	(249)	(317)	(789)	1	(228)

Net equity transactions	(3,953,522)	(2,434,704)	(1,346,323)	(949,372)	(7,122,709)	(6,042,232)	(375,356)	(442,160)

Net change in contract owners’ equity	(2,782,391)	835,391	(1,761,594)	(867,518)	(4,950,768)	(1,925,742)	(615,134)	(125,132)
Contract owners’ equity beginning of period	24,972,202	24,136,811	4,376,634	5,244,152	34,273,085	36,198,827	2,411,405	2,536,537

Contract owners’ equity end of period	$22,189,811	24,972,202	2,615,040	4,376,634	29,322,317	34,273,085	1,796,271	2,411,405

CHANGES IN UNITS:
Beginning units	1,641,093	1,814,647	278,075	339,465	2,372,008	2,832,165	147,270	177,529

Units purchased	221,676	512,105	15,250	30,981	138,241	279,404	7,368	20,776
Units redeemed	(474,202)	(685,659)	(103,669)	(92,371)	(614,042)	(739,561)	(30,870)	(51,035)

Ending units	1,388,567	1,641,093	189,656	278,075	1,896,207	2,372,008	123,768	147,270

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	FedCapApS		FedMrkOp		FedQualBd		FedQualBdS
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(33,938)	(31,596)	(21,841)	(21,749)	504,947	551,702	1,487,892	1,106,005
Realized gain (loss) on investments	169,112	75,376	(62,910)	5,911	(370,067)	(501,082)	(335,016)	(707,019)
Change in unrealized gain (loss) on investments	115,435	364,848	(80,754)	74,048	469,113	400,959	675,015	825,348
Reinvested capital gains	–	–	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	250,609	408,628	(165,505)	58,210	603,993	451,579	1,827,891	1,224,334

Equity transactions:
Purchase payments received from contract owners (note 3)	33,041	22,614	1,320,499	1,005,955	822,035	1,022,586	6,956,938	9,431,142
Transfers between funds	(186,697)	(137,729)	(1,064,658)	2,326,425	2,084,685	(1,988,008)	(14,262)	(3,233,391)
Redemptions (note 3)	(155,237)	(233,796)	(499,766)	(31,433)	(3,229,978)	(4,729,517)	(3,762,736)	(3,854,058)
Annuity benefits	–	–	–	–	(648)	(647)	–	–
Annual contract maintenance charges (note 2)	(342)	(357)	(197)	(54)	(6,537)	(7,661)	(4,764)	(4,852)
Contingent deferred sales charges (note 2)	(2,705)	(3,209)	(3,714)	(557)	(7,792)	(11,725)	(66,058)	(78,061)
Adjustments to maintain reserves	(116)	(321)	(161)	(103)	(127)	(106)	(925)	(3,119)

Net equity transactions	(312,056)	(352,798)	(247,997)	3,300,233	(338,362)	(5,715,078)	3,108,193	2,257,661

Net change in contract owners’ equity	(61,447)	55,830	(413,502)	3,358,443	265,631	(5,263,499)	4,936,084	3,481,995
Contract owners’ equity beginning of period	3,225,966	3,170,136	3,358,443	–	15,770,714	21,034,213	51,727,060	48,245,065

Contract owners’ equity end of period	$3,164,519	3,225,966	2,944,941	3,358,443	16,036,345	15,770,714	56,663,144	51,727,060

CHANGES IN UNITS:
Beginning units	212,094	236,710	326,855	–	1,361,037	1,866,157	4,875,943	4,648,453

Units purchased	18,628	6,787	387,050	366,224	646,485	362,765	1,423,771	1,865,087
Units redeemed	(37,778)	(31,403)	(418,243)	(39,369)	(677,154)	(867,885)	(1,131,492)	(1,637,597)

Ending units	192,944	212,094	295,662	326,855	1,330,368	1,361,037	5,168,222	4,875,943

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	FidVIPEI		FidVIPEIS2		FidVIPGr		FidVIPGrS2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$2,995,154	18,404,206	92,924	2,072,966	(3,571,883)	(7,153,635)	(897,117)	(727,127)
Realized gain (loss) on investments	24,425,527	9,052,010	3,087,061	1,531,186	(42,957,388)	(81,884,784)	2,736,045	633,341
Change in unrealized gain (loss) on investments	(86,433,660)	20,075,536	(19,046,126)	2,639,359	209,381,825	129,552,902	11,949,939	2,502,135
Reinvested capital gains	66,552,673	110,981,405	14,939,748	18,091,877	613,327	–	57,287	–

Net increase (decrease) in contract owners’ equity resulting from operations	7,539,694	158,513,157	(926,393)	24,335,388	163,465,881	40,514,483	13,846,154	2,408,349

Equity transactions:
Purchase payments received from contract owners (note 3)	19,300,641	21,879,732	27,141,443	25,521,020	19,860,403	24,963,949	7,302,047	7,260,623
Transfers between funds	(30,635,671)	(17,305,162)	(8,257,031)	3,053,950	(32,437,815)	(47,763,057)	23,190,504	(4,567,042)
Redemptions (note 3)	(147,869,726)	(172,040,803)	(11,613,840)	(8,325,807)	(127,274,990)	(145,018,682)	(6,086,121)	(2,917,588)
Annuity benefits	(260,951)	(227,831)	(264)	–	(301,610)	(259,966)	(265)	–
Annual contract maintenance charges (note 2)	(364,544)	(416,758)	(17,067)	(15,866)	(421,427)	(498,433)	(6,506)	(6,323)
Contingent deferred sales charges (note 2)	(219,204)	(317,394)	(189,295)	(164,807)	(251,043)	(401,089)	(135,571)	(72,275)
Adjustments to maintain reserves	11,568	7,779	(2,493)	(7,073)	(12,473)	543	(981)	(3,268)

Net equity transactions	(160,037,887)	(168,420,437)	7,061,453	20,061,417	(140,838,955)	(168,976,735)	24,263,107	(305,873)

Net change in contract owners’ equity	(152,498,193)	(9,907,280)	6,135,060	44,396,805	22,626,926	(128,462,252)	38,109,261	2,102,476
Contract owners’ equity beginning of period	942,629,411	952,536,691	170,040,794	125,643,989	724,519,458	852,981,710	51,229,656	49,127,180

Contract owners’ equity end of period	$790,131,218	942,629,411	176,175,854	170,040,794	747,146,384	724,519,458	89,338,917	51,229,656

CHANGES IN UNITS:
Beginning units	19,837,866	24,111,620	9,285,688	8,101,371	15,379,782	19,493,494	3,396,781	3,421,593

Units purchased	701,813	1,027,386	2,386,885	2,741,071	638,127	678,237	2,778,168	862,974
Units redeemed	(4,118,358)	(5,301,140)	(2,022,368)	(1,556,754)	(3,544,710)	(4,791,949)	(1,411,219)	(887,786)

Ending units	16,421,321	19,837,866	9,650,205	9,285,688	12,473,199	15,379,782	4,763,730	3,396,781

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	FidVIPHI		FidVIPHIR		FidVIPOv		FidVIPOvR
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$6,731,888	9,465,727	919,612	–	3,036,963	(648,104)	1,481,116	(309,501)
Realized gain (loss) on investments	(1,014,187)	(443,070)	(163,737)	–	15,212,922	13,072,030	6,851,811	4,640,447
Change in unrealized gain (loss) on investments	(3,213,240)	5,569,841	(927,735)	–	(5,920,382)	10,741,269	(2,461,123)	5,518,302
Reinvested capital gains	–	–	–	–	10,719,798	1,013,550	4,937,611	414,035

Net increase (decrease) in contract owners’ equity resulting from operations	2,504,461	14,592,498	(171,860)	–	23,049,301	24,178,745	10,809,415	10,263,283

Equity transactions:
Purchase payments received from contract owners (note 3)	1,356,902	4,521,592	2,036,790	–	33,919	7	5,478,045	6,395,841
Transfers between funds	(32,864,736)	(118,617)	12,741,219	–	(4,929,862)	(4,701,773)	(562,141)	5,879,972
Redemptions (note 3)	(24,416,043)	(36,456,243)	(2,409,590)	–	(25,565,742)	(25,746,301)	(12,645,384)	(12,042,160)
Annuity benefits	(17,044)	(19,315)	–	–	(35,793)	(28,147)	(1,367)	(738)
Annual contract maintenance charges (note 2)	(53,063)	(67,256)	(1,820)	–	(76,516)	(85,695)	(23,507)	(23,373)
Contingent deferred sales charges (note 2)	(43,593)	(51,269)	(2,128)	–	(25,077)	(33,662)	(47,528)	(45,140)
Adjustments to maintain reserves	1,254	1,331	7,298	–	(8,103)	664	22,881	(6)

Net equity transactions	(56,036,323)	(32,189,777)	12,371,769	–	(30,607,174)	(30,594,907)	(7,779,001)	164,396

Net change in contract owners’ equity	(53,531,862)	(17,597,279)	12,199,909	–	(7,557,873)	(6,416,162)	3,030,414	10,427,679
Contract owners’ equity beginning of period	153,635,612	171,232,891	–	–	158,185,294	164,601,456	72,548,404	62,120,725

Contract owners’ equity end of period	$100,103,750	153,635,612	12,199,909	–	150,627,421	158,185,294	75,578,818	72,548,404

CHANGES IN UNITS:
Beginning units	7,076,863	8,818,397	–	–	5,556,872	6,764,235	4,321,249	4,309,892

Units purchased	499,761	2,339,615	2,989,379	–	–	44	863,243	1,433,704
Units redeemed	(3,155,839)	(4,081,149)	(1,744,781)	–	(997,227)	(1,207,407)	(1,299,277)	(1,422,347)

Ending units	4,420,785	7,076,863	1,244,598	–	4,559,645	5,556,872	3,885,215	4,321,249

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	FidVIPOvS2		FidVIPOvS2R		FidVIPAM		FidVIPCon
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$129,897	(60,539)	892,230	(369,574)	13,211,165	4,624,341	(3,214,011)	(481,401)
Realized gain (loss) on investments	482,769	281,698	3,107,671	2,014,907	(2,449,644)	(7,606,170)	31,808,380	21,263,770
Change in unrealized gain (loss) on investments	34,575	989,822	425,517	4,519,821	17,639,565	20,092,233	(93,687,021)	(7,707,936)
Reinvested capital gains	605,213	52,977	3,454,152	237,802	8,056,729	–	171,059,909	58,269,912

Net increase (decrease) in contract owners’ equity resulting from operations	1,252,454	1,263,958	7,879,570	6,402,956	36,457,815	17,110,404	105,967,257	71,344,345

Equity transactions:
Purchase payments received from contract owners (note 3)	–	–	12,104,049	13,822,947	6,023,184	7,814,961	21,316,246	25,013,934
Transfers between funds	(873,526)	(559,372)	7,490,542	(3,355,356)	(9,534,366)	(11,377,686)	(16,810,481)	5,473,624
Redemptions (note 3)	(397,450)	(449,762)	(4,835,717)	(2,421,383)	(46,666,315)	(55,833,580)	(124,597,427)	(131,623,210)
Annuity benefits	–	–	(8,406)	(7,100)	(56,534)	(51,995)	(129,623)	(115,077)
Annual contract maintenance charges (note 2)	(854)	(925)	(4,849)	(3,524)	(146,796)	(173,740)	(277,997)	(312,837)
Contingent deferred sales charges (note 2)	(3,020)	(4,078)	(88,045)	(34,031)	(58,951)	(113,316)	(238,305)	(309,135)
Adjustments to maintain reserves	(14)	(52)	(1,143)	(1,980)	3,565	1,879	3,590	1,128

Net equity transactions	(1,274,864)	(1,014,189)	14,656,431	7,999,573	(50,436,213)	(59,733,477)	(120,733,997)	(101,871,573)

Net change in contract owners’ equity	(22,410)	249,769	22,536,001	14,402,529	(13,978,398)	(42,623,073)	(14,766,740)	(30,527,228)
Contract owners’ equity beginning of period	8,723,911	8,474,142	48,995,399	34,592,870	287,059,446	329,682,519	722,138,821	752,666,049

Contract owners’ equity end of period	$8,701,501	8,723,911	71,531,400	48,995,399	273,081,048	287,059,446	707,372,081	722,138,821

CHANGES IN UNITS:
Beginning units	395,811	445,790	3,262,947	2,671,311	10,118,900	12,409,816	21,578,263	24,802,463

Units purchased	–	1,165	2,001,464	1,660,433	241,950	324,058	1,567,253	2,589,922
Units redeemed	(54,022)	(51,144)	(1,105,908)	(1,068,797)	(1,985,687)	(2,614,974)	(4,933,493)	(5,814,122)

Ending units	341,789	395,811	4,158,503	3,262,947	8,375,163	10,118,900	18,212,023	21,578,263

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	FidVIPConS2		FidVIPIGBdS		FidVIPIGBdS2		FidVIPGrOp
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(3,017,896)	(1,649,625)	493,230	416,307	3,080,879	724,032	(413,842)	(183,121)
Realized gain (loss) on investments	8,826,918	8,441,657	(200,098)	(142,026)	(1,658)	(26,409)	2,373,422	2,128,249
Change in unrealized gain (loss) on investments	(51,712,817)	(5,489,005)	236,054	190,063	5,288,689	2,980,561	3,988,330	(922,416)
Reinvested capital gains	97,774,253	25,398,970	–	39,141	–	167,611	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	51,870,458	26,701,997	529,186	503,485	8,367,910	3,845,795	5,947,910	1,022,712

Equity transactions:
Purchase payments received from contract owners (note 3)	67,268,011	77,350,482	1,568,970	1,476,592	129,090,048	66,292,013	938,683	1,266,452
Transfers between funds	(13,029,550)	809,590	3,693,224	3,486,616	130,207,389	58,308,557	511,508	(3,198,145)
Redemptions (note 3)	(21,253,658)	(14,498,839)	(3,441,214)	(3,663,807)	(13,914,283)	(5,699,981)	(5,670,702)	(7,135,890)
Annuity benefits	(8,710)	(420)	(4,478)	(3,083)	(7,306)	(7,331)	(547)	(1,226)
Annual contract maintenance charges (note 2)	(34,466)	(26,848)	(5,677)	(4,912)	(289,833)	(7,055)	(17,715)	(20,566)
Contingent deferred sales charges (note 2)	(394,201)	(285,981)	(8,999)	(9,811)	(182,075)	(103,116)	(12,140)	(17,720)
Adjustments to maintain reserves	(4,781)	(14,569)	114	18,969	(3,732)	(8,322)	(248)	(339)

Net equity transactions	32,542,645	63,333,415	1,801,940	1,300,564	244,900,208	118,774,765	(4,251,161)	(9,107,434)

Net change in contract owners’ equity	84,413,103	90,035,412	2,331,126	1,804,049	253,268,118	122,620,560	1,696,749	(8,084,722)
Contract owners’ equity beginning of period	319,684,367	229,648,955	18,006,525	16,202,476	187,151,301	64,530,741	30,269,145	38,353,867

Contract owners’ equity end of period	$404,097,470	319,684,367	20,337,651	18,006,525	440,419,419	187,151,301	31,965,894	30,269,145

CHANGES IN UNITS:
Beginning units	16,826,492	13,262,039	1,663,367	1,541,808	17,350,200	6,089,737	2,712,499	3,577,040

Units purchased	5,959,072	8,264,099	780,274	808,985	25,764,127	13,047,730	299,340	301,373
Units redeemed	(4,344,864)	(4,699,646)	(616,158)	(687,426)	(3,126,295)	(1,787,267)	(656,256)	(1,165,914)

Ending units	18,440,700	16,826,492	1,827,483	1,663,367	39,988,032	17,350,200	2,355,583	2,712,499

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	FidVIPMCapS		FidVIPMCapS2		FidVIPVaIS		FidVIPVaIS2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(110,208)	(44,302)	(2,392,348)	(2,566,165)	(84,586)	(115,769)	(280,001)	(305,821)
Realized gain (loss) on investments	220,132	(16,622)	7,782,216	8,543,730	193,171	(263,458)	191,427	(160,852)
Change in unrealized gain (loss) on investments	736,988	545,070	1,323,816	(8,102,421)	(1,040,611)	(371,115)	(1,569,302)	(395,437)
Reinvested capital gains	1,197,867	–	17,794,132	18,926,578	1,660,822	2,868,943	2,754,390	4,001,218

Net increase (decrease) in contract owners’ equity resulting from operations	2,044,779	484,146	24,507,816	16,801,722	728,796	2,118,601	1,096,514	3,139,108

Equity transactions:
Purchase payments received from contract owners (note 3)	1,404,189	320,202	39,733,200	42,288,802	1,020,007	1,137,916	350,805	1,825,056
Transfers between funds	9,801,087	9,687,445	(6,889,505)	(10,815,359)	(203,694)	(3,202,406)	(1,457,584)	(1,220,359)
Redemptions (note 3)	(2,352,959)	(229,600)	(13,052,427)	(9,351,373)	(2,788,618)	(2,834,432)	(2,088,186)	(1,721,017)
Annuity benefits	(1,345)	–	(13,759)	(2,722)	(2,185)	(1,914)	–	–
Annual contract maintenance charges (note 2)	(5,295)	(966)	(18,182)	(15,093)	(6,146)	(6,742)	(3,124)	(3,004)
Contingent deferred sales charges (note 2)	(5,821)	(439)	(273,159)	(218,044)	(10,035)	(11,836)	(29,920)	(36,465)
Adjustments to maintain reserves	1,122	(15)	(3,858)	(11,275)	(62)	(5,168)	(692)	(1,617)

Net equity transactions	8,840,978	9,776,627	19,482,310	21,874,936	(1,990,733)	(4,924,582)	(3,228,701)	(1,157,406)

Net change in contract owners’ equity	10,885,757	10,260,773	43,990,126	38,676,658	(1,261,937)	(2,805,981)	(2,132,187)	1,981,702
Contract owners’ equity beginning of period	10,260,773	–	184,769,935	146,093,277	14,530,176	17,336,157	25,032,411	23,050,709

Contract owners’ equity end of period	$21,146,530	10,260,773	228,760,061	184,769,935	13,268,239	14,530,176	22,900,224	25,032,411

CHANGES IN UNITS:
Beginning units	1,041,179	–	8,219,016	7,193,078	959,780	1,313,761	1,184,531	1,244,308

Units purchased	1,436,561	1,173,976	3,375,566	4,253,259	493,569	444,222	233,355	191,017
Units redeemed	(597,079)	(132,797)	(2,626,427)	(3,227,321)	(612,301)	(798,203)	(372,836)	(250,794)

Ending units	1,880,661	1,041,179	8,968,155	8,219,016	841,048	959,780	1,045,050	1,184,531

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	FidVIPEnergyS2		FidVIPFree10S		FidVIPFree10S2		FidVIPFree20S
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(1,085,512)	(273,490)	70,444	18,921	208,068	53,965	64,766	16,142
Realized gain (loss) on investments	677,253	1,392,824	144,814	1,058	808,691	105,979	70,701	(16)
Change in unrealized gain (loss) on investments	22,153,876	(5,147,619)	(146,708)	54,161	220,289	1,364,634	(29,909)	33,597
Reinvested capital gains	4,665,935	5,748,744	102,779	7,228	1,113,763	132,708	152,908	12,913

Net increase (decrease) in contract owners’ equity resulting from operations	26,411,552	1,720,459	171,329	81,368	2,350,811	1,657,286	258,466	62,636

Equity transactions:
Purchase payments received from contract owners (note 3)	18,747,996	19,333,249	267,883	53,889	8,174,884	3,508,899	902,302	117,432
Transfers between funds	35,298,613	12,151,848	3,393,807	1,631,481	5,603,004	17,564,881	3,646,238	1,281,628
Redemptions (note 3)	(6,729,964)	(2,795,907)	(371,701)	(55,061)	(1,810,389)	(411,608)	(292,758)	(2,756)
Annuity benefits	–	–	(7,620)	–	–	–	–	–
Annual contract maintenance charges (note 2)	(8,600)	(3,389)	(1,030)	(152)	(2,141)	(879)	(1,791)	(127)
Contingent deferred sales charges (note 2)	(86,561)	(50,584)	(1,046)	–	(41,992)	(4,455)	(289)	–
Adjustments to maintain reserves	7,080	75,073	3,901	(10)	(937)	(2,474)	(52)	(3)

Net equity transactions	47,228,564	28,710,290	3,284,194	1,630,147	11,922,429	20,654,364	4,253,650	1,396,174

Net change in contract owners’ equity	73,640,116	30,430,749	3,455,523	1,711,515	14,273,240	22,311,650	4,512,116	1,458,810
Contract owners’ equity beginning of period	44,870,467	14,439,718	1,711,515	–	31,383,195	9,071,545	1,458,810	–

Contract owners’ equity end of period	$118,510,583	44,870,467	5,167,038	1,711,515	45,656,435	31,383,195	5,970,926	1,458,810

CHANGES IN UNITS:
Beginning units	2,923,524	1,080,443	162,866	–	2,744,382	851,649	138,522	–

Units purchased	4,130,822	3,534,762	506,460	170,279	1,686,206	1,987,701	491,287	138,818
Units redeemed	(1,641,174)	(1,691,681)	(218,993)	(7,413)	(682,368)	(94,968)	(108,299)	(296)

Ending units	5,413,172	2,923,524	450,333	162,866	3,748,220	2,744,382	521,510	138,522

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	FidVIPFree20S2		FidVIPFree30S		FidVIPFree30S2		FICoreEq
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$361,556	(12,280)	42,417	7,138	53,768	(14,145)	–	(1,406)
Realized gain (loss) on investments	931,099	162,749	29,172	929	384,447	265,409	–	(49,274)
Change in unrealized gain (loss) on investments	226,850	2,332,455	(11,503)	21,790	131,830	718,333	–	8,918
Reinvested capital gains	1,988,265	343,017	114,826	6,719	707,001	138,477	–	44,085

Net increase (decrease) in contract owners’ equity resulting from operations	3,507,770	2,825,941	174,912	36,576	1,277,046	1,108,074	–	2,323

Equity transactions:
Purchase payments received from contract owners (note 3)	20,625,979	6,414,404	372,998	78,845	2,333,052	1,823,891	–	–
Transfers between funds	9,880,933	14,498,351	2,370,626	789,142	3,306,770	5,194,369	–	(605,749)
Redemptions (note 3)	(1,658,227)	(1,012,327)	(254,255)	(2,887)	(1,557,617)	(1,565,643)	–	(642)
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	(5,086)	(2,068)	(1,204)	(77)	(2,325)	(1,322)	–	–
Contingent deferred sales charges (note 2)	(47,115)	(31,028)	(408)	–	(12,709)	(11,599)	–	–
Adjustments to maintain reserves	(1,030)	(2,674)	(43)	4	(472)	(957)	–	1

Net equity transactions	28,795,454	19,864,658	2,487,714	865,027	4,066,699	5,438,739	–	(606,390)

Net change in contract owners’ equity	32,303,224	22,690,599	2,662,626	901,603	5,343,745	6,546,813	–	(604,067)
Contract owners’ equity beginning of period	38,598,876	15,908,277	901,603	–	13,545,883	6,999,070	–	604,067

Contract owners’ equity end of period	$70,902,100	38,598,876	3,564,229	901,603	18,889,628	13,545,883	–	–

CHANGES IN UNITS:
Beginning units	3,209,353	1,450,199	85,450	–	1,094,121	626,404	–	56,260

Units purchased	2,900,617	1,991,797	254,884	86,321	478,215	625,668	–	–
Units redeemed	(657,567)	(232,643)	(32,554)	(871)	(173,945)	(157,951)	–	(56,260)

Ending units	5,452,403	3,209,353	307,780	85,450	1,398,391	1,094,121	–	–

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	FHCapAp		FrVIPDevMrk3		FrVIPForSec2		FrVIPForSec3
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$–	(136)	142,302	(72,050)	50,631	(30,161)	591,786	(342,522)
Realized gain (loss) on investments	–	(2,807)	1,856,941	745,549	583,592	504,445	1,988,833	385,551
Change in unrealized gain (loss)on investments	–	(1,311)	4,448,163	3,369,698	267,413	1,435,417	13,541,621	14,668,916
Reinvested capital gains	–	8,971	2,542,511	–	497,111	–	8,774,230	–

Net increase (decrease) in contract owners’ equity resulting from operations	–	4,717	8,989,917	4,043,197	1,398,747	1,909,701	24,896,470	14,711,945

Equity transactions:
Purchase payments received from contract owners (note 3)	–	–	14,153,137	11,395,876	(45)	–	92,115,792	46,897,487
Transfers between funds	–	(59,802)	10,471,829	5,212,910	(794,699)	(1,108,840)	41,279,493	32,203,191
Redemptions (note 3)	–	(27)	(2,862,236)	(868,339)	(691,964)	(787,906)	(9,135,075)	(3,466,788)
Annuity benefits	–	–	–	–	(492)	(432)	–	–
Annual contract maintenance charges (note 2)	–	–	(3,356)	(994)	(664)	(755)	(181,635)	(3,915)
Contingent deferred sales charges (note 2)	–	–	(29,483)	(14,087)	(10,506)	(4,751)	(119,663)	(54,749)
Adjustments to maintain reserves	–	2	(1,074)	(2,367)	(173)	(505)	(3,185)	(5,012)

Net equity transactions	–	(59,827)	21,728,817	15,722,999	(1,498,543)	(1,903,189)	123,955,727	75,570,214

Net change in contract owners’ equity	–	(55,110)	30,718,734	19,766,196	(99,796)	6,512	148,852,197	90,282,159
Contract owners’ equity beginning of period	–	55,110	27,220,949	7,454,753	11,034,047	11,027,535	129,480,230	39,198,071

Contract owners’ equity end of period	$–	–	57,939,683	27,220,949	10,934,251	11,034,047	278,332,427	129,480,230

CHANGES IN UNITS:
Beginning units	–	4,666	1,703,817	588,613	531,179	634,836	8,716,921	3,144,611

Units purchased	–	–	2,132,537	1,622,894	2	–	9,858,507	6,535,090
Units redeemed	–	(4,666)	(958,941)	(507,690)	(68,372)	(103,657)	(2,064,064)	(962,780)

Ending units	–	–	2,877,413	1,703,817	462,809	531,179	16,511,364	8,716,921

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	FrVIPGlInc3		FrVIPIncSec2		FrVIPRisDiv2		FrVIPSCapV2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$414,754	134,891	1,755,877	(107,046)	908,977	(756,864)	(640,922)	(533,561)
Realized gain (loss) on investments	247,886	312,185	925,152	88,179	5,371,438	2,296,040	2,722,686	3,296,903
Change in unrealized gain (loss) on investments	2,350,963	886,867	(2,969,736)	2,808,718	(13,232,060)	16,597,747	(10,194,969)	3,272,356
Reinvested capital gains	–	–	602,382	16,379	1,911,675	688,343	5,066,896	1,831,202

Net increase (decrease) in contract owners’ equity resulting from operations	3,013,603	1,333,943	313,675	2,806,230	(5,039,970)	18,825,266	(3,046,309)	7,866,900

Equity transactions:
Purchase payments received from contract owners (note 3)	14,948,684	7,405,549	60,359,911	20,167,249	1,515,716	12,095,976	13,328,207	13,841,840
Transfers between funds	13,791,640	7,734,992	16,101,939	30,795,623	(13,460,323)	(3,208,068)	(4,905,520)	4,449,362
Redemptions (note 3)	(2,937,332)	(639,499)	(9,092,430)	(999,597)	(9,724,106)	(7,486,005)	(4,733,429)	(3,312,817)
Annuity benefits	(1,027)	–	(1,664)	–	–	–	(7,707)	–
Annual contract maintenance charges (note 2)	(2,501)	(609)	(7,056)	(810)	(11,823)	(12,553)	(7,032)	(5,132)
Contingent deferred sales charges (note 2)	(32,894)	(10,598)	(45,423)	(16,717)	(173,592)	(151,824)	(74,562)	(46,894)
Adjustments to maintain reserves	47	(787)	(2,108)	(682)	(2,577)	(7,745)	(1,304)	1,035

Net equity transactions	25,766,617	14,489,048	67,313,169	49,945,066	(21,856,705)	1,229,781	3,598,653	14,927,394

Net change in contract owners’ equity	28,780,220	15,822,991	67,626,844	52,751,296	(26,896,675)	20,055,047	552,344	22,794,294
Contract owners’ equity beginning of period	20,725,398	4,902,407	52,751,296	–	142,480,300	122,425,253	68,147,428	45,353,134

Contract owners’ equity end of period	$49,505,618	20,725,398	120,378,140	52,751,296	115,583,625	142,480,300	68,699,772	68,147,428

CHANGES IN UNITS:
Beginning units	1,905,578	501,187	4,753,427	–	8,485,936	8,398,809	3,184,805	2,432,175

Units purchased	3,029,384	2,001,149	8,902,568	5,160,531	432,490	1,572,082	1,214,966	1,804,349
Units redeemed	(775,745)	(596,758)	(3,042,906)	(407,104)	(1,727,284)	(1,484,955)	(1,063,244)	(1,051,719)

Ending units	4,159,217	1,905,578	10,613,089	4,753,427	7,191,142	8,485,936	3,336,527	3,184,805

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	JAspBal		JAspForty		JAspGlTechS2		JAspGlTechS
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$112,280	59,167	(557,024)	(432,479)	(51,839)	(66,294)	(38,698)	(59,567)
Realized gain (loss) on investments	667,846	372,140	3,764,608	3,908,136	339,669	279,686	191,855	74,610
Change in unrealized gain (loss) on investments	338,043	653,537	10,754,973	(839,430)	662,657	84,356	529,683	246,774
Reinvested capital gains	–	–	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	1,118,169	1,084,844	13,962,557	2,636,227	950,487	297,748	682,840	261,817

Equity transactions:
Purchase payments received from contract owners (note 3)	944,500	1,166,854	9,223,467	2,738,972	425,897	704,322	14,664	98
Transfers between funds	59,092	892,114	18,248,615	(2,597,043)	260,877	(371,140)	(210,318)	(635,708)
Redemptions (note 3)	(1,621,227)	(1,375,174)	(6,682,388)	(5,948,217)	(877,884)	(925,926)	(779,204)	(813,006)
Annuity benefits	–	–	–	(939)	–	–	(3,601)	(409)
Annual contract maintenance charges (note 2)	(1,103)	(1,177)	(16,647)	(17,134)	(2,838)	(3,300)	(2,894)	(3,499)
Contingent deferred sales charges (note 2)	(13,382)	(11,060)	(34,003)	(29,737)	(7,614)	(8,423)	(1,793)	(2,857)
Adjustments to maintain reserves	(329)	(705)	(748)	(744)	(105)	(99)	192	(75)

Net equity transactions	(632,449)	670,852	20,738,296	(5,854,842)	(201,667)	(604,566)	(982,954)	(1,455,456)

Net change in contract owners’ equity	485,720	1,755,696	34,700,853	(3,218,615)	748,820	(306,818)	(300,114)	(1,193,639)
Contract owners’ equity beginning of period	13,298,761	11,543,065	36,031,995	39,250,610	4,935,597	5,242,415	3,901,121	5,094,760

Contract owners’ equity end of period	$13,784,481	13,298,761	70,732,848	36,031,995	5,684,417	4,935,597	3,601,007	3,901,121

CHANGES IN UNITS:
Beginning units	946,961	889,457	3,715,916	4,486,139	411,359	465,574	957,855	1,331,430

Units purchased	162,416	249,466	2,704,592	766,280	126,431	138,033	11	8
Units redeemed	(200,481)	(191,962)	(1,657,019)	(1,536,503)	(143,493)	(192,248)	(224,092)	(373,583)

Ending units	908,896	946,961	4,763,489	3,715,916	394,297	411,359	733,774	957,855

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	JAspRMgCore		JAspIntGroS2		JAspIntGroS		JPM2MdCap
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(34,949)	(63,523)	(1,624,324)	636,136	(156,708)	69,430	(73,909)	(165,678)
Realized gain (loss) on investments	1,291	(221,878)	17,415,838	2,932,889	2,057,006	1,494,254	1,183,682	1,619,404
Change in unrealized gain (loss) on investments	158,956	74,125	20,757,709	21,141,732	1,953,928	3,977,242	(1,501,526)	1,219,446
Reinvested capital gains	36,765	307,433	–	–	–	–	751,956	568,468

Net increase (decrease) in contract owners’ equity resulting from operations	162,063	96,157	36,549,223	24,710,757	3,854,226	5,540,926	360,203	3,241,640

Equity transactions:
Purchase payments received from contract owners (note 3)	1,107,810	95,827	47,534,341	19,674,122	680	13	506	554,312
Transfers between funds	804,100	1,207,980	12,721,092	69,068,624	(699,357)	(1,320,715)	(2,912,693)	(9,239,451)
Redemptions (note 3)	(436,812)	(205,058)	(15,310,850)	(7,517,205)	(2,609,197)	(2,036,913)	(2,876,707)	(4,284,738)
Annuity benefits	–	–	(2,576)	(160)	–	–	–	–
Annual contract maintenance charges (note 2)	(1,150)	(295)	(63,339)	(13,185)	(6,647)	(7,038)	(5,913)	(9,021)
Contingent deferred sales charges (note 2)	(2,672)	(3,869)	(111,548)	(36,506)	(8,581)	(9,708)	(7,222)	(9,400)
Adjustments to maintain reserves	(88)	(491)	(1,366)	(1,395)	(205)	(44)	1,852	6,412

Net equity transactions	1,471,188	1,094,094	44,765,754	81,174,295	(3,323,307)	(3,374,405)	(5,800,177)	(12,981,886)

Net change in contract owners’ equity	1,633,251	1,190,251	81,314,977	105,885,052	530,919	2,166,521	(5,439,974)	(9,740,246)
Contract owners’ equity beginning of period	3,888,158	2,697,907	131,708,961	25,823,909	16,201,270	14,034,749	18,795,204	28,535,450

Contract owners’ equity end of period	$5,521,409	3,888,158	213,023,938	131,708,961	16,732,189	16,201,270	13,355,230	18,795,204

CHANGES IN UNITS:
Beginning units	237,661	177,552	6,010,855	1,666,749	1,090,672	1,379,274	1,328,877	2,326,240

Units purchased	156,119	389,538	5,553,636	5,684,594	–	7	194	318,837
Units redeemed	(72,039)	(329,429)	(3,844,630)	(1,340,488)	(210,943)	(288,609)	(395,002)	(1,316,200)

Ending units	321,741	237,661	7,719,861	6,010,855	879,729	1,090,672	934,069	1,328,877

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	LBTShrtDBd		MFSInvGrStS		MFSValueS		MTBLgCapGr
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$4,970,246	3,659,110	(371,681)	(397,889)	(686,069)	(316,138)	(11,477)	(8,334)
Realized gain (loss) on investments	(51,493)	(274,376)	873,208	823,474	3,943,426	1,153,328	10,523	2,042
Change in unrealized gain (loss) on investments	4,373,193	992,362	1,587,059	874,376	(741,302)	5,180,019	2,807	80,899
Reinvested capital gains	–	–	–	–	1,109,528	1,062,420	78,019	10,927

Net increase (decrease) in contract owners’ equity resulting from operations	9,291,946	4,377,096	2,088,586	1,299,961	3,625,583	7,079,629	79,872	85,534

Equity transactions:
Purchase payments received from contract owners (note 3)	109,786,029	46,803,422	288,059	1,711,149	20,068,045	9,182,536	28,060	57,489
Transfers between funds	103,535,867	76,084,501	(1,704,916)	(3,614,902)	6,096,628	22,713,479	(5,919)	9,274
Redemptions (note 3)	(22,142,382)	(18,523,875)	(1,866,683)	(1,199,193)	(4,958,785)	(2,389,512)	(28,878)	(21,986)
Annuity benefits	(107,624)	(66,877)	–	–	(1,291)	–	–	–
Annual contract maintenance charges (note 2)	(276,139)	(29,152)	(1,738)	(1,935)	(6,065)	(2,607)	(187)	(178)
Contingent deferred sales charges (note 2)	(157,552)	(115,073)	(25,278)	(19,424)	(50,946)	(35,987)	(588)	(1,034)
Adjustments to maintain reserves	(3,531)	(3,634)	(837)	(2,064)	(841)	(1,892)	21	130

Net equity transactions	190,634,668	104,149,312	(3,311,393)	(3,126,369)	21,146,745	29,466,017	(7,491)	43,695

Net change in contract owners’ equity	199,926,614	108,526,408	(1,222,807)	(1,826,408)	24,772,328	36,545,646	72,381	129,229
Contract owners’ equity beginning of period	225,362,727	116,836,319	23,833,223	25,659,631	63,110,866	26,565,220	1,057,960	928,731

Contract owners’ equity end of period	$425,289,341	225,362,727	22,610,416	23,833,223	87,883,194	63,110,866	1,130,341	1,057,960

CHANGES IN UNITS:
Beginning units	19,400,879	8,471,408	1,642,788	1,866,912	3,466,377	1,732,243	91,381	87,319

Units purchased	22,942,764	13,657,777	60,622	208,199	2,935,129	2,577,829	4,516	7,864
Units redeemed	(4,123,601)	(2,728,306)	(275,652)	(432,323)	(1,845,029)	(843,695)	(5,294)	(3,802)

Ending units	38,220,042	19,400,879	1,427,758	1,642,788	4,556,477	3,466,377	90,603	91,381

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	MTBLgCapV		MTBAggGr		MTBConGr		MTBModGr
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(6,292)	(4,296)	(534)	4,136	1,243	1,414	47,018	93,712
Realized gain (loss) on investments	15,420	12,895	7,299	832	70	32	62,305	18,718
Change in unrealized gain (loss) on investments	(71,080)	76,080	(5,275)	17,228	264	1,046	63,901	161,103
Reinvested capital gains	57,469	96,192	18,885	8,607	1,824	1,188	259,167	412,969

Net increase (decrease) in contract owners’ equity resulting from operations	(4,483)	180,871	20,375	30,803	3,401	3,680	432,391	686,502

Equity transactions:
Purchase payments received from contract owners (note 3)	103,164	209,977	57,179	162,987	1,113	52,704	340,254	1,050,979
Transfers between funds	91,259	78,850	34,450	20,515	–	8,742	(178,749)	(7,108)
Redemptions (note 3)	(26,857)	(54,910)	(12,074)	(5,538)	(526)	(14,378)	(764,758)	(530,503)
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	(288)	(258)	–	–	(19)	(24)	(2,247)	(2,264)
Contingent deferred sales charges (note 2)	(423)	(2,305)	–	–	(3)	(40)	(23,509)	(10,505)
Adjustments to maintain reserves	(204)	103	(17)	(24)	(4)	–	496	438

Net equity transactions	166,651	231,457	79,538	177,940	561	47,004	(628,513)	501,037

Net change in contract owners’ equity	162,168	412,328	99,913	208,743	3,962	50,684	(196,122)	1,187,539
Contract owners’ equity beginning of period	1,450,895	1,038,567	329,302	120,559	88,038	37,354	8,580,243	7,392,704

Contract owners’ equity end of period	$1,613,063	1,450,895	429,215	329,302	92,000	88,038	8,384,121	8,580,243

CHANGES IN UNITS:
Beginning units	100,046	82,930	27,147	11,254	8,142	3,652	703,592	659,109

Units purchased	16,943	24,416	7,132	16,368	102	5,901	38,890	111,469
Units redeemed	(5,748)	(7,300)	(950)	(475)	(50)	(1,411)	(90,526)	(66,986)

Ending units	111,241	100,046	33,329	27,147	8,194	8,142	651,956	703,592

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITAstAll2		NVITBnd2		NVITGlobGr2		NVITGroInc2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$3,667,513	1,691,343	5,187,817	(32,463)	624,057	(82,935)	548,501	–
Realized gain (loss) on investments	81,539	(1,694)	57,966	591	492,123	(1,152)	(628,019)	–
Change in unrealized gain (loss) on investments	(962,937)	3,688,181	(4,637,429)	415,693	2,859,178	1,651,955	(2,943,263)	–
Reinvested capital gains	144,817	–	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	2,930,932	5,377,830	608,354	383,821	3,975,358	1,567,868	(3,022,781)	–

Equity transactions:
Purchase payments received from contract owners (note 3)	266,728,417	105,066,314	46,979,002	9,199,848	24,279,156	8,473,009	33,402,993	–
Transfers between funds	66,508,920	26,329,790	68,646,459	8,917,875	15,983,159	13,429,068	49,870,276	–
Redemptions (note 3)	(10,237,381)	(1,251,823)	(3,533,620)	(244,938)	(2,538,830)	(300,586)	(377,505)	–
Annuity benefits	(2,035)	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	(589,069)	(585)	(3,343)	(359)	(4,074)	(448)	(496)	–
Contingent deferred sales charges (note 2)	(79,110)	(2,381)	(18,253)	(1,674)	(15,938)	(1,057)	(211)	–
Adjustments to maintain reserves	(2,654)	9,743	(441)	4,074	(1,737)	(238)	(300)	–

Net equity transactions	322,327,088	130,151,058	112,069,804	17,874,826	37,701,736	21,599,748	82,894,757	–

Net change in contract owners’ equity	325,258,020	135,528,888	112,678,158	18,258,647	41,677,094	23,167,616	79,871,976	–
Contract owners’ equity beginning of period	135,528,888	–	18,258,647	–	23,167,616	–	–	–

Contract owners’ equity end of period	$460,786,908	135,528,888	130,936,805	18,258,647	64,844,710	23,167,616	79,871,976	–

CHANGES IN UNITS:
Beginning units	12,975,664	–	1,749,769	–	2,159,481	–	–	–

Units purchased	32,535,961	13,311,771	11,754,421	1,890,664	4,223,047	2,260,574	8,444,895	–
Units redeemed	(3,247,728)	(336,107)	(1,082,733)	(140,895)	(1,016,581)	(101,093)	(268,487)	–

Ending units	42,263,897	12,975,664	12,421,457	1,749,769	5,365,947	2,159,481	8,176,408	–

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITGrowth2		NVITFHiInc		NVITFHiInc3		NVITEmMrkts
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(715,974)	54,167	1,010,583	1,183,638	2,335,716	1,428,713	(8,576)	(7,377)
Realized gain (loss) on investments	4,030,744	(12,673)	(163,556)	(168,844)	(55,399)	(32,145)	230,018	152,694
Change in unrealized gain (loss) on investments	3,605,787	2,181,090	(549,973)	746,831	(1,864,058)	696,626	109,023	178,349
Reinvested capital gains	25,869	–	–	–	–	–	136,510	12,193

Net increase (decrease) in contract owners’ equity resulting from operations	6,946,426	2,222,584	297,054	1,761,625	416,259	2,093,194	466,975	335,859

Equity transactions:
Purchase payments received from contract owners (note 3)	52,710,282	23,406,611	1,355	–	7,898,196	7,997,819	60,297	–
Transfers between funds	24,488,614	22,947,660	(2,339,827)	(4,277,122)	4,122,373	4,985,035	(71,273)	(238,422)
Redemptions (note 3)	(4,743,918)	(607,446)	(1,539,774)	(1,854,597)	(2,200,434)	(1,599,639)	(269,912)	(102,932)
Annuity benefits	–	–	(277)	(281)	–	–	(12,903)	–
Annual contract maintenance charges (note 2)	(43,164)	(715)	(1,679)	(2,185)	(2,483)	(1,502)	(552)	(614)
Contingent deferred sales charges (note 2)	(47,470)	(7,845)	(20,390)	(22,367)	(32,824)	(15,599)	(620)	(765)
Adjustments to maintain reserves	(2,658)	(360)	(444)	(1,005)	(697)	(1,099)	1,361	(73)

Net equity transactions	72,361,686	45,737,905	(3,901,036)	(6,157,557)	9,784,131	11,365,015	(293,602)	(342,806)

Net change in contract owners’ equity	79,308,112	47,960,489	(3,603,982)	(4,395,932)	10,200,390	13,458,209	173,373	(6,947)
Contract owners’ equity beginning of period	47,960,489	–	19,469,666	23,865,598	30,684,739	17,226,530	1,232,735	1,239,682

Contract owners’ equity end of period	$127,268,601	47,960,489	15,865,684	19,469,666	40,885,129	30,684,739	1,406,108	1,232,735

CHANGES IN UNITS:
Beginning units	4,677,116	–	1,370,433	1,835,081	2,697,783	1,650,804	52,896	71,734

Units purchased	7,934,364	4,829,017	5,462	180	2,482,164	1,916,708	201	–
Units redeemed	(1,341,711)	(151,901)	(276,090)	(464,828)	(1,645,292)	(869,729)	(12,424)	(18,838)

Ending units	11,269,769	4,677,116	1,099,805	1,370,433	3,534,655	2,697,783	40,673	52,896

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITEmMrkts2		NVITEmMrkts3		NVITEmMrkts6		NVITGlUtl2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(66,937)	(56,187)	(473,171)	(341,448)	(740,940)	(394,445)	5,499	7,115
Realized gain (loss) on investments	659,796	442,246	6,291,024	4,707,649	6,208,311	3,104,979	98,285	37,973
Change in unrealized gain (loss) on investments	943,399	1,193,912	12,912,275	9,966,222	13,723,638	8,069,967	(113,730)	186,942
Reinvested capital gains	668,182	65,952	7,732,403	682,812	7,529,370	478,848	178,906	59,551

Net increase (decrease) in contract owners’ equity resulting from operations	2,204,440	1,645,923	26,462,531	15,015,235	26,720,379	11,259,349	168,960	291,581

Equity transactions:
Purchase payments received from contract owners (note 3)	–	–	3,499,854	3,329,525	19,247,840	14,774,794	–	–
Transfers between funds	(765,070)	(1,113,159)	18,153,033	4,941,760	12,260,157	7,926,217	(201,340)	(97,382)
Redemptions (note 3)	(658,447)	(506,360)	(12,087,175)	(8,303,770)	(6,823,152)	(2,967,609)	(68,033)	(43,118)
Annuity benefits	–	–	(3,408)	(1,496)	(9,942)	(6,611)	–	–
Annual contract maintenance charges (note 2)	(828)	(915)	(26,260)	(22,802)	(6,233)	(3,866)	(78)	(121)
Contingent deferred sales charges (note 2)	(23,372)	(11,482)	(29,811)	(24,895)	(113,025)	(59,567)	(423)	(163)
Adjustments to maintain reserves	(313)	(297)	10,927	(82)	(1,928)	(2,407)	(49)	(127)

Net equity transactions	(1,448,030)	(1,632,213)	9,517,160	(81,760)	24,553,717	19,660,951	(269,923)	(140,911)

Net change in contract owners’ equity	756,410	13,710	35,979,691	14,933,475	51,274,096	30,920,300	(100,963)	150,670
Contract owners’ equity beginning of period	5,894,605	5,880,895	60,195,957	45,262,482	58,389,597	27,469,297	1,053,325	902,655

Contract owners’ equity end of period	$6,651,015	5,894,605	96,175,648	60,195,957	109,663,693	58,389,597	952,362	1,053,325

CHANGES IN UNITS:
Beginning units	171,105	229,328	2,337,802	2,370,880	2,839,512	1,795,459	46,958	54,377

Units purchased	115	–	1,434,676	1,494,399	2,488,841	2,503,331	3,949	–
Units redeemed	(36,445)	(58,223)	(1,173,217)	(1,527,477)	(1,578,532)	(1,459,278)	(14,984)	(7,419)

Ending units	134,775	171,105	2,599,261	2,337,802	3,749,821	2,839,512	35,923	46,958

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITGlUtl3		NVITIntGro		NVITIntGro3		NVITWLead3
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$137,889	134,124	(1,122)	(243)	(311,541)	(44,204)	(74,842)	(17,225)
Realized gain (loss) on investments	1,238,324	52,901	20,647	22,139	1,966,640	1,856,794	1,356,451	209,829
Change in unrealized gain (loss) on investments	(1,592,250)	1,883,876	(2,047)	15,066	3,044,701	3,966,647	57,833	748,485
Reinvested capital gains	2,383,457	715,316	10,021	274	2,755,597	54,145	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	2,167,420	2,786,217	27,499	37,236	7,455,397	5,833,382	1,339,442	941,089

Equity transactions:
Purchase payments received from contract owners (note 3)	466,216	357,288	–	–	1,512,013	1,476,108	421,962	306,128
Transfers between funds	(1,783,306)	5,322,638	(12,151)	(20,218)	5,917,106	11,583,355	323,784	2,964,778
Redemptions (note 3)	(1,788,226)	(1,172,715)	(25,147)	(29,716)	(4,519,361)	(4,081,080)	(1,033,090)	(700,983)
Annuity benefits	(1,754)	–	–	–	(8,290)	(4,768)	–	–
Annual contract maintenance charges (note 2)	(3,530)	(2,449)	(101)	(106)	(9,378)	(7,094)	(2,265)	(1,195)
Contingent deferred sales charges (note 2)	(3,392)	(3,016)	(157)	(312)	(10,056)	(7,627)	(1,533)	(600)
Adjustments to maintain reserves	1,807	67	18	19	(13,871)	(82)	(108)	–

Net equity transactions	(3,112,185)	4,501,813	(37,538)	(50,333)	2,868,163	8,958,812	(291,250)	2,568,128

Net change in contract owners’ equity	(944,765)	7,288,030	(10,039)	(13,097)	10,323,560	14,792,194	1,048,192	3,509,217
Contract owners’ equity beginning of period	13,573,005	6,284,975	133,086	146,183	27,543,582	12,751,388	6,502,021	2,992,804

Contract owners’ equity end of period	$12,628,240	13,573,005	123,047	133,086	37,867,142	27,543,582	7,550,213	6,502,021

CHANGES IN UNITS:
Beginning units	703,436	442,364	10,735	15,486	1,396,070	847,716	384,266	219,580

Units purchased	273,487	502,358	–	–	687,368	1,226,515	295,806	294,687
Units redeemed	(427,113)	(241,286)	(2,800)	(4,751)	(554,820)	(678,161)	(303,171)	(130,001)

Ending units	549,810	703,436	7,935	10,735	1,528,618	1,396,070	376,901	384,266

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITGlFin2		NVITGlFin3		NVITGlHlth2		NVITGlHlth3
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$20,907	2,876	61,257	31,213	(33,066)	(35,788)	(84,697)	(107,695)
Realized gain (loss) on investments	32,424	12,327	4,009	346,519	23,821	2,952	140,223	25,945
Change in unrealized gain (loss) on investments	(302,621)	68,123	(596,623)	(133,123)	204,176	52,114	533,110	168,338
Reinvested capital gains	212,457	213,065	474,162	490,190	43,771	–	130,535	–

Net increase (decrease) in contract owners’ equity resulting from operations	(36,833)	296,391	(57,195)	734,799	238,702	19,278	719,171	86,588

Equity transactions:
Purchase payments received from contract owners (note 3)	44	–	107,372	95,604	13	–	390,423	620,627
Transfers between funds	(302,658)	(55,075)	(554,925)	637,802	(234,858)	(181,867)	(246,944)	(529,186)
Redemptions (note 3)	(131,525)	(61,287)	(719,184)	(873,043)	(119,327)	(105,254)	(950,334)	(1,880,684)
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	(149)	(218)	(1,092)	(1,214)	(256)	(350)	(2,577)	(3,320)
Contingent deferred sales charges (note 2)	(1,997)	(1,015)	(1,013)	(1,292)	(1,610)	(2,278)	(2,651)	(5,412)
Adjustments to maintain reserves	(143)	(189)	(29)	(41)	(127)	(259)	(125)	(121)

Net equity transactions	(436,428)	(117,784)	(1,168,871)	(142,184)	(356,165)	(290,008)	(812,208)	(1,798,096)

Net change in contract owners’ equity	(473,261)	178,607	(1,226,066)	592,615	(117,463)	(270,730)	(93,037)	(1,711,508)
Contract owners’ equity beginning of period	1,862,421	1,683,814	4,294,613	3,701,998	2,295,803	2,566,533	6,954,737	8,666,245

Contract owners’ equity end of period	$1,389,160	1,862,421	3,068,547	4,294,613	2,178,340	2,295,803	6,861,700	6,954,737

CHANGES IN UNITS:
Beginning units	85,448	91,491	230,182	235,707	146,024	164,699	539,659	681,589

Units purchased	–	–	61,052	242,330	–	–	147,991	262,329
Units redeemed	(19,788)	(6,043)	(122,714)	(247,855)	(21,326)	(18,675)	(211,111)	(404,259)

Ending units	65,660	85,448	168,520	230,182	124,698	146,024	476,539	539,659

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITGlHlth6		NVITGlTech		NVITGlTech2		NVITGlTech3
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(208,479)	(170,948)	(5,002)	(6,258)	(22,191)	(21,535)	(77,920)	(59,990)
Realized gain (loss) on investments	176,991	70,205	37,888	29,463	18,515	(11,635)	724,880	165,592
Change in unrealized gain (loss) on investments	1,234,473	160,341	30,123	22,766	250,553	151,730	277,144	365,081
Reinvested capital gains	276,420	–	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	1,479,405	59,598	63,009	45,971	246,877	118,560	924,104	470,683

Equity transactions:
Purchase payments received from contract owners (note 3)	3,339,511	3,283,412	–	–	20	–	368,603	349,434
Transfers between funds	(937,951)	(745,580)	(20,302)	(29,613)	(97,752)	(137,180)	(503,429)	1,570,813
Redemptions (note 3)	(863,715)	(693,762)	(132,970)	(190,860)	(52,936)	(111,033)	(696,479)	(705,994)
Annuity benefits	–	–	–	–	–	–	(1,647)	(1,381)
Annual contract maintenance charges (note 2)	(1,241)	(952)	(518)	(578)	(327)	(398)	(2,378)	(2,261)
Contingent deferred sales charges (note 2)	(13,890)	(14,240)	(14)	(1,035)	(1,685)	(4,473)	(3,310)	(3,717)
Adjustments to maintain reserves	(545)	(804)	(29)	(60)	(106)	(172)	18	94

Net equity transactions	1,522,169	1,828,074	(153,833)	(222,146)	(152,786)	(253,256)	(838,622)	1,206,988

Net change in contract owners’ equity	3,001,574	1,887,672	(90,824)	(176,175)	94,091	(134,696)	85,482	1,677,671
Contract owners’ equity beginning of period	12,177,962	10,290,290	437,058	613,233	1,441,736	1,576,432	6,108,274	4,430,603

Contract owners’ equity end of period	$15,179,536	12,177,962	346,234	437,058	1,535,827	1,441,736	6,193,756	6,108,274

CHANGES IN UNITS:
Beginning units	1,150,570	981,490	134,349	206,846	86,480	103,102	503,432	399,751

Units purchased	563,371	665,901	–	–	–	–	222,107	335,297
Units redeemed	(424,005)	(496,821)	(44,541)	(72,497)	(8,564)	(16,622)	(295,413)	(231,616)

Ending units	1,289,936	1,150,570	89,808	134,349	77,916	86,480	430,126	503,432

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITGlTech6		NVITGvtBd		NVITGrowth		NVITIntIdx8
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(167,062)	(71,534)	14,090,873	8,699,126	(720,469)	(830,698)	(4,382)	11,339
Realized gain (loss) on investments	428,250	359,700	(859,478)	(673,942)	3,213,954	941,290	244,480	(2,622)
Change in unrealized gain (loss) on investments	1,111,471	194,784	13,514,655	(3,973,773)	7,713,002	2,781,955	(115,393)	281,992
Reinvested capital gains	–	–	–	2,306,840	–	–	14,888	–

Net increase (decrease) in contract owners’ equity resulting from operations	1,372,659	482,950	26,746,050	6,358,251	10,206,487	2,892,547	139,593	290,709

Equity transactions:
Purchase payments received from contract owners (note 3)	3,586,587	1,857,190	124,293,484	73,097,809	2,493,393	2,971,715	3,403,536	1,270,219
Transfers between funds	4,774,646	1,331,951	108,590,023	54,195,192	(1,510,182)	(3,799,816)	4,815,936	2,247,638
Redemptions (note 3)	(776,526)	(202,330)	(43,562,145)	(47,080,601)	(10,725,115)	(12,585,566)	(475,331)	(44,157)
Annuity benefits	–	–	(26,813)	(21,307)	(19,641)	(17,445)	–	–
Annual contract maintenance charges (note 2)	(785)	(583)	(343,875)	(99,415)	(51,685)	(62,487)	(536)	(92)
Contingent deferred sales charges (note 2)	(12,947)	(4,692)	(262,267)	(209,810)	(35,579)	(43,615)	(4,602)	(122)
Adjustments to maintain reserves	(344)	(561)	(7,719)	(10,305)	(2,032)	(216)	(187)	(28,680)

Net equity transactions	7,570,631	2,980,975	188,680,688	79,871,563	(9,850,841)	(13,537,430)	7,738,816	3,444,806

Net change in contract owners’ equity	8,943,290	3,463,925	215,426,738	86,229,814	355,646	(10,644,883)	7,878,409	3,735,515
Contract owners’ equity beginning of period	7,020,073	3,556,148	364,319,230	278,089,416	61,510,411	72,155,294	3,735,515	–

Contract owners’ equity end of period	$15,963,363	7,020,073	579,745,968	364,319,230	61,866,057	61,510,411	11,613,924	3,735,515

CHANGES IN UNITS:
Beginning units	606,445	335,200	24,042,781	14,001,716	3,637,231	4,490,233	344,723	–

Units purchased	997,186	601,389	25,971,953	14,999,105	262,271	285,539	935,713	369,007
Units redeemed	(434,402)	(330,144)	(7,214,722)	(4,958,040)	(804,981)	(1,138,541)	(286,018)	(24,284)

Ending units	1,169,229	606,445	42,800,012	24,042,781	3,094,521	3,637,231	994,418	344,723

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITIntVal2		NVITIntVal3		NVITIntVal6		NVITIDAgg2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$3,695	9,587	217,814	197,590	599,089	151,632	(300,250)	381,833
Realized gain (loss) on investments	140,680	87,631	1,821,724	977,538	790,553	509,726	9,413,679	3,845,241
Change in unrealized gain (loss) on investments	(292,064)	248,426	(3,464,042)	2,219,669	(17,532,969)	8,847,378	(5,955,926)	58,943,272
Reinvested capital gains	189,645	183,065	2,051,680	1,743,452	14,181,881	4,643,844	19,109,348	7,436,693

Net increase (decrease) in contract owners’ equity resulting from operations	41,956	528,709	627,176	5,138,249	(1,961,446)	14,152,580	22,266,851	70,607,039

Equity transactions:
Purchase payments received from contract owners (note 3)	(35)	76	1,407,754	1,460,368	95,812,453	44,435,379	19,066,259	27,501,521
Transfers between funds	(303,123)	(304,280)	(2,274,443)	5,395,963	59,608,515	37,378,079	18,863,373	49,366,825
Redemptions (note 3)	(218,730)	(76,994)	(4,850,327)	(4,801,370)	(9,480,830)	(2,980,787)	(38,397,320)	(28,392,596)
Annuity benefits	–	–	(363)	(1,374)	–	–	(31)	–
Annual contract maintenance charges (note 2)	(226)	(282)	(9,064)	(8,633)	(204,996)	(4,235)	(74,778)	(68,737)
Contingent deferred sales charges (note 2)	(2,885)	(1,701)	(10,423)	(17,121)	(136,430)	(42,262)	(920,361)	(630,525)
Adjustments to maintain reserves	(182)	(1,199)	(8,106)	(867)	(3,660)	(5,105)	1,582	(49,664)

Net equity transactions	(525,181)	(384,380)	(5,744,972)	2,026,966	145,595,052	78,781,069	(1,461,276)	47,726,824

Net change in contract owners’ equity	(483,225)	144,329	(5,117,796)	7,165,215	143,633,606	92,933,649	20,805,575	118,333,863
Contract owners’ equity beginning of period	2,966,966	2,822,637	31,008,627	23,843,412	130,577,252	37,643,603	574,617,190	456,283,327

Contract owners’ equity end of period	$2,483,741	2,966,966	25,890,831	31,008,627	274,210,858	130,577,252	595,422,765	574,617,190

CHANGES IN UNITS:
Beginning units	138,583	159,058	1,414,407	1,317,124	8,623,100	2,983,147	31,476,825	28,651,809

Units purchased	3	4	247,721	597,060	11,586,232	7,038,258	3,510,307	5,539,116
Units redeemed	(24,038)	(20,479)	(498,721)	(499,777)	(2,250,746)	(1,398,305)	(3,610,707)	(2,714,100)

Ending units	114,548	138,583	1,163,407	1,414,407	17,958,586	8,623,100	31,376,425	31,476,825

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITIDCon2		NVITIDMod2		NVITIDModAg2		NVITIDModCon2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$2,768,464	1,860,620	17,763,656	10,925,796	8,312,081	6,303,225	6,287,640	3,602,031
Realized gain (loss) on investments	290,929	69,234	3,473,107	317,893	5,114,434	–	2,057,306	1,079,688
Change in unrealized gain (loss) on investments	(1,139,808)	2,473,142	14,706,275	101,238,121	16,619,247	112,420,043	(4,024,461)	11,181,551
Reinvested capital gains	3,373,408	1,213,194	31,622,176	11,652,856	31,508,133	13,219,199	11,304,928	4,003,100

Net increase (decrease) in contract owners’ equity resulting from operations	5,292,993	5,616,190	67,565,214	124,134,666	61,553,895	131,942,467	15,625,413	19,866,370

Equity transactions:
Purchase payments received from contract owners (note 3)	25,798,627	21,065,403	248,870,226	268,499,614	274,585,188	274,037,698	62,457,136	70,807,465
Transfers between funds	2,751,499	2,424,274	271,715,717	516,352,050	96,424,641	261,272,788	112,766,052	18,720,329
Redemptions (note 3)	(14,114,454)	(12,039,404)	(120,538,406)	(70,491,786)	(86,883,614)	(57,602,549)	(31,817,589)	(24,422,263)
Annuity benefits	(18,883)	(1,129)	(3,811)	(3,604)	(48,287)	(11,398)	(9,173)	(3,921)
Annual contract maintenance charges (note 2)	(89,786)	(19,674)	(1,083,086)	(143,729)	(1,381,069)	(146,753)	(226,982)	(40,304)
Contingent deferred sales charges (note 2)	(213,682)	(140,969)	(2,348,554)	(1,310,904)	(1,535,234)	(1,182,162)	(424,987)	(370,854)
Adjustments to maintain reserves	5,604	(15,611)	(28,725)	(80,337)	(23,493)	(78,392)	(7,885)	(15,894)

Net equity transactions	14,118,925	11,272,890	396,583,361	712,821,304	281,138,132	476,289,232	142,736,572	64,674,558

Net change in contract owners’ equity	19,411,918	16,889,080	464,148,575	836,955,970	342,692,027	608,231,699	158,361,985	84,540,928
Contract owners’ equity beginning of period	135,939,649	119,050,569	1,748,970,935	912,014,965	1,411,649,342	803,417,643	346,845,697	262,304,769

Contract owners’ equity end of period	$155,351,567	135,939,649	2,213,119,510	1,748,970,935	1,754,341,369	1,411,649,342	505,207,682	346,845,697

CHANGES IN UNITS:
Beginning units	11,627,252	10,630,963	119,084,540	68,034,438	84,334,918	54,186,761	26,410,052	21,337,805

Units purchased	4,727,545	3,383,088	40,127,613	61,702,900	25,558,563	36,571,329	16,795,696	9,117,637
Units redeemed	(3,529,913)	(2,386,799)	(14,193,238)	(10,652,798)	(9,657,532)	(6,423,172)	(6,112,291)	(4,045,390)

Ending units	12,824,884	11,627,252	145,018,915	119,084,540	100,235,949	84,334,918	37,093,457	26,410,052

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITJPBal		NVITMdCpGr		NVITMdCpGr2		NVITMidCap
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$30,006	32,008	(205,390)	(224,180)	(3,820,149)	(1,140,485)	(120,080)	(402,808)
Realized gain (loss) on investments	159,006	55,011	1,607,797	1,843,288	2,702,736	1,058,166	10,586,973	8,533,333
Change in unrealized gain (loss) on investments	(178,937)	232,402	(208,038)	(520,547)	10,592,206	4,818,675	(6,362,000)	990,681
Reinvested capital gains	100,860	–	–	–	–	–	3,813,927	1,920,558

Net increase (decrease) in contract owners’ equity resulting from operations	110,935	319,421	1,194,369	1,098,561	9,474,793	4,736,356	7,918,820	11,041,764

Equity transactions:
Purchase payments received from contract owners (note 3)	493,852	535,576	961,319	1,064,638	102,689,359	49,468,275	11,119,708	13,564,664
Transfers between funds	(41,897)	674,303	(1,870,588)	1,563,658	59,352,089	46,467,990	(10,528,835)	(13,242,891)
Redemptions (note 3)	(694,426)	(597,857)	(2,396,109)	(3,677,358)	(8,282,778)	(2,520,189)	(19,055,066)	(19,412,357)
Annuity benefits	–	–	(3,801)	(3,549)	–	–	(8,283)	(6,495)
Annual contract maintenance charges (note 2)	(2,483)	(2,281)	(6,220)	(7,556)	(233,269)	(3,673)	(33,264)	(38,888)
Contingent deferred sales charges (note 2)	(2,903)	(2,373)	(9,485)	(16,364)	(132,054)	(47,060)	(106,253)	(91,578)
Adjustments to maintain reserves	(43)	(54)	(88)	(11)	(3,208)	(5,986)	(693)	(4,034)

Net equity transactions	(247,900)	607,314	(3,324,972)	(1,076,542)	153,390,139	93,359,357	(18,612,686)	(19,231,579)

Net change in contract owners’ equity	(136,965)	926,735	(2,130,603)	22,019	162,864,932	98,095,713	(10,693,866)	(8,189,815)
Contract owners’ equity beginning of period	3,426,244	2,499,509	15,997,260	15,975,241	124,920,647	26,824,934	132,531,749	140,721,564

Contract owners’ equity end of period	$3,289,279	3,426,244	13,866,657	15,997,260	287,785,579	124,920,647	121,837,883	132,531,749

CHANGES IN UNITS:
Beginning units	285,299	230,571	2,500,190	2,707,801	7,591,461	1,755,225	7,922,124	9,202,373

Units purchased	113,232	161,993	678,750	1,613,539	10,894,843	6,860,825	1,954,355	2,298,238
Units redeemed	(133,284)	(107,265)	(1,165,707)	(1,821,150)	(2,126,499)	(1,024,589)	(3,099,752)	(3,578,487)

Ending units	265,247	285,299	2,013,233	2,500,190	16,359,805	7,591,461	6,776,727	7,922,124

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITMyMkt		NVITSmCapGr		NVITSmCapGr2		NVITSmCapVal
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$17,439,080	14,080,476	(149,026)	(181,940)	(275,339)	(218,402)	(249,459)	(1,012,039)
Realized gain (loss) on investments	–	–	714,173	1,187,025	515,457	1,003,962	6,211,516	11,380,576
Change in unrealized gain (loss) on investments	–	–	259,737	(854,143)	383,434	(702,491)	(23,099,324)	(2,306,247)
Reinvested capital gains	–	–	–	–	–	–	10,842,772	8,136,289

Net increase (decrease) in contract owners’ equity resulting from operations	17,439,080	14,080,476	824,884	150,942	623,552	83,069	(6,294,495)	16,198,579

Equity transactions:
Purchase payments received from contract owners (note 3)	1,927,937,796	1,946,960,948	785,795	949,530	3,471,673	3,066,569	3,352,758	4,432,293
Transfers between funds	(1,483,193,903)	(1,602,166,828)	(513,823)	(594,869)	9,979,648	(1,324,397)	(12,943,919)	(11,004,070)
Redemptions (note 3)	(274,130,109)	(307,048,324)	(2,118,746)	(3,379,273)	(1,390,650)	(910,847)	(17,568,430)	(21,213,260)
Annuity benefits	(101,802)	(87,586)	(2,732)	(2,606)	–	–	(17,008)	(14,091)
Annual contract maintenance charges (note 2)	(211,126)	(175,928)	(5,562)	(6,722)	(1,526)	(1,636)	(37,544)	(47,718)
Contingent deferred sales charges (note 2)	(984,114)	(777,723)	(9,435)	(15,915)	(32,856)	(14,212)	(37,712)	(65,014)
Adjustments to maintain reserves	5,591	(28,746)	(189)	(234)	(489)	(1,117)	(1,118)	(145)

Net equity transactions	169,322,333	36,675,813	(1,864,692)	(3,050,089)	12,025,800	814,360	(27,252,973)	(27,912,005)

Net change in contract owners’ equity	186,761,413	50,756,289	(1,039,808)	(2,899,147)	12,649,352	897,429	(33,547,468)	(11,713,426)
Contract owners’ equity beginning of period	454,453,434	403,697,145	11,906,617	14,805,764	14,347,686	13,450,257	105,708,896	117,422,322

Contract owners’ equity end of period	$641,214,847	454,453,434	10,866,809	11,906,617	26,997,038	14,347,686	72,161,428	105,708,896

CHANGES IN UNITS:
Beginning units	30,582,760	25,994,392	1,582,686	2,005,492	874,697	833,849	4,662,412	5,997,704

Units purchased	259,380,061	252,444,112	385,823	841,889	936,985	417,854	308,114	905,209
Units redeemed	(243,870,949)	(247,855,744)	(635,353)	(1,264,695)	(277,586)	(377,006)	(1,507,889)	(2,240,501)

Ending units	46,091,872	30,582,760	1,333,156	1,582,686	1,534,096	874,697	3,462,637	4,662,412

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITSmCapVal2		NVITSmComp		NVITSmComp2		NVITNWFund
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(228,137)	(452,154)	(2,257,206)	(2,483,509)	(1,510,106)	(1,180,343)	(963,231)	(900,270)
Realized gain (loss) on investments	398,855	51,737	11,357,868	9,212,234	1,222,201	1,076,863	9,542,893	3,777,202
Change in unrealized gain (loss) on investments	(7,289,825)	2,138,486	(29,995,311)	9,058,885	(13,256,004)	6,709,173	(2,088,130)	35,463,167
Reinvested capital gains	4,369,559	3,221,609	23,765,705	3,872,440	12,722,927	1,403,336	15,101,664	–

Net increase (decrease) in contract owners’ equity resulting from operations	(2,749,548)	4,959,678	2,871,056	19,660,050	(820,982)	8,009,029	21,593,196	38,340,099

Equity transactions:
Purchase payments received from contract owners (note 3)	3,891,494	5,893,578	5,226,577	6,730,047	26,826,849	28,665,604	6,712,260	8,184,451
Transfers between funds	(12,492,212)	1,761,986	(9,313,114)	(6,084,503)	(16,165,263)	(368,655)	(9,746,211)	(10,983,201)
Redemptions (note 3)	(2,589,311)	(2,600,441)	(31,720,529)	(37,978,294)	(4,726,654)	(3,371,781)	(55,635,722)	(64,185,616)
Annuity benefits	(285)	(312)	(29,247)	(31,136)	–	–	(144,650)	(137,383)
Annual contract maintenance charges (note 2)	(4,462)	(4,977)	(74,394)	(88,203)	(33,136)	(6,191)	(189,588)	(224,424)
Contingent deferred sales charges (note 2)	(35,332)	(36,213)	(64,920)	(92,058)	(63,487)	(71,738)	(97,129)	(129,698)
Adjustments to maintain reserves	(994)	(1,914)	(2,510)	(998)	(2,063)	(5,252)	17,140	50,388

Net equity transactions	(11,231,102)	5,011,707	(35,978,137)	(37,545,145)	5,836,246	24,841,987	(59,083,900)	(67,425,483)

Net change in contract owners’ equity	(13,980,650)	9,971,385	(33,107,081)	(17,885,095)	5,015,264	32,851,016	(37,490,704)	(29,085,384)
Contract owners’ equity beginning of period	43,105,540	33,134,155	189,347,611	207,232,706	94,540,917	61,689,901	330,934,795	360,020,179

Contract owners’ equity end of period	$29,124,890	43,105,540	156,240,530	189,347,611	99,556,181	94,540,917	293,444,091	330,934,795

CHANGES IN UNITS:
Beginning units	1,931,451	1,711,970	5,162,695	6,249,268	4,583,575	3,282,029	5,881,078	7,471,589

Units purchased	322,328	873,513	305,540	648,552	2,241,927	3,618,874	125,165	151,642
Units redeemed	(824,629)	(654,032)	(1,241,618)	(1,735,125)	(2,019,446)	(2,317,328)	(1,252,251)	(1,742,153)

Ending units	1,429,150	1,931,451	4,226,617	5,162,695	4,806,056	4,583,575	4,753,992	5,881,078

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITNWFund2		NVITNWLead3		NVITUSGro2		NVITUSGro3
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(2,629,959)	(561,638)	(19,609)	(24,431)	(349,562)	(308,857)	(82,972)	(95,389)
Realized gain (loss) on investments	1,615,094	360,782	27,507	10,938	419,715	(231,788)	235,796	(188,722)
Change in unrealized gain (loss) on investments	(885,898)	12,774,959	(374,270)	253,006	3,756,289	(445,004)	1,033,629	(61,412)
Reinvested capital gains	13,993,209	–	1,026,221	464,598	–	373,442	–	145,945

Net increase (decrease) in contract owners’ equity resulting from operations	12,092,446	12,574,103	659,849	704,111	3,826,442	(612,207)	1,186,453	(199,578)

Equity transactions:
Purchase payments received from contract owners (note 3)	145,240,668	76,697,905	565,138	271,660	2,044,389	4,476,889	278,221	373,455
Transfers between funds	73,622,766	76,994,621	350,014	1,394,714	(898,114)	(1,728,763)	(442,438)	(1,249,850)
Redemptions (note 3)	(10,877,472)	(3,100,402)	(1,215,152)	(493,389)	(1,482,144)	(1,376,050)	(1,852,875)	(1,994,452)
Annuity benefits	–	–	(5,649)	–	–	–	(711)	(665)
Annual contract maintenance charges (note 2)	(352,952)	(4,295)	(2,035)	(1,629)	(2,046)	(1,790)	(2,250)	(2,958)
Contingent deferred sales charges (note 2)	(168,812)	(65,155)	(2,608)	(1,917)	(32,689)	(36,174)	(4,411)	(6,618)
Adjustments to maintain reserves	(4,519)	(6,936)	823	(51)	(760)	(1,960)	(46)	(102)

Net equity transactions	207,459,679	150,515,738	(309,469)	1,169,388	(371,364)	1,332,152	(2,024,510)	(2,881,190)

Net change in contract owners’ equity	219,552,125	163,089,841	350,380	1,873,499	3,455,078	719,945	(838,057)	(3,080,768)
Contract owners’ equity beginning of period	185,406,908	22,317,067	6,311,879	4,438,380	19,776,812	19,056,867	6,740,799	9,821,567

Contract owners’ equity end of period	$404,959,033	185,406,908	6,662,259	6,311,879	23,231,890	19,776,812	5,902,742	6,740,799

CHANGES IN UNITS:
Beginning units	11,257,455	1,503,114	416,108	335,241	1,117,672	1,053,974	454,175	651,383

Units purchased	13,921,285	10,450,470	218,435	186,007	300,117	489,605	110,256	144,668
Units redeemed	(2,009,141)	(696,129)	(237,020)	(105,140)	(322,859)	(425,907)	(235,357)	(341,876)

Ending units	23,169,599	11,257,455	397,523	416,108	1,094,930	1,117,672	329,074	454,175

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NVITVKVal2		NVITMltSec		NBTAFasc		NBTAGro
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(732,968)	(92,332)	1,552,915	1,487,067	(99,651)	(92,270)	(1,952,495)	(1,967,492)
Realized gain (loss) on investments	5,742,329	2,336,285	92,539	228,190	305,755	67,033	11,205,135	10,129,317
Change in unrealized gain (loss) on investments	(35,248,122)	8,530,868	121,056	26,694	(345,149)	83,801	18,662,353	9,405,193
Reinvested capital gains	14,670,431	6,927,464	2,979	128,444	47,921	155,936	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	(15,568,330)	17,702,285	1,769,489	1,870,395	(91,124)	214,500	27,914,993	17,567,018

Equity transactions:
Purchase payments received from contract owners (note 3)	114,555,929	76,090,384	9,131,401	7,742,440	407,850	817,650	3,250,011	3,789,418
Transfers between funds	26,777,495	55,080,591	7,009,865	147,429	152,085	(26,948)	(4,559,259)	(8,108,009)
Redemptions (note 3)	(12,815,993)	(5,880,826)	(8,639,355)	(7,455,515)	(646,740)	(215,351)	(24,624,339)	(26,982,360)
Annuity benefits	(308)	(311)	(5,157)	(5,159)	–	–	(33,640)	(31,010)
Annual contract maintenance charges (note 2)	(250,731)	(7,560)	(8,767)	(9,424)	(629)	(525)	(80,342)	(91,783)
Contingent deferred sales charges (note 2)	(198,301)	(72,327)	(55,237)	(37,390)	(7,195)	(1,562)	(36,280)	(53,128)
Adjustments to maintain reserves	(4,511)	(8,942)	(825)	(1,809)	(320)	(575)	2,405	(1,406)

Net equity transactions	128,063,580	125,201,009	7,431,925	380,572	(94,949)	572,689	(26,081,444)	(31,478,278)

Net change in contract owners’ equity	112,495,250	142,903,294	9,201,414	2,250,967	(186,073)	787,189	1,833,549	(13,911,260)
Contract owners’ equity beginning of period	203,271,035	60,367,741	56,441,273	54,190,306	6,218,632	5,431,443	141,507,535	155,418,795

Contract owners’ equity end of period	$315,766,285	203,271,035	65,642,687	56,441,273	6,032,559	6,218,632	143,341,084	141,507,535

CHANGES IN UNITS:
Beginning units	11,215,121	3,772,570	4,491,128	4,431,813	399,331	361,496	3,507,840	4,407,773

Units purchased	10,726,354	9,773,517	2,007,823	1,682,882	148,639	87,673	196,503	397,865
Units redeemed	(3,752,911)	(2,330,966)	(1,371,353)	(1,623,567)	(155,032)	(49,838)	(807,686)	(1,297,798)

Ending units	18,188,564	11,215,121	5,127,598	4,491,128	392,938	399,331	2,896,657	3,507,840

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NBTAGuard		NBTAInt		NBTAMCGrS		NBTAPart
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(188,430)	(131,356)	893,348	(862,488)	(155,544)	(133,144)	(1,450,072)	(1,383,664)
Realized gain (loss) on investments	2,228,550	2,310,850	3,646,804	7,466	991,090	609,512	12,995,201	12,769,951
Change in unrealized gain (loss) on investments	(992,676)	(85,731)	(25,301,310)	14,735,128	884,746	489,777	(15,107,994)	(13,120,113)
Reinvested capital gains	–	–	16,952,840	1,031,768	–	–	18,552,371	22,688,477

Net increase (decrease) in contract owners’ equity resulting from operations	1,047,444	2,093,763	(3,808,318)	14,911,874	1,720,292	966,145	14,989,506	20,954,651

Equity transactions:
Purchase payments received from contract owners (note 3)	633,097	885,414	109,134,858	65,627,061	127,225	98,692	4,751,390	6,310,032
Transfers between funds	(1,183,810)	(1,468,153)	43,256,992	65,966,637	1,014,492	357,248	(9,222,420)	(8,858,499)
Redemptions (note 3)	(3,484,514)	(3,977,874)	(8,308,402)	(2,043,015)	(907,455)	(359,652)	(33,553,930)	(38,223,914)
Annuity benefits	(29)	(453)	(432)	–	–	–	(40,423)	(34,171)
Annual contract maintenance charges (note 2)	(8,410)	(9,911)	(270,924)	(1,629)	(1,101)	(1,134)	(77,144)	(90,305)
Contingent deferred sales charges (note 2)	(8,902)	(10,393)	(128,412)	(38,652)	(14,107)	(7,596)	(57,688)	(79,166)
Adjustments to maintain reserves	(127)	(73)	(157,119)	49,416	(628)	(383)	868	(1,282)

Net equity transactions	(4,052,695)	(4,581,443)	143,526,561	129,559,818	218,426	87,175	(38,199,347)	(40,977,305)

Net change in contract owners’ equity	(3,005,251)	(2,487,680)	139,718,243	144,471,692	1,938,718	1,053,320	(23,209,841)	(20,022,654)
Contract owners’ equity beginning of period	18,425,972	20,913,652	153,950,501	9,478,809	9,020,221	7,966,901	205,295,564	225,318,218

Contract owners’ equity end of period	$15,420,721	18,425,972	293,668,744	153,950,501	10,958,939	9,020,221	182,085,723	205,295,564

CHANGES IN UNITS:
Beginning units	1,399,614	1,777,747	10,936,799	816,611	502,810	497,419	5,867,088	7,134,701

Units purchased	146,835	204,625	13,048,694	10,735,147	143,330	116,401	292,792	782,410
Units redeemed	(441,188)	(582,758)	(3,422,117)	(614,959)	(138,956)	(111,010)	(1,338,629)	(2,050,023)

Ending units	1,105,261	1,399,614	20,563,376	10,936,799	507,184	502,810	4,821,251	5,867,088

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	NBTARegS		NBTSocRes		OppBal		OppCapApS
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(196,089)	(100,761)	(6,234,194)	(1,846,764)	1,681,503	1,250,830	(1,063,666)	(869,374)
Realized gain (loss) on investments	409,822	100,437	3,869,047	71,171	310,478	598,802	1,745,319	891,357
Change in unrealized gain (loss) on investments	(654,737)	38,281	14,801,627	17,863,233	(9,279,705)	3,992,333	6,879,777	3,574,841
Reinvested capital gains	427,951	506,998	1,439,364	884,270	10,773,436	6,974,232	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	(13,053)	544,955	13,875,844	16,971,910	3,485,712	12,816,197	7,561,430	3,596,824

Equity transactions:
Purchase payments received from contract owners (note 3)	4,597,919	4,181,193	172,758,426	92,995,135	3,061,296	4,019,104	6,664,178	8,052,827
Transfers between funds	(4,982,275)	9,716,525	96,742,273	92,986,867	(3,005,472)	(6,688,744)	(4,884,743)	(4,793,449)
Redemptions (note 3)	(986,306)	(295,940)	(14,290,978)	(3,912,510)	(22,129,672)	(27,377,382)	(3,967,446)	(3,747,086)
Annuity benefits	–	–	(4,900)	–	(24,724)	(18,390)	–	–
Annual contract maintenance charges (note 2)	(1,114)	(444)	(417,935)	(6,097)	(54,842)	(64,436)	(7,312)	(7,430)
Contingent deferred sales charges (note 2)	(11,451)	(1,731)	(205,511)	(73,800)	(41,123)	(51,060)	(79,364)	(74,432)
Adjustments to maintain reserves	(689)	(814)	(3,988)	(7,806)	(114)	115	(1,617)	(3,984)

Net equity transactions	(1,383,916)	13,598,789	254,577,387	181,981,789	(22,194,651)	(30,180,793)	(2,276,304)	(573,554)

Net change in contract owners’ equity	(1,396,969)	14,143,744	268,453,231	198,953,699	(18,708,939)	(17,364,596)	5,285,126	3,023,270
Contract owners’ equity beginning of period	18,134,505	3,990,761	232,049,667	33,095,968	137,855,292	155,219,888	64,078,686	61,055,416

Contract owners’ equity end of period	$16,737,536	18,134,505	500,502,898	232,049,667	119,146,353	137,855,292	69,363,812	64,078,686

CHANGES IN UNITS:
Beginning units	1,440,361	345,932	14,567,602	2,318,131	4,523,880	5,647,775	4,129,863	4,173,108

Units purchased	770,522	1,419,257	18,326,427	13,198,217	154,382	247,586	677,935	866,201
Units redeemed	(901,870)	(324,828)	(3,210,898)	(948,746)	(884,936)	(1,371,481)	(825,916)	(909,446)

Ending units	1,309,013	1,440,361	29,683,131	14,567,602	3,793,326	4,523,880	3,981,882	4,129,863

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	OppCapAp		OppBdFd		OppGlSec3		OppGlSec4
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(1,051,833)	(1,022,239)	4,270,510	5,131,960	14,013	(376,095)	(409,508)	(518,084)
Realized gain (loss) on investments	7,994,724	10,711,325	1,158,307	(371,689)	8,615,762	2,801,485	2,279,459	4,003,610
Change in unrealized gain (loss) on investments	4,577,013	(3,008,832)	(2,274,931)	(297,292)	(8,487,804)	8,444,284	(2,392,817)	4,355,053
Reinvested capital gains	–	–	–	–	5,921,773	5,690,652	4,840,272	4,426,282

Net increase (decrease) in contract owners’ equity resulting from operations	11,519,904	6,680,254	3,153,886	4,462,979	6,063,744	16,560,326	4,317,406	12,266,861

Equity transactions:
Purchase payments received from contract owners (note 3)	4,025,527	5,320,567	2,979,705	3,570,240	10,978,070	13,087,967	18,266,347	24,720,041
Transfers between funds	(7,198,506)	(10,663,821)	(437,324)	(2,568,922)	(4,254,366)	8,819,694	(5,839,186)	(12,088,852)
Redemptions (note 3)	(18,459,504)	(23,301,131)	(19,412,680)	(24,748,251)	(21,091,727)	(17,366,251)	(6,786,433)	(3,810,335)
Annuity benefits	(27,553)	(27,271)	(15,406)	(12,493)	(17,312)	(14,436)	–	–
Annual contract maintenance charges (note 2)	(53,097)	(64,375)	(42,756)	(53,118)	(41,927)	(41,627)	(9,984)	(8,403)
Contingent deferred sales charges (note 2)	(65,062)	(79,686)	(35,011)	(46,595)	(74,532)	(71,652)	(85,826)	(75,695)
Adjustments to maintain reserves	(468)	(266)	3,421	3,309	(2,232)	(1,134)	(1,945)	(3,614)

Net equity transactions	(21,778,663)	(28,815,983)	(16,960,051)	(23,855,830)	(14,504,026)	4,412,561	5,542,973	8,733,142

Net change in contract owners’ equity	(10,258,759)	(22,135,729)	(13,806,165)	(19,392,851)	(8,440,282)	20,972,887	9,860,379	21,000,003
Contract owners’ equity beginning of period	99,637,691	121,773,420	116,022,354	135,415,205	121,266,066	100,293,179	94,470,011	73,470,008

Contract owners’ equity end of period	$89,378,932	99,637,691	102,216,189	116,022,354	112,825,784	121,266,066	104,330,390	94,470,011

CHANGES IN UNITS:
Beginning units	6,037,158	7,865,933	5,265,751	6,433,177	5,524,646	5,308,749	6,304,392	5,674,152

Units purchased	374,836	619,129	336,055	412,354	901,762	1,580,530	1,602,889	2,760,014
Units redeemed	(1,606,514)	(2,447,904)	(1,134,998)	(1,579,780)	(1,527,909)	(1,364,633)	(1,245,429)	(2,129,774)

Ending units	4,805,480	6,037,158	4,466,808	5,265,751	4,898,499	5,524,646	6,661,852	6,304,392

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	OppGlSec		OppGlSecS		OppHighInc3		OppHighInc4
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$107,501	(820,559)	(64,097)	(124,141)	(3,811)	–	(73,737)	–
Realized gain (loss) on investments	33,187,135	32,888,573	843,896	743,597	(15,415)	–	(193,283)	–
Change in unrealized gain (loss) on investments	(32,914,580)	(4,020,288)	(858,575)	1,316,446	(5,799)	–	(138,069)	–
Reinvested capital gains	13,947,556	16,748,798	1,087,160	1,203,577	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	14,327,612	44,796,524	1,008,384	3,139,479	(25,025)	–	(405,089)	–

Equity transactions:
Purchase payments received from contract owners (note 3)	64,085	–	(15)	–	59,395	–	2,695,813	–
Transfers between funds	(12,276,553)	(13,070,042)	(1,192,815)	(2,025,595)	468,880	–	7,924,707	–
Redemptions (note 3)	(47,883,816)	(53,302,671)	(1,333,789)	(1,060,555)	(34,749)	–	(728,500)	–
Annuity benefits	(53,984)	(43,850)	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	(101,227)	(117,849)	(1,787)	(2,218)	(68)	–	(240)	–
Contingent deferred sales charges (note 2)	(60,514)	(85,997)	(18,680)	(20,626)	(7)	–	(14,043)	–
Adjustments to maintain reserves	601	4,272	(466)	(807)	(23)	–	(128)	–

Net equity transactions	(60,311,408)	(66,616,137)	(2,547,552)	(3,109,801)	493,428	–	9,877,609	–

Net change in contract owners’ equity	(45,983,796)	(21,819,613)	(1,539,168)	29,678	468,403	–	9,472,520	–
Contract owners’ equity beginning of period	294,363,114	316,182,727	22,124,575	22,094,897	–	–	–	–

Contract owners’ equity end of period	$248,379,318	294,363,114	20,585,407	22,124,575	468,403	–	9,472,520	–

CHANGES IN UNITS:
Beginning units	7,165,665	8,956,758	967,988	1,118,144	–	–	–	–

Units purchased	78	–	479	239	123,135	–	1,766,260	–
Units redeemed	(1,409,620)	(1,791,093)	(105,874)	(150,395)	(74,212)	–	(774,509)	–

Ending units	5,756,123	7,165,665	862,593	967,988	48,923	–	991,751	–

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	OppHighInc		OppHighIncS		OppMStSCap		OppMStSCapS
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$46,386	(3,991)	2,270,099	2,391,091	(39,661)	(8,504)	(1,669,977)	(705,070)
Realized gain (loss) on investments	15,202	2,432	(113,025)	(97,084)	115,913	(1,712)	2,322,762	836,351
Change in unrealized gain (loss) on investments	(53,334)	39,501	(2,341,567)	724,880	(399,329)	137,198	(9,482,308)	3,887,706
Reinvested capital gains	–	–	–	–	100,187	–	2,837,156	861,082

Net increase (decrease) in contract owners’ equity resulting from operations	8,254	37,942	(184,493)	3,018,887	(222,890)	126,982	(5,992,367)	4,880,069

Equity transactions:
Purchase payments received from contract owners (note 3)	25,804	15,468	2,507,174	6,678,184	356,322	75,812	43,133,931	27,013,830
Transfers between funds	(313,066)	901,175	(17,858,509)	(337,721)	2,286,190	2,122,494	22,344,161	19,741,710
Redemptions (note 3)	(134,949)	(29,532)	(3,185,760)	(4,320,931)	(603,915)	(47,095)	(4,527,923)	(1,837,853)
Annuity benefits	–	–	(2,979)	(2,988)	(276)	–	–	–
Annual contract maintenance charges (note 2)	(230)	(94)	(2,910)	(3,253)	(1,113)	(155)	(83,951)	(3,373)
Contingent deferred sales charges (note 2)	(208)	(1)	(31,362)	(71,581)	(282)	(57)	(75,353)	(43,621)
Adjustments to maintain reserves	(28)	(4)	(812)	(2,090)	39	(16)	(2,197)	(2,851)

Net equity transactions	(422,677)	887,012	(18,575,158)	1,939,620	2,036,965	2,150,983	60,788,668	44,867,842

Net change in contract owners’ equity	(414,423)	924,954	(18,759,651)	4,958,507	1,814,075	2,277,965	54,796,301	49,747,911
Contract owners’ equity beginning of period	924,954	–	44,460,870	39,502,363	2,277,965	–	70,852,158	21,104,247

Contract owners’ equity end of period	$510,531	924,954	25,701,219	44,460,870	4,092,040	2,277,965	125,648,459	70,852,158

CHANGES IN UNITS:
Beginning units	87,967	–	3,180,409	3,038,153	227,665	–	3,305,000	1,105,896

Units purchased	91,604	94,439	666,017	2,027,069	348,899	257,275	3,945,305	2,703,482
Units redeemed	(130,325)	(6,472)	(1,968,851)	(1,884,813)	(157,812)	(29,610)	(1,200,213)	(504,378)

Ending units	49,246	87,967	1,877,575	3,180,409	418,752	227,665	6,050,092	3,305,000

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	OppMSt		OppMStS		OppMidCap		PioSmCapV2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(94,475)	(47,270)	(3,558,101)	(1,528,476)	(240,177)	(305,748)	–	4,025
Realized gain (loss) on investments	2,190,869	1,773,554	8,289,626	–	1,172,555	3,164,559	–	(155,622)
Change in unrealized gain (loss) on investments	(1,174,857)	1,860,960	(3,241,859)	19,680,869	7,421	(2,431,174)	–	(151,881)
Reinvested capital gains	–	–	–	–	–	–	–	333,283

Net increase (decrease) in contract owners’ equity resulting from operations	921,537	3,587,244	1,489,666	18,152,393	939,799	427,637	–	29,805

Equity transactions:
Purchase payments received from contract owners (note 3)	1,963,139	2,073,565	136,524,143	86,721,062	1,388,265	1,990,210	–	175,187
Transfers between funds	96,324	64,235	41,566,777	81,234,646	(1,907,552)	(6,645,482)	–	(1,439,840)
Redemptions (note 3)	(5,751,994)	(5,722,488)	(12,264,290)	(5,705,191)	(3,132,552)	(5,246,648)	–	(2,723)
Annuity benefits	(13,036)	(5,239)	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	(14,617)	(15,876)	(311,701)	(7,209)	(13,679)	(16,944)	–	(56)
Contingent deferred sales charges (note 2)	(22,732)	(27,417)	(198,454)	(112,644)	(19,771)	(28,047)	–	–
Adjustments to maintain reserves	997	(152)	(5,081)	(9,185)	(142)	(217)	–	(17)

Net equity transactions	(3,741,919)	(3,633,372)	165,311,394	162,121,479	(3,685,431)	(9,947,128)	–	(1,267,449)

Net change in contract owners’ equity	(2,820,382)	(46,128)	166,801,060	180,273,872	(2,745,632)	(9,519,491)	–	(1,237,644)
Contract owners’ equity beginning of period	29,086,470	29,132,598	236,003,634	55,729,762	19,465,941	28,985,432	–	1,237,644

Contract owners’ equity end of period	$26,266,088	29,086,470	402,804,694	236,003,634	16,720,309	19,465,941	–	–

CHANGES IN UNITS:
Beginning units	2,841,846	3,231,392	14,409,505	3,831,295	3,147,364	4,765,383	–	80,124

Units purchased	553,940	594,621	13,464,733	11,493,472	325,096	1,008,584	–	30,999
Units redeemed	(908,677)	(984,167)	(3,859,869)	(915,262)	(896,410)	(2,626,603)	–	(111,123)

Ending units	2,487,109	2,841,846	24,014,369	14,409,505	2,576,050	3,147,364	–	–

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	PioVSmCapV		PVTGroInc		PVTIntlEq		PVTVoygr
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(4,220)	(6,281)	(23,689)	(4,912)	23,236	(14,526)	(42,282)	(43,005)
Realized gain (loss) on investments	(11,971)	(4,050)	196,292	259,374	125,163	31,067	172,829	95,509
Change in unrealized gain (loss) on investments	(385,889)	68,855	(1,946,049)	675,415	(244,489)	351,798	(42,275)	35,601
Reinvested capital gains	299,112	42,374	1,219,908	209,015	210,562	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	(102,968)	100,898	(553,538)	1,138,892	114,472	368,339	88,272	88,105

Equity transactions:
Purchase payments received from contract owners (note 3)	25,508	11,604	78,232	121,759	–	–	15,004	37,816
Transfers between funds	(33,794)	1,383,266	(620,149)	(706,154)	(161,735)	(29,481)	(229,217)	(519,877)
Redemptions (note 3)	(56,766)	(153,979)	(760,481)	(728,783)	(184,528)	(62,235)	(356,133)	(289,662)
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	(96)	(62)	(1,016)	(1,246)	(157)	(150)	(376)	(498)
Contingent deferred sales charges (note 2)	–	–	(15,079)	(12,362)	(4,199)	(1,073)	(12,418)	(5,915)
Adjustments to maintain reserves	(1)	(19)	(322)	(715)	16	(234)	(266)	(366)

Net equity transactions	(65,149)	1,240,810	(1,318,815)	(1,327,501)	(350,603)	(93,173)	(583,406)	(778,502)

Net change in contract owners’ equity	(168,117)	1,341,708	(1,872,353)	(188,609)	(236,131)	275,166	(495,134)	(690,397)
Contract owners’ equity beginning of period	1,341,708	–	8,748,454	8,937,063	1,761,143	1,485,977	2,766,251	3,456,648

Contract owners’ equity end of period	$1,173,591	1,341,708	6,876,101	8,748,454	1,525,012	1,761,143	2,271,117	2,766,251

CHANGES IN UNITS:
Beginning units	124,148	–	551,603	644,011	87,538	92,906	213,216	276,236

Units purchased	6,820	142,795	16,334	46,906	3,847	–	27,232	47,677
Units redeemed	(13,071)	(18,647)	(99,056)	(139,314)	(20,348)	(5,368)	(72,005)	(110,697)

Ending units	117,897	124,148	468,881	551,603	71,037	87,538	168,443	213,216

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	TRoeBlChip2		TRowEqInc2		TRowLtdTBd2		DrySRGro
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(1,569,018)	(174,205)	(23,766)	(8,384)	378,387	130,158	(618,117)	(1,058,429)
Realized gain (loss) on investments	1,053,580	130,049	1,048,729	44,978	855	(6,691)	(4,934,921)	(8,679,844)
Change in unrealized gain (loss) on investments	9,175,145	1,536,062	(5,255,297)	3,857,050	241,676	47,408	10,518,224	15,984,293
Reinvested capital gains	–	–	4,427,360	1,294,029	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	8,659,707	1,491,906	197,026	5,187,673	620,918	170,875	4,965,186	6,246,020

Equity transactions:
Purchase payments received from contract owners (note 3)	44,889,392	8,736,935	26,252,958	21,170,874	9,270,073	5,001,933	2,967,102	3,942,461
Transfers between funds	61,775,612	6,123,422	1,470,811	15,340,205	13,839,582	1,364,625	(4,928,781)	(5,868,536)
Redemptions (note 3)	(4,007,375)	(613,356)	(5,737,988)	(1,014,358)	(1,346,062)	(305,605)	(13,039,667)	(16,766,355)
Annuity benefits	–	–	(4,222)	(670)	–	–	(2,996)	(6,022)
Annual contract maintenance charges (note 2)	(86,315)	(718)	(5,633)	(1,554)	(1,500)	(207)	(60,604)	(73,590)
Contingent deferred sales charges (note 2)	(49,070)	(5,020)	(47,203)	(9,775)	(6,230)	(935)	(41,484)	(67,954)
Adjustments to maintain reserves	(1,604)	(1,057)	(1,162)	(1,739)	1,658	(1,064)	(2,861)	(830)

Net equity transactions	102,520,640	14,240,206	21,927,561	35,482,983	21,757,521	6,058,747	(15,109,291)	(18,840,826)

Net change in contract owners’ equity	111,180,347	15,732,112	22,124,587	40,670,656	22,378,439	6,229,622	(10,144,105)	(12,594,806)
Contract owners’ equity beginning of period	22,408,234	6,676,122	54,239,140	13,568,484	9,206,800	2,977,178	82,473,877	95,068,683

Contract owners’ equity end of period	$133,588,581	22,408,234	76,363,727	54,239,140	31,585,239	9,206,800	72,329,772	82,473,877

CHANGES IN UNITS:
Beginning units	1,860,568	596,546	4,412,317	1,288,795	897,335	297,273	3,504,269	4,359,987

Units purchased	9,459,193	1,577,178	3,579,944	3,549,455	2,462,859	800,442	140,091	220,179
Units redeemed	(1,264,442)	(313,156)	(1,863,738)	(425,933)	(375,589)	(200,380)	(757,207)	(1,075,897)

Ending units	10,055,319	1,860,568	6,128,523	4,412,317	2,984,605	897,335	2,887,153	3,504,269

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	VEWrldBdR1		VEWrldBd		VEWrldEMktR1		VEWrldEMkt
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$353,900	475,515	1,058,302	1,829,223	(295,139)	(159,197)	(386,311)	(280,134)
Realized gain (loss) on investments	(195,683)	(233,304)	(457,001)	(577,963)	3,358,355	1,523,556	6,302,960	5,020,480
Change in unrealized gain (loss) on investments	502,780	138,245	957,901	(88,888)	1,029,821	3,126,469	(536,696)	4,165,084
Reinvested capital gains	–	–	–	–	4,720,791	1,655,963	7,864,824	4,059,314

Net increase (decrease) in contract owners’ equity resulting from operations	660,997	380,456	1,559,202	1,162,372	8,813,828	6,146,791	13,244,777	12,964,744

Equity transactions:
Purchase payments received from contract owners (note 3)	585,309	598,469	33	1,016	1,557,545	1,385,845	61,761	10,392
Transfers between funds	1,325,285	762,085	(789,366)	(1,510,207)	4,471,559	5,733,378	(3,266,318)	(3,827,441)
Redemptions (note 3)	(1,419,562)	(971,018)	(3,619,530)	(4,655,526)	(4,428,298)	(2,646,848)	(8,036,349)	(6,129,821)
Annuity benefits	–	–	(2,401)	(2,378)	(4,205)	(1,583)	(25,209)	(8,187)
Annual contract maintenance charges (note 2)	(1,885)	(1,882)	(9,360)	(11,864)	(8,265)	(6,277)	(17,603)	(18,601)
Contingent deferred sales charges (note 2)	(2,748)	(3,254)	(2,787)	(7,972)	(9,717)	(8,113)	(10,463)	(18,699)
Adjustments to maintain reserves	(67)	(49)	477	648	1,011	76	4,999	1,461

Net equity transactions	486,332	384,351	(4,422,934)	(6,186,283)	1,579,630	4,456,478	(11,289,182)	(9,990,896)

Net change in contract owners’ equity	1,147,329	764,807	(2,863,732)	(5,023,911)	10,393,458	10,603,269	1,955,595	2,973,848
Contract owners’ equity beginning of period	7,763,189	6,998,382	21,985,964	27,009,875	25,026,007	14,422,738	42,401,288	39,427,440

Contract owners’ equity end of period	$8,910,518	7,763,189	19,122,232	21,985,964	35,419,465	25,026,007	44,356,883	42,401,288

CHANGES IN UNITS:
Beginning units	690,934	653,908	1,107,173	1,440,459	1,106,434	877,819	2,079,717	2,663,102

Units purchased	316,826	335,216	–	54	822,360	807,066	–	28
Units redeemed	(275,857)	(298,190)	(217,326)	(333,340)	(776,536)	(578,451)	(479,782)	(583,413)

Ending units	731,903	690,934	889,847	1,107,173	1,152,258	1,106,434	1,599,935	2,079,717

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	VEWrldHAsR1		VEWrldHAs		VKUCorPlus		VKUCorPlus2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(480,374)	(445,366)	(638,683)	(637,107)	65,016	3,055	3,602,936	1,193,567
Realized gain (loss) on investments	3,935,670	5,498,525	6,186,747	7,290,360	17,379	(5,881)	(42,096)	(400)
Change in unrealized gain (loss) on investments	5,938,356	(1,083,256)	7,046,890	817,332	24,449	20,028	3,634,710	328,513
Reinvested capital gains	4,275,584	1,932,012	6,400,431	2,999,882	–	1,099	–	306,481

Net increase (decrease) in contract owners’ equity resulting from operations	13,669,236	5,901,915	18,995,385	10,470,467	106,844	18,301	7,195,550	1,828,161

Equity transactions:
Purchase payments received from contract owners (note 3)	1,673,206	2,065,709	(147)	17,406	245,605	45,355	90,733,170	46,844,551
Transfers between funds	2,203,387	2,321,399	(2,798,775)	(4,549,961)	2,222,183	1,369,635	83,043,132	46,098,453
Redemptions (note 3)	(5,183,512)	(5,508,611)	(6,481,955)	(7,213,857)	(432,077)	(16,757)	(7,534,522)	(2,264,744)
Annuity benefits	(2,020)	(1,644)	(9,427)	(8,175)	–	–	–	–
Annual contract maintenance charges (note 2)	(10,338)	(10,616)	(19,103)	(21,176)	(740)	(86)	(200,588)	(1,882)
Contingent deferred sales charges (note 2)	(9,290)	(9,717)	(4,895)	(14,404)	(196)	–	(106,087)	(35,165)
Adjustments to maintain reserves	(411)	(226)	3,363	2,845	(156)	(24)	(2,904)	(5,007)

Net equity transactions	(1,328,978)	(1,143,706)	(9,310,939)	(11,787,322)	2,034,619	1,398,123	165,932,201	90,636,206

Net change in contract owners’ equity	12,340,258	4,758,209	9,684,446	(1,316,855)	2,141,463	1,416,424	173,127,751	92,464,367
Contract owners’ equity beginning of period	33,730,087	28,971,878	48,721,337	50,038,192	1,416,424	–	113,144,737	20,680,370

Contract owners’ equity end of period	$46,070,345	33,730,087	58,405,783	48,721,337	3,557,887	1,416,424	286,272,488	113,144,737

CHANGES IN UNITS:
Beginning units	1,470,219	1,551,985	1,340,984	1,699,058	136,094	–	10,572,601	1,959,026

Units purchased	733,623	1,192,380	–	1,196	299,366	171,065	17,222,645	9,356,263
Units redeemed	(803,494)	(1,274,146)	(222,737)	(359,270)	(106,950)	(34,971)	(1,908,189)	(742,688)

Ending units	1,400,348	1,470,219	1,118,247	1,340,984	328,510	136,094	25,887,057	10,572,601

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	VKUEmMkt		VKUEmMkt2		VKUUSRE		VKUUSRE2
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$490,613	771,102	128,297	171,857	(478,010)	(492,343)	(659,517)	(515,975)
Realized gain (loss) on investments	(110,214)	168,220	(39,384)	(15,020)	38,936,051	19,553,508	12,497,447	5,011,279
Change in unrealized gain (loss) on investments	(238,725)	(267,286)	(55,822)	4,511	(83,713,845)	29,064,115	(41,769,776)	17,752,662
Reinvested capital gains	256,821	198,048	69,222	45,299	15,636,180	12,898,400	9,597,092	5,982,846

Net increase (decrease) in contract owners’ equity resulting from operations	398,495	870,084	102,313	206,647	(29,619,624)	61,023,680	(20,334,754)	28,230,812

Equity transactions:
Purchase payments received from contract owners (note 3)	(13)	89	(65)	–	5,875,599	7,009,648	20,486,120	24,243,217
Transfers between funds	(1,085,960)	(1,271,160)	(231,100)	(212,492)	(42,565,173)	(12,693)	(27,023,886)	931,702
Redemptions (note 3)	(1,739,155)	(2,709,903)	(295,201)	(172,118)	(30,308,534)	(33,197,542)	(7,783,265)	(5,359,922)
Annuity benefits	–	–	–	–	(14,143)	(9,881)	(10,721)	(5,605)
Annual contract maintenance charges (note 2)	(4,305)	(5,696)	(261)	(342)	(68,065)	(75,427)	(11,149)	(10,423)
Contingent deferred sales charges (note 2)	(1,774)	(4,951)	(6,665)	(2,809)	(53,891)	(84,899)	(120,741)	(102,988)
Adjustments to maintain reserves	(24)	16	(176)	(366)	1,090	6,282	(1,037)	(2,189)

Net equity transactions	(2,831,231)	(3,991,605)	(533,468)	(388,127)	(67,133,117)	(26,364,512)	(14,464,679)	19,693,792

Net change in contract owners’ equity	(2,432,736)	(3,121,521)	(431,155)	(181,480)	(96,752,741)	34,659,168	(34,799,433)	47,924,604
Contract owners’ equity beginning of period	9,413,461	12,534,982	2,396,495	2,577,975	218,341,461	183,682,293	116,727,176	68,802,572

Contract owners’ equity end of period	$6,980,725	9,413,461	1,965,340	2,396,495	121,588,720	218,341,461	81,927,743	116,727,176

CHANGES IN UNITS:
Beginning units	498,158	725,492	145,536	171,015	3,810,701	4,368,496	4,145,461	3,310,194

Units purchased	–	5	4	878	397,450	829,233	1,492,789	2,036,989
Units redeemed	(146,707)	(227,339)	(31,681)	(26,357)	(1,616,108)	(1,387,028)	(2,069,345)	(1,201,722)

Ending units	351,451	498,158	113,859	145,536	2,592,043	3,810,701	3,568,905	4,145,461

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	VicDivrStk		WFVDisc		WFVLgCoGro		WFVMMrkt
Investment activity:	2007	2006	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(7,868)	(9,916)	(955,911)	(933,893)	(2,929)	(2,756)	535	2,359
Realized gain (loss) on investments	6,827	25,142	5,574,290	3,595,515	1,146	194	–	–
Change in unrealized gain (loss) on investments	189	70,173	8,715,338	5,897,547	8,869	2,873	–	–
Reinvested capital gains	82,411	24,629	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	81,559	110,028	13,333,717	8,559,169	7,086	311	535	2,359

Equity transactions:
Purchase payments received from contract owners (note 3)	21,666	123,893	966,397	1,176,127	–	1,400	611,166	15,051,627
Transfers between funds	(1,786)	(40,527)	(2,103,615)	(940,787)	–	–	(535,087)	(13,968,889)
Redemptions (note 3)	(7,632)	(81,832)	(11,056,240)	(10,351,662)	(7,517)	(2,248)	(76,167)	(1,079,077)
Annuity benefits	–	–	(18,780)	(14,023)	–	–	–	–
Annual contract maintenance charges (note 2)	(189)	(199)	(31,618)	(35,066)	(43)	(42)	(30)	–
Contingent deferred sales charges (note 2)	(266)	(1,263)	(10,297)	(17,066)	(348)	(45)	–	–
Adjustments to maintain reserves	(11)	(98)	(1,381)	(392,909)	(21)	(26)	113	337

Net equity transactions	11,782	(26)	(12,255,534)	(10,575,386)	(7,929)	(961)	(5)	3,998

Net change in contract owners’ equity	93,341	110,002	1,078,183	(2,016,217)	(843)	(650)	530	6,357
Contract owners’ equity beginning of period	969,737	859,735	68,737,836	70,754,053	137,213	137,863	17,055	10,698

Contract owners’ equity end of period	$1,063,078	969,737	69,816,019	68,737,836	136,370	137,213	17,585	17,055

CHANGES IN UNITS:
Beginning units	65,321	64,852	2,138,630	2,486,339	13,143	13,234	1,635	1,058

Units purchased	1,779	9,226	80,276	148,193	–	135	58,314	1,683,830
Units redeemed	(1,022)	(8,757)	(424,942)	(495,902)	(741)	(226)	(58,317)	(1,683,253)

Ending units	66,078	65,321	1,793,964	2,138,630	12,402	13,143	1,632	1,635

(Continued)

NATIONWIDE VARIABLE ACCOUNT–II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2007 and 2006

	WFVOpp		WFVSmMdCV		WFTotRetBd
Investment activity:	2007	2006	2007	2006	2007	2006
Net investment income (loss)	$(2,392,205)	(4,650,382)	(1)	–	768	691
Realized gain (loss) on investments	7,758,603	3,746,830	1	–	(1)	(2)
Change in unrealized gain (loss) on investments	(32,879,682)	(1,783,769)	9	–	325	(124)
Reinvested capital gains	45,422,273	37,907,571	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	17,908,989	35,220,250	9	–	1,092	565

Equity transactions:
Purchase payments received from contract owners (note 3)	6,610,961	7,927,891	372	–	–	–
Transfers between funds	(16,577,163)	(20,188,624)	(10)	–	–	–
Redemptions (note 3)	(51,566,086)	(61,448,279)	–	–	–	–
Annuity benefits	(60,812)	(56,229)	–	–	–	–
Annual contract maintenance charges
(note 2)	(138,185)	(164,013)	–	–	–	–
Contingent deferred sales charges
(note 2)	(74,200)	(132,291)	–	–	–	–
Adjustments to maintain reserves	66,243	377,238	(3)	–	(1)	(3)

Net equity transactions	(61,739,242)	(73,684,307)	359	–	(1)	(3)

Net change in contract owners’ equity	(43,830,253)	(38,464,057)	368	–	1,091	562
Contract owners’ equity beginning of period	335,256,272	373,720,329	–	–	21,981	21,419

Contract owners’ equity end of period	$291,426,019	335,256,272	368	–	23,072	21,981

CHANGES IN UNITS:
Beginning units	7,005,669	8,710,393	–	–	2,116	2,116

Units purchased	173,167	239,865	40	–	–	–
Units redeemed	(1,421,171)	(1,944,589)	(1)	–	–	–

Ending units	5,757,665	7,005,669	39	–	2,116	2,116

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

(1) Background and Summary of Significant Accounting Policies

(a)	Organization and Nature of Operations
The Nationwide Variable Account-II (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on October 7, 1981. The Account is registered as a unit investment trust under the Investment Company Act of 1940.

The Company offers tax qualified and non-tax qualified Individual Deferred Variable Annuity Contracts, and Individual Modified Single Premium Deferred Variable Annuity Contracts through the Account. The primary distribution for the contracts is through the brokerage community; however, other distributors are utilized.

(b)	The Contracts
Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees are offered for purchase. See note 2 for a discussion of contract expenses.

With certain exceptions, contract owners in either the accumulation or the payout phase may invest in the following:

Portfolios of the AIM Variable Insurance Funds (AIM VIF);

AIM VIF – Basic Value Fund – Series II (AIMBValue2)

AIM VIF – Capital Appreciation Fund – Series II (AIMCapAp2)

AIM VIF – Capital Development Fund – Series II (AIMCapDev2)

Alger American Balanced Portfolio – Class S Shares (AlgerBal)

Alger American Mid Cap Growth Portfolio – Class S Shares (AlgMidCapGr)

Portfolios of the AllianceBernstein Variable Products Series Fund, Inc. (AllianceBernstein VPS);

AllianceBernstein VPS – Growth and Income Portfolio – Class B (AlVGrIncB)

AllianceBernstein VPS – Small Mid Cap Value Portfolio – Class B (AlVSmMdCpB)

Portfolios of the American Century Variable Portfolios, Inc. (American Century VP);

American Century VP – Balanced Fund – Class I (ACVPBal)

American Century VP – Capital Appreciation Fund – Class I (ACVPCapAp)

American Century VP – Income & Growth Fund – Class I (ACVPIncGr)

American Century VP – Income & Growth Fund – Class II (ACVPIncGr2)

American Century VP – Inflation Protection Fund – Class II (ACVPInflPro2)

American Century VP – International Fund – Class I (ACVPInt)

American Century VP – International Fund – Class II (ACVPInt2)

American Century VP – International Fund – Class III (ACVPInt3)

American Century VP – International Fund – Class IV (ACVPInt4)

American Century VP – Mid Cap Value Fund – Class I (ACVPMdCpV)

American Century VP – Mid Cap Value Fund – Class II (ACVPMdCpV2)

American Century VP – Ultra® Fund – Class I (ACVPUltra)

American Century VP – Ultra® Fund – Class II (ACVPUltra2)

American Century VP – Value Fund – Class I (ACVPVal)

American Century VP – Value Fund – Class II (ACVPVal2)

American Century VP – VistaSM Fund – Class I (ACVPVista1)

American Century VP – VistaSM Fund – Class II (ACVPVista2)

Portfolios of the American Funds Insurance Series® (American Funds IS);

American Funds IS – Growth Fund – Class 1 (AFGrowth)

American Funds IS – High-Income Bond Fund – Class 1 (AFHiInc)

American Funds IS – U.S. Government/AAA-Rated Securities Fund – Class 1 (AFUSGvt)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Portfolios of the BB&T Variable Insurance Funds;

BB&T Variable Insurance Funds – Capital Manager Equity Fund (BBTCapMgr)*

BB&T Variable Insurance Funds – Large Cap Fund (BBTLgCap)*

BB&T Variable Insurance Funds – Mid Cap Growth Fund (BBTMdCapGr)*

Charles Schwab Money Market Portfolio (ChScMM)

Portfolios of the Credit Suisse Trust;

Credit Suisse Trust – Global Small Cap Portfolio (CSTGlobSmCp)

Credit Suisse Trust – International Focus Portfolio (CSTIntFoc)

Credit Suisse Trust – Small Cap Core I Portfolio (CSTSmCapGr)

Portfolio of the Dreyfus Investment Portfolios (Dreyfus IP);

Dreyfus IP – Small Cap Stock Index Portfolio – Service Shares (DryIPSmCap)

Dreyfus Stock Index Fund, Inc. – Initial Shares (DryStkIx)

Dreyfus Stock Index Fund, Inc. – Service Shares (DryStklxS)

Portfolios of the Dreyfus Variable Investment Fund (Dreyfus VIF);

Dreyfus VIF – Appreciation Portfolio – Initial Shares (DryVApp)

Dreyfus VIF – Appreciation Portfolio – Service Shares (DryVAppS)

Dreyfus VIF – Developing Leaders Portfolio – Service Shares (DryVDevLdS)

Dreyfus VIF – Growth and Income Portfolio – Initial Shares (DryVGroInc)

Portfolios of the Federated Insurance Series (Federated IS);

Federated IS – American Leaders Fund II – Service Shares (FedAmLeadS)

Federated IS – Capital Appreciation Fund II – Service Shares (FedCapApS)

Federated IS – Market Opportunity Fund II – Service Shares (FedMrkOp)

Federated IS – Quality Bond Fund II – Primary Shares (FedQualBd)

Federated IS – Quality Bond Fund II – Service Shares (FedQualBdS)

Portfolios of the Fidelity® Variable Insurance Products Fund (Fidelity® VIP);

Fidelity® VIP – Equity-Income Portfolio – Initial Class (FidVIPEI)

Fidelity® VIP – Equity-Income Portfolio – Service Class 2 (FidVIPEIS2)

Fidelity® VIP – Growth Portfolio – Initial Class (FidVIPGr)

Fidelity® VIP – Growth Portfolio – Service Class 2 (FidVIPGrS2)

Fidelity® VIP – High Income Portfolio – Initial Class (FidVIPHI)

Fidelity® VIP – High Income Portfolio – Initial Class R (FidVIPHIR)

Fidelity® VIP – Overseas Portfolio – Initial Class (FidVIPOv)

Fidelity® VIP – Overseas Portfolio – Initial Class R (FidVIPOvR)

Fidelity® VIP – Overseas Portfolio – Service Class 2 (FidVIPOvS2)

Fidelity® VIP – Overseas Portfolio – Service Class 2 R (FidVIPOvS2R)

Portfolios of the Fidelity® Variable Insurance Products Fund II (Fidelity® VIP II);

Fidelity® VIP II – Asset Manager Portfolio – Initial Class (FidVIPAM)

Fidelity® VIP II – Contrafund® Portfolio – Initial Class (FidVIPCon)

Fidelity® VIP II – Contrafund® Portfolio – Service Class 2 (FidVIPConS2)

Fidelity® VIP II – Investment Grade Bond Portfolio – Service Class (FidVIPIGBdS)

Fidelity® VIP II – Investment Grade Bond Portfolio – Service Class 2 (FidVIPIGBdS2)

Portfolios of the Fidelity® Variable Insurance Products Fund III (Fidelity® VIP III);

Fidelity® VIP III – Growth Opportunities Portfolio – Initial Class (FidVIPGrOp)

Fidelity® VIP III – Mid Cap Portfolio – Service Class (FidVIPMCapS)

Fidelity® VIP III – Mid Cap Portfolio – Service Class 2 (FidVIPMCapS2)

Fidelity® VIP III – Value Strategies Portfolio – Service Class (FidVIPVaIS)

Fidelity® VIP III – Value Strategies Portfolio – Service Class 2 (FidVIPVaIS2)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Portfolios of the Fidelity® Variable Insurance Products Fund IV (Fidelity® VIP IV);

Fidelity® VIP IV – Energy Portfolio – Service Class 2 (FidVIPEnergyS2)

Fidelity® VIP IV – Freedom Fund 2010 Portfolio – Service Class (FidVIPFree10S)

Fidelity® VIP IV – Freedom Fund 2010 Portfolio – Service Class 2 (FidVIPFree10S2)

Fidelity® VIP IV – Freedom Fund 2020 Portfolio – Service Class (FidVIPFree20S)

Fidelity® VIP IV – Freedom Fund 2020 Portfolio – Service Class 2 (FidVIPFree20S2)

Fidelity® VIP IV – Freedom Fund 2030 Portfolio – Service Class (FidVIPFree30S)

Fidelity® VIP IV – Freedom Fund 2030 Portfolio – Service Class 2 (FidVIPFree30S2)

Portfolios of the Financial Investors Variable Insurance Trust (Financial Investors VIT);

Financial Investors VIT – First Horizon Core Equity Portfolio (FICoreEq)*

First Horizon Capital Appreciation Portfolio (FHCapAp)*

Portfolios of the Franklin Templeton Variable Insurance Products Trust (Franklin Templeton VIP);

Franklin Templeton VIP – Developing Markets Securities Fund – Class 3 (FrVIPDevMrk3)

Franklin Templeton VIP – Foreign Securities Fund – Class 2 (FrVIPForSec2)

Franklin Templeton VIP – Foreign Securities Fund – Class 3 (FrVIPForSec3)

Franklin Templeton VIP – Global Income Securities Fund – Class 3 (FrVIPGlInc3)

Franklin Templeton VIP – Income Securities Fund – Class 2 (FrVIPIncSec2)

Franklin Templeton VIP – Rising Dividends Securities Fund – Class 2 (FrVIPRisDiv2)

Franklin Templeton VIP – Small Cap Value Securities Fund – Class 2 (FrVIPSCapV2)

Portfolios of the Janus Aspen Series;

Janus Aspen Series – Balanced Portfolio – Service Shares (JAspBal)

Janus Aspen Series – Forty Portfolio – Service Shares (JAspForty)

Janus Aspen Series – Global Technology Portfolio – Service II Shares (JAspGlTechS2)

Janus Aspen Series – Global Technology Portfolio – Service Shares (JAspGlTechS)

Janus Aspen Series – INTECH Risk-Managed Core Portfolio – Service Shares (JAspRMgCore)

Janus Aspen Series – International Growth Portfolio – Service II Shares (JAspIntGroS2)

Janus Aspen Series – International Growth Portfolio – Service Shares (JAspIntGroS)

Portfolios of the JPMorgan Insurance Trust;

JPMorgan Insurance Trust – Balanced Portfolio 1 (JPMBal)*

JPMorgan Insurance Trust – Core Bond Portfolio 1 (JPMCBond)*

JPMorgan Insurance Trust – Diversified Equity Portfolio 1 (JPMDivEq)*

JPMorgan Insurance Trust – Diversified Mid Cap Growth Portfolio 1 (JPMMidCapGr)*

JPMorgan Insurance Trust – Diversified Mid Cap Value Portfolio 1 (JPMMidCapV)*

JPMorgan Insurance Trust – Equity Index Portfolio 1 (JPMEqIndx)*

JPMorgan Insurance Trust – Government Bond Portfolio 1 (JPMGvtBd)*

JPMorgan Insurance Trust – Intrepid Mid Cap Portfolio 1 (JPMMidCap)*

JPMorgan Insurance Trust – Large Cap Growth Portfolio 1 (JPMLgCapGr)*

JPMorgan Series Trust II – Mid Cap Value Portfolio (JPM2MdCap)

Portfolio of the Lehman Brothers Advisers Management Trust (Lehman Brothers AMT);

Lehman Brothers AMT – Short Duration Bond Portfolio – I Class (formerly Neuberger Berman AMT –Limited Maturity Bond Portfolio – Class I) (LBTShrtDBd)

Portfolios of the MFS Variable Insurance Trust (MFS VIT);

MFS VIT – Investors Growth Stock Series – Service Class (MFSInvGrStS)

MFS VIT – Value Series – Service Class (MFSValueS)

MTB Large Cap Growth Fund II (MTBLgCapGr)

MTB Large Cap Value Fund II (MTBLgCapV)

MTB Managed Allocation Fund – Aggressive Growth II (MTBAggGr)

MTB Managed Allocation Fund – Conservative Growth II (MTBConGr)

MTB Managed Allocation Fund – Moderate Growth II (MTBModGr)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Portfolios of the Nationwide Variable Insurance Trust (Nationwide VIT)(formerly Gartmore GVIT);

Nationwide VIT – American Funds Asset Allocation Fund – Class II (NVITAstAll2)

Nationwide VIT – American Funds Bond Fund – Class II (NVITBnd2)

Nationwide VIT – American Funds Global Growth Fund – Class II (NVITGlobGr2)

Nationwide VIT – American Funds Growth – Income Fund – Class II (NVITGroInc2)

Nationwide VIT – American Funds Growth Fund – Class II (NVITGrowth2)

Nationwide VIT – Federated High Income Bond Fund – Class I (NVITFHiInc)

Nationwide VIT – Federated High Income Bond Fund – Class III (NVITFHiInc3)

Nationwide VIT – Gartmore Emerging Markets Fund – Class I (NVITEmMrkts)

Nationwide VIT – Gartmore Emerging Markets Fund – Class II (NVITEmMrkts2)

Nationwide VIT – Gartmore Emerging Markets Fund – Class III (NVITEmMrkts3)

Nationwide VIT – Gartmore Emerging Markets Fund – Class VI (NVITEmMrkts6)

Nationwide VIT – Gartmore Global Utilities Fund – Class II (NVITGlUtl2)

Nationwide VIT – Gartmore Global Utilities Fund – Class III (NVITGlUtl3)

Nationwide VIT – Gartmore International Growth Fund – Class I (NVITIntGro)

Nationwide VIT – Gartmore International Growth Fund – Class III (NVITIntGro3)

Nationwide VIT – Gartmore Worldwide Leaders Fund – Class III (NVITWLead3)

Nationwide VIT – Global Financial Services Fund – Class II (NVITGlFin2)

Nationwide VIT – Global Financial Services Fund – Class III (NVITGlFin3)

Nationwide VIT – Global Health Sciences Fund – Class II (NVITGlHlth2)

Nationwide VIT – Global Health Sciences Fund – Class III (NVITGlHlth3)

Nationwide VIT – Global Health Sciences Fund – Class VI (NVITGlHlth6)

Nationwide VIT – Global Technology and Communications Fund – Class I (NVITGlTech)

Nationwide VIT – Global Technology and Communications Fund – Class II (NVITGlTech2)

Nationwide VIT – Global Technology and Communications Fund – Class III (NVITGlTech3)

Nationwide VIT – Global Technology and Communications Fund – Class VI (NVITGlTech6)

Nationwide VIT – Government Bond Fund – Class I (NVITGvtBd)

Nationwide VIT – Growth Fund – Class I (NVITGrowth)

Nationwide VIT – International Index Fund – Class VIII (NVITIntIdx8)

Nationwide VIT – International Value Fund – Class II (NVITIntVal2)

Nationwide VIT – International Value Fund – Class III (NVITIntVal3)

Nationwide VIT – International Value Fund – Class VI (NVITIntVal6)

Nationwide VIT – Investor Destinations Aggressive Fund – Class II (NVITIDAgg2)

Nationwide VIT – Investor Destinations Conservative Fund – Class II (NVITIDCon2)

Nationwide VIT – Investor Destinations Moderate Fund – Class II (NVITIDMod2)

Nationwide VIT – Investor Destinations Moderately Aggressive Fund – Class II (NVITIDModAg2) Nationwide VIT – Investor Destinations Moderately Conservative Fund – Class II (NVITIDModCon2) Nationwide VIT – J.P. Morgan Balanced Fund – Class I (NVITJPBal)

Nationwide VIT – Mid Cap Growth Fund – Class I (NVITMdCpGr)

Nationwide VIT – Mid Cap Growth Fund – Class II (NVITMdCpGr2)

Nationwide VIT – Mid Cap Index Fund – Class I (NVITMidCap)

Nationwide VIT – Money Market Fund – Class I (NVITMyMkt)

Nationwide VIT – Multi-Manager Small Cap Growth Fund – Class I

(formerly Gartmore GVIT – Small Cap Growth Fund – Class I) (NVITSmCapGr)

Nationwide VIT – Multi-Manager Small Cap Growth Fund – Class II

(formerly Gartmore GVIT – Small Cap Growth Fund – Class II) (NVITSmCapGr2)

Nationwide VIT – Multi-Manager Small Cap Value Fund – Class I

(formerly Gartmore GVIT – Small Cap Value Fund – Class I) (NVITSmCapVal)

Nationwide VIT – Multi-Manager Small Cap Value Fund – Class II

(formerly Gartmore GVIT – Small Cap Value Fund – Class II) (NVITSmCapVal2)

Nationwide VIT – Multi-Manager Small Company Fund – Class I

(formerly Gartmore GVIT – Small Company Fund – Class I) (NVITSmComp)

Nationwide VIT – Multi-Manager Small Company Fund – Class II

(formerly Gartmore GVIT – Small Company Fund – Class II) (NVITSmComp2)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Nationwide VIT – Nationwide Fund – Class I (NVITNWFund)

Nationwide VIT – Nationwide Fund – Class II (NVITNWFund2)

Nationwide VIT – Nationwide Leaders Fund – Class III (NVITNWLead3)

Nationwide VIT – U.S. Growth Leaders Fund – Class II (NVITUSGro2)

Nationwide VIT – U.S. Growth Leaders Fund – Class III (NVITUSGro3)

Nationwide VIT – Van Kampen Comstock Value Fund – Class II (NVITVKVal2)

Nationwide VIT – Van Kampen Multi Sector Bond Fund – Class I (NVITMltSec)

Portfolios of the Neuberger Berman Advisers Management Trust (Neuberger Berman AMT);

Neuberger Berman AMT – Fasciano Portfolio – S Class Shares (NBTAFasc)

Neuberger Berman AMT – Growth Portfolio – Class I (NBTAGro)

Neuberger Berman AMT – Guardian Portfolio – I Class Shares (NBTAGuard)

Neuberger Berman AMT – International Portfolio – Class S (NBTAInt)

Neuberger Berman AMT – Mid Cap Growth Portfolio – Class S (NBTAMCGrS)

Neuberger Berman AMT – Partners Portfolio – Class I (NBTAPart)

Neuberger Berman AMT – Regency Portfolio – Class S (NBTARegS)

Neuberger Berman AMT – Socially Responsive Portfolio Class I (NBTSocRes)

Portfolios of the Oppenheimer Variable Account Funds (Oppenheimer VAF);

Oppenheimer VAF – Balanced Fund – Non-Service Shares (OppBal)

Oppenheimer VAF – Capital Appreciation Fund – Service Class (OppCapApS)

Oppenheimer VAF – Capital Appreciation Fund – Non-Service Shares (OppCapAp)

Oppenheimer VAF – Core Bond Fund – Non-Service Shares (OppBdFd)

Oppenheimer VAF – Global Securities Fund – Class 3 (OppGlSec3)

Oppenheimer VAF – Global Securities Fund – Class 4 (OppGlSec4)

Oppenheimer VAF – Global Securities Fund – Non-Service Shares (OppGlSec)

Oppenheimer VAF – Global Securities Fund – Service Class (OppGlSecS)

Oppenheimer VAF – High Income Fund – Class 3 (OppHighInc3)

Oppenheimer VAF – High Income Fund – Class 4 (OppHighInc4)

Oppenheimer VAF – High Income Fund – Non-Service Shares (OppHighInc)

Oppenheimer VAF – High Income Fund – Service Class (OppHighIncS)

Oppenheimer VAF – Main Street Small Cap Fund® – Non-Service Shares (OppMStSCap)

Oppenheimer VAF – Main Street Small Cap Fund® – Service Class (OppMStSCapS)

Oppenheimer VAF – Main Street® – Non-Service Shares (OppMSt)

Oppenheimer VAF – Main Street ® – Service Class (OppMStS)

Oppenheimer VAF – Mid Cap Fund – Non-Service Shares (OppMidCap)

Pioneer Small Cap Value II VCT Portfolio – Class I (PioSmCapV2)*

Portfolios of the Pioneer Variable Contracts Trust (Pioneer VCT);

Pioneer VCT – Pioneer Small Cap Value Portfolio – Class I Shares (PioVSmCapV)

Portfolios of the Putnam Variable Trust (Putnam VT);

Putnam VT – Growth and Income Fund – IB Shares (PVTGroInc)

Putnam VT – International Equity Fund – IB Shares (PVTIntlEq)

Putnam VT – Voyager Fund – IB Shares (PVTVoygr)

Strong Variable Insurance Funds, Inc. – Strong International Stock Fund II (StVIFIntStk2)*

Portfolios of T. Rowe Price;

T. Rowe Price Blue Chip Growth Portfolio – II (TRoeBlChip2)

T. Rowe Price Equity Income Portfolio – II (TRowEqInc2)

T. Rowe Price Limited Term Bond Portfolio – Class II (TRowLtdTBd2)

The Dreyfus Socially Responsible Growth Fund, Inc. – Initial Shares (DrySRGro)

Turner GVIT Growth Focus Fund – Class I (TurnGrowth)*

Turner GVIT Growth Focus Fund – Class III (TurnGrowth3)*

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Portfolios of the Van Eck Worldwide Insurance Trust;

Van Eck Worldwide Insurance Trust – Bond Fund – Class R1 (VEWrldBdR1)

Van Eck Worldwide Insurance Trust – Bond Fund – Initial Class (VEWrldBd)

Van Eck Worldwide Insurance Trust – Emerging Markets Fund – Class R1 (VEWrldEMktR1)

Van Eck Worldwide Insurance Trust – Emerging Markets Fund – Initial Class (VEWrldEMkt)

Van Eck Worldwide Insurance Trust – Hard Assets Fund – Class R1 (VEWrldHAsR1)

Van Eck Worldwide Insurance Trust – Hard Assets Fund – Initial Class (VEWrldHAs)

Portfolios of the Van Kampen – The Universal Institutional Funds, Inc. (Van Kampen UIF);

Van Kampen UIF – Core Plus Fixed Income Portfolio – Class I (VKUCorPlus)

Van Kampen UIF – Core Plus Fixed Income Portfolio – Class II (VKUCorPlus2)

Van Kampen UIF – Emerging Markets Debt Portfolio – Class I (VKUEmMkt)

Van Kampen UIF – Emerging Markets Debt Portfolio – Class II (VKUEmMkt2)

Van Kampen UIF – Global Real Estate Portfolio – Class II (VKUGlobRE)*

Van Kampen UIF – U.S. Real Estate Portfolio – Class I (VKUUSRE)

Van Kampen UIF – U.S. Real Estate Portfolio – Class II (VKUUSRE2)

Portfolio of the Victory Variable Insurance Funds (Victory VIF);

Victory VIF – Diversified Stock Fund Class A Shares (VicDivrStk)

Portfolios of the Wells Fargo Advantage Variable Trust FundsSM (Wells Fargo AVT);

Wells Fargo AVT – Asset Allocation Fund (WFVAsAlloc)*

Wells Fargo AVT – Discovery FundSM (WFVDisc)

Wells Fargo AVT – Large Company Growth Fund (WFVLgCoGro)

Wells Fargo AVT – Money Market Fund (WFVMMrkt)

Wells Fargo AVT – Opportunity FundSM (WFVOpp)

Wells Fargo AVT – Small Cap Growth Fund (WFVSmCpGr)*

Wells Fargo AVT – Small Mid Cap Value Fund (WFVSmMdCV)

Wells Fargo AVT – Total Return Bond Fund (WFTotRetBd)

*At December 31, 2007, contract owners were not invested in the fund.

The contract owners’ equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2). The accompanying financial statements include only contract owners’ purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

A purchase payment could be presented as a negative equity transaction in the Statements of Changes in Contract Owners’ Equity if a prior period purchase payment is refunded to a contract owner due to a contract cancellation during the free look period, and/or if a gain is realized by the contract owner during the free look period.

Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

(c)	Security Valuation, Transactions and Related Investment Income
Investments in underlying mutual funds are valued based on the closing net asset value per share at December 31, 2007 of such funds, which value their investment securities at fair value. The cost of investments sold is determined on a First in – First out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividends (which include capital gain distributions) are accrued as of the ex-dividend date and are reinvested in the underlying mutual funds.

(d)	Federal Income Taxes
Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code.

The Company does not provide for income taxes within the Account. Taxes are the responsibility of the contract owner upon termination or withdrawal.

(e)	Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f)	Calculation of Annuity Reserves
Annuity reserves are computed for contracts in the variable payout stage according to industry standard mortality tables. The assumed investment return is 3.5% unless the annuitant elects otherwise, in which case the rate may vary from 3.5% to 7%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company to cover greater longevity of annuitants than expected. Conversely, if reserves exceed amounts required, transfers may be made to the Company.

(g)	New Accounting Pronouncement
In September 2006, the FASB issued SFAS 157, Fair Value Measurements (SFAS 157). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires new disclosures about fair value measurements. SFAS 157 also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. For assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to initial recognition, the reporting entity shall disclose information that enables financial statement users to assess the inputs used to develop those measurements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Company will adopt SFAS 157 effective January 1, 2008. SFAS 157 is not expected to have a material impact on the Company’s financial position or results of operations upon adoption.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

(2)	Expenses
The Company does not deduct a sales charge from purchase payments received from the contract owners. However, if any part of the contract value of such contracts is surrendered, the Company will, with certain exceptions, deduct from a contract owners’ contract value a contingent deferred sales charge. For BOA IV contracts issued prior to December 15, 1988, the contingent deferred sales charge will be equal to 5% of the lesser of purchase payments or the amount surrendered. For America’s Vision, America’s Future II, All American Gold, Future Venue, Choice Venue II and for BOA IV contracts issued on or after December 15, 1988, the contingent deferred sales charge will not exceed 7% of purchase payments surrendered, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 7 years this charge is 0%. For Achiever contracts, this charge will not exceed 8% of purchase payments surrendered, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 8 years this charge is 0%. For Elite Venue contracts, the contingent deferred sales charge will not exceed 7% of purchase payments surrendered, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 4 years this charge is 0%. No contingent deferred sales charge is deducted on NEBA, Exclusive Venue or Schwab contracts. No sales charges are deducted on redemptions used to purchase units in the fixed investment options of the company.

The Company may deduct an annual contract maintenance charge of up to $30, dependent upon contract type and issue date, which is satisfied by surrendering units.

The Company deducts a mortality and expense risk charge assessed through the daily unit value calculation. The Option table on the following page illustrates the annual rate for all contract level charges by product, as well as the maximum variable account charge per product. The table also summarizes the contract level options available to contract holders. The options and related charges are described in more detail in the applicable product prospectus.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Nationwide Variable Account-II Options	BOA IV	America’s Vision	NEBA	America’s Future II	All American Gold	Achiever	Future Venue	Exclusive Venue	Elite Venue	Choice Venue II	Schwab
Variable Account Charges – Recurring	1.30%	1.40%	0.80%	1.15%	1.15%	1.55%	1.10%	1.60%	1.75%	1.50%	0.95%
CDSC Options:
Four Year CDSC	–	–	–	0.30%	0.50%	0.20%	–	–	–	–	–
No CDSC	–	–	–	0.35%	0.55%	0.25%	–	–	–	–	–
Death Benefit Options:
Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced II	–	–	–	0.20%(2)	0.20%(2)	–	0.15%(3)	–	–	–	–
One-Year Enhanced	–	–	–	0.10%(4)	0.10%(4)	–	0.10%(4)	–	–	–	0.10%
One-Month Enhanced II	–	–	–	–	–	–	0.35%(3)	0.20%(2)	0.20%(2)	0.20%(2)	–
One-Month Enhanced	–	–	–	–	0.35%(2)	0.20%(2)	0.30%(6)	0.20%(6)	0.20%(6)	0.20%(6)	–
Combination Enhanced II	–	–	–	–	–	0.45%(12)	0.45%(3)	0.35%(2)	0.35%(2)	0.35%(2)	–
Combination Enhanced	–	–	–	–	0.40%(5)	0.30%(5)	0.40%(7)	0.30%(7)	0.30%(7)	0.30%(7)	0.40%
Spousal Protection Annuity Option:
Allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.
Spousal Protection Annuity Option II	–	–	–	–	–	–	0.20%(3)	–	–	–	–
Spousal Protection Annuity Option	–	–	–	–	–	–	0.10%(8)	0.20%	0.20%	0.20%	–
Beneficiary Protector II Option	–	–	–	–	0.35%	0.35%	0.35%	0.35%	0.35%	0.35%	0.35%
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.
Capital Preservation and Income Options:
Capital Preservation Plus Lifetime Income Option	–	–	–	1.00%	1.00%	1.00%	1.00%	–	1.00%	1.00%	–
Capital Preservation Plus Option	–	–	–	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%
Lifetime Income Option(13)	–	–	–	1.00%	1.00%	1.00%	1.00%	–	1.00%	1.00%	–
Spousal Continuation Benefit Option	–	–	–	0.15%	0.15%	0.15%	0.15%	–	0.15%	0.15%	–
Extra Value Option (EV):
Fee assessed to assets of the variable account and to allocations made to the fixed account or guaranteed term options in exchange for application of Extra Value Credit of purchase payments made during the first 12 months contract is in force.

3% Extra Value Credit Option	–	–	–	0.30%	0.45%(9)	0.10%	0.45%	–	–	–	–
4% Extra Value Credit Option	–	–	–	0.40%	–	0.25%	–	–	–	–	–
5% Extra Value Credit Option	–	–	–	–	0.70%(2)	0.45%(10)	–	–	–	–	–
5% Extra Value Credit Option	–	–	–	–	–	0.55%(11)	–	–	–	–	–

Maximum Variable Account Charges(1):	1.30%	1.40%	0.80%	3.05%	4.10%	4.10%	3.55%	3.00%	3.65%	3.40%	2.20%

(1)
When maximum options are elected. The contract charges indicated in bold, when summarized, represent the Maximum Variable Account Charges if all optional benefits available under the contract are elected including the most expensive of the mutually exclusive optional benefits.

(2)	Available beginning May 1, 2004 or a later date if state law requires.
(3)	Available beginning September 1, 2004 or a later date if state law requires.
(4)	Available until state approval is received for the One-Year Enhanced Death Benefit II Option.
(5)	Available until state approval is received for the One-Month Enhanced Death Benefit Option.
(6)	Available until state approval is received for the One-Month Enhanced Death Benefit II Option.
(7)	Available until state approval is received for the Combination Enhanced Death Benefit II Option.
(8)	Available until state approval is received for the Spousal Protection Annuity II Option.
(9)	Available until state approval is received for the 5% Extra Value Option.
(10)	Non-NY residents.
(11)	NY residents.
(12)	Available beginning May 1, 2007 or a later date if state law requires.
(13)
 Currently, the charge associated with the Lifetime Income Option is equal to a maximum of 0.70% of the current  income base, dependent on contract type and specific option selected, and is assessed through a reduction of units.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

The following table provides mortality and expense risk charges by asset fee rates for the period ended December 31, 2007:

	Total	AIMBValue2	AIMCapAp2	AIMCapDev2	AlgerBal	AlgMidCapGr	AlVGrIncB	AlVSmMdCpB
0.80%	$291,423	2	82	153	–	–	–	–
0.95%	423,578	1,525	1,695	1,774	465	1,597	2,768	2,075
1.05%	393,758	1,190	2,972	736	2,018	4,602	3,290	4,626
1.10%	758,573	4,334	782	1,607	–	–	656	346
1.15%	19,402,730	91,043	28,503	45,571	–	–	31,577	11,586
1.20%	181,965	1,913	44	261	–	–	1,159	167
1.25%	3,518,307	33,185	5,864	13,744	–	–	26,059	6,340
1.30%	77,514,916	4,970	3,032	17,869	–	–	2,191	1,318
1.35%	5,132,831	20,978	2,154	10,166	–	275	106	–
1.40%	37,480,633	12,026	8,019	9,204	–	33	10,098	1,257
1.45%	5,352,300	23,696	10,055	17,850	131	1,035	25,165	5,073
1.50%	4,196,626	44,198	10,143	11,264	–	–	24,025	5,335
1.55%	18,843,625	127,500	34,312	55,029	–	–	52,498	25,743
1.60%	1,738,571	14,022	1,989	5,414	–	–	7,370	4,135
1.65%	10,641,124	55,055	8,068	25,528	–	–	20,336	4,561
1.70%	2,379,957	31,567	10,076	7,604	–	–	14,452	12,000
1.75%	32,865,734	81,227	27,400	34,844	–	–	18,142	3,036
1.80%	8,786,014	77,122	22,180	24,550	–	91	36,597	28,671
1.85%	3,760,100	32,171	13,310	12,531	–	–	9,805	5,778
1.90%	2,464,103	9,293	7,047	2,747	–	–	9,305	1,654
1.95%	6,537,305	13,318	10,133	12,834	–	–	5,496	7,346
2.00%	15,667,867	31,282	9,606	15,853	–	–	4,125	1,650
2.05%	4,740,605	59,557	10,119	15,555	–	–	12,208	8,687
2.10%	4,148,721	16,382	4,328	12,481	–	–	5,238	959
2.15%	10,625,321	22,241	8,812	26,768	–	–	3,045	862
2.20%	3,568,624	5,084	1,081	4,494	–	–	1,740	104
2.25%	5,183,368	20,935	8,617	3,399	–	–	2,544	241
2.30%	1,755,818	10,300	3,383	7,090	–	–	5,106	–
2.35%	22,039,382	10,423	5,489	7,558	–	–	74	–
2.40%	2,207,398	4,100	2,352	2,608	–	–	1,166	319
2.45%	1,590,653	2,256	1,038	5,541	–	–	–	–
2.50%	641,274	3,395	3,454	2,410	–	–	209	–
2.55%	2,677,176	1,912	602	4,083	–	–	1,173	–
2.60%	1,343,046	2,561	1,780	342	–	–	895	–
2.65%	238,178	714	–	67	–	–	–	–
2.70%	850,092	535	175	3,123	–	–	–	–
2.75%	244,140	45	92	6,099	–	–	–	–
2.80%	195,534	603	1,018	179	–	–	227	–
2.85%	25,353	–	104	–	–	–	–	–
2.90%	250,918	–	–	–	–	–	444	–
2.95%	45,727	360	366	474	–	–	–	–
3.00%	64,076	–	–	140	–	–	–	–
3.05%	29,732	–	–	–	–	–	–	–
3.10%	50,544	–	–	–	–	–	–	–
3.15%	11,366	–	–	–	–	–	–	–
3.20%	625	–	–	–	–	–	–	–
3.25%	14,803	–	–	–	–	–	–	–

Totals	$320,874,514	873,020	270,276	429,544	2,614	7,633	339,289	143,869

	ACVPBal	ACVPCapAp	ACVPIncGr	ACVPIncGr2	ACVPInflPro2	ACVPInt	ACVPInt2	ACVPInt3
0.80%	$1,924	2,376	813	–	247	2,313	–	1,792
0.95%	–	–	–	8,331	9,488	–	143	–
1.05%	–	–	–	7,374	4,975	–	–	–
1.10%	–	–	–	76	2,348	–	225	–
1.15%	–	–	–	27,349	116,800	–	9,639	–
1.20%	–	–	–	248	620	–	332	–
1.25%	–	–	–	10,456	45,007	–	5,561	–
1.30%	665,181	1,539,325	358,449	–	112,620	486,772	62	347,488
1.35%	–	–	–	478	24,312	–	–	–
1.40%	351,097	367,396	142,309	4,220	80,546	365,258	684	102,918
1.45%	–	–	–	10,633	63,753	–	5,532	–
1.50%	–	–	–	6,294	31,993	–	6,166	–
1.55%	–	–	–	41,823	174,550	–	4,550	–
1.60%	–	–	–	1,959	13,187	–	3,064	–
1.65%	–	–	–	12,715	57,809	–	1,988	–
1.70%	–	–	–	3,414	12,654	–	2,005	–
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	ACVPBal	ACVPCapAp	ACVPIncGr	ACVPIncGr2	ACVPInflPro2	ACVPInt	ACVPInt2	ACVPInt3
1.75%	–	–	–	7,129	95,978	–	505	–
1.80%	–	–	–	22,872	71,667	–	3,699	–
1.85%	–	–	–	8,689	26,222	–	1,864	–
1.90%	–	–	–	3,375	3,156	–	406	–
1.95%	–	–	–	7,774	21,835	–	348	–
2.00%	–	–	–	4,770	35,000	–	–	–
2.05%	–	–	–	2,502	23,498	–	3,088	–
2.10%	–	–	–	12,078	39,104	–	871	–
2.15%	–	–	–	1,032	19,513	–	633	–
2.20%	–	–	–	2,281	11,823	–	–	–
2.25%	–	–	–	542	11,361	–	–	–
2.30%	–	–	–	445	12,995	–	–	–
2.35%	–	–	–	491	8,721	–	–	–
2.40%	–	–	–	236	1,522	–	–	–
2.45%	–	–	–	–	2,140	–	–	–
2.50%	–	–	–	252	1,312	–	–	–
2.55%	–	–	–	295	3,125	–	–	–
2.60%	–	–	–	917	778	–	–	–
2.65%	–	–	–	341	151	–	–	–
2.70%	–	–	–	–	1,433	–	–	–
2.75%	–	–	–	–	–	–	–	–
2.80%	–	–	–	40	–	–	–	–
2.85%	–	–	–	107	42	–	–	–
2.90%	–	–	–	–	362	–	–	–
2.95%	–	–	–	–	14	–	–	–
3.00%	–	–	–	–	94	–	–	–
3.05%	–	–	–	–	15	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$1,018,202	1,909,097	501,571	211,538	1,142,770	854,343	51,365	452,198

	ACVPInt4	ACVPMdCpV	ACVPMdCpV2	ACVPUltra	ACVPUltra2	ACVPVal	ACVPVal2	ACVPVista1
0.80%	$–	1,229	–	133	–	5,925	–	370
0.95%	1,760	–	–	–	877	–	7,549	–
1.05%	2,630	–	–	–	3,094	–	15,720	–
1.10%	1,835	–	887	–	503	–	6,042	–
1.15%	33,136	–	56,033	–	20,822	–	250,015	–
1.20%	158	–	38	–	915	–	654	–
1.25%	8,846	–	7,572	–	8,017	–	68,789	–
1.30%	68	59,127	48	39,353	24	1,294,647	2,021	48,411
1.35%	7,416	–	17,964	–	5,320	–	84,209	–
1.40%	3,354	28,730	13,110	16,091	2,711	594,771	52,232	26,824
1.45%	18,048	–	28,303	–	8,100	–	99,921	–
1.50%	4,099	–	14,682	–	10,463	–	50,879	–
1.55%	38,913	–	69,424	–	28,301	–	215,114	–
1.60%	4,987	–	4,496	–	6,414	–	23,516	–
1.65%	8,490	–	22,520	–	17,355	–	131,519	–
1.70%	3,020	–	2,993	–	17,462	–	26,605	–
1.75%	12,782	–	54,642	–	21,101	–	141,923	–
1.80%	21,572	–	29,414	–	17,164	–	133,644	–
1.85%	9,857	–	9,412	–	7,239	–	42,475	–
1.90%	3,365	–	1,691	–	5,096	–	18,994	–
1.95%	5,058	–	12,798	–	8,570	–	29,135	–
2.00%	6,770	–	19,504	–	8,318	–	42,629	–
2.05%	5,215	–	4,799	–	11,819	–	46,975	–
2.10%	1,038	–	28,881	–	7,029	–	21,433	–
2.15%	905	–	17,600	–	17,682	–	50,091	–
2.20%	869	–	25,191	–	2,418	–	11,257	–
2.25%	878	–	3,787	–	10,653	–	25,660	–
2.30%	230	–	5,460	–	2,677	–	12,361	–
2.35%	885	–	7,801	–	5,714	–	31,773	–
2.40%	327	–	7,038	–	806	–	20,808	–
2.45%	1,679	–	592	–	880	–	29,879	–
2.50%	–	–	665	–	5,161	–	7,229	–
2.55%	225	–	340	–	1,417	–	3,247	–
2.60%	13	–	2,220	–	428	–	2,536	–
2.65%	1,022	–	116	–	292	–	847	–
2.70%	169	–	1,673	–	556	–	3,800	–
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	ACVPInt4	ACVPMdCpV	ACVPMdCpV2	ACVPUltra	ACVPUltra2	ACVPVal	ACVPVal2	ACVPVista1
2.75%	837	–	–	–	168	–	226	–
2.80%	207	–	40	–	602	–	3,037	–
2.85%	–	–	–	–	199	–	35	–
2.90%	–	–	99	–	86	–	836	–
2.95%	–	–	–	–	–	–	95	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	–	–	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$210,663	89,086	471,833	55,577	266,453	1,895,343	1,715,710	75,605

	ACVPVista2	AFGrowth	AFHiInc	AFUSGvt	ChScMM	CSTGlobSmCp	CSTIntFoc	CSTSmCapGr
0.80%	$–	–	–	–	–	131	532	2,593
0.95%	1,174	–	–	–	99,529	–	–	–
1.05%	400	–	–	–	90,317	–	–	–
1.10%	756	–	–	–	–	–	–	–
1.15%	21,568	–	–	–	–	–	–	–
1.20%	3	–	–	–	–	–	–	–
1.25%	1,247	–	–	–	–	–	–	–
1.30%	42	245,552	18,781	21,089	–	34,034	275,785	643,858
1.35%	5,845	–	–	–	2,514	–	–	–
1.40%	6,063	–	–	–	599	18,819	275,217	344,940
1.45%	10,369	–	–	–	2,349	–	–	–
1.50%	5,948	–	–	–	–	–	–	–
1.55%	27,107	–	–	–	1,194	–	–	–
1.60%	2,746	–	–	–	–	–	–	–
1.65%	14,489	–	–	–	–	–	–	–
1.70%	3,627	–	–	–	–	–	–	–
1.75%	20,094	–	–	–	–	–	–	–
1.80%	20,415	–	–	–	–	–	–	–
1.85%	8,094	–	–	–	491	–	–	–
1.90%	2,271	–	–	–	–	–	–	–
1.95%	11,694	–	–	–	–	–	–	–
2.00%	9,781	–	–	–	–	–	–	–
2.05%	6,135	–	–	–	–	–	–	–
2.10%	14,088	–	–	–	–	–	–	–
2.15%	25,106	–	–	–	–	–	–	–
2.20%	22,591	–	–	–	–	–	–	–
2.25%	3,055	–	–	–	–	–	–	–
2.30%	6,355	–	–	–	–	–	–	–
2.35%	3,558	–	–	–	–	–	–	–
2.40%	2,501	–	–	–	–	–	–	–
2.45%	10,149	–	–	–	–	–	–	–
2.50%	1,006	–	–	–	–	–	–	–
2.55%	3,226	–	–	–	–	–	–	–
2.60%	444	–	–	–	–	–	–	–
2.65%	121	–	–	–	–	–	–	–
2.70%	599	–	–	–	–	–	–	–
2.75%	104	–	–	–	–	–	–	–
2.80%	1,845	–	–	–	–	–	–	–
2.85%	–	–	–	–	–	–	–	–
2.90%	684	–	–	–	–	–	–	–
2.95%	–	–	–	–	–	–	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	–	–	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$275,300	245,552	18,781	21,089	196,993	52,984	551,534	991,391

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	DryIPSmCap	DryStkIx	DryStklxS	DryVApp	DryVAppS	DryVDevLdS	DryVGroInc	FedAmLeadS
0.80%	$486	13,166	–	1,732	–	–	1,491	–
0.95%	4,414	–	28,474	–	4,515	1,274	–	83
1.05%	4,731	–	19,362	–	2,807	252	–	8
1.10%	744	–	4,771	–	1,239	14	–	–
1.15%	89,102	–	344,978	–	49,008	12,140	–	2,651
1.20%	888	–	3,438	–	–	–	–	–
1.25%	23,794	–	78,680	–	15,832	1,665	–	2,403
1.30%	198,599	4,397,407	2,412	422,078	857	–	276,247	–
1.35%	21,528	–	65,215	–	6,329	105	–	–
1.40%	84,019	2,553,871	31,422	197,161	5,028	2,169	150,432	951
1.45%	36,221	–	124,444	–	16,854	2,886	–	1,865
1.50%	15,178	–	81,233	–	16,548	2,371	–	1,910
1.55%	94,236	–	271,505	–	59,217	8,557	–	8,452
1.60%	8,506	–	39,859	–	2,721	867	–	2,138
1.65%	27,000	–	137,622	–	31,156	1,900	–	2,561
1.70%	6,817	–	19,952	–	6,810	2,068	–	1,782
1.75%	33,669	–	149,329	–	30,439	2,934	–	258
1.80%	53,509	–	99,088	–	20,554	3,844	–	1,983
1.85%	12,104	–	53,323	–	13,495	1,143	–	490
1.90%	2,876	–	16,925	–	5,567	223	–	704
1.95%	8,875	–	34,769	–	10,912	2,241	–	2,088
2.00%	13,523	–	76,358	–	12,178	121	–	202
2.05%	6,071	–	66,333	–	8,398	2,419	–	796
2.10%	8,353	–	26,429	–	7,320	239	–	173
2.15%	3,403	–	32,843	–	10,234	–	–	1,812
2.20%	5,818	–	14,992	–	2,769	–	–	70
2.25%	733	–	27,835	–	6,946	3,847	–	1,080
2.30%	3,004	–	7,193	–	5,216	–	–	41
2.35%	1,874	–	19,480	–	2,716	–	–	43
2.40%	1,711	–	15,177	–	2,392	300	–	93
2.45%	60	–	2,262	–	922	–	–	–
2.50%	167	–	9,405	–	2,124	–	–	–
2.55%	–	–	1,930	–	590	–	–	221
2.60%	17	–	5,342	–	467	–	–	–
2.65%	–	–	1,145	–	102	–	–	–
2.70%	16	–	2,073	–	2,917	–	–	–
2.75%	–	–	144	–	–	–	–	26
2.80%	–	–	131	–	1,090	–	–	–
2.85%	–	–	24	–	99	–	–	–
2.90%	–	–	432	–	–	–	–	–
2.95%	–	–	–	–	–	–	–	–
3.00%	–	–	–	–	113	–	–	–
3.05%	–	–	–	–	–	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$772,046	6,964,444	1,916,329	620,971	366,481	53,579	428,170	34,884

	FedCapApS	FedMrkOp	FedQualBd	FedQualBdS	FidVIPEI	FidVIPEIS2	FidVIPGr	FidVIPGrS2
0.80%	$–	1	612	–	12,678	–	10,929	–
0.95%	488	–	–	2,144	–	95	–	298
1.05%	114	–	–	1,268	–	54	–	495
1.10%	230	82	–	1,180	–	9,599	–	4,398
1.15%	8,844	1,824	–	101,627	–	419,487	–	123,359
1.20%	531	–	–	1,286	–	5,194	–	281
1.25%	3,250	118	–	44,454	–	118,220	–	34,532
1.30%	–	3,005	140,841	–	8,050,440	4,539	7,486,977	607
1.35%	–	636	–	35,827	–	109,391	–	15,217
1.40%	748	1,161	74,567	9,830	4,037,881	47,132	2,231,044	13,093
1.45%	1,940	4,846	–	46,660	–	163,167	–	54,269
1.50%	2,804	74	–	36,477	–	94,081	–	30,004
1.55%	5,912	6,264	–	111,402	–	386,128	–	142,651
1.60%	1,428	557	–	15,392	–	50,162	–	10,422
1.65%	4,801	357	–	54,090	–	221,859	–	87,163
1.70%	1,940	49	–	23,619	–	38,414	–	20,524
1.75%	1,027	3,290	–	84,039	–	242,097	–	87,027
1.80%	2,726	27,154	–	94,844	–	217,257	–	99,838
1.85%	1,949	1,039	–	21,482	–	104,891	–	43,126
1.90%	1,453	–	–	10,044	–	26,432	–	16,479
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	FedCapApS	FedMrkOp	FedQualBd	FedQualBdS	FidVIPEI	FidVIPEIS2	FidVIPGr	FidVIPGrS2
1.95%	1,236	2,311	–	20,035	–	57,417	–	19,027
2.00%	756	9,332	–	27,495	–	110,032	–	56,712
2.05%	3,508	–	–	21,541	–	95,714	–	93,356
2.10%	608	691	–	14,356	–	56,618	–	32,620
2.15%	196	–	–	24,997	–	73,027	–	37,268
2.20%	1,808	208	–	9,296	–	45,300	–	23,276
2.25%	2,052	144	–	10,083	–	39,709	–	14,273
2.30%	80	421	–	7,764	–	20,996	–	10,860
2.35%	236	1,386	–	7,644	–	46,589	–	11,745
2.40%	–	–	–	2,555	–	13,289	–	14,072
2.45%	–	–	–	1,782	–	32,822	–	11,288
2.50%	–	–	–	2,679	–	7,239	–	3,032
2.55%	493	–	–	70	–	4,705	–	1,822
2.60%	47	–	–	1,309	–	2,239	–	1,232
2.65%	–	–	–	19	–	198	–	123
2.70%	–	–	–	1,741	–	1,123	–	332
2.75%	–	–	–	46	–	121	–	192
2.80%	63	–	–	626	–	2,841	–	3,234
2.85%	–	–	–	127	–	178	–	219
2.90%	–	–	–	–	–	779	–	557
2.95%	–	–	–	52	–	507	–	–
3.00%	–	–	–	–	–	–	–	259
3.05%	–	–	–	–	–	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	388	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$51,656	64,950	216,020	849,882	12,100,999	2,869,642	9,728,950	1,119,282

	FidVIPHI	FidVIPHIR	FidVIPOv	FidVIPOvR	FidVIPOvS2	FidVIPOvS2R	FidVIPAM	FidVIPCon
0.80%	$3,342	95	693	1,828	–	–	1,591	14,779
0.95%	–	–	–	–	–	118	–	–
1.05%	–	–	–	–	–	955	–	–
1.10%	–	–	–	–	1,550	3,494	–	–
1.15%	–	–	–	–	32,065	143,286	–	–
1.20%	–	–	–	–	–	260	–	–
1.25%	–	–	–	–	13,632	24,183	–	–
1.30%	1,015,884	64,422	1,625,758	783,581	–	1,870	2,918,998	6,310,877
1.35%	–	–	–	–	–	30,879	–	–
1.40%	676,981	38,424	466,149	214,537	1,942	19,245	809,637	3,285,644
1.45%	–	–	–	–	5,773	64,820	–	–
1.50%	–	–	–	–	8,806	45,672	–	–
1.55%	–	–	–	–	11,632	141,727	–	–
1.60%	–	–	–	–	5,794	17,148	–	–
1.65%	–	–	–	–	10,928	63,734	–	–
1.70%	–	–	–	–	6,842	38,314	–	–
1.75%	–	–	–	–	3,484	72,703	–	–
1.80%	–	–	–	–	12,174	104,599	–	–
1.85%	–	–	–	–	5,009	27,491	–	–
1.90%	–	–	–	–	1,701	13,503	–	–
1.95%	–	–	–	–	1,396	16,688	–	–
2.00%	–	–	–	–	787	42,146	–	–
2.05%	–	–	–	–	1,200	5,915	–	–
2.10%	–	–	–	–	753	11,222	–	–
2.15%	–	–	–	–	779	12,470	–	–
2.20%	–	–	–	–	–	6,092	–	–
2.25%	–	–	–	–	47	1,789	–	–
2.30%	–	–	–	–	246	9,848	–	–
2.35%	–	–	–	–	–	3,044	–	–
2.40%	–	–	–	–	–	577	–	–
2.45%	–	–	–	–	–	929	–	–
2.50%	–	–	–	–	–	186	–	–
2.55%	–	–	–	–	–	425	–	–
2.60%	–	–	–	–	–	241	–	–
2.65%	–	–	–	–	–	954	–	–
2.70%	–	–	–	–	–	68	–	–
2.75%	–	–	–	–	–	412	–	–
2.80%	–	–	–	–	–	1,258	–	–
2.85%	–	–	–	–	–	–	–	–
2.90%	–	–	–	–	–	–	–	–
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	FidVIPHI	FidVIPHIR	FidVIPOv	FidVIPOvR	FidVIPOvS2	FidVIPOvS2R	FidVIPAM	FidVIPCon
2.95%	–	–	–	–	–	–	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	–	–	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$1,696,207	102,941	2,092,600	999,946	126,540	928,265	3,730,226	9,611,300

	FidVIPConS2	FidVIPIGBdS	FidVIPIGBdS2	FidVIPGrOp	FidVIPMCapS	FidVIPMCapS2	FidVIPVaIS	FidVIPVaIS2
0.80%	$–	430	–	1,060	1,221	–	1,745	–
0.95%	651	–	239	–	–	77	–	–
1.05%	1,123	–	821	–	–	358	–	–
1.10%	18,842	–	28,272	–	–	10,782	–	400
1.15%	772,838	–	520,628	–	–	409,161	–	55,552
1.20%	5,885	–	3,279	–	–	3,085	–	–
1.25%	221,422	–	74,059	–	–	104,252	–	15,677
1.30%	9,016	180,071	4,356	261,501	167,259	5,521	157,711	222
1.35%	333,024	–	135,319	–	–	146,498	–	15,615
1.40%	105,478	78,805	86,764	151,281	63,084	55,340	54,060	4,120
1.45%	315,003	–	120,268	–	–	128,599	–	12,078
1.50%	209,107	–	90,703	–	–	143,289	–	16,397
1.55%	759,511	–	466,129	–	–	422,151	–	71,523
1.60%	87,246	–	33,663	–	–	51,855	–	6,943
1.65%	376,396	–	154,517	–	–	200,305	–	48,107
1.70%	95,713	–	45,967	–	–	68,521	–	5,296
1.75%	590,266	–	1,007,293	–	–	360,679	–	23,109
1.80%	401,003	–	175,673	–	–	267,899	–	25,133
1.85%	178,888	–	52,761	–	–	85,567	–	18,632
1.90%	55,164	–	16,220	–	–	44,264	–	6,003
1.95%	146,002	–	141,284	–	–	81,981	–	12,171
2.00%	184,825	–	490,235	–	–	141,528	–	9,117
2.05%	190,777	–	48,545	–	–	198,307	–	18,509
2.10%	170,636	–	84,444	–	–	90,869	–	7,825
2.15%	161,405	–	286,149	–	–	108,938	–	16,440
2.20%	104,169	–	92,391	–	–	47,569	–	3,724
2.25%	82,447	–	72,021	–	–	63,177	–	10,547
2.30%	66,831	–	23,628	–	–	27,113	–	1,169
2.35%	106,946	–	922,021	–	–	64,543	–	11,329
2.40%	38,440	–	77,770	–	–	26,015	–	2,311
2.45%	18,354	–	30,487	–	–	20,908	–	1,946
2.50%	22,692	–	6,535	–	–	12,840	–	1,511
2.55%	18,740	–	70,345	–	–	16,775	–	1,989
2.60%	6,965	–	50,563	–	–	2,569	–	5,657
2.65%	2,591	–	2,494	–	–	1,566	–	789
2.70%	11,814	–	19,737	–	–	3,817	–	113
2.75%	4,697	–	11,025	–	–	9,182	–	–
2.80%	3,242	–	1,592	–	–	4,692	–	377
2.85%	147	–	490	–	–	–	–	–
2.90%	884	–	7,407	–	–	776	–	–
2.95%	399	–	352	–	–	130	–	–
3.00%	294	–	–	–	–	–	–	–
3.05%	–	–	210	–	–	–	–	–
3.10%	3	–	671	–	–	3	–	1
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	38	–	–	–	–	–
3.25%	–	–	145	–	–	–	–	–

Totals	$5,879,876	259,306	5,457,510	413,842	231,564	3,431,501	213,516	430,332

	FidVIPEnergyS2	FidVIPFree10S	FidVIPFree10S2	FidVIPFree20S	FidVIPFree20S2	FidVIPFree30S	FidVIPFree30S2	FrVIPDevMrk3
0.80%	$1,057	6	–	7	–	146	–	1,833
0.95%	787	–	–	–	–	–	–	580
1.05%	1,117	–	–	–	–	–	–	610
1.10%	3,762	–	826	–	2,068	–	1,204	3,054
1.15%	122,286	–	24,905	–	46,966	–	16,265	68,822
1.20%	13	–	–	–	–	–	–	288
1.25%	13,850	–	511	–	5,997	–	70	6,368
1.30%	165,937	34,372	–	46,045	–	24,247	–	49,364
1.35%	40,591	–	4,630	–	7,885	–	5,088	26,644
1.40%	77,851	13,626	7,056	9,237	10,199	5,452	829	28,955
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	FidVIPEnergyS2	FidVIPFree10S	FidVIPFree10S2	FidVIPFree20S	FidVIPFree20S2	FidVIPFree30S	FidVIPFree30S2	FrVIPDevMrk3
1.45%	47,409	–	13,820	–	29,314	–	4,151	19,908
1.50%	16,996	–	9,669	–	1,240	–	432	20,115
1.55%	168,109	–	48,828	–	71,337	–	19,177	96,644
1.60%	7,717	–	7,800	–	14,629	–	703	6,050
1.65%	52,632	–	8,082	–	21,573	–	3,226	24,983
1.70%	8,466	–	2,316	–	5,864	–	3,039	8,437
1.75%	81,603	–	93,692	–	302,300	–	72,811	58,859
1.80%	78,675	–	10,526	–	5,992	–	2,931	39,494
1.85%	19,880	–	4,161	–	8,158	–	685	11,057
1.90%	12,045	–	513	–	6,111	–	–	2,653
1.95%	24,027	–	11,514	–	65,375	–	13,369	28,064
2.00%	39,220	–	69,165	–	60,683	–	3,308	19,099
2.05%	6,915	–	2,318	–	10,747	–	11,288	6,886
2.10%	98,630	–	11,325	–	9,171	–	7,884	42,610
2.15%	14,518	–	169,936	–	134,056	–	51,933	16,390
2.20%	46,757	–	22,786	–	5,862	–	240	8,033
2.25%	495	–	8,347	–	1,940	–	13,765	2,513
2.30%	11,527	–	3,805	–	11,526	–	16,827	8,703
2.35%	2,153	–	238,699	–	102,834	–	34,146	267
2.40%	2,681	–	643	–	18,131	–	1,404	588
2.45%	4,861	–	12,815	–	3,988	–	3,851	11,957
2.50%	788	–	69	–	688	–	872	1,068
2.55%	3,096	–	6,604	–	6,264	–	7,887	1,464
2.60%	–	–	2,793	–	2,323	–	56	–
2.65%	3,274	–	–	–	226	–	–	736
2.70%	1,320	–	2,119	–	–	–	834	308
2.75%	6,219	–	–	–	–	–	–	1,368
2.80%	997	–	–	–	205	–	–	2,121
2.85%	–	–	–	–	24	–	–	–
2.90%	–	–	–	–	3,170	–	266	–
2.95%	–	–	–	–	–	–	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	–	–	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$1,188,261	48,004	800,273	55,289	976,846	29,845	298,541	626,893

	FrVIPForSec2	FrVIPForSec3	FrVIPGlInc3	FrVIPIncSec2	FrVIPRisDiv2	FrVIPSCapV2	JAspBal	JAspForty
0.80%	$–	1,061	10	455	–	1,045	–	1,398
0.95%	422	3,440	66	72	3,580	5,990	8,197	8,326
1.05%	45	3,005	34	702	2,716	5,937	9,939	11,488
1.10%	613	19,621	2,905	8,867	7,548	6,976	106	180
1.15%	24,618	329,181	75,453	130,729	239,809	155,732	22,467	35,663
1.20%	760	3,050	83	1,179	5,085	1,460	376	685
1.25%	14,226	38,897	10,195	23,300	81,578	39,248	10,582	12,402
1.30%	247	36,689	57,997	169,355	5,234	64,593	–	273,964
1.35%	–	90,275	33,051	73,409	73,975	53,010	363	5,390
1.40%	5,172	61,931	35,123	128,323	23,630	61,970	2,969	104,586
1.45%	9,269	93,919	51,001	56,679	74,507	57,143	7,625	17,208
1.50%	9,165	100,931	16,466	41,151	99,205	47,322	10,426	5,151
1.55%	27,604	374,726	51,617	158,885	275,606	160,218	47,871	45,807
1.60%	15,262	36,357	6,164	28,213	31,678	20,036	3,592	4,870
1.65%	9,458	111,734	21,021	46,196	154,178	65,537	16,419	11,897
1.70%	6,388	41,333	4,924	14,502	35,040	21,923	5,163	10,443
1.75%	5,838	685,239	45,207	165,284	191,519	105,587	14,741	22,874
1.80%	15,210	141,382	37,809	247,807	133,042	77,705	12,487	12,870
1.85%	4,153	43,984	9,825	21,737	71,988	26,972	2,570	6,721
1.90%	4,254	14,129	707	2,018	31,247	9,170	325	5,562
1.95%	3,422	117,666	7,147	24,981	51,950	22,433	3,811	4,268
2.00%	1,809	242,795	22,950	60,413	83,051	41,363	3,113	10,018
2.05%	3,845	37,033	4,300	6,889	143,695	16,972	9,866	8,483
2.10%	3,389	65,206	8,092	27,827	71,375	20,916	756	3,619
2.15%	1,315	189,796	2,412	11,558	59,811	10,479	1,516	9,211
2.20%	209	46,425	1,820	16,144	52,154	16,053	57	4,609
2.25%	623	30,189	560	3,422	45,315	1,616	1,964	1,473
2.30%	–	25,897	1,350	3,580	31,931	8,417	1,590	4,714
2.35%	–	344,184	275	8,815	52,848	1,705	518	3,518
2.40%	–	45,640	237	3,237	11,175	274	–	1,001
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	FrVIPForSec2	FrVIPForSec3	FrVIPGlInc3	FrVIPIncSec2	FrVIPRisDiv2	FrVIPSCapV2	JAspBal	JAspForty
2.45%	–	11,907	1,421	670	11,378	2,780	3,483	883
2.50%	–	2,093	77	89	17,905	476	21	164
2.55%	–	27,472	160	3,845	7,336	810	182	3,181
2.60%	–	16,854	38	1,142	12,261	157	–	262
2.65%	–	1,227	921	–	2,633	1,205	–	–
2.70%	–	8,508	123	294	3,255	106	–	157
2.75%	–	5,127	690	–	4,622	274	–	–
2.80%	–	547	60	122	1,438	52	–	397
2.85%	–	125	–	–	1,190	–	–	27
2.90%	–	3,140	–	–	198	–	–	–
2.95%	–	341	–	390	1,041	5	–	–
3.00%	–	–	–	–	115	–	–	–
3.05%	–	266	–	–	–	5	–	–
3.10%	–	855	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	44	–	–	–	–	–	–
3.25%	–	50	–	–	–	–	–	–

Totals	$167,316	3,454,271	512,291	1,492,281	2,207,842	1,133,672	203,095	653,470

	JAspGlTechS2	JAspGlTechS	JAspRMgCore	JAspIntGroS2	JAspIntGroS	JPM2MdCap	LBTShrtDBd	MFSInvGrStS
0.80%	$507	55	–	7,714	618	482	276	–
0.95%	–	–	7,601	36,133	804	–	11,417	179
1.05%	–	–	6,101	31,019	480	–	5,994	–
1.10%	–	–	28	7,384	97	–	27,091	1,444
1.15%	–	–	4,288	197,418	11,333	–	407,802	30,779
1.20%	–	–	6	333	–	–	3,144	1,347
1.25%	–	–	1,569	27,320	6,020	–	38,002	16,349
1.30%	60,320	30,848	313	717,261	110,159	155,949	492,229	323
1.35%	–	–	706	57,883	–	–	75,551	4,715
1.40%	8,579	19,274	140	226,252	56,715	66,539	344,237	3,868
1.45%	–	–	700	75,175	1,349	–	123,248	9,391
1.50%	–	–	9,772	20,323	2,384	–	79,746	39,180
1.55%	–	–	5,666	217,631	8,714	–	361,473	50,905
1.60%	–	–	589	15,621	7,511	–	18,963	8,324
1.65%	–	–	3,214	62,800	1,795	–	125,367	26,287
1.70%	–	–	1,861	16,485	4,513	–	48,575	10,282
1.75%	–	–	5,621	206,892	1,651	–	846,902	31,828
1.80%	–	–	1,988	79,020	6,307	–	129,598	29,049
1.85%	–	–	629	30,368	2,464	–	62,935	24,165
1.90%	–	–	64	17,679	–	–	20,356	4,803
1.95%	–	–	594	32,147	1,329	–	117,478	8,392
2.00%	–	–	542	62,515	179	–	473,634	15,147
2.05%	–	–	585	25,029	2,601	–	43,751	22,676
2.10%	–	–	510	44,919	1,080	–	57,391	14,004
2.15%	–	–	1,938	51,597	371	–	235,446	7,871
2.20%	–	–	640	32,526	–	–	91,721	5,199
2.25%	–	–	1,672	4,050	–	–	74,260	7,438
2.30%	–	–	210	8,915	–	–	15,331	6,363
2.35%	–	–	469	37,331	–	–	935,867	3,911
2.40%	–	–	277	11,239	–	–	71,214	2,047
2.45%	–	–	70	4,532	–	–	27,364	2,450
2.50%	–	–	25	603	–	–	2,495	1,213
2.55%	–	–	–	20,688	–	–	71,099	556
2.60%	–	–	293	1,309	–	–	51,958	128
2.65%	–	–	–	1,358	–	–	2,936	138
2.70%	–	–	–	1,706	–	–	19,262	278
2.75%	–	–	–	2,226	–	–	12,859	181
2.80%	–	–	–	267	–	–	1,092	81
2.85%	–	–	–	41	–	–	129	–
2.90%	–	–	–	598	–	–	5,428	–
2.95%	–	–	–	89	–	–	271	189
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	74	–	–	132	–
3.10%	–	–	–	247	–	–	365	–
3.15%	–	–	–	–	–	–	–	185
3.20%	–	–	–	12	–	–	19	–
3.25%	–	–	–	–	–	–	147	–

Totals	$69,406	50,177	58,681	2,394,729	228,474	222,970	5,534,555	391,665

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	MFSValueS	MTBLgCapGr	MTBLgCapV	MTBAggGr	MTBConGr	MTBModGr	NVITAstAll2	NVITBnd2
0.80%	$200	–	–	–	–	–	134	46
0.95%	116	–	–	–	–	–	67	2,373
1.05%	183	–	–	–	–	–	2,141	3,727
1.10%	10,797	–	–	–	–	–	73,116	5,166
1.15%	113,793	3,588	4,097	544	669	20,919	582,854	77,587
1.20%	657	–	–	–	–	–	69	509
1.25%	36,335	3,565	4,892	–	–	24,069	20,905	14,721
1.30%	70,317	–	–	–	–	–	90,951	55,490
1.35%	30,409	90	1,608	3,697	358	9,657	132,921	22,888
1.40%	77,698	137	108	–	–	1,504	171,985	58,221
1.45%	64,291	768	761	–	–	143	51,771	46,331
1.50%	47,903	1,165	685	–	–	1,329	132,242	15,134
1.55%	151,240	6	3	–	–	3,761	598,977	87,887
1.60%	12,835	2,596	2,826	–	–	21,676	42,482	9,415
1.65%	58,670	1,342	992	–	–	5,586	107,390	44,750
1.70%	15,380	657	1,636	–	–	11,912	38,857	11,665
1.75%	129,217	369	3,690	1,002	125	15,165	1,004,339	128,804
1.80%	91,234	–	–	–	–	–	184,913	42,132
1.85%	44,496	–	249	529	–	810	38,224	6,814
1.90%	15,580	933	159	–	–	706	8,925	750
1.95%	26,960	152	742	–	–	7,626	200,230	17,164
2.00%	49,119	–	–	–	–	253	361,053	35,816
2.05%	31,584	–	–	–	–	–	17,147	10,709
2.10%	34,605	–	–	–	–	–	105,715	8,901
2.15%	32,255	–	–	–	–	–	119,326	19,074
2.20%	16,925	–	107	–	–	741	48,202	3,526
2.25%	12,304	–	13	–	–	–	31,138	31,174
2.30%	12,633	–	–	–	–	–	16,604	668
2.35%	24,023	268	296	–	–	290	158,543	69,103
2.40%	6,867	–	–	–	–	–	44,631	2,534
2.45%	3,423	–	–	–	–	–	9,198	5,269
2.50%	1,669	–	–	–	–	–	3,394	90
2.55%	4,484	–	–	–	–	–	20,264	5,292
2.60%	5,487	–	–	–	–	402	5,766	1,233
2.65%	43	–	–	–	–	–	5,057	4,927
2.70%	4,147	–	–	–	–	–	2,626	560
2.75%	225	–	–	–	–	–	392	–
2.80%	707	–	–	–	–	–	1,490	531
2.85%	37	–	–	–	–	–	–	–
2.90%	–	–	–	–	–	–	169	105
2.95%	131	–	–	–	–	–	78	97
3.00%	–	–	–	–	–	–	–	–
3.05%	21	–	–	–	–	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	218	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$1,239,218	15,636	22,864	5,772	1,152	126,549	4,434,286	851,183

	NVITGlobGr2	NVITGroInc2	NVITGrowth2	NVITFHiInc	NVITFHiInc3	NVITEmMrkts	NVITEmMrkts2	NVITEmMrkts3
0.80%	$137	16	1,044	–	54	67	–	7,839
0.95%	919	49	1,443	1,407	10,363	–	–	–
1.05%	2,413	55	2,702	480	8,907	–	–	–
1.10%	3,423	3,883	8,657	525	944	–	324	–
1.15%	65,057	20,061	123,340	36,183	100,113	–	20,885	–
1.20%	1,247	110	547	1,579	59	–	–	–
1.25%	15,678	1,691	23,594	21,062	15,958	–	4,103	–
1.30%	80,486	6,255	115,573	37	16,370	10,770	–	773,226
1.35%	25,489	7,120	56,756	11,556	35,422	–	–	–
1.40%	42,936	4,011	69,522	3,373	24,729	6,549	4,134	225,402
1.45%	15,316	8,375	27,476	9,205	34,976	–	3,530	–
1.50%	19,324	6,051	35,929	13,151	15,745	–	2,081	–
1.55%	62,903	28,870	170,997	55,988	80,064	–	20,259	–
1.60%	6,636	4,963	16,888	5,556	7,765	–	2,837	–
1.65%	24,714	6,496	55,783	29,658	45,379	–	3,893	–
1.70%	21,610	8,339	10,072	7,991	5,287	–	1,622	–
1.75%	90,144	58,261	265,385	15,006	35,691	–	1,963	–
1.80%	39,446	20,446	62,813	24,496	28,052	–	9,985	–
1.85%	7,875	3,468	13,081	13,667	20,314	–	5,143	–
1.90%	1,657	872	3,396	4,364	3,917	–	2,084	–
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	NVITGlobGr2	NVITGroInc2	NVITGrowth2	NVITFHiInc	NVITFHiInc3	NVITEmMrkts	NVITEmMrkts2	NVITEmMrkts3
1.95%	15,525	10,003	38,411	2,241	9,899	–	1,518	–
2.00%	25,240	17,218	73,935	3,612	16,010	–	363	–
2.05%	7,563	5,674	4,943	1,919	12,084	–	1,934	–
2.10%	6,125	5,330	29,250	4,757	8,844	–	2,241	–
2.15%	6,691	18,043	44,239	2,108	3,939	–	1,754	–
2.20%	2,671	3,733	11,903	1,407	2,802	–	221	–
2.25%	1,506	27,547	8,433	11	5,755	–	1,952	–
2.30%	2,451	831	7,109	57	2,835	–	–	–
2.35%	3,876	63,800	31,344	1,065	842	–	–	–
2.40%	204	2,387	9,420	–	556	–	–	–
2.45%	3,068	4,348	3,678	–	2,569	–	641	–
2.50%	570	210	558	–	–	–	–	–
2.55%	1,036	5,108	2,052	–	189	–	–	–
2.60%	78	1,538	1,548	–	–	–	–	–
2.65%	251	4,824	444	–	308	–	–	–
2.70%	24	728	865	–	128	–	–	–
2.75%	–	203	820	–	736	–	–	–
2.80%	37	385	319	–	461	–	–	–
2.85%	–	–	–	–	–	–	–	–
2.90%	222	208	1,012	–	–	–	–	–
2.95%	8	103	64	–	–	–	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	5	13	71	–	–	–	–	–
3.10%	–	45	199	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	4	8	–	–	–	–	–
3.25%	–	2	(2)	–	–	–	–	–

Totals	$604,561	361,677	1,335,621	272,461	558,066	17,386	93,467	1,006,467

	NVITEmMrkts6	NVITGlUtl2	NVITGlUtl3	NVITIntGro	NVITIntGro3	NVITWLead3	NVITGlFin2	NVITGlFin3
0.80%	$–	–	637	135	2,510	524	–	416
0.95%	941	71	–	–	–	–	372	–
1.05%	1,007	–	–	–	–	–	40	–
1.10%	2,123	–	–	–	–	–	–	–
1.15%	202,364	2,054	–	–	–	–	4,325	–
1.20%	243	–	–	–	–	–	841	–
1.25%	22,569	2,583	–	–	–	–	3,415	–
1.30%	1	–	117,081	472	308,880	71,524	–	34,592
1.35%	52,209	–	–	–	–	–	52	–
1.40%	20,256	293	60,662	1,007	142,583	37,386	417	17,403
1.45%	51,225	306	–	–	–	–	1,056	–
1.50%	31,029	79	–	–	–	–	352	–
1.55%	225,054	2,670	–	–	–	–	3,018	–
1.60%	18,063	–	–	–	–	–	648	–
1.65%	75,509	317	–	–	–	–	1,101	–
1.70%	10,815	999	–	–	–	–	370	–
1.75%	89,721	66	–	–	–	–	381	–
1.80%	103,668	1,901	–	–	–	–	7,969	–
1.85%	25,105	1,444	–	–	–	–	170	–
1.90%	11,731	1,970	–	–	–	–	–	–
1.95%	36,996	–	–	–	–	–	169	–
2.00%	49,527	–	–	–	–	–	41	–
2.05%	14,943	–	–	–	–	–	–	–
2.10%	35,490	796	–	–	–	–	153	–
2.15%	20,653	–	–	–	–	–	13	–
2.20%	25,239	–	–	–	–	–	–	–
2.25%	13,311	–	–	–	–	–	–	–
2.30%	9,399	–	–	–	–	–	385	–
2.35%	1,063	–	–	–	–	–	–	–
2.40%	2,137	–	–	–	–	–	–	–
2.45%	44,284	–	–	–	–	–	–	–
2.50%	1,182	–	–	–	–	–	–	–
2.55%	28,468	–	–	–	–	–	–	–
2.60%	–	–	–	–	–	–	–	–
2.65%	2,190	–	–	–	–	–	–	–
2.70%	997	–	–	–	–	–	–	–
2.75%	5,052	–	–	–	–	–	–	–
2.80%	4,731	–	–	–	–	–	–	–
2.85%	–	–	–	–	–	–	–	–
2.90%	–	–	–	–	–	–	–	–
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	NVITEmMrkts6	NVITGlUtl2	NVITGlUtl3	NVITIntGro	NVITIntGro3	NVITWLead3	NVITGlFin2	NVITGlFin3
2.95%	–	–	–	–	–	–	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	–	–	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$1,239,295	15,549	178,380	1,614	453,973	109,434	25,288	52,411

	NVITGlHlth2	NVITGlHlth3	NVITGlHlth6	NVITGlTech	NVITGlTech2	NVITGlTech3	NVITGlTech6	NVITGvtBd
0.80%	$–	301	–	19	–	326	–	2,925
0.95%	373	–	1,204	–	88	–	610	9,610
1.05%	–	–	1,833	–	–	–	333	8,238
1.10%	78	–	736	–	–	–	402	25,313
1.15%	3,638	–	41,387	–	4,339	–	23,286	546,171
1.20%	–	–	48	–	–	–	50	3,206
1.25%	7,052	–	6,393	–	4,260	–	3,338	66,400
1.30%	–	63,480	10	4,419	–	59,352	–	1,432,093
1.35%	–	–	8,943	–	–	–	2,995	117,874
1.40%	276	25,601	2,364	564	411	18,242	1,120	826,173
1.45%	1,077	–	13,613	–	832	–	5,787	153,351
1.50%	1,756	–	6,960	–	948	–	2,822	102,433
1.55%	4,763	–	37,465	–	2,177	–	26,163	457,271
1.60%	260	–	4,779	–	261	–	1,412	23,853
1.65%	1,637	–	9,527	–	1,140	–	10,271	164,680
1.70%	2,058	–	2,105	–	489	–	3,797	44,659
1.75%	868	–	17,677	–	538	–	10,615	919,648
1.80%	5,772	–	16,140	–	1,363	–	17,128	193,694
1.85%	2,228	–	4,161	–	1,306	–	2,290	66,308
1.90%	274	–	1,524	–	1,439	–	2,087	15,662
1.95%	108	–	7,974	–	1,032	–	13,008	135,247
2.00%	–	–	9,055	–	120	–	11,250	472,447
2.05%	568	–	2,415	–	90	–	1,535	52,730
2.10%	257	–	8,829	–	123	–	5,072	71,488
2.15%	10	–	1,733	–	706	–	6,451	263,422
2.20%	208	–	6,202	–	–	–	9,637	92,204
2.25%	–	–	196	–	–	–	57	67,423
2.30%	–	–	1,489	–	–	–	757	18,870
2.35%	–	–	234	–	–	–	762	904,290
2.40%	51	–	1,090	–	–	–	1,091	76,931
2.45%	–	–	–	–	529	–	1,229	28,382
2.50%	–	–	45	–	–	–	574	3,069
2.55%	–	–	–	–	–	–	353	68,310
2.60%	–	–	40	–	–	–	–	50,593
2.65%	–	–	–	–	–	–	198	2,518
2.70%	–	–	–	–	–	–	83	19,476
2.75%	–	–	–	–	–	–	444	10,905
2.80%	–	–	–	–	–	–	55	1,393
2.85%	–	–	–	–	–	–	–	151
2.90%	–	–	–	–	–	–	–	5,717
2.95%	–	–	–	–	–	–	–	378
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	–	–	–	–	190
3.10%	–	–	–	–	–	–	–	611
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	32
3.25%	–	–	–	–	–	–	–	138

Totals	$33,312	89,382	216,171	5,002	22,191	77,920	167,062	7,526,477

	NVITGrowth	NVITIntIdx8	NVITIntVal2	NVITIntVal3	NVITIntVal6	NVITIDAgg2	NVITIDCon2	NVITIDMod2
0.80%	$7,799	116	–	1,439	–	4,714	177	5,278
0.95%	–	668	1,300	–	9,455	1,379	303	14,589
1.05%	–	1,389	105	–	5,737	2,410	989	7,666
1.10%	–	44	–	–	19,317	4,356	4,789	68,401
1.15%	–	8,674	7,173	–	360,599	293,850	222,945	2,425,901
1.20%	–	–	–	–	2,281	4,714	2,965	24,295
1.25%	–	787	1,731	–	31,317	62,980	39,190	404,311
1.30%	599,262	13,239	–	268,741	3,375	209,203	92,308	602,046
1.35%	–	4,227	–	–	79,499	91,509	33,526	648,181
1.40%	219,597	3,814	901	133,761	64,332	124,870	133,422	825,474
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	NVITGrowth	NVITIntIdx8	NVITIntVal2	NVITIntVal3	NVITIntVal6	NVITIDAgg2	NVITIDCon2	NVITIDMod2
1.45%	–	7,548	1,240	–	111,241	63,854	89,596	400,549
1.50%	–	2,588	1,881	–	71,549	98,828	34,858	418,268
1.55%	–	9,113	12,021	–	359,012	262,939	312,933	2,040,858
1.60%	–	2,024	375	–	23,156	51,723	17,625	233,938
1.65%	–	1,941	1,896	–	101,368	905,234	186,660	1,978,029
1.70%	–	849	726	–	38,104	89,881	20,745	320,678
1.75%	–	4,229	467	–	728,145	1,247,776	221,028	5,494,122
1.80%	–	4,822	4,192	–	118,459	125,983	235,298	842,061
1.85%	–	793	2,147	–	53,099	257,556	47,597	503,277
1.90%	–	–	1,325	–	15,315	466,013	60,388	434,618
1.95%	–	14,187	368	–	118,497	457,058	35,275	1,044,714
2.00%	–	5,681	–	–	288,662	786,943	213,330	4,666,433
2.05%	–	1,646	2,809	–	38,496	627,758	47,589	813,583
2.10%	–	9,611	1,136	–	60,836	319,273	60,012	492,230
2.15%	–	6,004	176	–	211,453	645,270	50,414	2,129,290
2.20%	–	616	64	–	52,076	134,660	43,389	904,009
2.25%	–	683	–	–	30,628	1,449,540	32,371	943,206
2.30%	–	1,033	49	–	16,285	318,117	24,674	218,532
2.35%	–	593	–	–	486,402	1,385,297	103,844	6,458,414
2.40%	–	325	–	–	51,514	104,760	7,661	391,912
2.45%	–	215	–	–	19,445	372,215	23,692	247,446
2.50%	–	1,029	–	–	2,465	58,700	6,589	191,920
2.55%	–	–	–	–	96,125	345,663	11,046	794,303
2.60%	–	25	–	–	25,117	224,447	6,780	320,744
2.65%	–	–	–	–	2,269	69,007	260	32,148
2.70%	–	–	–	–	11,440	118,479	3,818	261,810
2.75%	–	–	–	–	6,446	10,690	–	24,776
2.80%	–	71	–	–	1,475	61,118	–	18,528
2.85%	–	–	–	–	123	4,254	–	11,904
2.90%	–	–	–	–	4,222	33,227	4,304	63,312
2.95%	–	–	–	–	322	9,753	–	11,884
3.00%	–	–	–	–	–	21,747	–	–
3.05%	–	–	–	–	254	6,815	–	2,945
3.10%	–	–	–	–	843	10,170	–	14,490
3.15%	–	–	–	–	–	7,200	–	1,465
3.20%	–	–	–	–	43	–	–	–
3.25%	–	–	–	–	81	–	–	11,979

Totals	$826,658	108,584	42,082	403,941	3,720,879	11,951,933	2,432,390	37,764,517

	NVITIDModAg2	NVITIDModCon2	NVITJPBal	NVITMdCpGr	NVITMdCpGr2	NVITMidCap	NVITMyMkt	NVITSmCapGr
0.80%	$6,166	1,663	65	322	–	4,268	22,736	231
0.95%	9,044	3,562	–	–	4,205	1,421	619	–
1.05%	21,391	2,111	–	–	2,611	2,285	1,079	–
1.10%	59,701	8,023	–	–	21,058	2,211	14,321	–
1.15%	2,218,762	738,574	–	–	340,002	134,944	439,388	–
1.20%	57,100	2,207	–	–	2,558	1,917	714	–
1.25%	271,099	150,875	–	–	30,341	47,957	91,164	–
1.30%	559,168	160,671	35,035	146,359	2,716	745,999	2,587,599	114,580
1.35%	540,679	187,218	–	–	80,717	36,020	103,416	–
1.40%	596,951	213,508	12,036	58,709	52,377	304,002	1,583,288	34,215
1.45%	274,612	222,606	–	–	60,799	51,657	227,386	–
1.50%	283,923	142,332	–	–	57,223	21,538	123,321	–
1.55%	1,777,832	602,128	–	–	324,020	138,869	536,169	–
1.60%	126,128	49,570	–	–	14,934	20,254	48,816	–
1.65%	1,991,195	329,743	–	–	113,379	73,092	198,229	–
1.70%	243,443	54,421	–	–	35,383	16,412	44,249	–
1.75%	6,183,238	914,782	–	–	813,384	51,843	437,484	–
1.80%	632,584	478,269	–	–	108,505	63,755	405,669	–
1.85%	555,952	170,426	–	–	42,263	20,459	68,313	–
1.90%	549,123	151,797	–	–	14,891	5,550	33,586	–
1.95%	1,381,461	178,411	–	–	127,882	26,638	132,370	–
2.00%	1,543,871	588,123	–	–	314,284	43,150	268,870	–
2.05%	915,019	145,008	–	–	38,698	46,760	79,693	–
2.10%	723,726	111,283	–	–	62,270	13,015	71,966	–
2.15%	2,166,163	287,711	–	–	263,614	19,174	101,450	–
2.20%	447,425	97,456	–	–	58,256	10,542	72,890	–
2.25%	1,126,948	237,147	–	–	53,876	9,242	43,192	–
2.30%	387,884	34,760	–	–	15,685	7,229	47,981	–
2.35%	2,121,154	854,116	–	–	565,001	8,985	282,595	–
2.40%	358,711	72,057	–	–	64,995	4,081	29,107	–
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	NVITIDModAg2	NVITIDModCon2	NVITJPBal	NVITMdCpGr	NVITMdCpGr2	NVITMidCap	NVITMyMkt	NVITSmCapGr
2.45%	240,125	28,627	–	–	24,542	2,878	21,270	–
2.50%	160,373	18,356	–	–	6,223	1,188	10,796	–
2.55%	345,286	84,735	–	–	43,651	3,369	67,474	–
2.60%	159,921	24,912	–	–	30,082	41	14,375	–
2.65%	60,270	–	–	–	1,622	444	1,562	–
2.70%	118,394	61,077	–	–	13,077	3,143	7,953	–
2.75%	29,889	2,074	–	–	7,452	56	5,501	–
2.80%	46,606	7,505	–	–	1,076	291	2,236	–
2.85%	1,312	253	–	–	165	–	1,387	–
2.90%	56,415	7,118	–	–	4,535	676	1,635	–
2.95%	8,153	5,022	–	–	397	246	58	–
3.00%	39,857	1,204	–	–	–	–	–	–
3.05%	16,141	–	–	–	296	13	10	–
3.10%	13,716	–	–	–	974	–	–	–
3.15%	1,910	–	–	–	–	–	–	–
3.20%	–	–	–	–	50	–	–	–
3.25%	1,279	–	–	–	80	–	30	–

Totals	$29,430,100	7,431,441	47,136	205,390	3,820,149	1,945,614	8,231,947	149,026

	NVITSmCapGr2	NVITSmCapVal	NVITSmCapVal2	NVITSmComp	NVITSmComp2	NVITNWFund	NVITNWFund2	NVITNWLead3
0.80%	$–	6,624	–	13,776	–	36,896	–	569
0.95%	102	–	2,240	–	6,940	–	25	–
1.05%	–	–	1,008	–	3,762	–	67	–
1.10%	1,099	–	1,052	–	6,004	–	28,677	–
1.15%	53,940	–	93,331	–	214,628	–	471,361	–
1.20%	–	–	267	–	1,248	–	2,549	–
1.25%	10,566	–	37,616	–	64,223	–	30,966	–
1.30%	–	883,399	–	1,570,933	3,138	2,957,171	4,141	72,164
1.35%	6,118	–	26,427	–	77,251	–	100,640	–
1.40%	3,071	356,952	7,419	822,772	20,318	1,257,929	75,015	21,949
1.45%	14,337	–	32,112	–	68,865	–	78,854	–
1.50%	7,315	–	13,226	–	47,425	–	83,980	–
1.55%	50,224	–	110,189	–	165,912	–	424,412	–
1.60%	2,699	–	9,052	–	14,947	–	25,030	–
1.65%	13,655	–	27,086	–	74,913	–	130,139	–
1.70%	8,848	–	6,408	–	38,738	–	45,986	–
1.75%	23,849	–	43,010	–	178,451	–	1,159,138	–
1.80%	25,259	–	41,582	–	73,221	–	131,037	–
1.85%	5,838	–	15,206	–	23,376	–	52,502	–
1.90%	4,998	–	9,093	–	18,980	–	18,497	–
1.95%	10,120	–	11,811	–	31,808	–	175,152	–
2.00%	12,078	–	28,313	–	92,159	–	481,452	–
2.05%	5,414	–	9,962	–	20,111	–	39,985	–
2.10%	3,147	–	7,748	–	22,833	–	80,108	–
2.15%	2,809	–	3,565	–	38,224	–	361,694	–
2.20%	3,186	–	1,891	–	26,609	–	84,445	–
2.25%	2,611	–	4,527	–	2,757	–	56,145	–
2.30%	1,277	–	3,652	–	7,633	–	18,570	–
2.35%	1,258	–	434	–	127,226	–	935,811	–
2.40%	88	–	150	–	9,271	–	90,885	–
2.45%	61	–	5,152	–	3,559	–	27,236	–
2.50%	16	–	4	–	799	–	4,210	–
2.55%	120	–	197	–	11,914	–	75,216	–
2.60%	13	–	37	–	6,436	–	49,112	–
2.65%	85	–	–	–	1,171	–	2,440	–
2.70%	–	–	98	–	2,382	–	21,339	–
2.75%	–	–	–	–	994	–	11,160	–
2.80%	1,138	–	–	–	1,005	–	1,017	–
2.85%	–	–	–	–	40	–	208	–
2.90%	–	–	–	–	795	–	7,055	–
2.95%	–	–	–	–	–	–	759	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	–	5	–	407	–
3.10%	–	–	–	–	3	–	1,342	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	69	–
3.25%	–	–	–	–	32	–	157	–

Totals	$275,339	1,246,975	553,865	2,407,481	1,510,106	4,251,996	5,388,990	94,682

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	NVITUSGro2	NVITUSGro3	NVITVKVal2	NVITMltSec	NBTAFasc	NBTAGro	NBTAGuard	NBTAInt
0.80%	$–	400	442	925	75	3,495	549	60
0.95%	76	–	436	6,580	772	–	–	70
1.05%	–	–	906	6,720	173	–	–	–
1.10%	303	–	23,213	1,929	1,075	–	–	21,935
1.15%	37,773	–	397,149	83,696	8,727	–	–	334,993
1.20%	–	–	1,937	6	60	–	–	1,733
1.25%	7,262	–	41,617	30,859	4,625	–	–	20,501
1.30%	–	51,969	111,746	180,090	2,835	1,608,033	152,883	37,073
1.35%	14,313	–	83,042	31,117	3,916	–	–	72,767
1.40%	3,248	30,603	95,454	116,719	4,006	340,967	79,507	75,973
1.45%	12,308	–	75,755	47,908	5,000	–	–	68,181
1.50%	16,107	–	141,923	15,163	3,351	–	–	54,981
1.55%	62,191	–	385,480	77,045	14,950	–	–	323,701
1.60%	4,919	–	28,983	10,615	2,762	–	–	17,172
1.65%	20,592	–	126,776	41,061	8,623	–	–	86,809
1.70%	3,651	–	77,509	14,557	2,329	–	–	33,511
1.75%	40,396	–	944,987	63,482	10,779	–	–	861,239
1.80%	29,869	–	136,370	40,510	2,930	–	–	95,461
1.85%	8,571	–	57,863	12,813	2,557	–	–	38,999
1.90%	6,174	–	29,857	6,089	2,208	–	–	9,480
1.95%	3,207	–	153,908	15,958	3,422	–	–	135,920
2.00%	8,864	–	387,942	20,500	4,463	–	–	342,463
2.05%	9,894	–	49,159	7,835	3,459	–	–	29,374
2.10%	6,828	–	84,203	6,965	1,816	–	–	62,717
2.15%	9,049	–	278,492	5,381	1,403	–	–	266,601
2.20%	10,171	–	83,444	1,685	2,066	–	–	58,365
2.25%	4,109	–	46,109	8,626	84	–	–	37,026
2.30%	2,359	–	30,034	2,400	435	–	–	17,667
2.35%	3,852	–	677,045	6,974	77	–	–	602,769
2.40%	2,020	–	69,165	97	464	–	–	65,250
2.45%	6,299	–	24,077	977	1	–	–	18,334
2.50%	7,175	–	8,475	32	175	–	–	3,061
2.55%	6,828	–	58,935	147	26	–	–	47,560
2.60%	506	–	34,659	520	–	–	–	30,956
2.65%	–	–	5,118	–	–	–	–	1,744
2.70%	373	–	14,759	681	–	–	–	14,121
2.75%	23	–	13,068	17	–	–	–	8,339
2.80%	21	–	2,199	150	7	–	–	633
2.85%	–	–	146	–	–	–	–	123
2.90%	–	–	5,927	–	–	–	–	4,996
2.95%	231	–	589	17	–	–	–	464
3.00%	–	–	253	–	–	–	–	–
3.05%	–	–	292	–	–	–	–	342
3.10%	–	–	966	–	–	–	–	1,149
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	45	–	–	–	–	61
3.25%	–	–	114	–	–	–	–	94

Totals	$349,562	82,972	4,790,568	866,846	99,651	1,952,495	232,939	3,904,768

	NBTAMCGrS	NBTAPart	NBTARegS	NBTSocRes	OppBal	OppCapApS	OppCapAp	OppBdFd
0.80%	$–	5,256	123	730	2,725	–	3,520	1,837
0.95%	1,992	–	–	11,914	–	1,203	–	–
1.05%	3,547	–	–	6,980	–	1,450	–	–
1.10%	216	–	5,244	39,372	–	2,688	–	–
1.15%	23,402	–	31,298	558,192	–	150,977	–	–
1.20%	–	–	35	2,816	–	2,184	–	–
1.25%	11,937	–	5,165	33,848	–	55,210	–	–
1.30%	102	1,579,790	13,765	96,445	1,142,300	1,097	932,734	866,840
1.35%	–	–	15,074	122,345	–	32,633	–	–
1.40%	2,017	1,050,593	9,248	120,959	618,319	14,870	339,400	599,435
1.45%	10,936	–	11,793	104,165	–	66,371	–	–
1.50%	3,785	–	4,186	97,706	–	35,139	–	–
1.55%	27,576	–	43,745	508,770	–	156,135	–	–
1.60%	4,182	–	1,942	27,155	–	13,227	–	–
1.65%	12,541	–	11,617	172,172	–	76,687	–	–
1.70%	5,582	–	2,121	54,026	–	16,218	–	–
1.75%	6,294	–	29,853	1,408,173	–	97,614	–	–
1.80%	14,054	–	17,781	161,719	–	77,270	–	–
1.85%	5,828	–	5,171	60,095	–	32,614	–	–
1.90%	2,921	–	2,304	23,829	–	11,456	–	–
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	NBTAMCGrS	NBTAPart	NBTARegS	NBTSocRes	OppBal	OppCapApS	OppCapAp	OppBdFd
1.95%	3,307	–	9,155	207,749	–	24,089	–	–
2.00%	1,719	–	12,626	570,672	–	34,912	–	–
2.05%	4,643	–	2,748	58,115	–	46,318	–	–
2.10%	1,124	–	1,656	95,329	–	16,772	–	–
2.15%	1,790	–	12,281	428,935	–	28,450	–	–
2.20%	2,875	–	1,479	111,005	–	17,472	–	–
2.25%	1,037	–	1,700	69,241	–	17,407	–	–
2.30%	1,202	–	1,150	28,669	–	4,488	–	–
2.35%	133	–	2,517	1,080,559	–	18,028	–	–
2.40%	140	–	1,828	116,090	–	4,523	–	–
2.45%	325	–	2,016	32,310	–	3,778	–	–
2.50%	256	–	150	7,925	–	4,186	–	–
2.55%	–	–	2,215	87,442	–	1,610	–	–
2.60%	–	–	–	57,289	–	2,360	–	–
2.65%	–	–	–	3,190	–	53	–	–
2.70%	–	–	52	24,645	–	140	–	–
2.75%	–	–	–	13,481	–	13	–	–
2.80%	81	–	16	1,375	–	53	–	–
2.85%	–	–	–	228	–	–	–	–
2.90%	–	–	–	8,182	–	280	–	–
2.95%	–	–	10	710	–	56	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	479	–	–	–	–
3.10%	–	–	–	1,585	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	82	–	–	–	–
3.25%	–	–	–	174	–	–	–	–

Totals	$155,544	2,635,639	262,064	6,616,872	1,763,344	1,070,031	1,275,654	1,468,112

	OppGlSec3	OppGlSec4	OppGlSec	OppGlSecS	OppHighInc3	OppHighInc4	OppHighInc	OppHighIncS
0.80%	$2,032	–	2,495	–	23	–	59	–
0.95%	–	12,955	–	10	–	96	–	3,831
1.05%	–	11,278	–	278	–	72	–	3,303
1.10%	–	7,402	–	640	–	13	–	952
1.15%	–	298,542	–	49,299	–	10,850	–	64,555
1.20%	–	1,867	–	1,145	–	–	–	1,157
1.25%	–	71,365	–	52,599	–	2,699	–	24,369
1.30%	1,271,680	2,292	2,348,262	3,579	2,211	–	8,926	–
1.35%	–	125,954	–	–	–	3,575	–	19,989
1.40%	338,798	33,983	1,378,703	11,445	1,577	634	1,949	27,127
1.45%	–	106,938	–	21,392	–	11,514	–	56,094
1.50%	–	50,547	–	12,413	–	1,539	–	11,665
1.55%	–	216,117	–	53,051	–	13,815	–	106,033
1.60%	–	18,566	–	3,155	–	961	–	7,287
1.65%	–	121,548	–	26,450	–	6,545	–	33,546
1.70%	–	16,750	–	6,117	–	141	–	10,103
1.75%	–	144,283	–	13,466	–	8,457	–	37,659
1.80%	–	83,264	–	33,563	–	3,982	–	62,021
1.85%	–	33,787	–	11,808	–	1,003	–	13,430
1.90%	–	7,240	–	5,865	–	569	–	4,869
1.95%	–	28,855	–	2,287	–	475	–	3,602
2.00%	–	41,691	–	1,314	–	4,338	–	25,788
2.05%	–	11,017	–	4,972	–	354	–	6,459
2.10%	–	24,347	–	6,775	–	344	–	13,860
2.15%	–	13,037	–	1,920	–	294	–	2,515
2.20%	–	23,099	–	–	–	451	–	11,990
2.25%	–	2,771	–	190	–	112	–	1,656
2.30%	–	5,523	–	325	–	46	–	504
2.35%	–	3,115	–	–	–	16	–	799
2.40%	–	2,849	–	–	–	–	–	–
2.45%	–	222	–	–	–	827	–	3,554
2.50%	–	768	–	–	–	–	–	–
2.55%	–	–	–	–	–	–	–	–
2.60%	–	13	–	–	–	–	–	–
2.65%	–	–	–	–	–	–	–	–
2.70%	–	171	–	–	–	–	–	163
2.75%	–	–	–	–	–	15	–	14
2.80%	–	–	–	–	–	–	–	–
2.85%	–	–	–	–	–	–	–	–
2.90%	–	–	–	–	–	–	–	–
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	OppGlSec3	OppGlSec4	OppGlSec	OppGlSecS	OppHighInc3	OppHighInc4	OppHighInc	OppHighIncS
2.95%	–	–	–	–	–	–	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	–	–	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$1,612,510	1,522,156	3,729,460	324,058	3,811	73,737	10,934	558,894

	OppMStSCap	OppMStSCapS	OppMSt	OppMStS	OppMidCap	PioVSmCapV	PVTGroInc	PVTIntlEq
0.80%	$60	–	369	–	1,011	–	–	–
0.95%	–	2,111	–	2,336	–	7,186	–	–
1.05%	–	3,250	–	1,136	–	6,170	264	–
1.10%	–	9,977	–	28,609	–	–	654	–
1.15%	–	177,870	–	479,985	–	–	18,186	3,313
1.20%	–	695	–	3,679	–	–	–	–
1.25%	–	25,692	–	60,213	–	–	4,794	1,571
1.30%	35,557	934	284,481	4,014	192,970	–	–	–
1.35%	–	57,008	–	112,027	–	–	2,592	–
1.40%	13,439	27,068	95,478	78,167	46,196	–	459	1,585
1.45%	–	50,796	–	106,807	–	–	3,845	1,287
1.50%	–	41,335	–	110,665	–	–	3,972	2,730
1.55%	–	201,535	–	487,639	–	–	19,577	4,916
1.60%	–	16,457	–	32,251	–	–	2,050	81
1.65%	–	57,276	–	167,004	–	–	20,076	2,120
1.70%	–	20,403	–	69,378	–	–	2,060	1,425
1.75%	–	311,239	–	1,097,362	–	–	8,731	1,186
1.80%	–	94,938	–	188,800	–	–	7,983	2,631
1.85%	–	24,814	–	62,698	–	–	2,845	793
1.90%	–	7,901	–	23,547	–	–	1,179	95
1.95%	–	53,265	–	166,447	–	–	1,580	–
2.00%	–	125,499	–	471,634	–	–	4,461	215
2.05%	–	13,175	–	62,755	–	–	5,618	812
2.10%	–	55,308	–	85,612	–	–	3,650	113
2.15%	–	89,649	–	348,923	–	–	5,611	–
2.20%	–	42,079	–	87,991	–	–	562	–
2.25%	–	14,291	–	64,039	–	–	4,536	–
2.30%	–	12,083	–	22,719	–	–	662	–
2.35%	–	198,423	–	864,113	–	–	1,514	–
2.40%	–	21,186	–	86,191	–	–	561	531
2.45%	–	6,686	–	29,264	–	–	347	–
2.50%	–	1,001	–	5,739	–	–	796	–
2.55%	–	16,309	–	70,115	–	–	–	–
2.60%	–	10,338	–	47,926	–	–	536	–
2.65%	–	885	–	2,943	–	–	–	–
2.70%	–	4,654	–	21,997	–	–	–	–
2.75%	–	2,489	–	11,481	–	–	18	–
2.80%	–	237	–	1,569	–	–	133	–
2.85%	–	40	–	1,352	–	–	–	–
2.90%	–	1,621	–	6,229	–	–	–	–
2.95%	–	129	–	515	–	–	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	107	–	334	–	–	–	–
3.10%	–	360	–	1,097	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	18	–	56	–	–	–	–
3.25%	–	29	–	140	–	–	–	–

Totals	$49,056	1,801,160	380,328	5,577,498	240,177	13,356	129,852	25,404

	PVTVoygr	TRoeBlChip2	TRowEqInc2	TRowLtdTBd2	DrySRGro	VEWrldBdR1	VEWrldBd	VEWrldEMktR1
0.80%	$–	399	1,121	13	3,154	83	69	2,904
0.95%	59	12	254	62	–	–	–	–
1.05%	–	74	576	69	–	–	–	–
1.10%	–	8,664	4,172	801	–	–	–	–
1.15%	4,210	153,486	101,584	28,528	–	–	–	–
1.20%	–	649	378	169	–	–	–	–
1.25%	4,135	8,255	12,958	2,650	–	–	–	–
1.30%	–	40,033	99,115	16,051	783,311	66,064	190,160	310,552
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	PVTVoygr	TRoeBlChip2	TRowEqInc2	TRowLtdTBd2	DrySRGro	VEWrldBdR1	VEWrldBd	VEWrldEMktR1
1.35%	712	34,704	56,589	4,766	–	–	–	–
1.40%	105	50,947	57,536	7,309	257,635	44,559	80,915	101,197
1.45%	1,409	42,991	66,590	12,295	–	–	–	–
1.50%	1,300	31,669	26,800	5,873	–	–	–	–
1.55%	5,756	169,440	132,456	23,567	–	–	–	–
1.60%	268	8,445	11,620	2,067	–	–	–	–
1.65%	4,195	36,331	47,232	21,126	–	–	–	–
1.70%	689	19,482	10,273	3,007	–	–	–	–
1.75%	1,493	317,426	145,843	44,848	–	–	–	–
1.80%	1,748	45,882	120,761	10,325	–	–	–	–
1.85%	1,590	26,994	30,074	2,313	–	–	–	–
1.90%	432	4,807	1,101	595	–	–	–	–
1.95%	323	50,269	25,227	5,580	–	–	–	–
2.00%	2,110	130,893	28,410	16,452	–	–	–	–
2.05%	3,373	14,979	7,282	7,525	–	–	–	–
2.10%	245	28,633	22,597	8,524	–	–	–	–
2.15%	603	110,102	26,542	9,686	–	–	–	–
2.20%	715	32,077	25,341	3,717	–	–	–	–
2.25%	1,621	16,475	9,065	4,099	–	–	–	–
2.30%	949	8,219	5,113	197	–	–	–	–
2.35%	1,042	212,277	20,205	8,639	–	–	–	–
2.40%	1,377	27,016	6,120	1,796	–	–	–	–
2.45%	352	8,970	1,993	1,620	–	–	–	–
2.50%	535	1,302	578	77	–	–	–	–
2.55%	53	16,709	363	690	–	–	–	–
2.60%	496	11,033	133	124	–	–	–	–
2.65%	–	867	789	83	–	–	–	–
2.70%	245	5,879	962	200	–	–	–	–
2.75%	11	2,469	–	–	–	–	–	–
2.80%	131	375	370	145	–	–	–	–
2.85%	–	86	–	–	–	–	–	–
2.90%	–	1,751	–	614	–	–	–	–
2.95%	–	145	73	–	–	–	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	110	–	–	–	–	–	–
3.10%	–	362	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	19	–	–	–	–	–	–
3.25%	–	28	–	–	–	–	–	–

Totals	$42,282	1,681,735	1,108,196	256,202	1,044,100	110,706	271,144	414,653

	VEWrldEMkt	VEWrldHAsR1	VEWrldHAs	VKUCorPlus	VKUCorPlus2	VKUEmMkt	VKUEmMkt2	VKUUSRE
0.80%	$1,733	1,597	3,615	2	–	132	–	9,641
0.95%	–	–	–	–	4,459	–	–	–
1.05%	–	–	–	–	2,717	–	–	–
1.10%	–	–	–	–	19,437	–	350	–
1.15%	–	–	–	–	268,721	–	5,109	–
1.20%	–	–	–	–	2,186	–	–	–
1.25%	–	–	–	–	24,352	–	4,324	–
1.30%	390,912	375,644	509,530	25,173	3,599	76,620	–	1,642,258
1.35%	–	–	–	–	61,459	–	–	–
1.40%	192,775	146,960	191,146	9,476	50,144	33,704	261	828,387
1.45%	–	–	–	–	64,296	–	2,855	–
1.50%	–	–	–	–	72,861	–	4,944	–
1.55%	–	–	–	–	255,713	–	5,033	–
1.60%	–	–	–	–	15,546	–	264	–
1.65%	–	–	–	–	85,979	–	917	–
1.70%	–	–	–	–	41,173	–	706	–
1.75%	–	–	–	–	707,916	–	752	–
1.80%	–	–	–	–	91,172	–	1,906	–
1.85%	–	–	–	–	37,183	–	1,369	–
1.90%	–	–	–	–	13,179	–	589	–
1.95%	–	–	–	–	101,734	–	230	–
2.00%	–	–	–	–	345,600	–	1	–
2.05%	–	–	–	–	29,841	–	586	–
2.10%	–	–	–	–	44,926	–	1,770	–
2.15%	–	–	–	–	210,070	–	715	–
2.20%	–	–	–	–	66,945	–	–	–
2.25%	–	–	–	–	53,162	–	–	–
2.30%	–	–	–	–	17,196	–	–	–
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Continued	VEWrldEMkt	VEWrldHAsR1	VEWrldHAs	VKUCorPlus	VKUCorPlus2	VKUEmMkt	VKUEmMkt2	VKUUSRE
2.35%	–	–	–	–	695,753	–	–	–
2.40%	–	–	–	–	56,917	–	–	–
2.45%	–	–	–	–	23,022	–	–	–
2.50%	–	–	–	–	2,362	–	–	–
2.55%	–	–	–	–	52,919	–	–	–
2.60%	–	–	–	–	38,294	–	–	–
2.65%	–	–	–	–	1,886	–	–	–
2.70%	–	–	–	–	14,156	–	–	–
2.75%	–	–	–	–	7,905	–	–	–
2.80%	–	–	–	–	735	–	–	–
2.85%	–	–	–	–	237	–	–	–
2.90%	–	–	–	–	4,445	–	–	–
2.95%	–	–	–	–	260	–	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	–	180	–	–	–
3.10%	–	–	–	–	487	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	25	–	–	–
3.25%	–	–	–	–	106	–	–	–

Totals	$585,420	524,201	704,291	34,651	3,591,255	110,456	32,681	2,480,286

	VKUUSRE2	VicDivrStk	WFVDisc	WFVLgCoGro	WFVMMrkt	WFVOpp	WFVSmMdCV	WFTotRetBd
0.80%	$–	–	780	–	–	4,661	–	–
0.95%	10,092	–	–	–	–	–	–	–
1.05%	4,647	–	–	–	–	–	–	–
1.10%	6,619	–	–	–	–	–	–	–
1.15%	314,340	1,556	–	–	96	–	–	259
1.20%	841	–	–	–	–	–	–	–
1.25%	60,625	5,631	–	–	–	–	1	–
1.30%	1,346	–	686,872	–	–	3,213,823	–	–
1.35%	90,452	1,839	–	–	–	–	–	–
1.40%	24,413	–	268,259	14	158	1,112,019	–	–
1.45%	83,806	–	–	–	–	–	–	–
1.50%	49,400	1,382	–	–	–	–	–	–
1.55%	349,284	60	–	–	–	–	–	–
1.60%	19,879	616	–	–	–	–	–	–
1.65%	108,800	379	–	–	–	–	–	–
1.70%	23,712	182	–	–	–	–	–	–
1.75%	123,577	55	–	102	7	–	–	–
1.80%	139,538	860	–	–	–	–	–	–
1.85%	46,251	371	–	–	–	–	–	–
1.90%	17,643	–	–	376	–	–	–	–
1.95%	26,646	574	–	–	–	–	–	–
2.00%	53,000	–	–	253	–	–	–	–
2.05%	26,518	–	–	–	–	–	–	–
2.10%	39,856	1,035	–	776	–	–	–	–
2.15%	11,439	–	–	–	–	–	–	–
2.20%	22,795	–	–	1,408	–	–	–	–
2.25%	4,275	–	–	–	–	–	–	–
2.30%	4,931	–	–	–	–	–	–	–
2.35%	980	–	–	–	–	–	–	–
2.40%	1,588	–	–	–	–	–	–	–
2.45%	22,274	–	–	–	–	–	–	–
2.50%	503	–	–	–	–	–	–	–
2.55%	2,206	–	–	–	–	–	–	–
2.60%	–	–	–	–	–	–	–	–
2.65%	276	–	–	–	–	–	–	–
2.70%	166	–	–	–	–	–	–	–
2.75%	–	–	–	–	–	–	–	–
2.80%	806	–	–	–	–	–	–	–
2.85%	–	–	–	–	–	–	–	–
2.90%	–	–	–	–	–	–	–	–
2.95%	–	–	–	–	–	–	–	–
3.00%	–	–	–	–	–	–	–	–
3.05%	–	–	–	–	–	–	–	–
3.10%	–	–	–	–	–	–	–	–
3.15%	–	–	–	–	–	–	–	–
3.20%	–	–	–	–	–	–	–	–
3.25%	–	–	–	–	–	–	–	–

Totals	$1,693,524	14,540	955,911	2,929	261	4,330,503	1	259

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

(3)	Related Party Transactions
The Company performs various services on behalf of the Mutual Fund Companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, preparation, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.

Contract owners may, with certain restrictions, transfer their assets between the Account and a fixed dollar contract (fixed account) maintained in the accounts of the Company. The fixed account assets are not reflected in the accompanying financial statements. In addition, the Account portion of contract owner loans is transferred to the accounts of the Company for administration and collection. Loan repayments are transferred to the Account at the direction of the contract owner. For the years ended December 31, 2007 and 2006, total transfers to the Account from the fixed account were $276,423,047 and $258,453,443, respectively, and total transfers from the Account to the fixed account were $100,675,280 and $98,329,606, respectively. Transfers from the Account to the fixed account are included in redemptions, and transfers to the Account from the fixed account are included in purchase payments received from contract owners, as applicable, on the accompanying Statements of Changes in Contract Owners’ Equity.

For contracts with the Extra Value option, the Company contributed $27,519,597 and $19,726,148 to the Account in the form of bonus credits to the contract owner accounts for the years ended December 31, 2007 and 2006, respectively. These amounts are included in purchase payments received from contract owners and are credited at the time the related purchase payment from the contract owner is received.

For guaranteed minimum death benefits, the Company contributed $1,508,866 and $1,024,406 to the Account in the form of additional premium to contract owner accounts for the years ended December 31, 2007 and 2006, respectively. These amounts are included in purchase payments received from contract owners and are credited at time of annuitant death.

For Purchase Payment Credits made to All American Gold, Achiever, Future Venue, Elite Venue and Choice Venue II contracts, the Company contributed $5,763,519 and $4,208,817 to the Account in the form of additional credit to the contract owner accounts for the years ended December 31, 2007 and 2006, respectively. These amounts are included in purchase payments received from contract owners and, as applicable, are applied to a contract when cumulative purchase payments reach certain aggregate levels.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

(4)	Financial Highlights
The Company offers several variable annuity products through the Account that have unique combinations of features and fees that are assessed to the contract owner. Differences in fee structures result in a variety of contract expense rates, unit fair values and total returns.The following tabular presentation is a summary of units, unit fair values and contract owners’ equity outstanding for variable annuity contracts as of the end of the periods indicated, and contract expense rate, investment income ratio and total return for each period in the five-year period ended December 31, 2007. The information is presented as a range of minimum to maximum values based upon product grouping. The range is determined by identifying the lowest and the highest contract expense rate. The unit fair values and total returns related to these identified contract expense rates are also disclosed as a range below. Accordingly, some individual contract amounts may not be within the ranges presented.

	Contract Expense Rate*	Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***
AIM VIF – Basic Value Fund – Series II
2007	0.80% to 2.95%	2,902,901	$10.74	to 15.16	$50,651,888	0.35%	0.55% to	-1.64%
2006	0.95% to 2.95%	3,021,464	14.14	to 15.42	52,769,013	0.12%	11.87% to	9.62%
2005	0.95% to 2.95%	3,126,816	12.64	to 14.06	49,174,442	0.00%	4.43% to	2.33%
2004	0.95% to 2.80%	2,372,812	12.11	to 13.78	35,865,728	0.00%	9.79% to	7.74%
2003	0.95% to 2.80%	725,730	11.03	to 12.79	9,990,108	0.00%	10.28% to	27.90%	(a) (b)
AIM VIF – Capital Appreciation Fund – Series II
2007	0.80% to 2.95%	1,044,738	10.99	to 14.72	17,629,535	0.00%	10.83% to	8.42%
2006	0.80% to 2.95%	936,992	9.91	to 13.58	14,402,186	0.00%	-0.88% to	2.94%	(a)
2005	0.95% to 2.95%	783,186	12.18	to 13.19	11,580,313	0.00%	7.55% to	5.38%
2004	0.95% to 2.85%	995,122	11.33	to 12.54	13,783,771	0.00%	5.32% to	3.30%
2003	0.95% to 2.80%	208,483	10.76	to 12.14	2,749,979	0.00%	7.56% to	21.42%	(a) (b)
AIM VIF – Capital Development Fund – Series II
2007	0.80% to 3.00%	1,288,902	11.09	to 18.24	27,002,291	0.00%	9.66% to	7.21%
2006	0.80% to 3.00%	1,088,041	10.12	to 17.01	20,992,339	0.00%	1.15% to	12.78%	(a)
2005	0.95% to 3.00%	938,234	13.62	to 15.09	15,894,114	0.00%	8.23% to	6.00%
2004	0.95% to 2.70%	681,736	12.59	to 15.48	10,765,387	0.00%	14.17% to	12.16%
2003	1.15% to 2.65%	156,782	14.00	to 13.81	2,180,408	0.00%	39.96% to	38.10%	(a) (b)
Alger American Balanced Portfolio – Class S Shares
2007	0.95% to 1.45%	23,143	13.77	to 13.47	317,270	0.00%	13.39% to	12.82%
2006	0.95% to 1.45%	19,445	12.14	to 11.94	235,534	0.81%	3.47% to	2.95%
2005	0.95% to 1.45%	37,454	11.73	to 11.60	439,160	1.78%	7.13% to	6.59%
2004	0.95% to 1.45%	11,877	10.95	to 10.88	129,991	1.97%	3.28% to	2.76%
Alger American Mid Cap Growth Portfolio – Class S Shares
2007	0.95% to 1.80%	52,160	18.48	to 17.80	958,371	0.00%	30.02% to	28.90%
2006	0.95% to 1.80%	42,969	14.21	to 13.81	608,077	0.00%	8.84% to	7.91%
2005	0.95% to 1.80%	31,739	13.06	to 12.80	413,029	0.00%	8.50% to	7.57%
2004	0.95% to 1.45%	17,910	12.03	to 11.95	215,064	0.00%	11.69% to	11.13%
2003	0.95%	2,204	10.77		23,746	0.00%	7.74%		(a) (b)
AllianceBernstein VPS – Growth and Income Portfolio – Class B
2007	0.95% to 2.90%	1,095,470	15.18	to 15.45	19,731,218	1.22%	3.86% to	1.80%
2006	0.95% to 2.90%	1,318,088	14.62	to 15.18	23,041,761	1.14%	15.88% to	13.60%
2005	0.95% to 2.90%	1,458,592	12.61	to 13.36	22,196,589	1.24%	3.60% to	1.57%
2004	0.95% to 2.90%	1,632,039	12.17	to 13.15	24,059,143	0.88%	10.17% to	8.00%
2003	0.95% to 2.90%	1,055,483	11.05	to 12.18	14,215,858	0.14%	10.51% to	21.78%	(a) (b)
AllianceBernstein VPS – Small/Mid Cap Value Portfolio – Class B
2007	0.95% to 2.40%	394,975	16.31	to 19.59	7,812,720	0.80%	0.56% to	-0.92%
2006	0.95% to 2.40%	436,802	16.22	to 19.77	8,743,128	0.23%	13.12% to	11.47%
2005	0.95% to 2.40%	472,597	14.34	to 17.73	8,416,951	0.55%	5.62% to	4.08%
2004	0.95% to 2.70%	497,373	13.58	to 16.94	8,511,826	0.09%	17.94% to	15.86%
2003	1.10% to 2.70%	282,978	14.83	to 14.62	4,130,159	0.05%	48.33% to	46.22%	(a) (b)
American Century VP – Balanced Fund – Class I
2007	0.80% to 1.40%	2,885,081	20.65	to 22.39	68,694,053	2.18%	4.09% to	3.46%
2006	0.80% to 1.40%	3,544,356	19.84	to 21.64	81,354,666	1.99%	8.74% to	8.09%
2005	0.80% to 1.40%	4,467,709	18.24	to 20.02	94,404,446	1.89%	4.10% to	3.47%
2004	0.80% to 1.40%	5,476,571	17.53	to 19.35	111,421,119	1.68%	8.90% to	8.24%
2003	0.80% to 1.40%	6,309,606	16.09	to 17.88	118,238,558	2.53%	18.50% to	17.79%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

American Century VP – Capital Appreciation Fund – Class I
2007	0.80% to 1.40%	3,530,839	$22.34 to 26.89	$159,958,937	0.00%	44.63% to 43.75%
2006	0.80% to 1.40%	3,982,752	15.45 to 18.71	124,686,439	0.00%	16.28% to 15.58%
2005	0.80% to 1.40%	4,837,975	13.28 to 16.19	129,211,185	0.00%	21.09% to 20.36%
2004	0.80% to 1.40%	5,652,516	10.97 to 13.45	124,449,595	0.00%	6.72% to 6.08%
2003	0.80% to 1.40%	6,916,987	10.28 to 12.68	141,677,225	0.00%	19.51% to 18.79%

American Century VP – Income & Growth Fund – Class I
2007	0.80% to 1.40%	2,391,422	14.09 to 13.29	32,022,315	1.98%	-0.87% to -1.47%
2006	0.80% to 1.40%	2,937,946	14.22 to 13.49	39,889,470	1.85%	16.15% to 15.45%
2005	0.80% to 1.40%	3,657,933	12.24 to 11.69	42,972,046	2.07%	3.80% to 3.17%
2004	0.80% to 1.40%	4,654,910	11.79 to 11.33	52,942,168	1.40%	12.09% to 11.41%
2003	0.80% to 1.40%	5,714,030	10.52 to 10.17	58,274,174	1.11%	28.32% to 27.54%

American Century VP – Income & Growth Fund – Class II
2007	0.95% to 2.85%	727,674	14.80 to 12.45	12,216,196	1.71%	-1.38% to -3.23%
2006	0.95% to 2.85%	861,606	15.01 to 12.86	14,784,058	1.57%	15.71% to 13.54%
2005	0.95% to 2.85%	974,803	12.97 to 11.33	14,596,589	1.77%	3.53% to 1.59%
2004	0.95% to 2.85%	964,870	12.53 to 11.15	14,094,019	1.13%	11.50% to 9.46%
2003	0.95% to 2.80%	513,470	11.24 to 12.24	6,815,250	0.00%	12.35% to 22.37%	(a) (b)

American Century VP – Inflation Protection Fund – Class II
2007	0.80% to 3.05%	6,820,642	11.89 to 10.81	79,613,998	4.31%	8.61% to 6.14%
2006	0.80% to 3.00%	6,878,406	10.94 to 10.21	74,548,587	3.41%	0.78% to -1.45%
2005	0.80% to 3.00%	7,317,685	10.86 to 10.36	79,291,554	4.66%	0.75% to -1.48%
2004	0.80% to 3.00%	5,306,858	10.78 to 10.51	57,508,773	3.39%	4.96% to 2.64%
2003	0.80% to 2.55%	1,303,256	10.27 to 10.29	13,554,997	1.08%	2.69% to 2.92%	(a)

American Century VP – International Fund – Class I
2007	0.80% to 1.40%	2,292,787	27.90 to 26.02	60,157,680	0.72%	17.11% to 16.40%
2006	0.80% to 1.40%	2,905,577	23.82 to 22.36	65,448,602	1.67%	24.03% to 23.28%
2005	0.80% to 1.40%	3,664,642	19.21 to 18.13	66,905,080	1.18%	12.35% to 11.67%
2004	0.80% to 1.40%	4,655,031	17.10 to 16.24	76,046,364	0.57%	14.00% to 13.32%
2003	0.80% to 1.40%	6,008,220	15.00 to 14.33	86,550,127	0.75%	23.51% to 22.77%

American Century VP – International Fund – Class II
2007	0.95% to 2.15%	152,551	20.85 to 22.58	3,551,239	0.56%	16.79% to 15.37%
2006	0.95% to 2.15%	167,745	17.86 to 19.57	3,361,447	1.45%	23.56% to 22.07%
2005	0.95% to 2.15%	187,627	14.45 to 16.03	3,059,229	1.01%	12.03% to 10.68%
2004	0.95% to 2.15%	218,350	12.90 to 14.48	3,195,978	0.49%	13.68% to 12.31%
2003	0.95% to 2.70%	238,887	11.35 to 12.83	3,091,431	0.00%	13.46% to 28.33%	(a) (b)

American Century VP – International Fund – Class III
2007	0.80% to 1.40%	1,893,113	18.55 to 17.92	34,085,680	0.70%	17.11% to 16.40%
2006	0.80% to 1.40%	2,121,586	15.84 to 15.40	32,787,298	1.62%	24.03% to 23.28%
2005	0.80% to 1.40%	2,307,236	12.77 to 12.49	28,896,626	1.13%	12.20% to 11.52%
2004	0.80% to 1.40%	2,469,324	11.38 to 11.20	27,706,844	0.54%	14.16% to 13.47%
2003	0.80% to 1.40%	2,431,962	9.97 to 9.87	24,027,699	0.68%	23.51% to 22.77%

American Century VP – International Fund – Class IV
2007	0.95% to 2.80%	1,081,252	18.24 to 17.03	19,305,697	0.42%	16.77% to 14.58%
2006	0.95% to 2.65%	741,894	15.62 to 14.92	11,421,722	1.45%	23.68% to 21.57%
2005	0.95% to 2.65%	771,337	12.63 to 12.27	9,654,221	0.89%	11.90% to 9.99%
2004	0.95% to 2.30%	493,520	11.29 to 11.19	5,550,929	0.00%	12.89% to 11.87%	(a) (b)

American Century VP – Mid Cap Value Fund – Class I
2007	0.80% to 1.40%	544,568	10.75 to 10.64	5,803,553	0.95%	-3.09% to -3.68%
2006	0.80% to 1.40%	299,448	11.09 to 11.05	3,310,661	1.20%	10.94% to 10.50%	(a) (b)

American Century VP – Mid Cap Value Fund – Class II
2007	1.10% to 2.90%	2,191,006	12.88 to 12.26	27,830,212	0.66%	-3.50% to -5.27%
2006	1.10% to 2.90%	1,253,439	13.35 to 12.95	16,593,330	0.67%	18.91% to 16.75%
2005	1.15% to 2.90%	483,218	11.22 to 11.09	5,404,126	1.28%	12.21% to 10.89%	(a) (b)

American Century VP – Ultra® Fund – Class I
2007	0.80% to 1.40%	371,822	12.70 to 12.27	4,581,136	0.00%	20.04% to 19.31%
2006	0.80% to 1.40%	423,522	10.58 to 10.28	4,369,846	0.00%	-4.05% to -4.63%
2005	0.80% to 1.40%	704,273	11.02 to 10.78	7,610,398	0.00%	1.35% to 0.74%
2004	0.80% to 1.40%	671,844	10.88 to 10.70	7,201,616	0.00%	9.79% to 9.13%
2003	0.80% to 1.40%	596,069	9.91 to 9.81	5,850,738	0.00%	23.90% to 23.15%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value			Contract Owners’ Equity	Investment Income Ratio**	Total Return***
American Century VP – Ultra ® Fund – Class II
2007	0.95% to 2.90%	1,079,627	$13.53	to	13.65	$17,056,680	0.00%	19.69% to	17.32%
2006	0.95% to 2.90%	1,132,582	11.31	to	11.64	15,069,024	0.00%	-4.30% to	-6.18%
2005	0.95% to 2.90%	1,111,532	11.82	to	12.40	15,585,166	0.00%	1.01% to	-0.97%
2004	0.95% to 2.85%	833,172	11.70	to	12.54	11,612,690	0.00%	9.54% to	7.44%
2003	1.15% to 2.75%	251,964	13.07	to	11.68	3,176,173	0.00%	30.66% to	16.77%	(a) (b)
American Century VP – Value Fund – Class I
2007	0.80% to 1.40%	4,831,480	24.70	to	23.10	112,542,386	1.78%	-5.90% to	-6.47%
2006	0.80% to 1.40%	6,165,160	26.25	to	24.70	153,403,265	1.35%	17.71% to	17.00%
2005	0.80% to 1.40%	7,260,905	22.30	to	21.11	154,247,554	0.93%	4.20% to	3.57%
2004	0.80% to 1.40%	8,834,706	21.40	to	20.39	181,034,811	1.06%	13.42% to	12.73%
2003	0.80% to 1.40%	9,070,068	18.87	to	18.08	164,712,767	1.01%	27.93% to	27.15%
American Century VP – Value Fund – Class II
2007	0.95% to 2.95%	5,881,576	14.49	to	14.65	99,951,941	1.51%	-6.21% to	-8.12%
2006	0.95% to 2.95%	5,699,037	15.45	to	15.95	104,054,486	1.05%	17.34% to	14.98%
2005	0.95% to 2.95%	4,664,738	13.16	to	13.87	73,014,202	0.59%	3.86% to	1.77%
2004	0.95% to 2.80%	2,735,693	12.67	to	13.66	41,571,673	0.53%	13.09% to	10.98%
2003	1.10% to 2.80%	875,072	13.63	to	12.31	11,835,842	0.00%	36.27% to	23.13%	(a) (b)
American Century VP – Vista SM Fund – Class I
2007	0.80% to 1.40%	951,361	13.28	to	13.14	12,519,496	0.00%	38.65% to	37.81%
2006	1.30% to 1.40%	15,762	9.54	to	9.54	150,403	0.00%	-4.56% to	-4.63%	(a) (b)
American Century VP – Vista SM Fund – Class II
2007	0.95% to 2.80%	2,291,468	12.42	to	16.13	37,937,432	0.00%	24.25% to	35.61%	(a)
2006	1.10% to 2.90%	242,388	12.25	to	11.88	2,936,912	0.00%	7.68% to	5.73%
2005	1.10% to 2.90%	106,490	11.37	to	11.23	1,205,764	0.00%	13.72% to	12.35%	(a) (b)
American Funds IS – Growth Fund – Class 1
2007	1.30%	204,499	85.98			17,582,665	0.98%	11.17%
2006	1.30%	243,531	77.34			18,835,011	0.92%	9.05%
2005	1.30%	304,890	70.93			21,624,645	0.86%	14.99%
2004	1.30%	328,214	61.68			20,244,087	0.35%	11.28%
2003	1.30%	365,065	55.43			20,233,757	0.37%	35.36%
American Funds IS – High-Income Bond Fund – Class 1
2007	1.30%	35,586	40.66			1,446,977	10.75%	0.29%
2006	1.30%	35,506	40.54			1,439,550	4.68%	9.45%
2005	1.30%	51,290	37.04			1,899,949	5.71%	1.13%
2004	1.30%	56,446	36.63			2,067,573	5.70%	8.40%
2003	1.30%	79,839	33.79			2,697,763	10.29%	28.10%
American Funds IS – U.S. Government/AAA-Rated Securities Fund – Class 1
2007	1.30%	49,215	29.52			1,452,853	7.14%	5.43%
2006	1.30%	62,699	28.00			1,755,517	3.68%	2.60%
2005	1.30%	88,729	27.29			2,421,277	3.90%	1.37%
2004	1.30%	91,982	26.92			2,476,082	4.87%	2.24%
2003	1.30%	110,931	26.33			2,920,820	3.56%	1.18%
Charles Schwab Money Market Portfolio
2007	0.95% to 1.85%	2,030,093	10.92	to	10.50	22,118,985	4.51%	3.74% to	2.79%
2006	0.95% to 1.85%	1,650,023	10.53	to	10.21	17,343,382	4.15%	3.61% to	2.67%
2005	0.95% to 1.90%	1,114,003	10.16	to	9.94	11,301,111	3.00%	1.77% to	0.80%
2004	0.95% to 1.85%	438,727	9.98	to	9.86	4,373,727	0.96%	-0.06% to	-0.96%
2003	0.95% to 1.45%	245,954	9.99	to	9.97	2,456,759	0.09%	-0.11% to	-0.27%	(a) (b)
Credit Suisse Trust – Global Small Cap Portfolio
2007	0.80% to 1.40%	219,613	15.39	to	14.39	3,186,083	0.00%	-4.73% to	-5.31%
2006	0.80% to 1.40%	285,608	16.15	to	15.20	4,372,655	0.00%	12.30% to	11.62%
2005	0.80% to 1.40%	377,164	14.38	to	13.62	5,168,448	0.00%	15.22% to	14.52%
2004	0.80% to 1.40%	509,005	12.48	to	11.89	6,084,949	0.00%	17.05% to	16.34%
2003	0.80% to 1.40%	665,511	10.67	to	10.22	6,834,165	0.00%	46.48% to	45.59%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Credit Suisse Trust – International Focus Portfolio
2007	0.80% to 1.40%	2,123,568	$18.72 to 17.89	$38,252,943	1.05%	15.66% to 14.96%
2006	0.80% to 1.40%	2,629,775	16.18 to 15.57	41,181,190	0.99%	17.71% to 17.00%
2005	0.80% to 1.40%	3,268,498	13.75 to 13.30	43,719,660	0.84%	16.50% to 15.80%
2004	0.80% to 1.40%	4,168,927	11.80 to 11.49	48,123,003	0.93%	13.82% to 13.14%
2003	0.80% to 1.40%	5,366,505	10.37 to 10.15	54,715,107	0.43%	32.03% to 31.23%
Credit Suisse Trust – Small Cap Core I Portfolio
2007	0.80% to 1.40%	3,619,869	16.65 to 17.24	62,919,860	0.00%	-1.63% to -2.23%
2006	0.80% to 1.40%	4,550,318	16.92 to 17.63	80,816,137	0.00%	3.93% to 3.30%
2005	0.80% to 1.40%	5,728,799	16.28 to 17.07	98,399,267	0.00%	-3.46% to -4.04%
2004	0.80% to 1.40%	7,254,068	16.86 to 17.78	129,733,218	0.00%	9.98% to 9.32%
2003	0.80% to 1.40%	8,999,069	15.33 to 16.27	147,102,444	0.00%	47.36% to 46.47%
Dreyfus IP – Small Cap Stock Index Portfolio – Service Shares
2007	0.80% to 2.70%	2,789,752	15.01 to 19.17	49,316,620	0.40%	-1.45% to -3.35%
2006	0.80% to 2.50%	3,003,653	15.23 to 20.00	53,124,303	0.42%	13.50% to 11.56%
2005	0.80% to 2.50%	3,454,461	13.42 to 17.92	52,798,571	0.00%	6.38% to 4.56%
2004	0.80% to 2.70%	3,662,793	12.62 to 17.08	50,846,240	0.46%	20.91% to 18.60%
2003	0.80% to 2.35%	2,490,303	10.43 to 10.15	27,176,568	0.28%	36.68% to 44.44%	(b)
Dreyfus Stock Index Fund, Inc. – Initial Shares
2007	0.80% to 1.40%	14,260,866	27.05 to 32.22	464,467,374	1.71%	4.41% to 3.77%
2006	0.80% to 1.40%	17,471,027	25.91 to 31.05	547,761,774	1.59%	14.58% to 13.89%
2005	0.80% to 1.40%	21,479,216	22.61 to 27.26	590,648,682	1.54%	3.86% to 3.23%
2004	0.80% to 1.40%	27,047,637	21.77 to 26.41	719,718,796	1.71%	9.76% to 9.09%
2003	0.80% to 1.40%	32,699,415	19.84 to 24.21	796,781,905	1.40%	27.34% to 26.57%
Dreyfus Stock Index Fund, Inc. – Service Shares
2007	0.95% to 2.90%	7,232,672	14.82 to 14.87	124,891,794	1.53%	3.99% to 1.93%
2006	0.95% to 2.90%	7,034,417	14.25 to 14.59	117,546,992	1.41%	14.11% to 11.87%
2005	0.95% to 3.00%	6,341,787	12.49 to 13.00	93,210,382	1.41%	3.44% to 1.31%
2004	0.95% to 3.00%	5,049,202	12.07 to 12.84	72,127,749	1.74%	9.30% to 7.04%
2003	0.95% to 2.90%	1,563,084	11.04 to 12.00	20,724,193	0.73%	10.44% to 20.00%	(a) (b)
Dreyfus VIF – Appreciation Portfolio – Initial Shares
2007	0.80% to 1.40%	2,667,862	17.02 to 15.98	42,947,989	1.61%	6.27% to 5.62%
2006	0.80% to 1.40%	3,227,567	16.02 to 15.12	49,149,665	1.58%	15.55% to 14.85%
2005	0.80% to 1.40%	4,029,605	13.86 to 13.17	53,378,443	0.02%	3.55% to 2.92%
2004	0.80% to 1.40%	4,990,800	13.39 to 12.79	64,177,831	1.53%	4.21% to 3.58%
2003	0.80% to 1.40%	6,013,001	12.85 to 12.35	74,581,255	1.29%	20.20% to19.47%
Dreyfus VIF – Appreciation Portfolio – Service Shares
2007	0.95% to 3.00%	1,388,567	14.34 to 13.87	22,154,594	1.41%	5.83% to 3.63%
2006	0.95% to 3.00%	1,641,093	13.55 to 13.38	24,926,948	1.35%	15.11% to 12.73%
2005	0.95% to 3.00%	1,814,647	11.77 to 11.87	24,136,811	0.00%	3.13% to 1.00%
2004	0.95% to 2.85%	1,357,385	11.42 to 11.78	17,648,287	2.09%	3.80% to 1.81%
2003	1.15% to 2.65%	396,749	12.70 to 12.54	4,997,749	1.99%	27.04% to 25.35%	(a) (b)
Dreyfus VIF – Developing Leaders Portfolio – Service Shares
2007	0.95% to 2.40%	189,656	11.12 to 13.35	2,613,330	0.53%	-12.13% to-13.42%
2006	0.95% to 2.40%	278,075	12.65 to 15.42	4,374,516	0.17%	2.54% to 1.04%
2005	0.95% to 2.40%	339,465	12.34 to 15.26	5,241,910	0.00%	4.56% to 3.03%
2004	0.95% to 2.40%	327,297	11.80 to 14.81	4,907,676	0.00%	9.99% to 8.38%
2003	1.10% to 2.40%	131,238	13.83 to 13.67	1,800,570	0.00%	38.26% to 36.67%	(a) (b)
Dreyfus VIF – Growth and Income Portfolio – Initial Shares
2007	0.80% to 1.40%	1,896,207	16.40 to 15.34	29,317,204	0.75%	7.57% to 6.92%
2006	0.80% to 1.40%	2,372,008	15.25 to 14.35	34,268,064	0.76%	13.60% to 12.91%
2005	0.80% to 1.40%	2,832,165	13.42 to 12.71	36,194,164	1.29%	2.53% to 1.91%
2004	0.80% to 1.40%	3,540,729	13.09 to 12.47	44,355,941	1.18%	6.61% to 5.96%
2003	0.80% to 1.40%	4,245,970	12.28 to 11.77	50,156,353	0.77%	25.56% to 24.80%
Federated IS – American Leaders Fund II – Service Shares
2007	0.95% to 2.75%	123,768	13.06 to 13.30	1,796,271	1.29%	-10.72% to-12.36%
2006	0.95% to 2.75%	147,270	14.63 to 15.17	2,411,405	1.22%	15.38% to 13.29%
2005	0.95% to 2.75%	177,529	12.68 to 13.39	2,536,537	1.27%	3.78% to 1.90%
2004	1.15% to 2.75%	191,712	14.45 to 13.14	2,665,097	1.22%	8.24% to 6.49%
2003	1.15% to 2.55%	77,357	13.35 to 13.18	1,001,093	0.00%	33.50% to 31.84%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Federated IS – Capital Appreciation Fund II – Service Shares
2007	0.95% to 3.15%	192,944	$14.57 to 14.35	$3,164,519	0.55%	8.59% to 6.17%
2006	0.95% to 3.15%	212,094	13.42 to 13.52	3,225,966	0.53%	14.69% to 12.15%
2005	1.05% to 3.15%	236,710	11.67 to 12.06	3,170,136	0.84%	0.63% to -1.50%
2004	1.05% to 3.15%	262,174	11.60 to 12.24	3,512,976	0.53%	5.99% to 3.74%
2003	1.10% to 2.80%	177,660	13.00 to 11.83	2,254,950	0.00%	30.02% to 18.27%	(a) (b)
Federated IS – Market Opportunity Fund II – Service Shares
2007	0.80% to 2.35%	295,662	10.10 to 9.84	2,944,941	1.37%	-2.28% to -3.81%
2006	1.15% to 2.30%	326,855	10.32 to 10.24	3,358,443	0.00%	3.16% to 2.37%	(a) (b)
Federated IS – Quality Bond Fund II – Primary Shares
2007	0.80% to 1.40%	1,330,368	12.42 to 12.00	16,034,879	4.53%	4.54% to 3.90%
2006	0.80% to 1.40%	1,361,037	11.88 to 11.55	15,768,662	4.34%	3.32% to 2.70%
2005	0.80% to 1.40%	1,866,157	11.50 to 11.25	21,031,569	3.80%	0.49% to -0.12%
2004	0.80% to 1.40%	2,208,926	11.44 to 11.26	24,906,332	4.23%	2.79% to 2.17%
2003	0.80% to 1.40%	3,097,044	11.13 to 11.02	34,160,926	4.10%	3.81% to 3.18%
Federated IS – Quality Bond Fund II – Service Shares
2007	0.95% to 2.95%	5,168,222	11.26 to 10.07	56,663,144	4.31%	4.14% to 2.02%
2006	0.95% to 2.95%	4,875,943	10.81 to 9.88	51,727,060	3.80%	2.94% to 0.86%
2005	0.95% to 2.95%	4,648,453	10.51 to 9.79	48,245,065	3.29%	0.03% to -1.98%
2004	0.95% to 2.85%	3,548,586	10.50 to 10.78	37,072,244	3.23%	2.34% to 0.39%
2003	0.95% to 2.60%	1,665,638	10.26 to 10.78	17,093,448	0.01%	2.63% to 1.48%	(a) (b)
Fidelity® VIP – Equity-Income Portfolio – Initial Class
2007	0.80% to 1.40%	16,421,321	27.21 to 33.80	788,830,764	1.74%	0.71% to 0.10%
2006	0.80% to 1.40%	19,837,866	27.02 to 33.76	941,295,561	3.26%	19.23% to 18.52%
2005	0.80% to 1.40%	24,111,620	22.66 to 28.49	951,276,572	1.68%	5.02% to 4.39%
2004	0.80% to 1.40%	29,628,395	21.58 to 27.29	1,103,365,925	1.58%	10.64% to 9.97%
2003	0.80% to 1.40%	35,119,867	19.50 to 24.82	1,172,481,617	1.79%	29.29% to 28.51%
Fidelity® VIP – Equity-Income Portfolio – Service Class 2
2007	0.95% to 2.95%	9,650,205	9.48 to 15.76	176,168,699	1.71%	-5.21% to -1.73%	(a)
2006	1.10% to 2.95%	9,285,688	18.74 to 16.04	170,040,794	2.92%	18.61% to 16.40%
2005	1.10% to 2.95%	8,101,371	15.80 to 13.78	125,643,989	1.28%	4.41% to 2.47%
2004	1.10% to 2.95%	6,134,314	15.13 to 13.45	91,285,573	0.82%	10.01% to 7.95%
2003	1.10% to 2.80%	1,963,742	13.76 to 12.47	26,626,620	0.00%	37.56% to 24.68%	(a) (b)
Fidelity® VIP – Growth Portfolio – Initial Class
2007	0.80% to 1.40%	12,473,199	24.02 to 31.16	745,751,636	0.84%	25.94% to 25.18%
2006	0.80% to 1.40%	15,379,782	19.07 to 24.89	723,221,795	0.41%	6.00% to 5.36%
2005	0.80% to 1.40%	19,493,494	17.99 to 23.63	851,535,193	0.51%	4.95% to 4.32%
2004	0.80% to 1.40%	24,907,685	17.14 to 22.65	1,021,303,176	0.28%	2.55% to 1.93%
2003	0.80% to 1.40%	30,857,133	16.71 to 22.22	1,206,381,873	0.27%	31.79% to 30.99%
Fidelity® VIP – Growth Portfolio – Service Class 2
2007	0.95% to 3.00%	4,763,730	11.90 to 16.02	89,331,698	0.32%	19.02% to 22.84%	(a)
2006	1.10% to 3.00%	3,396,781	15.59 to 13.04	51,229,656	0.16%	5.40% to 3.38%
2005	1.10% to 3.00%	3,421,593	14.79 to 12.61	49,127,180	0.25%	4.35% to 2.35%
2004	1.10% to 2.85%	3,015,154	14.17 to 12.36	41,622,162	0.09%	1.99% to 0.18%
2003	1.10% to 2.80%	1,072,088	13.90 to 12.34	14,579,923	0.00%	38.99% to 23.39%	(a) (b)
Fidelity® VIP – High Income Portfolio – Initial Class
2007	0.80% to 1.40%	4,420,785	14.84 to 15.91	100,020,943	6.64%	1.96% to 1.34%
2006	0.80% to 1.40%	7,076,863	14.56 to 15.70	153,544,649	7.13%	10.35% to 9.68%
2005	0.80% to 1.40%	8,818,397	13.19 to 14.31	171,137,153	14.50%	1.88% to 1.27%
2004	0.80% to 1.40%	12,101,014	12.95 to 14.13	228,193,033	8.17%	8.72% to 8.06%
2003	0.80% to 1.40%	16,497,401	11.91 to 13.08	283,236,571	6.82%	26.25% to 25.48%
Fidelity® VIP – High Income Portfolio – Initial Class R
2007	0.80% to 1.40%	1,244,598	9.84 to 9.80	12,199,909	16.76%	-1.62% to -2.02%	(a) (b)
Fidelity® VIP – Overseas Portfolio – Initial Class
2007	0.80% to 1.40%	4,559,645	26.41 to 26.69	150,451,052	3.32%	16.37% to 15.66%
2006	0.80% to 1.40%	5,556,872	22.70 to 23.07	158,028,879	0.90%	17.14% to 16.43%
2005	0.80% to 1.40%	6,764,235	19.38 to 19.82	164,441,055	0.66%	18.10% to 17.38%
2004	0.80% to 1.40%	8,332,810	16.41 to 16.88	172,049,779	1.18%	12.73% to 12.05%
2003	0.80% to 1.40%	10,235,114	14.55 to 15.07	187,955,327	0.83%	42.22% to 41.36%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Fidelity® VIP – Overseas Portfolio – Initial Class R
2007	0.80% to 1.40%	3,885,215	$20.03 to 19.35	$75,531,894	3.35%	16.41% to 15.70%
2006	0.80% to 1.40%	4,321,249	17.20 to 16.72	72,538,615	0.89%	17.08% to 16.37%
2005	0.80% to 1.40%	4,309,892	14.69 to 14.37	62,111,628	0.64%	18.16% to 17.45%
2004	0.80% to 1.40%	4,483,379	12.44 to 12.24	54,961,518	1.04%	12.68% to 12.00%
2003	0.80% to 1.40%	3,556,585	11.04 to 10.92	38,898,685	0.58%	42.18% to 41.32%

Fidelity® VIP – Overseas Portfolio – Service Class 2
2007	1.10% to 2.30%	341,789	26.35 to 24.83	8,701,501	2.94%	15.76% to 14.35%
2006	1.10% to 2.30%	395,811	22.77 to 21.72	8,723,911	0.71%	16.48% to 15.07%
2005	1.10% to 2.30%	445,790	19.55 to 18.87	8,474,142	0.53%	17.48% to 16.06%
2004	1.10% to 2.35%	579,313	16.64 to 16.25	9,439,417	1.00%	12.07% to 10.65%
2003	1.10% to 2.70%	759,076	14.85 to 14.64	11,143,294	0.00%	48.46% to 46.36%	(a) (b)

Fidelity® VIP – Overseas Portfolio – Service Class 2 R
2007	0.95% to 2.80%	4,158,503	10.63 to 16.43	71,506,434	3.02%	6.30% to 13.77%	(a)
2006	1.10% to 2.65%	3,262,947	15.12 to 14.50	48,966,115	0.68%	16.52% to 14.70%
2005	1.10% to 2.75%	2,671,311	12.98 to 12.62	34,592,870	0.39%	17.44% to 15.49%
2004	1.10% to 2.75%	1,455,683	11.05 to 10.93	16,113,454	0.00%	10.51% to 9.29%	(a) (b)

Fidelity® VIP II – Asset Manager Portfolio – Initial Class
2007	0.80% to 1.40%	8,375,163	22.81 to 22.23	272,815,879	6.05%	14.58% to 13.88%
2006	0.80% to 1.40%	10,118,900	19.91 to 19.52	286,791,929	2.82%	6.46% to 5.82%
2005	0.80% to 1.40%	12,409,816	18.70 to 18.45	329,413,384	2.78%	3.21% to 2.59%
2004	0.80% to 1.40%	15,144,673	18.12 to 17.98	387,934,534	2.80%	4.63% to 3.99%
2003	0.80% to 1.40%	18,528,814	17.32 to 17.29	450,130,622	3.64%	17.03% to 16.32%

Fidelity® VIP II – Contrafund® Portfolio – Initial Class
2007	0.80% to 1.40%	18,212,023	38.16 to 38.47	706,656,295	0.90%	16.65% to 15.94%
2006	0.80% to 1.40%	21,578,263	32.72 to 33.18	721,451,899	1.27%	10.83% to 10.16%
2005	0.80% to 1.40%	24,802,463	29.52 to 30.12	752,002,828	0.29%	16.00% to 15.31%
2004	0.80% to 1.40%	27,634,632	25.45 to 26.12	725,941,419	0.34%	14.55% to 13.86%
2003	0.80% to 1.40%	31,289,245	22.22 to 22.94	721,253,344	0.46%	27.44% to 26.67%

Fidelity® VIP II – Contrafund® Portfolio – Service Class 2
2007	0.95% to 3.10%	18,440,700	11.09 to 18.97	404,049,775	0.79%	10.88% to 13.65%	(a)
2006	1.10% to 3.10%	16,826,492	19.42 to 16.70	319,679,085	1.04%	10.21% to 7.99%
2005	1.10% to 3.10%	13,262,039	17.62 to 15.46	229,643,763	0.09%	15.37% to 13.04%
2004	1.10% to 3.10%	7,550,491	15.28 to 13.68	113,908,694	0.10%	13.89% to 11.59%
2003	1.10% to 2.80%	1,746,863	13.41 to 12.28	23,242,672	0.00%	34.14% to 22.81%	(a) (b)

Fidelity® VIP II – Investment Grade Bond Portfolio – Service Class
2007	0.80% to 1.40%	1,827,483	11.39 to 11.07	20,308,029	3.93%	3.37% to 2.74%
2006	0.80% to 1.40%	1,663,367	11.02 to 10.78	17,973,250	3.75%	3.47% to 2.84%
2005	0.80% to 1.40%	1,541,808	10.65 to 10.48	16,185,460	3.17%	1.27% to 0.65%
2004	0.80% to 1.40%	1,079,916	10.52 to 10.41	11,254,188	2.96%	3.48% to 2.86%
2003	0.80% to 1.40%	441,619	10.16 to 10.12	4,471,457	0.00%	1.63% to 1.22%	(a) (b)

Fidelity® VIP II – Investment Grade Bond Portfolio – Service Class 2
2007	0.95% to 3.25%	39,988,032	10.15 to 10.06	440,398,413	2.72%	1.47% to 0.68%	(a)
2006	1.10% to 3.25%	17,350,200	11.06 to 10.00	187,123,591	2.12%	2.99% to 0.76%
2005	1.10% to 2.90%	6,089,737	10.74 to 10.02	64,530,741	2.84%	0.78% to -1.05%
2004	1.10% to 2.85%	3,702,374	10.65 to 10.52	39,157,892	2.31%	3.04% to 1.24%
2003	1.10% to 2.60%	1,078,745	10.34 to 10.42	11,114,242	0.00%	3.40% to 2.05%	(a) (b)

Fidelity® VIP III – Growth Opportunities Portfolio – Initial Class
2007	0.80% to 1.40%	2,355,583	14.35 to 13.47	31,965,894	0.00%	22.19% to 21.45%
2006	0.80% to 1.40%	2,712,499	11.75 to 11.09	30,268,618	0.72%	4.61% to 3.98%
2005	0.80% to 1.40%	3,577,040	11.23 to 10.67	38,352,113	0.93%	8.02% to 7.37%
2004	0.80% to 1.40%	4,326,389	10.39 to 9.93	43,162,018	0.56%	6.33% to 5.69%
2003	0.80% to 1.40%	5,119,061	9.77 to 9.40	48,280,130	0.78%	28.83% to 28.06%

Fidelity® VIP III – Mid Cap Portfolio – Service Class
2007	0.80% to 1.40%	1,880,661	11.33 to 11.22	21,120,448	0.77%	14.56% to 13.86%
2006	0.80% to 1.40%	1,041,179	9.89 to 9.85	10,260,773	0.00%	-1.10% to -1.50%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Fidelity® VIP III – Mid Cap Portfolio – Service Class 2
2007	0.95% to 3.10%	8,968,155	$ 10.66 to 23.16	$228,696,376	0.50%	6.62% to 11.74%	(a)
2006	1.10% to 3.10%	8,219,016	23.02 to 20.73	184,744,089	0.17%	11.17% to 8.93%
2005	1.10% to 3.10%	7,193,078	20.70 to 19.03	146,085,937	0.00%	16.72% to 14.37%
2004	1.10% to 3.10%	3,994,345	17.74 to 16.64	69,828,007	0.00%	23.29% to 20.79%
2003	1.10% to 2.65%	952,250	14.39 to 14.19	13,510,593	0.00%	43.87% to 41.90%	(a) (b)

Fidelity® VIP III – Value Strategies Portfolio – Service Class
2007	0.80% to 1.40%	841,048	16.24 to 15.69	13,262,544	0.93%	4.75% to 4.11%
2006	0.80% to 1.40%	959,780	15.50 to 15.07	14,522,707	0.54%	15.27% to 14.58%
2005	0.80% to 1.40%	1,313,761	13.45 to 13.15	17,327,837	0.00%	1.74% to 1.12%
2004	0.80% to 1.40%	1,973,235	13.22 to 13.01	25,716,534	0.00%	13.08% to 12.39%
2003	0.80% to 1.40%	2,066,461	11.69 to 11.57	23,941,728	0.00%	56.53% to 55.58%

Fidelity® VIP III – Value Strategies Portfolio – Service Class 2
2007	1.10% to 3.10%	1,045,050	22.79 to 18.38	22,900,224	0.63%	4.28% to 2.15%
2006	1.10% to 3.10%	1,184,531	21.85 to 18.00	25,032,411	0.35%	14.74% to 12.42%
2005	1.10% to 3.10%	1,244,308	19.04 to 16.01	23,050,709	0.00%	1.30% to -0.74%
2004	1.10% to 3.10%	1,160,567	18.80 to 16.13	21,344,299	0.00%	12.59% to 10.31%
2003	1.10% to 2.65%	612,598	16.70 to 16.47	10,142,879	0.00%	66.98% to 64.69%	(a) (b)

Fidelity® VIP IV – Energy Portfolio – Service Class 2
2007	0.80% to 2.80%	5,413,172	13.59 to 21.28	118,510,583	0.13%	44.47% to 41.54%
2006	0.80% to 2.80%	2,923,524	9.41 to 15.03	44,870,467	0.90%	-5.92% to 13.36%	(a)
2005	1.10% to 2.75%	1,080,443	13.42 to 13.27	14,439,718	0.70%	34.16% to 32.67%	(a) (b)

Fidelity® VIP IV – Freedom Fund 2010 Portfolio – Service Class
2007	0.80% to 1.40%	450,333	11.37 to 11.25	5,074,439	3.44%	7.77% to 7.12%
2006	1.30% to 1.40%	162,866	10.51 to 10.51	1,711,515	3.28%	5.13% to 5.05%	(a) (b)

Fidelity® VIP IV – Freedom Fund 2010 Portfolio – Service Class 2
2007	1.10% to 2.70%	3,748,220	12.45 to 11.92	45,656,435	2.62%	7.22% to 5.48%
2006	1.10% to 2.70%	2,744,382	11.62 to 11.30	31,383,195	2.38%	8.38% to 6.63%
2005	1.15% to 2.70%	851,649	10.71 to 10.60	9,071,545	0.85%	7.14% to 6.02%	(a) (b)

Fidelity® VIP IV – Freedom Fund 2020 Portfolio – Service Class
2007	0.80% to 1.40%	521,510	11.55 to 11.43	5,970,926	3.23%	9.28% to 8.62%
2006	1.30% to 1.40%	138,522	10.53 to 10.53	1,458,810	2.86%	5.33% to 5.25%	(a) (b)

Fidelity® VIP IV – Freedom Fund 2020 Portfolio – Service Class 2
2007	1.10% to 2.90%	5,452,403	13.25 to 12.61	70,902,100	2.44%	8.75% to 6.76%
2006	1.10% to 2.90%	3,209,353	12.18 to 11.81	38,598,876	1.89%	10.48% to 8.47%
2005	1.15% to 2.90%	1,450,199	11.02 to 10.89	15,908,277	1.01%	10.21% to 8.91%	(a) (b)

Fidelity® VIP IV – Freedom Fund 2030 Portfolio – Service Class
2007	0.80% to 1.40%	307,780	11.68 to 11.56	3,564,229	3.24%	10.31% to 9.64%
2006	0.80% to 1.40%	85,450	10.59 to 10.55	901,603	2.10%	5.88% to 5.46%	(a) (b)

Fidelity® VIP IV – Freedom Fund 2030 Portfolio – Service Class 2
2007	1.10% to 2.70%	1,398,391	13.78 to 13.20	18,889,628	2.17%	9.85% to 8.07%
2006	1.10% to 2.90%	1,094,121	12.55 to 12.17	13,545,883	1.72%	11.69% to 9.66%
2005	1.15% to 2.90%	626,404	11.23 to 11.10	6,999,070	0.99%	12.29% to 10.97%	(a) (b)

Financial Investors VIT – First Horizon Core Equity Portfolio
2005	1.55% to 2.35%	56,260	10.89 to 10.68	604,067	1.26%	-4.24% to -5.02%
2004	1.55% to 2.35%	63,802	11.37 to 11.25	720,213	1.40%	3.84% to 3.00%
2003	1.55%	56	10.95	613	0.00%	9.47%	(a) (b)

First Horizon Capital Appreciation Portfolio
2005	1.55% to 2.30%	4,666	11.89 to 11.69	55,110	0.00%	1.46% to 0.69%
2004	1.55% to 2.30%	4,651	11.72 to 11.60	54,300	0.00%	9.52% to 8.69%

Franklin Templeton VIP – Developing Markets Securities Fund – Class 3
2007	0.80% to 2.80%	2,877,413	13.67 to 19.58	57,939,683	1.81%	27.66% to 25.08%
2006	0.80% to 2.80%	1,703,817	10.71 to 15.66	27,220,949	1.21%	7.06% to 24.59%	(a)
2005	1.10% to 2.75%	588,613	12.71 to 12.57	7,454,753	0.17%	27.11% to 25.70%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Franklin Templeton VIP – Foreign Securities Fund – Class 2
2007	0.95% to 2.25%	462,809	$ 20.06 to 22.86	$10,928,425	1.98%	14.35% to 12.85%
2006	0.95% to 2.25%	531,179	17.54 to 20.25	11,028,499	1.19%	20.29% to 18.72%
2005	0.95% to 2.25%	634,836	14.58 to 17.06	11,022,531	1.12%	9.13% to 7.70%
2004	0.95% to 2.25%	759,444	13.36 to 15.84	12,142,293	1.42%	17.40% to 15.86%
2003	0.95% to 2.70%	604,314	11.38 to 13.62	8,285,031	0.17%	13.81% to 36.17%	(a) (b)

Franklin Templeton VIP – Foreign Securities Fund – Class 3
2007	0.80% to 3.25%	16,511,364	12.48 to 15.91	278,332,427	1.98%	14.52% to 11.67%
2006	0.80% to 3.25%	8,716,921	10.89 to 14.24	129,480,230	1.07%	8.94% to 17.53%	(a)
2005	0.95% to 2.90%	3,144,611	12.60 to 12.19	39,198,071	1.15%	9.09% to 6.95%
2004	0.95% to 2.70%	1,223,594	11.55 to 11.42	14,077,001	0.45%	15.52% to 14.17%	(a) (b)

Franklin Templeton VIP – Global Income Securities Fund – Class 3
2007	0.80% to 2.80%	4,159,217	11.55 to 11.48	49,473,961	2.64%	10.14% to 7.91%
2006	1.10% to 2.65%	1,905,578	10.95 to 10.66	20,725,398	2.53%	11.61% to 9.86%
2005	1.15% to 2.65%	501,187	9.81 to 9.71	4,902,407	0.88%	-1.94% to -2.93%	(a) (b)

Franklin Templeton VIP – Income Securities Fund – Class 2
2007	0.80% to 2.95%	10,613,089	11.48 to 11.07	120,358,043	3.75%	2.92% to 0.68%
2006	0.80% to 2.80%	4,753,427	11.16 to 11.01	52,751,296	0.46%	11.57% to 10.07%	(a) (b)

Franklin Templeton VIP – Rising Dividends Securities Fund – Class 2
2007	0.95% to 3.00%	7,191,142	13.82 to 13.94	115,583,625	2.42%	-3.62% to -5.62%
2006	0.95% to 3.00%	8,485,936	14.33 to 14.78	142,480,300	1.10%	16.01% to 13.62%
2005	0.95% to 3.00%	8,398,809	12.36 to 13.00	122,425,253	0.91%	2.45% to 0.33%
2004	0.95% to 2.95%	5,740,207	12.06 to 12.97	82,208,252	0.58%	9.94% to 7.72%
2003	1.10% to 2.70%	1,384,163	13.22 to 13.04	18,147,130	0.13%	32.24% to 30.37%	(a) (b)

Franklin Templeton VIP – Small Cap Value Securities Fund – Class 2
2007	0.80% to 3.05%	3,336,527	9.87 to 17.74	68,664,008	0.72%	-3.16% to -5.37%
2006	0.80% to 2.80%	3,184,805	10.19 to 18.93	68,147,428	0.58%	1.91% to 13.71%	(a)
2005	0.95% to 2.65%	2,432,175	15.07 to 18.19	45,353,134	0.81%	7.74% to 5.89%
2004	0.95% to 2.75%	1,537,632	13.98 to 15.75	26,753,540	0.14%	22.57% to 20.35%
2003	1.10% to 2.70%	401,638	14.45 to 14.25	5,756,365	0.04%	44.54% to 42.49%	(a) (b)

Janus Aspen Series – Balanced Portfolio – Service Shares
2007	0.95% to 2.55%	908,896	14.53 to 14.63	13,784,481	2.33%	9.23% to 7.46%
2006	0.95% to 2.55%	946,961	13.30 to 13.61	13,298,761	2.03%	9.37% to 7.61%
2005	0.95% to 2.55%	889,457	12.16 to 12.65	11,543,065	1.93%	6.64% to 4.92%
2004	0.95% to 2.55%	965,605	11.40 to 12.06	11,838,785	2.75%	7.26% to 5.53%
2003	1.10% to 2.55%	546,262	11.57 to 11.42	6,279,309	1.86%	15.72% to 14.23%	(a) (b)

Janus Aspen Series – Forty Portfolio – Service Shares
2007	0.80% to 2.85%	4,763,489	11.67 to 20.36	70,732,848	0.18%	35.54% to 32.72%
2006	0.80% to 2.80%	3,715,916	8.61 to 15.37	36,031,995	0.13%	8.25% to 6.07%
2005	0.80% to 2.80%	4,486,139	7.95 to 14.49	39,249,662	0.01%	11.66% to 9.41%
2004	0.80% to 2.80%	5,056,803	7.12 to 13.24	38,894,723	0.02%	17.02% to 14.67%
2003	0.80% to 2.80%	5,884,690	6.09 to 11.55	37,329,405	0.23%	19.27% to 15.50%	(b)

Janus Aspen Series – Global Technology Portfolio – Service II Shares
2007	0.80% to 1.40%	394,297	14.84 to 14.34	5,684,417	0.33%	20.78% to 20.04%
2006	0.80% to 1.40%	411,359	12.29 to 11.94	4,935,597	0.00%	7.08% to 6.43%
2005	0.80% to 1.40%	465,574	11.48 to 11.22	5,242,415	0.00%	10.44% to 9.77%
2004	0.80% to 1.40%	608,518	10.39 to 10.22	6,234,982	0.00%	0.03% to -0.58%
2003	0.80% to 1.40%	646,612	10.39 to 10.28	6,657,474	0.00%	45.96% to 45.08%

Janus Aspen Series – Global Technology Portfolio – Service Shares
2007	0.80% to 1.40%	733,774	5.09to4.86	3,581,793	0.31%	20.72% to 19.99%
2006	0.80% to 1.40%	957,855	4.22to4.05	3,893,993	0.00%	6.97% to 6.32%
2005	0.80% to 1.40%	1,331,430	3.94to3.81	5,087,677	0.00%	10.66% to 9.99%
2004	0.80% to 1.40%	1,940,791	3.56to3.46	6,737,842	0.00%	-0.24% to -0.84%
2003	0.80% to 1.40%	2,607,410	3.57to3.49	9,122,989	0.00%	45.30% to 44.43%

Janus Aspen Series – INTECH Risk-Managed Core Portfolio – Service Shares
2007	0.80% to 2.60%	321,741	10.00to16.66	5,521,409	0.50%	-0.03% to 3.36%	(a)
2006	0.95% to 2.50%	237,661	15.64to16.18	3,888,158	0.15%	9.72% to 8.01%
2005	0.95% to 2.50%	177,552	14.26to14.98	2,697,907	1.32%	9.86% to 8.15%
2004	0.95% to 2.70%	141,265	12.98to13.81	1,972,978	2.26%	16.35% to 14.29%
2003	1.15% to 2.70%	40,586	12.21to12.08	493,558	0.14%	22.08% to 20.80%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value			Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Janus Aspen Series – International Growth Portfolio – Service II Shares
2007	0.80% to	3.25%	7,719,861	$29.56	to	25.27	$212,963,970	0.45%	27.04% to	23.89%
2006	0.80% to	3.25%	6,010,855	23.27	to	20.40	131,707,793	1.95%	45.53% to	41.94%
2005	0.80% to	2.20%	1,666,749	15.99	to	14.63	25,822,972	1.10%	30.96% to	29.12%
2004	0.80% to	2.20%	995,810	12.21	to	11.33	11,887,853	0.91%	17.76% to	13.29%	(b)
2003	0.80% to	1.40%	739,921	10.37	to	10.26	7,601,917	1.03%	33.47% to	32.66%

Janus Aspen Series – International Growth Portfolio – Service Shares
2007	0.80% to	2.15%	879,729	16.81	to	38.58	16,732,189	0.44%	26.99% to	25.25%
2006	0.80% to	2.15%	1,090,672	13.24	to	30.80	16,201,270	1.82%	45.46% to	43.49%
2005	0.80% to	2.45%	1,379,274	9.10	to	21.28	14,034,749	0.98%	30.89% to	28.72%
2004	0.80% to	2.45%	1,822,897	6.95	to	16.53	14,029,437	0.77%	17.74% to	15.78%
2003	0.80% to	2.15%	2,390,414	5.90	to	14.32	15,852,117	0.84%	33.46% to	43.16%	(b)

JPMorgan Series Trust II – Mid Cap Value Portfolio
2007	0.80% to	1.40%	934,069	14.58	to	14.26	13,355,230	0.93%	1.63% to	1.01%
2006	0.80% to	1.40%	1,328,877	14.35	to	14.12	18,795,204	0.59%	15.91% to	15.21%
2005	0.80% to	1.40%	2,326,240	12.38	to	12.25	28,535,450	0.22%	8.34% to	7.69%
2004	0.80% to	1.40%	837,806	11.42	to	11.38	9,536,123	0.00%	14.23% to	13.78%	(a) (b)

Lehman Brothers AMT – Short Duration Bond Portfolio – I Class
2007	0.80% to	3.25%	38,220,042	15.25	to	9.66	424,912,124	3.23%	3.93% to	1.35%
2006	0.80% to	3.25%	19,400,879	14.68	to	9.53	224,892,310	3.51%	3.37% to	0.82%
2005	0.80% to	2.75%	8,471,408	14.20	to	9.59	116,762,312	2.78%	0.63% to	-1.34%
2004	0.80% to	2.75%	8,511,968	14.11	to	9.72	125,688,679	3.65%	-0.03% to	-1.99%
2003	0.80% to	2.60%	7,936,054	14.11	to	10.21	129,353,531	4.54%	1.60% to	-0.34%	(b)
MFS VIT – Investors Growth Stock Series – Service Class
2007	0.95% to	3.15%	1,427,758	13.57	to	13.50	22,610,416	0.09%	9.96% to	7.51%
2006	0.95% to	3.15%	1,642,788	12.34	to	12.55	23,833,223	0.00%	6.29% to	3.93%
2005	0.95% to	3.15%	1,866,912	11.61	to	12.08	25,659,631	0.14%	3.24% to	0.95%
2004	1.10% to	3.15%	1,330,865	13.65	to	11.97	17,804,034	0.00%	7.79% to	5.55%
2003	1.15% to	2.80%	430,072	12.66	to	11.36	5,365,390	0.00%	26.62% to	13.64%	(a) (b)

MFS VIT – Value Series – Service Class
2007	0.80% to	3.15%	4,556,477	11.85	to	16.86	87,844,770	0.73%	6.73% to	4.19%
2006	0.80% to	3.15%	3,466,377	11.10	to	16.18	63,110,866	0.70%	11.02% to	16.72%	(a)
2005	1.10% to	3.15%	1,732,243	15.74	to	13.86	26,565,220	0.77%	5.30% to	3.12%
2004	1.10% to	3.15%	871,754	14.94	to	13.44	12,731,984	0.38%	13.56% to	11.21%
2003	1.10% to	2.75%	318,844	13.16	to	12.12	4,095,704	0.01%	31.60% to	21.20%	(a) (b)

MTB Large-Cap Growth Fund II
2007	1.15% to	2.35%	90,603	12.39	to	11.85	1,130,341	0.38%	7.89% to	6.58%
2006	1.15% to	2.35%	91,381	11.48	to	11.12	1,057,960	0.54%	9.08% to	7.76%
2005	1.15% to	2.35%	87,319	10.53	to	10.32	928,731	0.45%	0.85% to	-0.37%
2004	1.15% to	2.35%	58,138	10.44	to	10.36	611,643	0.75%	4.37% to	3.58%	(a) (b)

MTB Large-Cap Value Fund II
2007	1.15% to	2.35%	111,241	14.39	to	13.77	1,613,063	1.08%	0.39% to	-0.83%
2006	1.15% to	2.35%	100,046	14.34	to	13.89	1,450,895	1.01%	16.26% to	14.85%
2005	1.15% to	2.35%	82,930	12.33	to	12.09	1,038,567	0.97%	9.02% to	7.70%
2004	1.15% to	2.35%	50,546	11.31	to	11.23	579,510	1.08%	13.12% to	12.26%	(a) (b)

MTB Managed Allocation Fund – Aggressive Growth II
2007	1.15% to	1.85%	33,329	12.97	to	12.73	429,215	1.38%	6.46% to	5.70%
2006	1.15% to	1.85%	27,147	12.19	to	12.04	329,302	3.32%	13.51% to	12.71%
2005	1.35% to	1.75%	11,254	10.72	to	10.69	120,559	1.08%	7.21% to	6.92%	(a) (b)

MTB Managed Allocation Fund – Conservative Growth II
2007	1.15% to	1.75%	8,194	11.26	to	11.08	92,000	2.66%	3.94% to	3.30%
2006	1.15% to	1.75%	8,142	10.83	to	10.72	88,038	3.85%	5.73% to	5.09%
2005	1.25% to	1.75%	3,652	10.24	to	10.20	37,354	3.18%	2.39% to	2.04%	(a) (b)

MTB Managed Allocation Fund – Moderate Growth II
2007	1.15% to	2.60%	651,956	12.76	to	12.10	8,384,121	2.05%	5.65% to	4.10%
2006	1.15% to	2.60%	703,592	12.08	to	11.62	8,580,243	2.61%	9.15% to	7.56%
2005	1.15% to	2.60%	659,109	11.07	to	10.81	7,392,704	1.78%	2.80% to	1.30%
2004	1.15% to	2.35%	396,790	10.77	to	10.68	4,342,283	1.60%	7.65% to	6.84%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES to FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Nationwide VIT – American Funds Asset Allocation Fund – Class II
2007	0.80% to	2.95%	42,263,897	$11.06 to	10.66	$460,727,179	2.72%	5.29% to	2.99%
2006	0.80% to	2.70%	12,975,664	10.50 to	10.37	135,528,888	3.29%	5.01% to	3.67%	(a) (b)

Nationwide VIT – American Funds Bond Fund – Class II
2007	0.80% to	2.95%	12,421,457	10.71 to	10.32	130,936,805	8.10%	2.15% to	-0.07%
2006	1.05% to	2.70%	1,749,769	10.47 to	10.35	18,258,647	0.44%	4.65% to	3.49%	(a) (b)

Nationwide VIT – American Funds Global Growth Fund – Class II
2007	0.80% to	3.05%	5,365,947	12.23 to	11.78	64,844,710	2.79%	13.44% to	10.86%
2006	0.80% to	2.50%	2,159,481	10.78 to	10.66	23,167,616	0.10%	7.85% to	6.62%	(a) (b)

Nationwide VIT – American Funds Growth – Income Fund – Class II
2007	0.80% to	2.95%	8,176,408	9.84 to	9.70	79,871,976	2.28%	-1.61% to	-3.04%	(a) (b)

Nationwide VIT – American Funds Growth Fund – Class II
2007	0.80% to	3.25%	11,269,769	11.44 to	10.98	127,268,601	0.71%	11.00% to	8.24%
2006	0.80% to	3.10%	4,677,116	10.31 to	10.15	47,960,489	1.16%	3.09% to	1.50%	(a) (b)

Nationwide VIT – Federated High Income Bond Fund – Class I
2007	0.95% to	2.35%	1,099,805	13.25 to	13.84	15,862,330	7.26%	2.15% to	0.70%
2006	0.95% to	2.35%	1,370,433	12.98 to	13.75	19,466,090	6.92%	9.56% to	8.01%
2005	0.95% to	2.35%	1,835,081	11.84 to	12.73	23,862,058	7.21%	1.41% to	-0.02%
2004	0.95% to	2.75%	2,793,276	11.68 to	11.69	36,076,240	7.36%	9.05% to	7.07%
2003	1.10% to	2.70%	1,610,041	11.97 to	11.80	19,212,252	6.18%	19.74% to	18.04%	(a) (b)

Nationwide VIT – Federated High Income Bond Fund – Class III
2007	0.80% to	2.80%	3,534,655	10.90 to	11.15	40,885,129	8.09%	2.34% to	0.26%
2006	0.80% to	2.45%	2,697,783	10.65 to	11.19	30,684,739	7.38%	6.54% to	7.90%	(a)
2005	0.95% to	2.35%	1,650,804	10.47 to	10.38	17,226,530	8.47%	4.74% to	3.76%	(a) (b)

Nationwide VIT – Gartmore Emerging Markets Fund – Class I
2007	0.80% to	1.40%	40,673	34.80 to	33.31	1,361,399	0.67%	44.41% to	43.53%
2006	0.80% to	1.40%	52,896	24.10 to	23.21	1,232,735	0.66%	35.63% to	34.81%
2005	0.80% to	1.40%	71,734	17.77 to	17.21	1,239,682	0.59%	31.58% to	30.79%
2004	0.80% to	1.40%	91,659	13.51 to	13.16	1,210,001	0.79%	19.78% to	19.05%
2003	0.80% to	1.40%	157,661	11.28 to	11.05	1,746,289	0.50%	63.94% to	62.95%

Nationwide VIT – Gartmore Emerging Markets Fund – Class II
2007	1.10% to	2.45%	134,775	50.56 to	47.29	6,651,015	0.42%	43.59% to	41.62%
2006	1.10% to	2.45%	171,105	35.22 to	33.39	5,894,605	0.52%	34.82% to	32.99%
2005	1.10% to	2.45%	229,328	26.12 to	25.11	5,880,895	0.39%	30.88% to	29.10%
2004	1.10% to	2.45%	308,910	19.96 to	19.45	6,083,130	0.89%	19.11% to	17.49%
2003	1.10% to	2.70%	289,997	16.76 to	16.52	4,798,777	0.13%	67.55% to	65.18%	(a) (b)

Nationwide VIT – Gartmore Emerging Markets Fund – Class III
2007	0.80% to	1.40%	2,599,261	38.08 to	36.80	96,119,470	0.68%	44.38% to	43.50%
2006	0.80% to	1.40%	2,337,802	26.38 to	25.64	60,183,472	0.78%	35.55% to	34.74%
2005	0.80% to	1.40%	2,370,880	19.46 to	19.03	45,251,879	0.50%	31.60% to	30.80%
2004	0.80% to	1.40%	1,392,714	14.79 to	14.55	20,303,030	1.15%	19.79% to	19.07%
2003	0.80% to	1.40%	991,282	12.34 to	12.22	12,125,928	0.38%	63.90% to	62.91%

Nationwide VIT – Gartmore Emerging Markets Fund – Class VI
2007	0.95% to	2.80%	3,749,821	13.46 to	28.12	109,631,081	0.59%	34.62% to	41.36%	(a)
2006	1.10% to	2.80%	2,839,512	20.83 to	19.89	58,358,811	0.62%	35.06% to	32.74%
2005	1.10% to	2.75%	1,795,459	15.42 to	15.00	27,469,297	0.51%	31.03% to	28.86%
2004	1.10% to	2.75%	690,336	11.77 to	11.64	8,096,434	1.65%	17.71% to	16.41%	(a) (b)

Nationwide VIT – Gartmore Global Utilities Fund – Class II
2007	0.95% to	2.10%	35,923	25.25 to	25.78	952,362	2.10%	18.91% to	17.53%
2006	0.95% to	2.10%	46,958	21.23 to	21.94	1,053,325	2.21%	36.03% to	34.45%
2005	0.95% to	2.10%	54,377	15.61 to	16.32	902,655	1.71%	5.18% to	3.96%
2004	0.95% to	2.10%	67,201	14.84 to	15.70	1,066,556	1.00%	28.33% to	26.84%
2003	1.15% to	2.70%	87,903	12.48 to	12.31	1,092,226	0.43%	24.79% to	23.08%	(a) (b)

Nationwide VIT – Gartmore Global Utilities Fund – Class III
2007	0.80% to	1.40%	549,810	23.63 to	22.83	12,602,303	2.41%	19.42% to	18.70%
2006	0.80% to	1.40%	703,436	19.78 to	19.23	13,573,005	2.45%	36.49% to	35.67%
2005	0.80% to	1.40%	442,364	14.49 to	14.18	6,284,975	2.27%	5.63% to	4.99%
2004	0.80% to	1.40%	578,802	13.72 to	13.50	7,825,622	1.25%	28.91% to	28.13%
2003	0.80% to	1.40%	116,517	10.64 to	10.54	1,228,994	0.62%	23.18% to	22.43%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value			Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Nationwide VIT – Gartmore International Growth Fund – Class I
2007	0.80% to	1.40%	7,935	$ 16.11	to	15.42	$123,047	0.38%	26.12% to	25.36%
2006	0.80% to	1.40%	10,735	12.77	to	12.30	133,086	1.00%	31.90% to	31.11%
2005	0.80% to	1.40%	15,486	9.68	to	9.38	146,183	0.96%	29.17% to	28.39%
2004	0.80% to	1.40%	15,800	7.50	to	7.31	116,027	0.73%	13.28% to	12.60%
2003	0.80% to	1.40%	20,616	6.62	to	6.49	134,284	0.00%	34.54% to	33.73%

Nationwide VIT – Gartmore International Growth Fund – Class III
2007	0.80% to	1.40%	1,528,618	25.50	to	24.63	37,816,487	0.44%	26.13% to	25.36%
2006	0.80% to	1.40%	1,396,070	20.21	to	19.65	27,532,803	1.27%	31.89% to	31.10%
2005	0.80% to	1.40%	847,716	15.33	to	14.99	12,738,956	0.74%	29.14% to	28.36%
2004	0.80% to	1.40%	348,335	11.87	to	11.68	4,073,360	1.00%	13.44% to	12.75%
2003	0.80% to	1.40%	222,505	10.46	to	10.36	2,306,595	0.00%	34.25% to	33.44%

Nationwide VIT – Gartmore Worldwide Leaders Fund – Class III
2007	0.80% to	1.40%	376,901	20.42	to	19.97	7,550,213	0.49%	18.98% to	18.25%
2006	0.80% to	1.40%	384,266	17.17	to	16.89	6,502,021	0.82%	24.81% to	24.06%
2005	0.80% to	1.40%	219,580	13.75	to	13.62	2,992,804	0.44%	18.39% to	17.67%
2004	1.30% to	1.40%	19,645	11.58	to	11.57	227,435	0.00%	15.79% to	15.71%	(a) (b)

Nationwide VIT – Global Financial Services Fund – Class II
2007	0.95% to	2.15%	65,660	17.86	to	20.57	1,389,160	2.84%	-2.35% to	-3.54%
2006	0.95% to	2.30%	85,448	18.29	to	21.20	1,862,421	1.63%	18.95% to	17.33%
2005	0.95% to	2.30%	91,491	15.38	to	18.07	1,683,814	1.68%	9.74% to	8.25%
2004	0.95% to	2.30%	111,302	14.02	to	16.69	1,878,091	1.63%	19.62% to	17.99%
2003	0.95% to	2.70%	67,705	11.72	to	14.01	958,244	0.62%	17.17% to	40.97%	(a) (b)

Nationwide VIT – Global Financial Services Fund – Class III
2007	0.80% to	1.40%	168,520	18.76	to	18.13	3,068,547	3.09%	-1.92% to	-2.51%
2006	0.80% to	1.40%	230,182	19.13	to	18.59	4,294,613	2.27%	19.38% to	18.66%
2005	0.80% to	1.40%	235,707	16.02	to	15.67	3,701,998	1.28%	10.28% to	9.62%
2004	0.80% to	1.40%	401,465	14.53	to	14.29	5,747,991	2.12%	20.16% to	19.43%
2003	0.80% to	1.40%	184,883	12.09	to	11.97	2,215,524	0.56%	40.33% to	39.48%

Nationwide VIT – Global Health Sciences Fund – Class II
2007	0.95% to	2.40%	124,698	13.98	to	16.78	2,178,340	0.01%	11.85% to	10.20%
2006	0.95% to	2.40%	146,024	12.50	to	15.23	2,295,803	0.00%	1.46% to	-0.02%
2005	0.95% to	2.40%	164,699	12.32	to	15.23	2,566,533	0.00%	7.16% to	5.60%
2004	0.95% to	2.40%	219,080	11.50	to	14.42	3,205,101	0.00%	6.54% to	4.98%
2003	0.95% to	2.70%	161,686	10.79	to	13.70	2,231,226	0.00%	7.93% to	37.02%	(a) (b)

Nationwide VIT – Global Health Sciences Fund – Class III
2007	0.80% to	1.40%	476,539	14.84	to	14.34	6,861,700	0.07%	12.32% to	11.63%
2006	0.80% to	1.40%	539,659	13.21	to	12.84	6,954,737	0.00%	1.88% to	1.27%
2005	0.80% to	1.40%	681,589	12.97	to	12.68	8,666,245	0.00%	7.56% to	6.91%
2004	0.80% to	1.40%	753,248	12.06	to	11.86	8,950,781	0.00%	6.98% to	6.33%
2003	0.80% to	1.40%	628,781	11.27	to	11.16	7,021,780	0.00%	35.68% to	34.86%

Nationwide VIT – Global Health Sciences Fund – Class VI
2007	0.95% to	2.60%	1,289,936	12.03	to	11.31	15,179,536	0.06%	11.90% to	10.02%
2006	0.95% to	2.50%	1,150,570	10.75	to	10.31	12,177,962	0.00%	1.45% to	-0.14%
2005	0.95% to	2.75%	981,490	10.59	to	10.28	10,290,290	0.00%	7.21% to	5.27%
2004	0.95% to	2.65%	506,914	9.88	to	9.77	4,990,392	0.00%	-1.18% to	-2.31%	(a) (b)

Nationwide VIT – Global Technology and Communications Fund – Class I
2007	0.80% to	1.40%	89,808	4.00	to	3.83	346,234	0.00%	19.13% to	18.40%
2006	0.80% to	1.40%	134,349	3.36	to	3.23	437,058	0.00%	10.28% to	9.62%
2005	0.80% to	1.40%	206,846	3.05	to	2.95	613,233	0.00%	-1.31% to	-1.91%
2004	0.80% to	1.40%	275,982	3.09	to	3.01	833,304	0.00%	3.48% to	2.85%
2003	0.80% to	1.40%	403,612	2.98	to	2.92	1,183,737	0.00%	53.99% to	53.06%

Nationwide VIT – Global Technology and Communications Fund – Class II
2007	0.95% to	2.45%	77,916	13.74	to	18.83	1,535,827	0.00%	18.85% to	17.04%
2006	0.95% to	2.45%	86,480	11.56	to	16.09	1,441,736	0.00%	9.63% to	7.97%
2005	0.95% to	2.45%	103,102	10.55	to	14.90	1,576,432	0.00%	-1.72% to	-3.20%
2004	0.95% to	2.45%	153,937	10.73	to	15.39	2,408,354	0.00%	3.04% to	1.48%
2003	1.15% to	2.65%	231,676	15.34	to	15.14	3,537,844	0.00%	53.44% to	51.40%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Nationwide VIT – Global Technology and Communications Fund – Class III
2007	0.80% to 1.40%	430,126	$14.77 to 14.27	$6,165,718	0.00%	19.22% to 18.49%
2006	0.80% to 1.40%	503,432	12.38 to 12.04	6,083,287	0.00%	10.20% to 9.53%
2005	0.80% to 1.40%	399,751	11.24 to 10.99	4,406,502	0.00%	-1.31% to -1.90%
2004	0.80% to 1.40%	575,407	11.39 to 11.20	6,459,815	0.00%	3.44% to 2.82%
2003	0.80% to 1.40%	865,791	11.01 to 10.90	9,446,336	0.00%	53.95% to 53.02%
Nationwide VIT – Global Technology and Communications Fund – Class VI
2007	0.95% to 2.80%	1,169,229	14.01 to 13.07	15,963,363	0.00%	18.76% to 16.53%
2006	0.95% to 2.45%	606,445	11.79 to 11.33	7,020,073	0.00%	10.14% to 8.48%
2005	0.95% to 2.50%	335,200	10.71 to 10.43	3,556,148	0.00%	-1.72% to -3.25%
2004	0.95% to 2.40%	250,218	10.89 to 10.79	2,713,673	0.00%	8.94% to 7.89%	(a) (b)
Nationwide VIT – Government Bond Fund – Class I
2007	0.80% to 3.25%	42,800,012	18.15 to 10.18	579,531,623	4.58%	6.30% to 3.66%
2006	0.80% to 3.25%	21,636,655	17.07 to 9.82	251,897,848	4.10%	2.52% to -0.01%
2005	0.80% to 2.95%	11,094,727	16.65 to 9.90	145,003,624	3.61%	2.44% to 0.23%
2004	0.80% to 2.80%	9,699,069	16.26 to 9.90	136,685,517	5.37%	2.44% to 0.37%
2003	0.80% to 2.60%	10,401,281	15.87 to 10.61	160,274,272	3.27%	1.18% to -0.30%	(b)
Tax qualified
2006	1.30%	1,626,743	46.68	75,942,558	4.10%	2.00%
2005	1.30%	1,939,292	45.77	88,757,078	3.61%	1.92%
2004	1.30%	2,272,676	44.90	102,051,082	5.37%	1.92%
2003	1.30%	2,859,598	44.06	125,987,256	3.27%	0.67%
Non-tax qualified
2006	1.30%	779,383	46.56	36,288,472	4.10%	2.00%
2005	1.30%	967,697	45.65	44,172,372	3.61%	1.92%
2004	1.30%	1,096,169	44.78	49,091,808	5.37%	1.92%
2003	1.30%	1,460,899	43.94	64,193,822	3.27%	0.67%
Nationwide VIT – Growth Fund – Class I
2007	0.80% to 1.40%	3,094,521	16.41 to 18.16	61,757,970	0.17%	18.58% to 17.86%
2006	0.80% to 1.40%	3,637,231	13.84 to 15.41	61,410,149	0.05%	5.32% to 4.69%
2005	0.80% to 1.40%	4,490,233	13.14 to 14.72	72,042,518	0.08%	5.65% to 5.01%
2004	0.80% to 1.40%	5,607,355	12.44 to 14.02	85,306,314	0.30%	7.29% to 6.64%
2003	0.80% to 1.40%	6,721,760	11.59 to 13.14	95,565,258	0.02%	31.68% to 30.88%
Nationwide VIT – International Index Fund – Class VIII
2007	0.80% to 2.60%	994,418	11.83 to 11.48	11,613,924	1.36%	8.51% to 6.53%
2006	0.80% to 2.50%	344,723	10.90 to 10.78	3,735,515	1.44%	9.05% to 7.80%	(a) (b)
Nationwide VIT – International Value Fund – Class II
2007	0.95% to 2.30%	114,548	19.03 to 21.03	2,483,741	1.68%	1.73% to 0.33%
2006	0.95% to 2.30%	138,583	18.71 to 20.96	2,966,966	1.79%	21.24% to 19.60%
2005	0.95% to 2.30%	159,058	15.43 to 17.53	2,822,637	1.12%	10.73% to 9.22%
2004	0.95% to 2.70%	207,842	13.93 to 15.94	3,356,473	3.40%	18.86% to 16.76%
2003	0.95% to 2.70%	77,090	11.75 to 13.56	1,047,743	0.00%	17.48% to 35.57%	(a) (b)
Nationwide VIT – International Value Fund – Class III
2007	0.80% to 1.40%	1,163,407	22.81 to 22.18	25,890,831	2.19%	2.10% to 1.48%
2006	0.80% to 1.40%	1,414,407	22.34 to 21.85	30,988,347	2.04%	21.77% to 21.03%
2005	0.80% to 1.40%	1,317,124	18.35 to 18.06	23,825,534	1.54%	11.16% to 10.49%
2004	0.80% to 1.40%	1,098,371	16.51 to 16.34	17,968,143	2.34%	19.30% to 18.58%
2003	0.80% to 1.40%	237,590	13.74 to 13.69	3,253,297	0.00%	37.43% to 36.88%	(a) (b)
Nationwide VIT – International Value Fund – Class VI
2007	0.95% to 3.25%	17,958,586	15.73 to 14.43	274,210,858	2.13%	1.72% to -0.66%
2006	0.95% to 3.25%	8,623,100	15.46 to 14.53	130,577,252	1.68%	21.25% to 18.44%
2005	0.95% to 2.90%	2,983,147	12.75 to 12.34	37,643,603	1.41%	10.74% to 8.57%
2004	0.95% to 2.65%	975,961	11.51 to 11.38	11,193,338	0.88%	15.15% to13.84%	(a) (b)
Nationwide VIT – Investor Destinations Aggressive Fund – Class II
2007	0.80% to 3.10%	31,376,425	15.96 to 16.85	595,372,007	1.99%	5.11% to 2.66%
2006	0.80% to 3.15%	31,476,825	15.19 to 16.39	574,617,190	2.05%	15.94% to 13.20%
2005	0.80% to 3.15%	28,651,809	13.10 to 14.48	456,283,327	2.09%	7.07% to 4.54%
2004	0.80% to 3.15%	15,370,206	12.24 to 13.85	229,534,791	2.08%	13.11% to 10.44%
2003	0.80% to 3.15%	2,319,152	10.82 to 12.54	29,121,998	0.96%	30.81% to 25.39%	(b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Nationwide VIT – Investor Destinations Conservative Fund – Class II
2007	0.80% to 2.90%	12,824,884	$12.51 to 11.19	$155,324,013	3.57%	4.53% to 2.31%
2006	0.80% to 2.90%	11,627,252	11.96 to 10.94	135,903,498	3.06%	5.32% to 3.09%
2005	0.80% to 2.90%	10,630,963	11.36 to 10.61	119,046,011	2.93%	2.48% to 0.32%
2004	0.80% to 2.85%	8,879,736	11.09 to 10.58	97,796,092	2.75%	3.82% to 1.67%
2003	0.80% to 2.65%	3,354,319	10.68 to 10.64	35,767,690	2.15%	7.04% to 6.37%	(b)
Nationwide VIT – Investor Destinations Moderate Fund – Class II
2007	0.75% to 3.25%	145,018,915	10.15 to 13.62	2,213,097,547	2.80%	1.55% to 2.21%	(a)
2006	0.80% to 3.25%	119,084,540	13.55 to 13.32	1,748,946,215	2.59%	10.46% to 7.74%
2005	0.80% to 3.25%	68,034,438	12.27 to 12.36	912,007,522	2.38%	4.50% to 1.93%
2004	0.80% to 3.10%	39,171,967	11.74 to 12.16	503,658,002	2.41%	8.66% to 6.14%
2003	0.80% to 3.00%	10,453,015	10.80 to 11.47	121,349,850	1.41%	19.09% to 14.66%	(b)
Nationwide VIT – Investor Destinations Moderately Aggressive Fund – Class II
2007	0.80% to 3.25%	100,235,949	15.31 to 15.43	1,754,174,386	2.38%	5.30% to 2.68%
2006	0.80% to 3.25%	84,334,918	14.54 to 15.03	1,411,443,294	2.32%	13.63% to 10.83%
2005	0.80% to 3.25%	54,186,761	12.79 to 13.56	803,417,643	2.25%	6.22% to 3.60%
2004	0.80% to 3.25%	28,932,284	12.05 to 13.09	404,519,632	2.13%	11.20% to 8.45%
2003	0.80% to 2.85%	6,494,549	10.83 to 10.53	78,820,084	1.04%	25.63% to 29.11%	(b)
Nationwide VIT – Investor Destinations Moderately Conservative Fund – Class II
2007	0.80% to 3.00%	37,093,457	13.43 to 12.41	505,146,597	3.22%	5.01% to 2.67%
2006	0.80% to 3.00%	26,410,052	12.79 to 12.09	346,803,038	2.80%	7.56% to 5.18%
2005	0.80% to 3.00%	21,337,805	11.89 to 11.49	262,262,110	2.75%	3.65% to 1.36%
2004	0.80% to 3.00%	14,377,462	11.47 to 11.34	171,579,370	2.61%	6.30% to 3.94%
2003	0.80% to 2.85%	4,202,278	10.79 to 10.41	46,736,320	1.81%	12.79% to 13.27%	(b)
Nationwide VIT – J.P. Morgan Balanced Fund – Class I
2007	0.80% to 1.40%	265,247	12.64 to 12.36	3,289,279	2.30%	3.78% to 3.15%
2006	0.80% to 1.40%	285,299	12.18 to 11.99	3,426,244	2.46%	11.35% to 10.68%
2005	0.80% to 1.40%	230,571	10.94 to 10.83	2,499,509	2.31%	1.72% to 1.11%
2004	1.30% to 1.40%	82,004	10.72 to 10.71	878,643	1.67%	7.17% to 7.10%	(a) (b)
Nationwide VIT – Mid Cap Growth Fund – Class I
2007	0.80% to 1.40%	2,013,233	7.15 to 6.82	13,821,540	0.00%	8.14% to 7.48%
2006	0.80% to 1.40%	2,500,190	6.61 to 6.35	15,951,881	0.00%	9.03% to 8.37%
2005	0.80% to 1.40%	2,707,801	6.06 to 5.86	15,930,090	0.00%	8.87% to 8.21%
2004	0.80% to 1.40%	2,756,609	5.57 to 5.41	14,976,290	0.00%	14.42% to 13.72%
2003	0.80% to 1.40%	3,739,814	4.87 to 4.76	17,845,308	0.00%	39.02% to 38.18%
Nationwide VIT – Mid Cap Growth Fund – Class II
2007	0.95% to 3.25%	16,359,805	15.52 to 16.39	287,785,579	0.00%	7.69% to 5.18%
2006	0.95% to 3.25%	7,591,461	14.41 to 15.58	124,920,647	0.00%	8.61% to 6.09%
2005	0.95% to 2.90%	1,755,225	13.27 to 14.83	26,824,934	0.00%	8.56% to 6.43%
2004	0.95% to 2.80%	1,007,022	12.22 to 13.96	14,330,559	0.00%	14.12% to 11.99%
2003	1.15% to 2.80%	299,970	12.61to 12.46	3,768,515	0.00%	26.05% to 24.65%	(a) (b)
Nationwide VIT – Mid Cap Index Fund – Class I
2007	0.80% to 3.05%	6,776,727	17.07 to 17.51	121,741,631	1.44%	6.69% to 4.26%
2006	0.80% to 2.95%	7,922,124	16.00 to 16.86	132,450,412	1.14%	9.01% to 6.66%
2005	0.80% to 3.00%	9,202,373	14.67 to 15.79	140,639,610	1.01%	11.20% to 8.75%
2004	0.80% to 3.00%	9,133,807	13.20 to 14.52	124,396,672	0.54%	14.81% to 12.26%
2003	0.80% to 2.80%	8,099,016	11.49 to 12.95	93,067,272	0.43%	33.57% to 29.50%	(b)
Nationwide VIT – Money Market Fund – Class I
2007	0.80% to 3.25%	46,091,872	14.17 to 9.69	640,751,455	4.69%	3.95% to 1.37%
2006	0.80% to 3.25%	30,582,760	13.64 to 9.56	454,065,260	4.85%	3.70% to 1.14%
2005	0.80% to 2.90%	25,994,392	13.15 to 9.55	403,550,772	2.81%	1.85% to -0.30%
2004	0.80% to 2.85%	24,692,825	12.91to 9.59	402,897,044	0.83%	0.00% to -2.06%
2003	0.80% to 2.45%	31,545,544	12.91 to 9.83	530,145,947	0.67%	-0.18% to -1.71%	(b)
Nationwide VIT – Multi-Manager Small Cap Growth Fund – Class I
2007	0.80% to 1.40%	1,333,156	8.47 to 8.08	10,842,638	0.00%	8.87% to 8.21%
2006	0.80% to 1.40%	1,582,686	7.78 to 7.47	11,881,738	0.00%	2.38% to 1.77%
2005	0.80% to 1.40%	2,005,492	7.60 to 7.34	14,778,743	0.00%	7.23% to 6.58%
2004	0.80% to 1.40%	2,492,775	7.08 to 6.89	17,218,219	0.00%	12.51% to 11.83%
2003	0.80% to 1.40%	2,968,907	6.30 to 6.16	18,323,132	0.00%	33.19% to 32.39%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Nationwide VIT – Multi-Manager Small Cap Growth Fund – Class II
2007	0.95% to 2.80%	1,534,096	$10.55 to 15.18	$26,997,038	0.00%	5.55% to 6.42%	(a)
2006	1.10% to 2.50%	874,697	16.77 to 15.87	14,347,686	0.00%	1.86% to 0.42%
2005	1.10% to 2.50%	833,849	16.47 to 15.81	13,450,257	0.00%	6.55% to 5.05%
2004	1.10% to 2.50%	638,942	15.45 to 15.05	9,662,816	0.00%	11.92% to 10.34%
2003	1.10% to 2.45%	253,671	13.81 to 13.64	3,438,415	0.00%	38.07% to 36.42%	(a) (b)
Nationwide VIT – Multi-Manager Small Cap Value Fund – Class I
2007	0.80% to 1.40%	3,462,637	21.90 to 20.65	72,051,759	1.12%	-7.64% to -8.21%
2006	0.80% to 1.40%	4,662,412	23.71 to 22.50	105,594,388	0.43%	16.36% to 15.66%
2005	0.80% to 1.40%	5,997,704	20.38 to 19.45	117,326,190	0.06%	2.25% to 1.63%
2004	0.80% to 1.40%	7,841,197	19.93 to 19.14	150,777,246	0.00%	16.36% to 15.66%
2003	0.80% to 1.40%	9,693,103	17.13 to 16.55	160,991,883	0.00%	55.60% to 54.66%
Nationwide VIT – Multi-Manager Small Cap Value Fund – Class II
2007	0.95% to 2.70%	1,429,150	14.60 to 19.38	29,121,568	0.90%	-8.12% to -9.75%
2006	0.95% to 2.70%	1,931,451	15.89 to 21.48	43,101,602	0.22%	15.99% to 13.94%
2005	0.95% to 2.50%	1,711,970	13.70 to 18.96	33,130,471	0.00%	1.81% to 0.22%
2004	0.95% to 2.70%	1,569,325	13.45 to 18.85	30,077,570	0.00%	15.89% to 13.84%
2003	0.95% to 2.70%	573,102	11.61to16.55	9,519,702	0.00%	16.09% to 65.55%	(a) (b)
Nationwide VIT – Multi-Manager Small Company Fund – Class I
2007	0.80% to 1.40%	4,226,617	39.37 to 36.59	156,048,695	0.09%	1.31% to 0.69%
2006	0.80% to 1.40%	5,162,695	38.86 to 36.34	189,121,006	0.10%	11.14% to 10.47%
2005	0.80% to 1.40%	6,249,268	34.96 to 32.89	206,998,058	0.00%	11.42% to 10.75%
2004	0.80% to 1.40%	7,419,392	31.38 to 29.70	221,665,394	0.00%	18.07% to 17.36%
2003	0.80% to 1.40%	8,866,029	26.57 to 25.31	225,469,321	0.00%	39.89% to 39.04%
Nationwide VIT – Multi-Manager Small Company Fund – Class II
2007	0.95% to 3.25%	4,806,056	16.16 to 17.57	99,556,181	0.00%	0.92% to -1.44%
2006	0.95% to 3.25%	4,583,575	16.02 to 17.83	94,540,917	0.06%	10.69% to 8.13%
2005	0.95% to 2.90%	3,282,029	14.47 to 16.65	61,689,901	0.00%	10.95% to 8.77%
2004	0.95% to 2.65%	2,079,601	13.04 to 16.79	35,465,182	0.00%	17.66% to 15.64%
2003	0.95% to 2.70%	652,337	11.08 to 14.51	9,493,737	0.00%	10.84% to 45.11%	(a) (b)
Nationwide VIT – Nationwide Fund – Class I
2007	0.80% to 1.40%	4,753,992	25.03 to 28.38	292,472,857	1.05%	7.31% to 6.66%
2006	0.80% to 1.40%	3,758,145	23.33 to 26.61	99,304,252	1.04%	12.72% to 12.04%
2005	0.80% to 1.40%	4,977,888	20.70 to 23.75	117,501,938	0.87%	6.58% to 5.94%
2004	0.80% to 1.40%	6,455,251	19.42 to 22.41	143,936,000	1.22%	8.87% to 8.22%
2003	0.80% to 1.40%	8,257,174	17.84 to 20.71	170,241,418	0.54%	26.49% to 25.73%
Tax qualified
2006	1.30%	1,402,652	109.59	153,719,563	1.04%	12.15%
2005	1.30%	1,654,420	97.71	161,661,582	0.87%	6.05%
2004	1.30%	1,922,412	92.14	177,133,737	1.22%	8.32%
2003	1.30%	2,184,289	85.06	185,796,420	0.54%	25.86%
Non-tax qualified
2006	1.30%	720,281	106.77	76,904,383	1.04%	12.15%
2005	1.30%	839,281	95.20	79,898,458	0.87%	6.05%
2004	1.30%	986,311	89.77	88,539,823	1.22%	8.32%
2003	1.30%	1,167,236	82.87	96,728,819	0.54%	25.86%
Nationwide VIT – Nationwide Fund – Class II
2007	0.95% to 3.25%	23,169,599	10.10 to 14.95	404,959,033	0.93%	1.03% to 4.37%	(a)
2006	1.10% to 3.25%	11,257,455	16.96 to 14.32	185,406,908	0.96%	12.16% to 9.73%
2005	1.10% to 2.95%	1,503,114	15.12 to 13.16	22,317,067	0.68%	5.87% to 3.89%
2004	1.10% to 2.95%	618,825	14.29 to 12.67	8,749,904	1.25%	8.33% to 6.30%
2003	1.15% to 2.60%	241,206	13.18 to 13.01	3,168,470	0.12%	31.81% to 30.12%	(a) (b)
Nationwide VIT – Nationwide Leaders Fund – Class III
2007	0.80% to 1.40%	397,523	17.20 to 16.62	6,641,009	1.16%	10.66% to 9.99%
2006	0.80% to 1.40%	416,108	15.55 to 15.11	6,311,879	0.74%	15.20% to 14.50%
2005	0.80% to 1.40%	335,241	13.49 to 13.20	4,438,380	1.75%	9.42% to 8.76%
2004	0.80% to 1.40%	109,158	12.33 to 12.13	1,327,655	0.41%	17.82% to 17.11%
2003	0.80% to 1.40%	112,472	10.47 to 10.36	1,167,054	0.19%	24.59% to 23.84%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value			Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Nationwide VIT – U.S. Growth Leaders Fund – Class II
2007	0.95% to	2.95%	1,094,930	$11.22	to	17.70	$23,231,890	0.00%	12.24% to	18.50%	(a)
2006	1.10% to	2.95%	1,117,672	18.07	to	14.94	19,776,812	0.17%	-1.60% to	-3.43%
2005	1.10% to	2.95%	1,053,974	18.36	to	15.47	19,056,867	0.00%	10.47% to	8.41%
2004	1.10% to	2.95%	643,867	16.62	to	14.27	10,597,692	0.00%	10.87% to	8.79%
2003	1.10% to	2.50%	275,354	14.99	to	14.81	4,108,083	0.00%	49.94% to	48.08%	(a) (b)
Nationwide VIT – U.S. Growth Leaders Fund – Class III
2007	0.80% to	1.40%	329,074	18.46	to	17.84	5,894,162	0.00%	21.45% to	20.71%
2006	0.80% to	1.40%	454,175	15.20	to	14.78	6,733,083	0.25%	-1.08% to	-1.68%
2005	0.80% to	1.40%	651,383	15.37	to	15.03	9,813,069	0.00%	11.10% to	10.43%
2004	0.80% to	1.40%	652,165	13.83	to	13.61	8,890,581	0.00%	11.55% to	10.87%
2003	0.80% to	1.40%	994,663	12.40	to	12.28	12,223,231	0.00%	51.18% to	50.26%
Nationwide VIT – Van Kampen Comstock Value Fund – Class II
2007	0.80% to	3.25%	18,188,564	12.93	to	14.86	315,762,751	1.56%	-3.39% to	-5.79%
2006	0.80% to	3.25%	11,215,121	13.38	to	15.77	203,267,045	1.51%	14.64% to	11.81%
2005	0.80% to	3.00%	3,772,570	11.67	to	14.20	60,363,959	1.31%	3.12% to	0.84%
2004	0.80% to	3.00%	2,181,509	11.32	to	14.09	34,193,585	1.18%	13.17% to	13.57%	(a)
2003	1.10% to	2.50%	447,441	13.68	to	13.51	6,093,942	0.77%	36.80% to	35.10%	(a) (b)
Nationwide VIT – Van Kampen Multi Sector Bond Fund – Class I
2007	0.80% to	2.95%	5,127,598	14.75	to	11.04	65,624,015	3.96%	3.78% to	1.52%
2006	0.80% to	2.70%	4,491,128	14.21	to	11.36	56,418,087	4.15%	4.00% to	2.02%
2005	0.80% to	2.35%	4,431,813	13.67	to	11.25	54,176,221	4.11%	1.36% to	-0.21%
2004	0.80% to	2.35%	3,294,635	13.48	to	11.28	40,671,999	5.14%	5.68% to	4.03%
2003	0.80% to	2.25%	2,474,699	12.76	to	10.85	29,929,422	5.67%	11.22% to	8.50%	(b)
Neuberger Berman AMT – Fasciano Portfolio – S Class Shares
2007	0.80% to	2.80%	392,938	9.74	to	13.45	6,032,559	0.00%	-0.29% to	-2.32%
2006	0.80% to	2.50%	399,331	9.77	to	15.09	6,218,632	0.00%	-2.34% to	2.63%	(a)
2005	0.95% to	2.50%	361,496	12.43	to	14.71	5,431,443	0.00%	1.92% to	0.33%
2004	1.05% to	2.50%	257,470	12.18	to	14.66	3,819,533	0.00%	10.70% to	9.08%
2003	1.15% to	2.70%	102,949	13.60	to	13.41	1,391,900	0.00%	36.01% to	34.14%	(a) (b)
Neuberger Berman AMT – Growth Portfolio – Class I
2007	0.80% to	1.40%	2,896,657	22.83	to	26.15	143,154,846	0.00%	21.71% to	20.97%
2006	0.80% to	1.40%	3,507,840	18.76	to	21.62	141,328,488	0.00%	13.16% to	12.48%
2005	0.80% to	1.40%	4,407,773	16.58	to	19.22	155,259,354	0.00%	12.59% to	11.91%
2004	0.80% to	1.40%	5,418,656	14.72	to	17.18	167,323,055	0.00%	15.67% to	14.97%
2003	0.80% to	1.40%	6,552,886	12.73	to	14.94	172,620,548	0.00%	30.35% to	29.56%
Neuberger Berman AMT – Guardian Portfolio – I Class Shares
2007	0.80% to	1.40%	1,105,261	14.69	to	13.86	15,420,332	0.26%	6.52% to	5.88%
2006	0.80% to	1.40%	1,399,614	13.79	to	13.09	18,425,578	0.61%	12.47% to	11.79%
2005	0.80% to	1.40%	1,777,747	12.26	to	11.71	20,912,861	0.14%	7.53% to	6.88%
2004	0.80% to	1.40%	2,342,770	11.40	to	10.95	25,763,450	0.11%	14.89% to	14.19%
2003	0.80% to	1.40%	2,668,163	9.93	to	9.59	25,677,371	0.81%	30.71% to	29.92%
Neuberger Berman AMT – International Portfolio – Class S
2007	0.80% to	3.25%	20,563,376	10.64	to	13.71	293,656,493	2.14%	2.38% to	-0.16%
2006	0.80% to	3.25%	10,936,799	10.39	to	13.73	153,950,501	0.34%	3.93% to	19.45%	(a)
2005	1.10% to	2.90%	816,611	11.66	to	11.52	9,478,809	0.19%	16.64% to	15.23%	(a) (b)
Neuberger Berman AMT – Mid-Cap Growth Portfolio – Class S
2007	0.95% to	2.80%	507,184	18.83	to	20.39	10,958,939	0.00%	21.03% to	18.76%
2006	0.95% to	2.80%	502,810	15.56	to	17.17	9,020,221	0.00%	13.39% to	11.27%
2005	0.95% to	2.80%	497,419	13.72	to	15.43	7,966,901	0.00%	12.35% to	10.26%
2004	0.95% to	2.80%	543,076	12.22	to	13.99	7,797,293	0.00%	14.93% to	12.79%
2003	1.15% to	2.80%	425,358	12.62	to	12.41	5,345,674	0.00%	26.19% to	24.08%
Neuberger Berman AMT – Partners Portfolio – Class I
2007	0.80% to	1.40%	4,821,251	31.57	to	37.41	181,803,724	0.61%	8.46% to	7.80%
2006	0.80% to	1.40%	5,867,088	29.10	to	34.71	205,069,108	0.68%	11.35% to	10.67%
2005	0.80% to	1.40%	7,134,701	26.14	to	31.36	225,087,003	0.95%	17.10% to	16.40%
2004	0.80% to	1.40%	7,656,207	22.32	to	26.94	207,292,280	0.01%	18.02% to	17.31%
2003	0.80% to	1.40%	9,238,599	18.91	to	22.97	213,058,281	0.00%	34.01% to	33.20%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Neuberger Berman AMT – Regency Portfolio – Class S
2007	0.80% to 2.95%	1,309,013	$10.44 to 12.31	$16,737,536	0.38%	2.22% to 0.00%
2006	0.80% to 2.55%	1,440,361	10.21 to 12.39	18,134,505	0.33%	2.14% to 8.11%	(a)
2005	1.10% to 2.70%	345,932	11.58 to 11.45	3,990,761	0.00%	15.77% to 14.53%	(a) (b)

Neuberger Berman AMT – Socially Responsive Portfolio Class I
2007	0.80% to 3.25%	29,683,131	14.45 to 15.71	500,470,234	0.10%	6.75% to 4.10%
2006	0.80% to 3.25%	14,567,602	13.54 to 15.09	232,049,667	0.09%	12.80% to 10.02%
2005	0.80% to 3.00%	2,318,131	12.00 to 13.81	33,095,968	0.00%	6.00% to 3.66%
2004	0.95% to 3.00%	851,027	12.45 to 13.32	11,561,669	0.00%	12.20% to 9.88%
2003	1.10% to 2.15%	87,804	12.28 to 12.20	1,075,366	0.00%	22.84% to 21.97%	(a) (b)

Oppenheimer VAF – Balanced Fund – Non-Service Shares
2007	0.80% to 1.40%	3,793,326	24.27 to 25.77	119,039,885	2.68%	2.95% to 2.33%
2006	0.80% to 1.40%	4,523,880	23.58 to 25.18	137,769,586	2.17%	10.26% to 9.59%
2005	0.80% to 1.40%	5,647,775	21.38 to 22.98	155,150,510	1.80%	3.06% to 2.44%
2004	0.80% to 1.40%	6,601,220	20.75 to 22.43	175,416,139	1.04%	9.22% to 8.56%
2003	0.80% to 1.40%	7,605,940	19.00 to 20.66	184,623,097	2.85%	23.96% to 23.21%

Oppenheimer VAF – Capital Appreciation Fund – Service Class
2007	0.95% to 2.95%	3,981,882	14.42 to 14.82	69,363,812	0.01%	12.77% to 10.48%
2006	0.95% to 2.95%	4,129,863	12.79 to 13.41	64,078,686	0.19%	6.66% to 4.51%
2005	0.95% to 2.90%	4,173,108	11.99 to 12.85	61,055,416	0.66%	3.87% to 1.83%
2004	0.95% to 2.75%	3,161,586	11.54 to 12.65	44,803,436	0.18%	5.60% to 3.68%
2003	1.10% to 2.70%	1,061,170	13.70 to 13.51	14,365,108	0.00%	37.02% to 35.08%	(a) (b)

Oppenheimer VAF – Capital Appreciation Fund – Non-Service Shares
2007	0.80% to 1.40%	4,805,480	19.60 to 18.39	89,129,237	0.24%	13.23% to 12.54%
2006	0.80% to 1.40%	6,037,158	17.31 to 16.34	99,391,010	0.39%	7.09% to 6.44%
2005	0.80% to 1.40%	7,865,933	16.16 to 15.36	121,515,526	0.95%	4.26% to 3.63%
2004	0.80% to 1.40%	10,200,109	15.50 to 14.82	151,901,981	0.31%	6.08% to 5.44%
2003	0.80% to 1.40%	11,344,613	14.62 to 14.05	160,093,105	0.40%	29.90% to 29.11%

Oppenheimer VAF – Core Bond Fund – Non-Service Shares
2007	0.80% to 1.40%	4,466,808	17.82 to 18.09	102,125,225	5.26%	3.55% to 2.92%
2006	0.80% to 1.40%	5,265,751	17.21 to 17.57	115,936,276	5.40%	4.44% to 3.81%
2005	0.80% to 1.40%	6,433,177	16.48 to 16.93	135,323,164	5.43%	1.77% to 1.15%
2004	0.80% to 1.40%	8,037,160	16.19 to 16.74	165,175,386	4.84%	4.65% to 4.02%
2003	0.80% to 1.40%	10,449,202	15.47 to 16.09	203,238,653	6.01%	5.93% to 5.28%

Oppenheimer VAF – Global Securities Fund – Class 3
2007	0.80% to 1.40%	4,898,499	23.58 to 22.92	112,720,550	1.39%	5.48% to 4.84%
2006	0.80% to 1.40%	5,524,646	22.35 to 21.86	121,147,673	0.98%	16.75% to 16.05%
2005	0.80% to 1.40%	5,308,749	19.15 to 18.84	100,226,186	0.96%	13.43% to 12.74%
2004	0.80% to 1.40%	4,802,654	16.88 to 16.71	80,353,321	1.07%	18.24% to 17.53%
2003	0.80% to 1.40%	3,077,238	14.28 to 14.22	43,773,740	0.00%	42.77% to 42.19%	(a) (b)

Oppenheimer VAF – Global Securities Fund – Class 4
2007	0.95% to 2.70%	6,661,852	15.96 to 14.96	104,330,390	1.12%	5.05% to 3.18%
2006	0.95% to 2.70%	6,304,392	15.20 to 14.50	94,470,011	0.85%	16.29% to 14.24%
2005	0.95% to 2.50%	5,674,152	13.07 to 12.73	73,470,008	0.64%	12.97% to 11.20%
2004	0.95% to 2.70%	2,505,064	11.57 to 11.43	28,879,946	0.00%	15.69% to 14.33%	(a) (b)

Oppenheimer VAF – Global Securities Fund – Non-Service Shares
2007	0.80% to 1.40%	5,756,123	41.92 to 40.49	248,042,653	1.41%	5.46% to 4.82%
2006	0.80% to 1.40%	7,165,665	39.75 to 38.62	294,029,956	1.05%	16.75% to 16.05%
2005	0.80% to 1.40%	8,956,758	34.04 to 33.28	315,862,240	1.04%	13.40% to 12.71%
2004	0.80% to 1.40%	11,400,256	30.02 to 29.53	355,783,572	1.28%	18.21% to 17.50%
2003	0.80% to 1.40%	14,615,943	25.40 to 25.13	387,057,516	0.78%	41.88% to 41.02%

Oppenheimer VAF – Global Securities Fund – Service Class
2007	0.95% to 2.30%	862,593	19.20 to 23.12	20,585,407	1.22%	5.07% to 3.63%
2006	0.95% to 2.30%	967,988	18.27 to 22.31	22,124,575	0.88%	16.25% to 14.67%
2005	0.95% to 2.30%	1,118,144	15.72 to 19.46	22,094,897	0.85%	12.98% to 11.44%
2004	0.95% to 2.30%	1,316,404	13.91 to 17.46	23,100,094	1.49%	17.75% to 16.15%
2003	1.10% to 2.30%	1,143,121	15.19 to 15.03	17,208,692	0.00%	51.92% to 50.31%	(a) (b)

Oppenheimer VAF – High Income Fund – Class 3
2007	0.80% to 1.40%	48,923	9.61 to 9.57	468,403	0.00%	-3.91% to 4.30%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Oppenheimer VAF – High Income Fund – Class 4
2007	0.95% to 2.75%	991,751	$9.59 to 9.47	$9,472,520	0.00%	-4.12% to -5.29%	(a) (b)

Oppenheimer VAF – High Income Fund – Non-Service Shares
2007	0.80% to 1.40%	49,246	10.46 to 10.35	510,531	7.99%	-0.91% to -1.51%
2006	1.30% to 1.40%	87,967	10.52 to 10.51	924,954	0.00%	5.16% to 5.09%	(a) (b)

Oppenheimer VAF – High Income Fund – Service Class
2007	0.95% to 2.70%	1,877,575	12.44 to 12.94	25,692,805	8.06%	-1.42% to -3.17%
2006	0.95% to 2.75%	3,180,409	12.62 to 12.22	44,449,263	7.17%	8.19% to 6.23%
2005	0.95% to 2.45%	3,038,153	11.66 to 12.67	39,502,363	5.82%	1.04% to -0.49%
2004	0.95% to 2.35%	2,601,130	11.54 to 13.18	33,693,872	4.57%	7.70% to 6.24%
2003	0.95% to 2.70%	1,175,216	10.72 to 11.97	14,186,550	0.00%	7.17% to 19.74%	(a) (b)

Oppenheimer VAF – Main Street Small Cap Fund® – Non-Service Shares
2007	0.80% to 1.40%	418,752	9.84 to 9.74	4,084,325	0.29%	-2.00% to -2.60%
2006	0.80% to 1.40%	227,665	10.04 to 10.00	2,277,965	0.00%	0.41% to 0.01%	(a) (b)

Oppenheimer VAF – Main Street Small Cap Fund® – Service Class
2007	0.95% to 3.25%	6,050,092	16.03 to 17.54	125,648,459	0.13%	-2.33% to -4.61%
2006	0.95% to 3.25%	3,305,000	16.41 to 18.39	70,852,158	0.01%	13.57% to 10.94%
2005	0.95% to 2.90%	1,105,896	14.45 to 16.74	21,104,247	0.00%	8.68% to 6.54%
2004	0.95% to 2.70%	731,026	13.29 to 17.34	12,914,027	0.00%	18.05% to 15.96%
2003	0.95% to 2.65%	272,097	11.26 to 14.96	4,089,001	0.00%	12.62% to 49.59%	(a) (b)

Oppenheimer VAF – Main Street® – Non-Service Shares
2007	0.80% to 1.40%	2,487,109	10.97 to 10.47	26,194,088	1.03%	3.58% to 2.95%
2006	0.80% to 1.40%	2,841,846	10.59 to 10.17	29,040,677	1.13%	14.11% to 13.42%
2005	0.80% to 1.40%	3,231,392	9.28 to 8.96	29,087,134	1.38%	5.13% to 4.50%
2004	0.80% to 1.40%	3,830,214	8.83 to 8.58	32,960,291	0.87%	8.58% to 7.93%
2003	0.80% to 1.40%	4,118,904	8.13 to 7.95	32,811,064	0.85%	25.71% to 24.95%

Oppenheimer VAF – Main Street® – Service Class
2007	0.95% to 3.25%	24,014,369	14.72 to 14.44	402,804,694	0.63%	3.16% to 0.75%
2006	0.95% to 3.25%	14,409,505	14.27 to 14.33	236,003,634	0.48%	13.67% to 11.04%
2005	0.95% to 2.95%	3,831,295	12.56 to 13.01	55,729,762	0.95%	4.74% to 2.63%
2004	0.95% to 2.85%	2,371,195	11.99 to 12.70	33,173,754	0.49%	8.11% to 6.04%
2003	1.10% to 2.80%	783,827	13.16 to 11.98	10,229,287	0.00%	31.60% to 19.83%	(a) (b)

Oppenheimer VAF – Mid Cap Fund – Non-Service Shares
2007	0.80% to 1.40%	2,576,050	6.75 to 6.45	16,720,309	0.00%	5.48% to 4.84%
2006	0.80% to 1.40%	3,147,364	6.40 to 6.15	19,465,941	0.00%	2.13% to 1.52%
2005	0.80% to 1.40%	4,765,383	6.27 to 6.06	28,985,432	0.00%	11.43% to 10.76%
2004	0.80% to 1.40%	5,103,889	5.63 to 5.47	28,008,620	0.00%	18.82% to 18.10%
2003	0.80% to1.40%	4,845,750	4.74 to 4.63	22,499,732	0.00%	24.59% to 23.83%

Pioneer Small Cap Value II VCT Portfolio – Class I
2005	0.95% to 1.05%	80,124	15.46 to 15.43	1,237,644	0.48%	13.86% to 13.74%
2004	0.95% to 1.05%	38,238	13.58 to 13.56	519,026	0.00%	21.15% to 21.02%
2003	0.95%	2,627	11.21	29,448	0.60%	12.10%	(a) (b)

Pioneer VCT – Pioneer Small Cap Value Portfolio – Class I Shares
2007	0.95% to 1.05%	117,897	9.96 to 9.95	1,173,591	0.73%	-7.85% to -7.94%
2006	0.95% to 1.05%	124,148	10.81 to 10.80	1,341,708	0.26%	8.10% to 8.04%	(a) (b)

Putnam VT – Growth and Income Fund – IB Shares
2007	1.05% to 2.80%	468,881	13.69 to 13.86	6,876,101	1.36%	-7.03% to -8.68%
2006	1.05% to 2.80%	551,603	14.73 to 15.18	8,748,454	1.52%	14.70% to 12.67%
2005	0.95% to 2.80%	644,011	12.87 to 13.47	8,937,063	1.64%	4.23% to 2.29%
2004	1.05% to 2.80%	491,760	12.33 to 13.17	6,602,053	0.90%	9.94% to 8.00%
2003	1.15% to 2.50%	131,535	12.33 to 12.22	1,615,235	0.00%	23.30% to 22.17%	(a) (b)

Putnam VT – International Equity Fund – IB Shares
2007	1.15% to 2.40%	71,037	21.88 to 20.62	1,525,012	2.96%	7.11% to 5.75%
2006	1.15% to 2.40%	87,538	20.43 to 19.50	1,761,143	0.61%	26.25% to 24.66%
2005	1.15% to 2.65%	92,906	16.18 to 15.53	1,485,977	1.49%	10.91% to 9.23%
2004	1.15% to 2.65%	126,817	14.59 to 14.22	1,836,698	2.11%	14.86% to 13.12%
2003	0.95% to 2.40%	186,001	11.65 to 12.59	2,324,072	0.00%	16.55% to 25.93%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value			Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Putnam VT – Voyager Fund – IB Shares
2007	1.15% to	2.80%	168,443	$13.87	to	12.82	$2,271,117	0.00%	4.30% to	2.55%
2006	0.95% to	2.80%	213,216	12.21	to	12.50	2,766,251	0.10%	4.44% to	2.49%
2005	0.95% to	2.80%	276,236	11.69	to	12.20	3,456,648	0.71%	4.69% to	2.74%
2004	1.10% to	2.80%	261,001	12.22	to	11.87	3,144,631	0.17%	3.88% to	2.09%
2003	1.15% to	2.80%	101,667	11.76	to	11.63	1,179,509	0.00%	17.63% to	16.31%	(a) (b)

Strong Variable Insurance Funds, Inc. – Strong International Stock Fund II
2003	1.30%		2	1.04			2	2.56%	-81.09%

T. Rowe Price Blue Chip Growth Portfolio – II
2007	0.80% to	3.25%	10,055,319	11.81	to	12.74	133,588,581	0.14%	11.58% to	8.81%
2006	0.80% to	2.90%	1,860,568	10.59	to	11.78	22,408,234	0.29%	5.86% to	6.17%	(a)
2005	1.10% to	2.90%	596,546	11.23	to	11.10	6,676,122	0.19%	12.32% to	10.96%	(a) (b)

T. Rowe Price Equity Income Portfolio – II
2007	0.80% to	2.95%	6,128,523	11.28	to	12.01	76,349,143	1.66%	2.20% to	-0.03%
2006	0.80% to	2.95%	4,412,317	11.04	to	12.01	54,220,730	1.32%	10.35% to	15.16%	(a)
2005	1.10% to	2.80%	1,288,795	10.56	to	10.44	13,568,484	1.31%	5.59% to	4.39%	(a) (b)

T. Rowe Price Limited Term Bond Portfolio – Class II
2007	0.80% to	2.90%	2,984,605	10.74	to	10.25	31,585,239	3.11%	4.38% to	2.16%
2006	1.10% to	2.80%	897,335	10.34	to	10.05	9,206,800	3.73%	2.88% to	1.12%
2005	1.10% to	2.70%	297,273	10.05	to	9.95	2,977,178	2.51%	0.54% to	-0.54%	(a) (b)

The Dreyfus Socially Responsible Growth Fund, Inc. – Initial Shares
2007	0.80% to	1.40%	2,887,153	19.64	to	23.79	72,290,938	0.55%	6.92% to	6.27%
2006	0.80% to	1.40%	3,504,269	18.37	to	22.39	82,432,140	0.11%	8.33% to	7.68%
2005	0.80% to	1.40%	4,359,987	16.95	to	20.79	95,023,542	0.00%	2.79% to	2.17%
2004	0.80% to	1.40%	5,445,879	16.49	to	20.35	115,826,541	0.36%	5.36% to	4.72%
2003	0.80% to	1.40%	6,701,628	15.66	to	19.43	135,576,829	0.11%	25.00% to	24.24%

Turner GVIT Growth Focus Fund – Class I
2003	0.80% to	1.40%	366,483	3.25	to	3.19	1,171,318	0.00%	49.76% to	48.85%

Turner GVIT Growth Focus Fund – Class III
2003	0.80% to	1.40%	222,768	11.22	to	11.10	2,475,993	0.00%	49.27% to	48.37%

Van Eck Worldwide Insurance Trust – Bond Fund – Class R1
2007	0.80% to	1.40%	731,903	12.42	to	12.15	8,910,518	5.57%	8.94% to	8.27%
2006	0.80% to	1.40%	690,934	11.40	to	11.22	7,763,189	7.87%	5.55% to	4.91%
2005	0.80% to	1.40%	653,908	10.80	to	10.69	6,998,382	6.56%	-3.89% to	-4.47%
2004	0.80% to	1.40%	494,491	11.24	to	11.19	5,536,020	0.00%	12.37% to	11.92%	(a) (b)

Van Eck Worldwide Insurance Trust – Bond Fund – Initial Class
2007	0.80% to	1.40%	889,847	17.22	to	18.16	19,097,162	6.47%	8.83% to	8.17%
2006	0.80% to	1.40%	1,107,173	15.82	to	16.79	21,961,040	8.79%	5.63% to	4.99%
2005	0.80% to	1.40%	1,440,459	14.98	to	15.99	26,984,368	7.64%	-3.81% to	-4.39%
2004	0.80% to	1.40%	1,831,299	15.57	to	16.72	35,793,497	9.55%	8.28% to	7.62%
2003	0.80% to	1.40%	2,862,991	14.38	to	15.54	51,489,785	2.03%	17.22% to	16.51%

Van Eck Worldwide Insurance Trust – Emerging Markets Fund – Class R1
2007	0.80% to	1.40%	1,152,258	31.28	to	30.60	35,362,793	0.40%	36.46% to	35.63%
2006	0.80% to	1.40%	1,106,434	22.92	to	22.56	25,013,200	0.53%	38.42% to	37.59%
2005	0.80% to	1.40%	877,819	16.56	to	16.40	14,412,087	0.59%	30.81% to	30.02%
2004	0.80% to	1.40%	513,201	12.66	to	12.61	6,474,361	0.00%	26.61% to	26.10%	(a) (b)

Van Eck Worldwide Insurance Trust – Emerging Markets Fund – Initial Class
2007	0.80% to	1.40%	1,599,935	29.33	to	27.43	44,248,455	0.46%	36.51% to	35.68%
2006	0.80% to	1.40%	2,079,717	21.49	to	20.22	42,350,828	0.63%	38.38% to	37.55%
2005	0.80% to	1.40%	2,663,102	15.53	to	14.70	39,392,769	0.84%	30.94% to	30.15%
2004	0.80% to	1.40%	3,491,296	11.86	to	11.29	39,648,217	0.64%	24.88% to	24.13%
2003	0.80% to	1.40%	5,585,517	9.50	to	9.01	51,038,448	0.10%	52.96% to	52.03%

Van Eck Worldwide Insurance Trust – Hard Assets Fund – Class R1
2007	0.80% to	1.40%	1,400,348	33.53	to	32.79	46,055,901	0.11%	44.16% to	43.28%
2006	0.80% to	1.40%	1,470,219	23.26	to	22.89	33,718,368	0.07%	23.54% to	22.80%
2005	0.80% to	1.40%	1,551,985	18.83	to	18.64	28,960,958	0.19%	50.41% to	49.50%
2004	0.80% to	1.40%	746,021	12.52	to	12.47	9,304,789	0.00%	25.17% to	24.67%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Van Eck Worldwide Insurance Trust – Hard Assets Fund – Initial Class
2007	0.80% to 1.40%	1,118,247	$46.61 to 44.87	$58,352,118	0.12%	44.19% to 43.31%
2006	0.80% to 1.40%	1,340,984	32.32 to 31.31	48,678,714	0.07%	23.50% to 22.75%
2005	0.80% to 1.40%	1,699,058	26.17 to 25.51	49,998,755	0.35%	50.46% to 49.56%
2004	0.80% to 1.40%	2,157,026	17.39 to 17.05	42,204,825	0.43%	23.24% to 22.49%
2003	0.80% to 1.40%	3,205,129	14.14 to 13.95	50,839,940	0.41%	43.92% to 43.05%

Van Kampen UIF – Core Plus Fixed Income Portfolio – Class I
2007	1.30% to 1.40%	328,510	10.83 to 10.82	3,557,887	4.01%	4.08% to 3.97%
2006	0.80% to 1.40%	136,094	10.44 to 10.40	1,416,424	1.17%	4.45% to 4.03%	(a) (b)

Van Kampen UIF – Core Plus Fixed Income Portfolio – Class II
2007	0.95% to 3.25%	25,887,057	11.60 to 10.32	286,272,488	3.60%	4.21% to 1.78%
2006	0.95% to 3.25%	10,572,601	11.13 to 10.14	113,144,737	3.36%	2.58% to 0.20%
2005	0.95% to 2.90%	1,959,026	10.85 to 10.22	20,680,370	2.78%	2.95% to 0.93%
2004	1.10% to 2.85%	797,097	10.44 to 10.13	8,251,586	3.48%	2.93% to 1.12%
2003	1.15% to 2.60%	147,979	10.14 to 10.04	1,495,211	0.01%	1.37% to 0.38%	(a) (b)

Van Kampen UIF – Emerging Markets Debt Portfolio – Class I
2007	0.80% to 1.40%	351,451	21.00 to 19.71	6,980,725	7.33%	5.68% to 5.03%
2006	0.80% to 1.40%	498,158	19.88 to 18.77	9,413,461	8.31%	9.92% to 9.26%
2005	0.80% to 1.40%	725,492	18.08 to 17.18	12,534,982	7.55%	11.36% to 10.68%
2004	0.80% to 1.40%	992,232	16.24 to 15.52	15,474,285	6.82%	9.18% to 8.52%
2003	0.80% to 1.40%	1,706,650	14.87 to 14.30	24,503,530	0.00%	26.84% to 26.08%

Van Kampen UIF – Emerging Markets Debt Portfolio – Class II
2007	1.10% to 2.15%	113,859	17.59 to 16.68	1,965,340	7.38%	5.22% to 4.10%
2006	1.10% to 2.15%	145,536	16.72 to 16.02	2,396,495	8.35%	9.59% to 8.43%
2005	1.10% to 2.45%	171,015	15.26 to 14.64	2,577,975	7.16%	10.91% to 9.40%
2004	0.95% to 2.45%	246,266	11.80 to 13.38	3,341,560	8.89%	9.03% to 7.38%
2003	1.10% to 2.65%	217,082	12.64 to 12.44	2,731,124	0.00%	26.36% to 24.38%

Van Kampen UIF – U.S. Real Estate Portfolio – Class I
2007	0.80% to 1.40%	2,592,043	49.21 to 46.45	121,497,196	1.18%	-17.74% to -18.24%
2006	0.80% to 1.40%	3,810,701	59.82 to 56.82	218,265,572	1.07%	36.94% to 36.12%
2005	0.80% to 1.40%	4,368,496	43.68 to 41.74	183,618,271	1.20%	16.12% to 15.42%
2004	0.80% to 1.40%	5,160,818	37.62 to 36.16	187,725,450	1.47%	35.30% to 34.49%
2003	0.80% to 1.40%	5,597,622	27.80 to 26.89	151,232,148	0.00%	36.41% to 35.59%

Van Kampen UIF – U.S. Real Estate Portfolio – Class II
2007	0.95% to 2.70%	3,568,905	19.41 to 21.64	81,882,876	1.04%	-18.06% to -19.52%
2006	0.95% to 2.80%	4,145,461	23.69 to 26.78	116,700,717	0.94%	36.36% to 33.83%
2005	0.95% to 2.70%	3,310,194	17.37 to 20.07	68,799,980	1.14%	15.65% to 13.61%
2004	0.95% to 2.75%	2,479,086	15.02 to 17.65	44,807,033	1.33%	34.78% to 32.33%
2003	0.95% to 2.70%	801,715	11.14 to 13.35	10,824,041	0.00%	11.44% to 33.46%	(a)

Victory VIF – Diversified Stock Fund Class A Shares
2007	1.15% to 2.10%	66,078	16.25 to 15.57	1,063,078	0.66%	8.68% to 7.63%
2006	1.15% to 2.10%	65,321	14.95 to 14.47	969,737	0.30%	12.38% to 11.30%
2005	1.15% to 2.10%	64,852	13.30 to 13.00	859,735	0.07%	7.50% to 6.47%
2004	1.15% to 2.00%	40,476	12.37 to 12.23	502,687	0.97%	8.40% to 7.47%
2003	1.25% to 1.70%	1,741	11.41 to 12.90	21,716	0.27%	14.11% to 13.95%	(a) (b)

Wells Fargo AVT – Discovery FundSM
2007	0.80% to 1.40%	1,793,964	28.18 to 33.62	69,679,934	0.00%	21.34% to 20.60%
2006	0.80% to 1.40%	2,138,630	23.22 to 27.88	68,607,503	0.00%	13.73% to 13.04%
2005	0.80% to 1.40%	2,486,339	20.42 to 24.66	70,294,123	0.00%	7.41% to 6.76%
2004	0.80% to 1.40%	3,008,430	19.01 to 23.10	79,265,637	0.00%	14.79% to 14.10%
2003	0.80% to 1.40%	3,528,905	16.56 to 20.24	81,166,340	0.00%	38.31% to 37.48%

Wells Fargo AVT – Large Company Growth Fund
2007	1.75% to 2.20%	12,402	11.12 to 10.96	136,370	0.00%	5.72% to 5.23%
2006	1.40% to 2.20%	13,143	10.60 to 10.41	137,213	0.00%	0.92% to 0.10%
2005	1.40% to 2.20%	13,234	10.50 to 10.40	137,863	0.18%	4.22% to 3.38%
2004	2.10%	2,297	10.06	23,117	0.00%	0.64%	(a) (b)

Wells Fargo AVT – Money Market Fund
2007	1.15% to 1.40%	1,632	10.83 to 10.74	17,585	4.60%	3.47% to 3.20%
2006	1.15% to 1.40%	1,635	10.47 to 10.41	17,055	26.87%	3.22% to 2.96%
2005	1.40%	1,058	10.11	10,698	34.36%	1.11%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Wells Fargo AVT – Opportunity FundSM
2007	0.80% to 1.40%	5,757,665	$34.29 to 40.01	$291,024,130	0.62%	5.78% to 5.13%
2006	0.80% to 1.40%	7,005,669	32.42 to 38.06	334,888,686	0.00%	11.32% to 10.65%
2005	0.80% to 1.40%	8,710,393	29.12 to 34.39	373,720,329	0.00%	7.02% to 6.38%
2004	0.80% to 1.40%	10,844,850	27.21 to 32.33	434,154,524	0.00%	17.27% to 16.57%
2003	0.80% to 1.40%	13,018,344	23.20 to 27.74	444,110,406	0.07%	35.91% to 35.09%

Wells Fargo AVT – Small-Mid Cap Value Fund
2007	1.25%	39	9.43	368	0.00%	-5.65%	(a)(b)

Wells Fargo AVT – Total Return Bond Fund
2007	1.15%	2,116	10.90	23,072	4.56%	4.96%
2006	1.15%	2,116	10.39	21,981	4.32%	2.63%
2005	1.15%	2,116	10.12	21,419	0.49%	0.73%

2007 Reserves for annuity contracts in payout phase:				12,121,909

2007 Contract owners’ equity				$22,175,260,947

2006 Reserves for annuity contracts in payout phase:				11,157,956

2006 Contract owners’ equity				$17,880,717,436

2005 Reserves for annuity contracts in payout phase:				9,694,221

2005 Contract owners’ equity				$13,950,161,968

2004 Reserves for annuity contracts in payout phase:				9,554,595

2004 Contract owners’ equity				$12,749,242,735

2003 Reserves for annuity contracts in payout phase:				10,819,827

2003 Contract owners’ equity				$11,391,384,498

*	This represents the range of annual contract expense rates of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual funds and charges made directly to contract owner accounts through the redemption of units.

**	This represents the dividends for the period indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by average net assets. The ratios exclude those expenses, such as mortality and expense charges or annual contract maintenance charges, that result in direct reductions to the contractholder accounts through reductions in unit values or redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.

***	This represents the range of minimum and maximum total returns for the period indicated, including changes in the value of the underlying mutual fund, which reflects the reduction of unit value for expenses assessed. It does not include any expenses assessed through the redemption of units, the inclusion of which would result in a reduction of the total return presented.

(a) & (b)	Denote the minimum and maximum of the total return ranges, respectively, for underlying mutual fund options that were added during the reporting period. These returns were not annualized. Minimum and maximum ranges are not shown for underlying mutual fund options for which a single contract expense rate (product option) is representative of all units issued and outstanding at period end. Such options that were added during the reporting period are designated using both symbols.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2007. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the American Institute of Certified Public Accountants’ Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, in 2007.

/s/ KPMG LLP
Columbus, Ohio
February 29, 2008

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Income

(in millions)

	Years ended December 31,
	2007	2006	2005
Revenues:
Policy charges	$1,208.3	$1,132.6	$1,055.1
Premiums	291.7	308.3	260.0
Net investment income	1,975.8	2,058.5	2,105.2
Net realized investment (losses) gains	(166.2)	7.1	10.6
Other income	7.5	0.2	2.2

Total revenues	3,317.1	3,506.7	3,433.1

Benefits and expenses:
Interest credited to policyholder accounts	1,262.6	1,330.1	1,331.0
Benefits and claims	479.3	450.3	377.5
Policyholder dividends	24.5	25.6	33.1
Amortization of deferred policy acquisition costs	368.5	450.3	466.3
Interest expense, primarily with Nationwide Financial Services, Inc. (NFS)	70.0	65.5	66.3
Other operating expenses	529.5	536.8	538.3

Total benefits and expenses	2,734.4	2,858.6	2,812.5

Income from continuing operations before federal income tax expense	582.7	648.1	620.6
Federal income tax expense	128.5	28.7	95.8

Income from continuing operations	454.2	619.4	524.8
Cumulative effect of adoption of accounting principle, net of taxes	(6.0)	—	—

Net income	$448.2	$619.4	$524.8

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Balance Sheets

(in millions, except per share amounts)

	December 31,
	2007	2006
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities (cost $24,021.2 and $25,197.2)	$23,933.4	$25,275.4
Equity securities (cost $69.6 and $28.5)	72.9	34.4
Mortgage loans on real estate, net	7,615.4	8,202.2
Short-term investments, including amounts managed by a related party	959.1	1,722.0
Other investments	1,330.8	1,292.9

Total investments	33,911.6	36,526.9

Cash	1.3	0.5
Accrued investment income	314.3	323.6
Deferred policy acquisition costs	3,997.4	3,758.0
Other assets	1,638.9	2,001.5
Separate account assets	69,676.5	67,351.9

Total assets	$109,540.0	$109,962.4

Liabilities and Shareholder’s Equity
Liabilities:
Future policy benefits and claims	$31,998.4	$34,409.4
Short-term debt	285.3	75.2
Long-term debt, payable to NFS	700.0	700.0
Other liabilities	2,642.6	2,980.2
Separate account liabilities	69,676.5	67,351.9

Total liabilities	105,302.8	105,516.7

Shareholder’s equity:
Common stock ($1 par value; authorized - 5.0 shares; issued and outstanding - 3.8 shares)	3.8	3.8
Additional paid-in capital	274.4	274.4
Retained earnings	4,049.5	4,138.8
Accumulated other comprehensive (loss) income	(90.5)	28.7

Total shareholder’s equity	4,237.2	4,445.7

Total liabilities and shareholder’s equity	$109,540.0	$109,962.4

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Changes in Shareholder’s Equity

(in millions)

	Capital shares	Additional paid-in capital	Retained earnings	Accumlated other comprehensive income (loss)	Total shareholder’s equity
Balance as of December 31, 2004	$3.8	$274.4	$3,554.6	$393.8	$4,226.6
Dividends to NFS	—	—	(185.0)	—	(185.0)

Comprehensive income:
Net income	—	—	524.8	—	524.8
Other comprehensive loss, net of taxes	—	—	—	(300.2)	(300.2)

Total comprehensive income					224.6

Balance as of December 31, 2005	3.8	274.4	3,894.4	93.6	4,266.2
Dividends to NFS	—	—	(375.0)	—	(375.0)

Comprehensive income:
Net income	—	—	619.4	—	619.4
Other comprehensive loss, net of taxes	—	—	—	(64.9)	(64.9)

Total comprehensive income					554.5

Balance as of December 31, 2006	3.8	274.4	4,138.8	28.7	4,445.7
Dividends to NFS	—	—	(537.5)	—	(537.5)

Comprehensive income:
Net income	—	—	448.2	—	448.2
Other comprehensive loss, net of taxes	—	—	—	(119.2)	(119.2)

Total comprehensive income					329.0

Balance as of December 31, 2007	$3.8	$274.4	$4,049.5	$(90.5)	$4,237.2

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Cash Flows

(in millions)

	Years ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$448.2	$619.4	$524.8
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment losses (gains)	166.2	(7.1)	(10.6)
Interest credited to policyholder accounts	1,262.6	1,330.1	1,331.0
Capitalization of deferred policy acquisition costs	(612.6)	(569.6)	(460.5)
Amortization of deferred policy acquisition costs	368.5	450.3	466.3
Amortization and depreciation	22.3	46.6	65.6
Decrease (increase) in other assets	410.5	(298.0)	591.0
(Decrease) increase in policy and other liabilities	(230.3)	228.8	(511.4)
Other, net	8.5	0.1	(114.9)

Net cash provided by operating activities	1,843.9	1,800.6	1,881.3

Cash flows from investing activities:
Proceeds from maturity of securities available-for-sale	4,379.8	5,128.6	4,198.5
Proceeds from sale of securities available-for-sale	4,657.5	2,267.3	2,619.7
Proceeds from repayments or sales of mortgage loans on real estate	2,467.7	2,430.8	2,854.6
Cost of securities available-for-sale acquired	(8,008.3)	(5,658.9)	(6,924.1)
Cost of mortgage loans on real estate originated or acquired	(1,887.0)	(2,180.4)	(2,524.9)
Net decrease (increase) in short-term investments	762.9	(125.4)	56.9
Collateral (paid) received - securities lending, net	(175.6)	(332.6)	36.6
Other, net	(68.6)	52.1	121.6

Net cash provided by investing activities	2,128.4	1,581.5	438.9

Cash flows from financing activities:
Net increase (decrease) in short-term debt	210.1	(167.1)	27.3
Cash dividends paid to NFS	(537.5)	(375.0)	(185.0)
Investment and universal life insurance product deposits	3,586.1	3,400.8	2,845.4
Investment and universal life insurance product withdrawals	(7,230.2)	(6,241.2)	(5,022.5)

Net cash used in financing activities	(3,971.5)	(3,382.5)	(2,334.8)

Net increase (decrease) in cash	0.8	(0.4)	(14.6)
Cash, beginning of period	0.5	0.9	15.5

Cash, end of period	$1.3	$0.5	$0.9

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(1)	Nature of Operations
Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company) was incorporated in 1929 and is an Ohio stock legal reserve life insurance company. The Company is a member of the Nationwide group of companies (Nationwide), which is comprised of Nationwide Mutual Insurance Company (NMIC) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by NFS, a holding company formed by Nationwide Corporation (Nationwide Corp.), a majority-owned subsidiary of NMIC.

Wholly-owned subsidiaries of NLIC as of December 31, 2007 include Nationwide Life and Annuity Insurance Company (NLAIC) and Nationwide Investment Services Corporation (NISC). NLAIC offers universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI) and individual annuity contracts on a non-participating basis. NISC is a registered broker/dealer.

The Company is a leading provider of long-term savings and retirement products in the United States of America (U.S.). The Company develops and sells a diverse range of products including individual annuities, private and public sector group retirement plans, other investment products sold to institutions, life insurance and advisory services.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker/dealers, financial institutions, wirehouse and regional firms, pension plan administrators, and life insurance specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (NRS), Nationwide Financial Network (NFN) producers; and Mullin TBG Insurance Agency Services, LLC, a joint venture between NFS’ majority-owned subsidiary, TBG Insurance Services Corporation d/b/a TBG Financial, and MC Insurance Agency Services, LLC d/b/a Mullin Consulting. The Company also distributes products through the agency distribution force of its ultimate majority parent company, NMIC.

As of December 31, 2007 and 2006, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region of the U.S. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region of the U.S. in which business is conducted that makes it overly vulnerable to a single event which could cause a severe impact to the Company’s financial position.

(2)	Summary of Significant Accounting Policies
The Company’s significant accounting policies that materially affect financial reporting are summarized below. The accompanying consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (GAAP).

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ significantly from those estimates.

The Company’s most significant estimates include those used to determine the following: the balance, recoverability and amortization of deferred policy acquisition costs (DAC) for investment and universal life insurance products; impairment losses on investments; valuation allowances for mortgage loans on real estate; the liability for future policy benefits and claims; and federal income tax provision. Although some variability is inherent in these estimates, recorded amounts reflect management’s best estimates based on facts and circumstances as of the balance sheet date. Management believes the amounts provided are appropriate.

Certain items in the 2006 and 2005 consolidated financial statements and related notes have been reclassified to conform to the current presentation.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(a) Consolidation Policy

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest. Minority interest expense is included in other operating expenses in the consolidated statements of income, and minority interest is included in other liabilities on the consolidated balance sheets. All significant intercompany balances and transactions were eliminated.

(b) Valuation of Investments, Investment Income and Related Gains and Losses

The Company is required to classify its fixed maturity securities and marketable equity securities as held-to-maturity, available-for-sale or trading. All fixed maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of adjustments to DAC, future policy benefits and claims, and deferred federal income taxes reported as a separate component of accumulated other comprehensive income (AOCI) in shareholder’s equity. The adjustment to DAC represents the changes in amortization of DAC that would have been required as a charge or credit to operations had such unrealized amounts been realized and allocated to the product lines. The adjustment to future policy benefits and claims represents the increase in policy reserves from using a discount rate that would have been required had such unrealized amounts been realized and the proceeds reinvested at then current market interest rates, which were lower than the then current effective portfolio rate.

The fair value of fixed maturity and marketable equity securities is generally obtained from independent pricing services based on market quotations. For fixed maturity securities not priced by independent services (generally private placement securities), an internally developed pricing model or “corporate pricing matrix” is most often used. The corporate pricing matrix is developed by obtaining private spreads versus the U.S. Treasury yield for corporate securities with varying weighted average lives and bond ratings. The weighted average life and bond rating of a particular fixed maturity security to be priced using the corporate matrix are important inputs into the model and are used to determine a corresponding spread that is added to the U.S. Treasury yield to create an estimated market yield for that bond. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular fixed maturity security. Additionally, a “structured product model” is used to value certain fixed maturity securities with complex cash flows, such as certain mortgage-backed and asset-backed securities,. The structured product model uses third party pricing tools. For securities for which quoted market prices are not available and for which the Company’s structured product model is not suitable for estimating fair values, fair values are determined using other modeling techniques, primarily a commercial software application utilized in valuing complex securitized investments with variable cash flows. The company also utilized broker quotes in pricing securities or to validate modeled prices. As of December 31, 2007, 70% of the fair values of fixed maturity securities were obtained from independent pricing services, 17% from the Company’s pricing matrices and 13% from other sources compared to 71%, 20% and 9%, respectively, in 2006.

Management regularly reviews each investment in its fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments.

For debt and equity securities not subject to Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (EITF 99-20), an other-than-temporary impairment charge is taken when the Company does not have the ability and intent to hold the security until the forecasted recovery or if it is no longer probable that the Company will recover all amounts due under the contractual terms of the security. Many criteria are considered during this process including, but not limited to, the current fair value as compared to cost or amortized cost, as appropriate, of the security; the amount and length of time a security’s fair value has been below cost or amortized cost; specific credit issues and financial prospects related to the issuer; management’s intent to hold or dispose of the security; and current economic conditions. Other-than-temporary impairment losses result in a permanent reduction to the cost basis of the underlying investment.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

In addition to the above, for certain securitized financial assets with contractual cash flows, including asset-backed securities, EITF 99-20 also requires the Company to periodically update its best estimate of cash flows over the life of the security. If the fair value of a securitized financial asset is not greater than or equal to its carrying value based on current information and events, and if there has been an adverse change in estimated cash flows since the last revised estimate (considering both timing and amount), then the Company recognizes an other-than-temporary impairment and writes down the investment to fair value.

For mortgage-backed securities, the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When estimated prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income. All other investment income is recorded using the interest method without anticipating the impact of prepayments.

The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan is impaired, a provision for loss is established equal to either the difference between the carrying value and the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. In addition to the valuation allowance on specific loans, the Company maintains an allowance not yet specifically identified by loan for probable losses inherent in the loan portfolio as of the balance sheet date. The valuation allowance account for mortgage loans on real estate reflects management’s best estimate of probable credit losses, including losses incurred at the balance sheet date but not yet identified by specific loan. Management’s periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Changes in the valuation allowance are recorded in net realized investment gains and losses. Loans in foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in net investment income in the period received.

The Company grants mainly commercial mortgage loans on real estate to customers throughout the U.S. As of December 31, 2007, the Company’s largest exposure to any single borrower, region and property type was 2%, 24% and 33%, respectively, of the Company’s general account mortgage loan portfolio, compared to 3%, 26% and 33%, respectively, as of December 31, 2006.

Real estate to be held and used is carried at cost less accumulated depreciation. Real estate designated as held for disposal is not depreciated and is carried at the lower of the carrying value at the time of such designation or fair value less cost to sell. Other long-term investments are carried on the equity method of accounting.

Impairment losses are recorded on investments in long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Changes in the Company’s mortgage loan valuation allowance and recognition of impairment losses for other-than-temporary declines in the fair values of applicable investments are included in net realized investment gains and losses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(c) Derivative Instruments

Derivatives are carried at fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge); a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); a foreign currency fair value or cash flow hedge (foreign currency hedge); or a non-hedge transaction. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for entering into various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used for hedging transactions are expected to be and, for ongoing hedging relationships, have been highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not, or is not expected to be, highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

The Company enters into interest rate swaps, cross-currency swaps or Euro futures to hedge the fair value of existing fixed rate assets and liabilities. In addition, the Company uses short U.S. Treasury future positions to hedge the fair value of bond and mortgage loan commitments. Typically, the Company is hedging the risk of changes in fair value attributable to changes in benchmark interest rates. Derivative instruments classified as fair value hedges are carried at fair value, with changes in fair value recorded in net realized investment gains and losses. Changes in the fair value of the hedged item that are attributable to the risk being hedged are also recorded in net realized investment gains and losses.

Accrued interest receivable or payable under interest rate and foreign currency swaps are recognized as an adjustment to net investment income or interest credited to policyholder accounts consistent with the nature of the hedged item, except for interest rate swaps hedging the anticipated sale of investments where amounts receivable or payable under the swaps are recorded as net realized investment gains and losses, and except for interest rate swaps hedging the anticipated purchase of investments where amounts receivable or payable under the swaps are initially recorded in AOCI to the extent the hedging relationship is effective.

The Company periodically may enter into a derivative transaction that will not qualify for hedge accounting. The Company does not enter into speculative positions. Although these transactions do not qualify for hedge accounting, or have not been designated in hedging relationships by the Company, they are part of its overall risk management strategy. For example, the Company may sell credit default protection through a credit default swap. Although the credit default swap is not effective in hedging specific investments, the income stream allows the Company to manage overall investment yields while exposing the Company to acceptable credit risk. The Company may enter into a cross-currency basis swap (pay a variable U.S. rate and receive a variable foreign-denominated rate) to eliminate the foreign currency exposure of a variable rate foreign-denominated liability. Although basis swaps may qualify for hedge accounting, the Company has chosen not to designate these derivatives as hedging instruments due to the difficulty in assessing and monitoring effectiveness for both sides of the basis swap. Derivative instruments that do not qualify for hedge accounting or are not designated as hedging instruments are carried at fair value, with changes in fair value recorded in net realized investment gains and losses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(d) Revenues and Benefits

Investment and Universal Life Insurance Products: Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, COLI, bank-owned life insurance (BOLI) and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance charges, administrative fees and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees. Asset fees, cost of insurance charges and administrative fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policyholder accounts and benefits and claims incurred in the period in excess of related policyholder accounts.

Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and primarily consist of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract. This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

(e) Deferred Policy Acquisition Costs for Investment and Universal Life Insurance Products

The Company has deferred certain costs of acquiring investment and universal life insurance products business, principally commissions, certain expenses of the policy issue and underwriting department, and certain variable sales expenses that relate to and vary with the production of new and renewal business. In addition, the Company defers sales inducements, such as interest credit bonuses and jumbo deposit bonuses. Investment products primarily consist of individual and group variable and fixed deferred annuities in the Individual Investments and Retirement Plans segments. Universal life insurance products include universal life insurance, variable universal life insurance, COLI, BOLI and other interest-sensitive life insurance policies in the Individual Protection segment. DAC are subject to recoverability testing in the year of policy issuance and loss recognition testing at the end of each reporting period.

For investment and universal life insurance products, DAC is being amortized with interest over the lives of the policies in relation to the present value of estimated gross profits from projected interest margins, asset fees, cost of insurance charges, administration fees, surrender charges, and net realized investment gains and losses less policy benefits and policy maintenance expenses. The DAC asset related to investment and universal life insurance products is adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale, as described in Note 2(b) to the audited consolidated financial statements included in the F pages of this report.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The assumptions used in the estimation of future gross profits are based on the Company’s current best estimates of future events and are reviewed as part of an annual process during the second quarter. During the annual process, the Company performs a comprehensive study of assumptions, including mortality and persistency studies, maintenance expense studies, and an evaluation of projected general and separate account investment returns. The most significant assumptions that are involved in the estimation of future gross profits include future net separate account investment performance, surrender/lapse rates, interest margins and mortality. Currently, the Company’s long-term assumption for net separate account investment performance is approximately 7% growth per year and varies by product. This assumption, like others, is reviewed as part of the annual process. If this assumption were unlocked, the date of the unlocking could become the anchor date used in the reversion to the mean process (defined below). Variances from the long-term assumption are expected since the majority of the investments in the underlying separate accounts are in equity securities, which strongly correlate with the Standard & Poor’s (S&P) 500 Index in the aggregate. The reversion to the mean process is based on actual net separate account investment performance from the anchor date to the valuation date. The Company then assumes different performance levels over the next three years such that the separate account mean return measured from the anchor date to the end of the life of the product equals the long-term assumption. The assumed net separate account investment performance used in the DAC models is intended to reflect what is anticipated. However, based on historical returns of the S&P 500 Index, and as part of its pre-set parameters, the Company’s reversion to the mean process generally limits net separate account investment performance to 0-15% during the three-year reversion period. See below for a discussion of current year assumption changes.

Changes in assumptions can have a significant impact on the amount of DAC reported for investment and universal life insurance products and their related amortization patterns. In the event actual experience differs from assumptions or future assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense, which could be significant. In general, increases in the estimated long-term general and separate account returns result in increased expected future profitability and may lower the rate of DAC amortization, while increases in long-term lapse/surrender and mortality assumptions reduce the expected future profitability of the underlying business and may increase the rate of DAC amortization.

In addition to the comprehensive annual study of assumptions, management evaluates the appropriateness of the individual variable annuity DAC balance quarterly within pre-set parameters. These parameters are designed to appropriately reflect the Company’s long-term expectations with respect to individual variable annuity contracts while also evaluating the potential impact of short-term experience on the Company’s recorded individual variable annuity DAC balance. If the recorded balance of individual variable annuity DAC falls outside of these parameters for a prescribed time period, or if the recorded balance falls outside of these parameters and management determines it is not reasonably possible to get back within the parameters during this time period, assumptions are required to be unlocked, and DAC is recalculated using revised best estimate assumptions. When DAC assumptions are unlocked and revised, the Company continues to use the reversion to the mean process. See below for a discussion of current year assumption changes.

At the end of the second quarter of 2007, the Company determined as part of its analysis of DAC that the overall profitability of separate account products is expected to exceed previous estimates due to favorable financial market trends. Accordingly, the Company unlocked its DAC assumptions after completing a comprehensive review of assumptions used to project DAC and other related balances, including sales inducement assets, unearned revenue reserves, and guaranteed minimum death and income benefit reserves. This review covered all assumptions including expected separate account investment returns, lapse rates, mortality and expenses. Additionally, while the Company estimates that the overall profitability of its variable products has improved, it also expects the long-term net growth in separate account investment performance to moderate. As a result of its current analysis, including its evaluation of ongoing trends and expectations regarding financial market performance, the Company reduced its long-term net separate account growth rate assumption from approximately 8% to approximately 7%. The Company unlocked assumptions, as appropriate, for all investment products and variable universal life insurance products in order to remain consistent across product lines using revised assumptions which reflect the Company’s current best estimate of future events. Therefore, in the second quarter of 2007, the Company recorded a net increase in DAC and a benefit to DAC amortization and other related balances totaling $221.6 million pre-tax, which was reported in the following segments in the pre-tax amounts indicated: Individual Investments - $196.4 million; Retirement Plans - $10.5 million; and Individual Protection - $14.7 million.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The most significant assumption changes that resulted from the Company’s unlocking decisions were resetting the anchor date for reversion to the mean calculations to June 30, 2007, resulting in resetting the assumption for net separate account growth to approximately 7% during the three-year reversion period; resetting the long-term assumption for net separate account growth and the discount rate used to calculate the present value of estimated gross profits to approximately 7% (formerly approximately 8%); and increasing estimated lapse rates for fixed annuity and bank-owned life insurance products.

During the second quarter of 2007, the Company added a new feature to its existing guaranteed minimum withdrawal benefit rider, Lifetime Income (L.inc). This new feature results in a substantial change in the existing contracts and, therefore, an extinguishment of the DAC associated with those contracts pursuant to Statement of Position (SOP) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts (SOP 05-1). As a result, existing DAC and other related balances were eliminated resulting in a $135.0 million pre-tax charge.

(f) Separate Accounts

Separate account assets and liabilities represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives. Separate account assets are recorded at fair value based primarily on market quotations of the underlying securities. Investment income and realized investment gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income except for (1) the fees the Company receives, which are assessed on a daily or monthly basis and recognized as revenue when assessed and earned, and (2) the activity related to contract guarantees, which are riders to existing variable annuity contracts.

(g) Future Policy Benefits and Claims

The process of calculating reserve amounts for a life insurance organization involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the relative incidence of death in a given time), morbidity (the relative incidence of disability resulting from disease or physical impairment) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts).

The Company calculates its liability for future policy benefits and claims for investment products in the accumulation phase and universal life and variable universal life insurance policies as the policy account balance, which represents participants’ net premiums and deposits plus investment performance and interest credited less applicable contract charges.

The Company’s liability for funding agreements to an unrelated third party trust related to the Company’s medium-term note (MTN) program equals the balance that accrues to the benefit of the contractholder, including interest credited. The funding agreements constitute insurance obligations and are considered annuity contracts under Ohio insurance laws.

The liability for future policy benefits and claims for traditional life insurance policies was determined using the net level premium method using interest rates varying from 2.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals that were used or being experienced at the time the policies were issued.

The liability for future policy benefits for payout annuities was calculated using the present value of future benefits and maintenance costs discounted using interest rates varying generally from 3.0% to 13.0%.

(h) Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 6% in 2007 (8% in 2006 and 10% in 2005) of the Company’s life insurance in force, 48% of the number of life insurance policies in force in 2007 (50% in 2006 and 52% in 2005) and 7% of life insurance statutory premiums in 2007 (5% in 2006 and 5% in 2005). The provision for policyholder dividends was based on the current dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(i) Federal Income Taxes

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements. Any such change could significantly affect the amounts reported in the consolidated statements of income. Management has established reserves in accordance with FIN 48 based on current facts and circumstances regarding tax exposure items where the ultimate deductibility is open to interpretation. Management evaluates the appropriateness of such reserves quarterly based on any new developments specific to their fact patterns. Information considered includes results of completed tax examinations, Technical Advice Memorandums and other rulings issued by the Internal Revenue Service (IRS) or the tax courts.

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is determined that it is more likely than not that the deferred tax asset will not be fully realized.

(j) Reinsurance Ceded

Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported in the consolidated balance sheets on a gross basis, separately from the related future policy benefits and claims of the Company.

(k) Change in Accounting Principle

Historically, the Company accrued for legal costs associated with litigation defense and regulatory investigations by estimating the ultimate costs of such activity. Beginning April 1, 2007, the Company’s accrual for such legal expenses includes only the amount for services that have been provided but not yet paid. The Company believes the newly adopted accounting principle is preferable because it more accurately reflects expenses in the periods in which they are incurred. The Company continues to estimate and accrue the ultimate amounts expected to be paid for litigation and regulatory investigation loss contingencies. The Company has presented its condensed consolidated financial statements and accompanying notes as applicable for all periods presented to retroactively apply the adoption of this change in accounting principle.

The following table summarizes the impact of the change in accounting principle described above for the years ended December 31:

(in millions)	2007	2006	2005
Other operating expenses	$2.8	$5.0	$(0.5)
Net income	(1.9)	(3.1)	0.3
The cumulative effect of the change on retained earnings as of January 1, 2006 was an $11.0 million increase.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(3)	Recently Issued Accounting Standards
In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), Business Combinations (SFAS 141R), which replaces SFAS No. 141, Business Combinations (SFAS 141). The objective of SFAS 141R is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. Accordingly, SFAS 141R establishes principles and requirements for how the acquirer: 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; 2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies to all transactions or other events in which an entity obtains control of one or more businesses and retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R is applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. The Company currently is evaluating the impact of adopting SFAS 141R.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (SFAS 160). The objective of SFAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 also amends certain consolidation procedures prescribed by Accounting Research Bulletin No. 51, Consolidated Financial Statements, for consistency with the requirements of SFAS 141R. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company currently is evaluating the impact of adopting SFAS 160.

In June 2007, the Accounting Standards Executive Committee (AcSEC) of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (SOP 07-1). SOP 07-1 provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies (the Guide). For those entities that are investment companies under SOP 07-1, this SOP also addresses whether the specialized industry accounting principles of the Guide (i.e., fair value accounting) should be retained by a parent company in consolidation or by an investor that has the ability to exercise significant influence over the investment company and applies the equity method of accounting to its investment in the entity (referred to as an equity method investor). In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. The provisions of SOP 07-1 were to be effective for fiscal years beginning on or after December 15, 2007. On February 14, 2008, the FASB issued FASB Staff Position (FSP) SOP 07-1-1, which delays indefinitely the effective date of SOP 07-1. The Company will monitor the FASB and AICPA deliberations regarding this standard.

In April 2007, the FASB issued FSP FIN 39-1, An Amendment of FASB Interpretation No. 39 (FSP FIN 39-1). FSP FIN 39-1 addresses whether a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with paragraph 10 of Interpretation 39. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with early application permitted. FSP FIN 39-1 is not expected to have a material impact on the Company’s financial position or results of operations upon adoption.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. In addition, SFAS 159 does not establish requirements for recognizing and measuring dividend income, interest income or interest expense, nor does it eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, Fair Value Measurements (SFAS 157), and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company will elect adoption of SFAS 159 for certain financial instruments effective January 1, 2008, which is not expected to have a material impact on the Company’s financial position or results of operations. The Company will assess election for new financial assets or liabilities on a prospective basis.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability on its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end balance sheet, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end balance sheet is effective for fiscal years ending after December 15, 2008. The Company adopted SFAS 158 effective December 31, 2006. The adoption of SFAS 158 did not have a material impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS 157. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires new disclosures about fair value measurements. SFAS 157 also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. For assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to initial recognition, the reporting entity shall disclose information that enables financial statement users to assess the inputs used to develop those measurements. For recurring fair value measurements using significant unobservable inputs, the reporting entity shall disclose the effect of the measurements on earnings for the period. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Company will adopt SFAS 157 effective January 1, 2008. SFAS 157 is not expected to have a material impact on the Company’s financial position or results of operations upon adoption.

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 108 (SAB 108). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires registrants to quantify misstatements using both the balance sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB 108 does not change the SEC’s previous guidance in SAB No. 99 on evaluating the materiality of misstatements. The Company adopted SAB 108 effective December 31, 2006. SAB 108 did not have a material impact on the Company’s financial position or results of operations upon adoption.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 effective January 1, 2007. FIN 48 did not have a material impact on the Company’s financial position or results of operations upon adoption.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (SFAS 156).SFAS 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS 156, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because SFAS 156 permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. SFAS 156 is effective for fiscal years beginning after September 15, 2006. The Company adopted SFAS 156 effective January 1, 2007. SFAS 156 did not have a material impact on the Company’s financial position or results of operations upon adoption.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and SFAS 140. SFAS 155 also resolves issues addressed in SFAS 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. In summary, SFAS 155: (1) permits an entity to make an irrevocable election to measure any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation at fair value in its entirety, with changes in fair value recognized in earnings; (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) amends SFAS 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Provisions of SFAS 155 may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company adopted SFAS 155 effective January 1, 2006. On the date of adoption, there was no impact to the Company’s financial position or results of operations.

In September 2005, AcSEC issued SOP 05-1. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, issued by the FASB. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights or coverages that occurs as a result of the exchange of a contract for a new contract, or by amendment, endorsement or rider to a contract, or by the election of a new feature or coverage within a contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. Retrospective application of SOP 05-1 to previously issued financial statements is not permitted. Initial application of SOP 05-1 is required as of the beginning of an entity’s fiscal year. The Company adopted SOP 05-1 effective January 1, 2007, which resulted in a $6.0 million charge, net of taxes, as the cumulative effect of adoption of this accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier adoption permitted. The Company adopted SFAS 154 effective January 1, 2006. SFAS 154 did not have any impact on the Company’s financial position or results of operations upon adoption.

(4)	Fair Value of Financial Instruments
Assets and liabilities that are presented at fair value in the consolidated balance sheets are not included in the disclosures below, including investment securities, cash, separate accounts, securities lending collateral and derivative financial instruments. Those financial assets and liabilities not presented at fair value are discussed below.

The fair value of a financial instrument is defined as the amount at which the financial instrument could be bought or sold, or in the case of liabilities incurred or settled, in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is based on the best information available in the circumstances. Such estimates of fair value consider prices for similar assets or similar liabilities and the results of valuation techniques to the extent available in the circumstances. Examples of valuation techniques include the present value of estimated expected future cash flows using discount rates commensurate with the risks involved, option-pricing models, matrix pricing, option-adjusted spread models and fundamental analysis. Valuation techniques for measuring assets and liabilities must be consistent with the objective of measuring fair value and should incorporate assumptions that market participants would use in their estimates of values, future revenues and future expenses, including assumptions about interest rates, default, prepayment and volatility.

Many of the Company’s assets and liabilities subject to these disclosure requirements are not actively traded, requiring fair values to be estimated by management using matrix pricing, present value or other suitable valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

The tax ramifications of the related unrealized gains and losses can have a significant effect on the estimates of fair value and have not been considered in arriving at such estimates.

In estimating its fair value disclosures, the Company used the following methods and assumptions:

Mortgage loans on real estate, net: The fair values of mortgage loans on real estate are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Estimated fair value is based on the present value of expected future cash flows discounted at the loan’s effective interest rate.

Policy loans: The carrying amount reported in the consolidated balance sheets approximates fair value.

Investment contracts: The fair values of the Company’s liabilities under investment type contracts are based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand, net of certain surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

Short-term debt: The carrying amount reported in the consolidated balance sheets approximates fair value.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

Long-term debt, payable to NFS: The fair values for long-term debt are based on estimated market prices.

The following table summarizes the carrying values and estimated fair values of financial instruments subject to disclosure requirements as of December 31:

	2007		2006
(in millions)	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Assets
Investments:
Mortgage loans on real estate, net	$7,615.4	$7,659.9	$8,202.2	$8,060.7
Policy loans	687.9	687.9	639.2	639.2

Liabilities
Investment contracts	(24,671.0)	(23,084.7)	(27,124.7)	(25,455.2)
Short-term debt	(285.3)	(285.3)	(75.2)	(75.2)
Long-term debt, payable to NFS	(700.0)	(751.3)	(700.0)	(809.3)

(5)	Derivative Financial Instruments
Qualitative Disclosure

Interest Rate Risk Management

The Company periodically purchases fixed rate investments to back variable rate liabilities. As a result, the Company can be exposed to interest rate risk due to the mismatch between variable rate liabilities and fixed rate assets. In an effort to mitigate the risk from this mismatch, the Company enters into various types of derivative instruments, with fluctuations in the fair values of the derivatives offsetting changes in the fair values of the investments resulting from changes in interest rates. The Company principally uses pay fixed/receive variable interest rate swaps to manage this risk.

Under these interest rate swaps, the Company receives variable interest rate payments and makes fixed rate payments. The fixed interest paid on the swap offsets the fixed interest received on the investment, resulting in the Company receiving the variable interest payments on the swap, generally 3-month U.S. London Interbank Offered Rate (LIBOR), and the credit spread on the investment. The net receipt of a variable rate will then more closely match the variable rate paid on the liability.

As a result of entering into fixed rate commercial mortgage loan and private placement commitments, the Company is exposed to changes in the fair value of such commitments due to changes in interest rates during the commitment period prior to funding of the loans. In an effort to manage this risk, the Company enters into short U.S. Treasury futures and/or pay fixed interest rate swaps during the commitment period. With short U.S. Treasury futures or pay fixed interest rate swaps, if interest rates rise/fall, the gains/losses on the futures will offset the change in fair value of the commitment attributable to the change in interest rates.

The Company periodically purchases variable rate investments such as commercial mortgage loans and corporate bonds. As a result, the Company can be exposed to variability in cash flows and investment income due to changes in interest rates. Such variability poses risks to the Company when the assets are funded with fixed rate liabilities. In an effort to manage this risk, the Company may enter into receive fixed/pay variable interest rate swaps.

In using these interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments. The variable interest paid on the swap offsets the variable interest received on the investment, resulting in the Company receiving the fixed interest payments on the swap and the credit spread on the investment. The net receipt of a fixed rate will then more closely match the fixed rate paid on the liability.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The Company manages interest rate risk at the segment level. Different segments may simultaneously hedge interest rate risks associated with owning fixed and variable rate investments considering the risk relevant to a particular segment.

Foreign Currency Risk Management

In conjunction with the Company’s MTN program, the Company periodically issues both fixed and variable rate liabilities denominated in foreign currencies. As a result, the Company is exposed to changes in the fair value of liabilities due to changes in foreign currency exchange rates and related interest rates. In an effort to manage these risks, the Company enters into cross-currency interest rate swaps.

The Company is exposed to changes in the fair value of fixed rate investments denominated in a foreign currency due to changes in foreign currency exchange rates and related interest rates. In an effort to manage this risk, the Company uses cross-currency interest rate hedges to swap these asset characteristics to variable U.S. dollar rate instruments. Cross-currency interest rate swaps on assets are structured to pay a fixed rate, in a foreign currency, and receive a variable U.S. dollar rate, generally 3-month U.S. LIBOR. These derivative instruments are designated as a fair value hedge of a fixed rate foreign denominated asset.

Cross-currency interest rate swaps on variable rate investments are structured to pay a variable rate, in a foreign currency, and receive a fixed U.S. dollar rate. The terms of the foreign currency paid on the swap will exactly match the terms of the foreign currency received on the asset, thus eliminating currency risk. These derivative instruments are designated as a cash flow hedge.

Equity Market Risk Management

Asset fees calculated as a percentage of separate account assets are a significant source of revenue to the Company. As of December 31, 2007 and 2006, approximately 82% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets result in corresponding increases and decreases in the Company’s separate account assets and asset fee revenue. In addition, a decrease in separate account assets may decrease the Company’s expectations of future profit margins due to a decrease in asset fee revenue and/or an increase in guaranteed contract claims, which also may require the Company to accelerate amortization of DAC.

The Company’s long-term assumption for net separate account returns is 7% annual growth. If equity markets were unchanged throughout a given year, the Company estimates that its net earnings per diluted share, calculated using current weighted average diluted shares outstanding, would be approximately $0.05 to $0.10 less than if the Company’s long-term assumption for net separate account returns were realized. This analysis assumes no other factors change and that an unlocking of DAC assumptions would not be required. However, as it does each quarter, the Company would evaluate its DAC balance and underlying assumptions to determine the need for unlocking. The Company can provide no assurance that the experience of flat equity market returns would not result in changes to other factors affecting profitability, including the possibility of unlocking of DAC assumptions.

Many of the Company’s individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

In an effort to mitigate this risk, the Company implemented a GMDB economic hedging program for certain new and existing business. Prior to implementation of the GMDB hedging program in 2000, the Company managed this risk primarily by entering into reinsurance arrangements. The GMDB economic hedging program is designed to offset changes in the economic value of the designated GMDB obligation. Currently the program shorts S&P 500 Index futures, which provides an offset to changes in the value of the designated obligation. The futures are not designated as hedges and, therefore, hedge accounting is not applied. The Company’s economic and accounting hedges are not perfectly offset. Therefore, the economic hedging activity is likely to lead to earnings volatility. This volatility was negligible in 2007. As of December 31, 2007 and 2006, the Company’s net amount at risk was $519.9 million and $562.4 million before reinsurance, respectively, and $317.2 million and $193.0 million net of reinsurance, respectively. As of December 31, 2007 and 2006, the Company’s reserve for GMDB claims was $47.4 million and $29.3 million, respectively.

The Company also offers certain variable annuity products with guaranteed minimum accumulation benefit (GMAB), guaranteed lifetime withdrawal benefit (GLWB) and hybrid GMAB/GLWB riders (collectively referred to as living benefits). A GMAB provides the contractholder with a guaranteed return of premium, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the time of issuance of a variable annuity contract. In some cases, the contractholder also has the option, after a specified time, to drop the rider and continue the variable annuity contract without the GMAB. The design of the GMAB rider limits the risk to the Company in a variety of ways including asset allocation requirements, which serve to reduce the Company’s potential exposure to underlying fund performance risks. Specifically, the terms in the GMAB rider limit policyholder asset allocation by either (1) requiring partial allocation of assets to a guaranteed term option (a fixed rate investment option) and excluding certain funds that are highly volatile or difficult to hedge or (2) requiring all assets be allocated to one of the approved asset allocation funds or models defined by the Company.

Beginning in March 2005, the Company began offering a hybrid GMAB/GLWB through its Capital Preservation Plus Lifetime Income (CPPLI) contract rider. This living benefit combines a GMAB feature in its first 5-10 years with a lifetime withdrawal benefit election at the end of the GMAB feature. Upon maturity of the GMAB, the contractholder can elect the lifetime withdrawal benefit, which would continue for the duration of the insured’s life; elect a new CPPLI rider; or drop the rider completely and continue the variable annuity contract without any rider. If the lifetime withdrawal benefit is elected and the insured’s contract value is exhausted through such withdrawals and market conditions, the Company will continue to fund future withdrawals at a pre-defined level until the insured’s death. In some cases, the contractholder has the right to drop the GLWB portion of this rider or periodically reset the guaranteed withdrawal basis to a higher level. This benefit requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy as previously described above.

In March 2006, the Company added Lifetime Income (L.inc), a stand-alone GLWB, to complement CPPLI in its product offerings. This rider is very similar to the hybrid benefit discussed above in that L.inc and CPPLI both have guaranteed withdrawal rates that increase based on the age at which the contractholder begins taking income. The withdrawal rates are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder. The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a ratchet feature that is driven by account performance and a roll-up feature that is driven by policy duration. Generally, the longer the contractholder waits before commencing withdrawals, the greater the guaranteed lifetime income. One key difference between L.inc and CPPLI is that the charge associated with L.inc is assessed against the benefit base. This is a risk mitigation feature as it alleviates much of the uncertainty around account performance and customer withdrawal patterns, both of which can lead to lower than expected revenue streams if the charge were assessed on account value. In June 2007, the Company added a feature to L.inc to allow for a lump settlement in lieu of lifetime withdrawals in certain situations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The Company’s living benefit riders represent an embedded derivative in a variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivatives are carried at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, expectations of contractholder persistency, contractholder withdrawal patterns, risk neutral market returns, correlations of market returns and market return volatility. As of December 31, 2007 and 2006, the net balance of the embedded derivatives for living benefits was a liability of $91.9 million and an asset of $23.7 million, respectively.

Similar to the Company’s economic hedging for GMDBs, the living benefits features are also being economically hedged. The primary risks being hedged are the exposures associated with declining equity market returns and downward interest rate movements. The Company employs a variety of instruments to mitigate this exposure including S&P 500 Index futures, U.S. Treasury futures, interest rate swaps and long-dated over-the-counter put options. The positions used in the economic hedging program are not designated as hedges and, therefore, hedge accounting is not applied. The living benefits hedging program is designed to offset changes in the economic value of the living benefits obligation to contractholders. Changes in the fair value of the embedded derivatives are likely to create volatility in earnings. The hedging activity associated with changes in the economic value of the living benefits obligations will likely mitigate a portion of this earnings volatility.

Other Non-Hedging Derivatives

The Company periodically enters into basis swaps (receive one variable rate, pay another variable rate) to better match the cash flows received from the specific variable-rate investments with the variable rate paid on a group of liabilities. While the pay-side terms of the basis swap will be consistent with the terms of the asset, the Company is not able to match the receive-side terms of the derivative to a specific liability. Therefore, basis swaps do not receive hedge accounting treatment.

The Company sells credit default protection on selected debt instruments and combines the credit default swap with selected assets the Company owns to replicate a higher yielding bond. These selected assets may have sufficient duration for the related liability, but do not earn a sufficient credit spread. The combined credit default swap and investments provide cash flows with the duration and credit spread targeted by the Company. The credit default swaps do not qualify for hedge accounting treatment.

The Company also has purchased credit default protection on selected debt instruments exposed to short-term credit concerns, or because the combination of the corporate bond and purchased default protection provides sufficient spread and duration targeted by the Company. The purchased credit default protection is not designated for hedge accounting treatment.

Quantitative Disclosure

Fair Value Hedges

During the years ended December 31, 2007, 2006 and 2005, a net loss of $2.4 million, a net gain of $2.9 million and a net gain of $4.1 million, respectively, were recognized in net realized investment gains and losses. This represents the ineffective portion of the fair value hedging relationships. There were no gains or losses attributable to the portion of the derivative instruments’ changes in fair value excluded from the assessment of hedge effectiveness. There were also no gains or losses recognized in earnings as a result of hedged firm commitments no longer qualifying as fair value hedges.

Cash Flow Hedges

For the years ended December 31, 2007, 2006 and 2005, the ineffective portion of cash flow hedges was a net loss of $1.4 million, a net loss of $1.5 million and a net gain of $3.1 million, respectively. There were no net gains or losses attributable to the portion of the derivative instruments’ changes in fair value excluded from the assessment of hedge effectiveness.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

In general, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with forecasted transactions, other than those relating to variable interest on existing financial instruments, is twelve months or less. However, in 2003 the Company entered into a hedge of a forecasted purchase of shares of a mutual fund tied to the S&P 500 Index where delivery of the shares will occur in 2033.

During 2007, the Company did not discontinue any cash flow hedges because the original forecasted transaction was no longer probable. Additionally, no amounts were reclassified from AOCI into earnings due to the probability that a forecasted transaction would not occur.

Other Derivative Instruments, Including Embedded Derivatives

Net realized investment gains and losses for the years ended December 31, 2007, 2006 and 2005 included net losses of $12.4 million, $0.5 million and $9.1 million, respectively, related to other derivative instruments, including embedded derivatives, not designated in hedging relationships. In addition, the Individual Investments segment included net losses of $51.8 million (recorded as a $41.7 million net realized loss, net investment income of $2.6 million and annuity expense of $12.7 million) and $11.4 million (recorded as net investment income of $10.7 million and annuity expense of $22.1 million) for the years ended December 31, 2007 and 2006, respectively, related to other derivative instruments, including embedded derivatives, not designated in hedging relationships. For the years ended December 31, 2007, 2006 and 2005, net losses of $0.5 million, $10.6 million and $80.7 million, respectively, were recorded in net realized investment gains and losses reflecting the change in fair value of cross-currency interest rate swaps hedging variable rate MTNs denominated in foreign currencies. No additional net gains were recorded in net realized investment gains and losses to reflect the change in spot rates of these foreign currency denominated obligations during the year ended December 31, 2007 compared to $14.1 million and $78.3 million during the years ended December 31, 2006 and 2005, respectively.

The following table summarizes the notional amount of derivative financial instruments outstanding as of December 31:

(in millions)	2007	2006
Interest rate swaps:
Pay fixed/receive variable rate swaps hedging investments	$1,692.9	$1,930.5
Pay variable/receive fixed rate swaps hedging investments	21.0	60.4
Pay fixed/receive variable rate swaps hedging liabilities	1,120.7	1,048.8
Pay variable/receive fixed rate swaps hedging liabilities	343.1	—
Cross-currency interest rate swaps:
Hedging foreign currency denominated investments	375.5	452.9
Hedging foreign currency denominated liabilities	1,144.1	1,137.1
Credit default swaps	300.3	376.8
Other non-hedging instruments	518.1	101.8
Equity option contracts	2,361.8	1,640.7
Interest rate futures contracts	371.3	214.2

Total	$8,248.8	$6,963.2

The notional value is the amount upon which exchanges of interest are based. Exposure to a counterparty arises if the net expected cash flows are positive, as calculated based on forward interest rate curves and notional contract values.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(6)	Investments
The following table summarizes the amortized cost, gross unrealized gains and losses, and estimated fair values of securities available-for-sale as of the dates indicated:

(in millions)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
December 31, 2007:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$110.8	$14.3	$0.4	$124.7
Agencies not backed by the full faith and credit of the U. S. Government	406.1	61.2	—	467.3
Obligations of states and political subdivisions	245.3	1.6	2.7	244.2
Debt securities issued by foreign governments	40.0	2.5	0.1	42.4
Corporate securities
Public	8,253.8	133.4	161.6	8,225.6
Private	5,474.2	131.7	57.6	5,548.3
Mortgage-backed securities	5,855.9	31.3	98.4	5,788.8
Asset-backed securities	3,635.1	31.2	174.2	3,492.1

Total fixed maturity securities	24,021.2	407.2	495.0	23,933.4
Equity securities	69.6	4.8	1.5	72.9

Total securities available-for-sale	$24,090.8	$412.0	$496.5	$24,006.3

December 31, 2006:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$123.7	$11.4	$1.4	$133.7
Agencies not backed by the full faith and credit of the U. S. Government	559.4	46.2	2.2	603.4
Obligations of states and political subdivisions	266.0	0.7	7.2	259.5
Debt securities issued by foreign governments	34.9	1.7	0.1	36.5
Corporate securities
Public	8,602.0	168.8	109.9	8,660.9
Private	6,015.4	128.8	71.4	6,072.8
Mortgage-backed securities	6,089.1	21.3	112.8	5,997.6
Asset-backed securities	3,506.7	43.3	39.0	3,511.0

Total fixed maturity securities	25,197.2	422.2	344.0	25,275.4
Equity securities	28.5	6.2	0.3	34.4

Total securities available-for-sale	$25,225.7	$428.4	$344.3	$25,309.8

The market value of the Company’s general account investments may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads. In addition, the Company may be likely to experience realized investment losses to the extent its liquidity needs require the disposition of general account fixed maturity securities in unfavorable interest rate, liquidity or credit spread environments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The table below summarizes the amortized cost and estimated fair value of fixed maturity securities available-for-sale, by maturity, as of December 31, 2007. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in millions)	Amortized cost	Estimated fair value
Fixed maturity securities available-for-sale:
Due in one year or less	$1,389.8	$1,392.5
Due after one year through five years	6,267.3	6,375.0
Due after five years through ten years	3,732.8	3,758.7
Due after ten years	3,140.3	3,126.3

Subtotal	14,530.2	14,652.5
Mortgage-backed securities	5,855.9	5,788.8
Asset-backed securities	3,635.1	3,492.1

Total	$24,021.2	$23,933.4

The following table presents the components of net unrealized (losses) gains on securities available-for-sale as of December 31:

(in millions)	2007	2006
Net unrealized (losses) gains, before adjustments and taxes	$(84.5)	$84.1
Adjustment to DAC	87.1	83.3
Adjustment to future policy benefits and claims	(77.7)	(83.1)
Deferred federal income tax benefit (expense)	26.1	(29.5)

Net unrealized (losses) gains	$(49.0)	$54.8

The following table presents an analysis of the net decrease in net unrealized gains on securities available-for-sale before adjustments and taxes for the years ended December 31:

(in millions)	2007	2006	2005
Fixed maturity securities	$(166.0)	$(161.0)	$(704.1)
Equity securities	(2.6)	(1.1)	(3.4)

Net decrease	$(168.6)	$(162.1)	$(707.5)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

For securities available-for-sale as of the dates indicated, the following table summarizes the Company’s gross unrealized losses based on the amount of time each type of security has been in an unrealized loss position:

	Less than or equal to one year		More than one year		Total
(in millions)	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses
December 31, 2007:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$16.4	$0.4	$2.6	$—	$19.0	$0.4
Agencies not backed by the full faith and credit of the U.S. Government	—	—	13.9	—	13.9	—
Obligations of states and political subdivisions	15.4	0.1	149.6	2.6	165.0	2.7
Debt securities issued by foreign governments	11.5	0.1	—	—	11.5	0.1
Corporate securities
Public	2,354.0	95.2	1,966.8	66.4	4,320.8	161.6
Private	680.6	17.1	1,814.7	40.5	2,495.3	57.6
Mortgage-backed securities	1,227.8	23.7	2,466.4	74.7	3,694.2	98.4
Asset-backed securities	1,453.8	127.1	1,078.1	47.1	2,531.9	174.2

Total fixed maturity securities	5,759.5	263.7	7,492.1	231.3	13,251.6	495.0
Equity securities	17.1	1.5	0.1	—	17.2	1.5

Total	$5,776.6	$265.2	$7,492.2	$231.3	$13,268.8	$496.5

% of gross unrealized losses		53%		47%

December 31, 2006:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$49.8	$0.8	$17.7	$0.6	$67.5	$1.4
Agencies not backed by the full faith and credit of the U.S. Government	31.7	0.1	120.3	2.1	152.0	2.2
Obligations of states and political subdivisions	82.4	1.0	156.3	6.2	238.7	7.2
Debt securities issued by foreign governments	12.8	0.1	—	—	12.8	0.1
Corporate securities
Public	2,445.0	24.3	2,964.6	85.6	5,409.6	109.9
Private	1,162.7	13.5	1,872.3	57.9	3,035.0	71.4
Mortgage-backed securities	767.8	6.4	3,809.5	106.4	4,577.3	112.8
Asset-backed securities	539.2	4.2	1,336.6	34.8	1,875.8	39.0

Total fixed maturity securities	5,091.4	50.4	10,277.3	293.6	15,368.7	344.0
Equity securities	0.1	—	3.4	0.3	3.5	0.3

Total	$5,091.5	$50.4	$10,280.7	$293.9	$15,372.2	$344.3

% of gross unrealized losses		15%		85%

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The Company has assets that have been in an unrealized loss position for more than one year that are not other-than-temporarily impaired. The Company reviews each asset in an unrealized loss position and evaluates whether or not the loss is other-than-temporary. This evaluation considers several factors, including the extent of the unrealized loss, the rating of the affected security, the Company’s ability and intent to hold the security until recovery, and economic conditions that could affect the creditworthiness of the issuer. As of December 31, 2007, assets that have been in an unrealized loss position for more than one year totaled $231.3 million, or 47% of the Company’s total unrealized losses. Of this total, $209.3 million, or 90%, were classified as investment grade securities, as defined by the National Association of Insurance Commissioners (NAIC).

As noted in the table above, the majority of the increases in the Company’s unrealized losses from December 31, 2006 to December 31, 2007 were attributable to corporate securities and asset-backed securities (ABSs). These increased loss positions primarily were driven by the combined impacts of interest rate movements, volatility in investment quality ratings and credit spreads, and illiquid markets.

As of December 31, 2007, 69% of the Company’s corporate securities in unrealized loss positions, or $150.2 million, were classified as investment grade, as defined by the NAIC. Of these investment grade corporate securities, 57%, or $84.9 million, have been in an unrealized loss position for more than one year, but 87% of those investments have ratios of estimated fair value to amortized cost of at least 90%. Of the Company’s corporate securities in unrealized loss positions classified as non-investment grade, 68% have been in an unrealized loss position for less than one year.

As of December 31, 2007, 100% of the Company’s ABSs in unrealized loss positions, or $174.2 million, were classified as investment grade, as defined by the NAIC. Of these investment grade ABSs, 72%, or $126.9 million, have been in an unrealized loss position for less than one year, but 33% of those investments have ratios of estimated fair value to amortized cost of at least 90%. Of the Company’s ABSs in unrealized loss positions that have been in loss positions for more than one year, 57% have ratios of estimated fair value to amortized cost of at least 90%.

For fixed maturity securities that are available-for-sale as of December 31, 2007, the following table summarizes the Company’s gross unrealized loss position categorized as investment grade vs. non-investment grade, as defined by the NAIC, in an unrealized loss position for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

	Period of time for which unrealized loss has existed
	Investment Grade			Non-Investment Grade			Total
Ratio of estimated fair value to amortized cost	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total

99.9% - 95.0%	$55.2	$93.5	$148.7	$13.1	$5.2	$18.3	$68.3	$98.7	$167.0
94.9% - 90.0%	49.9	84.6	134.5	13.2	4.4	17.6	63.1	89.0	152.1
89.9% - 85.0%	34.6	19.2	53.8	3.1	6.3	9.4	37.7	25.5	63.2
84.9% - 80.0%	16.3	6.2	22.5	3.0	0.2	3.2	19.3	6.4	25.7
Below 80.0%	60.5	5.8	66.3	14.9	5.8	20.7	75.4	11.6	87.0

Total	$216.5	$209.3	$425.8	$47.3	$21.9	$69.2	$263.8	$231.2	$495.0

As noted in the table above, as of December 31, 2007, 64% of the Company’s investments in an unrealized loss position had ratios of estimated fair value to amortized cost of at least 90%. In addition, 86% of the Company’s investments in an unrealized loss position were classified as investment grade, as defined by the NAIC. Of the Company’s investments in unrealized loss positions classified as non-investment grade, 68% have been in an unrealized loss position for less than one year.

The NAIC assigns securities quality ratings and uniform valuations (called NAIC Designations), which are used by insurers when preparing their annual statements. The NAIC assigns designations to publicly traded and privately placed securities. The designations assigned by the NAIC range from class 1 (highest quality) to class 6 (lowest quality). Of the Company’s general account fixed maturity securities, 94% were in the two highest NAIC Designations as of December 31, 2007 and 2006.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The following table summarizes the credit quality, as determined by NAIC Designation, of the Company’s general account fixed maturity securities portfolio as of December 31:

(in millions)		2007		2006
NAIC designation[1]	Rating agency equivalent designation[2]	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value

1	Aaa/Aa/A	$16,765.5	$16,662.7	$17,433.9	$17,426.3
2	Baa	5,730.3	5,784.3	6,117.2	6,175.8
3	Ba	1,101.6	1,078.3	1,024.8	1,033.6
4	B	325.0	316.8	590.4	596.6
5	Caa and lower	60.2	52.7	12.6	20.3
6	In or near default	38.6	38.6	18.3	22.8

	Total	$24,021.2	$23,933.4	$25,197.2	$25,275.4

[1]	NAIC Designations are assigned at least annually. Some designations for securities shown have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.

[2]	Comparisons between NAIC and Moody’s designations are published by the NAIC. If no Moody’s rating is available, the Company assigns internal ratings corresponding to public ratings.
Recent conditions in the securities markets, including changes in interest rates, investment quality ratings, liquidity and credit spreads, have resulted in declines in the values of investment securities, including mortgage-backed securities (MBSs) and ABSs. When evaluating whether these securities are other-than-temporarily impaired, the Company considers characteristics of the underlying collateral, such as delinquency and default rates, the quality of the underlying borrower, the type of collateral in the pool, the vintage year of the collateral, subordination levels within the structure of the collateral pool, expected future cash flows, and the Company’s ability and intent to hold the security to recovery. These same factors also affect the estimated fair value of these securities.

The Company’s investments in MBSs and ABSs include securities that are supported by Alt-A and Sub-prime collateral. The Company considers Alt-A collateral to be mortgages whose underwriting standards do not qualify the mortgage for regular conforming or jumbo loan programs. Typical underwriting characteristics that cause a mortgage to fall into the Alt-A classification may include, but are not limited to, inadequate loan documentation of a borrower’s financial information, debt-to-income ratios above normal lending limits, loan-to-value ratios above normal lending limits that do not have primary mortgage insurance, a borrower who is a temporary resident, and loans securing non-conforming types of real estate. Alt-A mortgages are generally issued to borrowers having higher Fair Isaac Credit Organization (FICO) scores, and the lender typically issues a slightly higher interest rate for such mortgages. The Company considers Sub-prime collateral to be mortgages that are first-lien mortgage loans issued to Sub-prime borrowers, as demonstrated by recent delinquent rent or housing payments or substandard FICO scores. Second-lien mortgage loans are also considered Sub-prime. The amortized cost and estimated fair value of the Company’s investments in securities containing Alt-A collateral totaled $1,199.5 and $1,953.6, respectively, and the amortized cost and estimated fair value of the Company’s investments in securities containing Sub-prime collateral totaled $755.7 and $707.1, respectively. As of December 31, 2007, 100.0% and 91.7% of securities containing Alt-A and Sub-prime collateral, respectively, were rated AA or better. In addition, 56.5% and 70.9% of Alt-A and Sub-prime collateral, respectively, was originated in 2005 or earlier.

Proceeds from the sale of securities available-for-sale during 2007, 2006 and 2005 were $4.65 billion, $2.27 billion and $2.62 billion, respectively. During 2007, gross gains of $70.0 million ($61.6 million and $71.9 million in 2006 and 2005, respectively) and gross losses of $70.2 million ($64.1 million and $22.6 million in 2006 and 2005, respectively) were realized on those sales.

Real estate held for use was $17.8 million and $38.8 million as of December 31, 2007 and 2006, respectively. These assets are carried at cost less accumulated depreciation, which was $3.6 million and $15.1 million as of December 31, 2007 and 2006, respectively. There was no real estate held for sale as of December 31, 2007 compared to real estate held for sale with a carrying value of $16.0 million as of December 31, 2006.

The carrying value of commercial mortgage loans on real estate considered to be impaired was $7.4 million as of December 31, 2007 ($17.5 million as of December 31, 2006), for which the related valuation allowance was $3.0 million ($12.3 million as of December 31, 2006). No valuation allowance exists for collateral dependent commercial mortgage loans for which the fair value of the collateral is estimated to be greater than the carrying value. During 2007, the average carrying value of impaired mortgage loans on real estate was $3.7 million ($3.5 million in 2006). Interest income on those loans, which is recognized on a cash basis, was $0.4 million in 2007 ($1.9 million in 2006).

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The following table summarizes activity in the valuation allowance account for mortgage loans on real estate for the years ended December 31:

(in millions)	2007	2006	2005
Allowance, beginning of period	$34.3	$31.1	$33.3
Net (reductions) additions to allowance	(11.2)	3.2	(2.2)

Allowance, end of period	$23.1	$34.3	$31.1

The following table summarizes net realized investment (losses) gains from continuing operations by source for the years ended December 31:

(in millions)	2007	2006	2005
Total realized gains on sales, net of hedging losses	$65.4	$88.8	$75.6
Total realized losses on sales, net of hedging gains	(79.9)	(64.8)	(22.9)
Total other-than-temporary and other investment impairments	(116.4)	(17.1)	(36.8)
Credit default swaps	(7.5)	(1.1)	(7.5)
Periodic net coupon settlements on non-qualifying derivatives	1.7	1.9	1.1
Other derivatives	(29.5)	(0.6)	1.1

Net realized investment (losses) gains	$(166.2)	$7.1	$10.6

The following table summarizes net investment income from continuing operations by investment type for the years ended December 31:

(in millions)	2007	2006	2005
Securities available-for-sale:
Fixed maturity securities	$1,370.5	$1,419.2	$1,466.2
Equity securities	4.0	2.6	2.4
Mortgage loans on real estate	512.6	535.4	577.3
Short-term investments	28.7	47.3	18.8
Other	124.3	120.9	97.8

Gross investment income	2,040.1	2,125.4	2,162.5
Less investment expenses	64.3	66.9	57.3

Net investment income	$1,975.8	$2,058.5	$2,105.2

Fixed maturity securities with an amortized cost of $8.3 million and $8.1 million as of December 31, 2007 and 2006, respectively, were on deposit with various regulatory agencies as required by law.

As of December 31, 2007 and 2006, the Company had received $551.9 million and $802.3 million, respectively, of cash collateral on securities lending. The Company had not received any non-cash collateral on securities lending as of December 31, 2007 and 2006. As of December 31, 2007 and 2006, the Company had loaned securities with a fair value of $541.2 million and $778.6 million, respectively.

As of December 31, 2007 and 2006, the Company had received $245.4 million and $171.0 million, respectively, of cash for derivative collateral. The Company also held $18.5 million and $12.8 million of securities as off-balance sheet collateral on derivative transactions as of December 31, 2007 and 2006, respectively. As of December 31, 2007, the Company had pledged fixed maturity securities with a fair value of $18.8 million as collateral to various derivative counterparties compared to none as of December 31, 2006.

(7)	Variable Annuity Contracts
The Company issues traditional variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also issues non-traditional variable annuity contracts in which the Company provides various forms of guarantees to benefit the related contractholders. The Company provides five primary guarantee types under non-traditional variable annuity contracts: (1) GMDB; (2) GMAB; (3) guaranteed minimum income benefits (GMIB); (4) GLWB; and (5) a hybrid guarantee with GMAB and GLWB.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The GMDB provides a specified minimum return upon death. Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse. The survivor has the option to terminate the contract or continue it and have the death benefit paid into the contract and a second death benefit paid upon the survivor’s death. The Company has offered six primary GMDB types:

•
Return of premium– provides the greater of account value or total deposits made to the contract less any partial withdrawals and assessments, which is referred to as “net premiums.” There are two variations of this benefit. In general, there is no lock in age for this benefit. However, for some contracts the GMDB reverts to the account value at a specified age, typically age 75.

•
Reset– provides the greater of a return of premium death benefit or the most recent five-year anniversary (prior to lock-in age) account value adjusted for withdrawals. For most contracts, this GMDB locks in at age 86 or 90, and for others the GMDB reverts to the account value at age 75, 85, 86 or 90.

•
Ratchet– provides the greater of a return of premium death benefit or the highest specified “anniversary” account value (prior to age 86) adjusted for withdrawals. Currently, there are three versions of ratchet, with the difference based on the definition of anniversary: monthaversary – evaluated monthly; annual – evaluated annually; and five-year – evaluated every fifth year.

•
Rollup– provides the greater of a return of premium death benefit or premiums adjusted for withdrawals accumulated at generally 5% simple interest up to the earlier of age 86 or 200% of adjusted premiums. There are two variations of this benefit. For certain contracts, this GMDB locks in at age 86, and for others the GMDB reverts to the account value at age 75.

•	Combo– provides the greater of annual ratchet death benefit or rollup death benefit. This benefit locks in at either age 81 or 86.

•
Earnings enhancement– provides an enhancement to the death benefit that is a specified percentage of the adjusted earnings accumulated on the contract at the date of death. There are two versions of this benefit: (1) the benefit expires at age 86, and a credit of 4% of account value is deposited into the contract; and (2) the benefit does not have an end age, but has a cap on the payout and is paid upon the first death in a spousal situation. Both benefits have age limitations. This benefit is paid in addition to any other death benefits paid under the contract.

The GMAB, offered in the Company’s Capital Preservation Plus (CPP) contract rider, is a living benefit that provides the contractholder with a guaranteed return of premium, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract. In some cases, the contractholder also has the option, after a specified time period, to drop the rider and continue the variable annuity contract without the GMAB. In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.

The GMIB is a living benefit that provides the contractholder with a guaranteed annuitization value. The GMIB types are:

•	Ratchet– provides an annuitization value equal to the greater of account value, net premiums or the highest one-year anniversary account value (prior to age 86) adjusted for withdrawals.

•
Rollup– provides an annuitization value equal to the greater of account value and premiums adjusted for withdrawals accumulated at 5% compound interest up to the earlier of age 86 or 200% of adjusted premiums.

•	Combo– provides an annuitization value equal to the greater of account value, ratchet GMIB benefit or rollup GMIB benefit.
See Note 5 for a complete description of the Company’s hybrid GMAB/GLWB offered through its CPPLI contract rider. All GMAB contracts with the hybrid GMAB/GLWB rider are included with GMAB contracts in the following tables.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The following table summarizes the account values and net amount at risk, net of reinsurance, for variable annuity contracts with guarantees invested in both general and separate accounts as of December 31:

	2007			2006
(in millions)	Account value	Net amount at risk[1]	Wtd. avg. attained age	Account value	Net amount at risk[1]	Wtd. avg. attained age
GMDB:
Return of premium	$9,082.6	$18.7	62	$9,231.4	$33.9	60
Reset	17,915.0	61.1	64	17,587.0	47.5	63
Ratchet	15,789.2	132.2	66	13,481.0	30.3	66
Rollup	467.0	8.4	71	538.4	11.3	70
Combo	2,555.5	47.0	68	2,588.7	28.9	68

Subtotal	45,809.3	267.4	66	43,426.5	151.9	65
Earnings enhancement	519.2	49.8	62	477.8	41.1	61

Total - GMDB	$46,328.5	$317.2	65	$43,904.3	$193.0	64

GMAB[2]:
5 Year	$2,985.6	$4.6	N/A	$2,131.1	$0.1	N/A
7 Year	2,644.1	6.2	N/A	1,865.7	0.1	N/A
10 Year	927.3	1.3	N/A	784.0	—	N/A

Total - GMAB	$6,557.0	$12.1	N/A	$4,780.8	$0.2	N/A

GMIB[3]:
Ratchet	$425.2	$—	N/A	$450.6	$—	N/A
Rollup	1,119.9	—	N/A	1,187.1	—	N/A
Combo	0.3	—	N/A	0.5	—	N/A

Total - GMIB	$1,545.4	$—	N/A	1,638.2	$—	N/A

GLWB:
L.inc	$2,865.8	$—	N/A	$993.8	$—	N/A

[1]
Net amount at risk is calculated on a seriatum basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit). As it relates to GMIB, net amount at risk is calculated as if all policies were eligible to annuitize immediately, although all GMIB options have a waiting period of at least 7 years from issuance, with the earliest annuitizations beginning in 2007.

[2]	GMAB contracts with the hybrid GMAB/GLWB rider had account values of $4.77 billion and $2.95 billion as of December 31, 2007 and 2006, respectively.

[3]	The weighted average period remaining until expected annuitization is not meaningful and has not been presented because there is currently no material GMIB exposure.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The following table summarizes account balances of variable annuity contracts that were invested in separate accounts as of December 31:

(in millions)	2007	2006
Mutual funds:
Bond	$5,143.6	$4,467.3
Domestic equity	31,217.7	29,808.4
International equity	3,987.3	3,420.5

Total mutual funds	40,348.6	37,696.2
Money market funds	1,728.2	1,414.4

Total	$42,076.8	$39,110.6

The Company’s GMDB claim reserves are determined by estimating the expected value of death benefits on contracts that trigger a policy benefit and recognizing the excess ratably over the accumulation period based on total expected assessments. GMIB claim reserves are determined each period by estimating the expected value of annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total assessments. The Company regularly evaluates its GMDB and GMIB claim reserve estimates and adjusts the additional liability balances as appropriate, with a related charge or credit to other benefits and claims in the period of evaluation if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in calculating GMIB claim reserves are consistent with those used for calculating GMDB claim reserves. In addition, the calculation of GMIB claim reserves assumes benefit utilization ranges from a low of 3% when the contractholder’s annuitization value is at least 10% in the money to 100% utilization when the contractholder is 90% or more in the money.

The Company’s living benefit riders represent an embedded derivative in a variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivatives are carried at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions.

The following assumptions and methodology were used to determine the GMDB claim reserves as of December 31, 2007 and 2006:

•	Data used was based on a combination of historical numbers and future projections generally involving 50 probabilistically generated economic scenarios

•	Mean gross equity performance – 8.1%

•	Equity volatility – 18.7%

•	Mortality – 100% of Annuity 2000 table

•	Asset fees – equivalent to mutual fund and product loads

•	Discount rate – 7.0% and 8.0% as of December 31, 2007 and 2006, respectively
Lapse rate assumptions vary by duration as shown below:

Duration (years)	1	2	3	4	5	6	7	8	9	10+
Minimum	4.00%	5.00%	6.00%	7.00%	8.00%	9.50%	10.00%	11.00%	14.00%	14.00%
Maximum	4.00%	5.00%	6.00%	7.00%	35.00%	35.00%	23.00%	35.00%	35.00%	23.00%

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(8)	Short-Term Debt
The following table summarizes short-term debt as of December 31:

(in millions)	2007	2006
$800.0 million commercial paper program	$199.7	$—
$350.0 million securities lending program facility	85.6	75.2

Total short-term debt	$285.3	$75.2

The Company has available as a source of funds a $1.00 billion revolving variable rate credit facility entered into by NFS, NLIC and NMIC with a group of national financial institutions. The facility provides for several and not joint liability with respect to any amount drawn by any party. The facility provides covenants, including, but not limited to, requirements that the Company’s debt not exceed 40% of tangible net worth, as defined, and that NLIC maintain statutory surplus, as defined, in excess of $1.67 billion. As of December 31, 2007, the Company and NLIC were in compliance with all covenants. The Company had no amounts outstanding under this agreement as of December 31, 2007 and 2006. NLIC also has an $800.0 million commercial paper program and is required to maintain an available credit facility equal to 50% of any amounts outstanding under the commercial paper program. Therefore, borrowing capacity under the aggregate $1.00 billion revolving credit facility is reduced by 50% of any amounts outstanding under the commercial paper program. NLIC had $199.7 million of commercial paper outstanding at December 31, 2007 at a weighted average interest rate of 4.39% and no commercial paper outstanding at December 31, 2006.

NLIC has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. This is an uncommitted facility contingent on the liquidity of the securities lending program. The borrowing facility was established to fund commercial mortgage loans that were originated with the intent of sale through securitization. The maximum amount available under the agreement is $350.0 million. The borrowing rate on this program is equal to one-month U.S. LIBOR (4.60% and 5.32% as of December 31, 2007 and 2006, respectively). NLIC had $85.6 million and $75.2 million outstanding under this agreement as of December 31, 2007 and 2006, respectively. As of December 31, 2007, the Company had not provided any guarantees on such borrowings, either directly or indirectly.

The Company paid interest on short-term debt totaling $15.0 million, $11.7 million and $11.5 million in 2007, 2006 and 2005, respectively.

(9)	Long-Term Debt
The following table summarizes surplus notes payable to NFS as of December 31:

(in millions)	2007	2006
8.15% surplus note, due June 27, 2032	$300.0	$300.0
7.50% surplus note, due December 17, 2031	300.0	300.0
6.75% surplus note, due December 23, 2033	100.0	100.0

Total long-term debt	$700.0	$700.0

The Company made interest payments to NFS on surplus notes totaling $53.7 million in 2007, 2006 and 2005. Payments of interest and principal under the notes require the prior approval of the Ohio Department of Insurance (ODI).

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(10)	Federal Income Taxes
Through September 30, 2002, the Company filed a consolidated federal income tax return with NMIC, the ultimate majority shareholder of NFS. Effective October 1, 2002, Nationwide Corporation’s ownership in NFS decreased from 79.8% to 63.0%. Therefore, NFS and its subsidiaries, including the Company, no longer qualify to be included in the NMIC consolidated federal income tax return. The members of the NMIC consolidated federal income tax return group participated in a tax sharing arrangement, which uses a consolidated approach in allocating the amount of current and deferred expense to the separate financial statements of subsidiaries.

Under Internal Revenue Code (IRC) regulations, NFS and its subsidiaries cannot file a life/non-life consolidated federal income tax return until five full years following NFS’ departure from the NMIC consolidated federal income tax return group. Therefore, NFS and its direct non-life insurance company subsidiaries will file a consolidated federal income tax return; NLIC and NLAIC will file a consolidated federal income tax return; and the direct non-life insurance companies under NLIC will file separate federal income tax returns, until 2008, when NFS will become eligible to file a single life/non-life consolidated federal income tax return with all of its eligible subsidiaries.

The following table summarizes the tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31:

(in millions)	2007	2006
Deferred tax assets:
Future policy benefits	$622.0	$607.8
Other	213.2	138.6

Gross deferred tax assets	835.2	746.4
Less valuation allowance	(7.0)	(7.0)

Deferred tax assets, net of valuation allowance	828.2	739.4

Deferred tax liabilities:
Deferred policy acquisition costs	1,112.6	1,022.2
Other	130.8	173.9

Gross deferred tax liabilities	1,243.4	1,196.1

Net deferred tax liability	$415.2	$456.7

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income taxes paid within the statutory carryback period can offset nearly all future deductible amounts. The valuation allowance was unchanged during 2007, 2006 and 2005.

The Company’s current federal income tax asset was $12.7 million and $12.6 million as of December 31, 2007 and 2006, respectively.

Total federal income taxes paid (refunded) were $99.1 million, $(4.3) million and $182.2 million during the years ended December 31, 2007, 2006 and 2005, respectively.

During the second quarter of 2007, the Company recorded $6.8 million of net federal income tax expense adjustments primarily related to differences between the 2006 estimated tax liability and the amounts the Company reported on its 2006 tax returns. The Company recorded an additional $1.5 million and $0.2 million of such adjustments during the third and fourth quarters of 2007, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

Through June 2006, the Company’s federal income tax returns for tax years 2000-2002 were under IRS examination pursuant to a routine audit. In accordance with its regular practice, management established tax reserves based on the current facts and circumstances regarding each tax exposure item for which the ultimate deductibility is open to interpretation. These reserves are reviewed regularly and are adjusted as events occur that management believes impacts the Company’s liability for additional taxes, such as lapsing of applicable statutes of limitations; conclusion of tax audits or substantial agreement on the deductibility/non-deductibility of uncertain items; additional exposure based on current calculations; identification of new issues; release of administrative guidance; or rendering of a court decision affecting a particular tax issue. A significant component of the Company’s tax reserve as of December 31, 2005 was related to the separate account dividends received deduction (DRD). See “Tax Matters” in Note 14 for more information regarding DRD.

In July 2006, the Company reached substantial agreement with the IRS on all open issues for tax years 2000-2002, including issues related to the DRD. Accordingly, the Company revised its estimate of amounts that may be due in connection with certain tax positions, including the DRD, for all open tax years. As a result of the revised estimate, $110.9 million of tax reserves were released into earnings during the second quarter of 2006.

During the third quarter of 2006, the Company recorded $7.8 million of net federal income tax expense adjustments primarily related to differences between the 2005 estimated tax liability and the amounts reported on the Company’s 2005 tax returns.

During the third quarter of 2005, the Company refined its separate account DRD estimation process. As a result, the Company identified and recorded additional federal income tax benefits and recoverables of $42.6 million related to all tax years (2000 – 2005) that were open at that time. In addition, the Company recorded $5.6 million of net benefit adjustments primarily related to differences between the 2004 estimated tax liability and the amounts reported on the Company’s 2004 tax returns.

The following table summarizes federal income tax expense attributable to income from continuing operations for the years ended December 31:

(in millions)	2007	2006	2005
Current	$106.5	$(61.8)	$90.6
Deferred	22.0	90.5	5.2

Federal income tax expense	$128.5	$28.7	$95.8

Total federal income tax expense differs from the amount computed by applying the U.S. federal income tax rate to income from continuing operations before federal income taxes as follows for the years ended December 31:

	2007		2006		2005
(dollars in millions)	Amount	%	Amount	%	Amount	%
Computed (expected) tax expense	$204.0	35.0	$226.8	35.0	$217.2	35.0
DRD	(61.0)	(10.5)	(67.5)	(10.4)	(107.5)	(17.3)
Reserve release	—	—	(110.9)	(17.1)	—	—
Other, net	(14.5)	(2.4)	(19.7)	(3.1)	(13.9)	(2.3)

Total	$128.5	22.1	$28.7	4.4	$95.8	15.4

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(11)	Shareholders’ Equity, Regulatory Risk-Based Capital and Dividend Restrictions
Regulatory Risk-Based Capital

The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceeded the minimum risk-based capital requirements for all periods presented herein.

Dividend Restrictions

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state. The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year. During the year ended December 31, 2007, NLIC paid dividends of $537.5 million to NFS, including a $242.5 million extraordinary dividend paid after obtaining approval from the ODI. NLIC’s statutory capital and surplus as of December 31, 2007 was $2.50 billion, and statutory net income for 2007 was $309.0 million. As of January 1, 2008, NLIC could not pay dividends to NFS without obtaining prior approval. As of April 2008, NLIC will be able to pay dividends to NFS totaling $246.5 million upon providing prior notice to the ODI. On February 20, 2008, NLIC declared a dividend of $246.5 million payable to NFS in April 2008. NLIC will provide notice to the ODI before paying this dividend to NFS.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on NLIC’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its shareholder.

The Company currently does not expect such regulatory requirements to impair its ability to pay future operating expenses, interest and shareholder dividends.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

Comprehensive Income

The Company’s comprehensive income includes net income and certain items that are reported directly within separate components of shareholder’s equity that are not recorded in net income (other comprehensive income or loss).

The following table summarizes the Company’s other comprehensive loss, before and after federal income tax benefit, for the years ended December 31:

(in millions)	2007	2006	2005
Net unrealized losses on securities available-for-sale arising during the period:
Net unrealized losses before adjustments	$(276.3)	$(171.3)	$(687.2)
Net adjustment to deferred policy acquisition costs	3.8	40.9	187.0
Net adjustment to future policy benefits and claims	5.4	21.5	17.0
Related federal income tax benefit	93.3	38.1	169.1

Net unrealized losses	(173.8)	(70.8)	(314.1)

Reclassification adjustment for net realized losses (gains) on securities available-for-sale realized during the period:
Net unrealized losses (gains)	107.7	9.2	(20.3)
Related federal income tax (benefit) expense	(37.7)	(3.2)	7.1

Net reclassification adjustment	70.0	6.0	(13.2)

Other comprehensive loss on securities available-for-sale	(103.8)	(64.8)	(327.3)

Accumulated net holding (losses) gains on cash flow hedges:
Unrealized holding (losses) gains	(17.2)	(0.2)	41.7
Related federal income tax benefit (expense)	6.0	0.1	(14.6)

Other comprehensive (loss) income on cash flow hedges	(11.2)	(0.1)	27.1

Other net unrealized losses	(4.2)	—	—

Total other comprehensive loss	$(119.2)	$(64.9)	$(300.2)

Adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during the years ended December 31, 2007, 2006 and 2005.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(12)	Employee Benefit Plans
Defined Benefit Plans

The Company and certain affiliated companies participate in a qualified defined benefit pension plan sponsored by NMIC. This plan covers all employees of participating companies who have completed at least one year of service. Plan contributions are invested in a group annuity contract issued by NLIC. All participants are eligible for benefits based on an account balance feature. Participants last hired before 2002 are eligible for benefits based on the highest average annual salary of a specified number of consecutive years of the last ten years of service, if such benefits are of greater value than the account balance feature. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work benefits the Company. A separate non-qualified defined benefit pension plan sponsored by NMIC covers certain executives with at least one year of service. The Company’s portion of expense relating to these plans was $13.5 million, $19.9 million and $16.6 million for the years ended December 31, 2007, 2006 and 2005, respectively.

In addition to the NMIC pension plan, the Company and certain affiliated companies participate in life and health care defined benefit plans sponsored by NMIC for qualifying retirees. Postretirement life and health care benefits are contributory. The level of contribution required by a qualified retiree depends on the retiree’s years of service and date of hire. In general, postretirement benefits are available to full-time employees who are credited with 120 months of retiree life and health service. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company’s portion of the per-participant cost of the postretirement health care benefits. The Company’s policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts issued by NLIC. The Company’s portion of expense relating to these plans was immaterial for the years ended December 31, 2007, 2006 and 2005.

Defined Contribution Plans

NMIC sponsors a defined contribution retirement savings plan covering substantially all employees of the Company. Employees may make salary deferral contributions of up to 80%. Salary deferrals of up to 6% are subject to a 50% Company match. The Company’s expense for contributions to these plans was $7.3 million, $6.6 million and $6.2 million for the years ended December 31, 2007, 2006 and 2005, respectively.

(13)	Related Party Transactions
The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, office space leases, and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (NSC), a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2007, 2006 and 2005, the Company made payments to NMIC and NSC totaling $285.6 million, $261.7 million and $274.1 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $2.90 billion and $5.48 billion as of December 31, 2007 and 2006, respectively. Total revenues from these contracts were $130.8 million, $133.4 million and $136.2 million for the years ended December 31, 2007, 2006 and 2005, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $109.7 million, $110.7 million and $107.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties who are similarly situated.

The Company leases office space from NMIC. For the years ended December 31, 2007, 2006 and 2005, the Company made lease payments to NMIC of $23.0 million, $19.3 million and $18.7 million, respectively.

NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC for the years ended December 31, 2007, 2006 and 2005 were $317.6 million, $430.8 million and $429.5 million, respectively, while benefits, claims and expenses ceded during these years were $348.1 million, $470.4 million and $398.8 million, respectively.

Funds of Nationwide Funds Group (NFG), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2007 and 2006, customer allocations to NFG funds totaled $21.41 billion and $18.26 billion, respectively. For the years ended December 31, 2007, 2006 and 2005, NFG paid the Company $76.9 million, $64.4 million and $51.6 million, respectively, for the distribution and servicing of these funds.

Under a marketing agreement with NMIC, NLIC makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $20.1 million, $28.3 million and $26.5 million for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller transfers securities to the buyer at a stated value. Upon demand or after a stated period, the seller repurchases the securities at the original sales price plus interest. As of December 31, 2007 and 2006, the Company had no outstanding borrowings from affiliated entities under such agreements. During 2007, 2006 and 2005, the most the Company had outstanding at any given time was $178.2 million, $191.5 million and $55.3 million, respectively, and the amounts the Company incurred for interest expense on intercompany repurchase agreements during these years were immaterial.

The Company and various affiliates have agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company were $368.2 million and $601.3 million as of December 31, 2007 and 2006, respectively, and are included in short-term investments on the consolidated balance sheets.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the years ended December 31, 2007, 2006 and 2005 were $59.5 million, $58.1 million and $59.0 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

An affiliate of the Company is currently developing a browser-based policy administration and online brokerage software application for defined benefit plans. In connection with the development of this application, the Company made net payments, which were expensed, to that affiliate related to development totaling $9.4 million, $6.9 million and $2.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Historically, the Company has retained funds for certain claim and benefit payments to customers in the form of interest-bearing accounts. During the year ended December 31, 2006, this practice was discontinued. Eligible participant balances totaling $224.7 million were transferred from the Company to interest-bearing deposit accounts of Nationwide Bank, a wholly-owned subsidiary of NFS, in exchange for cash plus a premium of $0.7 million payable to NFS for the value of the relationships acquired by Nationwide Bank.

Through September 30, 2002, the Company filed a consolidated federal income tax return with NMIC, as discussed in more detail in Note 10. Effective October 1, 2002, NLIC began filing a consolidated federal income tax return with NLAIC. There were no payments (from) to NMIC for the year ended December 31, 2007 compared to $(15.3) million and $45.0 million for the years ended December 31, 2006 and 2005, respectively. These payments related to tax years prior to deconsolidation.

In 2007, 2006 and 2005, NLIC paid dividends to NFS totaling $537.5 million, $375.0 million and $185.0 million, respectively.

(14)	Contingencies
Legal Matters

The Company is a party to litigation and arbitration proceedings in the ordinary course of its business. It is often not possible to determine the ultimate outcome of the pending investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company does not believe, based on information currently known by management, that the outcomes of such pending investigations and legal proceedings are likely to have a material adverse effect on the Company’s consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on the Company’s consolidated financial results in a particular quarterly or annual period.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements against life insurers other than the Company.

The financial services industry, including mutual fund, variable annuity, retirement plan, life insurance and distribution companies, has also been the subject of increasing scrutiny by regulators, legislators and the media over the past few years. Numerous regulatory agencies, including the SEC, the Financial Industry Regulatory Authority and the New York State Attorney General, have commenced industry-wide investigations regarding late trading and market timing in connection with mutual funds and variable insurance contracts, and have commenced enforcement actions against some mutual fund and life insurance companies on those issues. The Company has been contacted by or received subpoenas from the SEC and the New York State Attorney General, who are investigating market timing in certain mutual funds offered in insurance products sponsored by the Company. The Company has cooperated with these investigations. Information requests from the New York State Attorney General and the SEC with respect to investigations into late trading and market timing were last responded to by the Company and its affiliates in December 2003 and June 2005, respectively, and no further information requests have been received with respect to these matters.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

In addition, state and federal regulators and other governmental bodies have commenced investigations, proceedings or inquiries relating to compensation and bidding arrangements and possible anti-competitive activities between insurance producers and brokers and issuers of insurance products, and unsuitable sales and replacements by producers on behalf of the issuer. Also under investigation are compensation and revenue sharing arrangements between the issuers of variable insurance contracts and mutual funds or their affiliates, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, funding agreements issued to back MTN programs, recordkeeping and retention compliance by broker/dealers, and supervision of former registered representatives. Related investigations, proceedings or inquiries may be commenced in the future. The Company and/or its affiliates have been contacted by or received subpoenas from state and federal regulatory agencies and other governmental bodies, state securities law regulators and state attorneys general for information relating to certain of these investigations, including those relating to compensation, revenue sharing and bidding arrangements, anti-competitive activities, unsuitable sales or replacement practices, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, and funding agreements backing the NLIC MTN program. The Company is cooperating with regulators in connection with these inquiries and will cooperate with NMIC in responding to these inquiries to the extent that any inquiries encompass NMIC’s operations.

These proceedings are expected to continue in the future and could result in legal precedents and new industry-wide legislation, rules and regulations that could significantly affect the financial services industry, including mutual fund, retirement plan, life insurance and annuity companies. These proceedings also could affect the outcome of one or more of the Company’s litigation matters. There can be no assurance that any litigation or regulatory actions will not have a material adverse effect on the Company in the future.

On November 20, 2007, NLIC and NRS were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v NLIC, NRS, Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. The plaintiffs purport to represent a class of all participants in the Alabama State Employees Association (ASEA) plan, excluding members of the Board of Control during the Class Period and excluding ASEA’s directors, officers and board members during the class period. The class period is the date from which NLIC and/or NRS first made a payment to ASEA or PEBCO arising out of the funding agreement dated March 24, 2004 to the date class notice is provided. The plaintiffs allege that the defendants breached their fiduciary duties, converted plan participants’ properties, and breached their contract when payments were made and the plan was administered under the funding agreement. The complaint seeks a declaratory judgment, an injunction, disgorgement of amounts paid, compensatory and punitive damages, interest, attorneys’ fees and costs, and such other equitable and legal relief to which the plaintiffs and class members may be entitled. On January 9, 2008, NLIC and NRS filed a Notice of Removal to the United States District Court Northern District of Alabama, Southern Division. On January 16, 2008, NLIC and NRS filed a motion to dismiss. On January 24, 2008, the plaintiffs filed a motion to remand. The motions have been fully briefed. NLIC and NRS intend to defend this case vigorously.

On July 11, 2007, NLIC was named in a lawsuit filed in the United States District Court for the Western District of Washington at Tacoma entitled Jerre Daniels-Hall and David Hamblen, Individually and on behalf of All Others Similarly Situated v. National Education Association, NEA Member Benefits Corporation, Nationwide Life Insurance Company, Security Benefit Life Insurance Company, Security Benefit Group, Inc., Security Distributors, Inc., et. al. The plaintiffs seek to represent a class of all current or former National Education Association (NEA) members who participated in the NEA Valuebuilder 403(b) program at any time between January 1, 1991 and the present (and their heirs and/or beneficiaries). The plaintiffs allege that the defendants violated the Employee Retirement Income Security Act of 1974, as amended (ERISA) by failing to prudently and loyally manage plan assets, by failing to provide complete and accurate information, by engaging in prohibited transactions, and by breaching their fiduciary duties when they failed to prevent other fiduciaries from breaching their fiduciary duties. The complaint seeks to have the defendants restore all losses to the plan, restoration of plan assets and profits to participants, disgorgement of endorsement fees, disgorgement of service fee payments, disgorgement of excessive fees charged to plan participants, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. On October 12, 2007, NLIC filed a motion to dismiss. The motion has been fully briefed. NLIC intends to defend this lawsuit vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

On November 15, 2006, NFS, NLIC and NRS were named in a lawsuit filed in the United States District Court for the Southern District of Ohio entitled Kevin Beary, Sheriff of Orange County, Florida, In His Official Capacity, Individually and On Behalf of All Others Similarly Situated v. Nationwide Life Insurance Co., Nationwide Retirement Solutions, Inc. and Nationwide Financial Services, Inc. The plaintiff seeks to represent a class of all sponsors of 457(b) deferred compensation plans in the United States that had variable annuity contracts with the defendants at any time during the class period, or in the alternative, all sponsors of 457(b) deferred compensation plans in Florida that had variable annuity contracts with the defendants during the class period. The class period is from January 1, 1996 until the class notice is provided. The plaintiff alleges that the defendants breached their fiduciary duties by arranging for and retaining service payments from certain mutual funds. The complaint seeks an accounting, a declaratory judgment, a permanent injunction and disgorgement or restitution of the service fee payments allegedly received by the defendants, including interest. On January 25, 2007, NFS, NLIC and NRS filed a motion to dismiss. On September 17, 2007, the Court granted the motion to dismiss. On October 1, 2007, the plaintiff filed a motion to vacate judgment and for leave to file an amended complaint. On October 25, 2007, NFS, NLIC and NRS filed their opposition to the plaintiff’s motion. NFS, NLIC and NRS continue to defend this lawsuit vigorously.

On February 11, 2005, NLIC was named in a class action lawsuit filed in Common Pleas Court, Franklin County, Ohio entitled Michael Carr v. Nationwide Life Insurance Company. The plaintiff claims that the total of modal payments that policyholders paid per year exceeded the guaranteed maximum premium provided for in the policy. The complaint seeks recovery for breach of contract, fraud by omission, violation of the Ohio Deceptive Trade Practices Act and unjust enrichment. The complaint also seeks unspecified compensatory damages, disgorgement of all amounts in excess of the guaranteed maximum premium and attorneys’ fees. On February 2, 2006, the court granted the plaintiff’s motion for class certification on the breach of contract and unjust enrichment claims. The court certified a class consisting of all residents of the United States and the Virgin Islands who, during the class period, paid premiums on a modal basis to NLIC for term life insurance policies issued by NLIC during the class period that provide for guaranteed maximum premiums, excluding certain specified products. Excluded from the class are NLIC; any parent, subsidiary or affiliate of NLIC; all employees, officers and directors of NLIC; and any justice, judge or magistrate judge of the State of Ohio who may hear the case. The class period is from February 10, 1990 through February 2, 2006, the date the class was certified. On January 26, 2007, the plaintiff filed a motion for summary judgment. On April 30, 2007, NLIC filed a motion for summary judgment. On February 4, 2008, the Court entered its ruling on the parties’ pending motions for summary judgment. The court granted NLIC’s motion for summary judgment for some of the plaintiffs’ causes of action, including breach of contract claims on all decreasing term policies, plaintiff Carr’s individual claims for fraud by omission, violation of the Ohio Deceptive Trade Practices Act and all unjust enrichment claims. However, several claims against NLIC remain, including plaintiff Carr’s individual claim for breach of contract and the plaintiff Class’ claims for breach of contract for the term life policies in 43 of 51 jurisdictions. The Court has requested additional briefing on NLIC’s affirmative defense that the doctrine of voluntary payment acts as a defense to the breach of contract claims. NLIC continues to defend this lawsuit vigorously.

On April 13, 2004, NLIC was named in a class action lawsuit filed in Circuit Court, Third Judicial Circuit, Madison County, Illinois, entitled Woodbury v. Nationwide Life Insurance Company. NLIC removed this case to the United States District Court for the Southern District of Illinois on June 1, 2004. On December 27, 2004, the case was transferred to the United States District Court for the District of Maryland and included in the multi-district proceeding entitled In Re Mutual Funds Investment Litigation. In response, on May 13, 2005, the plaintiff filed the first amended complaint purporting to represent, with certain exceptions, a class of all persons who held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing or stale price trading activity. The first amended complaint purports to disclaim, with respect to market timing or stale price trading in NLIC’s annuities sub-accounts, any allegation based on NLIC’s untrue statement, failure to disclose any material fact, or usage of any manipulative or deceptive device or contrivance in connection with any class member’s purchases or sales of NLIC annuities or units in annuities sub-accounts. The plaintiff claims, in the alternative, that if NLIC is found with respect to market timing or stale price trading in its annuities sub-accounts, to have made any untrue statement, to have failed to disclose any material fact or to have used or employed any manipulative or deceptive device or contrivance, then the plaintiff purports to represent a class, with certain exceptions, of all persons who, prior to NLIC’s untrue statement, omission of material fact, use or employment of any manipulative or deceptive device or contrivance, held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing activity. The first amended complaint alleges common law negligence and seeks to recover damages not to exceed $75,000 per plaintiff or class member, including all compensatory damages and costs. On June 1, 2006, the District Court granted NLIC’s motion to dismiss the plaintiff’s complaint. The plaintiff appealed the District Court’s decision, and the issues have been fully briefed. NLIC continues to defend this lawsuit vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. Currently, the plaintiffs’ fifth amended complaint, filed March 21, 2006, purports to represent a class of qualified retirement plans under ERISA that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. To date, the District Court has rejected the plaintiffs’ request for certification of the alleged class. On September 25, 2007, NFS’ and NLIC’s motion to dismiss the plaintiffs’ fifth amended complaint was denied. On October 12, 2007, NFS and NLIC filed their answer to the plaintiffs’ fifth amended complaint and amended counterclaims. On November 1, 2007, the plaintiffs filed a motion to dismiss NFS’ and NLIC’s amended counterclaims. On November 15, 2007, the plaintiffs filed a motion for class certification. On February 8, 2008, the Court denied the plaintiffs’ motion to dismiss the amended counterclaim, with the exception that it was tentatively granting the plaintiffs’ motion to dismiss with respect to NFS’ and NLIC’s claim that it could recover any “disgorgement remedy” from plan sponsors. NFS and NLIC continue to defend this lawsuit vigorously.

Tax Matters

Management has established tax reserves in accordance with the requirements of FIN 48. See Note 3 for a summary of the provisions of FIN 48. These reserves are reviewed regularly and are adjusted as events occur that management believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations; conclusion of tax audits or substantial agreement on the deductibility/nondeductibility of uncertain items; additional exposure based on current calculations; identification of new issues; release of administrative guidance; or rendering of a court decision affecting a particular tax issue. Management believes its tax reserves reasonably provide for potential assessments that may result from IRS examinations and other tax-related matters for all open tax years.

The separate account DRD is a significant component of the Company’s federal income tax provision. On August 16, 2007, the IRS issued Revenue Ruling 2007-54. This ruling took a position with respect to the DRD that could have significantly reduced the Company’s DRD. The Company believes that the position taken by the IRS in the ruling was contrary to existing law and the relevant legislative history.

In Revenue Ruling 2007-61, released September 25, 2007, the IRS and the U.S. Department of the Treasury suspended Revenue Ruling 2007-54 and informed taxpayers of their intention to address certain issues in connection with the DRD in future tax regulations. Final tax regulations could impact the Company’s DRD in periods subsequent to their effective date.

(15)	Guarantees
Since 2001, the Company has sold $677.2 million of credit enhanced equity interests in Low-Income-Housing Tax Credit Funds (Tax Credit Funds) to unrelated third parties. The Company has guaranteed cumulative after-tax yields to the third party investors ranging from 3.75% to 5.25% over periods ending between 2002 and 2022. As of December 31, 2007, the Company held guarantee reserves totaling $6.0 million on these transactions. These guarantees are in effect for periods of approximately 15 years each. The Tax Credit Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, then the Company must fund any shortfall, which is mitigated by stabilization collateral set aside by the Company at the inception of the transactions. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $1.28 billion. The Company does not anticipate making any payments related to these guarantees.

As of December 31, 2007, the Company held stabilization reserves of $1.6 million as collateral for certain properties owned by the Tax Credit Funds that had not met all of the criteria necessary to generate tax credits. Such criteria include completion of construction and the leasing of each unit to a qualified tenant, among others. Properties meeting the necessary criteria are considered to have “stabilized.” The properties are evaluated regularly, and the collateral is released when stabilized.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

To the extent there are cash deficits in any specific property owned by the Tax Credit Funds, property reserves, property operating guarantees and reserves held by the Tax Credit Funds are exhausted before the Company is required to perform under its guarantees. To the extent the Company is ever required to perform under its guarantees, it may recover any such funding out of the cash flow distributed from the sale of the underlying properties of the Tax Credit Funds. This cash flow distribution would be paid to the Company prior to any cash flow distributions to unrelated third party investors.

(16)	Variable Interest Entities
As of December 31, 2007 and 2006, the Company had relationships with 19 and 18 variable interest entities (VIEs), respectively, each of which the Company was the primary beneficiary. Each VIE is a conduit that assists the Company in structured products transactions involving the sale of Tax Credit Funds to third party investors for which the Company provides guaranteed returns (see Note 15). The results of operations and financial position of these VIEs are included along with corresponding minority interest liabilities in the accompanying consolidated financial statements.

VIE net assets were $465.7 million and $445.5 million as of December 31, 2007 and 2006, respectively. The following table summarizes the components of net assets as of December 31:

(in millions)	2007	2006
Other long-term investments	$434.1	$432.5
Short-term investments	31.9	33.7
Other assets	38.1	37.8
Other liabilities	(38.4)	(58.5)
The Company’s total loss exposure from VIEs of which the Company is the primary beneficiary was immaterial as of December 31, 2007 and 2006 (except for the impact of guarantees disclosed in Note 15).

In addition to the VIEs described above, the Company holds variable interests, in the form of limited partnerships or similar investments, in Tax Credit Funds of which the Company is not the primary beneficiary. These investments have been held by the Company for periods of 1 to 10 years and allow the Company to utilize certain tax credits and realize other tax benefits from affordable housing projects. The Company also has certain investments in other securitization transactions that qualify as VIEs, but of which the Company is not the primary beneficiary. The total exposure to loss on these VIEs was $201.3 million and $68.9 million as of December 31, 2007 and 2006, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(17)	Segment Information
Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments: Individual Investments, Retirement Plans, Individual Protection, and Corporate and Other.

The primary segment profitability measure that management uses is pre-tax operating earnings, which is calculated by adjusting income from continuing operations before federal income taxes to exclude (1) net realized investment gains and losses, except for periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to securitizations and (2) the adjustment to amortization of DAC related to net realized investment gains and losses.

Individual Investments

The Individual Investments segment consists of individual The BEST of AMERICA® and private label deferred variable annuity products, deferred fixed annuity products, income products and advisory services. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, individual variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while individual fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.

Retirement Plans

The Retirement Plans segment is comprised of the Company’s private and public sector retirement plans business. The private sector primarily includes IRC Section 401 business, and the public sector primarily includes IRC Section 457 and Section 401(a) business, both in the form of full-service arrangements that provide plan administration and fixed and variable group annuities as well as administration-only business.

Individual Protection

The Individual Protection segment consists of investment life insurance products, including individual variable, COLI and BOLI products; traditional life insurance products; and universal life insurance products. Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.

Corporate and Other

The Corporate and Other segment includes the MTN program; structured products business; and other revenues and expenses not allocated to other segments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

The following tables summarize the Company’s business segment operating results for the years ended December 31:

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2007
Revenues:
Policy charges	$656.9	$139.5	$411.9	$—	$1,208.3
Premiums	133.1	—	158.6	—	291.7
Net investment income	609.1	639.4	330.2	397.1	1,975.8
Non-operating net realized investment losses[1]	—	—	—	(156.0)	(156.0)
Other income	3.1	—	—	(5.8)	(2.7)

Total revenues	1,402.2	778.9	900.7	235.3	3,317.1

Benefits and expenses:
Interest credited to policyholder accounts	419.7	433.7	178.0	231.2	1,262.6
Benefits and claims	234.2	—	245.1	—	479.3
Policyholder dividends	—	—	24.5	—	24.5
Amortization of DAC	287.1	26.7	80.2	(25.5)	368.5
Interest expense	—	—	—	70.0	70.0
Other operating expenses	191.6	173.6	147.1	17.2	529.5

Total benefits and expenses	1,132.6	634.0	674.9	292.9	2,734.4

Income (loss) from continuing operations before federal income tax expense	269.6	144.9	225.8	(57.6)	$582.7

Less: non-operating net realized investment losses[1]	—	—	—	156.0
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	(25.5)

Pre-tax operating earnings	$269.6	$144.9	$225.8	$72.9

Assets as of year end	$55,692.9	$26,912.6	$18,251.1	$8,683.4	$109,540.0

[1]	Excluding periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to securitizations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2006
Revenues:
Policy charges	$581.7	$160.2	$390.7	$—	$1,132.6
Premiums	142.5	—	165.8	—	308.3
Net investment income	739.5	636.0	328.2	354.8	2,058.5
Non-operating net realized investment gains[1]	—	—	—	1.0	1.0
Other income	2.6	—	0.3	3.4	6.3

Total revenues	1,466.3	796.2	885.0	359.2	3,506.7

Benefits and expenses:
Interest credited to policyholder accounts	501.7	440.5	179.2	208.7	1,330.1
Benefits and claims	202.8	—	247.5	—	450.3
Policyholder dividends	—	—	25.6	—	25.6
Amortization of DAC	352.7	37.9	69.6	(9.9)	450.3
Interest expense	—	—	—	65.5	65.5
Other operating expenses	206.3	179.1	142.4	9.0	536.8

Total benefits and expenses	1,263.5	657.5	664.3	273.3	2,858.6

Income from continuing operations before federal income tax expense	202.8	138.7	220.7	85.9	$648.1

Less: non-operating net realized investment gains[1]	—	—	—	(1.0)
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	(9.9)

Pre-tax operating earnings	$202.8	$138.7	$220.7	$75.0

Assets as of year end	$55,404.6	$28,817.2	$16,948.8	$8,791.8	$109,962.4

[1]	Excluding periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to securitizations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2007, 2006 and 2005

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2005
Revenues:
Policy charges	$532.4	$145.0	$377.7	$—	$1,055.1
Premiums	96.7	—	163.3	—	260.0
Net investment income	822.4	642.9	332.8	307.1	2,105.2
Non-operating net realized investment gains[1]	—	—	—	9.5	9.5
Other income	1.3	0.2	—	1.8	3.3

Total revenues	1,452.8	788.1	873.8	318.4	3,433.1

Benefits and expenses:
Interest credited to policyholder accounts	557.7	444.8	182.4	146.1	1,331.0
Benefits and claims	149.1	—	228.4	—	377.5
Policyholder dividends	—	—	33.1	—	33.1
Amortization of DAC	329.1	47.2	89.0	1.0	466.3
Interest expense	—	—	—	66.3	66.3
Other operating expenses	193.1	181.8	148.1	15.3	538.3

Total benefits and expenses	1,229.0	673.8	681.0	228.7	2,812.5

Income from continuing operations before federal income tax expense	223.8	114.3	192.8	89.7	$620.6

Less: non-operating net realized investment gains[1]	—	—	—	(9.5)
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	1.0

Pre-tax operating earnings	$223.8	$114.3	$192.8	$81.2

Assets as of year end	$52,929.2	$29,987.2	$14,728.7	$9,313.4	$106,958.5

[1]	Excluding periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to securitizations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I          Consolidated Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2007 (in millions)

Column A	Column B	Column C	Column D
Type of investment	Cost	Market value	Amount at which shown in the consolidated balance sheet
Fixed maturity securities available-for-sale:
Bonds:
U.S. Treasury securities and obligations of U.S. Government corporations	$110.8	$124.7	$124.7
Agencies not backed by the full faith and credit of the U.S. Government	406.1	467.3	467.3
Obligations of states and political subdivisions	245.3	244.2	244.2
Foreign governments	40.0	42.4	42.4
Public utilities	1,345.3	1,358.8	1,358.8
All other corporate	21,873.7	21,696.0	21,696.0

Total fixed maturity securities available-for-sale	24,021.2	23,933.4	23,933.4

Equity securities available-for-sale:
Common stocks:
Banks, trusts and insurance companies	15.5	18.5	18.5
Industrial, miscellaneous and all other	2.3	1.6	1.6
Nonredeemable preferred stocks	51.8	52.8	52.8

Total equity securities available-for-sale	69.6	72.9	72.9

Mortgage loans on real estate, net	7,619.2		7,615.4	[1]
Real estate, net:
Investment properties	11.1		8.6	[2]
Acquired in satisfaction of debt	10.4		9.2	[2]

Total real estate, net	21.5		17.8

Policy loans	687.9		687.9
Other long-term investments	625.1		625.1
Short-term investments, including amounts managed by a related party	965.4		959.1	[3]

Total investments	$34,009.9		$33,911.6

[1]
Difference from Column B primarily is attributable to valuation allowances due to impairments on mortgage loans on real estate (see Note 6 to the audited consolidated financial statements), hedges and commitment hedges on mortgage loans on real estate.

[2]	Difference from Column B primarily results from adjustments for accumulated depreciation.

[3]	Difference from Column B primarily is due to unrealized gains and/or losses from securities lending.
See accompanying report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III        Supplementary Insurance Information

As of December 31, 2007, 2006 and 2005 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
Year: Segment	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums[1]	Other policy claims and benefits payable[1]	Premium revenue
2007
Individual Investments	$2,078.1	$10,748.6			$133.1
Retirement Plans	289.7	10,693.7			—
Individual Protection	1,542.5	5,635.9			158.6
Corporate and Other	87.1	4,920.2			—

Total	$3,997.4	$31,998.4			$291.7

2006
Individual Investments	$1,945.0	$13,004.4			$142.5
Retirement Plans	288.6	10,839.0			—
Individual Protection	1,441.0	5,574.1			165.8
Corporate and Other	83.4	4,991.9			—

Total	$3,758.0	$34,409.4			$308.3

2005
Individual Investments	$1,936.4	$14,970.9			$96.7
Retirement Plans	290.3	10,847.3			—
Individual Protection	1,328.7	5,531.9			163.3
Corporate and Other	42.5	4,591.0			—

Total	$3,597.9	$35,941.1			$260.0

Column A	Column G	Column H	Column I	Column J	Column K
Year: Segment	Net investment income[2]	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses[2]	Premiums written
2007
Individual Investments	$609.1	$653.9	$287.1	191.6
Retirement Plans	639.4	433.7	26.7	173.6
Individual Protection	330.2	447.6	80.2	147.1
Corporate and Other	397.1	231.2	(25.5)	87.1

Total	$1,975.8	$1,766.4	$368.5	$599.4

2006
Individual Investments	$739.5	$704.5	$352.7	$206.3
Retirement Plans	636.0	440.5	37.9	179.1
Individual Protection	328.2	452.3	69.6	142.4
Corporate and Other	354.8	208.7	(9.9)	74.5

Total	$2,058.5	$1,806.0	$450.3	$602.3

2005
Individual Investments	$822.4	$706.8	$329.1	$193.1
Retirement Plans	642.9	444.8	47.2	181.8
Individual Protection	332.8	443.9	89.0	148.1
Corporate and Other	307.1	146.1	1.0	81.6

Total	$2,105.2	$1,741.6	$466.3	$604.6

[1]	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.

[2]
Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates, and reported segment operating results would change if different methods were applied.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV         Reinsurance

As of December 31, 2007, 2006 and 2005 and for each of the years then ended (dollars in millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
2007
Life insurance in force	$156,899.3	$58,529.0	$4.4	$98,374.7	0.0%

Premiums:
Life insurance [1]	$364.2	$72.7	$0.2	$291.7	0.0%
Accident and health insurance	289.2	316.8	27.6	—	NM

Total	$653.4	$389.5	$27.8	$291.7	9.5%

2006
Life insurance in force	$151,109.9	$58,189.8	$7.9	$92,928.0	0.0%

Premiums:
Life insurance [1]	$336.4	$28.4	$0.3	$308.3	0.1%
Accident and health insurance	388.9	417.4	28.5	—	N/A

Total	$725.3	$445.8	$28.8	$308.3	9.3%

2005
Life insurance in force	$142,308.1	$52,339.1	$10.6	$89,979.6	0.0%

Premiums:
Life insurance [1]	$311.5	$51.8	$0.3	$260.0	0.1%
Accident and health insurance	415.2	445.1	29.9	—	N/A

Total	$726.7	$496.9	$30.2	$260.0	11.6%

[1]	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V        Valuation and Qualifying Accounts

Years ended December 31, 2007, 2006 and 2005 (in millions)

Column A	Column B	Column C		Column D	Column E
Description	Balance at beginning of period	Charged (credited) to costs and expenses	Charged to other accounts	Deductions[1]	Balance at end of period
2007
Valuation allowances - mortgage loans on real estate	$34.3	$1.1	$—	$12.3	$23.1

2006
Valuation allowances - mortgage loans on real estate	$31.1	$6.0	$—	$2.8	$34.3

2005
Valuation allowances - mortgage loans on real estate	$33.3	$1.6	$—	$3.8	$31.1

[1]	Amounts represent transfers to real estate owned and recoveries.

PART C. OTHER INFORMATION

Item 24.	(a) Financial Statements and Exhibits

Nationwide Variable Account-II:

Report of Independent Registered Public Accounting Firm

Statement of Assets, Liabilities and Contract
Owners’ Equity as of December 31, 2007.

Statements of Operations for the year ended December 31, 2007.

Statements of Changes in Contract Owners’ Equity for the years ended December 31, 2007 and 2006.

Notes to Financial Statements.

Nationwide Life Insurance Company and subsidiaries:

Report of Independent Registered Public Accounting Firm

Consolidated Statements of Income for the
years ended December 31, 2007, 2006 and
2005.

Consolidated Balance Sheets as of December
31, 2007 and 2006.

Consolidated Statements of Changes in Shareholders’
Equity as of December 31, 2007, 2006 and 2005.

Consolidated Statements of Cash Flows for
the years ended December 31, 2007, 2006
and 2005.

Notes to Consolidated Financial Statements.

Financial Statement Schedules.

Item 24.	(b) Exhibits

(1)
Resolution of the Depositor’s Board of Directors authorizing the establishment of the Registrant – Filed with Post-Effective Amendment No. 16 on April 19, 2007 (File No. 333-103093) as Exhibit (1) and hereby incorporated by reference.

(2)	Not Applicable.

(3)
Underwriting or Distribution of Contracts between the Depositor and NISC as Principal Underwriter – Filed with Post-Effective Amendment No. 16 on April 19, 2007 (File No. 333-103093) as Exhibit (3) and hereby incorporated by reference.

(4)	The form of the variable annuity contract – Attached hereto.

(5)	Variable Annuity Application – Attached hereto.

(6)	Articles of Incorporation of Depositor – Filed with Post-Effective Amendment No. 16 on April 19, 2007 (File No. 333-103093) as Exhibit (6) and hereby incorporated by reference.

(7)	Not Applicable.

(8)
Fund Participation Agreements and Administrative Service Contracts.  The following fund participation agreements and administrative service contracts were filed previously on July 17, 2007, with Pre-Effective Amendment No. 1 (File No. 333-140608) as Exhibits 26(h) and 26(i) and are hereby incorporated by reference:

Fund Participation Agreements

1)	Fund Participation Agreement with AIM Variable Insurance Funds, AIM Advisors, Inc., and AIM Distributors dated January 6, 2003 as document "aimfpa99h1.htm".

2)	Amended and Restated Fund Participation and Shareholder Services Agreement with American Century Investment Services, Inc. dated September 15, 2004, as amended, as document "amcentfpa99h2.htm".

3)	Restated and Amended Fund Participation Agreement with The Dreyfus Corporation dated January 27, 2000, as amended, as document "dreyfusfpa99h3.htm".

4)
Fund Participation Agreement with Fidelity Variable Insurance Products Fund dated May 1, 1988, as amended, including Fidelity Variable Insurance Products Fund IV and Fidelity Variable Insurance Products Fund V, as document "fidifpa99h5.htm"..

5)
Amended and Restated Fund Participation Agreement with Franklin Templeton Variable Insurance Products Trust and Franklin/Templeton Distributors, Inc. dated May 1, 2003; as amended, as document "janusfpa99h9a.htm".

6)	Fund Participation Agreement, Service and Institutional Shares, with Janus Aspen Series, dated December 31, 1999, as document "janusfpa99h9b.htm".

7)	Amended and Restated Fund Participation Agreement with MFS® Variable Insurance Trust and Massachusetts Financial Services Company dated February 1, 2003 as amended, as document “mfsfpa99h11.htm”.

8)	Fund Participation Agreement with Nationwide Variable Insurance Trust dated May 2, 2005, as document “nwasa99i10.htm”.

9)	Fund Participation Agreement with Nationwide Variable Insurance Trust dated May 2, 2005, as document "nwfpa99h12a.htm".

10)	Fund Participation Agreement with Nationwide Variable Insurance Trust dated May 1, 2007, as amended, as document “nwfpa99h12b.htm”.

11)
Fund Participation Agreement with Neuberger Berman Advisers Management Trust / Lehman Brothers Advisers Management Trust (formerly, Neuberger Berman Advisers Management Trust) dated January 1, 2006, as amended, as document "nwfpa99h12a.htm".

12)	Fund Participation Agreement with Oppenheimer Variable Account Funds and Oppenheimer

                        Funds, Inc. dated April 13, 2007, as document "oppenfpa99h14.htm".

13)
Fund Participation Agreement with T. Rowe Price Equity Series, Inc., T. Rowe Price International Series, Inc., T. Rowe Price Fixed Income Series, Inc., and T. Rowe Price Investment Services, Inc. dated October 1, 2002, as amended, as document "trowefpa99h15.htm".

14)
Fund Participation Agreement with AllianceBernstein filed previously on September 27, 2007, with Pre-Effective Amendment No. 3 (File No. 333-137202) as exhibit 24(b) and hereby incorporated by reference.

15)	The Fund Participation Agreement with Van Kampen filed on April 23, 2008, with Post-Effective Amendment No. 25 (File No. 033-89560) as exhibit 26(h) and hereby incorporated by reference.

Administrative Contracts

1)	Administrative Services Agreement with AIM Advisors, Inc. dated July 1, 2005, as amended, as document "aimasa99i1a.htm".

2)	Financial Support Agreement with AIM Variable Insurance Funds dated July 1, 2005, as document "aimasa99i1b.htm".

3)
Amended and Restated Fund Participation and Shareholder Services Agreement with American Century Investment Services, Inc. dated September 15, 2004, as amended.  See Exhibit B for information related to administrative services, as document "amcentasa99i2.htm".

4)	Restated Administrative Services Agreement with The Dreyfus Corporation dated June 1, 2003, as amended, and 12b-1 letter agreement dated June 1, 2003, as amended, as document "dreyfusasa99i3.htm".

5)	Administrative Service Agreement with Fidelity Investments Institutional Operations Company, Inc. dated April 1, 2002, as amended, as document "fidiiiasa99i5a.htm".

6)	Service Contract, with Fidelity Distributors Corporation dated June 18, 2002, as amended, as document "fidiiiasa99i5b.htm".

7)	Administrative Services Agreement with Franklin Templeton Services, LLC dated May 1, 2003, as amended, as document "frankasa99i6.htm".

8)	Distribution and Shareholder Services Agreement with Janus Distributors, Inc. dated December 31, 1999, as document "janusasa99i7.htm".

9)
Amended and Restated Fund Participation Agreement with MFS® Variable Insurance Trust and Massachusetts Financial Services Company dated February 1, 2003 as amended, see Article V for information related to administrative services, as document "mfsasa99i9.htm".

10)	Revenue Sharing Agreement with Oppenheimer Variable Account Funds dated April 13, 2006, as document "oppenasa99i12.htm".

11)	Administrative Services Letter Agreement with T. Rowe Price Associates, Inc. and T. Rowe Price International, Inc. dated October 1, 2002, as amended, as document "troweasa99i13.htm".

12)
Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) dated May 2, 2005, as amended.  See Exhibit B and Exhibit E for information related to administrative services, as document "nwasa99i10.htm".

13)
Fund Participation Agreement with Neuberger Berman Advisers Management Trust / Lehman Brothers Advisers Management Trust (formerly, Neuberger Berman Advisers Management Trust) dated January 1, 2006.  See Exhibit D for information related to administrative services, as document "neuberasa99i11.htm".

14)	Revenue Sharing Agreement with Oppenheimer Variable Account Funds dated April 13, 2006, as document "oppenasa99i12.htm".

15)	Administrative Services Letter Agreement with T. Rowe Price Associates, Inc. and T. Rowe Price International, Inc. dated October 1, 2002, as amended, as document "troweasa99i13.htm".

16)	Administrative Services Agreement with Morgan Stanley Distribution, Inc. (The Universal Institutional Funds, Inc.) dated May 5, 2005, as amended, as document "univasa99i14.htm".

(9)	Opinion of Counsel – Attached hereto.

(10)	Consent of Independent Registered Public Accounting Firm – Attached hereto.

(11)	Not Applicable.

(12)	Not Applicable.

(99)	Power of Attorney -Attached hereto.

Item 25.	Directors and Officers of the Depositor

Chairman of the Board and Director	Arden L. Shisler
Chief Executive Officer and Director	W. G. Jurgensen
President and Chief Operating Officer	Mark R. Thresher
Executive Vice President and Chief Legal and Governance Officer	Patricia R. Hatler
Executive Vice President-Chief Administrative Officer	Terri L. Hill
Executive Vice President-Chief Information Officer	Michael C. Keller
Executive Vice President-Chief Marketing Officer	James R. Lyski
Executive Vice President-Finance	Lawrence A. Hilsheimer
Senior Vice President and Treasurer	Harry H. Hallowell
Senior Vice President-Associate Services	Robert J. Puccio
Senior Vice President-Chief Compliance Officer	Carol Baldwin Moody
Senior Vice President-Chief Financial Officer	Timothy G. Frommeyer
Senior Vice President-Chief Investment Officer	Gail G. Snyder
Senior Vice President-Chief Litigation Counsel	Randolph C. Wiseman
Senior Vice President-CIO NSC	Robert J. Dickson
Senior Vice President-CIO Strategic Investments	Gary I. Siroko
Senior Vice President-Corporate Strategy	J. Stephen Baine
Senior Vice President-Customer Insight/Analytic	Paul D. Ballew
Senior Vice President-Customer Relationships	David R. Jahn
Senior Vice President-Division General Counsel	Roger A. Craig
Senior Vice President-Division General Counsel	Thomas W. Dietrich
Senior Vice President-Division General Counsel	Sandra L. Neely
Senior Vice President-Government Relations	Jeffrey D. Rouch
Senior Vice President-Head of Taxation	Pamela A. Biesecker
Senior Vice President-Health and Productivity	Holly R. Snyder
Senior Vice President-Human Resources	Kim R. Geyer
Senior Vice President-Individual Investments Business Head	Eric S. Henderson
Senior Vice President-Individual Protection Business Head	Peter A. Golato
Senior Vice President-Information Technology	Srinivas Koushik
Senior Vice President-Internal Audits	Kelly A. Hamilton
Senior Vice President-NF Marketing	Gordon E. Hecker
Senior Vice President-NF Systems	Susan Gueli
Senior Vice President-NFN Retail Distribution	Michael A. Hamilton
Senior Vice President-Non-Affiliated Sales	John L. Carter
Senior Vice President-NW Retirement Plans	William S. Jackson
Senior Vice President-President – Nationwide Bank	Anne L. Arvia
Senior Vice President-Property and Casualty Commercial/Farm Product Pricing	W. Kim Austen
Senior Vice President-Property and Casualty Commercial/Farm Product Pricing	James R. Burke
Senior Vice President-Property and Casualty Human Resources	Gale V. King
Senior Vice President-Property and Casualty Personal Lines Product Pricing	J. Lynn Greenstein
Senior Vice President-Assistant to the CEO and Assistant Secretary	Thomas E. Barnes
Vice President and Secretary	Robert W. Horner, III
Director	Joseph A. Alutto
Director	James G. Brocksmith, Jr.
Director	Keith W. Eckel
Director	Lydia M. Marshall
Director	David O. Miller
Director	Martha Miller de Lombera
Director	James F. Patterson
Director	Gerald D. Prothro
Director	Alex Shumate
Director	Thomas F. Zenty III

The business address of the Directors and Officers of the Depositor is:
One Nationwide Plaza, Columbus, Ohio 43215

Item 26.	Persons Controlled by or Under Common Control with the Depositor or Registrant.
*	Subsidiaries for which separate financial statements are filed
**	Subsidiaries included in the respective consolidated financial statements
***	Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
****	Other subsidiaries

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
1717 Advisory Services, Inc.	Pennsylvania		The company was formerly registered as an investment advisor and is currently inactive.
1717 Brokerage Services, Inc.	Pennsylvania		The company is a multi-state licensed insurance agency.
1717 Capital Management Company*	Pennsylvania		The company is registered as a broker-dealer and investment advisor.
1717 Insurance Agency of Massachusetts, Inc.	Massachusetts		The company is established to grant proper licensing to the Nationwide Life Insurance Company of America affiliates in Massachusetts.
1717 Insurance Agency of Texas, Inc.	Texas		The company is established to grant proper licensing to the Nationwide Life Insurance Company of America affiliates in Texas.
AGMC Reinsurance, Ltd.	Turks & Caicos Islands		The company is in the business of reinsurance of mortgage guaranty risks.
AID Finance Services, Inc.	Iowa		The company operates as a holding company.
ALLIED General Agency Company	Iowa		The company acts as a general agent and surplus lines broker for property and casualty insurance products.
ALLIED Group, Inc.	Iowa		The company is a property and casualty insurance holding company.
ALLIED Property and Casualty Insurance Company	Iowa		The company underwrites general property and casualty insurance.
ALLIED Texas Agency, Inc.	Texas		The company acts as a managing general agent to place personal and commercial automobile insurance with Colonial County Mutual Insurance Company for the independent agency companies.
Allnations, Inc.	Ohio		The company engages in promoting, extending, and strengthening cooperative insurance organizations throughout the world.
AMCO Insurance Company	Iowa		The company underwrites general property and casualty insurance.
American Marine Underwriters, Inc.	Florida		The company is an underwriting manager for ocean cargo and hull insurance.
Atlantic Floridian Insurance Company (f.k.a Nationwide Atlantic Insurance Company)	Ohio		The company writes personal lines residential property insurance in the State of Florida.
Audenstar Limited	England and Wales		The company is an investment holding company.
BlueSpark, LLC	Ohio		The company is currently inactive.
Cal-Ag Insurance Services, Inc.	California		The company is an insurance agency.
CalFarm Insurance Agency	California		The company is an insurance agency.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Colonial County Mutual Insurance Company*	Texas		The company underwrites non-standard automobile and motorcycle insurance and other various commercial liability coverages in Texas.
Corviant Corporation	Delaware
The purpose of the company is to create a captive distribution network through which affiliates can sell multi-manager investment products, insurance products and sophisticated estate planning services.

Crestbrook Insurance Company* (f.k.a. CalFarm Insurance Company)	Ohio		The company is an Ohio-based multi-line insurance corporation that is authorized to write personal, automobile, homeowners and commercial insurance.
Depositors Insurance Company	Iowa		The company underwrites general property and casualty insurance.
DVM Insurance Agency, Inc.	California		This company places pet insurance business not written by Veterinary Pet Insurance Company outside of California with National Casualty Company.
F&B, Inc.	Iowa		The company is an insurance agency that places business with carriers other than Farmland Mutual Insurance Company and its affiliates.
Farmland Mutual Insurance Company	Iowa		The company provides property and casualty insurance primarily to agricultural businesses.
Financial Settlement Services Agency, Inc.	Ohio		The company is an insurance agency in the business of selling structured settlement products.
FutureHealth Corporation	Maryland		The company is a wholly-owned subsidiary of FutureHealth Holding Company, which provides population health management.
FutureHealth Holding Company	Maryland		The company provides population health management.
FutureHealth Technologies Corporation	Maryland		The company is a wholly-owned subsidiary of FutureHealth Holding Company, which provides population health management.
Gates, McDonald & Company*	Ohio		The company provides services to employers for managing workers' compensation matters and employee benefits costs.
Gates, McDonald & Company of New York, Inc.	New York		The company provides workers' compensation and self-insured claims administration services to employers with exposure in New York.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
GatesMcDonald DTAO, LLC	Ohio		The company provides disability tax reporting services.
GatesMcDonald DTNHP, LLC	Ohio		The company provides disability tax reporting services.
GatesMcDonald DTC, LLC	Ohio		The company provides disability tax reporting services.
GatesMcDonald Health Plus Inc.	Ohio		The company provides medical management and cost containment services to employers.
GVH Participacoes e Empreedimientos Ltda.	Brazil		The company acts as a holding company.
Insurance Intermediaries, Inc.	Ohio		The company is an insurance agency and provides commercial property and casualty brokerage services.
Life REO Holdings, LLC	Ohio		The company serves as a holding company for foreclosure entities.
Lone Star General Agency, Inc.	Texas		The company acts as general agent to market automobile and motorcycle insurance for Colonial County Mutual Insurance Company.
Morley & Associates, Inc. (f.k.a. Gartmore Morley & Associates, Inc.)	Oregon		The company brokers or places book-value maintenance agreements (wrap contracts) and guarantee investment contracts for collective investment trusts and accounts.
Morley Financial Services, Inc. (f.k.a. Gartmore Morley Financial Services, Inc.)	Oregon		The company is a holding company.
Mullen TBG Insurance Agency Services, LLC	Delaware		The company is a joint venture between TBG Insurance Services Corporation and MC Insurance Agency Services LLC. The Company provides financial products and services to executive plan participants.
National Casualty Company	Wisconsin		The company underwrites various property and casualty coverage, as well as individual and group accident and health insurance.
National Casualty Company of America, Ltd.	England
This is a limited liability company organized for profit under the Companies Act of 1948 of England for the purpose of carrying on the business of insurance, reinsurance, indemnity, and guarantee of various kinds.  This company is currently inactive.

Nationwide Advantage Mortgage Company*	Iowa		The company makes residential mortgage loans.
Nationwide Affinity Insurance Company of America*	Ohio		The company provides property and casualty insurance products.
Nationwide Agribusiness Insurance Company	Iowa		The company provides property and casualty insurance primarily to agricultural businesses.
Nationwide Arena, LLC*	Ohio		The purpose of the company is to develop Nationwide Arena and to engage in related development activity.
Nationwide Asset Management Holdings	England and Wales		The company operates as a holding company.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Global Asset Management, Inc. (f.k.a. Gartmore Global Asset Management, Inc.)	Delaware		The company operates as a holding company.
Nationwide Assurance Company	Wisconsin		The company underwrites non-standard automobile and motorcycle insurance.
Nationwide Bank*
This is a federal savings bank chartered by the Office of Thrift Supervision in the United States Department of Treasury to exercise deposit, lending agency custody and fiduciary powers and to engage in activities permissible for federal savings banks under the Home Owners’ Loan act of 1933.

Nationwide Better Health, Inc.	Ohio		The company is a holding company for the health and productivity operations of Nationwide.
Nationwide Cash Management Company	Ohio		The company buys and sells investment securities of a short-term nature as the agent for other Nationwide corporations, foundations, and insurance company separate accounts.
Nationwide Community Development Corporation, LLC	Ohio		The company holds investments in low-income housing funds.
Nationwide Corporation	Ohio		The company acts primarily as a holding company for entities affiliated with Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company.
Nationwide Document Solutions, Inc. (f.k.a. ALLIED Document Solutions, Inc.)	Iowa		The company provides general printing services to its affiliated companies as well as to certain unaffiliated companies.
Nationwide Emerging Managers, LLC (f.k.a. Gartmore Emerging Managers, LLC)	Delaware		The company acquires and holds interests in registered investment advisors and provides investment management services.
Nationwide Exclusive Agent Risk Purchasing Group, LLC	Ohio		The company's purpose is to provide a mechanism for the purchase of group liability insurance for insurance agents operating nationwide.
Nationwide Financial Assignment Company	Ohio		The company is an administrator of structured settlements.
Nationwide Financial Institution Distributors Agency, Inc.	Delaware		The company is an insurance agency.
Nationwide Financial Institution Distributors Insurance Agency, Inc. of Massachusetts	Massachusetts		The company is an insurance agency.
Nationwide Financial Institution Distributors Insurance Agency, Inc. of New Mexico	New Mexico		The company is an insurance agency.
Nationwide Financial Services Capital Trust	Delaware		The trust's sole purpose is to issue and sell certain securities representing individual beneficial interests in the assets of the trust.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Financial Services, Inc.*	Delaware		The company acts primarily as a holding company for companies within the Nationwide organization that offer or distribute long-term savings and retirement products.
Nationwide Financial Sp. Zo.o	Poland		The company is currently inactive.
Nationwide Financial Structured Products, LLC	Ohio		The company captures and reports the results of the structured products business unit.
Nationwide Foundation*	Ohio		The company contributes to non-profit activities and projects.
Nationwide Fund Advisors	Delaware		The trust acts as a registered investment advisor.
Nationwide Fund Distributor LLC.*	Delaware		The company is a limited purpose broker-dealer.
Nationwide Fund Management LLC	Ohio		The company provides transfer and dividend disbursing agent services to various mutual fund entities.
Nationwide General Insurance Company	Ohio		The company transacts a general insurance business, except life insurance, and primarily provides automobile and fire insurance to select customers.
Nationwide Global Finance, LLC	Ohio		The company acts as a support company for Nationwide Global Holdings, Inc. in its international capitalization efforts.
Nationwide Global Funds	Luxembourg		This company issues shares of mutual funds.
Nationwide Global Holdings, Inc.	Ohio		The company is a holding company for the international operations of Nationwide.
Nationwide Global Ventures, Inc. (f.k.a. Gartmore Global Ventures, Inc.)	Delaware		The company acts as a holding company.
Nationwide Indemnity Company*	Ohio		The company is involved in the reinsurance business by assuming business from Nationwide Mutual Insurance Company and other insurers within the Nationwide Insurance organization.
Nationwide Insurance Company of America	Wisconsin		The company underwrites general property and casualty insurance.
Nationwide Insurance Company of Florida*	Ohio		The company transacts general insurance business except life insurance.
Nationwide International Underwriters	California		The company is a special risk, excess and surplus lines underwriting manager.
Nationwide Investment Advisors, LLC	Ohio		The company provides investment advisory services.
Nationwide Investment Services Corporation**	Oklahoma		This is a limited purpose broker-dealer and acts as an investment advisor.
Nationwide Life and Annuity Company of America**	Delaware		The company provides individual life insurance products.
Nationwide Life and Annuity Insurance Company**	Ohio		The company engages in underwriting life insurance and granting, purchasing, and disposing of annuities.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Life Insurance Company*	Ohio		The company provides individual life insurance, group life and health insurance, fixed and variable annuity products, and other life insurance products.
Nationwide Life Insurance Company of America*	Pennsylvania		The company provides individual life insurance and group annuity products.
Nationwide Life Insurance Company of Delaware*	Delaware		The company insures against personal injury, disability or death resulting from traveling, sickness or other general accidents, and every type of insurance appertaining thereto.
Nationwide Lloyds	Texas		The company markets commercial and residential property insurance in Texas.
Nationwide Management Systems, Inc.	Ohio		The company offers a preferred provider organization and other related products and services.
Nationwide Mutual Capital, LLC	Ohio		The company acts as a private equity fund investing in companies for investment purposes and to create strategic opportunities for Nationwide.
Nationwide Mutual Capital I, LLC*	Delaware		The business of the company is to achieve long term capital appreciation through a portfolio of primarily domestic equity investments in financial service and related companies.
Nationwide Mutual Fire Insurance Company	Ohio		The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Mutual Insurance Company*	Ohio		The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Private Equity Fund, LLC	Ohio		The company invests in private equity funds.
Nationwide Properties, Ltd.	Ohio		The company is engaged in the business of developing, owning and operating real estate and real estate investments.
Nationwide Property and Casualty Insurance Company	Ohio		The company engages in a general insurance business, except life insurance.
Nationwide Property Protection Services, LLC	Ohio		The company provides alarm systems and security guard services.
Nationwide Provident Holding Company*	Pennsylvania		The company is a holding company for non-insurance subsidiaries.
Nationwide Realty Investors, Ltd.*	Ohio		The company is engaged in the business of developing, owning and operating real estate and real estate investment.
Nationwide Retirement Solutions, Inc.*	Delaware		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Arizona	Arizona		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Ohio	Ohio		The company provides retirement products, marketing and education and administration to public employees.
Nationwide Retirement Solutions, Inc. of Texas	Texas		The company markets and administers deferred compensation plans for public employees.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Retirement Solutions, Insurance Agency, Inc.	Massachusetts		The company markets and administers deferred compensation plans for public employees.
Nationwide Sales Solutions, Inc.	Iowa		The company engages in direct marketing of property and casualty insurance products.
Nationwide Securities, Inc.*	Ohio		The company is a registered broker-dealer and provides investment management and administrative services.
Nationwide Separate Accounts, LLC (f.k.a. Gartmore Separate Accounts, LLC)	Delaware		The company acts as a registered investment advisor.
Nationwide Services Company, LLC	Ohio		The company performs shared services functions for the Nationwide organization.
Nationwide Services For You, LLC	Ohio		The company provides consumer services that are related to the business of insurance, including services that help consumers prevent losses and mitigate risks.
Nationwide Services Sp. Zo.o.	Poland		The company is currently inactive.
Newhouse Capital Partners, LLC	Delaware		The company invests in financial services companies that specialize in e-commerce and promote distribution of financial services.
Newhouse Capital Partners II, LLC	Delaware		The company invests in financial services companies that specialize in e-commerce and promote distribution of financial services.
Newhouse Special Situations Fund I, LLC	Delaware
The company owns and manages contributed securities in order to achieve long-term capital appreciation from the contributed securities and through investments in a portfolio of other equity investments in financial service and other related companies.

NF Reinsurance Ltd.*	Bermuda		The company serves as a captive reinsurer for Nationwide Life Insurance Company’s universal life, term life and annuity business.
NFS Distributors, Inc.	Delaware		The company acts primarily as a holding company for Nationwide Financial Services, Inc.'s distribution companies.
NGH UK, Ltd.*	United Kingdom		The company is currently inactive.
NMC CPC WT Investment, LLC	Delaware		The business of the company is to hold and exercise rights in a specific private equity investment.
NorthPointe Capital LLC	Delaware		The company acts as a registered investment advisor.
NWD Investment Management, Inc. (f.k.a. Gartmore Global Investments, Inc.)	Delaware		The company acts as a holding company and provides other business services for the NWD Investments group of companies.
NWD Management & Research Trust (f.k.a. Gartmore Global Asset Management Trust)	Delaware		The company acts as a holding company for the NWD Investments group of companies and as a registered investment advisor.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
NWD MGT, LLC (f.k.a. GGI MGT LLC)	Delaware
The company is a passive investment holder in Newhouse Special Situations Fund I, LLC for the purpose of allocation of earnings to the NWD Investments management team as it relates to the ownership and management of Newhouse Special Situations Fund I, LLC.

Pension Associates, Inc.	Wisconsin		The company provides pension plan administration and record keeping services, and pension plan and compensation consulting.
Premier Agency, Inc.	Iowa		This company is an insurance agency.
Provestco, Inc.	Delaware		The company serves as a general partner in certain real estate limited partnerships invested in by Nationwide Life Insurance Company of America.
Quick Sure Auto Agency, Inc.	Texas		The company is an insurance agency and operates as an employee agent "storefront" for Titan Insurance Services.
RCMD Financial Services, Inc.	Delaware		The company is a holding company.
Registered Investment Advisors Services, Inc.	Texas		The company facilitates third-party money management services for plan providers.
Retention Alternatives, Ltd.*	Bermuda		The company is a captive insurer and writes first dollar insurance policies in workers’ compensation, general liability and automobile liability for its affiliates in the United States.
Riverview Alternative Investment Advisors, LLC (f.k.a. Gartmore Riverview, LLC)	Delaware		The company provides investment management services to a limited number of institutional investors.
Riverview Alternative Investment Advisors II LLC (f.k.a. Gartmore riverview II, LLC)	Delaware		The company is a holding company.
Riverview International Group, Inc.	Delaware		The company is a holding company.
RP&C International, Inc.	Ohio		The company is an investment-banking firm that provides specialist advisory services and innovative financial solutions to public and private companies internationally.
Scottsdale Indemnity Company	Ohio		The company is engaged in a general insurance business, except life insurance.
Scottsdale Insurance Company	Ohio		The company primarily provides excess and surplus lines of property and casualty insurance.
Scottsdale Surplus Lines Insurance Company	Arizona		The company provides excess and surplus lines coverage on a non-admitted basis.
TBG Advisory Services Corporation (d.b.a. TBG Advisors)	California		The company is an investment advisor.
TBG Aviation, LLC	California		The company holds an investment in a leased airplane and maintains an operating agreement with Flight Options.
TBG Danco Insurance Services Corporation	California		The corporation provides life insurance and individual executive estate planning.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
TBG Financial & Insurance Services Corporation*	California
The company consults with corporate clients and financial institutions on the development and implementation of proprietary and/or private placement insurance products for the financing of executive benefit programs and individual executive's estate planning requirements.  As a broker dealer, TBG Financial & Insurance Services Corporation provides access to institutional insurance investment products.

TBG Financial & Insurance Services Corporation of Hawaii	Hawaii		The corporation consults with corporate clients and financial institutions on the development and implementation of proprietary, private placement and institutional insurance products.
TBG Insurance Services Corporation*	Delaware		The company markets and administers executive benefit plans.
THI Holdings (Delaware), Inc.*	Delaware		The company acts as a holding company for subsidiaries of the Nationwide group of companies.
Titan Auto Agency, Inc. (d.b.a. Arlans Agency)	Michigan		The company is an insurance agency that primarily sells non-standard automobile insurance for Titan Insurance Company in Michigan.
Titan Auto Insurance of New Mexico, Inc.	New Mexico		The company is an insurance agency that operates employee agent storefronts.
Titan Holdings Service Corporation	Texas		The company is currently inactive.
Titan Indemnity Company	Texas		The company is a multi-line insurance company and is operating primarily as a property and casualty insurance company.
Titan Insurance Company	Michigan		This is a property and casualty insurance company.
Titan Insurance Services, Inc.	Texas		The company is a Texas grandfathered managing general agency.
Titan National Auto Call Center, Inc.	Texas		The company is licensed as an insurance agency that operates as an employee agent "call center" for Titan Indemnity Company.
Union Bond & Trust Company (f.k.a. Gartmore Trust Company)	Oregon		The company is an Oregon state bank with trust powers.
Veterinary Pet Insurance Company*	California		The company provides pet insurance.
Victoria Automobile Insurance Company	Indiana		The company is a property and casualty insurance company.
Victoria Financial Corporation	Delaware		The company acts as a holding company specifically for holding insurance companies of Victoria group of companies.
Victoria Fire & Casualty Company	Ohio		The company is a property and casualty insurance company.
Victoria Insurance Agency, Inc.	Ohio		The company is an insurance agency that acts as a broker for independent agents appointed with the Victoria companies in the State of Ohio.
Victoria National Insurance Company	Ohio		The company is a property and casualty insurance company.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Victoria Select Insurance Company	Ohio		The company is a property and casualty insurance company.
Victoria Specialty Insurance Company	Ohio		The company is a property and casualty insurance company.
Vida Seguradora SA	Brazil		The company operates as a licensed insurance company in the categories of life and unrestricted private pension plan in Brazil.
VPI Services, Inc.	California		The company operates as a nationwide pet registry service for holders of Veterinary Pet Insurance Company policies, including pet indemnification and a lost pet recovery program.
Washington Square Administrative Services, Inc.	Pennsylvania		The company provides administrative services to Nationwide Life and Annuity Company of America.
Western Heritage Insurance Company	Arizona		The company underwrites excess and surplus lines of property and casualty insurance.
Whitehall Holdings, Inc.	Texas		The company acts as a holding company for the Titan group of agencies.
W.I. of Florida (d.b.a. Titan Auto Insurance)	Florida		The company is an insurance agency and operates as an employee agent storefront for Titan Indemnity Company in Florida.

	COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
*	MFS Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide Multi-Flex Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-A	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-B	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-C	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-D	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-II	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-3	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-4	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-5	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-6	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-7	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-8	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-9	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-10	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-11	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-12	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-13	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-14	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-15	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-16	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-17	Ohio		Issuer of Annuity Contracts
*	Nationwide Provident VA Separate Account 1	Pennsylvania		Issuer of Annuity Contracts
*	Nationwide Provident VA Separate Account A	Delaware		Issuer of Annuity Contracts
	Nationwide VL Separate Account-A	Ohio		Issuer of Life Insurance Policies
	Nationwide VL Separate Account-B	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-C	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-D	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-G	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-2	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-3	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-4	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-5	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-6	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-7	Ohio		Issuer of Life Insurance Policies
*	Nationwide Provident VLI Separate Account 1	Pennsylvania		Issuer of Life Insurance Policies
*	Nationwide Provident VLI Separate Account A	Delaware		Issuer of Life Insurance Policies

NATIONWIDE®

NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
NATIONWIDE FOUNDATION MEMBERSHIP NONPROFIT CORPORATION
FARMLAND MUTUAL INSURANCE COMPANY Guaranty Fund Certificate Casualty
F & B, INC. Common Stock 1 Share Farmland Mutual-100%
NATIONWIDE CORPORATION Common Stock: 13,642,432 Shares Casualty-95.2% Fire-4.8% (See Page 2)
RETENTION ALTERNATIVES, LTD. Common Stock: 130,000 Shares Fire-100%
ALLIED GROUP, INC. (AGI) Common Stock: 860 Shares Casualty-100%
SCOTTSDALE INSURANCE COMPANY (SIC) Common Stock: 30,136 Shares Casualty-100%
THI HOLDINGS DELAWARE, INC. (THI) Common Stock: 100 Shares Casualty-100%
ATLANTIC FLORIDIAN INSURANCE COMPANY Common Stock: 5,000 Shares Casualty-100%
CRESTBROOK INSURANCE COMPANY Casualty-100%
NATIONAL CASUALTY COMPANY (NC) Common Stock: 100 Shares Casualty-100%
NCC OF AMERICA, LTD. (INACTIVE) Common Stock: 300,000 Shares NC-100%
NATIONWIDE AFFINITY INSURANCE COMPANY OF AMERICA Common Stock: 500,000 Shares Casualty-100%
NATIONWIDE AGRIBUSINESS INSURANCE COMPANY Casualty-100% Other Capital: Casualty-Ptd.
NATIONWIDE ASSURANCE COMPANY (ASSURANCE) Common Stock: 1,750 Shares Casualty-100%
NATIONWIDE GENERAL INSURANCE COMPANY Common Stock: 20,000 Shares Casualty-100%
NATIONWIDE INDEMNITY COMPANY (NW INDEMNITY) Common Stock: 28,000 Shares Casualty-100%
NATIONWIDE INSURANCE COMPANY OF FLORIDA Common Stock: 10,000 Shares Casualty-100%
NATIONWIDE LLOYDS A TEXAS LLOYDS
NATIONWIDE PROPERTY AND CASUALTY INSURANCE COMPANY Common Stock: 60,000 Shares Casualty-100%
SCOTTSDALE INDEMNITY COMPANY Common Stock: 50,000 Shares Casualty-100%
AMERICAN MARINE UNDERWRITERS, INC. Common Stock: 20 Shares Casualty-100%
INSURANCE INTERMEDIARIES, INC. (III) Common Stock: 1,015 Shares Casualty-100%
NATIONWIDE EXCLUSIVE AGENT RISK PURCHASING GROUP, LLC III-100%
LONE STAR GENERAL AGENCY, INC. Common Stock: 1,000 Shares Casualty-100%
COLONIAL COUNTY MUTUAL INSURANCE COMPANY Surplus Debentures: Assurance Lone Star
NATIONWIDE INTERNATIONAL UNDERWRITERS Common Stock: 1,000 Shares Casualty-100%
NATIONWIDE ARENA LLC
NATIONWIDE MUTUAL CAPITAL, LLC (Mutual Cap) Single Member Limited Liability Company Casualty-100%
NATIONWIDE MUTUAL CAPITAL 1, LLC (NMC) Class A Units
NMC CPC WT INVESTMENT, LLC NMC-100%
NATIONWIDE PRIVATE EQUITY FUND, LLC Casualty-100%
NATIONWIDE SERVICES COMPANY, LLC (NSC) Single Member Limited Liability Company Casualty-100%
NATIONWIDE PROPERTY PROTECTION SERVICES, LLC. NSC-100%
NATIONWIDE REALTY INVESTORS, LTD NW Indemnity-5%
NATIONWIDE SERVICES FOR YOU, LLC Casualty-100%
NATIONWIDE ASSET MANAGEMENT, LLC Casualty-100%
NATIONWIDE CASH MANAGEMENT COMPANY Common Stock: 100 Shares Casualty-100%
NATIONWIDE MANAGEMENT SYSTEMS, INC. Common Stock: 100 Shares Casualty-100%
RP&C INTERNATIONAL, INC. Common Stock: 1,115 Shares
ALLIED PROPERTY AND CASUALTY INSURANCE COMPANY (ALLIED P & C) Common Stock: 300,000 Shares AGI-100%
AMCO INSURANCE COMPANY (AMCO) Common Stock: 300,000 Shares AGI-100%
ALLIED GENERAL AGENCY COMPANY Common Stock: 5,000 Shares AMCO-100%
ALLIED TEXAS AGENCY, INC. AMCO-100%
CALFARM INSURANCE AGENCY Common Stock: 1,000 Shares AMCO-100%
CAL-AG INSURANCE SERVICES, INC. Common Stock: 100 Shares CalFarm Insurance Agency-100%
DEPOSITORS INSURANCE COMPANY (DEPOSITORS) Common Stock: 300,000 Shares AGI-100%
NATIONWIDE INSURANCE COMPANY OF AMERICA Common Stock: 12,500 Shares AGI-100%
PREMIER AGENCY, INC. AGI-100%
NATIONWIDE DOCUMENT SOLUTIONS, INC. Common Stock: 1,000 Shares AGI-100%
NATIONWIDE SALES SOLUTIONS, INC. Common Stock: 20,000 Shares AGI-100%
NATIONWIDE ADVANTAGE MORTGAGE COMPANY (NAMC)
AGMC REINSURANCE, LTD. Common Stock: 11,000 Shares NAMC-100%
SCOTTSDALE SURPLUS LINES INSURANCE COMPANY Common Stock: 10,000 Shares SIC-100%
WESTERN HERITAGE INSURANCE COMPANY SIC-100%
VETERINARY PET INSURANCE CO. (VPI) SIC-100%
DVM INSURANCE AGENCY, INC. VPI-100%
V.P.I. SERVICES INC. VPI-100%
TITAN INDEMNITY COMPANY (TITAN) THI-100%
TITAN INSURANCE COMPANY (TITAN INSURANCE) Titan-100%
WHITEHALL HOLDINGS, INC. (WHITEHALL) Common Stock: 1,000 Shares THI-100%
TITAN AUTO INSURANCE OF NEW MEXICO, INC. Common Stock: 1,000 Shares Whitehall-100%
WI OF FLORIDA, INC. Common Stock: 100 Shares Whitehall-100%
TITAN INSURANCE SERVICES, INC. (TITAN SERVICES) Common Stock: 1 Share Whitehall-100%
VICTORIA FIRE & CASUALTY COMPANY (VICTORIA FIRE) Common Stock: 1,600 Shares THI-100%
VICTORIA AUTOMOBILE INSURANCE COMPANY Common Stock: 1,600 Shares Victoria Fire-100%
VICTORIA NATIONAL INSURANCE COMPANY Common Stock: 1,000 Shares Victoria Fire-100%
VICTORIA SELECT INSURANCE COMPANY Common Stock: 1,300 Shares Victoria Fire-100%
VICTORIA SPECIALTY INSURANCE COMPANY Victoria Fire-100%
Subsidiary Companies — Solid Line
Contractual Association = Double Line
Limited Liability Company -- Dotted Line
Page 1

(Casualty, Fire and insurance related subsidiaries)

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
(See Page 1)
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
(See Page 1)
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
(See Page 1)
NATIONWIDE CORPORATION (NW CORP)
Common Stock: 13,642,132 Shares
Casualty-95.2%
Fire-4.8%
NATIONWIDE GLOBAL HOLDINGS, INC. (NGH)
Common Stock: 1 Share
NW Corp.-100%
NATIONWIDE FINANCIAL SP. Z.O.O
Common Stock: 25,700 Shares
NGH - 100%
NATIONWIDE FINANCIAL SERVICES, INC. (NFS)
Common Stock: Control
Class A Public-100%
Class B NW Corp-100%
(See Page 3)
GATES, MCDONALD & COMPANY (GATES)
Common Stock: 254 Shares
NBH - 100%
GATESMCDONALD & COMPANY OF NEW YORK, INC.
Common Stock: 3 Shares
Gates-100%
GATESMCDONALD HEALTH PLUS, INC.
Common Stock: 200 Shares
Gates-100%
NATIONWIDE BETTER HEALTH, INC. (NBH)
Common Stock: 100 Shares
NW Corp-100%
FUTUREHEALTH HOLDING COMPANY (FHC)
NBH-100%
NWD MANAGEMENT & RESEARCH TRUST (NWD Manage)
NW Corp -100%
NATIONWIDE ASSET MANAGEMENT HOLDINGS
NWD Manage - 99.99%
Corp. - .01%
NWD INVESTMENT MANAGEMENT, INC. (NWD Invest)
Common Stock: 998,750 Shares
NWD Manage-100%
Preferred Stock: 900,000 Shares
NWD Manage-100%
AUDENSTAR LIMITED (AL)
NWD Manage - 100%
RIVERVIEW INTERNATIONAL GROUP, INC. (RIG)
NWD Manage - 79%
AL - 21%
NWD ASSET MANAGEMENT HOLDINGS, INC. (NAMHI)
NSA-100%
NATIONWIDE SA CAPITAL TRUST (NSA)
DELAWARE BUSINESS TRUST
NATIONWIDE SEPARATE ACCOUNTS, LLC
NSA-100%
NATIONWIDE EMERGING MANAGERS, LLC (NEM)
NSA-100%
NEWHOUSE CAPITAL PARTNERS, LLC
NWD Invest -19%
Fire-10%
NWD MGT LLC (NWDMGT)
NAMHI - 100%
NATIONWIDE GLOBAL VENTURES, INC. (NGV)
NAMHI-100%
NEWHOUSE SPECIAL SITUATIONS FUND I, LLC
(common units)
(preferred units)
NEWHOUSE CAPITAL PARTNERS II, LLC
NGV-99%
NATIONWIDE GLOBAL FUNDS
LUXEMBOURG SICAV

(Nationwide Corp. subsidiaries)

Subsidiary Companies — Solid Line
Contractual Association = Double Line
Limited Liability Company -- Dotted Line

September 30, 2008

Page 2

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
(See Page 1)
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
(See Page 1)
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
(See Page 1)
NATIONWIDE CORPORATION (NW CORP)
Common Stock: 13,642,432 Shares
Casualty–95.2%
Fire–4.8%
NATIONWIDE FINANCIAL SERVICES, INC. (NFS)
Common Stock: Control
Class A Public-100%
Class B NW Corp-100%
TBG INSURANCE SERVICES CORP. (TBG)
NFS-63%
TBG AVIATION, LLC
TBG-12.5%
TBG DANCO INSURANCE SERVICES CORPORATION
TBG-100%
MULLIN TBG INSURANCE AGENCY SERVICES, LLC
TBG-50%
NATIONWIDE INVESTMENT ADVISORS, LLC
NW Life-100%
NATIONWIDE LIFE INSURANCE COMPANY (NW LIFE)
Common Stock: 3,814,779 Shares
NFS-100%
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY (NLAIC)
Common Stock: 66,000 Shares
NW Life-100%
NATIONWIDE INVESTMENT SERVICES CORPORATION
Common Stock: 5,000 Shares
NW Life-100%
NATIONWIDE FINANCIAL ASSIGNMENT COMPANY
Common Stock: 100 Shares
NW Life-100%
NATIONWIDE COMMUNITY DEVELOPMENT CORP., LLC
Units:
NW Life-67%
NW Indemnity-33%
TEXAS HOUSING FUND, LLC
NW Life 8.88%
NW Indemnity 8.88%
LIFE REO HOLDINGS LLC (REO)
NW Life-100%
NATIONWIDE FINANCIAL SERVICES CAPITAL TRUST
Preferred Stock:
NFS-100%
NF REINSURANCE, LTD
Common Stock: 250,000 Shares
NFS-100%
NATIONWIDE FUND ADVISORS
DELAWARE BUSINESS TRUST
REGISTERED INVESTMENT ADVISORS SERVICES, INC.
NFS-100%
NATIONWIDE BANK
Common Stock: 2,800,000 Shares
NFS-100%
NATIONWIDE FINANCIAL STRUCTURED PRODUCTS, LLC
NFS-100%
PENSION ASSOCIATES, INC.
Common Stock: 1,000 Shares
NFS-100%
NFS DISTRIBUTORS, INC. (NFSDI)
Common Stock: 100 Shares
NFS-100%
NATIONWIDE FUND MANAGEMENT LLC
Common Stock: 5 Shares
NFSDI-100%
NATIONWIDE FUND DISTRIBUTORS LLC
Common Stock: 10,000 Shares
NFSDI-100%
NATIONWIDE FINANCIAL INSTITUTION DISTRIBUTORS AGENCY, INC. (NFIDAI)
Common Stock: 1,000 Shares
NFSDI-100%
NATIONWIDE RETIREMENT SOLUTIONS, INC. (NRS)
Common Stock: 236,494 Shares
NFSDI-100%
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF ARIZONA
Common Stock: 1,000 Shares
NRS-100%
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF OHIO
Common Stock: 100 Shares
NATIONWIDE RETIREMENT SOLUTIONS, INS. AGENCY, INC.
Common Stock: 1,000 Shares
NRS-100%
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF TEXAS
Common Stock: 1,000 Shares
NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA (NLICA)
NFS-100%
NATIONWIDE LIFE AND ANNUITY COMPANY OF AMERICA
Common Stock: 250,000 Shares
NLICA-100%
NATIONWIDE LIFE INSURANCE COMPANY OF DELAWARE
Common Stock: 6,000 Shares
NLICA-100%
NATIONWIDE PROVIDENT HOLDING COMPANY (NPHC)
Common Stock: 3,000 Shares
NLICA-100%
PROVESTCO, INC.
NPHC-100%
WASHINGTON SQUARE ADMINISTRATIVE SERVICES, INC.
NPHC-100%
NATIONWIDE SECURITIES, LLC
NPHC-100%
RCMD FINANCIAL SERVICES, INC. (RCMD)
NPHC-100%
1717 ADVISORY SERVICES, INC.
Common Stock: 1,000 Shares
RCMD-100%
1717 BROKERAGE SERVICES, INC. (BSI)
Common Stock: 1,000 Shares
RCMD-100%

Subsidiary Companies — Solid Line
Contractual Association ═ Double Line
Limited Liability Company --- Dotted Line

September 30, 2008 Page 3

(NFS subsidiaries)

Item 27.	Number of Contract Owners

Not applicable.

Item 28.	Indemnification

Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.	Principal Underwriter

(a)	Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for the following separate investment accounts of Nationwide or its affiliates:

Multi-Flex Variable Account	Nationwide VLI Separate Account-2
Nationwide Variable Account	Nationwide VLI Separate Account-3
Nationwide Variable Account-II	Nationwide VLI Separate Account-4
Nationwide Variable Account-4	Nationwide VLI Separate Account-6
Nationwide Variable Account-5	Nationwide VLI Separate Account-7
Nationwide Variable Account-6	Nationwide VL Separate Account-C
Nationwide Variable Account-7	Nationwide VL Separate Account-D
Nationwide Variable Account-8	Nationwide VL Separate Account-G
Nationwide Variable Account-9
Nationwide Variable Account-10
Nationwide Variable Account-11
Nationwide Variable Account-13
Nationwide Variable Account-14
Nationwide VA Separate Account-A
Nationwide VA Separate Account-B
Nationwide VA Separate Account-C

(b)	Directors and Officers of NISC:
President	Robert O. Cline
Senior Vice President and Secretary	Thomas E. Barnes
Senior Vice President, Treasurer and Director	James D. Benson
Vice President	Karen R. Colvin
Vice President	Charles E. Riley
Vice President	Trey Rouse
Vice President-Chief Compliance Officer	James J. Rabenstine
Associate Vice President and Secretary	Kathy R. Richards
Associate Vice President	John J. Humphries, Jr.
Associate Vice President-Financial Systems & Treasury Services and Assistant Treasurer	Terry C. Smetzer
Director	John L. Carter
Director	Eric S. Henderson

The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
One Nationwide Plaza, Columbus, Ohio 43215

(c)
Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption or Annuitization	Brokerage Commissions	Compensation
Nationwide Investment Services Corporation	N/A	N/A	N/A	N/A

Item 30.	Location of Accounts and Records

Timothy G. Frommeyer
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, OH  43215

Item 31.	Management Services

Not Applicable

Item 32.	Undertakings

The Registrant hereby undertakes to:

(a)
file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

(b)
include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c)	deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-II, has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this  4th day of December, 2008.

NATIONWIDE VARIABLE ACCOUNT-II
(Registrant)
NATIONWIDE LIFE INSURANCE COMPANY
(Depositor)

By /s/ JAMIE RUFF CASTO
Jamie Ruff Casto

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 2008.

W. G. JURGENSEN
W. G. Jurgensen, Director and Chief Executive Officer
ARDEN L. SHISLER
Arden L. Shisler, Chairman of the Board
JOSEPH A. ALUTTO
Joseph A. Alutto, Director
JAMES G. BROCKSMITH, JR.
James G. Brocksmith, Jr., Director
KEITH W. ECKEL
Keith W. Eckel, Director
LYDIA M. MARSHALL
Lydia M. Marshall, Director
MARTHA MILLER DE LOMBERA
Martha Miller de Lombera, Director
DAVID O. MILLER
David O. Miller, Director
JAMES F. PATTERSON
James F. Patterson, Director
GERALD D. PROTHRO
Gerald D. Prothro, Director
ALEX SHUMATE
Alex Shumate, Director
THOMAS F ZENTY III
Thomas F. Zenty III, Director
By /s/ JAMIE RUFF CASTO
Jamie Ruff Casto
Attorney-in-Fact